As filed with the Securities and Exchange Commission on July 22, 2009

Registration No. 333-160578

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEOSTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8090	22-2343568
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Catherine M. Vaczy, Esq.
Vice President and General Counsel
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Alan Wovsaniker, Esq.
Anita Chapdelaine, Esq.
Meredith Prithviraj, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
(973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether each registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE (NEOSTEM, INC.)

Title of Each Class of Securities to Be Registered	Amount to Be Registered		Proposed Maximum Offering Price per Share(2)		Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(4)
Common Stock, par value $0.001 per share	7,150,000	(1)	N/A		$8,540,432	(3)	$477
Common Stock, par value $0.001 per share	6,458,009	(5)	N/A		$15,040,385	(6)	$839
Common Stock, par value $0.001 per share	17,158	(7)	N/A		$90,000	(7)	$5
Series C Convertible Preferred Stock, par value $0.01 per share	8,177,512	(5)	N/A		$0	(6)	$0
Common Stock underlying Series C Convertible Preferred Stock	9,086,124		N/A		N/A		$0
Class C Warrants to purchase Common Stock	2,012,097	(8)	N/A		$10,462,873	(9)	$584
Common Stock underlying Class C Warrants	2,012,097		N/A		N/A		$0
Class E Warrants to purchase Common Stock	1,611,700	(10)	N/A		$10,462,873	(11)	$584
Common Stock underlying Class E Warrants	1,611,700		N/A		N/A		$0
Common Stock, par value $0.001 per share	328,338		1.92	(12)	$630,409	(12)	$35
Total	38,464,735		N/A		$45,226,972		$2,524

(1)	Represents the estimated maximum number of shares of common stock of NeoStem, Inc. (the “Company”) to be issuable upon the completion of the proposed merger (the “Merger”) of China Biopharmaceuticals Holdings, Inc. (“CBH”) with and into CBH Acquisition LLC (“Subco”), a wholly-owned subsidiary of the Company, with Subco as the surviving entity, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated November 2, 2008, by and among the Company, CBH, Subco and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”), as such may be amended from time to time (the “Merger Agreement”). This number is based on the number of shares of CBH common stock outstanding as of July 10, 2009 and the exchange of each such share for shares of the Company’s common stock at an exchange ratio equal to 0.19255, as set forth in the Merger Agreement.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1), 457(f)(2), 457(f)(3) or 457(c) under the Securities Act.
(3)	The proposed maximum aggregate offering price of the common stock of the Company was calculated based upon the market value of shares of common stock of CBH (the securities to be cancelled in the Merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $0.23, the average of the high and low prices per share of common stock of CBH on July 10, 2009, as quoted on OTC.BB, and (2) 37,132,313, the aggregate number of shares of CBH common stock issued and outstanding (other than shares owned by CBH, Subco or the Company) as of July 10, 2009.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.
(5)	RimAsia Capital Partners, L.P. (“RimAsia”) is the sole holder of CBH’s Series B Preferred Stock. Pursuant to the Merger Agreement, the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for (i) 6,458,009 shares of the Company’s common stock and (ii) 8,177,512 shares of the Company’s Series C Convertible Preferred Stock. There were 6,653,656 shares of CBH Series B Preferred Stock issued and outstanding as of July 10, 2009.
(6)	The proposed maximum aggregate offering price for the shares of the Company’s common stock and Series C Convertible Preferred Stock to be issued to RimAsia in exchange for its shares of CBH Series B Preferred Stock was calculated based upon (i) the book value of the shares of CBH Series B Preferred Stock to be cancelled in the Merger in accordance with Rule 457(f)(2) of the Securities Act and (ii) the $1,600,000 in cash advanced to the Company by RimAsia in consideration for the merger consideration to be issued to RimAsia in accordance with Rule 457(f)(3) of the Securities Act as follows: (A) the product of (1) $2.02, the book value of a share of CBH Series B Preferred Stock on July 10, 2009, and (2) 6,653,656, the aggregate number of shares CBH Series B Preferred Stock issued and outstanding as of July 10, 2009; plus (B) $1,600,000.
(7)	Represents the number of shares of common stock of the Company to be issued to certain individuals in exchange for the cancellation of $90,000 of indebtedness.
(8)	Represents the estimated maximum number of Class C warrants of the Company to be issued in exchange for the issued and outstanding CBH warrants (other than the CBH warrants held by RimAsia) pursuant to the terms of the Merger Agreement. This number is based on the number of CBH warrants issued and outstanding as of July 10, 2009 (other than the CBH warrants held by RimAsia) and the exchange of each such warrant for the Company’s Class C warrants at an exchange ratio equal to 0.24038, as set forth in the Merger Agreement.
(9)	The proposed maximum aggregate offering price of the Class C warrants was calculated based upon the book value of the CBH warrants (other than those CBH warrants held by RimAsia) being exchanged in connection with the Merger in accordance with Rule 457(f)(2) under the Securities Act as follows: the product of (1) $1.25, the book value of a CBH warrant on July 10, 2009, and (2) 8,370,298, the aggregate number of CBH warrants issued and outstanding (other than those CBH warrants held by RimAsia) as of July 10, 2009.
(10)	Represents the estimated maximum number of Class E warrants of the Company to be issued in exchange for the issued and outstanding CBH warrants (other than the CBH warrants held by RimAsia) in the event that Class C warrants are not issued. This number is based on the number of CBH warrants issued and outstanding as of July 10, 2009 (other than the CBH warrants held by RimAsia) and the exchange of each such warrant for the Company’s Class E warrants at an exchange ratio equal to 0.19255, as set forth in the Merger Agreement.
(11)	The proposed maximum aggregate offering price of the Class E warrants was calculated based upon the book value of the CBH warrants (other than those CBH warrants held by RimAsia) being exchanged in connection with the Merger in accordance with Rule 457(f)(2) under the Securities Act as follows: the product of (1) $1.25, the book value of a CBH warrant on July 10, 2009, and (2) 8,370,298, the aggregate number of CBH warrants issued and outstanding (other than those CBH warrants held by RimAsia) as of July 10, 2009.
(12)	Represents the maximum number of shares of the Company’s common stock to be issued to (i) Suzhou Erye Economy and Trading Co. Ltd. (“EET”) or its designee for its assistance with the Merger and (ii) certain principals of EET. The proposed maximum aggregate offering price of such shares of common stock was calculated in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $1.92, the average of the high and low prices per share of common stock of the Company on July 10, 2009, as quoted on the NYSE Amex, and (2) 328,338, the aggregate number of shares of the Company’s common stock to be issued to EET or its designee and certain principals of EET.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the“SEC”) on July 15, 2009, is filed solely for the purposes of including the delaying amendment legend on the cover page of the Registration Statement on Form S-4, which was inadvertently omitted from the original filing. Except as described above, no other amendments are being made to the Registration Statement on Form S-4.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED [], 2009

TO THE STOCKHOLDERS OF NEOSTEM, INC.
AND CHINA BIOPHARMACEUTICALS HOLDINGS, INC.

A MERGER AND OTHER PROPOSALS — YOUR VOTE IS VERY IMPORTANT!

The board of directors of each of NeoStem, Inc., a Delaware corporation (“NeoStem”), and China Biopharmaceuticals Holdings, Inc., a Delaware corporation (“CBH”), have approved the merger (the “Merger”) of CBH with and into CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem (“Subco”), pursuant to the Agreement and Plan of Merger, dated November 2, 2008, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), among NeoStem, CBH, Subco and China Biopharmaceuticals Corp., a British Virgin Islands company and wholly-owned subsidiary of CBH (“CBC”). The Agreement and Plan of Merger provides that at the time of the Merger, the only material assets of CBH will be CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (“China” or the “PRC”) and at least $550,000 cash, as more particularly described herein. A condition of the Merger is that CBH sell or transfer its subsidiary CBC, which has no meaningful operation or assets, prior to the Merger. NeoStem is engaged in a platform business of operating a commercial autologous adult stem cell bank, is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors for use for their own future medical treatment and has entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate very small embryonic-like stem cells and is also pursuing other technologies to advance its position in the field of stem cell tissue regeneration. CBH is a bio-pharmaceutical company focused on developing, manufacturing and distributing innovative drugs in the PRC primarily through its 51% ownership interest in Erye, a company engaged in research and development, production and sales of pharmaceutical products as well as chemicals used in pharmaceutical products in the PRC.

Pursuant to the terms of the Merger, all of the shares of common stock, par value $0.01 per share, of CBH (the “CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,150,000 shares of common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”). Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia Capital Partners, L.P. (“RimAsia”), a principal stockholder of NeoStem and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”), all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of NeoStem (the “NeoStem Series C Preferred Stock”), each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial conversion price of $0.90 per share.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of NeoStem Common Stock will be issued to Suzhou Erye Economy and Trading Co. Ltd. (“EET”), which is a limited liability company organized under the laws of the PRC and the holder of 49% of the interests in Erye and 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem, or to EET’s designee. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger after the timely receipt of all PRC approvals.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

The exchange ratio shall be equal to the quotient of 7,150,000 divided by the sum of (x) the number of shares of CBH Common Stock outstanding at the Effective Time, and (y) the number of shares of CBH Common Stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time, estimated at June 30, 2009 to be 0.19255.

Upon consummation of the Merger, NeoStem will own 51% of the ownership interests in Erye, and EET will own the remaining 49% ownership interest. In connection with the execution of the Agreement and Plan of Merger, Subco and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Subco will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET. Upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital.

Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. Therefore, the NeoStem Board of Directors will consist of the following seven members promptly following the consummation of the Merger and the receipt of all PRC approvals: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Eric Wei, the managing partner of RimAsia; Shi Mingsheng, a Director of and the Chief Operating Officer of CBH, the Chairman of the Board of Directors of Erye, and a holder of approximately two-thirds of EET (which is the holder of a 49% interest in Erye and a 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem); and Richard Berman, Drew Bernstein, Steven S. Myers and Joseph Zuckerman, each of the latter four a current director of NeoStem (the latter four are independent directors, as defined under the NYSE Amex listing standards). In the event that NeoStem Proposal No. 8 attains stockholder approval at the special meeting and the Board of Directors determines to file the Board Classification Amendment (as defined therein) with the Secretary of State of the State of Delaware, NeoStem’s Board of Directors would be divided into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For details regarding the proposed classification of NeoStem’s Board, see NeoStem Proposal No. 8 of this joint proxy statement/ prospectus.

NeoStem believes, as its business moves into China, that it would also be desirable to have one or more independent directors who reside in the PRC and have relevant experience. The Nominating Committee of NeoStem’s Board of Directors intends to continue its search for such potential director candidates.

NeoStem is requesting that its stockholders approve or otherwise vote in favor of the following:

•	the issuance of NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger;
•	an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of preferred stock, par value $0.01 per share, of NeoStem from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000);
•	the issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof;
•	the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants, and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding certain warrant exercises and stock conversions;
•	an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the NeoStem Board of Directors necessary to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange;
•	an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares;
•	adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder;
•	an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors;
•	(i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing; and
•	the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve any of the proposals submitted at the special meeting.

CBH is requesting that its stockholders vote to approve the following:

•	the adoption of the Agreement and Plan of Merger; and
•	the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve any of the proposals submitted at the special meeting.

NeoStem Common Stock is listed on the NYSE Amex under the trading symbol “NBS,” and NeoStem Common Stock closed at $1.92 per share on July 10, 2009. CBH Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CHBP.OB,” and CBH Common Stock closed at $0.23 per share on July 10, 2009.

This joint proxy statement/prospectus provides you with detailed information about the proposed Merger, a description of which begins on page [1]. THE MERGER AND THE BUSINESS OF THE COMBINED COMPANY INVOLVE A HIGH DEGREE OF RISK. Government regulation in the People’s Republic of China may interfere with or prohibit all or certain of the Company’s business initiatives in China, and NeoStem lacks any prior experience in doing business in China. You should carefully read the section entitled “Risk Factors” beginning on page [33] for a discussion of specific risks that you should consider in determining how to vote on the proposed Merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [], 2009 and is first being mailed to stockholders of NeoStem and to stockholders of CBH on or about [], 2009.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend either meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting.

We strongly support the proposed transactions and join with our boards of directors in enthusiastically recommending that you vote in favor of the proposals presented to you for approval. In considering the Merger, the boards of directors of NeoStem and CBH considered the several factors set forth in this joint proxy statement/prospectus.

Robin L. Smith Chief Executive Officer NeoStem, Inc.	Chris Peng Mao Chief Executive Officer China Biopharmaceuticals Holdings, Inc.

NEOSTEM, INC.

Notice of Special Meeting of Stockholders
To Be Held August [], 2009

A special meeting of stockholders of NeoStem, Inc. (“NeoStem”) will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170, on August [], 2009, at 11:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the issuance of securities of NeoStem pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of November 2, 2008, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, China Biopharmaceuticals Holdings, Inc. (“CBH”), CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem (“Subco”), and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH, pursuant to which CBH will merge with and into Subco, with Subco as the surviving entity (the “Merger”).
2.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of shares of preferred stock, par value $0.01 per share, authorized for issuance from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000).
3.	To consider and vote upon the issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof.
4.	To consider and vote upon the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding certain warrant exercises and stock conversions.
5.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the NeoStem Board of Directors necessary for NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange.
6.	To consider and vote upon an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares.
7.	To consider and vote upon the adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder.
8.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors.
9.	To consider and vote upon (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of

Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing.
10.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting.
11.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice. The board of directors has fixed the close of business on July 2, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD ON AUGUST [], 2009. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://WWW.VFNOTICE.COM/NEOSTEM. Under new rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors of NeoStem, Inc.
Robin L. Smith, M.D. Chief Executive Officer

New York, New York
[] [], 2009

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC.

Notice of Special Meeting of Stockholders
To Be Held August [], 2009

The special meeting of stockholders of China Biopharmaceuticals Holdings, Inc. (“CBH”) will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170 on August [], 2009, at 9:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of November 2, 2008, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among CBH, NeoStem, Inc. (“NeoStem”), CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem (“Subco”), and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”), pursuant to which CBH will merge with and into Subco, with Subco as the surviving entity (the “Merger”). Adoption of the Agreement and Plan of Merger also will constitute approval of the Merger and the other transactions contemplated by the Agreement and Plan of Merger.
2.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve any of the proposals submitted at the special meeting.
3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice. The board of directors has fixed the close of business on July 2, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF CHINA BIOPHARMACEUTICALS HOLDINGS, INC. TO BE HELD ON AUGUST [], 2009. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://WWW.CSTPROXY.COM/CHINABIOPHARMA/2009. Under new rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors of China Biopharmaceuticals Holdings, Inc.
Chris Peng Mao Chief Executive Officer

Suzhou, Jiangsu Province, China
[] [], 2009

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

i

Page
NEOSTEM PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SECURITIES IN CONNECTION WITH THE MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER -AND- CBH PROPOSAL NO. 1 TO ADOPT THE AGREEMENT AND PLAN OF MERGER	86
Background of the Merger	86
What Am I Being Asked to Consider and Vote Upon?	86
The Merger	87
Issuance of Equity Grants in Connection with the Merger	89
Reasons for the Merger	89
RECOMMENDATIONS OF THE NEOSTEM AND THE CBH BOARDS OF DIRECTORS	93
Recommendation of the NeoStem Board	93
Recommendation of the CBH Board	93
Vote Required	93
Existing Business Relationships Between NeoStem and CBH	94
Interests of Certain NeoStem Persons in the Merger	94
Interests of Certain CBH Persons in the Merger	95
Interests of Rim Asia in the Merger	96
Interests of EET in the Merger	96
Board Composition	97
Relative Percentages of Ownership	98
Structure of the Merger	99
Material United States Federal Income Tax Consequences of the Merger	102
Fairness Opinion	104
Anticipated Accounting Treatment of the Merger	108
Governmental Approval of the Merger	108
THE AGREEMENT AND PLAN OF MERGER	109
The Merger	109
Date of Closing; Record Date	111
Management of NeoStem Following the Merger	111
Conversion of Securities; Exchange Ratio	111
Exchange of Certificates	112
Representations and Warranties	113
Conduct of Business Before Completion of the Merger	113
Meetings of Stockholders	115
Conditions	115
Termination	117
Expenses	119
Amendment; Extension and Waiver	119
Lock-Up and Voting Agreement	119
Proxy and Waiver	120
Restrictions on Transfer of Securities and Voting Rights	120
Termination	120
COMPARISON OF RIGHTS OF HOLDERS OF NEOSTEM COMMON STOCK AND CBH COMMON STOCK	121
Size of the Board	121

Page
Overview	183
Critical Accounting Policies	183
Results of Operations	186
Liquidity and Capital Resources	190
Recent Accounting Pronouncements	191
MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER	194
NEOSTEM’S CORPORATE GOVERNANCE	200
CAPITALIZATION	205
NEOSTEM PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AGGEGATE NUMBER OF SHARES OF PREFERRED STOCK AUTHORIZED FOR ISSUANCE FROM 5,000,000 SHARES TO 20,000,000 SHARES (AND A CORRESPONDING INCREASE IN NEOSTEM’S TOTAL AUTHORIZED SHARES FROM 505,000,000 TO 520,000,000)	206
NEOSTEM PROPOSAL NO. 3 TO APPROVE THE ISSUANCE OF NEOSTEM COMMON STOCK IN ORDER TO PERMIT THE POTENTIAL CONVERSION OF THE SERIES C CONVERTIBLE PREFERRED STOCK INTO 9,086,124 SHARES OF NEOSTEM COMMON STOCK UPON THE ELECTION OF THE HOLDERS THEREOF	208
NEOSTEM PROPOSAL NO. 4 TO APPROVE THE ISSUANCE OF NEOSTEM COMMON STOCK IN ORDER TO PERMIT (I) THE POTENTIAL EXERCISE OF UP TO 13,932,512 WARRANTS AND (II) THE AUTOMATIC CONVERSION OF THE SERIES D CONVERTIBLE PREFERRED STOCK INTO 12,932,510 SHARES OF NEOSTEM COMMON STOCK, TOGETHER WITH THE ELIMINATION OF CERTAIN RESTRICTIONS REGARDING CERTAIN WARRANT EXERCISES AND STOCK CONVERSIONS	210
NEOSTEM PROPOSAL NO. 5 TO AUTHORIZE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF NEOSTEM COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1:2 TO 1:5, AS DETERMINED BY THE NEOSTEM BOARD OF DIRECTORS, SOLELY IN THE EVENT IT IS DEEMED BY THE NEOSTEM BOARD OF DIRECTORS NECESSARY FOR NEOSTEM TO MAINTAIN ITS LISTING WITH THE NYSE AMEX OR TO LIST NEOSTEM COMMON STOCK ON ANY OTHER EXCHANGE	213
NEOSTEM PROPOSAL NO. 6 TO APPROVE AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 3,800,000 SHARES TO 9,750,000 SHARES	219
NEOSTEM PROPOSAL NO. 7 TO ADOPT THE NEOSTEM, INC. 2009 NON-U.S. BASED EQUITY COMPENSATION PLAN (THE “2009 NON-U.S. PLAN”) WITH RESPECT TO THE 4,700,000 SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER	228
NEOSTEM PROPOSAL NO. 8 TO APPROVE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO THREE CLASSES, AND CERTAIN RELATED PROVISIONS REGARDING THE BOARD OF DIRECTORS	235

Page
NEOSTEM PROPOSAL NO. 9 TO APPROVE (I) AN AMENDMENT TO NEOSTEM’S 2003 EQUITY PARTICIPATION PLAN TO GRANT THE NEOSTEM BOARD OF DIRECTORS OR AN APPROPRIATE COMMITTEE THEREOF THE AUTHORITY TO REPRICE OPTIONS, (II) A ONE-TIME REPRICING OF THE EXERCISE PRICE OF CERTAIN NEOSTEM OPTIONS AND WARRANTS TO PURCHASE SHARES OF NEOSTEM COMMON STOCK AND (III) GIVING THE BOARD OF DIRECTORS OR AN APPROPRIATE COMMITTEE THEREOF DISCRETION TO ISSUE CERTAIN CASH OR EQUITY AWARDS IN CONNECTION WITH THE REPRICING	239
NEOSTEM PROPOSAL NO. 10 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE ANY OF THE NEOSTEM PROPOSALS	247
NEOSTEM EXECUTIVE COMPENSATION	248
Employment Agreements, Post-Employment Payments and Equity Grants	251
Post-Employment Payments	256
Outstanding Equity Awards at Fiscal Year-End	258
NEOSTEM DIRECTOR COMPENSATION	263
CBH EXECUTIVE COMPENSATION	265
CBH DIRECTOR COMPENSATION	266
PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION	267
NeoStem	267
CBH	267
DESCRIPTION OF SECURITIES	269
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEOSTEM	276
NEOSTEM EQUITY COMPENSATION PLAN INFORMATION	280
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CBH	281
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEOSTEM AFTER THE MERGER AND SERIES D PREFERRED STOCK CONVERSIONS	282
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	285
NeoStem	285
CBH	291
DESCRIPTION OF EXCHANGE OFFER	293
CBH PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING IF NECESSARY	310
EXPERTS	311
LEGAL MATTERS	311
WHERE YOU CAN FIND MORE INFORMATION	311
STOCKHOLDER PROPOSALS	312
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS	312
TRANSACTION OF OTHER BUSINESS	312
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	F-2
NEOSTEM FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-12
CBH FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-78

v

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AGREEMENT AND PLAN OF MERGER, and AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER	Annex A
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, SECTION 262. APPRAISAL RIGHTS	Annex B
FAIRNESS OPINION	Annex C
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (Preferred Stock Amendment)	Annex D
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (Reverse Split Amendment Authorization)	Annex E
NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN	Annex F
NEOSTEM, INC. 2009 NON-U.S. BASED EQUITY COMPENSATION PLAN	Annex G
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (Board Classification Amendment)	Annex H
NEOSTEM, INC. FORM OF PROXY CARD	Annex I
CBH FORM OF PROXY CARD	Annex J
FORM OF LETTER OF TRANSMITTAL (Exchange Offer)	Annex K
FORM OF WITHDRAWAL LETTER (Exchange Offer)	Annex L
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS (NEOSTEM)	II-1
NEOSTEM SIGNATURES	II-9

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about NeoStem and CBH from other documents filed with the Securities and Exchange Commission that is not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon oral or written request to:

For NeoStem Stockholders:
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

Attention:	Catherine M. Vaczy, Esq., Vice President and General Counsel

For CBH Stockholders:
China Biopharmaceuticals Corp.
No. 859, Pan Xu Road
Suzhou, Jiangsu Province, China, 215000
(86) 512 6855 0568

Attention:	Chris Peng Mao, Chief Executive Officer

To obtain timely delivery of such information, you must request the information no later than five business days before the stockholder meetings. Accordingly, if you would like to request any information, please do so no later than [], 2009.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OTHER PROPOSALS

Q1: What is the merger transaction?

A1:  In general terms, pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of November 2, 2008, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, Inc. (“NeoStem”), China Biopharmaceuticals Holdings, Inc. (“CBH”), CBH Acquisition LLC (“Subco”) and China Biopharmaceuticals Corp (“CBC”), CBH will merge with and into Subco, a wholly-owned subsidiary of NeoStem, with Subco as the surviving entity (the “Merger”). The Agreement and Plan of Merger provides that at the time of the Merger, the only material assets of CBH will be CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (“China” or the “PRC”) and at least $550,000 cash. A condition of the Merger is that CBH sell or transfer its subsidiary CBC prior to the Merger.

Upon consummation of the Merger, NeoStem will own 51% of the ownership interests in Erye, and Suzhou Erye Economy and Trading Co. Ltd., a limited liability company organized under the laws of the PRC (“EET”), will own the remaining 49% ownership interest. In connection with the execution of the Agreement and Plan of Merger, Subco and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Subco will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital.

Pursuant to the terms of the Merger, all of the shares of common stock, par value $0.01 per share, of CBH (the “CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,150,000 shares of common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”). Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia Capital Partners, L.P. (“RimAsia”), a principal stockholder of NeoStem and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”), all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of NeoStem (the “NeoStem Series C Preferred Stock”), each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial conversion price of $0.90 per share.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of NeoStem Common Stock will be issued to EET. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam

Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger after the timely receipt of all PRC approvals.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

The Agreement and Plan of Merger also provides that the Compensation Committee of the NeoStem Board of Directors (the “Compensation Committee”) has the authority to grant as bonuses in connection with the transactions contemplated by the Merger, in its discretion, up to an aggregate of 1,000,000 shares, or options to purchase up to 1,000,000 shares of NeoStem Common Stock, in any combination, under any equity compensation plan (the “Merger Bonus Shares”). Any such grants would be made under the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) or the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), as appropriate. Accordingly, NeoStem stockholders are also being asked to consider and vote upon an amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 to 9,750,000 shares, which increase includes certain shares to be allocated to the Merger Bonus Shares. At NeoStem’s special meeting, the stockholders of NeoStem will also consider the adoption of the 2009 Non-U.S. Plan. For further details, see NeoStem Proposal No. 1 (regarding the Merger and the Agreement and Plan of Merger), NeoStem Proposal No. 6 (regarding the increase in shares authorized for issuance under the 2009 Plan) and NeoStem Proposal No. 7 (regarding the adoption of the 2009 Non-U.S. Plan).

Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. Therefore, the NeoStem Board of Directors will consist of the following seven members promptly following the consummation of the Merger and the receipt of all PRC approvals: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Eric Wei, the managing partner of RimAsia; Shi Mingsheng, a Director of and the Chief Operating Officer of CBH, the Chairman of the Board of Directors of Erye, and a holder of approximately two-thirds of EET (which is the holder of a 49% interest in Erye and a 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem); and Richard Berman, Drew Bernstein, Steven S. Myers and Joseph Zuckerman, each of the latter four a current director of NeoStem (the latter four are independent directors, as defined under the NYSE Amex listing standards). In the event that NeoStem Proposal No. 8 attains stockholder approval at the special meeting and the Board of Directors determines to file the Board Classification Amendment (as defined therein) with the Secretary of State of the State of Delaware, NeoStem’s Board of Directors would be divided into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For details regarding the proposed classification of NeoStem’s Board, see NeoStem Proposal No. 8 of this joint proxy statement/ prospectus.

NeoStem believes, as its business moves into China, that it would also be desirable to have one or more independent directors who reside in the PRC and have relevant experience. The Nominating Committee of NeoStem’s board of directors intends to continue its search for such potential director candidates.

As a result of the Merger, the ownership of the NeoStem Common Stock outstanding immediately after the Merger (and after giving effect to the conversion of the Series D Preferred Stock) will be as follows:

	Number of Shares	Percentage Ownership
Current Neostem Shareholders – including Series D Convertible Redeemable Preferred Stock Private Placement (excluding RimAsia, EET and Enhance Biomedical)	12,080,321	33.28%
Current CBH Shareholders	5,150,821	14.19%
Erye Economy & Trading Ltd/Fullbright Finance Limited	3,604,569	9.93%
Enhance Biomedical Holding Corporation	4,000,000	11.03%
Rim Asia	11,458,009	31.57%
	36,293,720	100.00%

Q2: What will I receive in the Merger?

A2:  NeoStem stockholders will not receive any consideration in the Merger, and the number of shares of NeoStem Common Stock that they hold will be unaffected but their percentage ownership will decrease substantially due to the number of shares being issued in the Merger.

Q3: What are the significant risks involved in the Merger?

A3:  The Merger involves significant risks. In particular, many industries in China, including the stem cell industry in which NeoStem operates, are subject to government regulations that limit or prohibit foreign investments in such industries, which may limit or prohibit NeoStem’s potential to control certain businesses, acquire specific interests, or participate in particular ventures. NeoStem is pursuing multiple business initiatives in China but NeoStem lacks any experience in doing business in China and our directors, officers, managers, and employees will be encountering for the first time the economic, political, and legal climate that is unique to China, which may present risk and uncertainties to our operations; NeoStem may have to unwind the Merger or pursue other remedies in the event that following the consummation of the Merger NeoStem in unable to obtain the requisite government approvals of its acquisition via the Merger transaction of CBH’s 51% interest in the Erye business. For a detailed discussion on the risks involved see the “Risk Factors” section beginning on page [33] of this Registration Statement on Form S-4.

Q4: What are the tax consequences of the Merger?

A4:  The closing of the Merger is conditioned (which condition may be waived) on the receipt of tax opinions of counsel by each of NeoStem and CBH, in the form and substance reasonably satisfactory to NeoStem and CBH, with respect to the tax-free status of the Merger. The Merger may qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code” or “Internal Revenue Code”). In that case, holders of shares of CBH Common Stock that exchange such shares for shares of NeoStem Common Stock would generally not have any gain or loss resulting from the Merger. In addition, CBH generally would not recognize any gain or loss resulting from the Merger. However, the Merger may not qualify as a reorganization. In that case, holders of shares of CBH Common Stock that exchange such shares for shares of NeoStem Common Stock would generally have taxable gain or loss equal to the value of the consideration each holder receives in the Merger less the tax basis that she or he had in the shares of CBH stock exchanged therefore. In addition, CBH would have taxable gain or loss equal to the value of the consideration paid by NeoStem less the tax basis that CBH has in its assets. The parties do not expect to receive the aforementioned tax opinions if the Merger becomes effective under state law without prior approval from any PRC Governmental Authority, and NeoStem exercises its right to defer delivery of NeoStem securities to holders of CBH. For further discussion, see “Material United States Federal Income Tax Consequences of the Merger.”

Tax matters are very complicated, and the tax consequences of the Merger to holders of CBH stock will depend on the facts of the holder’s particular situation. Holders are encouraged to consult their own tax advisor regarding the specific tax consequences of the Merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Q5: What are NeoStem Stockholders being asked to vote upon?

A5:  NeoStem stockholders are being asked to consider and vote upon the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger. Further, NeoStem stockholders are being asked to consider and vote upon:

•	an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of preferred stock, par value $0.01 per share, of NeoStem from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000);
•	the issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof;
•	the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding certain warrant exercises and stock conversions;
•	an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the NeoStem Board of Directors necessary to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange;
•	an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000;
•	the adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder;
•	an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors;
•	(i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing;
•	a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposals submitted at the Special Meeting; and
•	the transaction of any other business that may properly come before the Special Meeting.

Q6: Why are NeoStem stockholders being asked to approve an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of NeoStem preferred stock from 5,000,000 to 20,000,000 (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000)?

A6:  If the Merger is approved, NeoStem will be required to designate a series of the NeoStem preferred stock as “Series C Convertible Preferred Stock,” each share of which will have a liquidation preference of $1.125 per share and be convertible into shares of NeoStem Common Stock at an initial conversion price of $0.90 per share, and NeoStem will be required to issue 8,177,512 shares of Series C Preferred Stock to RimAsia pursuant to the terms of the Agreement and Plan of Merger. With 10,000 Series B Preferred shares and 1,293,251 Series D shares currently outstanding, NeoStem does not have enough authorized preferred stock to issue the Series C Preferred Stock. The NeoStem Board of Directors believes that the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of NeoStem preferred stock from 5,000,000 to 20,000,000 is advisable in order to have preferred shares of NeoStem available for issuance to RimAsia as required by the Agreement and Plan of Merger, and also to have additional preferred shares available for other potential acquisitions, to maintain NeoStem’s financing and capital-raising flexibility and for other corporate purposes. As of the date of this proxy statement, other than the issuance of 8,177,512 shares of Series C Preferred Stock in connection with the Merger, there are no present agreements or arrangements for the issuance of any of the additional shares of NeoStem preferred stock that would be authorized by the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of shares of NeoStem preferred stock authorized for issuance.

Q7: Why are the NeoStem stockholders being asked to approve the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants, (ii) the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof and (iii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding certain warrant exercises and stock conversions?

A7:  Under the rules of the NYSE Amex, stockholder approval is required prior to the issuance of voting securities which could cause a change of control. The potential issuances described below require obtaining such stockholder approval.

In April 2009, NeoStem consummated a private placement (the “April 2009 Private Placement”), pursuant to which three entities, including RimAsia, acquired an aggregate of 880,000 shares of NeoStem Series D Convertible Preferred Stock (the “Series D Stock”) and warrants to purchase an aggregate of 8,800,000 shares of NeoStem Common Stock at an exercise price of $2.50 per share. In June and July 2009, NeoStem consummated a private placement (the “June/July 2009 Private Placement”) pursuant to which an additional 20 persons and entities, including Fullbright, acquired an aggregate of 400,280 shares of Series D Stock and warrants to purchase an aggregate of 4,002,800 shares of NeoStem Common Stock, plus 12,971 shares of Series D Stock and warrants to purchase an aggregate of 129,712 shares of NeoStem Common Stock were issued as placement agent fees. The April and June/July 2009 private placements are sometimes referred to collectively as the “Series D Preferred Private Placements.” Upon approval by the stockholders, each share of Series D Stock will be automatically converted into ten (10) shares of NeoStem Common Stock at an initial conversion price of $1.25 per share. If such affirmative vote is not achieved by October 31, 2009, NeoStem would be required to redeem all shares of Series D Stock at a redemption price of $12.50 per share ($16,165,637.50 in the aggregate) plus the accrued dividends, which dividends accrue at a rate of ten percent (10%) per annum.

In September 2008, NeoStem consummated a private placement with RimAsia, pursuant to which RimAsia received, among other securities, redeemable warrants for up to 1,000,000 shares of NeoStem Common Stock, exercisable at $1.25 per share.

Pursuant to the terms of the Agreement and Plan of Merger, RimAsia’s shares of CBH Series B Preferred Stock will be converted into the right to receive, in the aggregate, 6,458,009 shares of NeoStem Common Stock and 8,177,512 shares of NeoStem Series C Convertible Preferred Stock (the “Series C Stock”), initially convertible into 9,086,124 shares of NeoStem Common Stock.

In order to avoid change of control issues, on December 18, 2008, NeoStem and RimAsia entered into a certain Blocker Letter (the “Blocker Letter”) pursuant to which, among other things, all warrants issued to or issuable to RimAsia were amended to restrict their exercisability in the event that such exercise would increase RimAsia’s beneficial ownership of NeoStem Common Stock to above 19.9% of the class. The restriction also applies to the conversion of the Series C Stock. Stockholder approval is necessary to remove the restrictions imposed by the Blocker Letter.

The Board of Directors now is seeking stockholder approval authorizing the issuance of NeoStem Common Stock to the extent necessary upon the potential exercise of the above-mentioned warrants into 13,932,512 shares of NeoStem Common Stock, the potential conversion of the Series C Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof and the automatic conversion of the Series D Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of the restrictions contained in the Blocker Letter. The Board of Directors deems it prudent to seek such stockholder approval so that NeoStem, an NYSE Amex-listed company, can ensure that the above-referenced warrant exercises and stock conversions comply with Section 713 of the NYSE Amex Company Guide (the “Company Guide”) and that such shares can be listed on the NYSE Amex. Section 713 requires stockholder approval for the issuance of common shares under certain circumstances, including a situation where the issuance or potential issuance of additional shares will result in a change of control.

Since RimAsia could potentially beneficially own up to 37.6% of NeoStem on a fully diluted basis after giving effect to all of the proposed issuances above, such beneficial ownership could be deemed to result in a change of control. Alternatively, the NYSE Amex could deem the issuance or potential issuance of up to 25,865,022 shares of NeoStem Common Stock in connection with the conversion or exercise, as applicable, of the securities issued in the Series D Preferred Private Placements (3.23 times the number of NeoStem’s outstanding shares as of the date of the last issuance of the Series D Stock) to be a change of control.

Though stockholder approval of the above-mentioned stock issuances will ensure that these particular issuances comply with Section 713, there is no guarantee that NeoStem will remain eligible for listing on the NYSE Amex. That is, the merger with CBH will be deemed to be a reverse merger by NYSE Amex, in which case continued listing will depend on the post-transaction entity’s meeting the standards for initial listing. To attempt to meet the standards for initial listing, NeoStem in part is seeking stockholder approval for the potential reverse stock split as per NeoStem Proposal No. 5. For a further discussion of NeoStem’s efforts directed at maintaining its NYSE Amex listing, see NeoStem Proposal No. 5, below, as well as “Risk Factors  — Risks Relating to NeoStem’s Business — Our Stock and Class A warrants may be delisted from the NYSE Amex.”

Q8: Why are NeoStem stockholders being asked to authorize an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the NeoStem Board of Directors necessary to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange?

A8:  The NeoStem Board of Directors’ primary objective in proposing authorization for a potential reverse stock split is to raise the per-share trading price of NeoStem Common Stock in the event such action is necessary to enable NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange. While the Board of Directors believes that continued listing on the NYSE Amex is itself in the best interests of NeoStem and its stockholders, it is also the case that CBH’s obligation to consummate the Merger is conditioned upon obtaining approval to list the NeoStem Common Stock to be issued in connection with the Merger.

By way of further elaboration, in connection with the consummation of the Merger, NeoStem will be issuing more shares of NeoStem Common Stock and securities convertible or exchangeable into NeoStem Common Stock than are currently outstanding. As such, the NYSE Amex takes the position that such a transaction is a “reverse merger” and will require the combined company to meet the initial listing standards and have, among other qualifications, a per-share price of at least $2.00. On July 10, 2009, a share of NeoStem Common Stock traded at $1.92 on the NYSE Amex.

In addition, the change in control scenario could also be implicated by NeoStem’s recent private placements, in which securities convertible into shares of NeoStem Common Stock were issued. The Series D Preferred Private Placement makes possible the potential issuance of 25,865,022 shares of NeoStem Common Stock. NeoStem Proposal No. 4 of this joint proxy statement/prospectus seeks stockholder approval for the issuance of NeoStem Common Stock to permit the exercise of certain NeoStem warrants (including the Series D Warrants) and the conversion of the Series D preferred stock. The amount of NeoStem Common Stock for which NeoStem Proposal No. 4 seeks authorization for issuance constitutes approximately 3.36 times the amount of NeoStem Common Stock outstanding as of July 2, 2009.

The NeoStem Board of Directors believes that authorization to effect a reverse split may be helpful in, but would by no means guarantee, achievement of the relevant minimum share price. The NeoStem Board of Directors also believes that the reverse stock split would, among other things, (i) facilitate higher levels of stock ownership by institutions whose investment policies generally prohibit investments in lower-priced securities and (ii) better enable NeoStem to raise funds to finance its planned operations.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, CONVERSION PRICES AND EXERCISE PRICES OF WARRANTS AND OPTIONS, DOES NOT REFLECT THE IMPACT OF ANY REVERSE STOCK SPLIT THAT MAY BE EFFECTED PURSUANT TO THE TERMS OF NEOSTEM PROPOSAL NO. 5.

Q9: Why are NeoStem stockholders being asked to approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares?

A9:  The NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) was adopted by the Board of Directors in March 2009, and stockholder approval was obtained in May 2009. The general purpose of the 2009 Plan is to advance NeoStem’s interests by enhancing its ability to (a) attract and retain employees, consultants and directors who are in a position to make significant contributions to NeoStem’s success; (b) reward NeoStem’s employees, consultants and directors for these contributions; and (c) encourage employees, consultants and directors to take into account NeoStem’s long-term interests through ownership of shares.

However, the current version of the 2009 Plan as adopted by the Board of Directors and approved by the stockholders authorizes for issuance a maximum of only 3,800,000 shares. Assuming the consummation of the Merger, NeoStem will be a larger company with additional employees, consultants and directors. An increased number of eligible plan participants requires that the number of shares authorized for issuance under the 2009 Plan be increased. In addition, it will be necessary to increase the number of shares authorized for issuance under the 2009 Plan in order to accommodate the anticipated Merger-related grants to be made under the 2009 Plan (such Merger-related grants are discussed in detail in NeoStem Proposal No. 6, below, in the section “Issuance of Equity Grants in Connection with the Merger”). In the viewpoint of the NeoStem Board of Directors, the likely size of the post-Merger company renders it advisable that the number of shares authorized for issuance under the 2009 Plan be increased from 3,800,000 shares to 9,750,000 shares. With a larger pool of issuable shares to draw upon, the plan administrator will be in a better position to adequately incentivize and reward the employees, consultants and directors of the combined company, and the ultimate objectives of the 2009 Plan will be better served.

The 3,800,000 shares authorized for issuance under the current version of the 2009 Plan represent 47.49% of the outstanding shares of NeoStem as of the record date. If the 2009 Plan is amended pursuant to NeoStem Proposal No. 6, the 9,750,000 shares authorized for issuance under the 2009 Plan would represent 27.17% of the outstanding shares of NeoStem following the Merger and Series D Preferred conversion. If NeoStem Proposal No. 5 attains stockholder approval, and NeoStem’s Board thereafter determines to effect a reverse split, the number of shares authorized for issuance under the 2009 Plan would be proportionately reduced.

Q10: Why are NeoStem stockholders being asked to approve (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing?

A10:  NeoStem’s options and warrants are for the most part significantly under-water and essentially have very limited value to the holders thereof. NeoStem’s Board of Directors believes that the repricing measures contained in the proposal would re-incentivize the holders of options as originally intended at the time of grant and increase the probability that the NeoStem warrants would be exercised, potentially raising capital for NeoStem.

In addition, NeoStem’s Board of Directors believes that the repricing provisions contained in the proposal will make NeoStem’s capital structure more equitable in light of the transactions contemplated by the Agreement and Plan of Merger. The Agreement and Plan of Merger specifically contemplates that NeoStem has the power to effect a repricing, and further provides for an exchange offer with the CBH warrant holders, described under “The Agreement and Plan of Merger — Conversion of Securities; Exchange Ratio,” that has the effect of reducing the exercise prices of the CBH warrants if accepted.

Q11: Why are NeoStem stockholders being asked to adopt the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder?

A11:  The general purpose of the 2009 Non-U.S. Plan is to provide an incentive to NeoStem’s employees and consultants who are providing services to NeoStem outside the United States by enabling them to share in the future growth of NeoStem’s business. The adoption of this plan is motivated by NeoStem’s impending acquisition of CBH, and as a result of the Merger, a majority interest in Suzhou Erye Pharmaceuticals Company, Ltd (“Erye”), a Sino foreign joint venture organized under the laws of the People’s Republic of China, as well as by NeoStem’s other China initiatives. As a result of these initiatives, NeoStem will benefit from the services of a number of individuals providing services to NeoStem or to one of its subsidiaries outside of the United States and in particular in the People’s Republic of China. As with U.S.-based employees, the Board of Directors believes that the granting of warrants, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation to NeoStem’s employees and consultants who are providing services to NeoStem outside the United States promotes continuity of management and increases incentive and personal interest in the welfare of NeoStem by those who are primarily responsible for shaping and carrying out NeoStem’s long range plans and securing its growth and financial success. NeoStem Proposal No. 7 describes with greater particularity certain grants that are anticipated to be made under the 2009 Non-U.S. Plan, under the headings “Issuance of Equity Grants in Connection with the Merger” and “New Plan Benefits — Other Equity Grants Approved Under the 2009 Non-U.S. Plan.”

The Board believes that the 2009 Non-U.S. Plan will advance NeoStem’s interests by enhancing its ability to attract and retain employees and consultants who are able to provide services outside of the United States and are in a position to make significant contributions to NeoStem’s success; reward NeoStem’s overseas employees and consultants for these contributions; and encourage employees and consultants providing services overseas to take into account NeoStem’s long-term interests through ownership of its shares. The 2009 Non-U.S. Plan authorizes 4,700,000 shares for issuance. If NeoStem Proposal No. 5 attains stockholder approval, and NeoStem’s Board thereafter determines to effect a reverse split, the number of shares authorized for issuance under the 2009 Non-U.S. Plan would be proportionately reduced.

Q12: Why are NeoStem stockholders being asked to approve an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for a classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors?

A12:  At the present time, NeoStem has an unclassified board. Currently, a director elected to the NeoStem Board serves for a one-year term and until his or her successor is elected and qualified. The proposed amendment to classify the Board (the “Board Classification Amendment”) would operate to divide NeoStem’s Board into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term and until their successors are duly elected and qualified. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term.

Since directors will be serving for longer terms which expire at different times, and may be removed only for cause by vote of the majority of the voting power outstanding, NeoStem’s Board of Directors believes that a classified Board will promote continuity of management and, thereby enhance the ability of NeoStem to carry out long-range plans and goals for its benefit and the benefit of its stockholders. Although NeoStem has not experienced difficulties in the past in maintaining continuity of the Board and management, the Board of Directors believes that a classified Board will assist NeoStem in maintaining this continuity of management into the future.

Additionally, the Board Classification Amendment may have certain anti-takeover effects that the Board believes may deter unsolicited takeover attempts and protect the value of each stockholder’s investment in NeoStem. A classified Board would extend the time it would take for holders of a majority of the shares to obtain control of the Board of Directors, thereby limiting such abusive takeover tactics as ‘two-tiered’ tender offers. Assuming each class of directors is approximately equal in size, a majority stockholder could not obtain control of the Board until the second annual stockholder’s meeting after it acquired a majority of the voting stock. During this time, the Board of Directors believes that it would have a better opportunity to negotiate with any such majority stockholder to obtain more favorable price and terms in any merger or tender offer.

Q13: What are CBH stockholders being asked to vote upon?

A13:  CBH stockholders are being asked to consider and vote upon the adoption of the Agreement and Plan of Merger. CBH stockholders are also being asked to grant the proxies the authority to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve any of the proposals submitted at the special meeting.

Q14: Who can attend the NeoStem special meeting, and what security procedures apply to attendees?

A14:  All stockholders as of the record date, or their duly appointed proxies, may attend the NeoStem special meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting.

In accordance with NeoStem’s security procedures, you must comply with NeoStem’s pre-registration requirements: specifically, you must present a form of government-issued photograph identification to security on the day of the NeoStem special meeting and you must arrive at least thirty minutes prior to the meeting in order to attend the NeoStem special meeting. If you are a stockholder of record and plan to attend the NeoStem special meeting, please contact Catherine Vaczy, Esq. by e-mail at cvaczy@neostem.com or by phone at (212) 584-4180 to register to attend the NeoStem special meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you must send a written request to attend either by regular mail or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement, confirming ownership to: NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170, Attn: Catherine Vaczy, Esq., Vice President and General Counsel or cvaczy@neostem.com. Attendance at the NeoStem special meeting will be limited to persons who pre-registered on or before [], 2009, who present a form of government-issued photograph identification (such as a driver’s license) on the day of the NeoStem special meeting and who arrive by 10:30 a.m. local time.

Q15: What vote is required to approve the NeoStem proposals?

A15:  Holders of record of NeoStem Common Stock at the close of business on July 2, 2009 will be entitled to one vote for each share held on each matter submitted to a vote of the stockholders of NeoStem. Holders of record of NeoStem Series B Convertible Redeemable Preferred Stock (the “NeoStem Series B Preferred”) at the close of business on July 2, 2009 will be entitled to ten votes per share on each matter submitted to a vote of the stockholders of NeoStem. Shares of NeoStem Common Stock and NeoStem Series B Preferred vote together as one class. Unless the context otherwise requires, all references to NeoStem

“stockholders” in this proxy statement refer to holders of NeoStem Common Stock and holders of NeoStem Series B Preferred. Cumulative voting by stockholders is not permitted. Votes required to approve the proposals presented to the NeoStem stockholders are as follows:

(a) The affirmative vote of the holders of a majority of the total votes cast in person or by proxy will be required for the approval of each of the following proposals:

•	Approval of the issuance of NeoStem securities in connection with the Merger (NeoStem Proposal No. 1);
•	Approval of the issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof (NeoStem Proposal No. 3);
•	Approval of the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding warrant exercises and stock conversions (NeoStem Proposal No. 4);
•	Approval of the amendment to the NeoStem, Inc. 2009 Equity Compensation Plan to increase the number of shares of Common Stock available for issuance thereunder from 3,800,000 shares to 9,750,000 shares (NeoStem Proposal No. 6);
•	Approval of the adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder (NeoStem Proposal No. 7); and
•	Approval of (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing (NeoStem Proposal No. 9).

Abstentions and broker “non-votes” with regard to any such proposal are not considered to have been voted on the proposal.

(b) The affirmative vote of the holders of a majority of the voting power outstanding as of the record date will be required for the approval of each of the following proposals:

•	Approval of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to permit a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the Board of Directors necessary for NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange (NeoStem Proposal No. 5); and
•	Approval of an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors (NeoStem Proposal No. 8).

If you abstain or do not instruct your broker how to vote with respect to these proposals, your abstention or broker non-vote will have the same effect as a vote against each of these proposals.

(c) The affirmative vote of the holders of a majority of the voting power outstanding as of the Record Date of (i) NeoStem Common Stock and NeoStem Series B Preferred Stock, voting together as a single class, and (ii) NeoStem Series B Preferred Stock and NeoStem Series D Preferred Stock, voting together as a single class, is required to approve the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of shares of NeoStem preferred stock authorized for issuance from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000) (NeoStem Proposal No. 2).

If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal.

(d) The affirmative vote of a majority of the stockholders present in person or represented by proxy at the Special Meeting and entitled to vote will be required to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposals submitted at the special Meeting (NeoStem Proposal No. 10).

NeoStem’s stockholders will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the special meeting.

Each director and officer of NeoStem, as well as RimAsia, Fullbright and EET, has entered into a lock-up and voting agreement and agreed to vote all shares of NeoStem Common Stock held by them (collectively, the “NeoStem Lock-Up Shares”) in favor of the issuance of NeoStem securities in connection with the Merger. The NeoStem Lock-Up Shares represent approximately 27.4% of the shares of NeoStem Common Stock outstanding as of July 2, 2009.

Q16: What vote is required to approve the CBH proposals?

A16:  The approval of the proposal regarding the adoption of the Agreement and Plan of Merger will require the affirmative vote of the holders of at least a majority of the outstanding voting power of the CBH Common Stock and the CBH Series A Convertible Preferred Stock (“CBH Series A Preferred Stock”), voting together as a single class. In addition, the adoption of the Agreement and Plan of Merger will require the approval of the holders of at least a majority of the shares of CBH Series B Preferred Stock outstanding as of the record date, voting as a separate class. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Merger proposal.

In connection with execution of the Agreement and Plan of Merger, each of the officers and directors of CBH, and each of RimAsia, Erye and EET and certain holders of CBH Common Stock have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock (collectively, the “CBH Lock-Up Shares”) in favor of the Merger and to the other transactions contemplated by the Agreement and Plan of Merger. The CBH Lock-Up Shares represent approximately 34.30% of the voting power of the CBH Common Stock and the CBH Series A Preferred Stock outstanding as of July 2, 2009 and also applies to additional shares beneficially owned by certain of such persons including spouses. In addition, the sole holder of the CBH Series B Preferred Stock has entered into a lock-up and voting agreement pursuant to which it has agreed to vote all shares of CBH Series B Preferred Stock held by it in favor of such proposal.

There had recently been one holder of CBH Series A Preferred Stock, and such holder elected to convert the 25,000 shares of CBH Series A Preferred Stock held by her into CBH Common Stock, and to receive the merger consideration for the CBH Common Stock for such shares. Thereafter, the holder agreed to vote all shares of CBH Common Stock or CBH Series A Preferred Stock held by her in favor of the Merger, to the extent any such shares are outstanding as of the Record Date.

The proposal regarding the approval of an adjournment of the special meeting, if necessary, will require the affirmative vote of a majority of shares entitled to vote on adjournment and represented either in person or by proxy at the special meeting.

Q17: What constitutes a quorum at the NeoStem special meeting?

A17:  A quorum must exist for the transaction of business at the stockholders’ meetings (other than consideration of a motion to adjourn the meeting). For NeoStem, the presence at the meeting, in person or by proxy, of the holders of a majority of the total outstanding voting power is necessary to constitute a quorum for the transaction of business at NeoStem’s special meeting. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Q18: What constitutes a quorum at the CBH special meeting?

A18:  A quorum must exist for the transaction of business at the stockholders’ meetings. For CBH, a quorum will require (i) the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting AND (ii) the presence in person or by proxy of the holders of a majority of the outstanding shares of CBH Series B Preferred Stock. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Q19: What do I need to do now?

A19:  After you read and consider the information in this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the appropriate stockholders’ meeting. You should return your proxy card whether or not you plan to attend your stockholders’ meeting. If you attend your stockholders’ meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

Q20: If my shares of NeoStem Common Stock or CBH Common Stock are held in “street name” by my broker, will my broker vote my shares for me?

A20:  If you hold shares of NeoStem Common Stock or CBH Common Stock through a broker, bank or other representative, generally the broker, bank or representative may only vote the NeoStem Common Stock or CBH Common Stock that it holds for you in accordance with your instructions. However, if the broker, bank or representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. A broker “non-vote” on a matter occurs when a broker, bank or your representative may not vote on a particular matter because it does not have discretionary voting authority and has not received instructions from the beneficial owner.

Q21: What do I do if I want to change my vote after I have sent in my proxy card?

A21:  You can change your vote at any time before your proxy is voted at the appropriate stockholders’ meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to NeoStem or CBH, as the case may be, before your stockholders’ meeting. Finally, you can attend your stockholders’ meeting and vote in person. Simply attending your stockholders’ meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q22: If I am a holder of CBH capital stock, how should I send in my stock certificates for exchange?

A22:  Do not send in your stock certificates with your proxy card. You must keep your stock certificates until after the Merger has been completed, after which you will receive a letter of transmittal describing how you may exchange your CBH stock certificates for certificates representing the NeoStem securities. At that time, you will have to submit your CBH stock certificates to the exchange agent with your completed letter of transmittal.

Q23: Whom may I call with questions?

A23:  If you have any questions regarding the proposals or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact the individuals listed below:

If you are a NeoStem stockholder and you have questions regarding the proposals or the solicitation of your proxy, you should contact:

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170

Attention:	Catherine M. Vaczy, Esq. Vice President and General Counsel
Telephone:	(212) 584-4180

If you are a CBH stockholder and you have questions regarding the Merger, or questions regarding the solicitation of your proxy, you should contact:

China Biopharmaceuticals Holdings, Inc.
No. 859, Pan Xu Road, Suzhou,
Jiangsu Province, China 215000

Attention:	Chris Peng Mao Chief Executive Officer
Telephone:	(86) 512 6855 0568

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this document and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, we encourage you to read the entire joint proxy statement/prospectus for a complete understanding of the proposed transactions for your consideration. You should also review the other available information referred to in “Where You Can Find More Information” on page [311] and the Risk Factors on page [33].

The Companies

NeoStem, Inc.

NeoStem is engaged in a platform business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors so that they can access such stem cells for their own future medical treatment. NeoStem is managing a network of adult stem cell collection centers in major metropolitan areas of the United States, and believes that as adult stem cell therapies obtain necessary regulatory approvals and become standard of care, individuals will need the infrastructure, methods and procedures being developed by NeoStem to have their stem cells safely collected and conveniently stored for future therapeutic use. Stem cells, which are very primitive and undifferentiated cells that have the unique ability to transform into many different cells (such as white blood cells, nerve cells or heart muscle cells), can be found in the bone marrow or peripheral blood of adults. NeoStem only works with adult (not embryonic) stem cells. Using NeoStem’s process, stem cells migrate, as a result of a mobilizing agent administered in the days preceding collection, from the bone marrow in which they reside to the peripheral blood and are collected through a safe, minimally invasive procedure called “apheresis.” NeoStem has also entered the research and development arena, through the acquisition of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body. Additionally, NeoStem is pursuing other technologies to advance its position in the field of stem cell tissue regeneration.

The adult stem cell industry is a field independent of embryonic stem cell research which NeoStem believes is more likely to be burdened by regulatory, legal, ethical and technical issues than adult stem cell research. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. As these adult stem cell therapies obtain necessary regulatory approvals and become standard of care, patients will need a service to collect, process and bank their stem cells. NeoStem intends to provide this service.

Initial participants in NeoStem’s collection center network have been single physician practices who opened collection centers in California, Pennsylvania and Nevada. Revenues generated by these early adopters have not been significant and are not expected to become significant. However, these centers have served as a platform for the development of NeoStem’s business model and today NeoStem is focusing on multi-physician and multi-specialty practices joining its network in major metropolitan areas.

NeoStem also entered the research and development arena through its acquisition from the University of Louisville of the worldwide exclusive license to the VSEL technology. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in different types of tissue that would be able to interact with the specific organ in order to repair degenerated, damaged or diseased tissue (the three “Ds” of aging). NeoStem has the ability to harvest and cryopreserve these VSELs from individual patients, setting the stage for their use in personalized regenerative medicine. If VSELs can be expanded from individual patients and their potential to develop into different types of tissue cells maintained, it would represent a significant step toward overcoming the two major limitations in the development of stem cell therapies today, the ethical dilemma regarding use of embryonic stem cells and the immunological problems associated with using cells from a third party donor. In connection with the license agreement, NeoStem also entered into a sponsored research agreement with the University of Louisville pursuant to which NeoStem is funding research relating to its VSEL technology at the laboratory of its co-inventor, Mariusz Ratajczak, M.D., Ph.D., head of the Stem Cell Biology Program at the James Graham

Brown Cancer Center at the University of Louisville. The acquisition of the VSEL technology was made through NeoStem’s acquisition of its new subsidiary Stem Cell Technologies, Inc. (“SCTI”) in a stock-for-stock exchange.

NeoStem is also taking certain other initiatives to expand its operations into China. The rationale behind NeoStem’s expansion into China is to accelerate stem cell therapy, research and development and creation of intellectual property positions in an environment that is more readily accepting of stem cell therapies. Because certain PRC regulations currently restrict or prohibit foreign-invested entities from holding certain licenses and controlling businesses in certain industries, NeoStem has created a wholly foreign owned entity (a “WFOE”) as part of its plans for implementing its expansion in China. The WFOE has established control over these initiatives in China through a series of contractual arrangements memorialized through several documents known as variable interest entity documents (collectively, “VIE Documents”). No assurance can be given that this structure will be effective to permit NeoStem to participate in these initiatives where PRC regulations prohibit or restrict foreign ownership.

In order to advance its regenerative medicine business here and abroad, in February 2009, NeoStem entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S pursuant to which NeoStem acquired a world-wide, exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. In addition, in January 2009, NeoStem and Dr. Giampapa entered into a three year consulting agreement whereby Dr. Giampapa will provide consulting services in the anti-aging area.

In order to advance its regenerative medicine business abroad and expand its expertise into a new area, effective March 2009, NeoStem entered into a License Agreement with Regenerative Sciences, LLC (“RSI”), pursuant to which NeoStem acquired an exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, for the Asia territory, to use an innovative process that rapidly grows a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure has been developed by RSI, a Colorado-based company focused on developing a medical procedure for the treatment of chronic orthopedic conditions. In addition, effective March 2009, NeoStem and RSI entered into a three year consulting agreement whereby RSI will provide to NeoStem consulting services in the area of stem cell therapy in orthopedics for the development of business in Asia.

In April 2009, NeoStem entered into a License Agreement with Vincent Falanga, M.D., pursuant to which NeoStem acquired a world-wide, exclusive, royalty bearing license, with the right to sublicense, to certain innovative stem cell technology and applications for wound healing, continuing until the later of ten years from the first commercial sale or the last to expire patent claim.

In June 2009, NeoStem signed an agreement (the “Network Agreement”) with Enhance BioMedical Holdings Limited (“Enhance BioMedical”), a Shanghai corporation, to develop a stem cell collection and treatment network using NeoStem’s proprietary stem cell technologies in Shanghai, Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. Enhance BioMedical is a subsidiary of Enhance Holding Corporation, a multinational conglomerate with successful businesses in various market sectors including healthcare. The conglomerate’s CEO, Jackson Ling, recently invested $5 million in an $11-million private placement financing for NeoStem. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in Taiwan and Shanghai, as well as in the five provinces in China to which the Network Agreement relates. Enhance BioMedical operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. Under the Network Agreement, Enhance BioMedical is given the exclusive rights to utilize NeoStem’s proprietary adult stem cell technologies identified by NeoStem from time to time to provide adult stem cell services and therapies in the Asian territory. NeoStem will arrange for training Enhance BioMedical staff in the proprietary knowledge, technology and operating procedures to provide Enhance BioMedical clients with these services. In return, NeoStem is entitled to a six figure technical assistance fee. NeoStem also will be entitled to a stated royalty on gross revenues generated by Enhance BioMedical from providing the NeoStem stem cell services for the duration of the renewable 10 year Network Agreement and also may receive other fees in connection with assisting in the launching of the network.

All of the activities above are designed to broaden the scope of NeoStem’s operations and to enter into the arena of advanced stem cell and regenerative medicine therapies in the United States and China. While NeoStem continues to pursue its platform business of operating a commercial autologous adult stem cell bank, it has made a determination that the platform business will be enhanced if NeoStem acquires and develops advanced stem cell regenerative medicine therapies.

NeoStem is also pursuing other businesses that are related to its platform business of collection, processing and storage of adult stem cells which include (i) “medical tourism” due to advanced stem cell therapies developing at a faster pace outside the United States, (ii) supplying collected stem cells for the conduct of adult stem cell research, (iii) storing excess cells collected from a patient at oncology transplant centers, and (iv) supplying stem cells for diagnostic and therapeutic use.

The above activities are also separate and apart from NeoStem’s proposed creation of a separate pharmaceutical division by acquiring a 51% ownership interest in Suzhou Erye Pharmaceutical Company Ltd. (“Erye”), which had gross revenues in 2008 of approximately $50 million, through the Merger of CBH, which currently holds a 51% ownership interest in Erye, with and into CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem.

On August 29, 2006, NeoStem’s stockholders approved an amendment to its certificate of incorporation to effect a reverse stock split of the NeoStem Common Stock at a ratio of one-for-ten shares and to change its name from “Phase III Medical, Inc.” to “NeoStem, Inc.” On June 14, 2007, NeoStem’s stockholders approved an amendment to NeoStem’s certificate of incorporation to effect a reverse split of the NeoStem Common Stock at a ratio of up to one-for-ten shares in the event it was deemed necessary by the NeoStem Board of Directors in order to be accepted onto a securities exchange. On July 9, 2007, the NeoStem Board of Directors approved a one-for-ten reverse stock split to be effective upon the initial closing of NeoStem’s public offering in order to satisfy the listing requirements of the NYSE Amex. On August 9, 2007, the reverse split was effective and NeoStem Common Stock commenced trading on the NYSE Amex under the symbol “NBS.” ACCORDINGLY, ALL NUMBERS IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT BOTH THE ONE-FOR-TEN REVERSE STOCK SPLIT WHICH WAS EFFECTIVE AS OF AUGUST 31, 2006 AND THE ONE-FOR-TEN REVERSE STOCK SPLIT WHICH WAS EFFECTIVE AS OF AUGUST 9, 2007. NO ADJUSTMENT HAS BEEN MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR THE EFFECTS OF ANY FURTHER REVERSE STOCK SPLIT THAT WOULD BE AUTHORIZED IF NEOSTEM PROPOSAL NO. 5 IS APPROVED.

NeoStem was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. NeoStem’s corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170. NeoStem’s telephone number is (212) 584-4180. NeoStem’s website address is www.neostem.com. Information on NeoStem’s website does not constitute a part of this joint proxy statement/prospectus.

China Biopharmaceuticals Holdings, Inc.

China Biopharmaceuticals Holdings, Inc. (“CBH”) is a bio-pharmaceutical company focused on developing, manufacturing and distributing innovative drugs in the PRC.

China Biopharmaceuticals, Inc., a Delaware corporation, was originally organized as a corporation under the laws of the State of New York on August 6, 1976 under the name of “Globuscope, Inc.” On August 7, 1984, its name was changed to “Globus Growth Group, Inc.,” which was its name until it was merged into CBH, its wholly owned subsidiary in the State of Delaware on August 28, 2004 through an internal re-organizational merger.

Effective August 28, 2004, CBH completed the acquisition of CBC, a British Virgin Islands corporation, as the parent, the management company and holder of 90% of the ownership interest in its then only operating subsidiary and asset, Nanjing Keyuan Pharmaceutical R&D Co., Ltd., doing business in English a.k.a. Nanjing Chemsource Pharmaceutical R&D Co. Ltd (“Keyuan” or “Chemsource”), a company established in China and engaged in the discovery, development and commercialization of innovative drugs and related bio-pharmaceutical products in China. Nanjing Keyuan Pharmaceutical R&D Co., Ltd. was established in

March 2000 in Nanjing City of Jiangsu Province, China. It was founded and spear-headed by graduates from China Pharmaceutical University to engage in new drug research and discovery and in the development of new drug screening technologies. However, due to continuing operating losses and lack of funding and the virtual stoppage of approval of new drugs by the State Food and Drug Administration of China (“SFDA”), Keyuan’s R&D has been considerably affected and CBH has written off Keyuan on its books as a result recently. CBC has de minimis value, if any. A condition of the Merger is that CBH sell or transfer its subsidiary CBC prior to the Merger. CBH intends to effect a sale, spin-off or other disposition of CBC in a manner acceptable to NeoStem such that the only material assets of CBH at the time of the Merger shall be CBH’s 51% ownership interest in Erye and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less.

On June 11, 2005, CBH signed a purchase agreement, which was amended on August 3, 2005, under which CBH acquired a controlling ownership interest (approximately 51%) in Erye. Total consideration paid by CBH to acquire 51% ownership interest in Erye was $3,000,000 cash to be paid in installments, and 3,300,000 shares of CBH Common Stock valued at $0.50 per share or $1,650,000. Out of the $3,000,000 payable in cash, $2,200,000 was contributed to the acquired Erye for working capital and/or expansion purposes.

On November 19, 2007, CBH entered into an agreement with RimAsia as a follow-up to letters of intent signed on July 14, 2007 and August 2, 2007, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the acquisition of Enshi plus unpaid interest of $1,008,534 (total of $12,508,534) was converted in full into 6,185,607 shares of senior redeemable convertible preferred shares of CBH at a conversion price of $2.0222 for each such preferred share. Each preferred share may be converted into two shares of CBH Common Stock. Additionally, the exercise price of $1.375 for the 12 million existing warrants exercisable into CBH Common Stock previously issued to and currently held by RimAsia in connection with the extension of the loan financing (“Existing Warrants”) was lowered to $1.26 per share and the term of the Existing Warrants extended to 4.5 years from the closing date. This was conditioned on CBH signing a letter of intent for acquisition of a new company (or for the injection of the remaining 49% equity stake of Erye not already owned by CBH) before January 15, 2008, having such acquisition closed before June 30, 2008 and then extended to October 31, 2009. In connection therewith, the parties also entered into a registration rights agreement and certain other agreements, and CBH issued an additional common stock purchase warrant and a modified common stock purchase warrant. RimAsia has the right to convert such preferred shares back to a loan, to accelerate and foreclose back on all the assets of CBH wiping out all common stock value.

The shares of CBH Common Stock are quoted on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the symbol CHBP.OB.

Although to date CBH has been successful in developing its business and products, CBH faces many challenges typically faced by a growing company, including limited access to capital, competition, research and development risks, among many other risks. CBH’s inability to overcome these risks could have an adverse effect on its operations, financial condition and prospects. Investments in CBH may also be materially and adversely affected by the fluctuation of the Renminbi.

CBH’s principal executive offices are located at No. 859, Pan Xu Road, Suzhou, Jiangsu Province, China 215000. CBH’s telephone number is (86) 512 6855 0568.

Comparative Market Price Information and Dividend Information (Page [267])

NeoStem Common Stock trades on the NYSE Amex under the symbol “NBS.” NeoStem Common Stock traded on the Over-the-Counter Bulletin Board under the symbol “NEOI” from August 31, 2006 to August 8, 2007, and traded under the symbol “PHSM” from July 24, 2003 to August 30, 2006. CBH Common Stock began trading on the Over-the-Counter Bulletin Board on December 19, 2005, and is currently traded under the symbol “CHBP.OB.” Upon completion of the Merger, CBH Common Stock will no longer trade on the Over-the-Counter Bulletin Board.

The following table sets forth the high and low sales prices and high and low bid prices (as applicable) of NeoStem Common Stock and CBH Common Stock for each quarterly period within the two most recent fiscal years, as reported by the NYSE Amex and Nasdaq Trading and Market Services (as applicable) and the Over-the-Counter Bulletin Board, respectively. Information set forth in the table below reflects inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

	NeoStem Common Stock		CBH Common Stock
2009	High	Low	High	Low
First Quarter	$1.08	$0.43	$0.14	$0.095
Second Quarter	$2.72	$0.80	$0.29	$0.05
Third Quarter (through July 10, 2009)	$2.20	$1.68	$0.28	$0.23

2008	High	Low	High	Low
First Quarter	$2.24	$1.18	$0.28	$0.15
Second Quarter	$1.48	$0.41	$0.27	$0.14
Third Quarter	$1.80	$0.70	$0.28	$0.17
Fourth Quarter	$2.15	$0.41	$0.34	$0.09

2007	High	Low	High	Low
First Quarter	$8.00	$2.50	$1.00	$0.45
Second Quarter	$6.40	$3.70	$0.47	$0.28
Third Quarter	$7.65	$3.65	$0.42	$0.28
Fourth Quarter	$4.75	$1.28	$0.51	$0.22

The following table sets forth the last sale prices of NeoStem Common Stock and CBH Common Stock as reported on the NYSE Amex and the Over-the-Counter Bulletin Board, respectively, on (1) October 31, 2008, the last trading day before the public announcement of the Merger and (2) [], 2009, the last trading day before the distribution of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the NeoStem Common Stock and CBH Common Stock.

	NeoStem Common Stock		CBH Common Stock
October 31, 2008		$1.13		$0.11
[], 2009	$	[]	$	[]

Structure of the Merger (Page [99])

In general terms, the proposed Merger involves the merger of CBH with and into Subco, which is a wholly-owned subsidiary of NeoStem, with Subco as the surviving entity, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger. The Agreement and Plan of Merger provides that at the time of the Merger, the only material assets of CBH will be CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (“China” or the “PRC”) and at least $550,000 cash, as more particularly described herein. A condition of the Merger is that CBH sell or transfer its subsidiary CBC prior to the Merger.

Upon consummation of the Merger, NeoStem will own 51% of the ownership interests in Erye, and EET will own the remaining 49% ownership interest. In connection with the execution of the Agreement and Plan of Merger, Subco and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Subco will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital.

Pursuant to the terms of the Merger, all of the shares of CBH Common Stock, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, 7,150,000 shares of NeoStem Common Stock. Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, a principal stockholder of NeoStem and the sole holder of shares of CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90, contingent upon RimAsia’s supplying $1,600,000 in transaction funding pursuant to the terms of the Funding Agreement, of which RimAsia has already provided approximately $1,000,000. Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of NeoStem Common Stock will be issued to EET. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger after the timely receipt of all PRC approvals.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, may elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

The transactions will require, among other things, the approval by the relevant PRC and other governmental organizations of the Agreement and Plan of Merger, the Joint Venture Agreement, and the articles of incorporation of Erye. More specifically, the Agreement and Plan of Merger, and the Joint Venture Agreement, and the articles of incorporation of Erye will need to be approved by the Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department and all other requisite authorities, and the articles of incorporation of Eyre will need to be filed with and the new business license of Eyre will need to be issued by, the Suzhou Administration of Industry and Commerce or other requisite authorities. The approval and registration process will normally take approximately one month. There is no assurance that the requisite approvals and registrations can be obtained and completed at a timely basis, if at all, or can be obtained and completed without the Agreement and Plan of Merger, and/or the Joint Venture Agreement, and/or the articles of incorporation of Erye being amended or revised materially pursuant to the requests of corresponding approval and/or registration authorities.

There can be no assurance the governmental approvals from the relevant PRC government authorities and other governmental organizations will be received on a timely basis or at all. The parties understand that under PRC law, they may not be able to obtain certain approvals until after closing. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).

The Terms of the Agreement and Plan of Merger

The Agreement and Plan of Merger, together with Amendment No. 1 dated July 1, 2009 are attached as Annex A to this joint proxy statement/prospectus. All references to and descriptions of the “Agreement and Plan of Merger” are references to and descriptions of the Agreement and Plan of Merger as amended by the Amendment No. 1 dated as of July 1, 2009, as such agreement may be amended from time to time. We encourage you to read the Agreement and Plan of Merger, as it is the legal document that governs the Merger.

Conversion of CBH Common Stock; Exchange Ratio (Page [111])

As soon as practical after the effectiveness of the Merger, each holder of CBH Common Stock shall be entitled to receive as a distribution from CBH for each share of CBH Common Stock held by such CBH stockholder, a fraction of a share of NeoStem Common Stock equal to the exchange ratio (as defined herein). The “exchange ratio” shall be equal to the quotient of 7,150,000 divided by the sum of (x) the number of shares of CBH Common Stock outstanding at the Effective Time, and (y) the number of shares of CBH Common Stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time. Each holder of CBH Common Stock shall be entitled to receive, for each share of CBH Common Stock held by such holder, 0.19255 shares. Any shares of NeoStem Common Stock held in escrow shall be distributed pro rata to the same record stockholders as the initial distribution.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event

NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, may elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

The NeoStem Common Stock that holders of CBH Common Stock will be entitled to receive as a result of the Merger is traded and quoted on the NYSE Amex under the market symbol “NBS.”

Conditions to the Merger (Page [115])

The obligations of CBH, NeoStem and Subco to consummate the Merger shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions, among others:

•	The Agreement and Plan of Merger, the Merger and the transactions contemplated thereby shall have been approved and adopted by CBH’s stockholders in the manner required by any applicable law, and the issuance of the shares of the NeoStem securities to be issued pursuant to the Merger and the amendment of NeoStem’s Amended and Restated Certificate of Incorporation to increase the authorized preferred stock shall have been approved by NeoStem’s stockholders in the manner required by any applicable law.
•	The SEC shall have declared effective the registration statement of which this prospectus/proxy statement forms a part, and no stop order or similar restraining order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.
•	The shares of NeoStem Common Stock required to be issued pursuant to the Merger (including, without limitation, the NeoStem Common Stock issuable upon the exercise of the Class C Warrants or conversion of the NeoStem Series C Preferred Stock) shall have been approved for listing on the NYSE Amex or other stock exchange on which the NeoStem Common Stock is listed or quoted, subject to official notice of issuance.
•	The Agreement and Plan of Merger, the Joint Venture Agreement and the articles of incorporation of Erye will require approval by the relevant PRC and other governmental organizations and shall be in full force and effect. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).
•	The result of any and all due diligence, including, but not limited to, legal due diligence, financial due diligence and business due diligence, shall be satisfactory to NeoStem, in its sole discretion.

The obligations of NeoStem and Subco to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by NeoStem) of the following conditions, among others:

•	NeoStem shall have received a re-affirmation, in form and substance reasonably satisfactory to NeoStem, of an opinion of vFinance previously provided to NeoStem to the effect that the terms of the Merger are fair to NeoStem’s stockholders from a financial point of view.
•	NeoStem shall have received proof satisfactory to it that CBH has not less than $550,000 in unencumbered cash available for distribution to NeoStem and has settled any and all payment obligations.
•	All of the holders of CBH Common Stock Purchase Warrants shall have agreed in writing to accept the Class C Warrants in exchange thereof pursuant to a Class C Warrant Agreement.
•	NeoStem shall have received evidence satisfactory to it that the transfer of stock equity in Erye contemplated by the Agreement and Plan of Merger and the Merger, and the Joint Venture Agreement and the amended articles of incorporation of Erye have been approved by the Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department and all other requisite authorities, and the amended articles of incorporation of Eyre has been filed with and the new business license of Erye has been issued by, the Suzhou Administration of Industry and Commerce or other requisite authorities; and that any and all requisite registrations with the China State Administration of Foreign Exchange or its local offices shall have been made. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).
•	Erye shall have agreed to contribute to NeoStem 6% of the net annual income received by Erye, commencing with the year ending December 31, 2009, in order to fund NeoStem’s costs and expenses, including, without limitation the costs and expenses incurred by NeoStem in connection with the transactions contemplated by the Agreement and Plan of Merger.
•	NeoStem shall have received proof satisfactory to it that PRC national candidates for NeoStem board seats reasonably acceptable to NeoStem have been identified by CBH or Erye and have indicated a willingness to serve.
•	NeoStem shall have received opinions of PRC counsel to CBH and tax counsel to CBH regarding the Merger, the tax-free status of the reorganization, the regulatory status of Erye and the disclosure in the registration statement of which this joint proxy statement/prospectus forms a part.
•	NeoStem shall have received evidence of the satisfaction in full of any and all indebtedness for borrowed money payable by CBH to Globus and/or Mao, along with evidence of the cancellation of CBH Series A Preferred Stock.
•	CBH shall have purchased a six-year prepaid “tail policy” on directors’ and officers’ liability insurance providing substantially equivalent benefits as the current policy.
•	At least 15 days prior to Closing, CBH shall have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as the new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements. All documents and accounting for such transactions shall be reasonably acceptable to NeoStem.
•	NeoStem shall have received evidence satisfactory to it that CBH has effected a sale, spin-off or other disposition of CBC in a manner satisfactory to NeoStem, such that the only material assets and liabilities of CBH at the time of the Merger will be CBH’s 51% ownership interest in Erye and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less. All documents and accounting for such transaction shall be reasonably acceptable to NeoStem and shall include a full release in favor of NeoStem and its affiliates from any and all claims or liabilities due or asserted to be due to CBC, Keyuan or any of their affiliates. CBH shall take appropriate action to liquidate or extinguish any intercompany debt owed to CBH or Erye by CBC or Keyaun or any of their affiliates. CBH and CBC represent and warrant that CBC has de minimis value, if any.

The obligations of CBH to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by CBH) of each of the following conditions, among others:

•	CBH shall have received opinions of U.S. counsel to NeoStem and tax counsel to NeoStem regarding the Merger, the tax-free status of the reorganization and the disclosure in the registration statement of which this joint proxy statement/prospectus forms a part, but not with respect to the NeoStem Preferred Stock.
•	The NeoStem Board of Directors and stockholders shall have adopted an equity incentive compensation plan reasonably satisfactory to the NeoStem and CBH.
•	NeoStem shall have delivered evidence, satisfactory to CBH, of the filing of the NeoStem certificate of designations for the Series C Preferred Stock with the Secretary of State of the State of Delaware.
•	NeoStem or the surviving corporation shall pay for all reasonable transaction expenses.

Any of the conditions in the Agreement and Plan of Merger may be waived by the party benefited thereby, except those conditions imposed by law.

Termination (Page [117])

Subject to certain exceptions, either NeoStem or CBH may terminate the Agreement and Plan of Merger if the Merger is not completed by October 31, 2009, and in various other circumstances.

The Reasons the Boards of Directors of NeoStem and CBH Approved the Merger (Page [89])

The CBH Board of Directors and a special committee of the NeoStem Board of Directors each approved the Merger based on a number of factors, including, among other things, their belief that the combination of Subco and CBH will create a stronger, more successful company, with enhanced prospects for continued viability, and will provide the stockholders of both NeoStem and CBH with the potential for more financial success than either company has on its own.

Each board of directors (or special committee thereof, as applicable) also considered separate reasons for the Merger. The NeoStem Board of Directors considered, among other things, the potential that the Merger could open new markets, distribution channels and capabilities for production of stem cell related products in the PRC. The CBH Board of Directors considered, among other things, that in connection with the Merger: (i) CBH would be relieved of the burden of servicing approximately $13.5 million of acquisition financing, as to which CBH’s failure to do so has resulted in CBH’s default under the terms of such acquisition financing; (ii) CBH security holders will be entitled to receive shares and other securities of NeoStem, a NYSE Amex listed stem cell company with greater potential for market liquidity and for appreciation than CBH; and (iii) that with added assets from CBH, NeoStem may be strengthened, with substantial revenue and net income and GMP-certified plants in the PRC, and may be in a position to move to the next stage of growth.

Fees and Expenses (Page [119])

If the Agreement and Plan of Merger and the transactions contemplated thereby are not consummated, in general, all fees and expenses incurred in connection therewith shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing this prospectus/joint proxy statement (including filing fees related thereto but excluding legal and accounting fees and expenses) and related registration statement and the fees and disbursements of any third party will be shared equally by NeoStem and CBH.

Interests of Certain Persons in the Merger (Page [94])

NeoStem

The Agreement and Plan of Merger gives the NeoStem Compensation Committee the authority to grant as bonuses (the “Merger Bonus Shares”) an aggregate of 1,000,000 shares (or shares and options to purchase 1,000,000 shares, in any combination) of NeoStem Common Stock to (i) its officers, consultants and advisors upon the Closing of the Merger and (ii) such officers, significant employees and/or directors of Erye following the receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine and to pay withholding taxes thereon. It is currently anticipated that the following persons will receive shares, or options to purchase shares, of NeoStem Common Stock pursuant to this authority: Robin L. Smith (175,000 shares), Catherine M. Vaczy (150,000 shares), Shi Mingsheng (175,000 shares), Madam Zhang Jian (175,000 shares), and two NeoStem consultants or advisors (an aggregate of 200,000 shares or options). Based on the closing price of the NeoStem Common Stock on June 25, 2009 of $2.00, the amount of U.S. withholding taxes that NeoStem would pay in connection with the grants as allocated to the individuals above would be approximately $841,000. Such Merger-related grants are discussed in detail in NeoStem Proposal No. 6, below, in the section “Issuance of Equity Grants in Connection with the Merger,” and in NeoStem Proposal No. 7, below, in the section “Issuance of Equity Grants in Connection with the Merger.”

The Agreement and Plan of Merger also provides that any or all NeoStem stock options outstanding immediately prior to the closing, in the sole discretion of the Compensation Committee, may be amended, cancelled and reissued or otherwise modified so that the exercise price shall be adjusted to the greater of $0.80 or fair market value (to the extent the exercise price exceeds such amount); provided that if NeoStem lowers the exercise price of eligible options to a fair market value price that is greater than $0.80, NeoStem may also issue to any eligible optionee additional options, stock or other consideration (including cash) such that the fair value of the overall consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee, to the value that would have been provided if the exercise price had been reduced to $0.80. An amendment to the 2003 Equity Compensation Plan (the “2003 Plan”), together with a Repricing (as defined below) of certain options and warrants (see below) and other related matters, are presented for stockholder consideration in NeoStem Proposal No. 9 of this joint proxy statement/prospectus.

The Agreement and Plan of Merger provides that the exercise price of certain outstanding warrants of NeoStem will be reduced as provided for in a schedule. Certain officers and directors of NeoStem are holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share, that will have their exercise prices reduced to approximately $6.18 per share. Such warrants are held by NeoStem officers and directors in the following quantities: Robin L. Smith (27,511), Catherine M. Vaczy (4,084), Richard Berman (11,364), Steven Myers (22,728) and Joseph Zuckerman (2,084).

Robin L. Smith, NeoStem’s Chairman and Chief Executive Officer, and Steven Myers, a member of NeoStem’s Board of Directors and Audit, Compensation and Nominating Committees, are holders of CBH Common Stock. Dr. Smith is the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers is the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Accordingly, a special committee of NeoStem’s Board of Directors (initially comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman, and now comprised of Richard Berman, Joseph Zuckerman and Drew Bernstein) approved on behalf of the Company the execution of the Agreement and Plan of Merger and the transactions contemplated thereby.

Certain options to purchase shares of NeoStem Common Stock held by Dr. Smith (130,000), Mr. Weinreb (20,000), Mr. May (20,000) and Ms. Vaczy (20,000) are scheduled to vest upon the achievement of specific business milestones. These milestones would be achieved upon consummation of the Merger and such options would vest provided they are outstanding immediately prior thereto. See “Outstanding Equity Awards at Fiscal Year-End.”

CBH

Pursuant to the Agreement and Plan of Merger, Shi Mingsheng will be added to the Board of Directors of NeoStem immediately after receipt of all PRC approvals following the Effective Time. Currently, Shi Mingsheng is a Director of and the Chief Operating Officer of CBH, the Chairman of the Board of Directors of Erye, and a holder of approximately two-thirds of EET (which is the holder of a 49% interest in Erye and a 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem).

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao.

Madam Zhang and Shi Mingsheng, each a director of CBH, will continue their existing employment agreements with Erye post-Merger as general manager, and board chairman, respectively.

Madam Zhang and Shi Mingsheng will each receive 175,000 shares of NeoStem Common Stock as Merger Bonus Shares after receipt of all PRC approvals following the Effective Time. Such Merger-related grants are discussed in detail in NeoStem Proposal No. 7, below, in the section “Issuance of Equity Grants in Connection with the Merger.”

Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, which is the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

Cai Jianqian, the mother of CBH Chief Executive Officer Chris Peng Mao and a CBH stockholder, serves as the PRC Scientific Advisor to NeoStem pursuant to an April 23, 2009 Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai Jianqian is President. It is anticipated that Cai Jianqian and SLSI will continue in this role following the Merger. In return for the consulting services, NeoStem will pay SLSI an annual fee of $100,000 and issue SLSI an aggregate of 250,000 options under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), subject to the approval of the 2009 Non-U.S. Plan at the Special Meeting, to become exercisable over approximately a two year period. In addition, in connection with NeoStem’s expanding its relationship with SLSI in July 2009, NeoStem has agreed to grant to SLSI an additional 100,000 shares under the 2009 Non-U.S. Plan, subject to approval of the 2009 Non-U.S. Plan at the Special Meeting.

In a private placement of units by NeoStem in November 2008, Fullbright Finance Limited (“Fullbright”), a corporation organized in the British Virgin Islands and a wholly-owned subsidiary of EET (the principal shareholders of which are Madam Zhang Jian, Chairman and Chief Financial Officer of CBH, Shi Mingsheng, Chief Operating Officer of CBH, and Ding Weihua, a director of CBH), purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright’s purchase of the units, EET borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in the June/July 2009 private placement (as defined and described below), Fullbright acquired 64,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 640,000 shares of NeoStem Common Stock.

For information on additional interests of Shi Mingsheng and Madam Zhang Jian, each a current director of CBH, in the Merger, see “Interests of Certain Persons in the Merger — NeoStem.”

RimAsia

Pursuant to the Agreement and Plan of Merger, Eric Wei, the managing partner of RimAsia, will be added to the current Board of Directors of NeoStem immediately after the Effective Time.

Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia and partially to satisfy the approximately $1.6 million in transaction expenses advanced or to be advanced by RimAsia, a principal stockholder of NeoStem and the sole holder of shares of CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90. In the event the Merger and the related transactions are not consummated, RimAsia may not be able to recover some or all of the $1.6 million that it advanced to cover transaction expenses.

In addition, Fullbright pledged the units it acquired in NeoStem’s November 2008 private placement (as defined and described below) to RimAsia as collateral for the $500,000 loan made by Rim Asia to EET in connection therewith. Further, in the April 2009 private placement (as defined and described below), RimAsia acquired 400,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon shareholder approval), together with warrants to purchase 4,000,000 shares of NeoStem Common Stock.

CBH has defaulted under the terms of an acquisition financing in the amount of approximately $13.5 million provided by RimAsia. Such amount has been converted into CBH Series B Preferred Stock, subject to the condition that CBH merge with another company meeting certain pre-agreed financial benchmarks or that is approved by RimAsia. If CBH does not consummate such a merger, RimAsia has the right to convert such amount back into the original loan and accelerate which would put CBH in immediate default and potentially in insolvency, and severely impair the value of CBH securities to its holders. Through the Merger, NeoStem has agreed to assume the convertible preferred stock with modified rights given to RimAsia, and eliminate the default risk. However, in the event the Merger is not consummated, RimAsia may not be able to recover some or all of the approximately $13.5 million it is owed by CBH.

EET

125,000 shares of NeoStem Common Stock will be issued to EET or its designee for assistance in effecting the Merger. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng and Madam Zhang Jian, as well as an aggregate of 350,000 Merger Bonus shares to Shi Mingsheng and Madam Zhang Jian (175,000 each), in connection with the transactions contemplated by the Merger after the receipt of PRC Approvals following the Effective Time.

In connection with the closing of the Merger, in order to satisfy CBH’s obligations under a Memorandum of Understanding with EET, CBH shall have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements. However, in the event the Merger and related transactions are not approved, EET may not receive such land and building and EET may have to pursue other remedies to obtain the property to which it is entitled pursuant to the Memorandum of Understanding between EET and CBH. The land and building have a book value on CBH’s books of approximately $6.7 million (and an unknown estimated fair market value).

Pursuant to the Joint Venture Agreement between Sub Co. and EET, during the three year period commencing from the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, 45% of the net profit after tax will be given to Erye, rather than distributed to NeoStem, to fund construction of Erye’s new plant, thereby benefitting EET. Shi Mingsheng and Madam Jian own approximately 63% and 10%, respectively, of EET.

Pursuant to the Agreement and Plan of Merger, Shi Mingsheng will be added to the Board of Directors of NeoStem immediately after receipt of all PRC approvals following the Effective Time.

Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

In a private placement of units by NeoStem in November 2008, Fullbright Finance Limited (“Fullbright”), a corporation organized in the British Virgin Islands and a wholly-owned subsidiary of EET (the principal shareholders of which are Madam Zhang Jian, Chairman and Chief Financial Officer of CBH and Erye, Shi Mingsheng, Chief Operating Officer of CBH and Chairman of Erye, and Ding Weihua, a director of CBH), purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright’s purchase of the units, EET borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in the June/July 2009 private placement (as defined and described below), Fullbright acquired 64,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 640,000 shares of NeoStem Common Stock.

Board Composition Following the Merger (Page [97] and Page [111])

Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. Therefore, the NeoStem Board of Directors will consist of the following seven members promptly following the consummation of the Merger and the receipt of all PRC approvals: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Eric Wei, the managing partner of RimAsia; Shi Mingsheng, a Director of and the Chief Operating Officer of CBH, the Chairman of the Board of Directors of Erye, and a holder of approximately two-thirds of EET (which is the holder of a 49% interest in Erye and a 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem); and Richard Berman, Drew Bernstein, Steven S. Myers and Joseph Zuckerman, each of the latter four a current director of NeoStem (the latter four are independent directors, as defined under the NYSE Amex listing standards). In the event that NeoStem Proposal No. 8 attains stockholder approval at the special meeting and the Board of Directors determines to file the Board Classification Amendment (as defined therein) with the Secretary of State of the State of Delaware, NeoStem’s Board of Directors would be divided into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For details regarding the proposed classification of NeoStem’s Board, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

NeoStem believes, as its business moves into China, that it would also be desirable to have one or more independent directors who reside in the PRC and have relevant experience. The Nominating Committee of NeoStem’s Board of Directors intends to continue its search for such potential director candidates.

Relative Percentages of Ownership (Page [98])

The following tables indicate basic and fully diluted ownership at July 2, 2009, (i) giving effect to the Series D Convertible Redeemable Preferred Stock private placement, assuming that the proposals relating to the conversion of the Series D Preferred and the exercisability of the Series D warrants have been approved and the Series D Preferred has converted into NeoStem Common Stock, and (ii) giving effect to the Series D Convertible Redeemable Preferred Stock private placement as described above and also giving effect to the consummation of the Merger (including stock bonuses to be issued as part of the Merger, and assuming that all Proposals set forth herein are approved):

After Private Placement Conversions	Basic Outstanding Shares	%	Fully Diluted Ownership(1)%
NeoStem – Public Shareholders	5,877,004	27.4%	11,373,408	25.9%
NeoStem – Officer & Directors*	1,255,701	5.9%	3,723,289	8.5%
CBH – Public Shareholders	—	0.0%	—	0.0%
CBH – Officers & Directors*	—	0.0%	—	0.0%
EET/Fullbright	1,040,000	4.8%	2,080,000	4.8%
RimAsia	5,000,000	23.3%	10,000,000	22.9%
Enhance Biomedical Holding Corporation	4,000,000	18.6%	8,000,000	18.3%
Series D Convertible Redeemable Preferred Stock Private Placement (excluding RimAsia, EET and Enhance Biomedical)	4,292,510	20.0%	8,585,022	19.6%
	21,465,215	100.0%	43,761,719	100.0%

*	Includes ownership by spouses of officers and directors.
(1)	“Fully-diluted ownership” includes all shares of NeoStem options, warrants and convertible securities outstanding, whether or not currently exercisable or “in-the-money” based on market value as of July 8, 2009.

After Private Placement Conversions & Merger	Basic Outstanding Shares	%	Fully Diluted Ownership(1)%
NeoStem – Public Shareholders	6,077,004	16.7%	11,573,408	16.6%
NeoStem – Officer & Directors *(2)	1,710,807	4.7%	4,178,395	6.0%
CBH – Public Shareholders	4,793,176	13.2%	6,805,273	9.8%
CBH – Officers & Directors*(2)(3)	357,644	1.0%	357,644	0.5%
EET/Fullbright(4)(5)	3,604,570	9.9%	4,644,570	6.7%
RimAsia	11,458,009	31.6%	25,544,133	36.7%
Enhance Biomedical Holding Corporation	4,000,000	11.0%	8,000,000	11.5%
Series D Convertible Redeemable Preferred Stock Private Placement (excluding RimAsia, EET and Enhance Biomedical)	4,292,510	11.8%	8,585,022	12.3%
	36,293,720	100.0%	69,688,445	100.0%

*	Includes ownership by spouses of officers and directors.
(1)	“Fully-diluted ownership” includes all shares of NeoStem options, warrants and convertible securities outstanding, whether or not currently exercisable or “in-the-money” based on market value as of July 8, 2009.
(2)	Includes an aggregate of 450,000 shares of NeoStem Common Stock to be issued as bonuses to current executive officers of NeoStem upon consummation of the Merger pursuant to the Agreement and Plan of Merger and an aggregate of 130,102 shares of NeoStem Common Stock to be issued to NeoStem’s CEO and a director upon consummation of the Merger in their capacity as holders of CBH Common Stock. Does not include shares to be owned by Shi Mingsheng, currently a director of CBH and expected to be a director of NeoStem following the Merger and to continue as Board Chairman of Erye following the Merger, or Madam Zhang Jian, currently a director and CFO of CBH and expected to continue as General Manager of Erye following the Merger. All such shares are included in ownership of EET/Fullbright.
(3)	Pursuant to an agreement among the parties, 1,886,232 shares of NeoStem Common Stock to be received by certain CBH officers and directors (and certain affiliates thereof) will be transferred to Fullbright immediately upon the consummation of the Merger (1,789,955 of which were to be received by certain CBH officers and directors), and are not reflected in this table in the total shares of NeoStem Common Stock to be owned by CBH Officers & Directors following the Merger.
(4)	EET/Fullbright Basic Outstanding Shares consists of (i) 400,000 shares of NeoStem Common Stock owned by Fullbright (a wholly-owned subsidiary of EET) prior to the Merger, (ii) 640,000 shares of NeoStem Common Stock issuable upon conversion of 64,000 shares of Series D Preferred Stock purchased by Fullbright in June/July 2009, (iii) 1,886,232 shares of NeoStem Common Stock to be transferred to Fullbright by certain CBH officers and directors (and certain affiliates thereof) immediately upon consummation of the Merger, (iv) 125,000 shares of NeoStem Common Stock to be issued to EET or its designees in the Merger, (v) an aggregate of 203,338 shares of NeoStem Common Stock to be issued to Mr. Shi and Madam Zhang Jian upon PRC approval following consummation of the Merger, and (vi) 175,000 shares to be issued to each of Mr. Shi and Madam Zhang Jian (aggregate of 350,000) upon PRC approval following consummation of the Merger as a bonus pursuant to the Agreement and Plan of Merger.
(5)	EET/Fullbright Fully Diluted Ownership also includes (i) warrants to purchase 400,000 shares of NeoStem Common Stock owned by Fullbright (a wholly-owned subsidiary of EET) prior to the Merger, and (ii) 640,000 shares of NeoStem Common Stock issuable upon exercise of 640,000 Series D warrants purchased by Fullbright in June/July 2009.

The Recommendations of the Board of Directors of NeoStem (Page [93]):

Robin Smith and Steven Myers hold shares of CBH Common Stock. Accordingly, a special committee of the NeoStem Board of Directors, initially comprised of Mark Weinreb, Joseph Zuckerman and Richard Berman, which is now comprised of Joseph Zuckerman, Richard Berman and Drew Bernstein, was formed and such committee believes that that the proposed Merger is fair to, advisable for, and in the best interests of NeoStem and its stockholders. In addition, the special committee as currently constituted approved Amendment No. 1 to the Agreement and Plan of Merger dated as of July 1, 2009, as being fair to, advisable for, and in the best interests of NeoStem and its stockholders. The special committee of the NeoStem Board of Directors has unanimously voted to approve the terms and provisions of the Agreement and Plan of Merger, and the full Board of Directors unanimously recommends that you vote FOR the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger.

The NeoStem Board of Directors believes that approving the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of NeoStem preferred stock from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000) is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the proposed amendment, and unanimously recommends that you vote FOR the approval of such amendment.

The NeoStem Board of Directors believes that the proposed issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof, is in the best interests of NeoStem and its stockholders. The NeoStem Board of Directors has unanimously voted to approve such issuance and unanimously recommends that you vote FOR such issuance of the NeoStem Common Stock.

The NeoStem Board of Directors believes that the proposed issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of the restrictions set forth in the Blocker Letter entered into by NeoStem and RimAsia, is in the best interests of NeoStem and its stockholders. The NeoStem Board of Directors has unanimously voted to approve such issuance and unanimously recommends that you vote FOR such issuance of the NeoStem Common Stock and the removal of the restrictions set forth in the Blocker Letter.

The NeoStem Board of Directors believes that approving an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the NeoStem Board of Directors necessary to maintain its listing with the NYSE Amex or to list the NeoStem Common Stock on any other exchange, is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the reverse split and unanimously recommends that you vote FOR the approval of such amendment.

The NeoStem Board of Directors believes that approving the adoption of the amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the amendment to the 2009 Plan, and unanimously recommends that you vote FOR the approval of the amendment to the 2009 Plan.

The NeoStem Board of Directors believes that adopting the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the adoption of the 2009 Non-U.S. Plan, and unanimously recommends that you vote FOR the adoption of the 2009 Non-U.S. Plan.

The NeoStem Board of Directors believes that approving an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the proposed amendment, and unanimously recommends that you vote FOR the approval of such amendment.

The NeoStem Board of Directors believes that (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing. The NeoStem Board of Directors has unanimously voted to approve the amendment to the 2003 Plan and repricings and unanimously recommends that you vote FOR the approval of the amendment and the repricings.

The NeoStem Board of Directors believes that approving the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the proposal and unanimously recommends that you vote FOR the approval of this proposal.

The Recommendations of the Board of Directors of CBH (Page [93]):

The CBH Board of Directors believes that the Merger is fair to, advisable for, and in the best interests of CBH and its stockholders, and will preserve value for stockholders and prevent a foreclosure by RimAsia on all of CBH’s assets. CBH has unanimously voted to approve the Agreement and Plan of Merger, and unanimously recommends that you vote FOR the adoption of the Agreement and Plan of Merger and approval of the Merger, including all transactions contemplated thereby.

The CBH Board of Directors believes approving the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting is in the best interests of CBH and its stockholders, has unanimously voted to approve the proposal and unanimously recommends that you vote FOR the approval of this proposal.

Risk Factors Related to the Merger (Page [33])

THE MERGER AND THE BUSINESS OF THE COMBINED COMPANY INVOLVE A HIGH DEGREE OF RISK. Government regulation in the People’s Republic of China may interfere with or prohibit all or certain of the Company’s business initiatives in China, and NeoStem lacks any prior experience in doing business in China.

The “Risk Factors” beginning on page [33] should be considered carefully by both NeoStem and CBH stockholders in evaluating whether to approve the issuance of the NeoStem securities, in the case of the NeoStem stockholders, and whether to approve the adoption of the Agreement and Plan of Merger, in the case of the CBH Stockholders. These risk factors should be considered along with any other information included herein, including in conjunction with forward-looking statements made herein.

The Stockholders’ Meetings (Pages [76] and [81])

The special meeting of the stockholders of NeoStem will be held on August [], 2009 at 11:00 a.m., local time, at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

The special meeting of the stockholders of CBH will be held on August [], 2009 at 9:00 a.m., local time, at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

Accounting Treatment

For accounting purposes, NeoStem will be the “accounting acquirer” of CBH. The Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of CBH, as of the completion of the Merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill and any other applicable intangible assets.

Governmental Approval of the Merger (Page [108])

NeoStem and CBH have determined that filing of a notification under the HSR Act is not required in connection with the Merger.

The transactions will require, among other things, the approval by the relevant PRC and other governmental organizations of the Agreement and Plan of Merger, the Joint Venture Agreement, and the articles of incorporation of Erye. More specifically, the Agreement and Plan of Merger, and the Joint Venture Agreement, and the articles of incorporation of Erye will need to be approved by the Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department and all other requisite authorities, and the articles of incorporation of Eyre will need to be filed with and the new business license of Eyre will need to be issued by, the Suzhou Administration of Industry and Commerce or other requisite authorities. The approval and registration process will normally take approximately one month. There is no assurance that the requisite approvals and registrations can be obtained and completed at a timely basis, if at all, or can be obtained and completed without the Agreement and Plan of Merger, and/or the Joint Venture Agreement, and/or the articles of incorporation of Erye being amended or revised materially pursuant to the requests of corresponding approval and/or registration authorities.

There can be no assurance the governmental approvals from the relevant PRC government authorities and other governmental organizations will be received on a timely basis or at all. The parties understand that under PRC law, they may not be able to obtain certain approvals until after closing. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).

Appraisal Rights for NeoStem Stockholders and for CBH Stockholders (Page [83])

Under Delaware law, NeoStem stockholders do not have appraisal rights in connection with the issuance of the securities of NeoStem in connection with the Merger.

Under Delaware law, the holders of CBH Common Stock will have appraisal rights and may be entitled to receive cash equal to the fair market value of their CBH Common Stock. To do so, they must follow the procedures set forth under Section 262 of the General Corporation Law of the State of Delaware. Section 262 is attached as Annex B to this joint proxy statement/prospectus.

RISK FACTORS

You should carefully consider the risks described below regarding the Merger, the Joint Venture Agreement and the NeoStem business post merger, together with all of the other information included in this joint proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to the Merger

Following the Merger, a substantial portion of NeoStem’s assets will be located in the PRC and a substantial portion of NeoStem’s revenue will be derived from operations in the PRC. Since this is one of NeoStem’s first ventures into the Chinese market, NeoStem’s operations may be subject to additional risks and uncertainties.

Because NeoStem does not have any experience in doing business in the PRC, our directors, officers, managers, and employees will be encountering for the first time the economic, political, and legal climate that is unique to the PRC, which may present risk and uncertainties to NeoStem’s operations. Although in recent years the PRC’s government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC’s government. In addition, the PRC’s government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

There can be no assurance that the PRC’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and prospects. NeoStem’s activities may be materially and adversely affected by changes in the PRC’s economic and social conditions and by changes in the policies of the PRC’s government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Additional factors that NeoStem may experience in connection with having operations in the PRC that may adversely affect NeoStem’s business and results of operations include the following:

•	NeoStem may not be able to enforce or obtain a remedy under any material agreements.
•	PRC restrictions on foreign investment could severely impair NeoStem’s ability to conduct its business or acquire or contract with other entities in the future.
•	Restrictions on currency exchange may limit NeoStem’s ability to use cash flow most effectively or to repatriate our investment and fluctuations in currency values could adversely affect operating results.
•	Cultural, language and managerial differences may result in the reduction of our overall performance.
•	Political instability in the PRC could harm NeoStem’s business.

The consummation of the transactions contemplated by the Agreement and Plan of Merger is dependent upon obtaining all relevant and necessary governmental approvals from the relevant PRC government authorities.

Pursuant to the Agreement and Plan of Merger, NeoStem will acquire, indirectly through NeoStem’s ownership in Subco, a 51% ownership interest in Erye, with EET owning the remaining 49% ownership interest in Erye. Subco and EET must enter into the Joint Venture Agreement to govern the rights and obligations of Subco and EET with respect to their ownership in Erye. The Joint Venture Agreement, together with the articles of incorporation of Erye, must be delivered to the relevant PRC governmental organizations for inspection, approval and registration, and the closing of the transactions contemplated by the Agreement and Plan of Merger are contingent upon, among other things, obtaining all relevant and necessary governmental approvals and registrations from the relevant PRC government authorities for the Joint Venture Agreement, the articles of incorporation and the transactions contemplated thereby. There can be no assurance that all such relevant and necessary governmental approvals from the relevant PRC government authorities can be obtained on a timely basis or at all.

NeoStem has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed Merger. Any failure to obtain, or delay in obtaining, the necessary PRC government approvals would prevent NeoStem from being able to consummate, or delay the consummation of, the transactions contemplated by the Agreement and Plan of Merger, which could materially adversely affect the business, financial condition and results of operations of NeoStem.

The consummation of the Merger and related transactions is contingent upon the satisfaction of certain closing conditions, and the failure or delay in satisfying such closing conditions could result in increased costs and enhanced expenditure of resources or a decline in NeoStem’s or CBH’s stock price.

The transactions contemplated by the Agreement and Plan of Merger are subject to the satisfaction of several closing conditions. In order to consummate the Merger, the stockholders of NeoStem must approve both the issuance of securities in connection with the Merger and the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of NeoStem preferred stock and the CBH stockholders must approve the Merger. In addition, in order to consummate the Merger, the shares of NeoStem Common Stock to be issued in connection with the Merger must be authorized for listing on the NYSE Amex (or any other stock exchange on which shares of NeoStem Common Stock are listed); approval by the relevant PRC and other governmental authorities of NeoStem’s acquisition of 51% ownership interest in Erye, as described above, must be obtained; NeoStem must receive a re-affirmation of the fairness opinion issued by vFinance; NeoStem shall have received evidence satisfactory to it that CBH has effected a sale, spin-off or other disposition of CBC in a manner satisfactory to NeoStem and other customary closing conditions set forth in the Agreement and Plan of Merger must be satisfied. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

Any failure to satisfy or delay in satisfying any condition to closing, could result in increased costs as a result of additional efforts directed towards attempting to consummate the transactions, as well as decreased operational performance pending the outcome of the efforts directed at completion of the transactions. Legal, accounting, and printing fees must be paid whether or not the Merger is consummated, and the amount of any or all of these fees may be enhanced if there is any failure or delay in satisfying the closing conditions. Any such delays or failures to satisfy conditions could materially adversely affect NeoStem’s and/or CBH’s business, financial condition and results of operations. In addition, a failure to complete the Merger, or a delay in completing any of the transactions contemplated thereby, could result in a decline of the market price of NeoStem Common Stock to the extent that the relevant current market price reflects a market assumption that the Merger will be completed.

CBH’s obligations to consummate the Merger and related transactions are, among other things, contingent upon NeoStem’s ability to cause shares of NeoStem Common Stock to continue to list on the NYSE Amex (or any other stock exchange on which shares of NeoStem Common Stock are listed).

The obligations of CBH to consummate the Merger are predicated on a listing for the NeoStem Common Stock to be issued in connection with the Merger. While this condition could be waived by the Board of Directors of CBH, there can be no assurances that CBH would waive this condition if listing of the shares to be issued in the Merger were not obtained. In connection with the Merger, NeoStem will be issuing more shares of NeoStem Common Stock and securities convertible or exchangeable into NeoStem Common Stock than are currently outstanding. As such, the NYSE Amex takes the position such a transaction is deemed a “reverse merger” pursuant to Section 341 of the Company Guide. Therefore, the combined company will be eligible for continued listing on the NYSE Amex only if the post-transaction entity can meet the standards for initial listing. There are a number of ways for NeoStem to satisfy the conditions for initial listing. Among other criteria, most likely the common stock of the combined company would need to have a minimum market price of $2 per share. In attempting to address the minimum price-per-share requirement, NeoStem is asking its stockholders to authorize an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to allow for a reverse stock split within the range of 1:2 to 1:5 (see NeoStem Proposal No. 5 of this joint proxy statement/prospectus). However, there can be no guarantee that effecting such a reverse stock split would put the market price of the combined company’s common shares above the requisite minimum for initial listing on the NYSE Amex. Furthermore, even if the NeoStem Common Stock satisfies the minimum price per share threshold, there can be no guarantee that NeoStem could comply with the other applicable Company Guide rules. For instance, on a pro forma basis, while NeoStem currently meets the initial listing standards regarding the market value of its public float, this test will be determined based upon the market value of the NeoStem Common Stock at the time of the Merger. Other tests which will be similarly impacted include stockholders equity and market capitalization. NeoStem has filed with the NYSE Amex a new listing application relating to the post-transaction combined company. There is no guarantee that the NYSE Amex will accept NeoStem’s application relating to the post-transaction combined company.

In the event the stock of the combined company were not listed with the NYSE Amex, there is no guarantee that the combined company could satisfy the listing requirements necessary to list on any other public exchange. In such a scenario, the Merger may not be consummated.

Sales of substantial amounts of NeoStem Common Stock in the open market, or the availability of such shares for sale, could adversely affect the price of NeoStem Common Stock and other securities, and this effect will be exacerbated if certain currently outstanding options and warrants are re-priced.

There were 8,532,705 shares of NeoStem Common Stock outstanding as of July 8, 2009. Upon approval of Proposal No. 4 of this joint proxy statement/prospectus, which seeks stockholder approval for the issuance of NeoStem Common Stock to permit the automatic conversion of NeoStem’s Series D preferred stock issued in connection with the private placements, there would be 21,465,215 shares of NeoStem Common Stock outstanding. Upon consummation of the Merger, approximately 36,293,720 shares of NeoStem Common Stock will be outstanding, plus Series C preferred stock convertible into another 9,086,124 shares.

There will be a similar increase in the number of options and warrants outstanding. There were options and warrants to purchase 9,353,992 shares of NeoStem Common Stock outstanding as of July 8, 2009 (not including the warrants issued in the Series D private placement). Upon approval of NeoStem Proposal No. 4 of this joint proxy statement/prospectus, which seeks stockholder approval for the issuance of NeoStem Common Stock upon the exercise of warrants issued in connection with the private placements, warrants to purchase an additional 12,932,512 shares of NeoStem Common Stock would become exercisable, as well as the remaining portion of a warrant issued to RimAsia in September 2008 to purchase 1,000,000 shares of NeoStem Common Stock. Upon consummation of the Merger, a total of options and warrants to purchase approximately 24,298,601 shares of NeoStem Common Stock will be outstanding. An additional 1,250,000 options are anticipated to be granted upon approval of NeoStem Proposals No. 1 and 6, which if granted will be at an exercise price equal to fair market value on the date of grant.

Further, effective upon the consummation of the Merger, NeoStem may reprice currently outstanding options and warrants to purchase an aggregate of approximately 3,973,983 shares of NeoStem Common Stock pursuant to the terms of the Agreement and Plan of Merger. It is currently anticipated that options to purchase an aggregate of approximately 2,539,300 shares of NeoStem Common Stock with a current range of exercise prices of $0.95 to $25.00 per share will be eligible to be repriced to the greater of $0.80 and fair market value on the date of closing of the Merger (to the extent that the respective exercise prices exceed the applicable amount). In connection with such repricing, pursuant to the Agreement and Plan of Merger, NeoStem may also, in its sole discretion, grant to any or all respective holders of any such outstanding options that are eligible to be repriced, additional stock, options or other consideration (including cash) such that the value of the overall consideration granted to such optionee is generally equivalent to the value that would have been provided if the exercise price of such options had been reduced to $.80. The effect of any such additional issuances cannot be determined at this time. It is also anticipated that warrants to purchase an aggregate of approximately 1,464,983 shares of NeoStem Common Stock with a current range of exercise prices of $4.00 to $8.00 per share will be repriced to a range of approximately $3.82 to $6.18. After giving effect to the repricing (but without giving effect to any potential additional issuances in connection with the option repricing or the 1,250,000 additional options which are currently anticipated to be granted upon approval of NeoStem Proposal Nos. 1 and 6), the private placement and the consummation of the Merger, the following securities that may be exercised for, or are convertible into, shares of NeoStem Common Stock are currently anticipated to be outstanding:

•	Stock options to purchase 4,048,300 shares of NeoStem Common Stock at an approximate weighted average exercise price of approximately $1.77 per share. This assumes that, for illustration purposes only, 938,000 options with exercise prices of greater than $2.00 have their respective exercise prices reduced to $2.00 per share (the closing price of the NeoStem Common Stock on the NYSE Amex on June 25, 2009).
•	Class A Warrants to purchase 635,000 shares of NeoStem Common Stock at an exercise price of $6.00 per share. The Class A Warrants were issued in our public offering in August 2007.
•	Class C Warrants to purchase up to 2,012,097 shares of NeoStem Common Stock at an exercise price of $2.50 per share. The Class C Warrants may be issued in connection with the Merger.
•	Class D Warrants to purchase up to 12,932,512 shares of NeoStem Common Stock at an exercise price of $2.50 per share.
•	Other Warrants to purchase 4,670,692 shares of NeoStem Common Stock at an approximate weighted average exercise price of approximately $2.82 per share.
•	NeoStem Series C Preferred Stock, initially convertible into up to 9,086,124 shares of NeoStem Common Stock at a conversion price of $0.90 per share. The NeoStem Series C Preferred Stock may be issued in connection with the Merger.

The vast majority of the outstanding shares of NeoStem Common Stock, as well as the vast majority of the shares of NeoStem Common Stock that may be issued under our outstanding options and warrants, are or have the contractual right to be registered or are otherwise not restricted from trading.

The issuance of NeoStem securities in recent private placements, and in connection with the Merger, will result in a substantial dilution of the NeoStem Common Stock.

In connection with recent private placements, we issued our Series D preferred stock which, if NeoStem Proposal No. 4 is approved, will result in the issuance of 12,932,510 shares of Common Stock, plus warrants to buy another 12,932,512 shares will become exercisable. In connection with the Merger, we will be issuing 14,828,505 more shares of NeoStem Common Stock and securities convertible or exchangeable into 11,098,221 more shares of NeoStem Common Stock than are currently outstanding. The amount of NeoStem Common Stock for which NeoStem Proposals No.1, 3 and 4 seeks authorization for issuance (not including the removal of the blocker restriction on the warrant issued to RimAsia in September 2008 to purchase 1,000,000 shares of NeoStem Common Stock) constitutes 6.07 times the number of outstanding shares of NeoStem Common Stock as of July 8, 2009. These pending issuances of NeoStem Common Stock will lead to a substantial dilution of the currently-outstanding shares of NeoStem Common Stock.

To illustrate the above, the following tables indicate basic and fully diluted ownership at July 2, 2009, (i) giving effect to the Series D Convertible Redeemable Preferred Stock private placement, assuming that the proposals relating to the conversion of the Series D Preferred and the exercisability of the Series D warrants have been approved and the Series D Preferred has converted into NeoStem Common Stock, and (ii) giving effect to the Series D Convertible Redeemable Preferred Stock private placement as described above and also giving effect to the consummation of the Merger (including stock bonuses to be issued as part of the Merger, and assuming that all Proposals set forth herein are approved):

After Private Placement Conversions	Basic Outstanding Shares	%	Fully Diluted Ownership(1)%
NeoStem – Public Shareholders	5,877,004	27.4%	11,373,408	25.9%
NeoStem – Officer & Directors*	1,255,701	5.9%	3,723,289	8.5%
CBH – Public Shareholders	—	0.0%	—	0.0%
CBH – Officers & Directors*	—	0.0%	—	0.0%
EET/Fullbright	1,040,000	4.8%	2,080,000	4.8%
RimAsia	5,000,000	23.3%	10,000,000	22.9%
Enhance Biomedical Holding Corporation	4,000,000	18.6%	8,000,000	18.3%
Series D Convertible Redeemable Preferred Stock Private Placement (excluding RimAsia, EET and Enhance Biomedical)	4,292,510	20.0%	8,585,022	19.6%
	21,465,215	100.0%	43,761,719	100.0%

*	Includes ownership by spouses of officers and directors.
(1)	“Fully-diluted ownership” includes all shares of NeoStem options, warrants and convertible securities outstanding, whether or not currently exercisable or “in-the-money” based on market value as of July 8, 2009.

After Private Placement Conversions & Merger	Basic Outstanding Shares	%	Fully Diluted Ownership(1)%
NeoStem – Public Shareholders	6,077,004	16.7%	11,573,408	16.6%
NeoStem – Officer & Directors*(2)	1,710,807	4.7%	4,178,395	6.0%
CBH – Public Shareholders	4,793,176	13.2%	6,805,273	9.8%
CBH – Officers & Directors*(2)(3)	357,644	1.0%	357,644	0.5%
EET/Fullbright(4)(5)	3,604,570	9.9%	4,644,570	6.7%
RimAsia	11,458,009	31.6%	25,544,133	36.7%
Enhance Biomedical Holding Corporation	4,000,000	11.0%	8,000,000	11.5%
Series D Convertible Redeemable Preferred Stock Private Placement (excluding RimAsia, EET and Enhance Biomedical)	4,292,510	11.8%	8,585,022	12.3%
	36,293,720	100.0%	69,688,445	100.0%

*	Includes ownership by spouses of officers and directors.
(1)	“Fully-diluted ownership” includes all shares of NeoStem options, warrants and convertible securities outstanding, whether or not currently exercisable or “in-the-money” based on market value as of July 8, 2009.

(2)	Includes an aggregate of 450,000 shares of NeoStem Common Stock to be issued as bonuses to current executive officers of NeoStem upon consummation of the Merger pursuant to the Agreement and Plan of Merger and an aggregate of 130,102 shares of NeoStem Common Stock to be issued to NeoStem’s CEO and a director upon consummation of the Merger in their capacity as holders of CBH Common Stock. Does not include shares to be owned by Shi Mingsheng, currently a director of CBH and expected to be a director of NeoStem following the Merger and to continue as Board Chairman of Erye following the Merger, or Madam Zhang Jian, currently a director and CFO of CBH and expected to continue as General Manager of Erye following the Merger. All such shares are included in ownership of EET/Fullbright.
(3)	Pursuant to an agreement among the parties, 1,886,232 shares of NeoStem Common Stock to be received by certain CBH officers and directors (and certain affiliates thereof) will be transferred to Fullbright immediately upon the consummation of the Merger (1,789,955 of which were to be received by certain CBH officers and directors), and are not reflected in this table in the total shares of NeoStem Common Stock to be owned by CBH Officers & Directors following the Merger.
(4)	EET/Fullbright Basic Outstanding Shares consists of (i) 400,000 shares of NeoStem Common Stock owned by Fullbright (a wholly-owned subsidiary of EET) prior to the Merger, (ii) 640,000 shares of NeoStem Common Stock issuable upon conversion of 64,000 shares of Series D Preferred Stock purchased by Fullbright in June/July 2009, (iii) 1,886,232 shares of NeoStem Common Stock to be transferred to Fullbright by certain CBH officers and directors (and certain affiliates thereof) immediately upon consummation of the Merger, (iv) 125,000 shares of NeoStem Common Stock to be issued to EET or its designees in the Merger, (v) an aggregate of 203,338 shares of NeoStem Common Stock to be issued to Mr. Shi and Madam Zhang Jian upon PRC approval following consummation of the Merger, and (vi) 175,000 shares to be issued to each of Mr. Shi and Madam Zhang Jian (aggregate of 350,000) upon PRC approval following consummation of the Merger as a bonus pursuant to the Agreement and Plan of Merger.
(5)	EET/Fullbright Fully Diluted Ownership also includes (i) warrants to purchase 400,000 shares of NeoStem Common Stock owned by Fullbright (a wholly-owned subsidiary of EET) prior to the Merger, and (ii) 640,000 shares of NeoStem Common Stock issuable upon exercise of 640,000 Series D warrants purchased by Fullbright in June/July 2009.

This represents substantial dilution of the ownership interests and voting power of the current NeoStem stockholders. As a result of the Series D Preferred Private Placements and the Merger, NeoStem’s existing stockholders will not be able to control the management or affairs of NeoStem, including the election of directors and approval of significant corporate transactions.

The Merger may not qualify as a reorganization and thus may be taxable to CBH and to holders of shares of CBH Common Stock that exchange such shares for shares of NeoStem Common Stock in the Merger.

The closing of the Merger is conditioned (which condition may be waived) on the receipt of tax opinions of counsel by each of NeoStem and CBH, in the form and substance reasonably satisfactory to NeoStem and CBH, with respect to the tax-free status of the Merger. The Merger may qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code” or “Internal Revenue Code”). In that case, holders of shares of CBH Common Stock that exchange such shares for shares of NeoStem Common Stock would generally not have any gain or loss resulting from the Merger. In addition, CBH generally would not recognize any gain or loss resulting from the Merger. However, the Merger may not qualify as a reorganization. In that case, holders of shares of CBH Common Stock that exchange such shares for shares of NeoStem Common Stock would generally have taxable gain or loss equal to the value of the consideration each holder receives in the Merger less the tax basis that she or he had in the shares of CBH stock exchanged therefore. In addition, CBH would have taxable gain or loss equal to the value of the consideration paid by NeoStem less the tax basis that CBH has in its assets. The parties do not expect to receive the aforementioned tax opinions if the Merger becomes effective under state law without prior approval from any PRC Governmental Authority, and NeoStem exercises its right to defer delivery of NeoStem securities to holders of CBH. For further discussion, see “Material United States Federal Income Tax Consequences of the Merger.”

Officers and directors of NeoStem will receive benefits that may have influenced them to support or approve the Merger.

Some of the directors and officers of NeoStem have arrangements that give them interests in the Merger that are different from the interests of the stockholders of NeoStem.

The Agreement and Plan of Merger acknowledges that in its discretion the Compensation Committee of NeoStem’s Board of Directors may grant bonuses (the “Merger Bonus Shares”) of up to 1,000,000 shares or options under any equity compensation plan in connection with the closing of the transactions under the Agreement and Plan of Merger and to pay the applicable withholding taxes thereon. It is currently anticipated that the following current executive officers of Neostem will receive shares, or options to purchase shares, of NeoStem Common Stock pursuant to this authority: Robin L. Smith (175,000 shares) and Catherine M. Vaczy (150,000 shares). Based on the closing price of NeoStem Common Stock on June 25, 2009 of $2.00 per share the amount of U.S. withholding tax that NeoStem would pay in connection with all Merger Bonus Shares would be approximately $841,000. The Agreement and Plan of Merger also provides that options outstanding immediately prior to the closing of the transactions under the Agreement and Plan of Merger to purchase shares of NeoStem Common Stock, in the sole discretion of the Compensation Committee, may be amended, cancelled and reissued or otherwise modified so that the exercise price shall be adjusted to the greater of $0.80 or fair market value (to the extent the exercise price exceeds either such amount); provided that if NeoStem lowers the exercise price to a fair market value price that is greater than $0.80, NeoStem may also issue to any eligible optionee additional options, stock or other consideration (including cash) such that the fair value of the overall consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee or Board of Directors, to the value that would have been provided if the exercise price had been reduced to $0.80. An amendment to the 2003 Equity Compensation Plan (the “2003 Plan”), together with a Repricing (as defined below) of certain options and warrants (see below) and other related matters, are presented for stockholder consideration in NeoStem Proposal No. 9 of this joint proxy statement/prospectus.

The Agreement and Plan of Merger provides that the exercise price of certain outstanding warrants of NeoStem will be reduced as provided for in a schedule. Certain officers and directors of NeoStem are holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share, that will have their exercise prices reduced to approximately $6.18 per share. Such warrants are held by NeoStem officers and directors in the following quantities: Robin L. Smith (27,511), Catherine M. Vaczy (4,084), Richard Berman (11,364), Steven Myers (22,728) and Joseph Zuckerman (2,084).

Robin L. Smith, NeoStem’s Chairman and Chief Executive Officer, and Steven Myers, a member of NeoStem’s Board of Directors and Audit, Compensation and Nominating Committees, are holders of CBH Common Stock. Dr. Smith is the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers is the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Accordingly, a special committee of NeoStem’s Board of Directors (initially comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman, and now comprised of Richard Berman, Joseph Zuckerman and Drew Bernstein) approved on behalf of the Company the execution of the Agreement and Plan of Merger and the transactions contemplated thereby.

Certain options to purchase shares of NeoStem Common Stock held by Dr. Smith (130,000), Mr. Weinreb (20,000), Mr. May (20,000) and Ms. Vaczy (20,000) are scheduled to vest upon the achievement of specific business milestones. These milestones would be achieved upon consummation of the Merger and such options would vest provided they are outstanding immediately prior thereto. See “Outstanding Equity Awards at Fiscal Year-End.”

For the above reasons, certain of the directors and officers of NeoStem could be more likely to vote to approve the terms of the Merger than if they did not have these interests. NeoStem stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the Merger. See “Interests of Certain NeoStem Persons in the Merger,” beginning on page [94].

Officers and directors of CBH will receive benefits that may have influenced them to support or approve the Merger.

Some of the directors and officers of CBH have arrangements that give them interests in the Merger that are different from the interests of the stockholders of CBH. For example, at the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Stephen Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao.

Madam Zhang (the Chairman of CBH and the General Manager of Erye) and Shi Mingsheng (the Chief Operating Officer and a director of CBH) will each receive 175,000 shares of NeoStem Common Stock as Merger Bonus Shares after receipt of all PRC approvals following the Effective Time. Such Merger-related grants are discussed in detail in NeoStem Proposal No. 7, below, in the section “Issuance of Equity Grants in Connection with the Merger.” Madam Zhang and Shi Mingsheng shall also receive an aggregate of 203,338 shares of NeoStem Common Stock upon the receipt of all necessary PRC approvals following consummation of the Merger.

Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, which is the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

In a private placement of units by NeoStem in November 2008, Fullbright Finance Limited (“Fullbright”), a corporation organized in the British Virgin Islands and a wholly-owned subsidiary of EET (the principal shareholders of which are Madam Zhang Jian, Chairman and Chief Financial Officer of CBH, Shi Mingsheng, Chief Operating Officer and a director of CBH, and Ding Weihua, a director of CBH), purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright’s purchase of the units, EET borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in the June/July 2009 private placement (as defined and described below), Fullbright acquired 64,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 640,000 shares of NeoStem Common Stock.

For the above reasons, certain of the directors and officers of CBH could be more likely to vote to approve the terms of the Merger than if they did not have these interests. CBH stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the Merger. See “Interests of Certain CBH Persons in the Merger,” beginning on page [95].

RimAsia, currently a significant stockholder of CBH and NeoStem, will have received benefits that may have influenced them to support or approve the Merger.

Pursuant to the Agreement and Plan of Merger, Eric Wei, the managing partner of RimAsia, will be added to the current Board of Directors of NeoStem immediately after the Effective Time.

Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia and partially to satisfy the approximately $1.6 million in transaction expenses advanced or to be advanced by RimAsia, a principal stockholder of NeoStem and the sole holder of shares of CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90. In the event the Merger and the related transactions are not consummated, RimAsia may not be able to recover some or all of the $1.6 million that it advanced to cover transaction expenses.

In addition, Fullbright pledged the units it acquired in NeoStem’s November 2008 private placement (as defined and described below) to RimAsia as collateral for the $500,000 loan made by RimAsia to EET in connection therewith. Further, in the April 2009 private placement (as defined and described below), RimAsia acquired 400,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 4,000,000 shares of NeoStem Common Stock.

CBH has defaulted under the terms of an acquisition financing in the amount of approximately $13.5 million provided by RimAsia. Such amount has been converted into CBH Series B Preferred Stock, subject to the condition that CBH merge with another company meeting certain pre-agreed financial benchmarks or that is approved by RimAsia. If CBH does not consummate such a merger, RimAsia has the right to convert such amount back into the original loan and accelerate which would put CBH in immediate default and potentially in insolvency, and severely impair the value of CBH securities to its holders. Through the Merger, NeoStem has agreed to assume the convertible preferred stock with modified rights given to RimAsia, and eliminate the default risk. However, in the event the Merger are not consummated, RimAsia may not be able to recover some or all of the approximately $13.5 million it is owed by CBH.

EET will receive benefits that may have influenced them to support or approve the Merger.

EET, its subsidiaries and its affiliates have arrangements that give them interests in the Merger that are different from the interests of the stockholders of CBH or NeoStem. For example, three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited, a wholly-owned subsidiary of EET which is the holder of 49% of the interests in Erye (“Fullbright”), to incentivize such recipients to approve and/or assist with Merger-related transactions.

In a private placement of units by NeoStem in November 2008, Fullbright, a corporation organized in the British Virgin Islands and a wholly-owned subsidiary of EET (the principal shareholders of which are Madam Zhang Jian, Chairman and Chief Financial Officer of CBH, Shi Mingsheng, Chief Operating Officer and a director of CBH, and Ding Weihua, a director of CBH), purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright’s purchase of the units, EET borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefore. Further, in the June/July 2009 private placement (as defined and described below), Fullbright acquired 64,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 640,000 shares of NeoStem Common Stock.

In addition, in connection with the Agreement and Plan of Merger, CBH will cause Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as the new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements.

For the above reasons, certain of the directors and officers of CBH (who are also shareholders of EET, and therefore have an interest in Fullbright and also its ownership in NeoStem securities), could be more likely to vote to approve the terms of the Merger than if they did not have these interests. NeoStem stockholders and CBH stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the Merger. See “Interests of Certain EET Persons in the Merger,” beginning on page [96].

The fair value of the assets of CBH and Erye may not equal or exceed the fair value of the equities being offered to the stockholders of CBH.

The consideration for the Merger is stated in a fixed number of shares of NeoStem Common Stock and NeoStem Preferred Stock and warrants to purchase shares of Neostem Common Stock, and the value of the Merger has fluctuated considerably based on the fluctuations of the price of the NeoStem Common Stock. The Agreement and Plan of Merger does not allow for any adjustments in the amount of consideration to be given if there are significant changes in the value of NeoStem’s equities. The closing prices of the NeoStem Common Stock since November 3, 2008, the date this proposed Merger was announced, and June 25, 2009 has ranged between $0.42 and $2.53 and the value of this transaction has ranged from $10.5 million to $63.4 million and the excess of purchase price over net deficit is currently estimated to be approximately $52.4million, based on the financial position of CBH at March 31, 2009 and the closing price of the NeoStem Common Stock on June 25, 2009. We expect that the fair value of current assets and machinery and equipment of Erye will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned to Goodwill, land rights and intangible assets including patents and trademarks, customer lists, in process research and development and any non-compete clauses. It possible that the amount of purchase price that is assigned to Goodwill may not be equal to or less than the net present value of NeoStem’s share of Erye’s future cash flows. If the initial amount of Goodwill determined at the date of the merger is in excess of Erye’s future cash flows then the Goodwill asset will be judged to be impaired and an adjustment will be recognized immediately for the amount of such impairment.

The fairness opinion provided by vFinance is based on various assumptions and is subject to various limitations.

In its review and analysis and in formulating its opinion, vFinance, assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information provided to it by NeoStem and CBH, and assumed that the financial information was reasonably prepared on bases reflecting the best currently available judgments and estimates of NeoStem’s and CBH’s management. vFinance has not assumed any responsibility for making or obtaining an independent valuation or appraisal of the assets or liabilities of NeoStem or CBH, and no such independent valuation or appraisal was provided to vFinance.

vFinance previously had a relationship with CBH and currently owns shares of CBH Common Stock and warrants to purchase shares of CBH Common Stock which may influence their judgment in formulating the fairness opinion.

CBH previously had a relationship with vFinance. CBH entered into an Engagement Letter dated February 22, 2006, with vFinance, pursuant to which vFinance acted as private placement agent to offer and sell up to Six Million Dollars ($6,000,000) worth of securities with a 20% over allotment option at the sole discretion of CBH and closed on a financing. The engagement was for a term of sixty (60) days commencing upon the execution of the engagement letter by CBH, which could be extended by mutual agreement. In consideration, CBH made the following aggregate payments to vFinance and its selected dealers: (i) $697,000 in cash; (ii) the issuance of 50,000 shares of restricted common stock of CBH; and (iii) warrants to purchase up to 538,614 shares of common stock of CBH at an exercise price of $1.26 per share, expiring March 10, 2010. As of July 2, 2009, principals of vFinance continued to own 43,750 shares of common stock of CBH and vFinance in its individual capacity continued to own warrants to purchase up to 204,763 (and together with its principals, approximately 271,636) shares of common stock of CBH. vFinance’s (and its principals’) ownership of CBH securities and previous relationship with CBH may influence its judgment in rendering the fairness opinion in connection with the Merger.

CBH and/or its affiliates may have unknown liabilities that would become liabilities of a subsidiary of the combined company following the Merger.

There may be liabilities of CBH and/or its affiliates that are unknown at the current time and that may remain unknown at the time of the consummation of the Merger. As a result of the Merger, any such unknown liabilities may become liabilities of the combined company. In the event any such liabilities become known following the Merger, they may lead to claims against a subsidiary of the combined company, including but not limited to lawsuits, administrative proceedings, and other claims. Any such liabilities may subject the combined company to increased expenses for attorneys’ fees, fines, litigation expenses, and expenses associated with any subsequent settlements or judgments. There can be no assurances that such unknown liabilities do not exist. To the extent that such liabilities become known following the Merger, any such liability-related expenses may materially impact the combined company’s profitability and results of operations.

Cultural, language and managerial differences may result in the reduction of our overall performance.

While Chinese mergers and acquisitions are increasing in frequency, assimilating cultural, language and managerial differences remains problematic. Friction may result due to the consolidation of management teams from different cultural backgrounds. In addition, errors arising through language translations may cause miscommunications relating to material information, which could adversely affect our business operations. These factors may make the management of our operations in China more difficult.

The volatility of the market price of NeoStem Common Stock may reduce the value of the NeoStem shares received in the Merger by CBH stockholders.

The price of NeoStem Common Stock has fluctuated in the past and may be more volatile in the future. Factors such as the announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results, our success in commercializing our business, market conditions for healthcare stocks in general as well as economic recession could have a significant impact on the future price of NeoStem Common Stock. The historically low volume of trading in NeoStem Common Stock has made it more vulnerable, and it may continue to be more vulnerable, to rapid changes in price in response to market conditions. Accordingly, you should obtain recent market quotations for NeoStem Common Stock in order to assess the market value of the NeoStem securities that will be issued in connection with the Merger. If the market price of NeoStem Common Stock declines prior to the closing of the Merger, the value of the NeoStem securities to be received by stockholders of CBH in the Merger will be reduced.

Failure of the Merger to achieve potential benefits could harm the business and operating results of the combined company.

NeoStem and CBH expect that the combination of NeoStem and CBH will result in potential benefits for the combined company. Achieving these potential benefits will depend on a number of factors, some of which include:

•	retention of key management, marketing and technical personnel after the Merger;
•	the ability of the combined company to increase its customer base and to increase the sales of products and services; and
•	competitive conditions in the industry surrounding the collection, processing, and storage of stem cells.

The failure to achieve anticipated benefits could harm the business, financial condition and operating results of the combined company.

The announcement of the Merger may adversely affect us.

In response to the announcement of the Merger, customers or suppliers of NeoStem and/or CBH may delay, defer or cancel product purchase or other decisions. Any delay, deferral or cancellation in product purchase or other decisions by customers or suppliers could harm the business of the relevant company, regardless of whether the Merger is completed. Similarly, current and prospective NeoStem and CBH employees may experience uncertainty about their future roles with NeoStem or CBH, respectively, until the Merger is completed. As a result, the ability of NeoStem and/or CBH to attract and retain key management, sales, marketing and technical personnel could suffer. Any such disruption of purchases and/or orders, as well as any uncertainty regarding professional roles could harm the business, financial condition and operating results of the constituent entities, and such setbacks could carry over into the combined entity.

Future sales of NeoStem Common Stock issued in connection with the Merger may depress NeoStem’s stock price.

The shares of NeoStem Common Stock issued to CBH security holders, including RimAsia, will be freely tradable in the public market; provided, however that many of such shares shall be prohibited from being sold through the expiration of the six-month period immediately following the consummation of the Merger pursuant to the terms of lock-up and voting agreements with NeoStem. The market price of NeoStem Common Stock could fall in response to sales of a large number of shares of NeoStem Common Stock in the market after the Merger or in response to the perception that sales of a large number of shares could occur. In addition, these sales could create the perception by the public of difficulties or problems with NeoStem’s products and services. As a result, these sales also might make it more difficult for NeoStem to sell equity or equity-related securities in the future at a time and price that its board of directors deems appropriate.

If the necessary approvals for the Merger are not obtained and the Merger is not consummated, CBH will fail to comply with its agreement with RimAsia, which may cause irreparable damage to CBH’s business and operations.

On November 19, 2007, CBH entered into an agreement (the “Agreement”) with RimAsia as a follow-up to letters of intent signed on July 14, 2007 and August 2, 2007, under which, among other things, the principal amount of the $11.5 million loan owed to RimAsia in connection with the acquisition of Enshi, plus unpaid interest of $1,008,534 (total of $12,508,534), was converted in full into 6,185,607 shares of senior redeemable convertible preferred shares of CBH (“Preferred Shares”) at a conversion price of $2.0222 per Preferred Share. This was conditioned on CBH signing a letter of intent for acquisition of a new company (or for the injection of the remaining 49% equity stake of Erye not already owned by CBH) before January 15, 2008, having such acquisition closed before June 30, 2008, then extended to January 1, 2009 and then extended to October 31, 2009. If CBH fails to obtain the necessary approvals for the Merger and the Merger is not consummated, then CBH will fail to comply with its Agreement with RimAsia, which in turn may convert the Preferred Shares back to the original senior secured loan, accelerate and foreclose back on CBH’s assets causing irreparable damage to CBH’s business and operations and wiping out all common stock value. CBH would be insolvent and would not be able to continue its operations.

The rights of holders of CBH Common Stock will change as a result of the Merger.

Following the Merger, holders of CBH Common Stock and some of the holders of CBH Preferred Stock outstanding immediately prior to the Merger will become holders of NeoStem Common Stock and NeoStem Preferred Stock. There are differences between the rights of NeoStem stockholders under NeoStem’s Amended and Restated Certificate of Incorporation and bylaws, as amended, and the rights of CBH stockholders under CBH’s certificate of incorporation and bylaws, each as amended. As a result of these differences, the holders of CBH common and preferred stock may have less control over corporate actions proposed to be taken by NeoStem than those holders had over corporate actions proposed to be taken by CBH. For more information, see “Comparison of Rights of Holders of NeoStem Common Stock and CBH Common Stock,” beginning on page [121].

Upon consummation of the Merger, CBH stockholders will cease to own a direct interest in CBH and will be unable to directly benefit from any future growth of CBH.

If the merger is consummated, CBH shareholders will cease to own a direct interest in CBH. Instead, they will own shares of NeoStem common stock and CBH will be a wholly-owned subsidiary of NeoStem. Any increase in the value of CBH assets should theoretically be reflected as an increase in value of NeoStem, but there will not be a direct correlation as to the amount of increased value.

Failure to successfully integrate CBH into our business could prevent us from realizing some or all of the anticipated benefits of the Merger.

We expect to gain certain benefits from the Merger, including increased revenues, market penetration in CBH’s product areas and certain operating efficiencies and synergies. Achievement of these expected benefits will depend in part on how we manage the integration of the CBH business into our operations. The challenges we may face in connection with these integration efforts include combining and simplifying product and service offerings, customer plans and sales and marketing approaches. If we are not successful in integrating the CBH business in a cost-effective manner, we may not realize any or all of the anticipated benefits of the Merger and our financial results may be adversely affected.

Risks Related to the Joint Venture Agreement

Erye has a limited history of earnings.

Erye has only a limited history of earnings. Although Erye earned $8,140,000 in net income for the year ended December 31, 2008, Erye had incurred a net loss of $3,142,000 for the year ended December 31, 2007. Erye’s continued development depends on stabilizing and streamlining its operation, relocating to the new factory that is now under construction, continuing the research and development for more selected new drug projects and building up a sales network for new drug distribution. There can be no guarantees that Erye will be profitable, which would jeopardize any potential value to be realized from the Joint Venture Agreement.

Even if Erye is profitable, NeoStem will be entitled to receive only 6% of the net profits of Erye for a three-year period commencing on the first day of the fiscal quarter after the consummation of the Merger, which could adversely affect NeoStem’s results of operations.

Upon consummation of the transactions contemplated by the Merger, NeoStem will own 51% of the ownership interests in Erye, and EET, will own the remaining 49% ownership interest. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. There can be no assurance that Erye will become profitable following the consummation of the Merger, if at all, or that NeoStem will ever receive any distributions from Erye whatsoever.

The income obtained by NeoStem as a shareholder of Erye from the relocation of Erye will be transferred to EET, which could adversely affect NeoStem’s results of operations.

Pursuant to the terms of the Joint Venture Agreement, after the relocation of Erye, the old plant shall cease all its current business and all income in the form of relocation compensation by the government, and total payments generated from any lease or transfer to third party shall be vested in EET, which could adversely affect NeoStem’s results of operations. Furthermore, prior to the closing of the Merger, CBH, in order to satisfy its obligations under a Memorandum of Understanding with EET, shall have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements. Therefore, NeoStem will not receive such real estate assets (which appears on the balance sheet of CBH as of March 31, 2009) in the Merger.

Many terms of the Joint Venture Agreement, as well as the location of its operations, limit NeoStem’s ability to unilaterally effect major decisions regarding or changes to Erye’s business, which could adversely affect NeoStem’s business.

Pursuant to the Joint Venture Agreement, Erye’s Board of Directors shall be comprised of two individuals designated by EET and three individuals designated by NeoStem; provided, that one of the positions designated by NeoStem shall be assumed by the member of the NeoStem Board of Directors designated by EET. Pursuant to the terms of the Joint Venture Agreement, the affirmative vote of all of the Erye Board of Directors is required for several major decisions of Erye including the amendment of the Joint Venture Agreement or Articles of Association of Erye, the termination or dissolution of Erye, increase or reduction of the registered capital of Erye and merger or spin-off of Erye. Pursuant to the terms of the Joint Venture Agreement, the affirmative vote of more than 75% of the Erye Board of Directors is required for several major decisions of Erye, including, among others, the disposition of all material assets of Erye, a change of more than 50% of the equity interest in Erye (which under PRC law requires the affirmative vote of all of the members of Erye Board of Directors), changes in more than 50% of the directors of Erye within any consecutive 24 month period, decisions on the material strategy and operation and development of Erye and the entrance in to related party transactions with Erye’s shareholders and their affiliates. In addition, since many of Erye’s officers will reside in China and NeoStem’s officers reside in the United States, Erye’s officers will manage the day-to-day operations of Erye with limited participation from NeoStem.

Some terms of the Joint Venture Agreement limit NeoStem’s ability of future acquisitions and investments in chemical drug manufacturing companies, which could adversely affect NeoStem’s business.

Pursuant to the terms of the Joint Venture Agreement, prior to the investment by NeoStem in any chemical drug manufacturing company that competes directly with the business of Erye, NeoStem must obtain the consent from Erye. NeoStem shall consult with Erye prior to introducing any new small molecule drug in China with respect to whether it can be produced more cheaply or efficiently by Erye. There can be no assurance that Erye will give its consent to NeoStem’s investment in any chemical drug manufacturing company, which could adversely affect the development of NeoStem’s business.

The effectiveness of the Joint Venture Agreement is subject to approval of competent PRC government authorities.

Under PRC laws, the Joint Venture Agreement cannot become effective unless and until, among other things, being approved by competent PRC government authorities. Therefore, the terms and conditions in the Joint Venture Agreement cannot take effect until the Joint Venture Agreement is approved by the Suzhou Foreign Trade and Economic Cooperation Bureau or other requisite authorities. There is no assurance that the requisite approval can be obtained and completed at a timely basis, if at all, or can be obtained and completed without the Joint Venture Agreement being amended or revised materially pursuant to the requests of corresponding approval and/or registration authorities.

Risks Related to the Combined Company

The following section describes risks related to the business of NeoStem following consummation of the Merger. Unless otherwise indicated in this section, references to “NeoStem”, “we”, “us” or “our company” in this section of the risk factors refer to the combined company.

Risks Related to Doing Business in China

A substantial portion of NeoStem’s assets are located in the PRC and a substantial portion of NeoStem’s revenue will be derived from operations in the PRC. In addition to the Erye business, which has operated in China for more than 50 years, we are beginning to pursue new business opportunities in China, and it is expected that our business will develop an increasingly significant presence in China. Please consult the “Business Overview” section of this Registration Statement on Form S-4, which contains a discussion of our new initiatives in China. Because China’s economy, laws, regulations and policies are different from those typically found in the west and are continually changing, we will face risks including those summarized below:

A substantial portion of our assets are now located in the PRC and a substantial portion of our revenue will be derived from operations in the PRC. Since NeoStem is unfamiliar with managing business operations in China, our operations may be subject to additional risks and uncertainties.

Because NeoStem does not have experience in doing business in the PRC, NeoStem’s directors, officers, managers, and employees will be encountering for the first time the economic, political, and legal climate that is unique to the PRC, which may present risk and uncertainties to NeoStem’s operations. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC’s government. In addition, the PRC’s government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. There can be no assurance that the PRC’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and prospects. Our activities may be materially and adversely affected by changes in the PRC’s economic and social conditions and by changes in the policies of the PRC’s government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Many industries in China are subject to government regulations that limit or prohibit foreign investments in such industries, which may limit our ability to control our current China-based businesses, as well as our ability to participate in new ventures and expand further into the Chinese market.

The Chinese government has imposed regulations in various industries, such as publishing, media, market research, medical research (including the stem cell business) and social research industries, that would limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries. As a result, our ability to control our existing China-based businesses as well to partake in new ventures and expand further in to the Chinese market may be limited.

Further, many of the rules and regulations that companies face in China are not made public. If new laws or regulations or policies forbid foreign investment in industries in which we want to complete a business combination, they could severely impair our choice of candidate pool of potential target businesses. Additionally, if the relevant Chinese authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business and other licenses;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

In order to comply with PRC regulatory requirements, we operate our China-based businesses, with the exception of the Erye business, through companies with which we have contractual relationships but in which we do not have controlling ownership. If the PRC government determines that our agreements with these companies are not in compliance with applicable regulations, our business in the PRC could be adversely affected.

The Chinese government does not permit foreign direct investment in stem cell research and development businesses. Accordingly, we operate our stem cell-related businesses in China through two VIEs that are owned principally or completely by certain of PRC employees of the WFOE. We control these companies and operate these businesses through contractual arrangements with the respective companies and their individual owners, but we have no direct equity control over these companies. Although other foreign companies have used VIE structures similar to ours and such restrictions and arrangements are not uncommon in other PRC companies, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically not permitted carries heightened risks.

We cannot be sure that the PRC government would view our operating arrangements to be in compliance with PRC regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If we are determined not to be in compliance, the PRC government could revoke the business license of the WFOE, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. We may also encounter difficulties in obtaining performance under or enforcement of related contracts.

We rely on contractual arrangements with our VIEs for our China operations, which may not be as effective in providing control over these entities as direct ownership.

Because PRC regulations prevent us from directly engaging in stem cell related research, development and commercial applications in China, we are dependent on our VIEs in which we have little or no equity ownership interest and must rely on contractual arrangements to control and operate these businesses. These contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIEs could fail to take actions required for our business or fail to conduct business in a manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which we cannot be sure would be effective. In addition, we cannot be certain that the individual equity owners of the VIEs would always act in the best interests of NeoStem, especially if they leave NeoStem.

Pursuant to the Certain Opinions regarding Administration of Not-for-profit Research Institution (Trial), or the Opinion promulgated and became effective on December 19, 2000, not-for-profit research institution shall have independent legal person status, and shall operate independently under the guidance and supervison of corresponding government authorities. Not-for-profit research institution shall conduct science research, technical consulting and technical service mainly for purpose of social benefits, and shall not be operated for profits. No person or institution shall obtain any investment return from not-for-profit research institution in any manner, and all of the income generated by not-for-profit research institution during its provision of for-profit services to the society, and which is permitted to be kept by the not-for-profit research institution pursuant to relevant rules, shall be used for the development of the not-for-profit research institution. Through various VIE contractual agreements, NeoStem is expected to obtain, directly or indirectly, part of the management and operation rights and benefits from SLSI. If any of SLSI, NeoStem or the contractual arrangement between them is regarded as breaching any clause in the Opinion, the contractual agreements between SLSI and NeoStem shall have to be terminated, and NeoStem will not obtain benefits, directly or indirectly, from SLSI as expected.

Further, the shareholders of the VIEs have pledged their equity interests in the VIEs to the WFOE as collateral for non-payment of loans or for fees on technical and other services due to us. On March 16, 2007, the PRC Property Law was promulgated and took effect on October 1, 2007. According to the PRC Property

Law, a pledge of the equity interest of a company in China cannot be legally established until it is duly registered with the relevant administration of industry and commerce. On September 1, 2008, the Measures on Registration of Pledge of Equity Interest with the Administration of Industry and Commerce was promulgated by the PRC State Administration of Industry and Commerce and took effect on October 1, 2008, which contains the procedure for registration of a pledge of the equity interest of a company. The pledges under the equity pledge agreements between the WFOE and the shareholders of VIEs are yet to be registered with the relevant administration of industry and commerce, and as such, we cannot assure you about the effectiveness of these pledges. We will make efforts to register the pledges with the administration as soon as practically possible.

Due to the relationship between the WFOE and our VIEs, the PRC tax authorities may challenge our VIE structure, including the transfer prices that we will use for related party transactions among our entities in China.

Substantially all profits generated from our VIEs will be paid to the WFOE in China through related party transactions under contractual agreements. We believe that the terms of these contractual agreements are in compliance with the laws in China. The tax authorities in China have not yet examined these contractual agreements. Due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that in the future when the VIEs generate profits the tax authorities in China may challenge the transfer prices that we will use for related party transactions among our entities in China.

For example, due to our operating and tax structures in the PRC, we have entered into technical and other service agreements between the WFOE and our VIEs in the PRC, pursuant to which the WFOE provides technical and other services to our VIEs in exchange for substantially all net income of these VIEs. We will incur a 5% business tax when the WFOE receives the fees from the VIEs, which we will include in our operating expenses as the cost of transferring economic benefit generated from these VIEs. We believe that the terms of such service agreements are in compliance with the laws of the PRC. It is possible that the tax authorities in the PRC may challenge this arrangement. In the event the tax authorities challenge our VIE structure, we may be forced to restructure our business operation, which could have a material adverse effect on our business.

NeoStem will partly rely on dividends paid by our WFOE and/or Erye business for our cash needs. Statutory or contractual restrictions limit their ability to pay dividends to us and therefore our cash needs may not be met.

We will partly rely on dividends paid by our Erye subsidiary to meet our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. In the future, we also expect dividend payments from the WFOE in China for our revenues after they receive payments from our VIEs in China under various services and other arrangements. We cannot make any assurance that the WFOE in China will receive payments uninterrupted as arranged under our contracts with those VIEs.

The payment of dividends in China is subject to limitations. Regulations in the PRC currently permit payment of dividends by our PRC subsidiaries only out of accumulated distributable earnings, if any, as determined in accordance with accounting standards and regulations in China. Moreover, our Chinese subsidiaries will be required to set aside at least 10% of their accumulated after-tax profit each year, if any, to fund certain mandated reserve funds until such reserves have reached at least 50% of their registered capital, and these reserves are not payable or distributable as cash dividends. In addition, Erye is also required to reserve a portion of its after-tax profits for its employee welfare and bonus fund, the amount of which is subject to the discretion of the Erye board of directors. Pursuant to the Joint Venture Agreement, Erye’s Board of Directors shall be comprised of two individuals designated by EET and three individuals designated by NeoStem; provided, that one of the positions designated by NeoStem shall be assumed by the member of the NeoStem Board of Directors designated by EET. In addition, if Erye incurs debt on its own behalf in the future, the instruments governing the debt may restrict either company’s ability to pay dividends or make other distributions to us.

New drug registration policies and or practices in the PRC may pose risks to Erye and/or the combined company.

The State Food and Drug Administration of China (“SFDA”) has engaged in a virtual stoppage of the approval of new drugs. Such practices have greatly dampened the enthusiasm of the pharmaceutical enterprises of China to continue their new drug R&D. Such practices may pose potential risks to the revenue, growth and net income of Erye and/or the combined company.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion. In China, China’s State Administration for Foreign Exchange (SAFE) regulates the conversion of the Chinese Renminbi into foreign currencies. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. We cannot assure you that the Chinese regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations we may have outside of China.

Fluctuations in the value of the Renminbi relative to foreign currencies could affect our operating results.

We will prepare our financial statements in United States dollars however our business will operate in two currencies, United States dollars and Chinese Renminbi. It is anticipate that our Chinese operations will be self sufficient and conduct its operations exclusively in Renminbi and therefore day to day operations in China will not be affected by fluctuations in foreign exchange rates. At the present time we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates. Never-the-less the conversion of financial position and results of operations with a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations that could have material adverse affect on our business, financial condition and operating results. The value of Renminbi against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As we will have significant operations in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi we convert would be reduced.

Recent changes in China’s currency policies may increase the fluctuation of the Chinese currency which could impact our operating results and cash flows.

We are subject to the effects of exchange rate fluctuations with respect to the currency. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Starting July 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi has appreciated significantly in the past few years. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our operations are subject to risks associated with emerging markets.

The Chinese economy is vulnerable to market downturns and to economic slowdowns elsewhere in the world. As has happened in the past, financial problems or an increase in the perceived risks associated with investing in China or in emerging economies in general could dampen foreign investment in China and businesses could face severe liquidity constraints, further materially adversely affecting these economies. As a result, disruptions in the development of the global economy could have a material adverse effect on the financial condition and results of operations of our subsidiaries in China.

Our existing and future manufacturing operations in China may be adversely affected by changes in Chinese government’s policies regarding allocation of resources, in particular land use grants, to various industries and companies.

In terms of industry regulations and policies, the economy of China has been transitioning from a planned economy to market oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reforms, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the Chinese government. For example, all urban lands are state owned and are leased to business entities or individuals through governmental granting of State-owned Land Use Rights. The granting process is typically based on government policies at the time of granting and it could be lengthy and complex. This process may adversely affect our company’s future manufacturing expansions. The Chinese government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies.

China is a developing nation governed by a one party government and may be more susceptible to political, economic, and social upheaval than other nations.

China is a developing country governed by a one-party government. China is also a country with an extremely large population, widening income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems found in other countries. China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, civil strife, strikes, acts of war and insurrections. If any of these events were to occur, it would significantly affect our financial performance.

If political relations between China and the Unites States deteriorate, it could cause a downturn in our financial condition; disruptions to our operations; or a less receptive public response to the goods or services we may offer.

The relationship between China and the United States is subject to sudden fluctuation and periodic tension. Relations may also be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or financial condition. In addition, because of our involvement in the Chinese market, any deterioration in political relations might cause a public perception in the United States or elsewhere that might cause the goods or services we may offer to become less attractive.

China’s State Food and Drug Administration’s regulations, and changes to them, may limit or adversely affect our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to the actions of PRC government regulators such as the State Food and Drug Administration (“SFDA”). Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute any products or services, we might need the proper approval from certain government agencies such as the SFDA. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There is no assurance that we will obtain such approvals.

The SFDA recently implemented new guidelines for licensing of pharmaceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the Good Manufacturing Practices (“GMP”) certifications by June 30, 2004, and to receive approvals by December 31, 2004. We have received our certifications. However, should we fail to receive or maintain the GMP certifications under the new guidelines in the future; our businesses would be materially and adversely affected.

In addition, delays or rejections may be encountered based upon additional government regulation from future legislation, administrative action or changes in governmental policy and interpretation. Any marketing activities we might engage in also may subject us to government regulations with respect to the prices that we intend to charge or any other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, impacting negatively on our operation, revenue, income and cash flow. There could be changes in government regulations applicable to pharmaceutical industries, which changes may adversely affect our business.

The SFDA and other relevant authorities in China have also implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures and the aggressive manner in which such enforcement is being conducted, there may be possibilities of large scale and significant penalties meted out to manufacturers given the regulatory environment and the fact that newly constituted local level branches are encouraged to issue such punishments and fines. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our business and may have material negative impact on our operation results.

If the research and development operations conducted by the Beijing Stemcell Research Center (“Lab”) or the Shandong Life and Science Institute (“SLSI”) cooperated with NeoStem in China is regarded by corresponding government authorities in China as human genetic resources research and development activities, the cooperation between the Lab and/or the SLSI, and NeoStem are subject to approval of competent government authorities in China.

Pursuant to the Interim Measures for the Administration of Human Genetic Resources, or the Measures, promulgated and took effect on June 10, 1998, China adopts a reporting and registration system on important pedigrees and genetic resources in specified regions. Whoever is involved in such activities in China as sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside the territory of the People’s Republic of China shall abide by the Measures. The term “human genetic resources” in the Measures refers to the genetic materials such as human organs, tissues, cells, blood specimens, preparations of any types or recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials.

Any institution or individual who discovers or holds important pedigrees and genetic resources in the specified regions shall immediately report to the relevant government authorities. No institution or individual may sample, collect, trade, export human genetic resources or take them outside the territory of the People’s Republic of China, or provide them to other countries in any form without obtaining corresponding approval. Where human genetic resources in China are involved in any international collaborative project, the Chinese collaborating party shall be responsible for going through the due formalities of application for approval.

With regard to the ownership of corresponding intellectual property rights, pursuant to the Measures, the Chinese research and development institution shall have the priority to access information about the human genetic resources within the territory of the People’s Republic of China, particularly the important pedigrees and genetic resources in the specified regions and the relevant data, information and specimens and any transfer of such human genetic resources to other institutions shall be prohibited without obtaining corresponding approval. No foreign collaborating institution or individual that has access to the above mentioned information may publicize, publish, apply for patent right or disclose it by any other means without obtaining corresponding approval. In a collaborative research and development of human genetic resources of China between any Chinese and foreign institutions, intellectual property right therefore shall be disposed according to the following principles: (i) patent shall be jointly applied by both parties and the consequent patent right shall be owned by both parties if an achievement resulted from the collaboration is patentable. Either party has the right to implement such patent separately or jointly in its own country in accordance with the contract; however, the transfer of such patent to any third party or the permission of authorizing any third party to implement such patent shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions; and (ii) the right of utilizing, transferring and sharing any other scientific achievement resulted from the collaboration shall be specified in the collaborative contract or agreement signed by both parties. Both parties are equally entitled to make use of the achievement which is not specified in the contract or agreement; however, the transfer of such achievement to any third party shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions.

It is possible that the research and development operations conducted by the Beijing Stemcell Research Center (“Lab”) or the Shandong Life and Science Institute (“SLSI”) cooperated with NeoStem in China may be regarded by corresponding government authorities in China as human genetic resources research and development activities, and thus, the Measures may apply. If the Measures apply to the cooperation between the Lab and/or the SLSI, and NeoStem, such cooperations are subject to approval of competent government authorities in China. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restriction and approval requirements established under the Measures. If NeoStem is unable to obtain corresponding approvals on a timely basis, or at all, NeoStem’s operation in China will be materially affected.

We expect that our Erye business will lose certain preferential tax concessions, which may cause our tax liabilities to increase and our profitability to decline.

On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law (the “EIT Law”), under which domestic-invested enterprises and foreign-invested entities will be subject to enterprise income tax at a uniform rate of 25% unless they qualify under certain limited exceptions. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, 2007, the tax rate will gradually increase starting in 2008 and will be equal to the new tax rate in 2012. As a result our Erye business will lose its preferential tax rates.

Because of the EIT Law, the tax liabilities of Erye will increase and Erye’s profits may accordingly decline as Erye’s reduced income tax rate is no longer applicable and/or the tax relief on investment in PRC is no longer available. Any future increase in the enterprise income tax rate applicable to us or other adverse tax treatments will increase our tax liabilities and reduce our net income. Further, any future increase in the enterprise income tax rate applicable to us or other adverse tax treatments, such as the discontinuation of preferential tax treatments for high and new technology enterprises altogether, would have a material adverse effect on our results of operations and financial condition.

We may not be able to enforce our rights in China.

China’s legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the China. However, China’s system of laws in this area is not yet comprehensive. The legal and judicial systems in the China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the China judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law, or written statutes; a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

PRC laws and regulations that may govern our business operations in China are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We will be required to comply with certain PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws of China are likely to govern many of our material agreements, including, without limitation the Joint Venture Agreement and the VIE documents. We cannot assure you that we will be able to enforce our interests or our material agreements or that remedies will be available outside of certain regions. For example, the system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

If China imposes restrictions to reduce inflation, future economic growth in China could be severely curtailed, which could lead to a significant decrease in the efficiency and/or profitability of our operations in China.

While the economy of China has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. If prices for any products or services being developed in China rise at a rate that is insufficient to compensate for the rise in the costs of supplies, materials or labor, it may have an adverse effect on our profitability. In order to control inflation in the past, China has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. In the further, the PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums on certain projects or transactions. Such measures could harm the economy generally and hurt our business by (i) limiting the income of our customers available to spend on our services, (ii) by forcing us to lower our profit margins, and (iii) by limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business. We cannot predict with any certainty the degree to which our line of business will be affected by any slow-down of economic growth.

The laws and regulations governing the stem cell therapy industry in China are developing and subject to future changes. Future PRC laws may impose conditions or requirements with which we may not be able to comply, which could materially and adversely affect our business.

As the stem cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the stem cell therapy industry. There is no way to predict the content or scope of applicability of future Chinese stem cell regulation. There can be no assurances that in the future the PRC government authorities will not issue laws or regulations which may impose conditions or requirements with which we may not be able to comply, which could materially and adversely affect our business, financial condition and results of operations.

Ethical and other concerns surrounding the use of stem cell therapy may increase the regulation of or negatively impact the public perception of our stem cell services, thereby reducing demand for our services.

The use of embryonic stem cells for research and stem cell therapy has been the subject of debate regarding related ethical, legal and social issues. The Ministry of Science and Technology and the Ministry of Health of the PRC issued “The Ethical Guiding Principles for the Research of Human Embryonic Stem Cell” on December 24, 2003, which are formulated for the purpose of aligning the research of human embryonic stem cell in the biomedical field in China with the ethical criterion of life, ensuring the respect and observance of internationally recognized ethical standards of life and the relevant provisions of our country, as well as promoting the healthy development of the research on human embryonic stem cell. According to the Ethical Guiding Principles, all those engaging in activities concerning the research of human embryonic stem cell within the territory of PRC shall abide by the present Guiding Principles, according to which, any research on reproductive cloning is prohibited, and no human gamete, germ cell, embryo or fetus tissues may be bought or sold. Although our business does not involve the more controversial use of embryonic stem cells, the use of other types of human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between the use of adult versus embryonic stem cells. The commercial success of our business will depend in part on public acceptance of the use of stem cell therapy, in general, for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that stem cell therapy is unsafe or unnecessary, and stem cell therapy may not gain the acceptance of the public or the medical community. Public pressure or adverse events in the field of stem cell therapy that may occur in the future also may result in greater governmental regulation of our business creating increased expenses and potential regulatory delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell banking services. In the event that the use of stem cell therapy becomes the subject of adverse commentary or publicity, our business could be adversely affected and the market price for our common stock could be significantly harmed.

The import into China or export from China of technology relating to stem cell therapy may be prohibited or restricted.

The Ministry of Commerce (MOFCOM) and Ministry of Science and Technology of China (MOST) jointly publish the Catalogue of Technologies the Export of which from China is Prohibited or Restricted, and the Catalogue of Technologies the Import of which into China Prohibited or Restricted. Stem cell related technologies are not listed in the current versions of these catalogues, and therefore their import or export should not be forbidden or require that approval MOFCOM and MOST. However, these catalogues are subject to revision and, as the PRC authorities develop policies concerning stem cell technologies, it is possible that the categories would be amended or updated should the Chinese government want to regulate the export or import of stem cell related technologies to protect material state interests or for other reasons. Should the catalogues be updated so as to bring any activities of the planned stem cell processing, storage and manufacturing operation in Beijing and related research and development activities under their purview, any such limitations or restrictions imposed on the operations and related activities could materially and adversely affect our business, financial condition and results of operations.

Regulations relating to the transfer of state-owned property rights in enterprises may increase the cost of any acquisitions or transactions, and may therefore impose an additional administrative burden on us.

The legislation governing the acquisition of a China state-owned company contains stringent governmental regulations. The transfer of state-owned property rights in enterprises must take place through a government approved “state-owned asset exchange,” and the value of the transferred property rights must be evaluated by those Chinese appraisal firms qualified to do “state-owned assets evaluation.” The final price must not be less than 90.0% of the appraisal price. Additionally, bidding/auction procedures are essential in the event that there is more than one potential transferee. In the case of an acquisition by foreign investors of state-owned enterprises, the acquirer and the seller must make a resettlement plan to properly resettle the employees, and the resettlement plan must be approved by the Employees’ Representative Congress. The seller must pay all unpaid wages and social welfare payments from the existing assets of the target company to the employees. These regulations may adversely affect our ability to acquire a state-owned business or assets.

In the event that our future expansion creates a scenario where certain directors and/or officers will live outside the United States and a significant portion of our assets will be located outside the United States, investors may not be able to enforce federal securities laws or their other legal rights.

Future expansion may require that many of our directors and/or officers will reside outside of the United States, and a substantial portion of our assets may be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties against our directors and officers pursuant to United States laws.

Most of our assets will be located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

Our assets will be predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

We may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities if we or our PRC employees fail to comply with recent PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. The adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) is the subject of NeoStem Proposal No. 7 of this joint proxy statement/prospectus. The 2009 Non-U.S. Plan would authorize the grant of certain equity awards to our officers and directors, some of whom following the Merger are expected to be PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Dividends payable by us to our foreign investors and gain on the sale of our shares may become subject to withholding taxes under the PRC tax laws.

Under the new PRC EIT Law and its implementation regulations issued by the PRC State Council, a 10% withholding tax will be imposed on dividends, interest, royalties and capital gains payable to recipients who are not tax resident of the PRC (in certain cases, the withholding tax rate on outgoing interest has been reduced to 7%, royalties to 6% and dividends to 5%).

It remains unclear how the PRC tax authority will determine the sources of such income in the case of transfer of shares of an offshore company which holds shares/equity interests in a PRC operating company.

The PRC tax authorities may invoke the general anti-tax avoidance provisions under the EIT Law to disregard the form and look to the substance of the transactions to determine if the dividends, capital gains and other passive income of tax non-PRC residents are subject to PRC withholding tax.

Therefore, it is unclear whether the dividends we pay with respect to our ordinary shares or the gain a shareholder realizes from the transfer of our ordinary shares, would be treated as income derived from sources within the PRC and be subject to withholding tax under the PRC EIT Law. It is also unclear regarding the method of payment of such tax under the PRC EIT Law. If we are required to deduct PRC withholding tax on our dividends payable to our foreign stockholders, or if PRC withholding tax is payable on the gains realized from the transfer of our ordinary shares, the value of an investment in our shares may be materially and adversely affected.

Failure by our stockholders or beneficial owners who are PRC citizens or residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liabilities under PRC laws, which could adversely affect our business and financial condition.

In October 2005, the State Administration of Foreign Exchange, or the SAFE, issued Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that since October of 2005, PRC citizens or residents must register, prior to establishing or controlling an offshore entity, with the SAFE or its local branch in connection with their establishment or control of the offshore entity established or controlled for the purpose of overseas equity financing involving an investment whereby the offshore entity acquires or controls onshore assets or equity interests from the PRC citizens or residents.

In addition, such PRC citizens or residents must update their SAFE registrations when the offshore SPV undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments or external guarantees, or other material events that do not involve return investments. To further clarify the implementation of SAFE Circular 75, on May 29, 2007, the SAFE issued SAFE Circular 106. Under SAFE Circular 106, PRC subsidiaries of an offshore company governed by SAFE Circular 75 are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s stockholders who are PRC citizens or residents. If these stockholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. Therefore, if any of our stockholders who are PRC citizens or residents do not complete their registration with the SAFE or its local branch, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries.

Further, since we are a public company in the United States and our stockholders often hold their shares in street name, we may not be fully aware or informed of the identities of all our beneficial owners who are PRC citizens or residents, and we may not always be able to compel our beneficial owners to comply with the SAFE Circular 75 requirements. As a result, we cannot assure you that all of our stockholders or beneficial owners who are PRC citizens or residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by SAFE Circular 75. Failure to register by these stockholders could subject us and our subsidiaries to, among other things, potential fines or legal sanctions.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The absence of express laws and regulations in China regarding foreign investment in China’s pharmaceutical distribution sector may cause uncertainty.

Pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, as of December 11, 2004, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulation in this regard has been promulgated to date. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that will cause an adverse impact to our current and future acquisitions in China, our operations and business strategy will be adversely affected.

Price control regulations may decrease our profitability.

The prices of certain medicines we distribute, including those listed in the Chinese government’s catalogue of medications that are reimbursable under the Insurance Catalogue, which is the official Chinese catalogue that lists drugs for which reimbursement is available, are subject to control by the relevant state or provincial price administration authorities. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot historically exceed the price ceiling imposed by applicable government price control regulations. Although, as a general matter, government price control regulations have resulted in drug prices tending to decline over time, there has been no predictable pattern for such decreases. Such price controls, especially downward price adjustment, may negatively affect our revenue and profitability.

The bidding process with respect to the purchase of pharmaceutical products may lead to reduced revenue.

Chinese regulations require non-profit medical organizations established in China to implement bidding procedures for the purchase of drugs. It is intended that the implementation of a bidding purchase system will be extended gradually and will cover, among other drugs, those drugs consumed in large volume and commonly used for clinical uses. Pharmaceutical wholesalers must have the due authorization of the pharmaceutical manufacturers in order to participate in the bidding process. If, for the purpose of reducing the bidding price, pharmaceutical manufacturers participate in the bidding process on their own and enter into purchase and sales contracts with medical organizations directly without authorizing a pharmaceutical distributor, the revenue of our Chinese subsidiary may be adversely affected.

Risks Related to Our Financial Condition

We have incurred substantial losses in the past and we expect to continue to incur losses for the near term.

Since NeoStem’s inception in 1980, it has generated only limited revenues from sales and has incurred substantial net losses of $1,867,200 for the quarter ended March 31, 2009 and $9,242,071, $10,445,473 and $6,051,400 for the years ended December 31, 2008, 2007 and 2006, respectively. NeoStem expects to incur additional operating losses as well as negative cash flow from its adult stem cell collection, processing and storage business operations until it successfully commercializes and develops this business, if ever. It is also expected that, beyond the utilization of the SCTI funds to support the near-term costs relating to NeoStem’s VSEL technology under the license and sponsored research agreements with the University of Louisville Research Foundation, NeoStem will incur losses and negative cash flow for the near term as a result of its new research and development activities until such operations can be successfully implemented, integrated into our business and commercialized, if ever.

Although Erye earned $8,140,000 in net income for the year ended December 31, 2008 and $3,149,000 for the year ended December 31, 2007, Erye has only a limited history of earnings. Moreover, due to the following significant planned costs, Erye expects to incur losses in the near term: (1) stabilizing and streamlining the Erye operation; (2) relocating Erye to a new factory which is under construction; (3) continuing the research and development for more selected new drug projects; and (4) building up sales network for new drug distribution.

It is expected that the combined company will continue to incur significant sales, marketing, general and administrative and product development expenses in connection with the development of its business. The combined company may never be profitable.

We have a history of liquidity problems, which may affect our ability to raise capital to fund our operations.

At March 31, 2009, NeoStem had a cash balance of $392,800, negative working capital of $(2,074,000) and a negative stockholders’ equity of $(804,400). Our history of illiquidity and losses may make it difficult for us to raise capital on favorable terms. NeoStem has from time to time raised capital for our activities through the sale of our equity securities and promissory notes. On April 9, 2009, NeoStem completed a private placement financing totaling $11 million from three Asia-based investors, including RimAsia. In June 2009, NeoStem consummated a private placement, pursuant to which an additional 20 persons and entities, including Fullbright, acquired an aggregate of 400,280 shares of Series D stock and warrants to purchase an aggregate of 4,002,800 shares of NeoStem Common Stock. For a more complete discussion, see “Business of NeoStem — Financing Activities — 2009 Financing Activities.” In addition, NeoStem raised an aggregate of $1,150,000 in 2009 through the issuance of promissory notes, and in 2008 NeoStem raised an aggregate of $2,900,000 through the private placement sale of our common stock and warrants to purchase our common stock. Such capital raising activities have enabled us to pursue our business plan and begin to grow our adult stem cell collection and storage business, including expanding marketing and sales activities, as well as to pursue acquisition opportunities and other expansion activities in China. The funds NeoStem obtained through the acquisition of SCTI funded certain early obligations under our agreements relating to our VSEL technology; however, NeoStem expects that substantial additional funds will need to be raised in order for us to continue to fund additional research and development activities relating to the VSEL and other technology, support marketing efforts relating to the adult stem cell collection centers in the Company’s network and to pursue related business opportunities, including medical tourism and the Company’s expansion activities in China. The Company has applied for SBIR grants and also anticipates seeking to obtain funds through applications for other State and Federal grants, grants abroad, strategic arrangements as well as other funding sources to help offset all or a portion of these costs; however, there can be no assurance that such funding will be received.

At March 31, 2009, CBH had a cash balance of $2,226,777, a working capital of $2,354,450 and stockholders’ equity of $10,314,715. CBH’s history of illiquidity and losses may make it difficult for it to raise capital on favorable terms. CBH has from time to time raised capital for its activities through the sale of its equity securities and promissory notes. CBH expects that its primary requirements for cash following the Merger will be for: (1) stabilizing and streamlining the Erye operation; (2) relocating Erye to a new factory which is under construction; (3) continuing the research and development for more selected new drug projects; and (4) building up sales network for new drug distribution. CBH’s operating activities may not enable us to meet the anticipated cash requirements.

We will need substantial additional financing revenues to continue operations.

Even though in 2009 (to date) NeoStem raised an aggregate of approximately $16 million gross proceeds in financing, the combined company will require substantial additional capital to fund the current operating plan for its business, including the development of its VSEL and other technology and support marketing efforts relating to the adult stem cell collection centers in the combined company’s network, Erye’s relocation to a new factory and to pursue related business opportunities, including medical tourism. In addition, the combined company’s cash requirements may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs, as well as the costs of maintaining, expanding and protecting the combined company’s intellectual property portfolio, including potential litigation costs and liabilities.

NeoStem’s outstanding warrants may negatively affect our ability to raise additional capital.

During the terms of NeoStem’s outstanding warrants, including but not limited to, Class A Warrants (five years), Class C Warrants (approximately eighteen months) and Class D Warrants (five years), the holders thereof are given the opportunity to profit from a rise in the market price of the NeoStem Common Stock. So long as these warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of these warrants might be expected to exercise them at a time when NeoStem would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

If we are unable to obtain future capital on acceptable terms, this will negatively affect our business operations and current investors.

We expect that in the future we will seek additional capital through public or private financings. Additional financing may not be available on acceptable terms, or at all. If additional capital is raised through the sale of equity, or securities convertible into equity, further dilution to then existing stockholders will result. If additional capital is raised through the incurrence of debt, our business could be affected by the amount of leverage incurred. For instance, such borrowings could subject us to covenants restricting our business activities, paying interest would divert funds that would otherwise be available to support commercialization and other important activities, and holders of debt instruments would have rights and privileges senior to those of equity investors. If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce the scope of or eliminate some of our planned activities, any of which could have a material adverse effect on the business.

We will continue to experience cash outflows.

We expect to continue to incur expenses, including the salary of our executive officers; rent; legal, marketing and accounting fees; and insurance and general administrative expenses. We are building the infrastructure for our business and will experience additional cash outflows in the near term. It is not possible at this time to state whether we will be able to finance these cash outflows or when we will be able to achieve and sustain a positive cash position. Our ability to become profitable will depend on many factors, including our ability to successfully commercialize and develop the business. We cannot assure that we will ever become profitable and we expect to continue to incur losses. NS California, the company from which NeoStem initially acquired its adult stem cell collection, processing and storage business, had nominal operations and nominal assets at the time of acquisition. From its inception in 2002 through September 30, 2005, NS California had aggregate revenues of $25,500, and aggregate losses of $2,357,940. We cannot guarantee that the combined company will be more successful than NS California in achieving sufficient revenues for profitability from NeoStem’s collection, processing and storage business. In addition, the therapeutic application of adult stem cells pursuant to NeoStem’s licensed technology is a relatively new concept in medical treatment and there can be no assurance that the combined company will achieve sufficient activities to become profitable. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our business, results of operations, financial condition and cash flows will be materially and adversely affected. Because our strategy might include acquisitions of other businesses, products or technologies, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

In addition, Erye expects that its primary requirements for cash in the near term will be for: (1) stabilizing and streamlining the Erye operation; (2) relocating Erye to a new factory which is under construction; (3) continuing the research and development for more selected new drug projects; and (4) building up sales network for new drug distribution. Erye’s operating activities may not generate sufficient cash to meet the anticipated cash requirements. Pursuant to the terms and conditions of the Joint Venture Agreement, although future dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye, for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses.

General economic recession could negatively impact demand for our services.

Economic recession, including attendant job loss and reduced consumer spending, could negatively impact the demand for our services.

Any future acquisitions may expose us to additional risks.

We will continue to review acquisition prospects that would complement our current business, increase the size and geographic scope of our operations or otherwise offer revenue generating or other growth opportunities. The financing for any of these acquisitions could dilute the interests of our stockholders, result in an increase in our indebtedness or both. Acquisitions may entail numerous risks, including:

•	difficulties in assimilating acquired operations, technologies or products, including the loss of key employees from acquired businesses;
•	diversion of management’s attention from our core business;
•	risks of entering markets (including those overseas) in which we have limited or no prior experience; and
•	our management team has limited experience in purchasing and integrating new businesses.

Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, financial condition and operating results. In addition, there can be no assurance that we will be able to identify additional suitable acquisition candidates or consummate additional acquisitions on favorable terms.

If the market for the combined company’s products and/or technology does not experience significant growth or if the combined company’s products and/or technology do not achieve broad acceptance, the combined company’s operations will suffer.

We cannot accurately predict the future growth rate or the size of the market for the combined company’s products and technology. The expansion of this market depends on a number of factors, such as:

•	the cost, performance and reliability of the combined company’s products/technologies, and the products/technologies offered by competitors;
•	customers’ perceptions regarding the benefits of the combined company’s products and technologies;
•	public perceptions regarding the use of the combined company’s products and technologies;
•	customers’ satisfaction with the products and technologies; and
•	marketing efforts and publicity regarding the products and technologies.

If we are unable to manage growth in our business, our prospects may be limited and our future results of operations may be adversely affected.

We intend to expand our sales and marketing programs, our manufacturing capacity, and our provision of innovative therapies as needed to meet future demand. Any significant expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected. We will need to continually improve the combined company’s operations, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and diminished operational results.

Risks Related to our Common Stock

NeoStem Common Stock has historically had limited trading volume.

NeoStem’s Common Stock currently trades on the NYSE Amex (formerly known as the American Stock Exchange) and, until August 9, 2007, was traded on the Over-the-Counter Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. NeoStem Common Stock has generally been thinly traded and, although trading volume has increased since it has commenced trading on the NYSE Amex, we cannot assure you that the NeoStem Common Stock will continue to have improved liquidity or that it will increase above current levels. NeoStem’s Class A Warrants also trade on the NYSE Amex, but have had very limited trading volume. As a result, an investor may find it difficult to dispose of NeoStem Common Stock or NeoStem Class A Warrants.

Our stock price could be volatile.

The price of NeoStem’s Common Stock has fluctuated widely in the past and may be more volatile in the future. Factors such as the announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results, our success in commercializing our business, market conditions for healthcare stocks in general as well as economic recession could have a significant impact on the future price of our common stock. The historically low volume of trading in NeoStem’s Common Stock has made it more vulnerable, and it may continue to be more vulnerable, to rapid changes in price in response to market conditions.

Our stock and Class A Warrants may be delisted from the NYSE Amex.

In connection with the Merger, NeoStem will be issuing more shares of NeoStem Common Stock and securities convertible or exchangeable into NeoStem Common Stock than are currently outstanding. As such, the NYSE Amex takes the position such a transaction is deemed a “reverse merger” pursuant to Section 341 of the Company Guide. Therefore, the combined company will be eligible for continued listing on the NYSE Amex only if the post-transaction entity can meet the standards for initial listing. There are a number of ways for NeoStem to satisfy the conditions for initial listing. Among other criteria, most likely the common stock of the combined company would need to have a minimum market price of $2 per share. In attempting to address the minimum price-per-share requirement, NeoStem is asking its stockholders to authorize an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to allow for a reverse stock split within the range of 1:2 to 1:5 (see NeoStem Proposal No. 5 of this joint proxy statement/prospectus). However, there can be no guarantee that effecting such a reverse stock split would put the market price of the combined company’s common shares above the requisite minimum for initial listing on the NYSE Amex. Furthermore, even if the NeoStem Common Stock satisfies the minimum price per share threshold, there can be no guarantee that NeoStem could comply with the other applicable Company Guide rules. For instance, on a pro forma basis, while NeoStem currently meets the initial listing standards regarding the market value of its public float, this test will be determined based upon the market value of the NeoStem Common Stock at the time of the Merger. Other tests which will be similarly impacted include stockholders equity and market capitalization. NeoStem has filed with the NYSE Amex a new listing application relating to the post-transaction combined company. There is no guarantee that the combined company will continue to meet the criteria for initial listing or that the NYSE Amex will accept NeoStem’s application relating to the post-transaction combined company.

In the event the stock of the combined company were not listed with the NYSE Amex, there is no guarantee that the combined company could satisfy the listing requirements necessary to list on any other public exchange. In such a scenario, the value of NeoStem’s securities could be materially adversely affected.

Risks related to penny stocks.

Our common stock may be subject to regulations prescribed by the SEC relating to “Penny Stock.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If our common stock meets the definition of a penny stock, it will be subject to these regulations, which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined in Rule 501 of the Securities Act.

Future sales of NeoStem Common Stock issued in connection with the Merger may depress its stock price.

The shares of NeoStem Common Stock issued to CBH security holders, including RimAsia, will be freely tradable in the public market; provided, however that of such shares, approximately 17,414,060 shares shall be prohibited from being sold through the expiration of the six-month period immediately following the consummation of the Merger pursuant to the terms of lock-up and voting agreements with NeoStem. The market price of NeoStem Common Stock could fall in response to sales of a large number of shares of NeoStem Common Stock in the market after the Merger or in response to the perception that sales of a large number of shares could occur. In addition, these sales could create the perception by the public of difficulties or problems with NeoStem’s products and services. As a result, these sales also might make it more difficult for NeoStem to sell equity or equity-related securities in the future at a time and price that its board of directors deems appropriate.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

The company we are acquiring in the Merger reported several material weaknesses in its internal controls and concluded that it did not have effective internal control over financial reporting as of December 31, 2008. If (i) we fail to (a) remediate the material weaknesses identified in CBH’s internal control over financial reporting and (b) integrate the internal controls of CBH and NeoStem, or (ii) we fail to maintain the adequacy of internal controls over the combined company, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, as such standards are modified, supplemented or amended from time to time (the “Sarbanes-Oxley Act”). Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our stock price and could result in our financial statements being unreliable or loss of investor confidence in our financial reports. Additionally, failure to maintain effective internal control over our financial reporting could result in government investigation or sanctions by regulatory authorities.

During the course of testing our internal controls, we may identify, and have to disclose, material weaknesses or significant deficiencies in our internal controls that will have to be remediated. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may negatively affect our stock price.

Risks Related to the Nature of NeoStem’s Business

NeoStem is beginning to pursue business opportunities in China in addition to those contemplated by the Agreement and Plan of Merger, and it is expected that NeoStem’s business will develop an increasingly significant presence in China. Please see “Risks Related to the Combined Company — Risks Related to Doing Business in China” above.

If the potential of stem cell therapy to treat serious disease is not realized, the value of our stem cell collection, processing and storage business and our development programs and licensed technology could be significantly reduced.

The potential of stem cell therapy to treat serious disease is currently being explored. Stem cell therapy is not a commonly used procedure and it has not been proven in clinical trials that stem cell therapy will be an effective treatment for diseases other than those currently addressed by hematopoietic stem cell transplants (hematopoietic stem cells are the stem cells from which all blood cells are made). No stem cell products have been successfully developed and commercialized to date, and none have received regulatory approval in the United States or internationally. Stem cell therapy may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit its approval or commercial use. The value of our stem cell collection, processing and storage business and our development programs could be significantly reduced if the use of stem cell therapy to treat disease is not proven effective in the near future.

Because the stem cell industry is subject to rapid technological and therapeutic changes, our future success will materially depend on the viability of the commercial use of stem cells for the treatment of disease.

Our success materially depends on the development of therapeutic treatments and cures for disease using stem cells. The broader medical and research environment for such treatments and cures critically affects the utility of stem cells, the services we offer to the public, and our future success. The value of stem cells in the treatment of disease is subject to potentially revolutionary technological, medical and therapeutic changes. However, future technological and medical developments or improvements in conventional therapies could render the use of stem cells and our services and equipment obsolete and unmarketable. As a result, there can be no assurance that our services will provide competitive advantages over other technologies. If technological or medical developments arise that materially alter the commercial viability of our technology or services, we may be forced to incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. Alternatively, significant advances may be made in other treatment methods or in disease prevention techniques which could significantly reduce or entirely eliminate the need for the services we provide. The materialization of any of these risks could have a material adverse effect on our business, financial condition, our results of operations or our ability to operate at all.

We may be forced to undertake lengthy and costly efforts to build market acceptance of our stem cell collection, processing and storage services as well as stem cell therapy in general, the success of which is critical to our profitability. There can be no assurance that our services or stem cell therapy in general will gain market acceptance. To date, only a minimal number of collections have been performed at the collection centers in our network.

Our future success in the adult stem cell business depends on the successful and continued market acceptance of our collection, processing and storage services as well as stem cell therapy in general. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners who, under present law, must order stem cell collection and treatment on behalf of a potential customer. The time and expense required to educate and to build awareness of our services and their potential benefits and stem cell therapy in general could significantly delay market acceptance and our ultimate profitability. The successful commercialization of our services will also require that we satisfactorily address the concerns of medical practitioners in order to avoid potential resistance to recommendations for our services and ultimately reach our potential consumers. No assurances can be given that our business plan and marketing efforts will be successful, that we will be able to commercialize our services, or that there will be market acceptance of our services or clinical acceptance of our services by physicians sufficient to generate any material revenues for us. To date, only a minimal number of collections have been performed at the collection centers in our network.

Ethical and other concerns surrounding the use of stem cell therapy may increase the regulation of or negatively impact the public perception of our stem cell services, thereby reducing demand for our services.

The use of embryonic stem cells for research and stem cell therapy has been the subject of debate regarding related ethical, legal and social issues. Although our business only utilizes adult stem cells and does not involve the more controversial use of embryonic stem cells, the use of other types of human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between the use of adult versus embryonic stem cells. The commercial success of our business will depend in part on public acceptance of the use of stem cell therapy, in general, for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that stem cell therapy is unsafe or unnecessary, and stem cell therapy may not gain the acceptance of the public or the medical community. Public pressure or adverse events in the field of stem cell therapy that may occur in the future also may result in greater governmental regulation of our business creating increased expenses and potential regulatory delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell banking services. In the event that the use of stem cell therapy becomes the subject of adverse commentary or publicity, our business could be adversely affected and the market price for our common stock could be significantly harmed.

We operate in a highly regulated environment, and our failure to comply with applicable regulations, registrations and approvals would materially and adversely affect our business.

Historically, the FDA has not regulated banks that collect and store stem cells. More recent changes, however, require establishments engaged in the recovery, processing, storage, labeling, packaging or distribution of any Human Cells, Tissues, and Cellular and Tissue-Based Products (HCT/Ps) or the screening or testing of a cell tissue donor to register with the FDA. The registration requirement was effective as of January 2004. We registered our California lab in accordance with FDA HCT/Ps regulations but have since closed the lab and are in the process of updating our status with the FDA. Any third party processor that we retain to process our samples must be similarly registered with FDA and comply with HCT/Ps regulations. If we or our third party processor fail to register or update registration information in a timely way, we will be out of compliance with FDA regulations which could adversely affect our business. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices (cGTP). We may be or become subject to such regulations, and there can be no assurance that we will be able, or will have the resources, to comply. Future FDA regulations could also adversely impact or limit our ability to market or perform our services. In order to collect and store blood stem cells we must conduct (or arrange for the conduct of) a variety of laboratory tests which are regulated under the federal Clinical Laboratory Improvement Amendments (CLIA). Any facility conducting regulated tests must obtain a CLIA certificate of compliance and submit to regular inspection.

Some states require additional regulation and oversight of clinical laboratories operating within their borders and some impose obligations on out-of-state laboratories providing services to their residents. Many of the states in which we, our strategic partners or members of our collection network engage in collection, processing or storage activities have licensing requirements that must be complied with. Additionally, there may be state regulations impacting the use of blood products that would impact our business. We currently have a biologics license from the State of California. We also have two provisional licenses from the State of New York, which permit the Company to collect, process and store hematopoietic progenitor cells (“HPCs”) collected from New York residents, and also permit the solicitation in New York relating to the collection of HPCs. We received a third provisional license in January 2008, permitting the California facility to collect, process, store and use for medical research HPCs collected from New York residents. We are in the process of notifying the State of New York of the closure of our California facility. New England Cryogenic Center, Inc., or NECC, the cryogenic laboratory with whom we have formed a strategic alliance to provide processing and storage for consumers on the East Coast, to process and store for certain research purposes; and PCT, the facility with whom we have formed a strategic alliance to provide additional processing and storage capacity for commercial purposes at the cGMP level at its California and New Jersey facilities, have each represented to the Company that each has such licenses as are required to perform the services provided for under their respective agreements with the Company. Each such license is subject to certain limitations. There can be no assurance that we, our strategic partners or members of our collection center network will be able to obtain any necessary licenses required to conduct business in any states, or maintain licenses that are required and obtained with respect to such states, including California and New York. Failure by us or by any of our strategic partners to obtain or retain required licenses could negatively impact our business. Certain licensing requirements involve the need to hire medical directors and others with certain training and technical backgrounds and there can be no assurance that such individuals can be retained or will remain retained.

We may also be subject to state and federal privacy laws related to the protection of our customers’ personal health information and state and federal laws related to the security of such personal health information and other personal data to which we would have access through the provision of our services. In particular, we serve as a “business associate” of various health care providers in our collection center network who are obligated to comply with privacy and security standards adopted under the Health Insurance Portability and Accountability Act of 1996 (HIPAA). As a business associate, we incur certain regulatory obligations, which will be changing over the next year as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009 (ARRA). Under ARRA, our privacy and security compliance burden will increase, and we will be subject to audit and enforcement by the federal government and in some cases, enforcement by state authorities. We will also be obligated to publicly disclose wrongful disclosures or losses of personal health information. We may be required to spend substantial amounts of time and money to comply with these requirements, any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure to comply with applicable regulatory requirements or delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution which would have a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably or preclude our ability to operate at all in the future. NeoStem has transferred its processing and storage operations to NECC and PCT due to space constraints at its California, facility, which has been closed. Any delay in complying with licensing requirements applicable to such new processing and storage facilities could have a material adverse impact on our business.

Our adult stem cell collection, processing and storage business was not contemplated by many existing laws and regulations.

The service that we provide is unique. It is not medical treatment, although it involves medical procedures. It is not clinical research, although we have recently entered the research and development arena relating to the VSEL technology and additional research participation is part of our business plan. Our research activities are subject to different regulations than our commercial activities. Our adult stem cell collection, processing and storage business was not contemplated by many of the regulations in the field in which we operate and as a result, there is often considerable uncertainty when we are analyzing the applicability of regulatory requirements. We have devoted significant resources to ensuring compliance with those laws that we believe to be applicable and when applicability of a law is in doubt, we have opted to comply in order to minimize risk. It is possible, however, that regulators may disagree with some of our interpretations of the law prompting additional compliance requirements or even enforcement actions. Such enforcement may have a material adverse effect on our operations or may require restructuring of our operations or impair our ability to operate profitably.

Our failure to comply with laws related to hazardous materials could materially harm us.

We are subject to state and federal laws regulating the proper disposal of biohazardous material. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur costs and/or otherwise have a material adverse effect on our ability to do business.

Side effects or limitations of the stem cell collection process or a failure in the performance of our cryopreservation storage facility or systems could harm our business and reputation.

To the extent a customer experiences adverse side effects from the stem cell collection process, the quantities of stem cells collected through our process are ultimately determined to be in inadequate therapeutic amounts, or our cryopreservation storage service is disrupted, discontinued or our ability to provide banked stem cells is impaired for any reason, our business and operations could be adversely affected. Any equipment failure that causes a material interruption or discontinuance in our cryopreservation storage of stem cell specimens could result in stored specimens being damaged and unable to be utilized. Adverse side effects of the collection process, limitations of the collection process (such as whether the collection process produces a sufficient quantity of stem cells for all future therapeutic applications) or specimen damage (including contamination or loss in transit to us), could result in litigation against us and reduced future revenue, as well as harm to our reputation. Our insurance may not adequately compensate us for any losses that may occur due to any such adverse side effects, limitations or failures in our system or interruptions in our ability to maintain proper, continued, cryopreservation storage services. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any claim of adverse side effects or limitations or material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition.

We are dependent on existing relationships with third parties to conduct our business.

Our process of collecting stem cells involves the injection of a “mobilizing agent” which causes the stem cells to leave the bone marrow and enter into the blood stream. The injection of this mobilizing agent is an integral part of the collection process. There is currently only one supplier of this mobilizing agent, and we are currently dependent upon our relationship with such supplier to maintain an adequate supply. Although we continue to explore alternative methods of stem cell collection, there can be no assurance that any such methods will prove to be successful. In the event that our supplier is unable or unwilling to continue to supply a mobilizing agent to us on commercially reasonable terms, and we are unable to identify alternative methods or find substitute suppliers on commercially reasonable terms, we may not be able to successfully commercialize our business. We are also currently using only one outside “apheresis” provider that also is expected to be the apheresis provider to certain of our collection centers being operated by members of our network. “Apheresis” is the process through which stem cells are extracted from a patient’s whole blood and it is an integral part of our collection process. Although other third parties could provide apheresis services, any disruption in the relationship with this service would cause a delay in the delivery of our services. In order to successfully commercialize our business, we will continue to depend upon our relationship with such companies or we or the collection centers operated by members of our network will need to develop internal capabilities to provide this service and obtain appropriate licensure. See also “Our research and development activities present additional risks” for additional risks related to our dependence on third parties for development of our VSEL technology.

Our success will depend in part on establishing and maintaining effective strategic partnerships and collaborations, which may impose restrictions on our business and subject us to additional regulation.

A key aspect of our business strategy is to establish strategic relationships in order to gain access to critical supplies, to expand or complement our research and development or commercialization capabilities, or to reduce the cost of research and development or commercializing services on our own. There can be no assurance that we will enter into such relationships, that the arrangements will be on favorable terms or that such relationships will be successful. Relationships with licensed professionals such as physicians may be subject to state and federal laws including fraud and abuse regulations restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting our options for structuring a relationship. If our services become widely reimbursable by government or private insurers, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the types of business relationships into which licensed physicians or other licensed professionals may enter. For example, many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.” Failure to comply with applicable fraud and abuse regulations or other regulatory requirements could result in civil fines, criminal prosecution or other sanctions. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms. If we fail to structure our relationships with physicians in accordance with applicable fraud and abuse laws or other regulatory requirements it could have a material adverse effect on our business. Furthermore, our research arrangements may require us to grant certain rights to third parties, including exclusive rights or may have other terms that are burdensome to us. If any of our research partners terminate their relationship with us or fail to perform their obligations in a timely manner, our research and development activities or commercialization of our services may be substantially impaired or delayed.

We are dependent upon our management, scientific and medical personnel and we may face difficulties in attracting qualified employees or managing the growth of our business.

Our future performance and success are dependent upon the efforts and abilities of our management, medical and scientific personnel. Furthermore, our future growth will require hiring a significant number of qualified technical, medical, scientific, commercial, business and administrative personnel. In some cases, licensure laws impose certain personnel requirements. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. If we are not able to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, including those required in order for us to obtain and maintain appropriate licensure, we may not be able to sustain our operations or achieve our business objectives. Our failure to manage growth effectively could limit our ability to achieve our commercialization and other goals relating to, and we may fail in developing, our new business.

Our research and development activities present additional risks.

Our research and development activities relating to the VSEL technology are subject to many of the same risks as our adult stem cell collection, processing and storage business, and there can be no assurance that we independently or through collaborations will successfully develop, commercialize or market the VSEL technology. Any sublicensing arrangements we may desire to enter into in connection with the development of this technology are subject to the prior approval of the University of Louisville and there can be no assurance they will give such approvals although they may not unreasonably withhold their approval. Further, we have development obligations under our exclusive license agreement with the University of Louisville pursuant to which we have licensed the VSEL technology. As we currently have minimal capacity to conduct research and development activities, to assist in meeting such development obligations we have entered into a sponsored research agreement with the University of Louisville pursuant to which research services are being provided. Accordingly, we are dependent on the University’s performance in developing the VSEL technology. Additional research projects are also being pursued. We will, however, require additional research and development capacity, and access to funds to undertake additional research projects and to meet our obligations under the license agreement and fully develop the VSEL technology and integrate it into our business, and expect losses to increase as our research and development efforts progress. In this regard, we have identified laboratory space in Cambridge, Massachusetts and are engaged in negotiations with the landlord. We have applied for SBIR grants and also anticipate seeking to obtain such funds through applications for other State and Federal grants, grants abroad, direct investments into SCTI, strategic arrangements as well as other funding sources to help offset all or a portion of these costs; however, there can be no assurance that such funds will be received. We must also develop increased internal research capability and sufficient laboratory facilities or establish relationships to provide such research capability and facilities. There can be no assurance that we will be able to establish such facilities or establish and maintain such relationships on commercially acceptable terms, if at all. Further, we must meet payment and other obligations under the VSELs license and sponsored research agreements. The VSELs license agreement requires the payment of certain license fees, royalties and milestone payments, payments for patent filings and applications and the use of due diligence in developing and commercializing the VSEL technology. The sponsored research agreement requires periodic and milestone payments. Our failure to meet financial or other obligations under the license or sponsored research agreements in a timely manner could result in the loss of some or all of our rights to proprietary technology (as an example, portions of the license may be converted to a non-exclusive license or could be terminated entirely), and/or we could lose our right to have the University of Louisville conduct research and development efforts.

The commercial viability of our VSEL technology is subject to substantially the same risks as our adult stem cell collection, processing and storage business, but it may also depend upon our ability to successfully expand the number of VSELs collected through our adult stem cell collection process into a therapeutically viable amount as well as the utility of VSELs for therapeutic purposes. As the number of VSELs which can be isolated from the adult peripheral blood collected is relatively small, the ability to create a therapeutic quantity of VSELs from a small number of cells may be essential to effectively using VSELs. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date, stem cell expansion techniques are very inefficient and typically the target cells stop dividing naturally, keeping the yield low. A critical aspect of our adult stem cell collection and banking service relating to the VSEL technology could therefore be the utilization of stem cell expansion processes, and there can be no assurance that such technology will be effective or available at all.

Moreover, stem cell collection and harvesting techniques are rapidly developing and could undergo significant change in the future. Such rapid technological development could result in our VSEL technology becoming obsolete prior to its successful integration into our collection, processing and storage business. Successful biotechnology development in general is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Technology that appears promising in the early phases of development may fail to be successfully commercialized for numerous reasons, including, but not limited to competing technologies for the same indication.

We believe that the VSEL technology is properly classified under the FDA’s HCT/P regulatory paradigm and should not be classified as a medical device or as a biologic or drug. There can be no assurance that the FDA would agree that this category of regulatory classification applies to the VSEL technology, and the reclassification of VSELs technology could have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring regulatory clearance, approval and/or compliance with additional regulatory requirements.

If there is any decline in interest in medical tourism, there could be a material adverse effect on the business, financial condition and results of operations of the combined company.

We plan to include medical tourism in our business strategy by providing innovative, safe, and effective therapies abroad that are not yet approved in the United States. If the anticipated growth of medical tourism does not occur over the next few years, or if fewer people travel abroad for the purpose of medical care, there could be a resulting decline in our results of operations. Also, any American governmental approval of therapies and technologies offered in China by us could decrease the American public’s reliance on medical tourism, and could therefore detract from the combined company’s business. Any such setbacks to our business strategy could harm the business, financial condition and operating results of the combined company.

Uninsured claims and litigation could adversely impact our operating results.

We expect to have insurance coverage against operating hazards, including product liability claims and personal injury claims related to our products and services, to the extent deemed prudent by our management and to the extent insurance is available, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify us against liabilities arising out of pending and future claims and litigation. This insurance has deductibles or self-insured retentions and contains certain coverage exclusions. The insurance does not cover damages from breach of contract by us or based on alleged fraud, gross negligence, misrepresentation or other deceptive trade practices. Insurance and customer agreements do not provide complete protection against losses and risks, and our results of operations could be adversely affected by unexpected claims not covered by insurance.

Risks Related to Competition — NeoStem Business

The stem cell preservation market has and continues to become increasingly competitive.

We may face competition from companies with far greater financial, marketing, technical and research resources, name recognition, distribution channels and market presence than us, who are marketing or developing new services that are similar to the services that are now being or may in the future be developed by us. There can be no assurance that we will be able to compete successfully.

For example, in the established market for cord blood stem cell banking, the growth in the number of families banking their newborn’s cord blood stem cells has been accompanied by an increasing landscape of competitors. Our business, which has been more recently developed, already faces competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. We believe that certain of our competitors have established stem cell banking services to process and store stem cells collected from adipose tissue (fat tissue). This type of stem cell banking will require partnering with cosmetic surgeons who perform liposuction procedures. In addition, we believe the use of adult stem cells from adipose tissue will require extensive clinical trials to prove the safety and efficacy of such cells and the enzymatic process required to extract adult stem cells from fat. From a technology perspective this ability to expand a small number of stem cells could present a competitive alternative to stem cell banking. The ability to create a therapeutic quantity of stem cells from a small number of cells is essential to using embryonic stem cells and would be desirable to treat patients who can only supply a small number of their own stem cells. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date, stem cell expansion techniques are very inefficient and typically the target cells stop dividing naturally, keeping the yield low. Failure of stem cell expansion technology could have an adverse effect on our ability to fully utilize our VSEL technology, which will be dependent upon access to reliable stem cell expansion technology. However, even though reliable stem cell expansion technology may ease some of the limitations of the competitive alternatives to our business, it would also allow us to utilize the VSEL technology and also complement adult stem cell banking by allowing individuals to extend the banking of an initial collection of cells for many applications.

We also understand that other technologies are being developed which claim the ability to harvest stem cells through a variety of other techniques, such as turning skin cells into cells that behave like embryonic stem cells or harvesting stem cells from the pulp of baby teeth. It is possible that such technologies, or other technologies, will prove to be more successful, have a faster rate of market penetration or have broader application than ours. It is also possible that technological or medical breakthroughs by our current or future competitors will render NeoStem’s business of stem cell preservation commercially or otherwise unappealing or obsolete. In addition, NeoStem believes that one’s use of his or her own (autologous) stem cells presents fewer risks and increases therapeutic value of stem cell therapy but NeoStem could nonetheless face competition from companies seeking to promote the benefits of third party donors.

In the event that we are not able to compete successfully with our current or potential competitors, it may be difficult for us to grow our revenue and maintain our existing business without incurring significant additional expenses to try to refine our technology, services or approach to our business to better compete, and even then there would be no guarantee of success.

To the extent NeoStem is enabling the delivery of therapies in the PRC from which it may derive revenues, others may provide competing therapies.

We may face competition in the future from established cord blood banks and some hospitals.

Cord blood banks such as ViaCord (a division of ViaCell International, a wholly-owned subsidiary of PerkinElmer, Inc.) or Cryo-Cell International may be drawn to the field of stem cell collection because their processing labs and storage facilities can be used for processing adult stem cells from peripheral blood and their customer lists may provide them with an easy access to the market. We estimate that there are approximately 56 cord blood banks in the United States, approximately 27 of which are autologous (donor and recipient are the same) and approximately 29 of which are allogeneic (donor and recipient are not the same). Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. We estimate that there are approximately 197 hospitals in the United States with stem cell transplant centers. All of these competitors may have access to greater financial resources. In addition, other established companies with greater access to financial resources may enter our markets and compete with us. There can be no assurance that we will be able to compete successfully.

Since healthcare insurers and other organizations may not pay or be permitted to pay for our products or may impose limits on reimbursements, our ability to become profitable could be reduced.

Successful sales of health care services and products depend in part upon the availability and amounts of reimbursement from third party healthcare payor organizations, including government agencies, private healthcare insurers and other healthcare payors, such as health maintenance organizations and self-insured employee plans. There is considerable pressure to reduce the cost of therapeutic products, and government and other third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. Uncertainty exists as to the reimbursement status of newly approved healthcare products or novel therapies such as ours. We can give no assurance that reimbursement will be provided by such payors at all or without substantial delay or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to enable us to sell products we develop on a profitable basis.

Risks Related to Intellectual Property — NeoStem Business

There is significant uncertainty about the validity and permissible scope of patents in the biotechnological industry. We may not be able to obtain patent protection.

There can be no assurance that the patent applications to which we hold rights will result in the issuance of patents, or that any patents issued or licensed to our company will not be challenged and held to be invalid or of a scope of coverage that is different from what we believe the patent’s scope to be. Further, there can be no assurance that any future patents related to these technologies will ultimately provide adequate patent coverage for or protection of our present or future technologies, products or processes. Our success will depend, in part, on whether we can obtain patents to protect our own technologies; obtain licenses to use the technologies of third parties if necessary, which may be protected by patents; protect our trade secrets and know-how; and operate without infringing the intellectual property and proprietary rights of others.

We may be unable to protect our intellectual property from infringement by third parties.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop intellectual property competitive to ours. Our competitors may independently develop similar technology, duplicate our processes or services or design around our intellectual property rights. As a result, we may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to develop and/or market our services in the future. This would also likely have an adverse affect on the revenues generated by any sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

Third parties may claim that we infringe on their intellectual property.

We also may be subject to costly litigation in the event our technology infringes upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or otherwise result in limitations in our ability to use the intellectual property subject to such claims. Litigation and patent interference proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such interference proceedings or in patent litigation to which we may become a party could subject us to significant liabilities to third parties or, as noted above, require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable financial or other terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us, in whole or in part, from commercializing our products, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to obtain future financing when needed, we may not be able to pay fees relating to our licenses, patents or other intellectual property on a timely basis or at all, which could result in a loss of any or all of our intellectual property rights.

Our License Agreement with the University of Louisville requires, and other license agreements to which we are or may become a party in the future will or may require, us to pay license fees, royalties and milestone payments and fees for patent filings and applications. In addition, obtaining and maintaining patent protection depends, in part, on our ability to pay the applicable filing and maintenance fees. Our failure to meet financial obligations under our license agreements in a timely manner or our non-payment or delay in payment of our patent fees, could result in the loss of some or all of our rights to proprietary technology or the inability to secure or enforce intellectual property protection. The loss of any or all of our intellectual property rights would limit our ability to develop and/or market our services, which would materially adversely affect our business, financial condition and results of operations.

Risks Related to the SEC Informal Request — NeoStem Business

We have received an informal request for documents in connection with an SEC investigation of a third party matter

In connection with the SEC’s investigation of a matter referred to as a matter of a third party (the “Third Party”), we have received an informal request from the SEC, dated December 23, 2008, for the voluntary production of documents and information concerning the issuance, distribution, registration, purchase, sale and/or offer to sell our securities from January 1, 2007 to the present. The Third Party served as the lead underwriter of our public offering that was consummated in August 2007. We are cooperating fully with the SEC’s request. While there is no indication to date that we are the target of an investigation and the letter stated that the request should not be construed as an indication by the SEC or its staff that any violation of the federal securities laws has occurred, nor should it be considered a reflection upon any person, entity or security, there can be no assurance that the SEC will not take any action against us. Any determination by the SEC to take action against us could be costly and time consuming, could divert the efforts and attention of our directors, officers and employees from the operation of our business and could result in sanctions against us, any or all of which could have a material adverse effect on our business and operating results.

Risks Related to the Nature of Erye’s Business

The following section described risks related to Erye’s business. Unless otherwise indicated in this section, references to “we,” “us” or “our company” in this section of the risk factors refer to Erye. Please see “Risks Related to the Combined Company — Risks Related to Doing Business in China” for a description of the risks Erye may encounter in China. For additional risk factors relating to the Merger with NeoStem, see “Risks Related to the Merger” and “Risks Related to the Joint Venture” above.

Risks related to our strategy and risks related to our inability to carry out such strategy.

Our strategy may be based on wrong assumptions and may be seriously flawed and may even in fact damage our performance, competitive position in the market and even our ability to survive in the market place. Even if the strategy is correct, we may never be able to successfully implement our strategy or implement the strategy in the desired fashion. These risk factors may cause major risks to our performance and even survival.

Risks related to the implementation of our operational and marketing plan.

Our operational plan and marketing plan may be seriously flawed and even in fact damage our performance, competitive position in the market and even our ability to survive in the market place. Even if the operational plan and the marketing plan are correct, we may never be able to successfully implement the plans or implement the strategy in the desired fashion. These risk factors may cause major risks to our performance and even survival.

Risks related to our products and services.

Our products and services involve direct or indirect impact on human health and life. The drugs, products and services provided may be flawed and cause dangerous side effects and even fatality in certain cases and lead to major business losses and legal and other liabilities and damages to us.

Risks related to product liability claims.

We face the risk of loss resulting from, and adverse publicity associated with, product liability lawsuits, whether or not such claims are valid. We may not be able to avoid such claims. In addition, our product liability insurance may not be adequate to cover such claims and we may not be able to obtain adequate insurance coverage in the future at acceptable costs. A successful product liability claim that exceeds our policy limits could require us to pay substantial sums.

Risks related to our technology and our platforms.

Our technologies and platforms may be seriously defective and flawed producing wrong and harmful results, exposing us to significant liabilities. Even if they are not defective or flawed, these technologies and platforms may become outdated, losing their value and thus affecting our competitive advantages.

Risks related to competition.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Marketing risks.

Newly developed drugs and technologies may not be compatible with market needs. Because markets for drugs differentiate geographically inside China, we must develop and manufacture our products to accurately target specific markets to ensure product sales. If we fail to invest in extensive market research to understand the health needs of consumers in different geographic areas, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings.

Risks related to research and the ability to develop new drugs.

Our growth and survival depends on our ability to consistently discover, develop and commercialize new products and find new and improve on existing technologies and platforms. As such, if we fail to make sufficient investments in research, be attentive to consumer needs or do not focus on the most advanced technologies, our current and future products could be surpassed by more effective or advanced products of other companies.

Risks relating to difficulty in defending intellectual property rights from infringement.

Our success depends, in large part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to ours. Numerous patents covering our technologies have been issued to us, and we have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including China. Some patent applications in China are maintained in secrecy until the patent is issued. Because the publication of discoveries tends to follow their actual discovery by many months, we may not be the first to invent, or file patent applications on any of our discoveries. Patents may not be issued with respect to any of our patent applications and existing or future patents issued to or licensed by us may not provide competitive advantages for our products. Patents that are issued may be challenged, invalidated or circumvented by our competitors. Furthermore, our patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

We also rely on trade secrets, non-patented proprietary expertise and continuing technological innovation that we seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors. If patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to these products.

Risks relating to third parties that may claim that we infringe on their proprietary rights and may prevent us from manufacturing and selling certain of our products.

There has been substantial litigation in the pharmaceutical industry with respect to the manufacturing, use and sale of new products. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may be required to commence or defend against charges relating to the infringement of patent or proprietary rights. Any such litigation could:

•	require us to incur substantial expense, even if we are insured or successful in the litigation;
•	require us to divert significant time and effort of our technical and management personnel;
•	result in the loss of our rights to develop or make certain products; and
•	require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties.

Although patent and intellectual property disputes within the pharmaceutical industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. These arrangements may be investigated by regulatory agencies and, if improper, may be invalidated. Furthermore, the required licenses may not be made available to us on acceptable terms. Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling some of our products or increase our costs to market these products.

In addition, when seeking regulatory approval for some of our products, we are required to certify to regulatory authorities, including the SFDA, that such products do not infringe upon third party patent rights. Filing a certification against a patent gives the patent holder the right to bring a patent infringement lawsuit against us. Any lawsuit would delay regulatory approval by the SFDA. A claim of infringement and the resulting delay could result in substantial expenses and even prevent us from manufacturing and selling certain of our products.

Our launch of a product prior to a final court decision or the expiration of a patent held by a third party may result in substantial damages to us. Depending upon the circumstances, a court may award the patent holder damages equal to three times its loss of income. If we are found to infringe a patent held by a third party and become subject to such treble damages, these damages could have a material adverse effect on the results of our operations and financial condition.

Risks related to growth and the ability to manage growth.

For our company to survive and to succeed, we have to consistently grow. However, the management and we may not be able to achieve or manage such growth. The inability to achieve and maintain and manage growth will significantly affect our survival and market position.

Dependence on key personnel.

We depend on our key management and technological personnel. The unavailability or departure of such key personnel may seriously disrupt and harm our operations, business and the implementation of our business strategy and plans. Although most of these personnel are founders and shareholders of our company, there can be no assurance that we can be successful in retaining them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this joint proxy statement/prospectus, including the risk factors in this section, contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, consummation of the Merger, future financial and operating results of the combined company and benefits of the pending Merger. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks factors described below, elsewhere in this joint proxy statement/prospectus and in NeoStem’s periodic filings with the SEC. Before making a decision regarding the Merger, you should be aware that the occurrence of the events described in these risk factors could harm NeoStem’s business, operating results, and financial condition.

THE NEOSTEM SPECIAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the NeoStem Board of Directors for use at the special meeting of stockholders to be held on August [], 2009, at 11:00 a.m., local time, or at any postponement or adjournment thereof. The meeting will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170. NeoStem’s telephone number is (212) 584-4180.

These proxy solicitation materials will be mailed on or about [], 2009 to all stockholders entitled to vote at the meeting.

Purpose of the NeoStem Special Meeting

The purpose of the NeoStem special meeting is to consider and vote upon proposals:

1.	To approve the issuance of securities of NeoStem pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of November 2, 2008, as amended (the “Agreement and Plan of Merger”), by and among NeoStem, China Biopharmaceuticals Holdings, Inc. (“CBH”), CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem (“Subco”), and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH, pursuant to which CBH will merge with and into Subco, with Subco as the surviving entity (the “Merger”).
2.	To approve an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of shares of preferred stock, par value $0.01 per share, authorized for issuance from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000).
3.	To approve the issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof.
4.	To approve the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding certain warrant exercises and stock conversions.
5.	To approve an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the NeoStem Board of Directors necessary for NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange.
6.	To approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares.
7.	To adopt the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder.
8.	To approve an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors.
9.	To approve (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing.

10.	To adjourn the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting.
11.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

In addition, the special meeting may involve the transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Outstanding Shares

The close of business on July 2, 2009 has been fixed by the NeoStem Board of Directors as the record date for determination of the stockholders of NeoStem entitled to notice of, and to vote at, the NeoStem special meeting or any postponement or adjournment of the NeoStem special meeting. Holders of record of NeoStem Common Stock and NeoStem Series B Preferred at the close of business on the record date are entitled to notice of, and to vote at, the NeoStem special meeting. As of the record date, there were approximately 1,291 stockholders of record holding an aggregate of 8,001,455 shares of NeoStem Common Stock, and approximately one stockholder of record holding an aggregate of 10,000 shares of NeoStem Series B Preferred.

Stock Ownership of Management and Certain Stockholders

As of the record date, the directors and executive officers of NeoStem collectively owned beneficially approximately 9.9% of the outstanding shares. Each director and officer of NeoStem, as well as RimAsia and Fullbright/EET, has entered into a lock-up and voting agreement and agreed to vote all shares of NeoStem Common Stock held by them (collectively, the “NeoStem Lock-Up Shares”) in favor of the issuance of NeoStem securities in connection with the Merger, which NeoStem Lock-Up Shares represent approximately 27.4% of the shares of NeoStem Common Stock outstanding as of July 2, 2009.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the NeoStem Board of Directors and the cost thereof will be borne by NeoStem. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners of NeoStem Common Stock and NeoStem Series B Preferred. Further solicitation of proxies may be made personally, by email or by telephone by NeoStem’s directors, officers and employees who will not receive additional compensation for the solicitation. NeoStem and CBH have retained the firm of The Altman Group, Inc. to provide services as proxy solicitor in connection with this joint proxy statement/prospectus. NeoStem and CBH estimate that the costs for such services will be in the aggregate amount of $17,500, including reimbursements for telephone call charges and out-of-pocket expenses. In paying the fees of The Altman Group, Inc., NeoStem will bear $10,000 of the cost and CBH will pay $7,500.

On July 2, 2009, there were outstanding 8,001,455 shares of NeoStem Common Stock and 10,000 shares of NeoStem Series B Preferred. Holders of record of NeoStem Common Stock at the close of business on July 2, 2009 will be entitled to one vote for each share held on each matter submitted to a vote of the stockholders of NeoStem. Holders of record of NeoStem Series B Preferred will be entitled to ten votes per share on each matter submitted to a vote of the stockholders of NeoStem. Shares of NeoStem Common Stock and NeoStem Series B Preferred vote together as one class. Unless the context otherwise requires, all references to NeoStem “stockholders” in this proxy statement refer to holders of NeoStem Common Stock and NeoStem Series B Preferred. Cumulative voting by stockholders is not permitted.

Vote Required

Votes required to approve the proposals presented to the NeoStem stockholders are as follows:

(a) The affirmative vote of a majority of the total votes cast in person or by proxy will be required for the approval of each of the following proposals:

•	The issuance of NeoStem securities in connection with the Merger (NeoStem Proposal No. 1);

•	the issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof (NeoStem Proposal No. 3);
•	The issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding warrant exercises and stock conversions (NeoStem Proposal No. 4);
•	The amendment to the NeoStem, Inc. 2009 Equity Compensation Plan to increase the number of shares of Common Stock available for issuance thereunder from 3,800,000 shares to 9,750,000 shares (NeoStem Proposal No. 6);
•	The adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder (NeoStem Proposal No. 7); and
•	Approval of (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing (NeoStem Proposal No. 9).

Abstentions and broker “non-votes” with regard to any such proposal are not considered to have been voted on the proposal and therefore will not have any effect on the vote for such proposals.

(b) The affirmative vote of the holders of a majority of the voting power outstanding as of the record date will be required for the approval of each of the following proposals:

•	Approval of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to permit a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the Board of Directors necessary for NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange (NeoStem Proposal No. 5); and
•	Approval of an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors (NeoStem Proposal No. 8).

If you abstain or do not instruct your broker how to vote with respect to these proposals, your abstention or broker non-vote will have the same effect as a vote against each of these proposals.

(c) The affirmative vote of the holders of a majority of the voting power outstanding as of the Record Date of (i) NeoStem Common Stock and NeoStem Series B Preferred Stock, voting together as a single class, and (ii) NeoStem Series B Preferred Stock and NeoStem Series D Preferred Stock, voting together as a single class, is required to approve the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of shares of NeoStem preferred stock authorized for issuance from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000) (NeoStem Proposal No. 2).

If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal.

(d) The affirmative vote of a majority of the stockholders present in person or represented by proxy at the Special Meeting and entitled to vote will be required to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposals submitted at the special Meeting (NeoStem Proposal No. 10).

NeoStem’s stockholders will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the special meeting.

Each director and officer of NeoStem, as well as RimAsia and Fullbright, has entered into a lock-up and voting agreement and agreed to vote all shares of NeoStem Common Stock held by them (collectively, the “NeoStem Lock-Up Shares”) in favor of the issuance of NeoStem securities in connection with the Merger, which NeoStem Lock-Up Shares represent approximately 27.4% of the shares of NeoStem Common Stock outstanding as of July 2, 2009.

Quorum; Abstentions; Broker Non-Votes

A quorum must exist for the transaction of business at the stockholders’ meetings. For NeoStem, the presence at the meeting, in person, by remote communication or by proxy, of the holders of a majority of the total outstanding voting power is necessary to constitute a quorum for the transaction of business at NeoStem’s special meeting. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the NeoStem Board of Directors for use at the meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to NeoStem.

•	All properly signed proxies that NeoStem receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR (1) the approval of the issuance of NeoStem securities in connection with the Merger; (2) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of preferred stock from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000); (3) the issuance of NeoStem Common Stock to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof; (4) the issuance of NeoStem Common Stock to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding warrant exercises and stock conversions; (5) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed necessary for compliance with applicable listing standards; (6) an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares; (7) the adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder; (8) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors, (9) (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing and (10) the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting.

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of NeoStem by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or
•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

The NeoStem Board of Directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

THE CBH SPECIAL MEETING

The accompanying proxy is solicited by the CBH Board of Directors for use at the special meeting of stockholders to be held on August [], 2009, at 9:00 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The special meeting will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170. CBH’s telephone number is (86) 512 6855 0568.

These proxy solicitation materials will be mailed on or about [], 2009 to all stockholders entitled to vote at the meeting.

Purpose of the CBH Special Meeting

The purpose of the CBH special meeting is to consider and vote upon proposals for:

•	The approval and adoption of the Agreement and Plan of Merger. Adoption of the Agreement and Plan of Merger also will constitute approval of the Merger and the other transactions contemplated by the Agreement and Plan of Merger.
•	The adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting.

Record Date and Outstanding Shares

The close of business on July 2, 2009 has been fixed by the CBH Board of Directors as the record date for determination of the stockholders of CBH entitled to notice of, and to vote at, the CBH special meeting or any postponement or adjournment of the CBH special meeting. Holders of record of CBH Common Stock, CBH Series A Preferred Stock and CBH Series B Preferred Stock at the close of business on the record date are entitled to notice of, and to vote at, the CBH special meeting. As of the record date, there were approximately 279 stockholders of record holding an aggregate of 37,132,313 shares of CBH Common Stock and one stockholder of record holding an aggregate of 6,653,656 shares of CBH Series B Preferred Stock.

There had recently been one holder of CBH Series A Convertible Preferred Stock (“CBH Series A Preferred Stock”), and such holder elected to convert the 25,000 shares of CBH Series A Preferred Stock held by her into CBH Common Stock, and to receive the merger consideration for the CBH Common Stock for such shares. Thereafter, the holder agreed to vote all shares of CBH Common Stock or CBH Series A Preferred Stock held by her in favor of the Merger, to the extent any such shares are outstanding as of the Record Date.

Stock Ownership of Management

As of the record date, the directors and executive officers of CBH collectively owned beneficially approximately 28.71% of the outstanding shares of CBH Common Stock. As of the record date, the directors and executive officers of NeoStem collectively owned beneficially approximately 1.82% of the outstanding shares of CBH Common Stock. In connection with execution of the Agreement and Plan of Merger, each of the officers and directors of CBH, and each of RimAsia, Erye and EET and certain holders of CBH Common Stock have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock (collectively, the “CBH Lock-Up Shares”) in favor of the Merger and to the other transactions contemplated by the Agreement and Plan of Merger. The CBH Lock-Up Shares represent approximately 34.30% of the voting power of the CBH Common Stock and the CBH Series A Preferred Stock outstanding as of July 2, 2009 and also applies to additional shares beneficially owned by certain of such persons including spouses. In addition, the sole holder of the CBH Series B Preferred Stock has entered into a lock-up and voting agreement pursuant to which it has agreed to vote all shares of CBH Series B Preferred Stock held by it in favor of such proposal.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the CBH Board of Directors and the cost thereof will be borne by CBH. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners of CBH Common Stock, CBH Series A Preferred Stock and CBH Series B Preferred Stock. Further solicitation of proxies may be made personally, by email or by telephone by CBH’s directors, officers and employees who will not receive additional compensation for the solicitation. CBH and NeoStem have retained the firm of The Altman Group, Inc. to provide services as proxy solicitor in connection with this joint proxy statement/prospectus. NeoStem and CBH estimate that the costs for such services will be in the aggregate amount of $17,500, including reimbursements for telephone call charges and out-of-pocket expenses. In paying the fees of The Altman Group, Inc., CBH will bear $7,500 of the cost and NeoStem will pay $10,000.

On July 2, 2009, there were outstanding 37,132,313 shares of CBH Common Stock and 6,653,656 shares of CBH Series B Preferred Stock, all of which are entitled to vote with respect to the proposals presented in this joint proxy statement/prospectus. Each holder of CBH Common Stock and each holder of CBH Series B Preferred Stock of record at the close of business on July 2, 2009, is entitled to one vote for each share of CBH Common Stock held and one vote for each share of CBH Series B Preferred stock held.

Vote Required

The approval of the proposal regarding the adoption of the Agreement and Plan of Merger will require the affirmative vote of the holders of at least a majority of the outstanding voting power of the CBH Common Stock and the CBH Series A Preferred Stock, voting together as a single class. In addition, the adoption of the Agreement and Plan of Merger will require the approval of the holders of at least a majority of the shares of CBH Series B Preferred Stock outstanding as of the record date, voting as a separate class. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Merger proposal.

In connection with execution of the Agreement and Plan of Merger, each of the officers and directors of CBH, and each of RimAsia, Erye and EET and certain holders of CBH Common Stock have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock (collectively, the “CBH Lock-Up Shares”) in favor of the Merger and to the other transactions contemplated by the Agreement and Plan of Merger. The CBH Lock-Up Shares represent approximately 34.30% of the voting power of the CBH Common Stock and the CBH Series A Preferred Stock outstanding as of July 2, 2009 and also applies to additional shares beneficially owned by certain of such persons including spouses. In addition, the sole holder of the CBH Series B Preferred Stock has entered into a lock-up and voting agreement pursuant to which it has agreed to vote all shares of CBH Series B Preferred Stock held by it in favor of such proposal.

There had recently been one holder of CBH Series A Preferred Stock, and such holder elected to convert the 25,000 shares of CBH Series A Preferred Stock held by her into CBH Common Stock, and to receive the merger consideration for the CBH Common Stock for such shares. Thereafter, the holder agreed to vote all shares of CBH Common Stock or CBH Series A Preferred Stock held by her in favor of the Merger, to the extent any such shares are outstanding as of the Record Date.

The proposal regarding the approval of an adjournment of the special meeting, if necessary, will require the affirmative vote of a majority of shares entitled to vote on adjournment and represented either in person or by proxy at the special meeting.

Quorum; Abstentions; Broker Non-Votes

A quorum must exist for the transaction of business at the CBH special meeting. A quorum will require (i) the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the special meeting AND (ii) the presence in person or by proxy of the holders of a majority of the outstanding shares of CBH Series B Preferred Stock. Broker non-votes (i.e., shares held by brokers or nominees which are represented at the meeting, but that such broker or nominee is not empowered to vote an a particular proposal) and abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Abstentions and broker non-votes will have the same effect as a negative vote on the proposal relating to the Merger.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the CBH Board of Directors for use at the meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to CBH. All properly signed proxies that CBH receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR the adoption and approval of the Agreement and Plan of Merger.

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of CBH by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or
•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

The CBH Board of Directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Rights of Dissenting Stockholders

The General Corporation Law of the State of Delaware grants appraisal rights in the Merger to the holders of CBH Common Stock and CBH Series B Preferred Stock. Under the General Corporation Law of the State of Delaware, CBH stockholders may demand in writing that CBH pay the fair value of their shares, together with interest, as determined by the Delaware Court of Chancery. Fair value takes into account all relevant factors but excludes any appreciation or depreciation from the accomplishment or expectation of the Merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. CBH has attached a copy of Section 262 of the General Corporation Law of the State of Delaware (which sets forth the appraisal rights) as Annex B to this joint proxy statement/prospectus.

Section 262 sets forth the required procedure a stockholder requesting appraisal rights must follow. The procedural rules are specific and must be followed completely. Failure to comply with the procedure may cause a termination of your appraisal rights. CBH is providing you only a summary of your rights and the procedure. The following information is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedure. Neither NeoStem nor CBH will give you any notice other than as described in this joint proxy statement/prospectus and as required by the General Corporation Law of the State of Delaware.

Appraisal Rights Procedures

If you are a CBH stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the General Corporation Law of the State of Delaware. Section 262 requires, in part, the following:

•	Your written demand for appraisal: You must deliver a written demand for appraisal to CBH before the vote is taken at the special meeting of stockholders. The written demand must be separate and apart from any vote against the Merger.
•	You refrain from voting for approval of the Merger: You must not vote for approval of the Agreement and Plan of Merger. If you vote in favor of the Agreement and Plan of Merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal.

•	You continuously hold your CBH shares: You must continuously hold your shares of CBH stock from the date you make the demand for appraisal through the closing of the Merger. You should read the paragraphs below for more details on making a demand for appraisal.
•	A written demand for appraisal of CBH stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on its stock certificate(s). If you are the beneficial owner of CBH stock but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.
•	If you own CBH stock in a fiduciary capacity, such as a trustee, guardian, or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.
•	If you own CBH stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stock holder of record; however, the agent must expressly disclose who the stockholder of record is and that he is signing the demand as that stockholder’s agent.
•	If you are a record owner, such as a broker, who holds CBH stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, CBH will assume that your written demand covers all the shares of CBH stock that are in your name.
•	If you are a CBH stockholder, you should address the written demand to China Biopharmaceuticals Holdings, Inc., No. 859, Pan Xu Road, Suzhou, Jiangsu Province, China, 215000. It is important that CBH receive all written demands before the vote concerning the Agreement and Plan of Merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder’s shares.
•	If you fail to comply with any of these conditions and the Merger becomes effective, you will only be entitled to receive the Merger consideration provided in the Agreement and Plan of Merger.
•	Written Notice: Within ten days after the Effective Date of the Merger, CBH must give written notice that the Merger has become effective to each stockholder who has fully complied with the conditions of Section 262.
•	Petition with the Chancery Court: Within 120 days after the Effective Date of the Merger, either CBH or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of CBH stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the Chancery Court. CBH has no obligation, and has no intention at this time, to file such a petition. Because CBH has no obligation to file such a petition, if no stockholder files such a petition within 120 days after the closing, you will lose your rights of appraisal.
•	Withdrawal of Demand: If you change your mind and decide you no longer want appraisal rights, and you have not filed a petition in the Court of Chancery or joined such a proceeding, you may withdraw your demand for appraisal rights at any time within 60 days after the Effective Date of the Merger. You may also withdraw your demand for appraisal rights after 60 days, but less than 120 days, after the Effective Date of the Merger, but only with the written consent of CBH. If you withdraw your demand for appraisal rights, you will be entitled to receive the Merger consideration (without interest) provided in the Agreement and Plan of Merger.

•	Request for Appraisal Rights Statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from CBH. This statement will set forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received, and the aggregate number of stockholders who own those shares. In order to receive this statement, you must send a written request to CBH within 120 days after the closing of the Merger. After the Merger, CBH has ten days after receiving a request to mail the statement to the stockholder.
•	Chancery Court Procedures: If you properly file a petition for appraisal in the Chancery Court and deliver a copy to CBH, CBH will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with CBH as to the value of their shares. The Chancery Court will then send notice of the time and place fixed for the hearing of the petition to all of the stockholders who have demanded appraisal rights. If the Chancery Court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the General Corporation Law of the State of Delaware and whether they are entitled to appraisal rights under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.
•	Appraisal of Chancery Shares: After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the accomplishment or expectation of the Merger. After the Chancery Court determines the fair value of the shares, it will direct CBH to pay that value to the stockholders who are entitled to appraisal rights, together with interest. Interest shall be compounded quarterly and shall accrue at 5% over the Federal Reserve Discount Rate (including any surcharge), unless in its discretion the Court of Chancery determines otherwise. In order to receive the fair value for your shares, you must surrender your stock certificates to CBH.
•	The Chancery Court could determine that the fair value of shares of CBH stock is more than, the same as, or less than the Merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the Agreement and Plan of Merger.
•	Costs and Expenses of Appraisal Proceeding: The costs (which do not include attorneys’ or experts’ fees) of the appraisal proceeding may be assessed against CBH and the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You may also request that the Chancery Court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.
•	Loss of Stockholders’ Rights: If you demand appraisal rights, after the closing of the Merger you will not be entitled to:
º	vote your shares of stock, for any purpose, for which you have demanded appraisal rights;
º	receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of Merger; or
º	receive the payment of the consideration provided for in the Agreement and Plan of Merger.

An appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves. The Chancery Court may condition its approval upon any terms that it deems just.

•	If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, CBH strongly urges you to consult a legal advisor before attempting to exercise your appraisal rights.

NEOSTEM PROPOSAL NO. 1

TO APPROVE THE ISSUANCE OF SECURITIES IN CONNECTION WITH THE MERGER
PURSUANT TO THE AGREEMENT AND PLAN OF MERGER

-AND-

CBH PROPOSAL NO. 1

TO ADOPT THE AGREEMENT AND PLAN OF MERGER

This section of the joint proxy statement/prospectus describes the proposed Merger. While NeoStem and CBH believe that the description in this section covers the material terms of the Merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents NeoStem and CBH have referred to in this joint proxy statement/prospectus for a more complete understanding of the Merger. The Agreement and Plan of Merger, dated as of November 2, 2008, together with Amendment No. 1 thereto, dated as of July 1, 2009, is attached to this joint proxy statement/prospectus as Annex A. All references to the “Agreement and Plan of Merger” refer to the agreement as amended.

Background of the Merger

Robin Smith, NeoStem’s Chairman and CEO, was introduced to CBH in 2005. She personally invested in CBH around that time and sat on its advisory board for approximately a one year period during the time in which CBH acquired its 51% interest in Erye. As an investor, Dr. Smith followed the progress of CBH and contacted Chris Peng Mao, CBH’s CEO approximately one and one-half years ago to better understand circumstances at the time surrounding an acquisition by CBH of Sheyang Enshi Pharmaceuticals and the subsequent decline in the trading price of the CBH Common Stock. These discussions also included acknowledgement by Dr. Smith and Mr. Mao of the value of Erye and means by which this value could be recognized. Further conversations led to discussion of the future of medical therapies and the advantages of merging eastern and western medicine as it relates to translational pharmaceutical remedies and stem cell therapy. Mr. Mao, at that time, began looking into stem cell companies in China that might enhance the NBS business model and expand CBH’s pipeline. Representatives of NeoStem and CBH visited multiple stem cell companies in China in early 2008. On May 16, 2008, after several days of meetings in New York City among representatives of NeoStem, CBH and the Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company and counsel to such parties, the parties signed a letter of intent for the combination of all three parties. Following the letters of intent, the parties negotiated definitive documents in a series of numerous meetings and telephone calls over the next six months, resulting in the Agreement and Plan of Merger and the Share Exchange Agreement on November 2, 2008. The Share Exchange Agreement, described in NeoStem’s Current Report on Form 8-K filed on November 6, 2008, provided for a transaction whereby NeoStem would acquire rights in Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company (“Shandong New Medicine”). Beginning in 2009, NeoStem embarked on other activities to expand its operations into the PRC through a stem cell division that will be in place of closing on the Share Exchange Agreement. NeoStem is terminating the Share Exchange Agreement and is in discussions with regard to acquiring an option to purchase Shandong New Medicine during the next three years.

What Am I Being Asked to Consider and Vote Upon?

NeoStem Stockholders

NeoStem stockholders, in considering NeoStem Proposal No. 1, are being asked to consider and vote upon the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger, as further described below.

CBH Stockholders

CBH stockholders, in considering CBH Proposal No. 1, are being asked to consider and vote upon the adoption of the Agreement and Plan of Merger and the approval of the Merger. Approval of the proposal to adopt the Agreement and Plan of Merger will constitute approval of all transactions contemplated by the

Agreement and Plan of Merger, including, without limitation, the conversion of all outstanding shares of CBH preferred stock to CBH Common Stock immediately prior to the Merger.

The Merger

General

In general terms, the proposed Merger involves the merger of CBH with and into Subco, which is a wholly-owned subsidiary of NeoStem, with Subco as the surviving entity, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger. The Agreement and Plan of Merger provides that at the time of the Merger, the only material assets of CBH will be CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (the “PRC”) and at least $550,000 cash, as more particularly described herein. A condition of the Merger is that CBH sell or transfer its subsidiary CBC prior to the Merger.

Upon consummation of the Merger, NeoStem will own 51% of the ownership interests in Erye, and EET will own the remaining 49% ownership interest. In connection with the execution of the Agreement and Plan of Merger, Subco and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Subco will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital. For a further discussion of the Joint Venture Agreement, see the section “The Agreement and Plan of Merger — The Joint Venture Agreement,” below.

Pursuant to the terms of the Merger, all of the shares of CBH Common Stock, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, 7,150,000 shares of NeoStem Common Stock. Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, a principal stockholder of NeoStem and the sole holder of shares of CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90, contingent upon RimAsia’s supplying $1,600,000 in transaction funding pursuant to the terms of the Funding Agreement, of which RimAsia has already provided approximately $1,000,000. Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, which is the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of NeoStem Common Stock will be issued to EET. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger after the timely receipt of all PRC approvals.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, may elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

The transactions will require, among other things, the approval by the relevant PRC and other governmental organizations of the Agreement and Plan of Merger, the Joint Venture Agreement, and the articles of incorporation of Erye. More specifically, the Agreement and Plan of Merger, and the Joint Venture Agreement, and the articles of incorporation of Erye will need to be approved by the Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department and all other requisite authorities, and the articles of incorporation of Eyre will need to be filed with and the new business license of Eyre will need to be issued by, the Suzhou Administration of Industry and Commerce or other requisite authorities. The approval and registration process will normally take approximately one month. There is no assurance that the requisite approvals and registrations can be obtained and completed at a timely basis, if at all, or can be obtained and completed without the Agreement and Plan of Merger, and/or the Joint Venture Agreement, and/or the articles of incorporation of Erye being amended or revised materially pursuant to the requests of corresponding approval and/or registration authorities.

There can be no assurance the governmental approvals from the relevant PRC government authorities and other governmental organizations will be received on a timely basis or at all. The parties understand that under PRC law, they may not be able to obtain certain approvals until after closing. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).

The Agreement and Plan of Merger acknowledges that the share numbers and prices applicable to the Agreement and Plan of Merger and the transactions contemplated thereby will be appropriately adjusted to reflect any reverse stock split that NeoStem may undertake at the time of the Merger.

Additional Information

For further detail regarding the Merger and the transactions contemplated thereby, see the sections “Structure of the Merger” and “The Agreement and Plan of Merger,” below. Any summary information contained in this joint proxy statement/prospectus may not contain all of the information that is important to the stockholders of NeoStem and CBH and thus any such descriptions are qualified in their entirety by reference to the Agreement and Plan of Merger and the Amendment No. 1 thereto, attached as Annex A hereto, which you are urged to read carefully and in their entirety.

Issuance of Equity Grants in Connection with the Merger

Please note that the Agreement and Plan of Merger acknowledges that in its discretion the Compensation Committee of NeoStem’s Board of Directors shall have the authority to grant, under any equity compensation plan or arrangement, an aggregate of 1,000,000 shares (or shares and options to purchase 1,000,000 shares, in any combination) of NeoStem Common Stock (the “Merger Bonus Shares”) to (i) its officers, consultants and advisors upon the Closing of the Merger and (ii) such officers, significant employees and/or directors of Erye following receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine in connection with the closing of the Merger transactions.

Any such grants would be made under the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) or the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), as appropriate, and subject to the approval of the 2009 Non-U.S. Plan at the Special Meeting. It is anticipated that 650,000 Merger Bonus Shares would be allocated for issuance under the 2009 Plan, and 350,000 Merger Bonus Shares would be allocated for issuance under the 2009 Non-U.S. Plan. Accordingly, NeoStem stockholders are also being asked to consider and vote upon an amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 to 9,750,000 shares, which increase includes certain shares to be allocated to the Merger Bonus Shares. At NeoStem’s special meeting, the stockholders of NeoStem will also consider the adoption of the 2009 Non-U.S. Plan. For further details, see NeoStem Proposal No. 6 (regarding the increase in shares authorized for issuance under the 2009 Plan) and NeoStem Proposal No. 7 (regarding the adoption of the 2009 Non-U.S. Plan).

It is currently anticipated that the following persons will receive shares, or options to purchase shares, of NeoStem Common Stock as Merger Bonus Shares and in connection with the Merger: Robin L. Smith (175,000 shares), Catherine M. Vaczy (150,000 shares), Shi Mingsheng (175,000 shares), Madam Zhang Jian (175,000 shares), and two NeoStem consultants or advisors (an aggregate of 200,000 shares or options). The grants to Dr. Smith, Ms. Vaczy and the two consultants or advisors would be made under the 2009 Plan. The grants to Mr. Shi and Madam Zhang would be made under the 2009 Non-U.S. Plan, subject to approval of the 2009 Non-U.S. Plan at the Special Meeting. Based on the closing price of the NeoStem Common Stock on June 25, 2009 of $2.00, the amount of U.S. withholding taxes that NeoStem would pay in connection with the grants as allocated to the individuals above would be approximately $841,000. Such Merger-related grants are discussed in detail in NeoStem Proposal No. 6, below, in the section “Issuance of Equity Grants in Connection with the Merger,” and in NeoStem Proposal No. 7, below, in the section “Issuance of Equity Grants in Connection with the Merger.”

Reasons for the Merger

General — Board Considerations

Robin Smith and Steven Myers hold shares of CBH Common Stock. Accordingly, a special committee of the NeoStem Board of Directors, initially comprised of Mark Weinreb, Joseph Zuckerman and Richard Berman, which is now comprised of Joseph Zuckerman, Richard Berman and Drew Bernstein, was formed and such committee believes that that the proposed Merger is fair to, advisable for, and in the best interests of NeoStem and its stockholders. (The Special Committee, at a meeting on October 31, 2008, unanimously approved the Agreement and Plan of Merger.) In addition, the special committee as currently constituted approved Amendment No. 1 to the Agreement and Plan of Merger on July 1, 2009, as being fair to, advisable for, and in the best interests of NeoStem and its stockholders. The special committee of the NeoStem Board of Directors has unanimously voted to approve the terms and provisions of the Agreement and Plan of Merger, and the full Board of Directors unanimously recommends that you vote FOR the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger, together with the approval of the issuance of certain equity grants in connection with the Merger.

The CBH Board of Directors, by unanimous written consent on November 2, 2008, approved the Agreement and Plan of Merger, and determined that the Merger is fair to, advisable for, and in the best interests of, CBH and its stockholders, and unanimously resolved to recommend that the stockholders of CBH adopt and approve the Agreement and Plan of Merger and the Merger and all transactions related to the consummation of the Merger.

In reaching its separate decision, each Board of Directors consulted with its senior management and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each Board of Directors, neither Board of Directors found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither Board of Directors reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each Board of Directors conducted an overall analysis of the factors it considered. In considering those factors, individual members of each Board of Directors may have given weight to different factors. Each Board of Directors considered all of those factors as a whole and believed that those factors supported its decision.

The factors considered by each Board of Directors were not identical to the factors considered by the other Board of Directors. However, both boards of directors identified certain material benefits, common to both companies and their respective stockholders, that both boards of directors expect will result from the Merger, as well as certain risks affecting both companies in connection with the Merger and certain other considerations common to both companies. These benefits, risks and other considerations are described immediately below. Following the discussion of those matters, the separate factors, both positive and negative, that each Board of Directors separately considered are described. This section, read as a whole, includes the material factors considered by each Board of Directors in approving the Merger.

Joint Reasons for the Merger

The NeoStem Board of Directors and the CBH Board of Directors approved the Merger based on a number of factors, including, among other things, their belief that the combination of Subco and CBH will create a stronger, more successful company, with enhanced prospects for continued viability, and will provide the stockholders of both NeoStem and CBH with the potential for more financial success than either company has on its own.

Both boards of directors also recognize the risks inherent in the transaction, including:

•	the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the combination;
•	the possibility that even if the Merger is approved by the stockholders of both companies, it may not be completed;
•	the possibility that potential disruption to existing and prospective relationships could result from the announcement or completion of the Merger;
•	the substantial charges to be incurred in connection with the Merger, including transaction expenses, and employee retention and severance costs;
•	the risk that the potential benefits of the Merger may not be realized, including that the combined company might not be able to raise additional capital;
•	the challenge of integrating the businesses and operations of the two companies and the management effort and costs required to complete the integration following the Merger; and
•	the other risks described under “Risks Related to the Merger” and “Risks Related to the Combined Company” beginning on pages [33] and [46], respectively.

Both boards of directors determined that the potential benefits of the Merger outweigh the potential risks. In the course of their separate deliberations, each board of directors also considered the following factors:

•	historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions, and prospects of NeoStem and CBH as stand-alone businesses, including results of operations during their most recent fiscal periods;
•	the current and historical economic and market conditions and industry environment in the business of each company, including market prices, volatility and trading data for each of NeoStem Common Stock and CBH Common Stock; and
•	the results of their respective due diligence process.

Each board of directors also determined that the provisions of the Agreement and Plan of Merger, including the exchange ratio, the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were the reasonable product of vigorous arms-length negotiations. Each board of directors concluded that the provisions of the relevant documents reasonably protected the interests of the applicable company’s stockholders and did not present any significant impediments to proceeding with the Merger considering all of the circumstances.

Reasons of the NeoStem Board of Directors

In the course of its deliberations, the NeoStem Board of Directors considered the following additional factors:

•	NeoStem’s plans to move toward becoming a therapeutic company and how the acquisition of Erye could further NeoStem’s plans. While stem cell therapies are emerging, Erye provides a comprehensive suite of treatments ranging from traditional drugs to biologics. The experience of NBS’s management can assist Erye with the development of a more comprehensive pipeline to help with the expansion;
•	Erye has been in business for more than fifty (50) years and is respected for its quality, service and reliability;
•	Erye is in the midst of an expansion and relocation program which is anticipated to enhance revenues, profits and manufacturing capabilities in one of the fastest growing medical markets, the PRC;
•	the expectation that the Merger would provide the NeoStem stockholders with the potential for more financial success than NeoStem has experienced on its own;
•	the cash on hand that CBH would provide to NeoStem to continue executing its business plan; and
•	the potential to be a larger public company and therefore better leverage the administrative costs of being a public company, including those required to be maintain compliance with the provisions of Sarbanes-Oxley regulations.

The NeoStem Board also considered a number of risks and potentially negative factors in its deliberations concerning the Merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the risk that certain liabilities of CBH that are being assumed by NeoStem will make it more difficult for the combined company to succeed financially;
•	the risk that the Company and its officers, directors and employees have limited experience engaging in business activities in the PRC; and
•	other applicable risks described in this joint proxy statement/prospectus statement under “Risk Factors” beginning on page [33].

Based on its consideration of these factors, the NeoStem Board of Directors determined that the Merger is preferable to the other alternatives which might be available to NeoStem, such as pursuing its current business strategy as a small public company with limited revenues and limited resources.

Reasons of the CBH Board of Directors

In the course of its deliberations, the CBH Board of Directors considered the following additional factors:

CBH views the proposed merger with NeoStem as being in the best interests of CBH and its stockholders. CBH security holders will receive shares and other securities of NeoStem, a NYSE Amex listed stem cell company with greater market liquidity than CBH and the CBH Board of Directors believes greater potential for appreciation than CBH. With added assets from CBH, the CBH Board of Directors believes NeoStem will be greatly strengthened, with substantial revenue and net income and GMP-certified plants in China, and will aim to move to the next stage of growth.

Furthermore, in considering whether to approve the merger, the CBH Board of Directors considered that NeoStem’s other expansion efforts in China may enable NeoStem to access valuable treatment data denied to companies based in the U.S. due to various legal restrictions in the U.S. This could allow NeoStem to significant gain a competitive advantage over its peers. In addition, the opening of the China market to NeoStem is expected to greatly increase its stem cell revenues by accessing a heretofore untapped market. The CBH Board of Directors strongly believes that this will add to the value of the NeoStem securities that CBH security holders will obtain through such a merger.

Finally, with this transaction, CBH will be relieved of the burden of servicing approximately $13.5 million of acquisition financing. The inability to do so had resulted in the default under the terms of such acquisition financing. This financing was provided by RimAsia Capital Partners, L.P. (“RimAsia”) for the acquisition of Enshi which was subsequently entirely written off by CBH as a bad acquisition. Although such amount has been converted into convertible preferred stock, this conversion carries the condition that CBH merges with another company meeting certain pre-agreed financial benchmarks or is approved by RimAsia, failing which RimAsia is able to convert such amount back into the original loan, and accelerate. The consequence of this would be to put CBH in immediate default and potentially in insolvency, and severely impair the value of CBH securities to its holders. Notwithstanding this, RimAsia has been continuously supportive of CBH’s endeavors in seeking alternatives to extricate itself from the financial and operational challenges posed by the Enshi acquisition, and has not only held in abeyance its legal and contractual right with respect to the default on the loan by CBH, but has worked diligently to assist and support CBH both financially and operationally. Through the merger with NeoStem, NeoStem has agreed to assume the convertible preferred stock with modified rights given to RimAsia, and eliminate the default risk.

The merger is a transaction in which the Board of CBH strongly believes that security holders’ value may be better protected and indeed potentially enhanced and diversified. The alternative to approving this merger may expose CBH to a significant decrease in value, possibly even insolvency, and prolonged and wasteful legal proceedings that it cannot afford.

After serious consideration, the CBH board of directors unanimously endorses this transaction and recommends that its security holders approve this transaction.

The CBH Board of Directors also considered a number of risks and potentially negative factors in its deliberations concerning the Merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the risk of management and employee disruption associated with the Merger, including the risk that key technical and management personnel may decide not to continue employment with the combined company;
•	the risk that certain liabilities of NeoStem will make it more difficult for the combined company to succeed financially;
•	the risk that the transaction would not be viewed by the Internal Revenue Service as meeting all requirements to qualify as non-taxable to CBH and its stockholders; and
•	other applicable risks described in this joint proxy statement/prospectus statement under “Risk Factors” beginning on page [33].

Based on its consideration of these factors, the CBH Board of Directors determined that the Merger is preferable to the other alternatives which might be available to CBH, such as remaining independent and growing internally and through future acquisitions or financings, or engaging in a capital-raising transaction with another party.

RECOMMENDATIONS OF THE NEOSTEM AND THE CBH BOARDS OF DIRECTORS

Recommendation of the NeoStem Board

Robin Smith and Steven Myers hold shares of CBH Common Stock. Accordingly, a special committee of the NeoStem Board of Directors, initially comprised of Mark Weinreb, Joseph Zuckerman and Richard Berman, which is now comprised of Joseph Zuckerman, Richard Berman and Drew Bernstein, was formed and such committee believes that that the proposed Merger is fair to, advisable for, and in the best interests of NeoStem and its stockholders. In addition, the special committee as currently constituted approved Amendment No. 1 to the Agreement and Plan of Merger on July 1, 2009, and re-affirmed that the Agreement and Plan of Merger as so amended is fair to, advisable for, and in the best interests of NeoStem and its stockholders. The special committee of the NeoStem Board of Directors has unanimously voted to approve the terms and provisions of the Agreement and Plan of Merger, and the full Board of Directors unanimously recommends that you vote FOR the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger.

Recommendation of the CBH Board

The CBH Board of Directors has unanimously determined that the terms of the Agreement and Plan of Merger and the Merger are fair to, advisable for, and in the best interests of CBH and the CBH stockholders. The CBH Board of Directors recommends that CBH stockholders vote FOR the proposal to adopt the Agreement and Plan of Merger and approve the Merger. Approval of the proposal to adopt the Agreement and Plan of Merger will constitute approval of all transactions contemplated by the Agreement and Plan of Merger, including, without limitation, the conversion of all outstanding shares of CBH preferred stock to CBH Common Stock immediately prior to the Merger.

Vote Required

NeoStem

The affirmative vote of a majority of the total votes cast in person or by proxy will be required to approve the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger. The directors and officers of NeoStem, as well as RimAsia and Fullbright, have signed a lock-up and voting agreement pursuant to which they have agreed, among other things, to vote the NeoStem shares held by them (collectively, the “NeoStem Lock-Up Shares”) in favor of the issuance of the NeoStem securities in connection with the Merger. The NeoStem Lock-Up Shares represent 27.4% of the outstanding shares of NeoStem Common Stock as of July 2, 2009. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of quorum. Abstentions and broker “non-votes” for such proposal are not considered to have been voted on the proposal.

CBH

The approval of the proposal regarding the adoption of the Agreement and Plan of Merger will require the affirmative vote of the holders of at least a majority of the outstanding voting power of the CBH Common Stock and the CBH Series A Preferred Stock, voting together as a single class. In addition, the adoption of the Agreement and Plan of Merger will require the approval of the holders of at least a majority of the shares of CBH Series B Preferred Stock outstanding as of the record date, voting as a separate class. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Merger proposal.

In connection with execution of the Agreement and Plan of Merger, each of the officers and directors of CBH, and each of RimAsia, Erye and EET and certain holders of CBH Common Stock have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock (collectively, the “CBH Lock-Up Shares”) in favor of the Merger and to the other transactions contemplated by the Agreement and Plan of Merger. The CBH Lock-Up Shares represent approximately 34.30% of the voting power of the CBH Common Stock and the CBH Series A Preferred Stock outstanding as of July 2, 2009 and also applies to additional shares beneficially owned by certain of such persons including spouses. In addition, the sole holder of the CBH Series B Preferred Stock has entered into a lock-up and voting agreement pursuant to which it has agreed to vote all shares of CBH Series B Preferred Stock held by it in favor of such proposal.

There had recently been one holder of CBH Series A Preferred Stock, and such holder elected to convert the 25,000 shares of CBH Series A Preferred Stock held by her into CBH Common Stock, and to receive the merger consideration for the CBH Common Stock for such shares. Thereafter, the holder agreed to vote all shares of CBH Common Stock or CBH Series A Preferred Stock held by her in favor of the Merger, to the extent any such shares are outstanding as of the Record Date.

Existing Business Relationships Between NeoStem and CBH

Other than the Agreement and Plan of Merger and the transactions contemplated thereby, no material business relationships exist between NeoStem and CBH.

Interests of Certain Persons in the Merger

Interests of Certain NeoStem Persons in the Merger

Pursuant to the Agreement and Plan of Merger, Eric Wei, the managing partner of RimAsia and a substantial beneficial owner of NeoStem, will be added to the current Board of Directors of NeoStem immediately after the Effective Time.

The Agreement and Plan of Merger gives NeoStem’s Compensation Committee the authority to grant as bonuses (the “Merger Bonus Shares”) an aggregate of 1,000,000 shares (or shares and options to purchase 1,000,000 shares, in any combination) of NeoStem Common Stock to (i) its officers, consultants and advisors upon the Closing of the Merger and (ii) such officers, significant employees and/or directors of Erye following the receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine and to pay withholding taxes thereon. It is currently anticipated that the following persons will receive shares, or options to purchase shares, of NeoStem Common Stock pursuant to this authority: Robin L. Smith (175,000 shares), Catherine M. Vaczy (150,000 shares), Shi Mingsheng (175,000 shares), Madam Zhang Jian (175,000 shares), and two NeoStem consultants or advisors (an aggregate of 200,000 shares). Based on the closing price of the NeoStem Common Stock on June 25, 2009 of $2.00, the amount of U.S. withholding taxes that NeoStem would pay in connection with such grants as allocated to the individuals above would be approximately $841,000. Such Merger-related grants are discussed in detail in NeoStem Proposal No. 6, below, in the section “Issuance of Equity Grants in Connection with the Merger,” and in NeoStem Proposal No. 7, below, in the section “Issuance of Equity Grants in Connection with the Merger.”

The Agreement and Plan of Merger also provides that any or all NeoStem stock options outstanding immediately prior to the Closing, in the sole discretion of the Compensation Committee, may be amended, cancelled and reissued or otherwise modified so that the exercise price shall be adjusted to the greater of $0.80 or fair market value (to the extent the exercise price exceeds such amount); provided that if NeoStem lowers the exercise price of eligible options to a fair market value price that is greater than $0.80, NeoStem may also issue to any eligible optionee additional options, stock or other consideration (including cash) such that the fair value of the overall consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee, to the value that would have been provided if the exercise price had been reduced to $0.80. An amendment to the 2003 Equity Compensation Plan (the “2003 Plan”), together with a Repricing (as defined below) of certain options and warrants (see below) and other related matters, are presented for stockholder consideration in NeoStem Proposal No. 9 of this joint proxy statement/prospectus.

The Agreement and Plan of Merger provides that the exercise price of certain outstanding warrants of NeoStem will be reduced as provided for in a schedule. Certain officers and directors of NeoStem are holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share, that will have their exercise prices reduced to approximately $6.18 per share. Such warrants are held by NeoStem officers and directors in the following quantities: Robin L. Smith (27,511), Catherine M. Vaczy (4,084), Richard Berman (11,364), Steven Myers (22,728) and Joseph Zuckerman (2,084).

In connection with the execution of the Agreement and Plan of Merger, each of the officers and directors of NeoStem, as well as RimAsia and EET/Fullbright, has entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of NeoStem Common Stock (collectively, the “NeoStem Lock-Up Shares”) in favor of the issuance of securities of NeoStem pursuant to the terms and conditions of the Agreement and Plan of Merger and are prohibited from selling their NeoStem Common Stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Lock-Up Period”).

Robin L. Smith, NeoStem’s Chairman and Chief Executive Officer, and Steven Myers, a member of NeoStem’s Board of Directors and Audit, Compensation and Nominating Committees, are holders of CBH Common Stock. Dr. Smith is the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers is the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Accordingly, a special committee of NeoStem’s Board of Directors (initially comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman, and now comprised of Richard Berman, Joseph Zuckerman and Drew Bernstein) approved on behalf of the Company the execution of the Agreement and Plan of Merger and the transactions contemplated thereby.

Certain options to purchase shares of NeoStem Common Stock held by Dr. Smith (130,000), Mr. Weinreb (20,000), Mr. May (20,000) and Ms. Vaczy (20,000) are scheduled to vest upon the achievement of specific business milestones. These milestones would be achieved upon consummation of the Merger and such options would vest provided they are outstanding immediately prior thereto. See “Outstanding Equity Awards at Fiscal Year-End.”

Interest of Certain CBH Persons in the Merger

Pursuant to the Agreement and Plan of Merger, Shi Mingsheng will be added to the Board of Directors of NeoStem immediately after receipt of all PRC approvals following the Effective Time.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao.

In connection with execution of the Agreement and Plan of Merger, each of the officers and directors of CBH, and each of RimAsia, Erye and EET, as well as certain holders of CBH Common Stock, have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock and Series B Preferred Stock, as applicable (collectively, the “CBH Lock-Up Shares”) in favor of the Merger and to the other transactions contemplated by the Merger Agreement and are prohibited from selling their CBH Common Stock and/or NeoStem Common Stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Lock-Up Period”). The lock-up and voting agreement also applies to additional shares beneficially owned by certain of such persons including spouses.

Madam Zhang and Shi Mingsheng, each a director of CBH, will continue their existing employment agreements with Erye post-Merger as general manager, and board chairman, respectively.

Madam Zhang and Shi Mingsheng, each a principal shareholder of EET will each receive 175,000 shares, of NeoStem Common Stock as Merger Bonus Shares after receipt of PRC approvals following the Effective Time. Such Merger-related grants are discussed in detail in NeoStem Proposal No. 7, below, in the section “Issuance of Equity Grants in Connection with the Merger.”

Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, which is the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

Cai Jianqian, the mother of CBH Chief Executive Officer Chris Peng Mao and a CBH stockholder, serves as the PRC Scientific Advisor to NeoStem pursuant to an April 23, 2009 Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai Jianqian is President. It is anticipated that Cai Jianqian and SLSI will continue in this role following the Merger. In return for the consulting services, NeoStem will pay SLSI an annual fee of $100,000 and issue SLSI an aggregate of 250,000 options under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), subject to the approval of the 2009 Non-U.S. Plan at the Special Meeting, to become exercisable over approximately a two year period. In addition, in connection with NeoStem’s expanding its relationship with SLSI in July 2009, NeoStem has agreed to grant to SLSI an additional 100,000 shares under the 2009 Non-U.S. Plan, subject to approval of the 2009 Non-U.S. Plan at the Special Meeting.

In a private placement of units by NeoStem in November 2008, Fullbright Finance Limited (“Fullbright”), a corporation organized in the British Virgin Islands and a wholly-owned subsidiary of EET (the principal shareholders of which are Madam Zhang Jian, Chairman and Chief Financial Officer of CBH, Shi Mingsheng, Chief Operating Officer and a director of CBH, and Ding Weihua, a director of CBH), purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright’s purchase of the units, EET borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in the June/July 2009 private placement (as defined and described below), Fullbright acquired 64,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 640,000 shares of NeoStem Common Stock.

For information on additional interests of Shi Mingsheng and Madam Zhang Jian, each a current director of CBH, in the Merger, see “Interests of Certain Persons in the Merger — NeoStem.”

Interests of Certain RimAsia Persons in the Merger

Pursuant to the Agreement and Plan of Merger, Eric Wei, the managing partner of RimAsia, will be added to the current Board of Directors of NeoStem immediately after the Effective Time.

Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia and partially to satisfy the approximately $1.6 million in transaction expenses advanced or to be advanced by RimAsia, a principal stockholder of NeoStem and the sole holder of shares of CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90. In the event the Merger and the related transactions are not consummated, RimAsia may not be able to recover some or all of the $1.6 million that it advanced to cover transaction expenses.

In addition, Fullbright pledged the units it acquired in NeoStem’s November 2008 private placement (as defined and described below) to RimAsia as collateral for the $500,000 loan made by Rim Asia to EET in connection therewith. Further, in the April 2009 private placement (as defined and described below), RimAsia acquired 400,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 4,000,000 shares of NeoStem Common Stock.

CBH has defaulted under the terms of an acquisition financing in the amount of approximately $13.5 million provided by RimAsia. Such amount has been converted into CBH Series B Preferred Stock, subject to the condition that CBH merge with another company meeting certain pre-agreed financial benchmarks or that is approved by RimAsia. If CBH does not consummate such a merger, RimAsia has the right to convert such amount back into the original loan and accelerate which would put CBH in immediate default and potentially in insolvency, and severely impair the value of CBH securities to its holders. Through the Merger, NeoStem has agreed to assume the convertible preferred stock with modified rights given to RimAsia, and eliminate the default risk. However, in the event the Merger are not consummated, RimAsia may not be able to recover some or all of the approximately $13.5 million it is owed by CBH.

Interests of Certain EET Persons in the Merger

125,000 shares of NeoStem Common Stock will be issued to EET or its designee for assistance in effecting the Merger. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi

Mingsheng and Madam Zhang Jian, as well as an aggregate of 350,000 Merger Bonus shares to Shi Mingsheng and Madam Zhang Jian (175,000 each), in connection with the transactions contemplated by the Merger after the receipt of PRC Approvals.

In connection with the closing of the Merger, in order to satisfy CBH’s obligations under a Memorandum of Understanding with EET, CBH shall have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements. However, in the event the Merger and related transactions are not approved, EET may not receive such land and building and EET may have to pursue other remedies to obtain the property to which it is entitled pursuant to the Memorandum of Understanding between EET and CBH. The land and building have a book value on CBH’s books of approximately $ 6.7 million (and an unknown estimated fair market value).

Pursuant to the Joint Venture Agreement between Sub Co. and EET, during the three year period commencing from the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, 45% of the net profit after tax will be given to Erye, rather than distributed to NeoStem, to fund construction of Erye’s new plant, thereby benefitting EET. Shi Mingsheng and Madam Jian own approximately 63% and 10%, respectively, of EET.

Pursuant to the Agreement and Plan of Merger, Shi Mingsheng will be added to the Board of Directors of NeoStem immediately after receipt of all PRC approvals following the Effective Time.

Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, which is the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

In a private placement of units by NeoStem in November 2008, Fullbright Finance Limited (“Fullbright”), a corporation organized in the British Virgin Islands and a wholly-owned subsidiary of EET (the principal shareholders of which are Madam Zhang Jian, Chairman and Chief Financial Officer of CBH and Erye, Shi Mingsheng, Chief Operating Officer and a director of CBH and Chairman of Erye, and Ding Weihua, a director of CBH), purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright’s purchase of the units, EET borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in the June/July 2009 private placement (as defined and described below), Fullbright acquired 64,000 shares of NeoStem Series D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 640,000 shares of NeoStem Common Stock.

Board Composition Following the Merger

Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. Therefore, the NeoStem Board of Directors will consist of the following seven members promptly following the consummation of the Merger and the receipt of all PRC approvals: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Eric Wei, the managing partner of RimAsia; Shi Mingsheng, a Director of and the Chief Operating Officer of CBH, the Chairman of the Board of Directors of Erye, and a holder of approximately two-thirds of EET (which is the holder of a 49% interest in Erye and a 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem); and Richard Berman, Drew Bernstein, Steven S. Myers and Joseph Zuckerman, each of the latter four a current director of NeoStem (the latter four are independent directors, as defined under the NYSE Amex listing standards). In the event that NeoStem Proposal No. 8 attains stockholder approval at the special meeting and the Board of Directors determines to file the Board Classification Amendment (as defined therein) with the Secretary of State of the State of Delaware, NeoStem’s Board of Directors would be divided into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For details regarding the proposed classification of NeoStem’s Board, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

NeoStem believes, as its business moves into China, that it would also be desirable to have one or more independent directors who reside in the PRC and have relevant experience. The Nominating Committee of NeoStem’s Board of Directors intends to continue its search for such potential director candidates.

Relative Percentages of Ownership

The following tables indicate basic and fully diluted ownership at July 2, 2009, (i) giving effect to the Series D Convertible Redeemable Preferred Stock private placement, assuming that the proposals relating to the conversion of the Series D Preferred and the exercisability of the Series D warrants have been approved and the Series D Preferred has converted into NeoStem Common Stock, and (ii) giving effect to the Series D Convertible Redeemable Preferred Stock private placement as described above and also giving effect to the consummation of the Merger (including stock bonuses to be issued as part of the Merger, and assuming that all Proposals set forth herein are approved):

After Private Placement Conversions	Basic Outstanding Shares	%	Fully Diluted Ownership(1)%
NeoStem – Public Shareholders	5,877,004	27.4%	11,373,408	25.9%
NeoStem – Officer & Directors*	1,255,701	5.9%	3,723,289	8.5%
CBH – Public Shareholders	—	0.0%	—	0.0%
CBH – Officers & Directors*	—	0.0%	—	0.0%
EET/Fullbright	1,040,000	4.8%	2,080,000	4.8%
RimAsia	5,000,000	23.3%	10,000,000	22.9%
Enhance Biomedical Holding Corporation	4,000,000	18.6%	8,000,000	18.3%
Series D Convertible Redeemable Preferred Stock Private Placement (excluding RimAsia, EET and Enhance Biomedical)	4,292,510	20.0%	8,585,022	19.6%
	21,465,215	100.0%	43,761,719	100.0%

*	Includes ownership by spouses of officers and directors.
(1)	“Fully-diluted ownership” includes all shares of NeoStem options, warrants and convertible securities outstanding, whether or not currently exercisable or “in-the-money” based on market value as of July 8, 2009.

After Private Placement Conversions & Merger	Basic Outstanding Shares	%	Fully Diluted Ownership(1)%
NeoStem – Public Shareholders	6,077,004	16.7%	11,573,408	16.6%
NeoStem – Officer & Directors*(2)	1,710,807	4.7%	4,178,395	6.0%
CBH – Public Shareholders	4,793,176	13.2%	6,805,273	9.8%
CBH – Officers & Directors*(2)(3)	357,644	1.0%	357,644	0.5%
EET/Fullbright(4)(5)	3,604,570	9.9%	4,644,570	6.7%
RimAsia	11,458,009	31.6%	25,544,133	36.7%
Enhance Biomedical Holding Corporation	4,000,000	11.0%	8,000,000	11.5%
Series D Convertible Redeemable Preferred Stock Private Placement (excluding RimAsia, EET and Enhance Biomedical)	4,292,510	11.8%	8,585,022	12.3%
	36,293,720	100.0%	69,688,445	100.0%

*	Includes ownership by spouses of officers and directors.
(1)	“Fully-diluted ownership” includes all shares of NeoStem options, warrants and convertible securities outstanding, whether or not currently exercisable or “in-the-money” based on market value as of July 8, 2009.
(2)	Includes an aggregate of 450,000 shares of NeoStem Common Stock to be issued as bonuses to current executive officers of NeoStem upon consummation of the Merger pursuant to the Agreement and Plan of Merger and an aggregate of 130,102 shares of NeoStem Common Stock to be issued to NeoStem’s CEO and a director upon consummation of the Merger in their capacity as holders of CBH Common Stock. Does not include shares to be owned by Shi Mingsheng, currently a director of CBH and expected to be a director of NeoStem following the Merger and to continue as Board Chairman of Erye following the Merger, or Madam Zhang Jian, currently a director and CFO of CBH and expected to continue as General Manager of Erye following the Merger. All such shares are included in ownership of EET/Fullbright.
(3)	Pursuant to an agreement among the parties, 1,886,232 shares of NeoStem Common Stock to be received by certain CBH officers and directors (and certain affiliates thereof) will be transferred to Fullbright immediately upon the consummation of the Merger (1,789,955 of which were to be received by certain CBH officers and directors), and are not reflected in this table in the total shares of NeoStem Common Stock to be owned by CBH Officers & Directors following the Merger.
(4)	EET/Fullbright Basic Outstanding Shares consists of (i) 400,000 shares of NeoStem Common Stock owned by Fullbright (a wholly-owned subsidiary of EET) prior to the Merger, (ii) 640,000 shares of NeoStem Common Stock issuable upon conversion of 64,000 shares of Series D Preferred Stock purchased by Fullbright in June/July 2009, (iii) 1,886,232 shares of NeoStem Common Stock to be transferred to Fullbright by certain CBH officers and directors (and certain affiliates thereof) immediately upon consummation of the Merger, (iv) 125,000 shares of NeoStem Common Stock to be issued to EET or its designees in the Merger, (v) an aggregate of 203,338 shares of NeoStem Common Stock to be issued to Mr. Shi and Madam Zhang Jian upon PRC approval following consummation of the Merger, and (vi) 175,000 shares to be issued to each of Mr. Shi and Madam Zhang Jian (aggregate of 350,000) upon PRC approval following consummation of the Merger as a bonus pursuant to the Agreement and Plan of Merger.
(5)	EET/Fullbright Fully Diluted Ownership also includes (i) warrants to purchase 400,000 shares of NeoStem Common Stock owned by Fullbright (a wholly-owned subsidiary of EET) prior to the Merger, and (ii) 640,000 shares of NeoStem Common Stock issuable upon exercise of 640,000 Series D warrants purchased by Fullbright in June/July 2009.

Structure of the Merger

Pursuant to the terms of the Merger, all of the shares of CBH Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, 7,150,000 shares of NeoStem Common Stock. Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, a principal stockholder of NeoStem and the sole holder of shares of CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate,

(i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial conversion price of $0.90 per share.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of NeoStem Common Stock will be issued to EET. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger after the timely receipt of all PRC approvals.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, may elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

As a result of the Merger, CBH stockholders would own approximately 24% of NeoStem Common Stock (assuming stockholder approval of NeoStem Proposal No. 4 of this joint proxy statement/prospectus and the automatic conversion into NeoStem Common Stock of all outstanding shares of Series D Convertible Preferred Stock, par value $0.01 per share, of NeoStem). The exchange ratio shall be equal to the quotient of 7,150,000 divided by the sum of (x) the number of shares of CBH Common Stock outstanding at the Effective Time, and (y) the number of shares of CBH Common Stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time.

Upon consummation of the transactions contemplated by the Merger, NeoStem will own 51% of the ownership interests in Erye, and EET, will own the remaining 49% ownership interest. In connection with the execution of the Agreement and Plan of Merger, Subco and EET have negotiated a Joint Venture Agreement, which, subject to approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger to the holders of CBH stock. This discussion is based upon the Code, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of CBH stock.

This discussion does not address the tax consequences that may be relevant if any holder receives special treatment under some U.S. federal income tax laws. Holders receiving this special treatment include but are not limited to:

•	partnerships and other pass-through entities
•	persons who are not “United States persons” (as defined in Section 7701(a)(30) of the Code);
•	financial institutions;
•	tax-exempt organizations;
•	insurance companies;
•	mutual funds;
•	traders in securities that elect mark-to-market;
•	dealers in securities or foreign currencies;
•	persons who are subject to alternative minimum tax;
•	holders of options granted by CBH, or persons who received their CBH stock through the exercise of employee stock options or otherwise as compensation;
•	persons who have a functional currency other than the U.S. dollar;
•	persons who hold shares of CBH stock as part of a hedge, constructive sale, straddle, conversion transaction or other integrated transaction; and
•	certain U.S. expatriates.

This discussion assumes that holders of CBH stock hold their CBH stock as capital assets (generally for investment and not as a dealer or for sale to customers in the ordinary course of the holder’s trade or business). This discussion does not address the receipt of any NeoStem stock by anyone other than in their capacity as a holder of stock of CBH, or the receipt of NeoStem stock in exchange for services, or property other than CBH stock, including but not limited to the issuance of certain NeoStem shares to Mr. Globus and Mr. Mao in exchange for indebtedness owed by CBH to them. In addition, this discussion does not address the receipt by Mr. Globus and/or related persons of certain shares of NeoStem stock upon the cancellation of certain shares of CBH Series A Preferred Stock held by Mr. Globus. Further, this discussion does not address the tax consequences of the issuance of any shares of NeoStem stock to CBC, or the issuance of shares to EET or its designee for assistance in the effecting of the Merger. The discussion also does not address the tax consequences of the Merger to the holders of CBH preferred stock or the ownership of shares of preferred stock of NeoStem after the Merger. Finally, the parties have represented to tax counsel, and this discussion assumes, that none of the terms negotiated by NeoStem pursuant to the Joint Venture Agreement is related to the consideration to be issued by NeoStem pursuant to the Merger, and that the consideration payable to the stockholders of the CBH pursuant to the Merger has not been reduced, increased or otherwise adjusted as a result of the terms of the Joint Venture Agreement, including any distributions to be received by NeoStem pursuant to the Joint Venture Agreement.

As a condition to the completion of the Merger (which condition may be waived), CBH will receive an opinion of Lowenstein Sandler PC, and NeoStem will receive an opinion of Troutman Sanders LLP in the form and substance reasonably satisfactory to NeoStem and CBH with respect to the tax-free status of the Merger. The opinions of Lowenstein Sandler PC and Troutman Sanders LLP will be based upon representation letters of NeoStem and CBH as to certain material facts relating to the Merger and certain assumptions which are set forth herein. Any inaccuracy in the representations or assumptions, or any future actions by NeoStem and CBH contrary to the representations or assumptions, could adversely affect the conclusions reached in the opinions and the tax discussion set forth below. The parties expect to receive opinions that the Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code unless the Merger becomes effective under state law without prior approval from any PRC Governmental Authority, and NeoStem exercises its right to defer delivery of NeoStem securities to holders of CBH. In that case, the parties do not expect to receive opinions that the Merger qualifies as a reorganization.

The opinions represent the best judgment of tax counsel as to the U.S. federal income tax treatment of the Merger and as to the U.S. federal income tax consequences of the Merger to the CBH stockholders, but will not be binding on the Internal Revenue Service or the courts. No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed in this summary. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this summary.

Material Federal Income Tax Consequences of the Merger to CBH and CBH Stockholders

Tax Treatment of CBH and the CBH Stockholders if the Merger Qualifies as a Reorganization

If the Merger qualifies as a reorganization, CBH would not recognize taxable gain or loss as a result of the Merger, and CBH stockholders who receive NeoStem Common Stock in exchange for their shares of CBH Common Stock would recognize no gain or loss for federal income tax purposes. A CBH stockholder’s aggregate tax basis in the NeoStem Common Stock that she or he receives in the Merger would equal the aggregate basis that such stockholder had in the shares of CBH Common Stock surrendered in the Merger in exchange therefor. The holding period of a CBH stockholder in the shares of NeoStem Common Stock received in the Merger would include the holding period for the shares of CBH Common stock surrendered in exchange therefor. A CBH stockholder having differing bases or holding periods in respect of his/her shares of CBH Common Stock should consult their tax advisors prior to the exchange with regard to identifying the bases or holding periods of the particular shares of NeoStem Common Stock received in the Merger.

Effects of Failure to Qualify as a Reorganization

If the Merger fails to qualify as a reorganization described in section 368(a) of the Code, then the holders of CBH stock would have taxable gain or loss equal to the value of the consideration each holder receives in the Merger less the tax basis that she or he had in the shares of CBH stock exchanged therefore. A CBH stockholder’s aggregate tax basis in the NeoStem Common Stock that she or he receives in the Merger would equal the aggregate fair market value of the shares of CBH Common Stock surrendered in the Merger in exchange therefor. The holding period of a CBH stockholder in the shares of NeoStem Common Stock received in the Merger would not include the holding period for the shares of CBH Common stock surrendered in exchange therefor. In addition, CBH would have taxable gain or loss equal to the value of the consideration paid by NeoStem less the tax basis that CBH has in its assets.

Dissenting Stockholders and Appraisal Rights

The cash received by a dissenting holder of CBH Common Stock in exchange for its CBH Common Stock would be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code (if the Merger qualifies as a reorganization). The tax consequences of cash received, whether treated as a dividend or as received in exchange for stock, may vary depending on the individual circumstances of the stockholder. Each holder of CBH stock who contemplates exercising statutory dissenters’ rights should consult its tax advisor as to the possibility that all or a portion of he payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding

A holder of CBH stock may be subject to backup withholding at a rate of 28% on the consideration received in connection with the Merger, unless such holder certifies its exemption from backup withholding or provides a correct taxpayer identification number and certain other certifications, and otherwise complies with applicable requirements of the backup withholding rules. A holder of CBH stock that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Material Federal Income Tax Consequences of the Merger to NeoStem and NeoStem Stockholders.

NeoStem will not recognize taxable gain or loss solely as a result of the Merger. NeoStem shareholders will not, solely by reason of holding NeoStem stock, recognize taxable gain or loss in the Merger.

Material Federal Income Tax Consequences of the Exchange Offer to CBH Warrantholders

A holder of CBH Common Stock Purchase Warrants that exchanges such warrants for NeoStem Class C Warrants pursuant to the Exchange Offer will not recognize gain or loss upon such exchange. The holder’s basis in the NeoStem Class C Warrants received will be equal to the tax basis such holder had in the CBH Common Stock Purchase Warrants exchanged therefor. The holding period for the NeoStem Class C Warrants will include the holding period for the CBH Common Stock Purchase Warrants exchanged therefor. A holder of CBH warrants having differing bases or holding periods in respect of his/her shares of CBH warrants should consult his or her tax advisor with regard to identifying the bases or holding periods of the particular warrants of NeoStem received in the Merger. The Merger is conditioned on the holders of CBH Common Stock Purchase Warrants agreeing to the exchange Offer. This discussion does not address the tax consequences to the holders of the CBH Common Stock Purchase Warrants if they do not agree to such an exchange and instead receive different rights or property; in such case, they may have differing tax consequences from those described herein.

Material Federal Income Tax Consequences to CBH of the Sale or Transfer of Stock of CBC

CBH will recognize taxable gain or loss on the sale of the stock of CBC, but CBH believes that its net operating losses will offset any taxable gain resulting from the sale of stock of CBC for U.S. federal income tax purposes.

Tax matters are very complicated, and the tax consequences of the Merger will depend on the facts of the holder’s particular situation. Holders are encouraged to consult their own tax advisors regarding the specific tax consequences of the Merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax consequences relevant to the Merger. Moreover, the discussion does not address any non-income tax consequences nor any foreign, state or local tax consequences. Again, you are urged to consult your own tax advisor as to the specific consequences of the Merger to you, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, including the effects of any proposed changes in the tax laws, and your obligation to retain information regarding the transaction.

FAIRNESS OPINION

On October 31, 2008, at a meeting of the NeoStem Board of Directors called to discuss the proposed agreement with CBH, vFinance Investments, Inc. (“vFinance”) gave the Board preliminary guidance that it thought that on completion of its full analysis, it would be able to opine in favor of the fairness of the proposed transaction. Following such analysis, on April 1, 2009, vFinance provided its written opinion to the NeoStem Board of Directors and its written report to the Special Committee of the NeoStem Board of Directors (collectively, the “Fairness Opinion”), to the effect that, as of such date, and based upon and subject to certain matters stated therein, the transactions contemplated by the Agreement and Plan of Merger are fair, from a financial point of view, to the non-affiliated stockholders of NeoStem. Representatives of vFinance then met with the Board on April 9, 2009 to present its findings and answer questions.

vFinance, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. vFinance is a registered broker-dealer with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, or FINRA. vFinance does not perform tax, accounting, legal services, or appraisal services, nor render such advice.

NeoStem considered several factors in selecting vFinance to render the Fairness Opinion in connection with the transactions contemplated by the Agreement and Plan of Merger. Among the factors considered was the fact that vFinance led the financing round for CBH’s purchase of the 51% interest in Erye. NeoStem believed that vFinance’s knowledge of CBH would be useful in vFinance’s analysis of the contemplated transactions and ultimate rendering of the opinion.

vFinance has been retained by NeoStem to render the Fairness Opinion in connection with the transactions contemplated by the Agreement and Plan of Merger and will receive a fee and reimbursement of its expenses for such services (as described below). No portion of such fee is contingent upon consummation of the transactions contemplated by the Agreement and Plan of Merger nor is it contingent upon any recommendation of the Board of Directors. In addition, NeoStem has agreed to indemnify vFinance for certain liabilities arising out of its engagement, including the rendering of the Fairness Opinion. vFinance has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of transactions contemplated by the Agreement and Plan of Merger. In the ordinary course of business, vFinance may trade the NeoStem Common Stock for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

On September 30, 2008, NeoStem entered into the Opinion Engagement Agreement with vFinance, pursuant to which vFinance was engaged to render the Fairness Opinion. This agreement provided for (i) an aggregate fee of $105,000, of which (a) $17,500 was due and paid upon the execution of the agreement, (b) an additional $17,500 was due and paid upon the execution of the definitive agreement for the transaction, (c) an additional $35,000 would become due upon notification by vFinance of its intent and ability to effectuate delivery of the Fairness Opinion, and (d) the remaining $35,000 would become due upon vFinance’s delivery of the Fairness Opinion; (ii) reasonable expenses in accordance with the terms and schedule set forth in the Engagement Agreement; and (iii) indemnification of vFinance as provided in the Engagement Agreement. The term of this engagement was for 16 weeks, to be automatically extended on a month-to-month basis (unless terminated by NeoStem) if the transaction was still in progress. All payments under this agreement have been made for a total of $105,987 including expenses. On April 8, 2009, NeoStem entered into an Opinion Engagement Agreement with National Securities Corporation (“National”) in National’s capacity as successor to vFinance in relation to investment banking activities, which superseded NeoStem’s Opinion Engagement Agreement with vFinance. Such agreement is effectively a continuation of the vFinance Agreement and provided for an additional payment of $5,000 to National upon execution thereof, which was so paid.

On July 3, 2009, NeoStem entered into another engagement agreement with National, pursuant to which National was engaged to render a valuation to the NeoStem Board of Directors as to the fair market value of the 51% ownership interest in Erye and to value the shares of Series C Convertible Preferred Stock to be issued in connection with the Merger. This agreement provided for (i) an aggregate fee of $50,000, of which (a) $25,000 was due and paid upon the execution of the agreement and (b) the balance of $25,000 will become due upon notification by National that it is prepared to deliver the valuation; (ii) reasonable expenses not to exceed $5,000; and (iii) indemnification of National as provided in the agreement.

CBH previously had a relationship with vFinance. CBH entered into an Engagement Letter dated February 22, 2006, with vFinance Investment, Inc. (“vFinance”), pursuant to which vFinance acted as private placement agent to offer and sell up to Six Million Dollars ($6,000,000) worth of securities with a 20% over allotment option at the sole discretion of CBH and closed on a financing. The engagement was for a term of sixty (60) days commencing upon the execution of the engagement letter by CBH, which could be extended by mutual agreement. In consideration, CBH made the following aggregate payments to vFinance and its selected dealers: (i) $697,000 in cash; (ii) the issuance of 50,000 shares of restricted common stock of CBH; and (iii) warrants to purchase up to 538,614 shares of common stock of CBH at an exercise price of $1.26 per share, expiring March 10, 2010. As of July 2, 2009, principals of vFinance continued to own 43,750 shares of common stock of CBH and vFinance in its individual capacity continued to own warrants to purchase up to

204,763 (and together with its principals, approximately 271,636) shares of common stock of CBH. vFinance’s (and its principals’) ownership of CBH securities and previous relationship with CBH may influence its judgment in rendering the fairness opinion in connection with the Merger.

The full text of the Fairness Opinion, which sets forth the assumptions made, matters considered and limitations in the review undertaken, is attached as Annex C to this prospectus and joint proxy statement, and is incorporated herein by reference. The Fairness Opinion, as well as a detailed analysis, also will be made available for inspection and copying at the principal executive offices of NeoStem during its regular business hours by any interested equity security holder of NeoStem or representative who has been so designated in writing. A copy of the Fairness Opinion, as well as a detailed analysis, will be transmitted by NeoStem to any interested equity security holder of NeoStem or representative who has been so designated in writing upon written request and at the expense of the requesting security holder. You should read the Fairness Opinion carefully and in its entirety.

In conducting its analyses and arriving at the opinion expressed in the Fairness Opinion, vFinance took into account its assessment of general economic, market and financial conditions, as of the date of the Fairness Opinion and its experience in connection with similar transactions and securities valuations generally, and, among other things:

•	reviewed publicly available financial information and other data with respect to NeoStem, including its SEC filings;
•	reviewed publicly available financial information and other data with respect to CBH, its SEC filings;
•	reviewed due diligence documents relating to Eyre division, including its most recent financial projections;
•	reviewed the term sheet and deal structure documents as prepared by NeoStem’s investment banker;
•	reviewed an initial draft of the Certificate of Designation of the Series C Convertible Preferred of NeoStem to be issued to RimAsia Capital Partners, LP;
•	reviewed a draft of the registration statement to which this prospectus and joint proxy statement relate;
•	reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of CBH;
•	compared the financial terms of the transactions contemplated by the Agreement and Plan of Merger with the financial terms of certain other transactions vFinance deemed to be relevant and comparable;
•	considered the historical financial results and present financial condition of NeoStem;
•	inquired about and discussed the transactions and other matters related thereto with NeoStem’s management and legal counsel;
•	discussed with members of senior management of NeoStem the strategic and financial benefits of the transactions; and
•	performed such other analyses and examinations as were deemed appropriate.

In connection with its review and analyses and in arriving at its opinion, vFinance assumed and relied upon the accuracy and completeness of the financial and other information provided to it or which was publicly available, and did not attempt to verify independently any such information. vFinance relied solely on the information and estimates provided to it by NeoStem’s management and its advisors and neither made nor obtained any independent appraisals of any properties, other assets or facilities of NeoStem. With respect to certain financial information, including financial analyses and projections, relating to NeoStem’s business and prospects provided by NeoStem’s management and its advisors, vFinance assumed that the financial information was reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management of NeoStem as to the future financial performance of NeoStem.

The Fairness Opinion does not constitute a recommendation to any stockholder of NeoStem as to how any such stockholder should vote at the Annual Meeting. The Fairness Opinion contains no opinion as to the prices at which shares of NeoStem Common Stock would trade at any time following the announcement or consummation of the transactions and should not be viewed as providing any assurance that the market value of the shares of NeoStem Common Stock to be held by the stockholders of NeoStem after the consummation of the transactions will be in excess of the market value of the shares of NeoStem Common Stock owned by such stockholders at any time prior to the announcement or the consummation of the transactions.

NeoStem did not request vFinance to opine to, and the Fairness Opinion does not in any manner address, the underlying business decision of NeoStem to proceed with or effect the transactions. In addition, NeoStem did not request vFinance to explore, any alternatives to the transactions, and the Fairness Opinion does not address the relative merits of the proposed transactions as compared to any alternative business strategy that might exist for NeoStem. vFinance did not provide services other than the delivery of the Fairness Opinion. vFinance did not participate in negotiations on the terms of the Merger or related transactions, which were the product of direct negotiations among the parties.

In arriving at its opinion, vFinance first determined the value of the consideration being offered, which included a valuation of the NeoStem Common Stock, Warrants and Series C Convertible Preferred Stock to be issued in accordance with the Agreement and Plan of Merger. In order to calculate the value of the shares of NeoStem Common Stock, vFinance used the closing price per share of NeoStem Common Stock on the NYSE Amex as of April 1, 2009, which was $.97 per share. In order to derive the value of the Warrants, vFinance used the Black Scholes Option Pricing Model, utilizing a number of different data points, including stock price, exercise price, years to expiration, volatility of the stock and the risk free rate of return. In order to derive the value of the Series C Convertible Preferred Stock, vFinance utilized two approaches, the first of which was to examine the Series C Convertible Preferred Stock on an “as converted” basis, which assumes immediate conversion into NeoStem Common Stock on the day of closing, and the second of which examines the net present value of the dividend streams and the agreed stated value of the Series C Convertible Stock. Through such analyses, vFinance valued the total consideration offered pursuant to the Agreement and Plan of Merger at a range between approximately $20.2 million and $23.9 million.

vFinance then determined the approximate value of the companies and/or assets being acquired for the consideration through three methodologies, the Comparable Public Company Trading Multiple Analysis, the Comparable Mergers and Acquisitions Multiple Analysis and the Discounted Cash Flow Analysis, each of which is discussed below.

Comparable Public Company Trading Multiple Analysis.  Under the Comparable Public Company Trading Multiple Analysis, vFinance identified nine companies, including manufacturers of pharmaceutical and/or nutraceutical products operating and marketing products primarily in the PRC, that might be considered comparable to Erye. The following companies were considered for the comparable analysis: 3SBio, Inc., Aida Pharmaceuticals, Inc., Benda Pharmaceutical, Inc., China Biologic Products, Inc., China Pharma Holdings, Inc., China Sky One Medical, Inc., China Biotics, Inc., Huifeng Bio-pharmaceutical Technology, Inc. and Shengtai Pharmaceutical, Inc. vFinance derived a set of market-based valuation multiples based off these companies to assign value to Erye based on five operating statistics, estimated revenue, EBITDA, EBIT, earnings and shareholders equity. Having derived these multiples from the sample set, vFinance multiplied each corresponding multiple to each of the five different operating statistics for Erye. The resulting range of equity values for Erye was $20.2 million to $49.2 million, and the corresponding value of the proposed 51% ownership of Erye by NeoStem ranged between $10.3 million and $25.1 million.

Comparable Mergers and Acquisitions Multiple Analysis.  Under the Comparable Mergers and Acquisitions Analysis, vFinance examined comparable merger and acquisition transactions involving China-based pharmaceutical and nutraceutical companies it deemed to be comparable to Erye based on the same parameters as discussed above, and identified ten transactions. vFinance then derived a set of market-based valuation multiples based off these transactions to assign value to Erye based on two operating statistics, revenue and book value. The resulting range of equity values for Erye was $31.6 million to $47.4 million, and with the corresponding value of NeoStem’s proposed 51.0% ownership in Erye ranged between $16.1 million and $24.2 million.

Discounted Cash Flow Analysis.  Under the Discounted Cash Flow Analysis, vFinance analyzed net present value of certain cash flow streams for each of Erye’s business. Future cash flows were evaluated using required returns and discount rates that mirror the weighted average cost of capital to NeoStem and vFinance’s experience as to what would be appropriate for the entity at NeoStem’s particular stage of its life-cycle. For Erye, the resulting enterprise values for Erye ranged from $27.1 million to $50.1 million, which as adjusted with the acquired cash and debt, ranged from $23.3 million to $46.2 million, and based on the proposed 51.0% ownership by NeoStem of Erye ranged between $11.8 million and $23.6 million.

vFinance then summarized the results of all three valuation methodologies and established a range of $10.3 million to $25.1 million for the value of NeoStem’s proposed ownership in Erye, and determined that the consideration offered pursuant to the Agreement and Plan of Merger of between $20.2 million and $23.9 million was within the stated range. Based on the foregoing, vFinance provided its opinion that the transactions contemplated by the Agreement and Plan of Merger, from a financial point of view, to the non-affiliated shareholders of NeoStem.

Anticipated Accounting Treatment of the Merger

For accounting purposes, NeoStem will be the “accounting acquirer” of CBH. The Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of CBH, as of the completion of the Merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill and any other applicable intangible assets.

Governmental Approval of the Merger

NeoStem and CBH have determined that filing of a notification under the HSR Act is not required in connection with the Merger.

The transactions will require, among other things, the approval by the relevant PRC and other governmental organizations of the Agreement and Plan of Merger, the Joint Venture Agreement, and the articles of incorporation of Erye. More specifically, the Agreement and Plan of Merger, and the Joint Venture Agreement, and the articles of incorporation of Erye will need to be approved by the Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department and all other requisite authorities, and the articles of incorporation of Eyre will need to be filed with and the new business license of Eyre will need to be issued by, the Suzhou Administration of Industry and Commerce or other requisite authorities. The approval and registration process will normally take approximately one month. There is no assurance that the requisite approvals and registrations can be obtained and completed at a timely basis, if at all, or can be obtained and completed without the Agreement and Plan of Merger, and/or the Joint Venture Agreement, and/or the articles of incorporation of Erye being amended or revised materially pursuant to the requests of corresponding approval and/or registration authorities.

There can be no assurance the governmental approvals from the relevant PRC government authorities and other governmental organizations will be received on a timely basis or at all. The parties understand that under PRC law, they may not be able to obtain certain approvals until after closing. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material provisions of the Agreement and Plan of Merger. This summary may not contain all of the information that is important to the stockholders of NeoStem and CBH and thus this description is qualified in its entirety by reference to the Agreement and Plan of Merger and the Amendment No. 1 thereto, attached as Annex A hereto, which you are urged to read carefully and in its entirety.

The Merger

In general terms, the proposed Merger involves the merger of CBH with and into Subco, which is a wholly-owned subsidiary of NeoStem, with Subco as the surviving entity, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger. The Agreement and Plan of Merger provides that at the time of the Merger, the only material assets of CBH will be CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (the “PRC”) and at least $550,000 cash, as more particularly described herein. A condition of the Merger is that CBH sell or transfer its subsidiary CBC prior to the Merger.

Upon consummation of the Merger, NeoStem will own 51% of the ownership interests in Erye, and EET will own the remaining 49% ownership interest. In connection with the execution of the Agreement and Plan of Merger, Subco and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Subco will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital. For a further discussion of the Joint Venture Agreement, see the section “— The Joint Venture Agreement,” below.

Pursuant to the terms of the Merger, all of the shares of CBH Common Stock, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, 7,150,000 shares of NeoStem Common Stock. Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, a principal stockholder of NeoStem and the sole holder of shares of CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90. Three of the current directors of CBH, An Lufan, Liu Xiaohao and Chris Peng Mao, and certain of their affiliates, will give up their personal portions of the NeoStem Common Stock to be received in the Merger (an aggregate of approximately 1,886,232 shares) to Fullbright Finance Limited (a wholly-owned subsidiary of EET, which is the holder of 49% of the interests in Erye) to incentivize such recipients to approve and/or assist with Merger-related transactions.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of

CBH to Messrs. Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of NeoStem Common Stock will be issued to EET. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger after the timely receipt of all PRC approvals.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, may elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

The Joint Venture Agreement

In connection with the execution of the Agreement and Plan of Merger, Subco and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and NeoStem/Subco will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem/Subco and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital. The Joint Venture Agreement also gives each party the right of first refusal in the event the other party to the Joint Venture Agreement intends to transfer its equity interests in the Joint Venture Company to a third party.

The Joint Venture Agreement further provides that the Board of Directors of the Joint Venture Company shall consist of five (5) directors. Erye shall have the right to designate two (2) of the directors. NeoStem or Subco shall have the right to designate three (3) of the directors, provided however that one of such directors designated by NeoStem or Subco shall be the NeoStem board member, who had been designated by Erye to serve on the NeoStem Board of Directors, which initially shall be Shi Mingsheng, and shall represent the interests of NeoStem consistent with his fiduciary duties as a director of NeoStem. Further, certain significant corporate events require unanimous approval or approval of 75% of the Board of Directors pursuant to the terms of the Joint Venture Agreement. Erye shall also have the right to designate or recommend the Chairman and Chief Financial Officer of the Joint Venture Company.

Date of Closing; Record Date

The Agreement and Plan of Merger provides that the Merger will close no later than the third business day following the satisfaction or waiver of each of the conditions to the Merger, including the approval and adoption of the Agreement and Plan of Merger by the stockholders of CBH and the approval of the issuance of NeoStem securities in connection with the Merger by the stockholders of NeoStem. Each of the NeoStem Board of Directors and the CBH Board of Directors has fixed the close of business on July 2, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at its special meeting, and at any adjournment or postponement thereof.

Management of NeoStem Following the Merger

Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. Therefore, the NeoStem Board of Directors will consist of the following seven members promptly following the consummation of the Merger and the receipt of all PRC approvals: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Eric Wei, the managing partner of RimAsia; Shi Mingsheng, a Director of and the Chief Operating Officer of CBH, the Chairman of the Board of Directors of Erye, and a holder of approximately two-thirds of EET (which is the holder of a 49% interest in Erye and a 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem); and Richard Berman, Drew Bernstein, Steven S. Myers and Joseph Zuckerman, each of the latter four a current director of NeoStem (the latter four are independent directors, as defined under the NYSE Amex listing standards). In the event that NeoStem Proposal No. 8 attains stockholder approval at the special meeting and the Board of Directors determines to file the Board Classification Amendment (as defined therein) with the Secretary of State of the State of Delaware, NeoStem’s Board of Directors would be divided into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For details regarding the proposed classification of NeoStem’s Board, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

NeoStem believes, as its business moves into China, that it would also be desirable to have one or more independent directors who reside in the PRC and have relevant experience. The Nominating Committee of NeoStem’s Board of Directors intends to continue its search for such potential director candidates.

Conversion of Securities; Exchange Ratio

As soon as practical after the effectiveness of the Merger, each holder of CBH Common Stock shall be entitled to receive for each share of CBH Common Stock held by such CBH stockholder, a fraction of a share of NeoStem Common Stock equal to the exchange ratio (as defined herein). The “exchange ratio” shall be equal to the quotient of 7,150,000 divided by the sum of (x) the number of shares of CBH Common Stock outstanding at the Effective Time, and (y) the number of shares of CBH Common Stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time. Each holder of CBH Common Stock shall receive, for each share of CBH Common Stock held by such holder, 0.19255 shares.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, may elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

The NeoStem Common Stock that holders of CBH Common Stock will receive as a result of the Merger is traded and quoted on the NYSE Amex under the market symbol “NBS.”

Exchange of Certificates

Promptly following the Effective Time, NeoStem shall deposit with Continental Stock Transfer & Trust Company or such other exchange agent as may be designated by NeoStem (the “Exchange Agent”), for the benefit of CBH Stockholders, for distribution certificates representing 7,150,000 shares of NeoStem Common Stock for distribution to holders of outstanding shares of CBH Common Stock. As soon as practicable after the Effective Time, CBH shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CBH Common Stock, a certificate or certificates for the shares of NeoStem Common Stock to which such holder is entitled.

After the completion of the Merger, each certificate evidencing CBH Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the shares of NeoStem Common Stock which the holder of such certificate is entitled to receive. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by the combined company until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions will be paid without interest.

Issuance of Equity Grants

The Agreement and Plan of Merger provides that the Compensation Committee of the NeoStem Board of Directors shall have the authority to grant as bonuses (the “Merger Bonus Shares”) under any equity compensation plan, an aggregate of 1,000,000 shares (or shares and options to purchase 1,000,000 shares, in any combination) of NeoStem Common Stock to (i) its officers, consultants and advisors upon the Closing of the Merger and (ii) such officers, significant employees and/or directors of Erye following the receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, and to pay withholding taxes thereon. It is currently anticipated that the following persons will receive shares, or options to purchase shares, of NeoStem Common Stock pursuant to this authority: Robin L. Smith (175,000 shares), Catherine M. Vaczy (150,000 shares), Shi Mingsheng (175,000 shares), Madam Zhang Jian (175,000 shares), and two NeoStem consultants or advisors (an aggregate of 200,000 shares). Based on the closing price of the NeoStem Common Stock on June 25, 2009 of $2.00, the amount of U.S. withholding taxes that NeoStem would pay in connection with the grants as allocated to the individuals listed above would be approximately $841,000. Any such grants would be made under the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) or the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), as appropriate. The adoption of the 2009 Non-U.S. Plan is the subject of NeoStem Proposal No. 7 of this joint proxy statement/prospectus, and any grants under the 2009 Non-U.S. Plan would be subject to the approval of the 2009 Non-U.S. Plan at the NeoStem special meeting. Such Merger-related grants are discussed in detail in NeoStem Proposal No. 6, below, in the section “Issuance of Equity Grants in Connection with the Merger,” and in NeoStem Proposal No. 7, below, in the section “Issuance of Equity Grants in Connection with the Merger.”

Representations and Warranties

NeoStem, CBH, Subco and CBC made a number of mutual, customary representations and warranties in the Agreement and Plan of Merger regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Merger. Such representations and warranties are qualified by confidential disclosure schedules that were exchanged by NeoStem and CBH. The representations of NeoStem and Subco to CBH and of CBH and CBC to NeoStem and Subco cover the following topics, among others, as they relate to each company and its subsidiaries:

•	corporate organization and its qualification to do business;
•	articles/certificate of incorporation and bylaws;
•	capitalization;
•	subsidiaries;
•	authority to enter into the Agreement and Plan of Merger;
•	the absence of conflicts under the company’s charter documents, applicable laws or material obligations to third parties;
•	required consents or approvals and violations of any instruments or law;
•	financial statements and filings and reports with the SEC;
•	the absence of material changes or events in business between December 31, 2007 and the closing date of the Merger;
•	taxes and tax returns;
•	intellectual property owned or used by the company;
•	compliance with laws and governmental permit requirements, and the absence of any restrictions impairing any business practice;
•	the absence of material litigation;
•	brokers’ and finders’ fees;
•	employee benefit plans and employment agreements;
•	the absence of liens;
•	environmental laws, claims and other obligations that apply to the company;
•	labor matters;
•	material contracts and commitments;
•	insurance;
•	information supplied by this joint proxy statement/prospectus and the related registration statement filed by NeoStem; and
•	board of directors approval.

Conduct of Business Before Completion of the Merger

The parties agreed that until the earlier of the completion of the Merger or the termination of the Agreement and Plan of Merger, each party and its subsidiaries will, amongst other things:

•	carry on its business in the ordinary and regular course of business consistent with past practice;
•	use commercially reasonable efforts to keep intact its corporate existence and all material rights and goodwill relating to the businesses;

•	endeavor to retain their respective employees and compensate employees consistent with past practice (which, in the case of NeoStem, has included equity compensation where available cash has been limited);
•	In the case of CBH, maintain intellectual property rights so as not to affect adversely the validity or enforcement thereof; and
•	use commercially reasonable efforts to obtain all necessary consents to consummate the Merger, including in the case of CBH, the approval of Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department for the transfer of stock equity in Erye.

CBH agreed that until the earlier of the completion of the Merger or the termination of the Agreement and Plan of Merger, in addition to customary negative covenants agreed to by each of NeoStem and CBH, CBH would not:

•	incur or create any encumbrances, liens, pledges or security interest on assets other than certain permitted encumbrances;
•	grant or otherwise issue any option, warrant or other securities exercisable for or convertible into shares of CBH Common Stock or other capital stock of CBH;
•	merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, corporation or other business organization;
•	make any representation to anyone indicating any intention of NeoStem or its subsidiaries to retain, institute, or provide any employee benefit plans;
•	after the registration statement and/or joint proxy statement is filed, issue any shares of the capital stock of any kind of CBH or its subsidiaries, transfer from the treasury of CBH or its subsidiaries any shares of the capital stock of CBH or its subsidiaries, except for CBH Common Stock issuable upon exercise of a stock option, warrant or RimAsia CBH Warrant outstanding on December 31, 2007;
•	issue or grant any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating CBH or its subsidiaries to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares;
•	modify, amend or terminate any material contract other than in the ordinary course of business that is consistent with past practices;
•	declare or pay any dividend or make any distribution with respect to, or purchase or redeem, shares of the capital stock of CBH; and
•	sell or dispose of any assets otherwise than in the ordinary course of business of CBH and its subsidiaries.

NeoStem agreed that until the earlier of the completion of the Merger or the termination of the Agreement and Plan of Merger, in addition to customary negative covenants agreed to by each of NeoStem and CBH, NeoStem would not:

•	amend NeoStem’s certificate of incorporation or by-laws in any material manner that does not generally apply to all of NeoStem’s stockholders;
•	incur any trade accounts payable outside of the ordinary course of business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business, other than costs associated with research and development of very small embryonic-like (VSEL) stem cell technology and the establishment of a new research and development laboratory;

•	declare or pay any dividend or make any distribution with respect to, or purchase or redeem, shares of the capital stock of NeoStem;
•	sell or dispose of any assets otherwise than in the ordinary course of business of NeoStem and its subsidiaries;
•	make any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of $100,000 individually, excluding capital expenditures associated with the purchase of a flowcytometer and/or cryopreservation tanks; and
•	merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, corporation or other business organization, except for the merger contemplated by the Agreement and Plan of Merger and the acquisition with Shandong New Medicine.

Meetings of Stockholders

NeoStem and CBH agreed to take all action necessary in accordance with Delaware law and their respective charter documents to convene meetings of their respective stockholders, to be held as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective, for the purpose of voting on a proposal to approve the Merger and Agreement and Plan of Merger, in the case of CBH and the issuance of NeoStem securities in connection with the Merger and other specified matters relating to the consummation of the Merger, in the case of NeoStem. Subject to the limitations set forth below, NeoStem and CBH agreed to use commercially reasonable efforts to solicit from their respective stockholders proxies in favor of their respective Merger proposals and to take all other action necessary or advisable to secure the vote required to approve such proposals.

Conditions to the Merger

The obligations of CBH, NeoStem and Subco to consummate the Merger shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions, among others:

•	The Agreement and Plan of Merger, the Merger and the transactions contemplated thereby shall have been approved and adopted by CBH’s stockholders in the manner required by any applicable law, and the issuance of the shares of the NeoStem securities to be issued in the Merger and the amendment of NeoStem’s Amended and Restated Certificate of Incorporation to increase the authorized preferred stock shall have been approved by NeoStem’s stockholders in the manner required by any applicable law.
•	The SEC shall have declared effective the registration statement of which this prospectus/proxy statement forms a part, and no stop order or similar restraining order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.
•	The shares of NeoStem Common Stock required to be issued pursuant to the Merger (including, without limitation, the NeoStem Common Stock issuable upon the exercise of the Class C Warrants or conversion of the NeoStem Series C Preferred Stock) shall have been approved for listing on the NYSE Amex or other stock exchange on which the NeoStem Common Stock is listed or quoted, subject to official notice of issuance.
•	The Agreement and Plan of Merger, the Joint Venture Agreement and the articles of incorporation of Erye shall have been approved by the relevant PRC and other governmental organizations and shall be in full force and effect. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).
•	The result of any and all due diligence, including, but not limited to, legal due diligence, financial due diligence and business due diligence, shall be satisfactory to NeoStem, in its sole discretion.

The obligations of NeoStem and Subco to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by NeoStem) of the following conditions, among others:

•	NeoStem shall have received a re-affirmation, in form and substance reasonably satisfactory to NeoStem, of an opinion of vFinance previously provided to NeoStem to the effect that the terms of the Merger are fair to NeoStem’s stockholders from a financial point of view.
•	NeoStem shall have received proof satisfactory to it that CBH has not less than $550,000 in unencumbered cash available for distribution to NeoStem and has settled any and all payment obligations.
•	All of the holders of CBH Common Stock Purchase Warrants shall have agreed in writing to accept the Class C Warrants in exchange thereof pursuant to a Class C Warrant Agreement.
•	NeoStem shall have received evidence satisfactory to it that the transfer of stock equity in Erye contemplated by the Agreement and Plan of Merger and the Merger, and the Joint Venture Agreement and the amended articles of incorporation of Eyre have been approved by the Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department and all other requisite authorities, and the amended articles of incorporation of Eyre has been filed with and the new business license of Eyre has been issued by, the Suzhou Administration of Industry and Commerce or other requisite authorities; and that any and all requisite registrations with the China State Administration of Foreign Exchange or its local offices shall have been made. If the Merger closes without prior approval from any PRC Governmental Authority, the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provision in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days).
•	Erye shall have agreed to contribute to NeoStem 6% of the net annual income received by Erye, commencing with the year ending December 31, 2009, in order to fund NeoStem’s costs and expenses, including, without limitation the costs and expenses incurred by NeoStem in connection with the transactions contemplated by the Agreement and Plan of Merger.
•	NeoStem shall have received proof satisfactory to it that PRC national candidates for NeoStem board seats reasonably acceptable to NeoStem have been identified by CBH or Erye and have indicated a willingness to serve.
•	NeoStem shall have received opinions of PRC counsel to CBH and of tax counsel to CBH regarding the Merger, the tax-free status of the reorganization, the regulatory status of Erye and the disclosure in the registration statement of which this joint proxy statement/prospectus forms a part.
•	NeoStem shall have received evidence of the satisfaction in full of any and all indebtedness for borrowed money payable by CBH to Globus and/or Mao, along with evidence of the cancellation of CBH Series A Preferred Stock.

•	CBH shall have purchased a six-year prepaid “tail policy” on directors’ and officers’ liability insurance providing substantially equivalent benefits as the current policy.
•	At least 15 days prior to Closing, CBH shall have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as the new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements. All documents and accounting for such transactions shall be reasonably acceptable to NeoStem.
•	NeoStem shall have received evidence satisfactory to it that CBC has effected a sale, spin-off or other disposition of CBC in a manner satisfactory to NeoStem, such that the only material assets and liabilities of CBH at the time of the Merger will be CBH’s 51% ownership interest in Erye and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less. All documents and accounting for such transaction shall be reasonably acceptable to NeoStem and shall include a full release in favor of NeoStem and its affiliates from any and all claims or liabilities due or asserted to be due to CBC, Keyuan or any of their affiliates. CBH shall take appropriate action to liquidate or extinguish any intercompany debt owed to CBH or Erye by CBC or Keyaun or any of their affiliates. CBH and CBC represent and warrant that CBC has de minimis value, if any.

The obligations of CBH to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by CBH) of each of the following conditions, among others:

•	CBH shall have received opinions of U.S. counsel to NeoStem and tax counsel to NeoStem regarding the Merger, the tax-free status of the reorganization and the disclosure in the registration statement of which this joint proxy statement/prospectus forms a part, but not with respect to the NeoStem Preferred Stock.
•	The NeoStem Board of Directors and stockholders shall have adopted an equity incentive compensation plan reasonably satisfactory to the NeoStem and CBH.
•	NeoStem shall have delivered evidence, satisfactory to CBH, of the filing of the NeoStem certificate of designations for the Series C Preferred Stock with the Secretary of State of the State of Delaware.
•	NeoStem or the surviving corporation shall pay for all reasonable transaction expenses.

Any of the conditions in the Agreement and Plan of Merger may be waived by the party benefited thereby, except those conditions imposed by law.

Termination

The Agreement and Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Agreement and Plan of Merger by NeoStem’s stockholders and/or CBH’s stockholders):

•	by mutual written consent of NeoStem and CBH;
•	by either NeoStem or CBH if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining NeoStem or CBH from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;
•	by either NeoStem or CBH if the Merger shall not have been consummated before October 31, 2009, provided, however, that such right to terminate the Agreement and Plan of Merger is not available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under the Agreement and Plan of Merger has been the cause of or resulted in the failure of the Merger to occur on or before such date;
•	by either NeoStem or CBH if at the CBH special meeting the requisite vote of CBH’s stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained or if at the NeoStem special meeting the requisite vote of NeoStem’s stockholders to authorize the issuance of NeoStem securities in the Merger shall not have been obtained;
•	by NeoStem if vFinance, acting in good faith, declines to provide NeoStem with opinions, satisfactory to NeoStem to the effect that the consideration for the Merger is fair to NeoStem and its stockholders from a financial point of view;
•	by either NeoStem or CBH if any representation or warranty made in the Agreement and Plan of Merger for its benefit is untrue in any material respect, subject to certain exceptions and cure periods;
•	by either NeoStem or CBH if the other party shall have defaulted in the performance of any material covenant or agreement under the Agreement and Plan of Merger, subject to certain exceptions and cure periods;
•	by NeoStem if any approval required for the consummation of the transactions contemplated by the Agreement and Plan of Merger requires the divestiture or cessation of any of the present business or operations conducted by NeoStem or its subsidiaries or CBH or its Subsidiaries or shall impose any other material condition or requirement, which divestiture, cessation, condition or requirement, in the reasonable judgment of the NeoStem Board of Directors (or a committee thereof), would be reasonably likely to have a NeoStem Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by the Agreement and Plan of Merger;
•	by NeoStem, and in accordance with NeoStem’s absolute right to receive back all such consideration and rescind the Merger and all related transactions if any PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement, but not in excess of 45 days);
•	by Neostem if CBH shall not have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as the new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements;
•	by NeoStem, upon election by its Board of Directors (or a committee thereof), in the event that shares of CBH Common Stock and CBH Preferred Stock held by holders thereof who are entitled to vote on the Merger and who have not voted such shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal rights shall have been properly exercised and perfected in accordance with Section 262 of the DGCL represent more than five (5%) of the shares of CBH Common Stock or CBH Preferred Stock held by holders thereof who are entitled to vote on the Merger; or
•	by NeoStem, if the relevant sale, spin-off or other disposition of CBC has not been effected in a manner reasonably acceptable to NeoStem. All documents and accounting for such transaction shall be reasonably acceptable to NeoStem and shall include a full release in favor of NeoStem and its affiliates from any and all claims or liabilities due or asserted to be due to CBC, Keyuan or any of their affiliates. CBH shall take appropriate action to liquidate or extinguish any intercompany debt owed to CBH or Erye by CBC or Keyaun or any of their affiliates. CBH and CBC have represented that CBC has de minimis value, if any.

The Agreement and Plan of Merger does not include any provision for termination based on fluctuations in the price of NeoStem Common Stock.

In the event of the termination of the Agreement and Plan of Merger, the Agreement and Plan of Merger, except for any provisions relating to the confidentiality obligations of the parties thereto to each other, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, no termination shall relieve any party to the Agreement and Plan of Merger of liability for a material breach of any material provision thereof.

Fees and Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Agreement and Plan of Merger and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement of which this prospectus/joint proxy statement forms a part (including filing fees related thereto but excluding legal and accounting fees and expenses) and the fees and disbursements of any third party will be shared equally by NeoStem and CBH.

Amendment, Extension and Waiver

The Agreement and Plan of Merger may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors (or committees thereof), at any time before or after adoption of the Agreement and Plan of Merger by CBH’s stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by CBH’s stockholders without such further approval or authorization. Notwithstanding the foregoing, the Agreement and Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

At any time prior to the Effective Time, NeoStem (with respect to CBH and CBC) and CBH (with respect to NeoStem and Subco) by action taken or authorized by their respective Boards of Directors (or committee thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Agreement and Plan of Merger to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Lock-Up and Voting Agreement

Each director and officer of NeoStem, as well as RimAsia and Fullbright, has entered into a lock-up and voting agreement pursuant to which they have agreed to vote their shares of NeoStem Common Stock (collectively, the “NeoStem Lock-Up Shares”) in favor of the issuance of the NeoStem securities in connection with the Merger and are prohibited from selling their NeoStem Common Stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the transactions contemplated by the Agreement and Plan of Merger. The lock-up and voting agreement was entered into to induce NeoStem to enter into the Agreement and Plan of Merger.

In connection with execution of the Agreement and Plan of Merger, each of the officers and directors of CBH, and each of RimAsia, Erye and EET, as well as certain holders of CBH Common Stock, have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock (collectively, the “CBH Lock-Up Shares”) in favor of the Merger and to the other transactions contemplated by the Agreement and Plan of Merger and are prohibited from selling their CBH Common Stock and/or NeoStem Common Stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the transactions contemplated by the Agreement and Plan of Merger. The lock-up and voting agreement was entered into to induce NeoStem to enter into the Agreement and Plan of Merger.

From the date of the voting agreement through the earlier of the date when the Agreement and Plan of Merger is terminated or the Merger becomes effective, the parties to the voting agreements each agree that, at every meeting of stockholders and on every action or approval by written consent of the stockholders:

•	it will cause all securities owned by it to be voted in favor of the adoption of the Agreement and Plan of Merger and the other transactions contemplated by the Agreement and Plan of Merger;
•	it will cause all securities owned by it to be voted against any proposal for any Merger, consolidation, sale of assets, recapitalization, or other business combination involving the other party (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the other party under the Agreement and Plan of Merger or which would result in any of the conditions to the other party’s obligations under the Agreement and Plan of Merger not being fulfilled; and
•	it will cause all securities owned by it to be voted in favor of any other matter relating to the consummation of the transactions contemplated by the Agreement and Plan of Merger.

Proxy and Waiver

To carry out the intention of the voting agreements,each director and officer of CBH, each holder of 5% or more of the outstanding CBH Common Stock and each holder of CBH preferred stock has delivered to NeoStem an irrevocable proxy with respect to the securities owned by such person in respect of the matters described above. Furthermore, each party has given any consent or waiver that is reasonably required for the approval of the Merger under the terms of any agreements to which such individual is a party.

Restrictions on Transfer of Securities and Voting Rights

Each of the persons who has executed a voting agreement has also agreed that during the same period, he, she or it will not:

•	offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Stockholder’s Shares, or any interest therein, or any or all of any such Stockholder’s shares of NeoStem Common Stock or NeoStem Preferred Stock, or any interest therein, whether such shares are held by such Stockholder as of the date of the voting agreement or are acquired by such Stockholder from and after the date of the voting agreement, whether in connection with the merger or otherwise;
•	grant any proxies or powers of attorney, deposit any shares into a voting trust or enter into a voting agreement with respect to such shares;
•	take any action that would make any representation or warranty of such stockholder contained in the Lock-Up and Voting Agreement untrue or incorrect or have the effect of preventing or disabling such stockholder from performing such their obligations thereunder.

However, each party is allowed to take any of the above actions if NeoStem approves such action or if the proposed transferee executes a counterpart of the voting agreement and agrees to hold the securities subject to all of the terms of the voting agreement.

Termination

The voting agreements and the accompanying proxies, and all obligations of the parties thereunder, shall terminate immediately, without any further action being required, upon the earlier of the date which the Agreement and Plan of Merger is terminated or the Merger becomes effective.

COMPARISON OF RIGHTS OF HOLDERS OF NEOSTEM COMMON STOCK
AND CBH COMMON STOCK

This section of the joint proxy statement/prospectus describes material differences between the rights of stockholders of NeoStem Common Stock and the rights of stockholders of the CBH Common Stock. The rights compared are those found in the respective companies’ charter documents and corporate law provisions for Delaware, the state in which each of NeoStem and CBH is incorporated. While NeoStem and CBH believe that these descriptions address the material differences, this summary may not contain all of the information that is important to stockholders of NeoStem and CBH. NeoStem and CBH stockholders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of NeoStem stockholders, on the one hand, and CBH stockholders, on the other hand.

Size of the Board

The number of directors which shall constitute the whole NeoStem Board of Directors shall be determined by resolution of the NeoStem Board of Directors, but in no event shall be less than three. Subject to the preceding sentence, the number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal or expiration of the term of one or more directors. Currently, NeoStem has five directors. Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. See “Board Composition” commencing on page [97].

The CBH Board of Directors need not be composed of a particular number of members nor must such number be within any particular range, unless CBH’s certificate of incorporation, an amendment to the CBH’s bylaws or the CBH Board of Directors shall otherwise provide. The number of directors shall until such time, if ever, be determined from time to time by resolution of the CBH Board of Directors. Currently, CBH has seven directors.

Classification

Currently, the NeoStem Board of Directors is not classified. Each director is up for election every year. However, NeoStem Proposal No. 8 of this joint proxy statement/prospectus proposes an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for a classified Board of Directors (the “Board Classification Amendment”). In the event NeoStem Proposal No. 8 receives stockholder approval and the classification becomes effective, the NeoStem Board of Directors would be divided into three separate classes of directors, as nearly equal in number as possible. Each class of Directors would serve a three-year term, and each class would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For further information, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

The CBH Board of Directors is not classified. Each director is up for election every year.

Removal of Directors

NeoStem’s bylaws provide that, unless otherwise provided in NeoStem's certificate of incorporation, any one or more or all of the NeoStem directors may be removed without cause by the holders of at least 75% of the shares then entitled to vote at an election of the NeoStem directors. Any one or more or all of the NeoStem directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of the NeoStem directors. In the event the Board Classification Amendment attains stockholder approval and becomes effective, NeoStem’s stockholders will no longer be able to remove directors without cause. For further information, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

One or more or all the CBH directors may be removed for cause at any time by the CBH stockholders, at a special meeting of the stockholders called for that purpose; provided, however, that such director shall not be removed if CBH’s certificate of incorporation or bylaws provides that its directors shall be elected by cumulative voting and there are a sufficient number of shares cast against his or her removal, which if cumulatively voted at an election of directors would be sufficient to elect him or her. Currently, CBH’s certificate of incorporation and bylaws do not provide for cumulative voting.

Vacancies

Unless and until filled by the stockholders, any vacancy on the NeoStem Board of Directors, however occurring, including a vacancy resulting from an enlargement thereof, may be filed only by vote of a majority of the NeoStem directors then in office, although less than a quorum, or by a sole remaining NeoStem director. A NeoStem director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a NeoStem director chosen to fill a position resulting from an increase in the number of NeoStem directors shall hold office until the next election of NeoStem directors or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. In the event the Board Classification Amendment attains stockholder approval and becomes effective, a NeoStem director appointed by the Board for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified. For further information, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

Any newly created directorship resulting from an increase in the authorized number of CBH directors or any vacancy occurring in the CBH Board of Directors by reason of death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the affirmative vote of the remaining members of the CBH Board of Directors, though less than a quorum of the CBH Board of Directors, and each CBH director so elected shall hold office until the expiration of the term of office of the CBH director whom he or she has replaced or until his or her successor is elected and qualified. If there are no CBH directors in office, then an election of CBH directors may be held in the manner provided by statute. No decrease in the number of CBH directors constituting the whole Board shall shorten the term of any incumbent CBH director.

Limitation on Director Liability

Pursuant to NeoStem’s Amended and Restated Certificate of Incorporation, a NeoStem director shall not be personally liable to NeoStem or its stockholders for monetary damages for breach of fiduciary duty except:

•	for any breach of the director’s duty of loyalty to NeoStem or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•	for any unlawful payment of dividends or unlawful stock purchase or redemption; or
•	for any transaction from which the director derived an improper personal benefit.

Pursuant to CBH’s Certificate of Incorporation, a CBH director shall not be personally liable to CBH or its stockholders for monetary damages for breach of fiduciary duty except:

•	for any breach of the director’s duty of loyalty to CBH or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•	for any unlawful payment of dividends or unlawful stock purchase or redemption; or
•	for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

Pursuant to NeoStem’s Amended and Restated Certificate of Incorporation, NeoStem has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of NeoStem, or is or was serving at the request of NeoStem as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

Pursuant to CBH’s bylaws, CBH shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of CBH or is or was serving at the request of CBH as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, CBH shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the CBH Board of Directors.CBH’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Amendments to Certificate of Incorporation

NeoStem’s Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders therein are granted subject to such reservation.

CBH’s certificate of incorporation may be amended, altered, changed or repealed in the manner prescribed by law.

Amendments to Bylaws

The NeoStem Board of Directors has authority to make, alter or repeal NeoStem’s bylaws by a vote of a majority of the NeoStem Board of Directors. The NeoStem stockholders also may alter, amend or repeal or adopt new bylaws by the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of capital stock of NeoStem entitled to vote at any regular meeting of stockholders or at any special meeting of stockholders, voting together as a single class; provided notice of such alteration, repeal or adoption of new bylaws shall have been stated in the notice of such meeting.

The CBH Board of Directors has authority to adopt, repeal or amend by CBH’s bylaws by the vote of a majority of the CBH Board of Directors. The bylaws of CBH shall be subject to alteration or repeal, and new bylaws may be made, by a majority vote of the stockholders at the time entitled to vote in the election of directors even though the bylaws may be altered, amended or repealed by the CBH Board of Directors.

Authorized Capital Stock

The authorized capital stock of NeoStem consists solely of 500,000,000 shares of common stock, par value $0.001 per share, (the “NeoStem Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 825,000 shares are designated as Series B Convertible Preferred Stock (the “NeoStem Series B Preferred Stock”) and 1,600,000 shares are designated as Series D Convertible Redeemable Preferred Stock (the “NeoStem Series D Preferred Stock”). The NeoStem Board of Directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to designate and issue the NeoStem Preferred Stock in one or more series, and can fix the rights, preferences, and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares. The NeoStem Board of Directors may authorize the issuance of preferred stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of NeoStem Common Stock.

As of July 2, 2009, there were 8,001,455 shares of NeoStem Common Stock, 10,000 shares of NeoStem Series B Preferred Stock and 1,293,251 shares of NeoStem Series D Preferred Stock outstanding. As of such date, the outstanding shares of NeoStem Series B Preferred Stock were convertible into 10,000 shares of NeoStem Common Stock and the outstanding shares of NeoStem Series D Preferred Stock were convertible into 12,932,510 shares of NeoStem Common Stock.

The authorized capital stock of CBH consists solely of 200,000,000 shares of CBH’s common stock, par value $0.01 per share, and 10,000,000 shares of CBH’s preferred stock, par value $0.01 per share (the “CBH Preferred Stock”), of which 1,152,500 shares are designated as Series A Convertible Preferred Stock and 6,185,607 shares are designated as Series B Convertible Preferred Stock. The CBH Board of Directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to designate and issue the CBH Preferred Stock in one or more series, and can fix the rights, preferences, and privileges of the shares of each series and any qualifications, limitations, or restrictions on these shares. The CBH Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of CBH Common Stock.

As of July 2, 2009, there were 37,132,313 shares of CBH Common Stock and 6,653,656 shares of CBH Series B Preferred Stock outstanding. As of such date, the outstanding shares of CBH Series B Preferred Stock were convertible into 13,308,628 shares of CBH Common Stock.

There had recently been one holder of CBH Series A Preferred Stock, and such holder elected to convert the 25,000 shares of CBH Series A Preferred Stock held by her into CBH Common Stock, and to receive the merger consideration for the CBH Common Stock for such shares. Thereafter, the holder agreed to vote all shares of CBH Common Stock or CBH Series A Preferred Stock held by her in favor of the Merger, to the extent any such shares are outstanding as of the Record Date.

Dividends

The General Corporation Law of the State of Delaware provides that the directors of a corporation may declare and pay dividends on capital stock, subject to certain limitations.

The NeoStem Amended and Restated Certificate of Incorporation restricts the NeoStem Board of Directors’ ability to declare dividends on the NeoStem Common Stock or series of NeoStem Preferred Stock ranking junior to the NeoStem Series B Preferred Stock or the NeoStem Series D Preferred Stock, respectively, where the NeoStem Board of Directors does not declare a dividend on such respective series of NeoStem Preferred Stock.

The CBH certificate of incorporation restricts the CBH Board of Directors’ ability to declare dividends on any class of series of stock of CBH ranking junior to the CBH Series B Preferred Stock, including the CBH Common Stock, unless all cumulative dividends shall have been paid on the CBH Series B Preferred Stock.

Stock Repurchases, Redemptions and Conversions

In general, under Delaware law, a corporation may not purchase or redeem its own shares if its capital is impaired or if the purchase or redemption would cause its capital to be impaired. A corporation may, however, purchase or redeem preferred shares out of capital if the shares will then be retired, thereby reducing the capital of the corporation.

The holder of a share of NeoStem Series B Preferred Stock is entitled to ten times any dividends paid on the NeoStem Common Stock and such stock has ten votes per share and votes as one class with the NeoStem Common Stock. The holder of any share of NeoStem Series B Preferred Stock has the right, at such holder’s option (but not if such share is called for redemption), exercisable on or after September 30, 2000, to convert such share into ten (10) fully paid and non-assessable share of NeoStem Common Stock, subject to adjustment. Upon the affirmative vote of the number of holders of NeoStem’s stock required pursuant to NeoStem’s bylaws and subject to the rules of the NYSE Amex, each share of NeoStem Series D Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of NeoStem Common Stock as is determined by dividing $12.50 by the Conversion Rate (as defined below). The Conversion Rate shall initially be $1.25, but shall be adjusted from time to time as set forth in the NeoStem Amended and Restated Certificate of Incorporation.

Series B Preferred Stockholders of CBH are not entitled to voting rights in any and all matters including the election of directors. However, CBH shall not take certain actions without first obtaining the approval of the holders of a majority of the Series B Preferred Stock including, but not limited to, (a) selling, leasing, or otherwise disposing of all or substantially all the assets of CBH, (b) amending any provision of the certificate of incorporation or bylaws of CBH, (c) authorizing or creating any new series of stock, (d) increasing or decreasing the number of authorized shares of Series B Preferred Stock, and (e) paying any dividend other than redemption. Holders of Series B Preferred Stock are entitled to receive dividends per share at a rate of 5% of the original issue price per annum paid annually subject to any other series of Preferred Stock or capital stock ranking senior to Series B Preferred Stock. In the event of liquidation, dissolution or winding up of CBH, holders of Series B Preferred Stock shall be entitled to receive, out of the assets of CBH, prior and in preference to any distribution of any of the assets of CBH to the holders of Common Stock and any other series of Preferred Stock ranking junior to the Series B Convertible Preferred Stock, an amount in cash per share equal to $3.0333, plus an amount equal to all dividends accrued and unpaid on each such share, the accrued Four Percent Suspendible Premium (as defined below), and the accrued Six-Percent Triggered Premium (as defined below), if any. Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the issuance date but before the fourth anniversary thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the sum of (1) the original issue price, (2) all accrued but unpaid annual dividends on such share, (3) 4% of the original issue price per annum, which amount shall be deemed to have begun to accrue from and after the issuance date and shall continue to accrue until the occurrence of a suspension date, on a daily basis based on a 365-day year and compounded annually (the “Four-Percent Suspendible Premium”), and (4) 6% of the original issue price per annum, which amount shall be deemed to have begun to accrue from and after the occurrence of a triggering event and until the occurrence of a cure of the triggering event, on a daily basis computed on the basis of a 365-day year and compounded annually (the “Six-Percent Triggered Premium”) by (y) the applicable conversion price.

Election of Directors

NeoStem stockholders do not have cumulative voting rights.

CBH stockholders are entitled to cumulate votes in the election of directors.

Appraisal or Dissenters’ Rights

Under the General Corporation Law of the State of Delaware, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters’) rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of consideration he or she would otherwise receive in the transaction. Such rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange, such as the NYSE Amex, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. CBH stockholders have appraisal rights in connection with the Merger. See “Appraisal or Dissenters’ Rights.”

Action by Written Consent

The NeoStem bylaws provide that NeoStem stockholders may not take any action by written consent in lieu of a meeting and that the affirmative vote of holders of at least 75% of the votes which all the NeoStem stockholders should be entitled to cast at any annual election of directors or class of directors is required to amend or repeal, or to adopt any provision inconsistent with the foregoing.

CBH stockholders may take any action to be taken at any annual or special stockholders’ meeting without a meeting, without prior notice and without a vote if a written consent or consents is/are signed by the CBH stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted is delivered by hand or by certified or registered mail, return receipt requested, to CBH to its principal place of business or an officer or agent of CBH having custody of the books in which proceedings of CBH stockholder meetings are recorded.

Annual Meeting of Stockholders

The annual meeting of NeoStem stockholders for the election of directors and the transaction of other business as may properly be brought before the meeting shall be held, at such date (which shall not be a legal holiday in the place where the meeting is to be held) and time and by means of remote communication, if any, as shall be designated from time to time by the NeoStem Chairman of the Board (if any), the NeoStem Board of Directors or the NeoStem Chief Executive Officer and stated in the notice of meeting.

The annual meeting of CBH stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the CBH Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Special Meeting of Stockholders

Special meetings of the NeoStem stockholders may, unless otherwise prescribed by law or by NeoStem’s Amended and Restated Certificate of Incorporation, be called by the NeoStem Chairman of the Board (if any), the NeoStem Board of Directors or the NeoStem Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by the NeoStem Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Special meetings of the CBH stockholders may be called at any time by the CBH Chairman of the Board or a majority of the members of the CBH Board of Directors. The place of the special meeting shall be fixed by the body or person calling the special meeting.

Advance Notice Requirements of Stockholder Nominations

Nominations of persons for election to the NeoStem Board of Directors may be made by any stockholder of NeoStem who was a stockholder of record at the time of giving of notice provided for herein, who is entitled to vote at the meeting and who complies with the notice procedures. For nominations, the stockholder must have given timely notice thereof in writing to the Secretary of the NeoStem. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of NeoStem not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made by NeoStem. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on NeoStem’s books, and of such beneficial owner and (ii) the class and number of shares of capital stock of NeoStem that are owned beneficially and held of record by such stockholder and such beneficial owner. In the event that the number of directors to be elected to the Board of Directors of NeoStem is increased and there is no public announcement by NeoStem naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting), a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of NeoStem not later than the close of business on the 10th day following the day on which such public announcement is first made by NeoStem.

CBH’s bylaws do not contain provisions relating to advance notice requirements for stockholder nominations.

Advance Notice Requirements of Stockholder Business

Other business may be properly brought before an annual meeting of stockholders by any stockholder of NeoStem who was a stockholder of record at the time of giving of notice provided for herein, who is entitled to vote at the meeting and who complies with the notice procedures. For other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the NeoStem. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of NeoStem not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made by NeoStem. Such stockholder’s notice shall set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on NeoStem’s books, and of such beneficial owner and (ii) the class and number of shares of capital stock of NeoStem that are owned beneficially and held of record by such stockholder and such beneficial owner.

CBH’s bylaws do not contain provisions relating to advance notice requirements for stockholder business.

Rights of Inspection

Under Delaware law, stockholders of both NeoStem and CBH may inspect the books and records of their respective company during normal business hours as long as such inspection is for a proper purpose, and as long as the stockholder has made proper written demand stating the purpose of the inspection. A proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.

Transactions Between the Corporation and its Directors and Officers

Delaware law provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall be valid if:

•	the director/officer discloses the material facts to the board of directors and the transaction is approved by a majority of disinterested directors;
•	the director/officer discloses the material facts to the stockholders and the stockholders approve the transaction; or

•	the transaction is fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the stockholders.

Stockholders’ Rights Plan

Neither NeoStem nor CBH has a stockholders’ rights plan.

BUSINESS OF NEOSTEM

BUSINESS OVERVIEW

NeoStem is engaged in a platform business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors so that they can access such stem cells for their own future medical treatment. NeoStem is managing a network of adult stem cell collection centers in major metropolitan areas of the United States, and believes that as adult stem cell therapies obtain necessary regulatory approvals and become standard of care, individuals will need the infrastructure, methods and procedures being developed by NeoStem to have their stem cells safely collected and conveniently stored for future therapeutic use. Stem cells, which are very primitive and undifferentiated cells that have the unique ability to transform into many different cells (such as white blood cells, nerve cells or heart muscle cells), can be found in the bone marrow or peripheral blood of adults. NeoStem only works with adult (not embryonic) stem cells. Using NeoStem’s process, stem cells migrate, as a result of a mobilizing agent administered in the days preceding collection, from the bone marrow in which they reside to the peripheral blood and are collected through a safe, minimally invasive procedure called “apheresis.” NeoStem has also entered the research and development arena, through the acquisition of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body. Additionally, NeoStem is pursuing other technologies to advance its position in the field of stem cell tissue regeneration.

The adult stem cell industry is a field independent of embryonic stem cell research which NeoStem believes is more likely to be burdened by regulatory, legal, ethical and technical issues than adult stem cell research. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. As these adult stem cell therapies are proven effective, obtain necessary regulatory approvals and become standard of care, patients will need a service to collect, process and bank their stem cells. NeoStem intends to provide this service.

On January 19, 2006, NeoStem consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became NeoStem’s principal business, rather than NeoStem’s historic business of providing capital and business guidance to companies in the healthcare and life science industries. NeoStem now provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. Using NeoStem’s proprietary process, NeoStem provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use as needed in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bioterrorist attack or nuclear accident. According to the National Institutes of Health, there are over 2,300 clinical trials currently underway relating to the use of adult stem cells, over 700 relating to autologous use, in the treatment of numerous serious diseases and conditions, including those that address cardiac disease, autoimmune disorders such as lupus, multiple sclerosis, peripheral vascular diseases, and age-related musculoskeletal disorders, as well as diabetes, cancer, neurological disease and wound healing.

Initial participants in NeoStem’s collection center network have been single physician practices who opened collection centers in California, Pennsylvania and Nevada. Revenues generated by these early adopters have not been significant and are not expected to become significant. However, these centers have served as a platform for the development of NeoStem’s business model and today NeoStem is focusing on multi-physician and multi-specialty practices joining its network in major metropolitan areas but continues to align itself with physicians that have a client base who have indicated a particular interest in stem cell collection and storage. Toward this end, NeoStem signed an agreement in June 2008 for a New York City stem cell collection center to be opened by Bruce Yaffe, M.D., of Yaffe, Ruden and Associates, which facility became operational in November 2008. In July 2008, NeoStem signed an agreement for a Santa Monica, California based stem cell collection center to be opened by Stem Collect of Santa Monica LLC at The Hall Center. This facility became operational in the fall of 2008. Additionally, NeoStem signed an agreement with Celvida LLC pursuant to which a Southern Florida stem cell collection center located in Coral Gables, a suburb of Miami, became operational in September 2008. In March 2009, NeoStem signed an agreement to open a collection center with the Giampapa Institute for Anti-Aging Medical Therapy in Montclair, New Jersey. In addition, in May 2009 NeoStem entered into a collection agreement with Primary Caring of Malibu, based in California.

NeoStem also entered the research and development arena through its acquisition from the University of Louisville of the worldwide exclusive license to the VSEL technology. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in different types of tissue that would be able to interact with a specific organ in order to repair degenerated, damaged or diseased tissue (the three “Ds” of aging). NeoStem has the ability to harvest and cryopreserve these VSELs from individual patients, setting the stage for their use in personalized regenerative medicine. If VSELs can be expanded from individual patients and their potential to develop into different types of tissue cells maintained, it would represent a significant step toward overcoming the two major limitations in the development of stem cell therapies today, the ethical dilemma regarding use of embryonic stem cells and the immunological problems associated with using cells from a third party donor. In connection with the license agreement, NeoStem also entered into a sponsored research agreement with the University of Louisville pursuant to which NeoStem is funding research relating to its VSEL technology at the laboratory of its co-inventor, Mariusz Ratajczak, M.D., Ph.D., head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville. The acquisition of the VSEL technology was made through NeoStem’s acquisition of its new subsidiary Stem Cell Technologies, Inc. (“SCTI”) in a stock-for-stock exchange.

Although certain early obligations under NeoStem’s agreements relating to the VSEL technology were paid for with funds supplied by the seller to SCTI prior to the acquisition, substantial additional funds will be needed and additional research and development capacity will be required to meet NeoStem’s development obligations under the license agreement to develop the VSEL technology. NeoStem has applied to the U.S. Small Business Administration for Small Business Innovation Research (“SBIR”) grants and may also seek to obtain funds through applications for other state and federal grants, grants abroad, direct investments, strategic arrangements as well as other funding sources to help offset all or a portion of these costs. A portion of the proceeds from the RimAsia Notes (described below) are being used to meet funding requirements of developing the VSEL technology. NeoStem is seeking to develop increased internal research capability and sufficient laboratory facilities or to establish relationships to provide such research capability and facilities. Toward this end, NeoStem has hired a Director of Stem Cell Research and Laboratory Operations, is hiring other research personnel and has arranged for research space at the facility of a strategic partner. NeoStem is currently in discussions to obtain its own laboratory facilities in Cambridge, Massachusetts. In addition to the research NeoStem is currently funding at the University of Louisville, NeoStem is also in discussions relating to other research to generate data relating to other clinical applications of VSELs, including neural, cardiac and ophthalmic, to expand NeoStem’s research efforts and maximize the value of this technology.

In May 2008, NeoStem entered into a collection center agreement with the James Graham Brown Cancer Center at the University of Louisville, further expanding the corporate and academic relationship between NeoStem and the University. This unique collection center will allow the collection of large numbers of cells from adults donating them for basic research as well as clients paying to have their cells stored for their own future medical need. NeoStem believes this is a unique opportunity given the interest of adult stem cell translational scientists and clinicians at the University in exploring the therapeutic potential of VSELs and other adult stem cells of the body. By enabling investigators to have access to large numbers of adult stem cells from interested and informed study subjects, NeoStem believes that translational adult stem cell research will move forward at an accelerated pace and that clinical trial designs will be more rapidly implemented to investigate new research findings.

NeoStem currently generates revenue and earnings from its platform business as follows: (1) fees from the collection centers in NeoStem’s network, (2) client collection fees, (3) processing center collection fees and (4) storage fees, which represent recurring revenue paid each year or month. NeoStem is planning to educate individuals that have a family history or early diagnosis of diseases being treated with stem cell therapy as well as those who have banked their infant’s stem cells and who have an interest in and can afford this “bioinsurance.” Additionally, NeoStem is working on establishing collaborations with high profile medical centers and academic institutions involved in cutting edge research and clinical trials relating to stem cells. NeoStem believes that there is a significant need for cell storage services for first responders and homeland security personnel. In October 2008, NeoStem was advised that it would receive federal funding from the Department of Defense to evaluate the potential use of adult stem cell therapy for wound healing. It is anticipated that this research and the related funding will begin in 2009. The funds must be distributed to NeoStem prior to October 2010 and the budget NeoStem can submit for the project must not exceed $681,000. NeoStem’s other go-to market strategies include collaboration with cord blood companies, tissue banks, pharmaceutical companies, concierge medical programs, executive health plans, regenerative medicine specialists and first responder groups. In April 2007, NeoStem participated in the founding of The Stem for Life Foundation (the “Foundation”). The mission of the Foundation is to heighten public awareness and knowledge of the benefits and promise of adult stem cells in treating serious medical conditions. The Foundation is currently seeking a new executive director.

NeoStem has engaged in various capital raising activities to pursue these business opportunities. In 2007, NeoStem raised $2,500,000 in gross proceeds through the private sale of NeoStem common stock, warrants and convertible promissory notes and in August 2007, NeoStem completed a public offering of units consisting of shares of common stock and warrants to purchase common stock, which raised gross proceeds of $6,350,000. In 2008, NeoStem raised $2,900,000 in gross proceeds through the private placement of units consisting of shares of common stock and warrants to purchase common stock. Such capital raising activities have enabled NeoStem to pursue its business plan and begin to grow its adult stem cell collection and storage business, as well as to pursue acquisition opportunities including the Merger. However, fully developing NeoStem’s business, particularly defining the optimal marketing and distribution model and identifying and structuring suitable acquisitions, has taken longer than anticipated. In order to fully develop its business, NeoStem will require additional capital. In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Agreement and Plan of Merger (as defined and described below, in the section “Business of NeoStem —  Business Overview — Expansion Into China”), and other ongoing obligations of the Company, in March and February 2009, NeoStem issued promissory notes (the “RimAsia Notes”) totaling $1,150,000 to RimAsia, a principal stockholder of NeoStem and CBH. The RimAsia Notes bear interest at a rate equal to 10% per annum and mature on October 31, 2009 except that they mature earlier in the case of an equity financing by NeoStem that raises in excess of $10,000,000. Accordingly, in connection with NeoStem’s April 9, 2009 closing of an $11,000,000 financing, the RimAsia Notes including all accrued interest were repaid in full.

In 2008, NeoStem had been actively exploring acquisition opportunities of revenue generating businesses, both domestically and abroad, including businesses that are synergistic with its current business or additive to its current business, and in November 2008 entered into the Agreement and Plan of Merger and the Share Exchange Agreement. NeoStem subsequently elected not to close the Share Exchange Agreement transaction, concluding that it was more economical to build this business on our own in China. See “NeoStem — Business Overview — Expansion Into China.” Because certain PRC regulations currently restrict or prohibit foreign-invested entities from holding certain licenses and controlling businesses in certain industries, NeoStem has created a wholly foreign owned entity (“WFOE”), NeoStem (China), Inc., in implementing these initiatives in China. The WFOE has established control over the operations of two limited liability companies in China through a series of contractual arrangements memorialized through several documents known as variable interest entity documents (collectively, “VIE Documents”).

NeoStem is pursuing other businesses that are related to its platform business of collection, processing and storage of adult stem cells which include (i) “medical tourism” due to advanced stem cell therapies developing at a faster pace outside the United States, (ii) supplying collected stem cells for the conduct of adult stem cell research, (iii) storing excess cells collected from a patient at oncology transplant centers, and (iv) supplying stem cells for diagnostic and therapeutic use.

On August 29, 2006, NeoStem’s stockholders approved an amendment to its certificate of incorporation to effect a reverse stock split of the NeoStem Common Stock at a ratio of one-for-ten shares and to change its name from “Phase III Medical, Inc.” to “NeoStem, Inc.” On June 14, 2007, NeoStem’s stockholders approved an amendment to NeoStem’s certificate of incorporation to effect a reverse split of the NeoStem Common Stock at a ratio of up to one-for-ten shares in the event it was deemed necessary by the NeoStem Board of Directors in order to be accepted onto a securities exchange. On July 9, 2007, the NeoStem Board of Directors approved a one-for-ten reverse stock split to be effective upon the initial closing of NeoStem’s public offering in order to satisfy the listing requirements of the NYSE Amex. On August 9, 2007, the reverse split was effective and NeoStem Common Stock commenced trading on the NYSE Amex under the symbol “NBS.” Accordingly, all numbers in this joint proxy statement/prospectus have been adjusted to reflect both the one-for-ten reverse stock split which was effective as of August 31, 2006 and the one-for-ten reverse stock split which was effective as of August 9, 2007.

NeoStem was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. NeoStem’s corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, its telephone number is (212) 584-4180 and its website address is www.neostem.com. The information on its website does not constitute a part of this joint proxy statement/ prospectus. NeoStem’s information as filed with the Securities and Exchange Commission is available via a link on its websites as well as at www.sec.gov.

ADULT STEM CELL COLLECTION BUSINESS

What are Stem Cells?

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. Stem cells can be found throughout the body, but are found in higher concentrations in the bone marrow and “mobilized” peripheral blood of adults. Certain processes can cause the stem cells to leave the bone marrow and enter the blood where they can be collected. NeoStem currently only works with adult stem cells collected from peripheral blood through a safe, minimally invasive procedure called “apheresis.”

Stem Cells and Regenerative Medicine

NeoStem is developing its business in the adult stem cell field and seeking to capitalize on the increasing importance NeoStem believes adult stem cells will play in the future of regenerative medicine. The use of adult stem cells as a treatment option for those who develop heart disease, certain types of cancer and other critical health problems is a burgeoning area of clinical research today. The adult stem cell industry is a field independent of embryonic stem cell research. NeoStem believes that embryonic stem cell therapies have certain barriers to development due to political, ethical, legal and technical issues. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. As these adult stem cell therapies obtain necessary regulatory approvals and become the standard of care, patients will need a service to collect, process and store their stem cells. NeoStem intends to provide this service. According to Robin Young, a leading medical technology analyst and founder and CEO of RRY Publications who organized the 3rd Annual Stem Cell Summit held in New York City in February 2008, an increasing number of physicians are incorporating stem cell therapies into their therapeutic tools. According to Mr. Young, in the past 24 months, over 11,000 people in the United States had already received stem cell therapies as part of their conventional treatment and he projects that by 2017 there will be 1.973 million annual procedures using stem cell therapies in multiple medical markets, generating annual revenues of an estimated $8.5 billion.

The Future of Adult Stem Cell Therapies Using Cells Collected from Peripheral Blood

NeoStem currently only works with adult stem cells collected from peripheral blood, as opposed to stem cells derived or collected through other methods. An article in the February 27, 2008 volume of The Journal of the American Medical Association entitled, “Clinical Applications of Blood-Derived and Marrow-Derived Stem Cells for Nonmalignant Diseases” studied a broad array of clinical studies conducted between January 1997 and December 2007 and concluded that there was evidence that stem cells harvested from blood or bone marrow do appear to provide disease-ameliorating effects in certain auto-immune diseases and cardiovascular disorders. The article also highlighted that the vast majority of human stem cell trials have focused on clinical applications for hematopoietic and/or mesenchymal stem cells, both of which may be obtained from peripheral blood, bone marrow, or umbilical cord blood and placenta. The National Institutes of Health lists more than 2,000 clinical trials currently underway investigating adult stem cell use as potential therapies for a wide-range of diseases, including, cancer, diabetes, heart and vascular disease, and autoimmune disorders such as lupus, multiple sclerosis and arthritis. More than 700 of these trials relate to autologous use.

NeoStem’s ability to provide adult stem cell collection and storage services to the general population for their future medical use places NeoStem in a unique position to benefit from the rapidly growing need for autologous, blood-derived stem cells. NeoStem believes that as clinical understanding of the benefits of blood-derived stem cells grows and therapies developed from these cells show medical promise, so does the potential value of a personal supply of one’s own stem cells. With NeoStem’s expanding nationwide network of collection centers, NeoStem is enabling people to donate and store their own stem cells for their personal use in times of future medical need.

Plan of Operations

NeoStem is engaging in a platform business of autologous adult stem cell collection, processing and storage. NeoStem believes that as adult stem cell therapies prove efficacious, obtain necessary regulatory approvals and become more and more widely used, individuals will need the infrastructure, methods and procedures being developed by NeoStem to have their stem cells safely collected and conveniently stored for future therapeutic use. NeoStem generates revenues from this platform business as follows:

•	collection center fees;
•	initial collection of adult stem cells;
•	processing and storage of adult stem cells (generating recurring revenue); and
•	utilization of adult stem cells (when stem cells are used).

NeoStem’s service model creates a source of an individual’s stem cells that enables physicians to potentially treat a variety of diseases and engage in research to progress therapeutic development using adult stem cells. NeoStem derives fees from collection centers operated by physicians who join its network and anticipates deriving fees from medical institutions joining its network. Depending on the particular collection center, NeoStem generates revenues through certain upfront and annual fees from the collection centers in its network, patient collection fees, processing center fees and storage fees.

NeoStem also sees potential revenues from:

•	being a supplier of stem cells for research and clinical trials;
•	government and military contracts;
•	Small Business Innovation Research (“SBIR”) grants;
•	licensing of technology; and
•	medical tourism.

NeoStem had been processing and storing the adult stem cells collected with its processes at its California facility. This space was sufficient for NeoStem’s past needs but NeoStem recently closed this facility and transfered its processing and storage operations to state of the art facilities operated by leaders in cell processing. It intends to utilize NECC, with whom it entered into a Master Services agreement and a first statement of work, effective as of August 2007, to provide additional processing and cryogenic storage to NeoStem at its FDA registered and licensed facility in Newton, Massachusetts (the “NECC Facility”), to process and store for certain research purposes, and to utilize Progenitor Cell Therapy LLC (“PCT”), with whom NeoStem entered into a Cell Processing and Storage Customer Agreement on January 9, 2009 (the “PCT Agreement”), to process and store for commercial purposes at the current Good Manufacturing Practices (“cGMP”) level at its California and New Jersey facilities. The cells that had been stored in NeoStem’s California facility have been moved to a PCT facility. These strategic alliances will provide increased processing and storage capacity, redundancy of storage and an expanded Northeast presence as NeoStem expands its services in the United States. (See “ — Processing and Storage”).

Marketing and Customers

NeoStem expects to hire a seasoned sales and marketing executive to lead the efforts in embarking on a marketing, advertising and sales campaign individually and through collaborations with others for the purpose of educating physicians and potential clients on the benefits of adult stem cell collection and storage. NeoStem’s “Go-To-Market” strategy is to drive this general awareness. The essence of this strategy is to reach the end-customers as quickly as possible and to accelerate the adoption curve of NeoStem’s service. In this regard and in connection with the opening of the New York City collection center, NeoStem expects to embark on a Tri-State area public awareness program to inform the general population, including the 1,200 patients per week who presently receive medical care services from Yaffe, Ruden and Associates, about the importance of stem cell collection and long term storage. In addition, NeoStem plans to utilize marketing resources to increase the number of physicians who collaborate with NeoStem in the operation of collection centers.

NeoStem believes several consumer segments may recognize and experience the long-term benefits from banking their own stem cells. These include:

•	Individuals with a family history of serious diseases that show potential for treatment with stem cell therapies that are currently under research, e.g., diabetes, heart disease or cancer;
•	Wellness and regenerative medicine communities;
•	Families who have already banked the umbilical cord blood from their newborns;
•	High net worth and educated consumers; and
•	Individuals at high risk for radiation exposure or hazardous materials.

NeoStem is designing its marketing efforts to educate physicians on the benefits both of making stem cell collection and storage services available to their adult patients and participating in NeoStem’s collection program. NeoStem believes that individuals will find adult stem cell collection appealing as part of a Bio-Insurance program for the following reasons:

•	Finding a “matching” donor is very difficult;
•	The chronic and severe shortage of donated organs and the fact that many people die while on a wait-list for a donor;
•	High rejection rate of stem cells from a donor due to “graft vs. host” disease (40% even if a “perfect match”);
•	Risk of transmission of communicable disease;
•	Possible reluctance by physicians to collect and use autologous stem cells once a patient is sick because their bone marrow may have become compromised;
•	Effects of age on quantity and quality of stem cells; and
•	Financing options contribute to affordability.

Company Initiatives

NeoStem’s current initiatives include plans to:

•	Strategically expand and develop NeoStem’s network of collection centers;
•	Develop strategic initiatives with cord blood companies, tissue banks and pharmaceutical companies;
•	Collaborate with academic institutions on licensing opportunities, development of collection centers and provision of collection services for ongoing clinical trials;
•	Develop partnerships with executive health programs, wellness physicians, concierge medical programs, medical spas and first responder groups;
•	Expand NeoStem’s intellectual property portfolio within the stem cell arena;

•	Expand its Government Programs Initiatives, and in this regard has efforts underway targeting key federal and state agencies as well as congressional committees in order to raise awareness of the benefits of adult stem cell therapy as a treatment option. In October 2008, NeoStem was advised that it would receive federal funding from the Department of Defense to evaluate the potential use of adult stem cell therapy for wound healing, currently anticipated to be in the approximate net amount of $681,000;
•	Submit grant applications to National Institutes of Health and others to fund NeoStem programs; and
•	Expand certain of its operations into China (See “Expansion Into China”).

In April 2007, NeoStem participated in establishing the Foundation. The mission of the Foundation is to heighten public awareness and knowledge of the benefits and promise of adult stem cells in treating serious medical conditions. The Foundation is committed to assisting those who protect us. First Responders (Fire, Police, Rescue and Military) are at high risk for exposure to radiation, burns, wounds and other trauma. The Foundation will help provide resources, not just for those emergency workers, but also to other individuals who become chronically ill and will be in need of assistance to collect, process and store their own stem cells now for use in the future. The Foundation was formed under the Pennsylvania Not-for-Profit Corporation Law and is intended to qualify as a 501(c)(3) corporation under the Internal Revenue Code, as amended. Certain members of NeoStem’s management are officers and/or sit on the Board of Trustees of the Foundation. The Foundation is currently seeking a new executive director.

Adult Stem Cell Collections

During 2008, NeoStem was focused on establishing a nationwide network of collection centers and participating physicians in certain major metropolitan areas of the United States to drive growth, in addition to exploring acquisition opportunities of revenue generating businesses.

Initial participants in NeoStem’s collection center network have been single physician practices who opened collection centers in California, Pennsylvania and Nevada. Revenues generated by these early adopters have not been significant and are not expected to become significant. However, these centers have served as a platform for the development of NeoStem’s business model and today NeoStem is focusing on multi-physician and multi-specialty practices joining its network in major metropolitan areas but continues to align itself with physicians that have a client base who have indicated a particular interest in stem cell collection and storage. Toward this end, NeoStem has signed collection agreements as follows:

•	An agreement in June 2008 for a New York City stem cell collection center to be opened by Bruce Yaffe, M.D., Yaffe, Ruden and Associates. This facility received a provisional license from the New York State Department of Health in September 2008 and became operational in November 2008. This practice is comprised of over 20 physicians and physician’s assistants and treats over 1,200 patients per week.
•	An agreement in July 2008 for a Santa Monica, California based stem cell collection center to be opened by Stem Collect of Santa Monica LLC at The Hall Center. This facility became operational in the fall of 2008. The Hall Center specializes in cutting-edge offerings of “Functional Medicine” — a science-based practice of medicine — complemented by an array of holistic wellness services.
•	An agreement with CelVida LLC (“CelVida”) (for more information regarding NeoStem’s relationship with CelVida, see below) pursuant to which a Southern Florida stem cell collection center located in Coral Gables, a suburb of Miami, became operational in September 2008.
•	An agreement with Vincent C. Giampapa, M.D., F.A.C.S., in March 2009, to open a center at the Giampapa Institute for Anti-Aging Medical Therapy in Montclair, New Jersey. One of the first certified anti-aging medical physicians in the world, Dr. Giampapa is Director of the Plastic Surgery Center Internationale as well as The Giampapa Institute and is renowned for a non-surgical complete facial rejuvenation procedure that involves the use of adult stem cells.

•	An agreement in October 2007 to open an adult stem cell collection center with ProHealthcare Associates, one of the largest and most prominent multi-specialty practices in the region, with over 100 doctors and 500,000 patients. In January 2008, ProHealthcare Associates received a provisional license from the New York State Department of Health and became operational. In October 2008, it received its final license.
•	An agreement in May 2009 with Primary Caring of Malibu, a concierge practice, which is in the process of becoming operational.

The terms of NeoStem’s collection center agreements are substantially similar. NeoStem provides adult stem cell processing and storage services, as well as management, expertise and other services to the collection center. In each case, the collection center agrees that NeoStem will be the exclusive provider to it of adult stem cell processing and storage, management and other specified services. The agreements generally provide for the payment to NeoStem by the collection center of specified marketing and support fees and annual network services fees, and provide a fee schedule and the allocation of expenses among the parties. Each of the agreements is for a multi-year period, depending on the particular center, typically has an automatic renewal for consecutive one year periods at the end of the initial term and may relate to a territory. The agreements contain insurance obligations and indemnification provisions, limitations on liability and other standard provisions. NeoStem grants to each collection center a non-exclusive license to use its trademarks and intellectual property but otherwise retains all rights thereto, and each collection center is bound by confidentiality obligations to NeoStem and non-competition provisions. The agreements may be terminated upon prior written notice of a specified period in advance upon certain uncured material breaches of the agreement or, depending on the agreement, certain other specified occurrences.

With the intention of increasing the number and quality of physician practices joining the collection network, in January 2008, NeoStem entered into a Development Agreement with CelVida, an entity formed by individuals experienced in recruiting and organizing physicians and their practices, to act as a developer of collection centers to join NeoStem’s network by finding locations, organizing operating entities and guiding those entities in constructing, equipping, furnishing and staffing the collection facility. Pursuant to the terms of the agreement, CelVida may from time to time identify to NeoStem territories in which it proposes performing due diligence to determine the feasibility of locating one or more centers in the territory. NeoStem may, in its discretion, advise whether CelVida may or may not proceed in the identified territory and in the event CelVida is authorized to proceed, CelVida has specified time periods in which to complete its due diligence as to feasibility, organize an operating entity for the center and construct, equip, furnish and staff a center for operation. So long as these periods are adhered to and subject to NeoStem’s right to choose at its option not to enter into a collection center agreement with a proposed entity for a proposed territory, NeoStem will refrain from engaging in discussions or authorizing any person other than CelVida to take any action to develop a center in the specified territory (“exclusivity”). In the event CelVida does not complete each of these tasks within the specified period of time, then CelVida’s rights to exclusivity in the territory cease. CelVida is bound by certain confidentiality provisions and non-competition provisions. The agreement is for an initial term of three (3) years and may be terminated by either party by giving prior notice to the other party upon their uncured material breach of the agreement. Pursuant to the terms of this agreement, in January 2008, NeoStem and CelVida signed a collection center agreement with respect to the Miami/Coral Gables, Florida area.

A 2007 development agreement with Stem Collect LLC was terminated by NeoStem in August 2008.

On December 15, 2006, NeoStem entered into a five year agreement (the “Original HemaCare Agreement”) with HemaCare Corporation (“HemaCare”) pursuant to which HemaCare agreed to provide NeoStem with collection services for the procurement of adult stem cells from peripheral blood for the purpose of long-term storage. HemaCare has been providing services consisting of apheresis collection of adult stem cells from peripheral blood for long-term storage and in certain circumstances for research purposes. These services typically have been provided at either the HemaCare facility or at collection centers in NeoStem’s network of collection centers, subject to the terms of HemaCare’s license and other regulatory requirements. HemaCare has operations on the West Coast and parts of the Northeast. Additionally, under the agreement HemaCare agreed to provide to NeoStem standard operating procedures (“SOPs”) for the collection of peripheral blood progenitor cells to be used by NeoStem as its own SOPs and has been required to keep these SOPs up to date. NeoStem may continue to use the SOPs for up to ten years following termination of the agreement, subject to continued payment by NeoStem of a maintenance fee. These services have been provided to NeoStem on an exclusive basis.

Under the Original HemaCare Agreement, the parties agreed to standard confidentiality obligations during the term of the agreement and for three years thereafter. The agreement is for a term of five years, subject to earlier termination by either party, generally upon 180 days’ prior notice. NeoStem will provide to HemaCare payment for such services as set forth in the agreement, which will be fixed for a 12 month period and may thereafter be increased based on mutual agreement of the parties.

On February 24, 2009, NeoStem, Hemacare and Coral Blood Services, Inc., a wholly-owned subsidiary of HemaCare (“CBS”) entered into a first amendment to the Original HemaCare Agreement. Under this amendment, CBS will provide collection services along with HemaCare, each in such states where such entity is currently licensed to operate. The amendment also provides for a reduced notification period for termination of the Original HemaCare Agreement (generally from 180 to 90 days), adjusted fees and activities and that each will develop their own standard operating procedures (“SOPs”) and supply the other with all SOP modifications and amendments.

Since NeoStem has been developing its own SOPs for its collection business and has the internal expertise in apheresis it is considering becoming an independently licensed collector of stem cells to enable it to collect adult stem cells for storage at the facilities of its network members for those who choose not to become independently licensed as well as to collect stem cells for research purposes, subject to its receipt of appropriate licenses.

Processing and Storage

NeoStem had been processing and storing the adult stem cells it collects at its California facility. The California facility had a biologics license from the State of California, which requires a laboratory to be in full compliance with the American Association of Blood Banks (“AABB”) in order to be licensed. In April 2007, NeoStem received two provisional licenses from the State of New York for its California facility. The first license permitted NeoStem’s California facility to collect, process and store hematopoietic progenitor cells (“HPCs”) collected from New York residents. The second license permitted solicitation in New York relating to the collection of HPCs. A third provisional license received in January 2008, permitted the California facility to collect, process, store and use for medical research HPCs collected from New York residents. Each license was subject to certain limitations. This space was sufficient for NeoStem’s past needs but not its current and anticipated future needs. Accordingly, NeoStem closed this facility and transferred its processing and storage operations to a PCT facility. NeoStem intends to utilize NECC, with whom it entered into a Master Services agreement and a first statement of work effective as of August 2007 to provide additional processing and cryogenic storage to NeoStem at its FDA registered and licensed facility in Newton, Massachusetts (the “NECC Facility”), to process and store for certain research purposes, and to utilize PCT, with whom the Company entered into the PCT Agreement in January 2009, to process and store for commercial purposes at the cGMP level at its California and New Jersey facilities.

Effective as of August 15, 2007, NeoStem entered into a Master Services Agreement (the “services agreement”) with NECC, under which NECC will provide processing and cryogenic storage services for adult stem cells (“ASCs”) collected by NeoStem. This strategic alliance with NECC, one of the country’s largest cryogenic laboratories, will provide increased processing and storage capacity, redundancy of storage and an expanded Northeast presence as NeoStem expands its services and physician’s network in the United States. The services agreement is for an initial term of five years, with automatic renewal for consecutive two year periods at the end of the initial term. The parties will enter into a statement of work for each specific project to be performed by NECC under the services agreement, with the responsibilities of the parties, specific fees for processing and cryogenic storage and expense reimbursement to be agreed upon in each statement of work. The services agreement contains standard confidentiality and mutual indemnification provisions. NeoStem generally retains the rights to all inventions and intellectual property developed during the course of performance of a project under the services agreement, and NECC is bound by certain non-competition provisions during the term of the services agreement and for two years thereafter. Either party may terminate the services agreement upon 180 days’ written notice prior to the end of then current term, or at any time upon certain uncured events of default. NECC will continue to store ASCs for not less than 12 months from the date of any termination so as to enable NeoStem to make appropriate arrangements for replacement of processing and storage services. Effective as of August 15, 2007, the parties have entered into the first statement of work under the services agreement pursuant to which NECC is to provide processing and cryogenic storage at the NECC Facility. NECC received a license from the State of New York to process, store and use for research HPCs collected from New York residents; however, a new license is needed due to a change of the medical director at the facility and we are advised that this new license is in process.

On October 15, 2008, effective as of October 1, 2008, the parties entered into the second statement of work (“Second SOW”) under the services agreement to establish at the NECC Facility research and development capabilities for NeoStem. As discussed, NeoStem first entered the research and development arena through its acquisition from the University of Louisville of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. The Second SOW relates to the use by NeoStem of shared laboratory space and equipment at the NECC Facility to perform company independent research as well as isolation and processing of VSELs. It also relates to research and development services that may be requested by NeoStem from New England Cell Therapies and Applied Research (“NECTAR”), a division of NECC, from time to time at the NECC Facility, and the use by NeoStem of certain administrative space next to the NECC Facility. The Second SOW calls for a monthly rental fee to be paid to NECTAR for the shared laboratory space and the administrative space, of $5,000 for the first twelve months and $6,000 per month thereafter. Services of NECTAR technical and scientific personnel and equipment, is available for a specified fee. NeoStem also has the right to open an adult stem cell collection center at the NECC Facility upon receipt of applicable regulatory approval, subject to the agreement of the parties on appropriate space. NeoStem will be responsible for all costs involved in opening and operating any such collection center and for regulatory compliance. The Second SOW also provides for NECTAR’s use of certain of NeoStem’s equipment and scientific and technical personnel for specified fees. The Second SOW has a term of two years and may be earlier terminated by either party upon 180 days’ prior written notice. The services agreement is for an initial term of five years, with automatic renewal for consecutive two year periods at the end of the initial term. NeoStem is in discussions to lease a laboratory facility in Cambridge, Massachusetts, in anticipation of the NECC facility providing insufficient space for NeoStem’s needs. NeoStem anticipates that this facility would also serve as an adult stem cell collection and processing facility and would be a source for adult stem cells for research to be undertaken both by NeoStem and academic institutions under NeoStem’s current and future sponsored research agreements.

On January 9, 2009, NeoStem entered into the PCT Agreement with PCT. Under the PCT Agreement, PCT will provide to NeoStem autologous adult stem cell processing and storage services utilizing cGMP standards. Such services will be provided at both PCT’s California and New Jersey facilities. NeoStem agrees to use PCT for processing and storage services for commercial purposes on an exclusive basis commencing with such time as PCT completes certain preliminary services and is ready and able to start the processing and storage services as required by the agreement. PCT agrees to provide to NeoStem stem cell processing and long term storage services for NeoStem’s business on an exclusive basis. Prior to commencing these services, PCT agrees to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services are cGMP compliant. The agreement sets forth agreed upon fees for the delivery of the services as well as providing for a one-time payment of $35,000 for the preliminary services which has been paid. The agreement is for a four year term, subject to earlier termination on 365 days notice as set forth in the agreement.

On March 6, 2009, NeoStem and PCT expanded PCT’s services under the PCT Agreement to include its developing a plan to set up a stem cell processing, storage and manufacturing operation in Beijing, China that NeoStem would pursue in partnership with an off-shore entity. This plan would support research and cell therapy development and manufacturing operations. The plan will include a conceptual architectural design, cost estimates for construction, facility validation to meet cGMP standards, equipment requirements and estimated costs of equipment procurement, and other related matters. The plan is required to be completed by April 17, 2009, subject to PCT having received the technical information reasonably necessary to complete the plan. PCT’s fees for this work will be $100,000 (of which $50,000 was paid in March 2009 upon the effectiveness of the agreement) plus expenses.

Industry and Geographical Segmental Information

As a result of NeoStem’s acquisition of substantially all the assets and operations of NS California on January 19, 2006, NeoStem had operations in two segments through March 2007. One segment is the collection, processing and banking of adult stem cells and the other segment was the “run off” of its sale of extended warranties and service contracts via the Internet. This “run-off” of warranty and service contracts was completed in March 2007. To date, NeoStem’s operations have been conducted in only one geographical segment. For further financial information regarding segments, please see the financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.

Acquisition of NS California, Inc.

On January 19, 2006, NeoStem, through a wholly-owned subsidiary, consummated its acquisition of the assets of NS California relating to NS California’s business of collecting, processing and storing adult stem cells, pursuant to an Asset Purchase Agreement dated December 6, 2005. The purchase price consisted of 50,000 shares of NeoStem Common Stock, plus the assumption of certain enumerated liabilities of NS California and liabilities under assumed contracts. NeoStem also entered into employment agreements with NS California’s chief executive officer and one of its founders as part of the transaction. NS California was incorporated in California in July 2002, and from its inception through the acquisition by NeoStem was engaged in the sale of adult stem cell banking services. In October 2003, NS California leased laboratory space in a research facility at Cedars Sinai Hospital in California and entered into an agreement with a third party to provide adult stem cell collection services. By December 2003, NS California had outfitted its laboratory with equipment for processing, cryopreservation and storage of adult stem cells. In May 2004, after a validation process and inspection and approval by the State of California, NS California received a biologics license and commenced commercial operations. In January 2005, NS California moved its adult stem cell processing and storage facility to Good Samaritan Hospital in California. NS California was compelled to cease operations because it did not have sufficient assets to complete the revalidation of the new laboratory and NS California’s biologics license was suspended. In October 2005, NS California restarted the validation of the laboratory at Good Samaritan Hospital, and on May 29, 2006 NeoStem was issued a new biologics license from the State of California. Pursuant to the Asset Purchase Agreement, NS California was obligated to return to NeoStem (out of the 50,000 shares of NeoStem Common Stock issued) 167 shares per day for each day after February 15, 2006 that such biologics license had not been issued up to a total of 10,000. NS California has returned 10,000 shares to NeoStem.

Prior Relationship with NS California

On March 31, 2004, NeoStem entered into a joint venture agreement to assist NS California in finding uses of and customers for NS California’s services and technology. NeoStem’s initial efforts concentrated on developing programs utilizing NS California’s services and technology through government agencies. That agreement was terminated as a result of the NS California acquisition. On September 9, 2005, NeoStem signed a revenue sharing agreement with NS California pursuant to which NeoStem had agreed to fund NS California certain amounts to pay pre-approved expenses and other amounts based on a formula relating to NeoStem’s ability to raise capital. Once funded, NS California would pay NeoStem monthly based on the revenue generated in the previous month with a minimum payment due each month. That agreement was terminated as a result of the NS California acquisition.

RESEARCH AND DEVELOPMENT; THERAPEUTICS MARKETPLACE; EXPANSION INTO CHINA

In addition to NeoStem’s platform business of collecting, processing and storing adult stem cells from the peripheral blood, NeoStem entered the research and development arena through its acquisition from the University of Louisville of the worldwide exclusive license to the VSEL technology.

Acquisition of VSEL Technology

On November 13, 2007, NeoStem entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly-owned subsidiary of UTEK (“SCTI”), pursuant to which NeoStem acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. Pursuant to a license agreement (the “License Agreement”) between SCTI and the University of Louisville Research Foundation (“ULRF”), SCTI owns an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called VSELs (very small embryonic-like) stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (the “Sponsored Research Agreement” or “SRA”) with ULRF under which NeoStem will support further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D., a co-inventor of the VSEL technology and head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville. Certain early obligations of NeoStem under the License Agreement and the SRA were paid for by funds supplied by UTEK to SCTI prior to the acquisition. In consideration for the acquisition, NeoStem issued to UTEK 400,000 unregistered shares of its common stock for all the issued and outstanding common stock of SCTI.

VSELs have many characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in different types of tissue that would be able to interact with the specific organ in order to repair degenerated, damaged or diseased tissue (the three “Ds” of aging). NeoStem has the ability to harvest and cryopreserve these VSELs from individual patients, setting the stage for their use in personalized regenerative medicine. If VSELs can be expanded from individual patients and their potential to develop into different types of tissue cells maintained, it would represent a significant step toward overcoming the two major limitations in the development of stem cell therapies today, the ethical dilemma regarding use of embryonic stem cells and the immunological problems associated with using cells from a third party donor.

Under the License Agreement, SCTI agreed to engage in a diligent program to develop the VSEL technology. Certain license fees, milestone payments and royalties, and specified payments in the event of sublicensing, are to be paid to ULRF from SCTI, and SCTI is responsible for all payments for patent filings and related applications. The License Agreement has an initial term ending the later of (i) 20 years and (ii) the last to expire patent claim. The License Agreement also contains certain provisions relating to “stacking,” permitting SCTI to pay royalties to ULRF at a reduced rate in the event it is required to also pay royalties to third parties exceeding a specified threshold for other technology in furtherance of the exercise of its patent rights or the manufacture of products using the VSEL technology. Portions of the license may be converted to a non-exclusive license if SCTI does not diligently develop the VSEL Technology or terminated entirely if SCTI chooses to not pay for the filing and maintenance of any patents thereunder. The License Agreement calls for the following specific payments: (i) reimbursement of $29,000 for all expenses related to patent filing and prosecution incurred before the effective date of the license agreement (the “License Effective Date”) (all of which has been paid); (ii) a non-refundable prepayment of $20,000 creditable against the first $20,000 of patent expenses incurred after the License Effective Date, due upon commencement of research under the SRA, which will occur upon institutional review board (“IRB”) approval and receipt of samples; (iii) a non-refundable license issue fee of $46,000, due upon commencement of research under the SRA; (iv) a non-refundable annual license maintenance fee of $10,000 upon issuance of the licensed patent in the United States; (v) a specified royalty percentage on net sales; (vi) specified milestone payments and (vii) specified payments in the event of sublicensing. Pursuant to a February 2009 amendment to the License Agreement the payments under (ii) and (iii) became due and were paid in March 2009. To date, NeoStem has paid: (i) $29,000 for reimbursement of all expenses related to patent filing and prosecution incurred prior to the License Effective Date; (ii) a nonrefundable prepayment of $20,000 creditable against the first $20,000 of patent expenses incurred after the License Effective Date; and (iii) a nonrefundable license issue fee equal to $46,000.

SCTI has the right to sublicense the VSEL technology in accordance with the terms of the License Agreement. The License Agreement also sets forth the parties’ rights and obligations with regard to patent prosecution, including that SCTI will take the lead in connection therewith. SCTI can terminate the License Agreement for any reason upon 60 days’ prior written notice, and either party can terminate upon 30 days’ prior written notice upon certain uncured material breaches of the agreement or immediately upon certain bankruptcy related events. Portions of the license may be converted to a non-exclusive license if SCTI does not diligently develop the VSEL technology or terminated entirely if SCTI chooses to not pay for the filing and maintenance of any patents thereunder. ULRF retained the right under the License Agreement to license and practice the VSEL technology for noncommercial purposes only, such as education, academic research, teaching and public service, and also retained the right of publication subject to certain confidentiality limitations and prior review by SCTI.

Although the funds obtained through the acquisition of SCTI funded certain early obligations under NeoStem’s agreements relating to the VSEL technology, substantial additional funds will be needed and additional research and development capacity will be required to meet its development obligations under the License Agreement and develop the VSEL technology. NeoStem has applied for Small Business Innovation Research (SBIR) grants and may also seek to obtain funds through applications for other State and Federal grants, grants abroad, direct investments, strategic arrangements as well as other funding sources to help offset all or a portion of these costs. It is seeking to develop increased internal research capability and sufficient laboratory facilities or establish relationships to provide such research capability and facilities. In this regard, in July 2008 NeoStem hired a Director of Stem Cell Research and Laboratory Operations and in October 2008 it entered into the Second SOW with NECC pursuant to which, among other things, NeoStem may use shared laboratory space and equipment at the NECC Facility to perform company independent research as well as isolation and processing of VSELs. NeoStem is in discussions to lease a laboratory facility in Cambridge, Massachusetts, in anticipation of the NECC facility providing insufficient space for NeoStem’s needs. NeoStem anticipates that this facility would also serve as an adult stem cell collection and processing facility and would be a source for adult stem cells for research to be undertaken both by NeoStem and academic institutions under NeoStem’s current and future sponsored research agreements.

VSEL Technology Research Program

Concurrently with the License Agreement, NeoStem entered into the Sponsored Research Agreement with ULRF (the “SRA”). Pursuant to the SRA, NeoStem will support additional research relating to the VSEL technology to be carried out in the laboratory of Dr. Ratajczak as principal investigator. In return, NeoStem will receive the exclusive first option to negotiate a license to the research results. Under the SRA, NeoStem agrees to support the research as set forth in a research plan in an amount of $375,000. Such costs are to be paid by NeoStem in accordance with a payment schedule which sets forth the timing and condition of each such payment over a two and one-half year period which commences with the commencement of the research, as follows: (i) $100,000 (for which there was originally a $50,000 credit) upon receipt of all approvals and stem cell specimens on which to perform the research (the “First Payment Date”); (ii) $100,000 on the first yearly anniversary of the First Payment Date; (iii) $75,000 on the second yearly anniversary of the First Payment Date; and (iv) $25,000 upon the achievement of each of four specified milestones. In October 2008, the SRA was amended to provide for certain additional research to be conducted as work preliminary to the first research aim under the SRA (“Pre-Aim 1”), for which approximately one-half of the $50,000 credit was utilized to pay the fee. Pre-Aim 1 was completed in November 2008. In May 2009, the parties entered into a second amendment to the SRA (“Amendment No. 2”). Pursuant to Amendment No. 2, the scope and cost of the research was modified. The cost to NeoStem of the research under this new modified plan is $120,859 and NeoStem is receiving a credit towards these costs in the amount of approximately $25,000. NeoStem is also supporting the costs of a post doctoral fellow in the laboratory of Dr. Ratajczak. In addition to the research NeoStem is currently funding at the University of Louisville, NeoStem is also in discussions relating to other research to generate data relating to other clinical applications of VSELs, including neural, cardiac and ophthalmic, to expand NeoStem’s research efforts and maximize the value of this technology.

Under the SRA, ULRF retains the rights to intellectual property developed by its employees in performance of the research relating to the VSEL Technology, and NeoStem and ULRF jointly own intellectual property developed jointly by employees of ULRF and NeoStem in performance of the research. So long as NeoStem continues to support and fund the filing of patent applications and other intellectual property protection for the same, NeoStem has the first option to negotiate for an exclusive, worldwide commercial license to ULRF’s interest in any such developed or jointly developed intellectual property. The SRA also establishes rates for royalties and revenue sharing between the parties in the event no license agreement is executed with regard to joint intellectual property but one party chooses to develop or license it to a third party.

Certain of SCTI’s diligence obligations with respect to developing the VSEL technology commence upon receipt of these cell specimens. Either party may terminate the SRA if Dr. Ratajczak is unable to perform the research and an acceptable successor is not available, or if required approval of a review committee at the

University of Louisville or ULRF is not given or is withdrawn. NeoStem may terminate the SRA upon 90 days’ written notice to ULRF and either party may terminate the SRA on 30 days’ written notice in the event of uncured defaults or breaches.

Regenerative Procedures with Stem Cell Applications; Other Licensing Arrangements

In February 2009, NeoStem entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S. pursuant to which NeoStem acquired a world-wide, exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. In January 2009, Dr. Giampapa entered into a three year consulting agreement with NeoStem to serve as a consultant in anti-aging. As part of his agreement, he agrees to travel to China a minimum of three times per year for the purpose of educating, training and assessing medical staff.

In order to advance its regenerative medicine business abroad and expand its expertise into a new area, effective March 2009, NeoStem entered into a License Agreement with Regenerative Sciences, LLC (“RSI”), pursuant to which NeoStem acquired an exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, for the Asia territory, to use an innovative process that rapidly grows a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure has been developed by RSI, a Colorado-based company focused on developing a medical procedure for the treatment of chronic orthopedic conditions. In addition, effective March 2009, NeoStem and RSI entered into a three year consulting agreement whereby RSI will provide to NeoStem consulting services in the area of stem cell therapy in orthopedics for the development of business in Asia.

In April 2009, NeoStem entered into a License Agreement with Vincent Falanga, M.D., pursuant to which NeoStem acquired a world-wide, exclusive, royalty bearing license, with the right to sublicense, to certain innovative stem cell technology and applications for wound healing, continuing until the later of ten years from the first commercial sale or the last to expire patent claim.

On May 14, 2009, NeoStem announced that it signed an agreement with Ceres Living, Inc. (“Ceres”), a subsidiary of Promethean Corporation. Ceres is a direct marketing company that, in connection with a leading nutritional laboratory and NeoStem’s scientists and Advisory Board members, developed AIO Premium Cellular Health, a liquid nutritional supplement based on certain “Nutraceuticals” which have been shown to optimize stem cell functions. Pursuant to the agreement, NeoStem will provide Ceres with certain scientific literature and access to its scientific personnel. NeoStem and the Stem for Life Foundation will receive a portion of the proceeds from each sale”. An ingredient used in the nutritional supplement is polygonum cuspidatum which is chemically known as -3,5,4’-trihydroxystilbene (cas no. 501-36-0). This ingredient is commonly called Resveratrol. We have been advised by counsel that counsel has investigated whether Resveratrol is a new dietary ingredient for which a New Dietary Ingredient notification must be submitted to the FDA under the Dietary Supplement Health and Education Act (DSHEA). Under that law a new dietary ingredient is one that was not marketed in the United States before October 15, 1994. 21 U.S.C. §350b(c). By contrast, an “old” dietary ingredient is a dietary ingredient that was marketed in the United States before October 15, 1994. Id. Counsel has advised it has found credible evidence that Resveratrol was marketed and present in the United States food chain prior to October 15, 1994 and is preparing a memorandum of law in support thereof. Therefore, Resveratrol is not a ‘new dietary ingredient’ under DSHEA and is not subject to premarket notification as a ‘new dietary ingredient’. 21 C.F.R. §190.6.

In June 2009, NeoStem signed an agreement (the “Network Agreement”) with Enhance BioMedical Holdings Limited (“Enhance BioMedical”), a Shanghai corporation, to develop a stem cell collection and treatment network using NeoStem’s proprietary stem cell technologies in Shanghai, Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. Enhance BioMedical is a subsidiary of Enhance Holding Corporation, a multinational conglomerate with successful businesses in various market sectors including healthcare. The conglomerate’s CEO, Jackson Ling, recently invested $5 million in an $11-million private placement financing for NeoStem. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in Taiwan and Shanghai, as well as in the five provinces in China to which the Network Agreement relates. Enhance BioMedical operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. Under the Network Agreement, Enhance BioMedical is given the exclusive rights to utilize NeoStem’s proprietary adult stem cell technologies identified by NeoStem from time to time to provide adult stem cell services and therapies in the Asian territory. NeoStem will arrange for training Enhance BioMedical staff in the proprietary knowledge, technology and operating procedures to provide Enhance BioMedical clients with these services. In return, NeoStem is entitled to a six figure technical assistance fee. NeoStem also will be entitled to a stated royalty on gross revenues generated by Enhance BioMedical from providing the NeoStem stem cell services for the duration of the renewable 10 year Network Agreement and also may receive other fees in connection with assisting in the launching of the network.

INTELLECTUAL PROPERTY

NeoStem is seeking patent protection for its technology. NeoStem acquired and is prosecuting one pending U.S. patent application which had been filed by NS California. This patent application is directed to a process by which stem cells from the bone marrow are mobilized, isolated from adult peripheral blood and stored. In addition, NeoStem has filed a patent application directed to low-dose, short course, cytokine induction of stem cell mobilization.

Pursuant to the License Agreement, SCTI acquired from ULRF the exclusive, world-wide license to patent applications and know-how relating to very small embryonic-like (VSEL) stem cells. Patent applications are pending in the U.S., China and Europe. These patent applications relates specifically to a method of isolating and using VSELs. SCTI also received a license under the License Agreement to unpatented inventions and discoveries contained in certain manuscripts relating to transplantation of VSELs and mobilization of VSELs in certain circumstances, which has been pursued in subsequently filed provisional patent applications.

Pursuant to a license agreement between NeoStem and Vincent Giampapa, M.D., F.A.C.S., NeoStem has acquired an exclusive, world-wide license to a granted US patent, patent applications and know-how relating to methods and compositions for the restoration of age-related tissue loss.

Pursuant to a license agreement between NeoStem and Vincent Falanga, M.D., F.A.C.P., NeoStem has acquired an exclusive, world-wide license to a granted US patent application and corresponding PCT application and know-how relating to the use of autologous mesenchymal stem cells to treat wounds.

Pursuant to a license agreement between NeoStem and Regenerative Sciences, LLC, NeoStem has acquired an exclusive license to a patent application pending in Hong Kong and the right to file additional patent applications throughout Asia, as well as an exclusive license to know-how, all relating to the isolation and use of mesenchymal stem cells in orthopedic indications.

There can be no assurance that any of NeoStem’s patent applications will issue as patents or should patents issue that they will not be found invalid. The patent position of biotechnology companies generally is highly uncertain and involves complex legal, scientific and factual questions.

GOVERNMENTAL REGULATION

For a description of matters relating to governmental regulation, please see “Risk Factors — Risks Relating to NeoStem’s Business — We operate in a highly regulated environment, and NeoStem’s failure to comply with applicable regulations, registrations and approvals would materially and adversely affect our business,” “Risk Factors — Risks Relating to NeoStem’s Business — Our adult stem cell collection, processing and storage business was not contemplated by many existing laws and regulations” and “Risk Factors — Risks Relating to NeoStem’s Business — Our new research and development activities present additional risks.”

COMPETITION

For a description of matters relating to competition, please see the following Risk Factors contained in the “Risk Factors — Risks Relating to NeoStem’s Business” section of this joint proxy statement/prospectus: “Our new research and development activities present additional risks,” “The stem cell preservation market has and continues to become increasingly competitive,” and “We may face competition in the future from established cord blood banks and some hospitals.”

EXPANSION INTO CHINA

NeoStem has explored multiple alternatives and believes that China affords the best opportunity for it to expand revenues rapidly and accelerate research and development activities. In that vein, after a year of evaluating opportunities, on November 2, 2008, NeoStem signed the definitive Agreement and Plan of Merger that is the subject of NeoStem and CBH’s Proposal No. 1 of this joint proxy statement/prospectus. Pursuant to the Merger Agreement, NeoStem will establish a separate pharma division by acquiring a 51% ownership interest in Suzhou Erye Pharmaceuticals Company, Ltd. (“Erye”), which had gross revenues in 2008 of approximately $50 million, through the merger of CBH, which currently holds a 51% ownership interest in Erye, with and into CBH Acquisition LLC (“Subco”), a wholly-owned subsidiary of NeoStem. Separately, beginning in 2009, we embarked on other activities to expand our operations into the PRC through a stem cell division that will be in place of closing on a transaction that also is described in NeoStem’s Current Report on Form 8-K filed on November 6, 2008 whereby the NeoStem through a Share Exchange Agreement would acquire rights in Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company. NeoStem is terminating this agreement and is in discussions with regard to acquiring an option to purchase these operations during the next three years.

A schematic of the structure of the China initiatives follows:

The rationale behind NeoStem’s expansion into China is to accelerate stem cell therapy, research and development and creation of intellectual property positions in an environment that is more readily accepting of stem cell therapies. These initiatives will be led by U.S. researchers and physicians in collaboration with experts in the PRC for each clinical indication to be pursued. China has a large population with a rapidly growing middle and upper class who are becoming focused on regenerative medicine and can afford such services. We believe that a collaboration involving these two countries will create commercial, financial and scientific opportunities. The NeoStem stem cell future business model in China can be broken down as follows:

•	Treatment

Through its efforts in the US, NeoStem is building a pipeline of stem-cell based regenerative medicine therapies for a variety of conditions including:

º	Orthopedic Conditions
•	Use of Regenexx regenerative medicine therapies using autologous mesenchymal stem cells extracted from bone marrow for the treatment of various orthopedic conditions.
•	Conditions that can be treated include a variety of orthopedic conditions including osteoarthritis, meniscus tears of the knee, avascular necrosis and bulging lumbar discs, amongst others.
•	NeoStem believes that China has a large potential market for these treatments, as evidenced by recent news reports indicating that there are between 80 – 100 million sufferers of arthritis alone.
•	NeoStem is in the process of implementing plans to build an initial network of hospitals to offer these orthopedic treatments in China, with the collaboration with Wendeng Hospital (as described below) to be the first of such hospitals.
º	NeoStem is also developing a further pipeline of additional regenerative therapies, with the intention to bring these into the China market over the next few years.
º	In addition to expansion of the range of conditions, NeoStem also intends to tap the recent medical tourism phenomenon. Preliminary review indicates that there is a sizeable appetite for stem cell based medical tourism.
•	Storage
º	Collection, processing and cryogenic preservation and storage of adult stem cells from peripheral blood for potential future regenerative medical treatment.
º	NeoStem expects that its core business in the US will be able to leverage its operating and technical expertise in this area to accelerate the establishment of a world-class storage operation adhering to international best practices and standards.
º	As it is anticipated that the source of the autologous stem cells would come from many of NeoStem’s proposed regenerative therapies and cosmetic/anti-aging services, it is anticipated that the storage business will be a cornerstone of NeoStem’s strategy in China.
•	Cosmetic & Anti-Aging
º	This business unit will offer stem cell based treatments for cosmetic and anti-aging applications
º	One of the key initial products is anticipated to be the autologous adult stem cell based skin rejuvenation therapy as demonstrated by Dr. Giampapa in January, 2009 at the 2009 International Stem Cell Technology and Applications Summit in Qingdao, China.
º	Through the efforts of Dr Giampapa and other US experts, NeoStem also intends to develop and launch a range of other cosmetic and anti-aging applications.
º	In addition to the stem cell based therapies, NeoStem anticipates distributing ancillary health supplements and nutriceutical products.
º	These therapies are anticipated to initially be provided through the facilities at the Second Sanatorium (as further described below).
•	R&D
º	Commercial development on VSEL (Very Small Embryonic Like) stem cell technology with NeoStem and its US R&D partner, the University of Louisville, the institution at which the VSEL technology was developed and at which research with NeoStem is continuing.

º	As part of its efforts to spearhead the introduction of cutting edge stem cell treatment therapies in China, NeoStem is also in the process of establishing collaborative agreements with a number of leading domestic Chinese research institutes in order to provide a further boost to translational research activities in the US.
º	To support the onshore translational research activities, NeoStem is pursuing the establishment of a dedicated R&D facility in Beijing.

The above initiatives are illustrated by the following developments:

In February 2009, NeoStem entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S. pursuant to which the NeoStem acquired a world-wide, exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. In January 2009, Dr. Giampapa entered into a three year consulting agreement with NeoStem to serve as a consultant in anti-aging. As part of his agreement, he agrees to travel to China a minimum of three times per year for the purpose of educating, training and assessing medical staff. In January 2009, on behalf of the Company Dr. Giampapa traveled to China and presented and demonstrated some of his skin rejuvenation techniques using autologous adult stem cells at the 2009 International Stem Cell Technology and Applications Summit in Qingdao, China. His demonstrations were televised by China Central Television (CCTV), attracting wide public interest as well as professional interest from the Summit’s audience of leading stem cell practitioners.

In March 2009, NeoStem entered into a License Agreement with Regenerative Sciences, LLC, granting NeoStem an exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, to innovative and patented stem cell technology and applications in relation to the application of regenerative stem cell techniques to orthopedic indications. In addition to this licensing agreement, Dr. Chris Centeno, the CEO of Regenerative Sciences, LLC, entered into an agreement with Neostem in May, 2009, to provide consulting services in the area of Stem Cell Therapy in Orthopedics. Pursuant to the terms of this agreement, Dr. Centeno will travel to China a minimum of three times a year for the purposes of selecting a suitable domestic PRC partner hospital, and for assessing and training medical staff in relation to the provision of stem cell therapies for orthopedics, and will conduct training for NeoStem staff at Regenerative Sciences, LLC’s facilities in Colorado.

On April 23, 2009, NeoStem entered into a Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai Jianqian is President. Ms. Cai Jianqian became aquainted with NeoStem through her son Chris Peng Mao, CEO of CBH. Ms. Cai is also a stockholder of CBH. Through SLSI, Ms. Cai Jianqian will provide consulting services to NeoStem in the area of business development, strategic planning and government affairs in the healthcare industry in the PRC, including the introduction of NeoStem to hospitals and medical practices within the PRC to advance NeoStem’s strategic relationships. In return, NeoStem will pay SLSI an annual fee of $100,000 and issue SLSI an aggregate of 250,000 options under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), subject to the approval of the 2009 Non-U.S. Plan at the Special Meeting, to become exercisable over approximately a two year period. In July 2009, in connection with NeoStem’s determination to terminate its acquisition transaction with SRC in favor of independently building out its stem cell business in China, NeoStem expanded its relationship with SLSI to provide for additional commitments from SLSI. In return, NeoStem has agreed to grant to SLSI an additional 100,000 shares under its 2009 Non-U.S. Plan, subject to approval of the 2009 Non-U.S. Plan at the Special Meeting. For further information regarding the proposed adoption of the 2009 Non-U.S. Plan, see NeoStem Proposal No. 7 of this joint proxy statement/ prospectus. For biographical information on Ms. Cai Jianqian, see “Management of the Combined Company After the Merger — Significant Advisors.”

In June 2009, Qingdao Niao Bio-Technology Ltd. (“Qingdao Niao” or “LLC1”) entered into a three year co-operation agreement with the Qingdao Second Sanatorium of Jinan Military Command (“Second Sanatorium”). As both a leading comprehensive hospital within the PLA network and as one of the principal healthcare centers in charge of ensuring the well-being of senior and retired military officials in China, Qingdao Second Sanatorium is a key player within the domestic anti-aging and cosmetics arena. NeoStem intends to collaborate with Second Sanatorium to offer both stem cell based therapies for a variety of conditions as well as stem cell based anti-aging and cosmetics therapies.

In June 2009, Qingdao Niao entered into a co-operation agreement with Shandong Wendeng Orthopedic Hospital (“Wendeng Hospital”) to conduct and develop clinical research and the clinical application of autologous stem cells for the treatment of a variety of orthopedic conditions for a term of five years. Wendeng Hospital is considered to be one of the leading specialist orthopedic hospitals in China, with close to 90% of their inpatient capacity dedicated to orthopedic cases. NeoStem intends to establish its first onshore patient treatment facility in collaboration with Wendeng Hospital. Our relationship with Qingdao Niao is described below.

In addition to the above-mentioned stem cell initiatives undertaken by NeoStem, on June 15, 2009, NeoStem signed a ten-year, exclusive, royalty bearing agreement with Enhance BioMedical Holdings Limited (“Enhance”) to provide Enhance with the training, technical, and other assistance required for Enhance to offer stem cell based therapies in Taiwan, Shanghai, and five other provinces in eastern China including Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. This agreement also gives NeoStem the option to acquire up to a 20% fully diluted equity interest in Enhance for a period of five years. NeoStem will receive certain milestone payments as well as be entitled to a stated royalty on the revenues derived from Enhance’s offering these stem cell based therapies.

All of the activities above are designed to broaden the scope of NeoStem’s operations and to enter into the arena of advanced stem cell and regenerative medicine therapies in the United States and China. While NeoStem continues to pursue its platform business of operating a commercial autologous adult stem cell bank, it has made a determination that the platform business will be enhanced if NeoStem acquires and develops advanced stem cell regenerative medicine therapies.

PRC Corporate Structure

In connection with carrying out its expansion objectives in the PRC, NeoStem has recently established a wholly foreign owned subsidiary in China, known as NeoStem (China), Inc. (“WFOE”). The WFOE is domiciled in Qingdao and under its scope of business approved by the Chinese regulatory authorities, the WFOE may engage in the research & development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology (excluding the development or application of human stem cell, gene diagnosis and treatment technologies); consultation of economic information; import, export and wholesaling of machinery and equipments (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import & export quota license, export quota bidding, export permit, etc.). We have capitalized the WFOE in an initial amount of approximately $2,900,000. In furtherance of complying with PRC’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, we conduct our business in the PRC via the following two domestic variable interest entities (“VIEs”):

Qingdao Niao Bio-Technology Ltd., is a Chinese domestic company controlled by the WFOE through various business agreements. Under its scope of business approved by the registration authorities, Qingdao Niao may engage in research and development in, transfer of and technical consultation in bio-cell technology, gene technology and regenerative medical technology. Qingdao Niao is wholly owned by Liu Hongbing, Qingdao Niao’s Legal Representative and Executive Director, also Financial Manager of Qingdao Niao. The registered capital of Qingdao Niao is RMB 100,000 (approximately $15,000). A more detailed description of Qingdao Niao’s activities is set forth below.

Beijing Ruijiao Bio-Technology Ltd. (“Beijing Ruijiao” or “LLC 2”), is a Chinese domestic company controlled by the WFOE through various business agreements. Under its scope of business approved by the registration authorities, Beijing Ruijiao may engage in technology development, technology transfer, technology consultation and technology services. Beijing Ruijiao is wholly owned by Fu Wenyuan, Beijing Ruijiao’s Legal Representative and Executive Director, also an employee of Qingdao Niao. The registered capital of Beijing Ruijiao is RMB 100,000 (approximately $15,000). The main activity of Beijing Ruijiao is to establish an R&D lab in Beijing and to act as one of the sharing beneficiaries of any potential financial benefits generated from commercialization of successful clinical trials conducted jointly from collaborations between the lab and partner hospitals (see below).

The capital investment in these VIEs is funded by NeoStem through the WFOE and recorded as interest-free loans to the shareholders of Qingdao Niao and Beijing Ruijiao. As of July 2, 2009, the total amount of interest free loans to these shareholders of the VIEs listed as above was approximately $300,000.

According to the latest edition of the Catalog Guiding Foreign Investment in Industries effective December 2007 (the “Catalog”), the development and application of human stem cell technology are placed in the “prohibited” category, off limits to foreign investors. This policy prohibition precludes NeoStem from participating directly in stem cell related business in China. NeoStem does not have direct ownership interests in either Qingdao Niao or Beijing Ruijiao. Under various contractual agreements, the shareholders of the VIEs are required to transfer their ownership interests in these entities to the WFOE in China in the event Chinese laws and regulations allow foreign investors to hold ownership interests in the VIEs, or to our designees at any time for the amount of, to the extent permitted by Chinese laws, outstanding loans. The shareholders of the VIEs have entrusted us to appoint the directors and senior management personnel of the VIEs on their behalf. Through the WFOE, we have entered into exclusive technical service agreements and other service agreements with the VIEs, under which the WFOE provided technical and other services to the VIEs in exchange for substantially all net income of the VIEs. In addition, shareholders of the VIEs have pledged their equity interests in the VIEs to the WFOE as collateral for non-payment of loans or for fees on technical and other services due to us.

On March 6, 2009, the NeoStem and Progenitor Cell Therapy (“PCT”) expanded their cell processing agreement for services in the United States to include PCT’s developing a plan to set up a stem cell processing, storage and manufacturing operation in Beijing, China that NeoStem would pursue in partnership with an off-shore entity. This plan would support research and cell therapy development and manufacturing operations. The plan will include a conceptual architectural design, cost estimates for construction, facility validation to meet cGMP standards, equipment requirements and estimated costs of equipment procurement, and other related matters. An initial plan has been received from PCT.

Further, plans are under way to pursue a cooperation with NeoStem’s PRC consultant, Shandong Life and Science Institute (“SLSI”), a not-for-profit organization under PRC law, to organize and convene various clinical trials. NeoStem will provide funding through a contractual arrangement with SLSI. Accordingly, it is intended that SLSI will take the responsibility of establishing and structuring clinical trials with third parties, other research institutes and a number of partner hospitals. The initial funding of these clinical trials is expected to be RMB 5,000,000 (approximately $730,000).

NeoStem is expected to receive benefits, to the extent permitted by Chinese laws, through various VIE contractual agreements in the form of authorized sharing of the ownership of the know-how and other intellectual property rights derived from the clinical trials and R&D, and in the form of financial benefits on a basis of profit sharing mechanisms with participating partner hospitals from the commercialization of regeneration medical treatments developed successfully from the clinical trials.

The reason for the above structure pertains to the regulations around foreign investment in China. Under the current foreign investment policy, all foreign direct investment in China is divided into four broad categories: “encouraged,” “permitted,” “restricted,” and “prohibited.” The latest edition of the Catalog, lists specific lines of business in which foreign investment is encouraged, restricted, or prohibited. Those not listed are deemed permitted. According to the Catalog, the development and application of human stem cell technology, along with gene diagnosis and treatment technologies, are placed in the “prohibited” category, off limits to foreign investors. This policy prohibition essentially precludes NeoStem from participating directly in stem cell related business in China.

Pursuant to Certain Opinions regarding Administration of Not-for-profit Research Institutions (Trial) (the “Opinion”), or the Opinion which was promulgated and became effective on December 19, 2000, not-for-profit research institutions shall have independent legal person status, and shall operate independently under the guidance and supervision of corresponding government authorities. Not-for-profit research institutions shall conduct science, research, technical consulting and technical service mainly for the purpose of social benefits, and shall not be operated for profit. No person or institution shall obtain any investment return from not-for-profit research institutions in any manner, and all of the income generated by not-for-profit research institutions during their provision of for-profit services to society, and which is permitted to be kept by the not-for-profit research institution pursuant to relevant rules, shall be used for the development of the not-for-profit research institution. Through various VIE contractual agreements, NeoStem is expected to obtain, directly or indirectly, part of the management and operation rights and benefits from SLSI. If any of SLSI, NeoStem or the contractual arrangement between them is regarded as breaching any clause in the Opinion, the contractual agreements between SLSI and NeoStem shall need to be terminated or modified, and NeoStem may not obtain or continue to obtain benefits, directly or indirectly, from SLSI as expected.

Further, Pursuant to the Interim Measures for the Administration of Human Genetic Resources (the “Measures”), which was promulgated and took effect on June 10, 1998, China adopted a reporting and registration system on important pedigrees and genetic resources in specified regions. Whoever is engaged in activities in China such as sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside the territory of the PRC shall abide by the Measures. The term “human genetic resources” in the Measures refers to the genetic materials such as human organs, tissues, cells, blood specimens, preparations of any types or recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials. It is possible that the research and development operations conducted by SLSI may be regarded by corresponding government authorities in China as human genetic resources research and development activities, and thus, the Measures may apply. If the Measures apply to the cooperation between the Lab and/or the SLSI, and NeoStem, such cooperation is subject to approval of competent government authorities in China. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restriction and approval requirements established under the Measures. If NeoStem is unable to obtain corresponding approvals on a timely basis, or at all, NeoStem’s operation in China will be materially affected.

Further, the shareholders of the VIEs have pledged their equity interests in the VIEs to the WFOE as collateral for non-payment of loans or for fees on technical and other services due to us. On March 16, 2007, the PRC Property Law was promulgated and took effect on October 1, 2007. According to the PRC Property Law, a pledge of the equity interest of a company in China cannot be legally established until it is duly registered with the relevant administration of industry and commerce. On September 1, 2008, the Measures on Registration of Pledge of Equity Interest with the Administration of Industry and Commerce was promulgated by the PRC State Administration of Industry and Commerce and took effect on October 1, 2008, which contains the procedure for registration of a pledge of the equity interest of a company. The pledges under the equity pledge agreements between the WFOE and the shareholders of VIEs are yet to be registered with the relevant administration of industry and commerce, and as such, we cannot assure you about the effectiveness of these pledges. We will make efforts to register the pledges with the administration as soon as practically possible.

FINANCING ACTIVITIES

2009 Financing Activities

On April 9, 2009, NeoStem completed a private placement financing totaling $11 million from three Asia-based investors (the “April 2009 private placement”). As of July 6, 2009, NeoStem closed on a private placement financing totaling approximately $5 million from institutional and private investors (the “June/ July 2009 private placement,” and together with the April 2009 private placement, the “Series D Preferred Private Placements”).

The three investors in the April 2009 private placement acquired an aggregate of 880,000 units priced at $12.50 per unit, with each unit consisting of one share of NeoStem’s Series D Convertible Redeemable Preferred Stock (the “Series D Stock”) (convertible, subject to stockholder approval as described below, into 10 shares of NeoStem Common Stock) and ten warrants each to purchase one share of NeoStem Common Stock. An additional twenty persons and entities, including Fullbright, participated in the June/July 2009 private placement, in which the investors acquired an aggregate of 400,280 units priced at $12.50 per unit (the units constituting an aggregate of 400,280 shares of Series D Stock and warrants to purchase an aggregate of 4,002,800 shares of NeoStem Common Stock). In addition, in the June/July 2009 private placement, 12,971 shares of Series D Stock and warrants to purchase an aggregate of 129,712 shares of NeoStem Common Stock were issued as placement agent fees. Upon approval by the stockholders, each share of Series D Stock will be automatically converted into ten (10) shares of NeoStem Common Stock at an initial conversion price of $1.25 per share. If such affirmative vote is not achieved by October 31, 2009, NeoStem would be required to redeem all shares of Series D Stock at a redemption price of $12.50 per share ($16,165,637.50 in the aggregate) plus the accrued dividends, which dividends accrue at a rate of ten percent (10%) per annum. Stockholder authorization for the conversion of the Series D Stock is among the topics addressed in NeoStem Proposal No. 4 of this joint proxy statement/prospectus.

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Agreement and Plan of Merger, and other ongoing obligations of NeoStem, in February and March 2009, NeoStem issued the RimAsia Notes to RimAsia, totaling $1,150,000. The RimAsia Notes bear interest at a rate equal to 10% per annum and mature on October 31, 2009 except that they mature earlier in the case of an equity financing by NeoStem that raises in excess of $10,000,000.

Upon the affirmative vote of holders of a majority of the voting power of NeoStem’s Common Stock required pursuant to the NeoStem’s Amended and Restated By-Laws and the NYSE Amex, each share of Series D Stock will automatically be converted into ten (10) shares of NeoStem Common Stock at an initial conversion price of $1.25 per share; provided that if by October 31, 2009 such affirmative vote is not achieved, NeoStem must redeem all shares of Series D Stock at a redemption price per share of $12.50 plus the accrued dividends as of such date. The Series D Stock has an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on each anniversary of the issue date, provided that the shares of Series D Stock remain outstanding on such date or (ii) upon a liquidation, dissolution or winding up of the Company. The Series D Stock (i) ranks senior to all of NeoStem’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) does not have any voting rights, (iii) does not have any anti-dilution protection, and (iv) does not have any preemptive rights.

The warrants have a per share exercise price equal to $2.50 and are callable by NeoStem if the NeoStem Common Stock trades at a price equal to a minimum of $3.50. Subject to the affirmative vote of NeoStem’s stockholders and the rules of the NYSE Amex, the warrants will become exercisable for a period of five years.

The investing firms are RimAsia, a pan-Asia private equity firm operating in partnership with a regional network of strategic investors drawn from leading Asian families and companies, investing $5 million for 400,000 units; Enhance Biomedical Holding Corporation based in Shanghai, also investing $5 million for 400,000 units and Elancrest Investments Ltd., a Singapore-based firm, investing $1 million for 80,000 units. RimAsia previously invested $1.25 million in NeoStem, as was announced on September 3, 2008.

The funds will be used to support the development of NeoStem’s VSEL (very small embryonic-like stem cells) technology licensed from the University of Louisville and help advance NeoStem’s expansion activities in China, including those relating to its pending acquisitions and medical tourism — defined as travel by people whose primary and explicit purpose is to access in a foreign country medical treatment not yet available in their own nation. Through its connections with leading physicians in China and the U.S., NeoStem expects to connect U.S. citizens with advanced therapies not yet available in the U.S., and attract people from other countries to seek safe and effective regenerative therapies as they become available here. A portion of the funds also will be used to expand U.S.-based operations. In addition, a portion of the proceeds were used to repay $1,150,000 in bridge financing (represented by the notes described below) received from RimAsia in February and March 2009, plus $12,014 in interest on the bridge financing and other costs recently advanced by RimAsia in connection with NeoStem’s expansion activities in China totaling $472,559.09. As previously reported by NeoStem on a Current Report on Form 8-K dated February 25, 2009, on February 25, 2009 and March 6, 2009, respectively, NeoStem issued promissory notes to RimAsia in the principal amounts of $400,000 and $750,000, respectively, bearing interest at the rate of 10% per annum and due and payable on October 31, 2009 (the “Maturity Date”), except that all principal and accrued interest on the notes would be immediately due and payable in the event that NeoStem raised over $10 million in equity financing prior to the Maturity Date. As a result of the private placement financing, such amounts became due and have been paid as described above. See NeoStem Proposal No. 3, which relates to certain of the securities issued in the April 2009 private placement.

2008 Financing Activities

On May 21, 2008, NeoStem completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised (the “May 2008 private placement”). On May 20 and May 21, 2008, NeoStem entered into Subscription Agreements (the “Subscription Agreements”) with 16 accredited investors listed therein (the “Investors”). Pursuant to the Subscription Agreements, NeoStem issued to each Investor units comprised of one share of its NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.20. The warrants are not exercisable for a period of six months and are redeemable by NeoStem if the NeoStem Common Stock trades at a price equal to or in excess of $2.40 for a specified period of time. In the May 2008 private placement, NeoStem issued an aggregate of 750,006 units to Investors consisting of 750,006 shares of NeoStem Common Stock and 750,006 redeemable warrants, for an aggregate purchase price of $900,000. Dr. Robin L. Smith, NeoStem’s Chairman and Chief Executive Officer, purchased 16,667 units for a purchase price of $20,000 and Catherine M. Vaczy, NeoStem’s Vice President and General Counsel, purchased 7,500 units for a purchase price of $9,000. New England Cryogenic Center, Inc., or NECC, one of the largest full-service cryogenic laboratories in the world and a strategic partner of NeoStem since October 2007, also participated in the offering. Pursuant to the terms of the Subscription Agreements, NeoStem was required to prepare and file no later than forty-five days (with certain exceptions) after the closing of the May 2008 private placement, a Registration Statement with the SEC to register the shares of NeoStem Common Stock issued to Investors and the shares of NeoStem Common Stock underlying the warrants. Such registration statement was filed with the SEC on July 1, 2008.

In connection with the May 2008 private placement, NeoStem paid as finders’ fees to accredited investors, cash in the amount of $3,240 and issued five year warrants to purchase an aggregate of 35,703 shares of NeoStem Common Stock. Such warrants contain generally the same terms as those sold to the Investors, except they contain a cashless exercise feature and piggyback registration rights. Cash in the amount of 4% of the proceeds received by NeoStem from the future exercise of 30,000 of the Investor warrants is also payable to one of the finders.

On September 2, 2008, NeoStem completed a private placement of securities pursuant to which $1,250,000 in gross proceeds was raised (the “September 2008 private placement”). On September 2, 2008, NeoStem entered into a subscription agreement with RimAsia. Pursuant to the subscription agreement, NeoStem issued to RimAsia one million units, at a per-unit price of $1.25, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share. The warrants are not exercisable for a period of six months and are redeemable by NeoStem if the NeoStem Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the NeoStem Common Stock for each day during a specified period of time equals or exceeds $100,000. In the September 2008 private placement, NeoStem thus issued 1,000,000 units to RimAsia consisting of 1,000,000 shares of NeoStem Common Stock and 1,000,000 redeemable warrants, for an aggregate purchase price of $1,250,000. Pursuant to the terms of the subscription agreement, NeoStem is required to prepare and file no later than 180 days after the closing of the September 2008 private placement, a registration statement with the SEC to register the resale of the shares of NeoStem Common Stock issued to RimAsia and the shares of NeoStem Common Stock underlying the warrants; provided, that NeoStem is not liable to pay specified amounts under the terms of the Subscription Agreement if NeoStem does not file such a registration statement in a timely manner because NeoStem does not have available audited financial statements required by the SEC of a company with which NeoStem has signed a letter of intent to acquire.

On December 18, 2008, NeoStem and RimAsia entered into a letter agreement (the “Amendment”) pursuant to which, among other things, the warrants issued to RimAsia in the September 2008 private placement were amended to restrict their exercisability in the event that such exercise would increase RimAsia’s beneficial ownership of the NeoStem Common Stock to above 19.9%. The restriction on exercisability also applies to warrants issued in any proposed 2009 capital raise and as further discussed below. The warrants are not exercisable to the extent that the number of shares of NeoStem Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of NeoStem Common Stock beneficially owned by RimAsia at such time, the number of shares of NeoStem Common Stock which would result in

RimAsia beneficially owning in excess of 19.9% of the NeoStem Common Stock. Such restrictions on exercisability shall not apply upon a merger, consolidation or sale of all or substantially all of the assets of NeoStem if the stockholders of NeoStem prior to such transaction do not own more than 50% of the entity succeeding to the business of NeoStem after such transaction, and such restriction does not apply following any exercise of any mandatory conversion or redemption rights by NeoStem. Such restriction on exercise shall remain in place until such time as approval of NeoStem’s stockholders shall be obtained, which proposal is to be included in the Joint Proxy Statement/Prospectus to be filed in connection with the proposed Merger. See also above “ — Merger and Share Exchange — Agreement and Plan of Merger” for information on shares of NeoStem Common Stock and NeoStem Class C Convertible Preferred Stock to be issued to RimAsia in connection with the Merger, which are also the subject of the Amendment and the restriction on exercisability and conversion, respectively. See also the description of the November 2008 private placement (below), in which securities were issued of which RimAsia may be deemed the beneficial owner, which would also be included, as appropriate, in any calculation under the Amendment.

On October 23, 2008, NeoStem completed a private placement of securities pursuant to which $250,000 in gross proceeds was raised (the “October 2008 private placement”). On October 15, 2008, NeoStem entered into a subscription agreement with an accredited investor. Pursuant to the subscription agreement, NeoStem issued to the investor 200,000 units at a per-unit price of $1.25, each unit comprised of one share of NeoStem Common Stock and one five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share. The warrants are not exercisable for a period of six months. In the October 2008 private placement, NeoStem thus issued 200,000 units to the investor consisting of 200,000 shares of NeoStem Common Stock and 200,000 warrants, for an aggregate purchase price of $250,000. The issuance of the units was subject to the prior approval of the NYSE Amex, which approval was obtained on October 23, 2008, and on that date the units were issued. Pursuant to the terms of the subscription agreement, NeoStem is required to prepare and file no later than 180 days after the final closing of the October 2008 private placement, a registration statement with the SEC to register the resale of the shares of NeoStem Common Stock issued to the investor and the shares of NeoStem Common Stock underlying the warrants; provided, that NeoStem is not liable to pay specified amounts under the terms of the Subscription Agreement if NeoStem does not file such a registration statement in a timely manner because NeoStem does not have available audited financial statements required by the SEC of a company NeoStem proposes to acquire.

On November 26, 2008, NeoStem completed a private placement of securities pursuant to which $500,000 in gross proceeds was raised (the “November 2008 private placement”). On November 7, 2008, NeoStem entered into a subscription agreement with Fullbright, an affiliate of EET. Pursuant to the subscription agreement, NeoStem issued to the investor 400,000 units at a per-unit price of $1.25, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share. The warrants are not exercisable for a period of six months and are redeemable by NeoStem if the NeoStem Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time. In the November 2008 private placement, NeoStem thus issued 400,000 units to the investor consisting of 400,000 shares of NeoStem Common Stock and 400,000 redeemable warrants, for an aggregate purchase price of $500,000. The issuance of the units was subject to the prior approval of the NYSE Amex. Pursuant to the terms of the subscription agreement, NeoStem is required to prepare and file no later than 180 days after the final closing of the November 2008 private placement, a registration statement with the SEC to register the resale of the shares of NeoStem Common Stock issued to the investor and the shares of NeoStem Common Stock underlying the warrants; provided, that NeoStem is not liable to pay specified amounts under the terms of the Subscription Agreement if NeoStem does not file such a registration statement in a timely manner because NeoStem does not have available audited financial statements required by the SEC of a company NeoStem proposes to acquire. In connection with Fullbright’s purchase of the units, EET, the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia, and the Units acquired by Fullbright were pledged to RimAsia as collateral therefor.

2007 Financing Activities

In January 2007, NeoStem had entered into a strategic alliance with UTEK, a specialty finance company focused on technology transfer, as part of its plan to move forward to expand its proprietary position in the adult stem cell collection and storage arena as well as the burgeoning field of regenerative medicine. The purpose of the agreement was to identify potential technology acquisition opportunities that fit NeoStem’s strategic vision. Through its strategic alliance agreements with companies in exchange for their equity securities, UTEK assists such companies in enhancing their new product pipeline by facilitating the identification and acquisition of innovative technologies from universities and research laboratories worldwide. UTEK is a business development company with operations in the United States, United Kingdom and Israel. In January 2007, NeoStem issued 12,000 shares of NeoStem Common Stock to UTEK, vesting as to 1,000 shares per month commencing January 2007. See above for information on NeoStem’s acquisition of the VSEL technology in November 2007 via a transaction with UTEK.

In January and February 2007, NeoStem raised an aggregate of $2,500,000 through the private placement of 250,000 units at a price of $10.00 per unit to 35 accredited investors (the “January 2007 private placement”). Each unit was comprised of two shares of NeoStem Common Stock, one redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share. NeoStem issued an aggregate of 500,000 shares of NeoStem Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of NeoStem Common Stock at an exercise price of $8.00 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and was entitled to expense reimbursement not to exceed $50,000. NeoStem also issued to EGE redeemable seven-year warrants to purchase 34,355 shares of NeoStem Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of NeoStem Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of NeoStem Common Stock at a purchase price of $8.00 per share. Pursuant to the terms of the January 2007 private placement, NeoStem was obligated to prepare and file, no later than ten days after the filing of NeoStem’s Annual Report on Form 10-K, a registration statement with the SEC to register the shares of NeoStem Common Stock issued to the investors and the shares of NeoStem Common Stock underlying the warrants issued to the investors and to EGE. Such registration statement was filed with the SEC on February 7, 2007. The January 2007 private placement was conditioned upon entry by the NeoStem Board of Directors and executive officers into a lock-up agreement, pursuant to which such directors and officers will not, without the consent of EGE, sell or transfer their NeoStem Common Stock until the earlier of: (a) six months following the effective date of the registration statement filed to register the shares underlying the units, or (b) twelve months following the sale of the units. This registration statement was declared effective by the SEC on April 25, 2007.

In August, 2007, NeoStem raised an aggregate of $6,350,000 through a best efforts underwritten public offering of 1,270,000 units at a price of $5.00 per unit (the “August 2007 public offering”). Each unit consisted of one share of NeoStem Common Stock and a five year Class A warrant to purchase one-half a share of NeoStem Common Stock at a price of $6.00 per share. Thus, 1,000 units consisted of 1,000 shares of NeoStem Common Stock and Class A warrants to purchase 500 shares of NeoStem Common Stock. The aggregate number of units sold was 1,270,000, the aggregate number of shares of NeoStem Common Stock included within the units was 1,270,000 and the aggregate number of Class A Warrants included within the units was 535,000. Mercer Capital, Ltd. (“Mercer”) acted as lead underwriter for the August 2007 public offering. In connection with this offering, NeoStem issued five year warrants to purchase an aggregate of 95,250 shares of NeoStem Common Stock at $6.50 per share to Mercer and other participating underwriters. After payment of underwriting commissions and expenses and other costs of the August 2007 public offering, the aggregate net proceeds to NeoStem were $5,620,000.

2006 Financing Activities

On December 30, 2005, and in January 2006, NeoStem consummated the private placement sale to 19 accredited investors of units consisting of convertible promissory notes and detachable warrants (“the WestPark private placement”). Gross proceeds raised were $250,000 on December 30, 2005 and $250,000 in January 2006, totaling an aggregate of $500,000 in gross proceeds. Each unit was comprised of: (a) a nine month note in the principal amount of $25,000 bearing 9% simple interest, payable semi-annually, with the 2nd payment paid upon maturity, convertible into shares of NeoStem Common Stock at an initial conversion price of $6.00 per share; and (b) 4,167 detachable three year warrants, each for the purchase of one share of

NeoStem Common Stock at an exercise price of $12.00 per share. The notes were subject to mandatory conversion by NeoStem if the closing price of the NeoStem Common Stock had been at least $18.00 for a period of at least 10 consecutive trading days prior to the date on which notice of conversion was sent by NeoStem to the holders of the promissory notes, and if the underlying shares were then registered for resale with the SEC. Holders of the units are entitled to certain registration rights (see below). NeoStem issued to WestPark Capital, Inc., the placement agent for the WestPark private placement, (i) 5,000 shares of NeoStem Common Stock (2,500 shares on December 30, 2005 and 2,500 shares in January 2006); and (ii) warrants to purchase an aggregate of 8,334 shares of NeoStem Common Stock (4,167 on December 30, 2005 and 4,167 in January 2006). By January 2007 all the convertible promissory notes issued in the WestPark private placement had either been converted into shares of NeoStem Common Stock or repaid by NeoStem (see below).

In May 2006, NeoStem entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan provided to NeoStem on a non-exclusive best efforts basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, NeoStem was paying to Duncan a monthly retainer fee of $7,500 (50% of which could be paid by NeoStem in shares of its NeoStem Common Stock valued at fair market value) and reimbursing it for its reasonable out-of-pocket expenses up to $12,000. Pursuant to the advisory agreement, Duncan also agreed that it or an affiliate would act as lead investor in a proposed private placement of securities, for a fee of $200,000 in cash and 24,000 shares of restricted NeoStem Common Stock. On June 2, 2006 (the “June 2006 private placement”), NeoStem entered into a securities purchase agreement with 17 accredited investors (the “June 2006 investors”). DCI Master LDC, an affiliate of Duncan, acted as lead investor. Duncan received its fee as described above. NeoStem issued to each June 2006 investor shares of its NeoStem Common Stock at a per-share price of $4.40 along with a five-year warrant to purchase a number of shares of NeoStem Common Stock equal to 50% of the number of shares of NeoStem Common Stock purchased by the June 2006 investor (together with the NeoStem Common Stock issued, the “June 2006 securities”). The gross proceeds from this sale were $2,079,000. In February 2007, the term of this agreement was extended through December 2007. Additionally, it was amended to provide that the monthly retainer fee be entirely paid by issuing to Duncan an aggregate of 15,000 shares of NeoStem Common Stock vesting monthly over the remaining term of the agreement. The vesting of these shares was accelerated in July 2007 such that they were fully vested and the advisory agreement was canceled in August 2007.

Pursuant to the securities purchase agreement for the June 2006 private placement, NeoStem expanded the size of its Board to four directors, and appointed Dr. Robin L. Smith as Chairman of the Board and Chief Executive Officer of NeoStem. Dr. Smith, who was previously Chairman of the Advisory Board of NeoStem, purchased 5,000 shares of NeoStem Common Stock and warrants to purchase 2,400 shares of NeoStem Common Stock pursuant to the terms of the securities purchase agreement. NeoStem also agreed to expand the size of the Board upon the initial closing under the securities purchase agreement to permit DCI Master LDC to designate one additional independent member to the NeoStem Board of Directors reasonably acceptable to NeoStem. Richard Berman was originally appointed to the NeoStem Board of Directors in November 2006 to serve as such designee. The securities purchase agreement also prohibits NeoStem from taking certain action without the approval of a majority of the Board of Directors for so long as the purchasers in the June 2006 private placement own at least 20% of the NeoStem Common Stock, including making loans, guarantying indebtedness, incurring indebtedness that is not already included in a Board-approved budget on the date of the securities purchase agreement that exceeds $100,000, encumbering NeoStem’s technology and intellectual property or entering into new or amending employment agreements with executive officers. DCI Master LDC was also granted access to Company facilities and personnel and given other information rights. Pursuant to the securities purchase agreement, all then current and future officers and directors of NeoStem were to not, without the prior written consent of DCI Master LDC, dispose of any shares of capital stock of NeoStem, or any securities convertible into, or exchangeable for or containing rights to purchase, shares of capital stock of NeoStem until three months after the effective date of the registration statement filed with the SEC to register the securities issued in the June 2006 private placement (described below). Such registration statement was declared effective on November 6, 2006.

The officers of NeoStem, as a condition of the initial closing under the securities purchase agreement for the June 2006 private placement, entered into letter agreements with NeoStem pursuant to which they converted an aggregate of $278,653 of accrued salary into shares of NeoStem Common Stock at a per share price of $4.40. After adjustments for applicable payroll and withholding taxes which were paid by NeoStem, NeoStem issued to such officers an aggregate of 37,998 shares of NeoStem Common Stock. NeoStem also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer until NeoStem achieves certain milestones, the granting of options to purchase shares of NeoStem Common Stock under NeoStem’s 2003 Equity Participation Plan which become exercisable upon NeoStem achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers. In January 2007, the milestones relating to the reduction in base salary had been achieved; however, the same officers (and in addition the Chief Executive Officer who became an employee in connection with the June 2006 private placement) agreed to subsequent amendments to or replacements of their employment agreements which provided instead for a 20% reduction in base salary and/or agreement by the officer to extend their employment term, as well as certain additional or amended terms.

In connection with the securities purchase agreement, on June 2, 2006 NeoStem entered into a registration rights agreement with each of the June 2006 investors (the “June 2006 registration rights agreement”). Pursuant to the June 2006 registration rights agreement, NeoStem was obligated to prepare and file no later than June 30, 2006 a registration statement with the SEC to register the shares of NeoStem Common Stock and the shares of NeoStem Common Stock underlying the warrants issued in the June 2006 private placement. NeoStem and the June 2006 investors agreed to amend the registration rights agreement and extend the due date of the registration statement to August 31, 2006. A registration statement was filed pursuant thereto and declared effective by the SEC on November 6, 2006.

Pursuant to the terms of the WestPark private placement (described above), NeoStem agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark private placement of the shares of NeoStem Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark private placement. In the event NeoStem did not do so, (i) the conversion price of the convertible promissory notes would be reduced by 5% each month, subject to a floor of $4.00; (ii) the exercise price of the warrants would be reduced by 5% each month, subject to a floor of $10.00; and (iii) the warrants could be exercised pursuant to a cashless exercise provision. NeoStem did not have the registration statement effective by July 31, 2006 and requested that the investors in the WestPark private placement extend the date by which the registration statement was required to be effective until February 28, 2007. NeoStem also offered to the investors the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) NeoStem would issue to the investor for each $25,000 in principal amount of the convertible note 568 shares of unregistered NeoStem Common Stock; and (ii) the exercise price per warrant would be reduced from $12.00 to $8.00, or (B) converting the convertible note into shares of NeoStem Common Stock in consideration for which (i) the conversion price per conversion share would be reduced to $4.40; (ii) NeoStem would issue to the investor for each $25,000 in principal amount of the note, 1,136 shares of NeoStem Common Stock; (iii) the exercise price per warrant would be reduced from $12.00 to $8.00; and (iv) a new warrant would be issued substantially on the same terms as the original warrant to purchase an additional 4,167 shares of NeoStem Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

In September 2006, NeoStem revised the offer relating to the option of conversion of the WestPark notes by eliminating the issuance of the additional 1,136 shares of NeoStem Common Stock for each $25,000 in principal amount of the note converted. As of October 30, 2006, investors holding $425,000 of the $500,000 of convertible promissory notes had agreed to convert them into shares of NeoStem Common Stock and $162,500 (of which $137,500 in principal amount was subsequently transferred and converted by the transferees) had agreed to extend the term of the convertible promissory notes on the terms set forth above. On

November 6, 2006, the registration statement was declared effective. In January 2007, the remaining $75,000 in outstanding convertible promissory notes were repaid.

During July and August 2006, NeoStem raised an aggregate of $1,750,000 through the private placement to 34 accredited investors of 397,727 shares of its NeoStem Common Stock at $4.40 per share and warrants to purchase 198,864 shares of NeoStem Common Stock at $8.00 per share (the “Summer 2006 private placement”). The terms of the Summer 2006 private placement were substantially similar to the terms of the June 2006 private placement.

FORMER BUSINESS OPERATIONS

NeoStem was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Under prior management it engaged in various businesses, including the development and sale of medical imaging products, the retail sale and wholesale distribution of stationery and related office products in the United Kingdom, operation of a property and casualty insurance business, and ultimately through June 2002 the sale of extended warranties and service contracts over the Internet covering automotive, home, office, personal electronics, home appliances, computers and garden equipment. In June 2002, management determined, in light of continuing operating losses, to discontinue its warranty and service contract business and to seek new business opportunities for NeoStem. NeoStem entered a new line of business where it provided capital and guidance to companies in multiple sectors of the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. In addition to such activities, since June 2002 NeoStem continued to “run off” the sale of its warranties and service contracts. This run off was completed in March 2007.

EMPLOYEES

As of July 13, 2009, NeoStem had 17 employees, of which 14 are full-time.

PROPERTIES

Effective as of July 1, 2006, NeoStem entered into an agreement for the use of space at 420 Lexington Avenue, New York, New York. This space was subleased from an affiliate of Duncan Capital Group LLC (“Duncan”) (a former financial advisor to and an investor in NeoStem) and DCI Master LDC (the lead investor in NeoStem’s June 2006 private placement). Pursuant to the terms of the agreement, NeoStem was obligated to pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month-to-month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as NeoStem’s principal executive offices. On October 27, 2006, NeoStem amended this agreement to increase the utilized space for an additional payment of $2,000 per month. In May 2007, the Board of Directors approved an amendment to this agreement whereby, in exchange for a further increase in utilized space, NeoStem would pay on a monthly basis (i) $10,000 in cash and (ii) shares of restricted NeoStem Common Stock with a value of $5,000 based on the fair market value of the NeoStem Common Stock on the date of issuance. Commencing in August 2007, the parties agreed this monthly fee of $15,000 would be paid in cash on a month to month basis. In February 2008, NeoStem was advised that a portion of this sublet space was no longer available. NeoStem agreed to utilize the smaller space for a monthly fee of $9,000 beginning in March 2008, as it was expected that many of NeoStem’s employees would be spending a majority of their time in Long Island, New York, helping to launch the ProHealthcare collection center. On September 24, 2008, NeoStem entered into a license agreement with a provider of executive office space (the “Licensor”) to use office space at 420 Lexington Avenue, Suite 300, New York, NY 10170 (the “New Office Lease”). The New Office Lease had an initial term from October 1, 2008 through September 30, 2009 at a monthly cost of $10,000, automatically renewing for successive one year terms unless 60 days’ prior written notice was given by either party. Monthly charges upon renewal were to be determined by Licensor. Beginning February 1, 2009, NeoStem had the right to terminate the New Office Lease provided, among other things, that 60 days’ prior written notice was given. Upon entering into the New Office Lease for office space at Suite 300, NeoStem further reduced the amount of office space it was utilizing at Suite 450 in the same building with a corresponding reduction in the monthly fee to $3,500 which was paid through December 31, 2008.

NeoStem believed the combined office space at Suite 300 and Suite 450 at 420 Lexington Avenue, New York, New York, would be sufficient for its near term needs; however, sufficient space was again becoming available at Suite 450 and therefore 60 days’ prior written notice was given to Licensor in December 2008 that NeoStem would be terminating the lease at Suite 300 effective February 1, 2009.

NeoStem has entered into an agreement for the lease of executive office space from SLG Graybar Sublease LLC (the “Landlord”) at Suite 450, 420 Lexington Avenue, New York, NY 10170 with a lease term effective April 1, 2009 through June 30, 2013 (the “Lease”). Rental and utility payments are currently in the aggregate approximate monthly amount of $20,100. To help defray the cost of the Lease, NeoStem has licensed to third parties the right to occupy certain of the offices in Suite 450 and use certain business services. Such license payments currently total approximately $11,360 per month and the license agreements are for periods of one year or less. The chief executive officer of one such licensee is in an exclusive relationship with NeoStem’s Chief Executive Officer. The Lease was entered into pursuant to an assignment and assumption of the original lease from the original lessor thereof, DCI Master LDC (the lead investor in a private placement by NeoStem in June 2006) and affiliates of DCI Master LDC and Duncan Capital Group LLC (a former financial advisor to and an investor in the Company), for which original lease a principal of such entities acted as guarantor (the “Guarantor”), a consent to such assignment from the Landlord and a lease modification agreement between NeoStem and the Landlord, such documents being dated April 13, 2009 with effective delivery April 17, 2009. NeoStem was credited with an amount remaining as a security deposit with the Landlord from such original lessor (the “Security Deposit Credit”), was required to deposit an additional amount with the Landlord to replenish the original amount of security for the Lease and pay an amount equal to the Security Deposit Credit to the Guarantor of the original lease. The total payments made by NeoStem for such security deposit and payment of the Security Deposit Credit to the Guarantor were in the approximate aggregate amount of $157,100. Pursuant to the Lease, NeoStem is obligated to pay on a monthly basis fixed annual rent and certain items as additional rent including utility payments. The Lease requires NeoStem to maintain insurance in specified types and amounts, contains certain other standard commercial terms such as tenant’s assumption of its pro-rata share of certain Landlord costs, tenant’s reimbursement obligations for certain other Landlord costs including insurance, provision for certain additional charges and maintenance of certain systems within the premises, contains restrictions on subletting and provisions for costs and payments relating thereto and notice, recapture and Landlord leaseback provisions relating to subletting, permits licensing by tenant of up to five offices or workstations with notice to Landlord, requires the tenant to maintain and repair certain systems, contains default and liquidated and other damage provisions (including acceleration of all rent and additional rent due for the remainder of the term upon a Landlord termination due to a tenant default and double payments on a holdover after expiration or termination), interest on late payments, tenant waivers and indemnity of Landlord, Landlord right of relocating tenant within the building, Landlord right of termination provisions including on five days’ notice if rent is not timely paid, on 15 days’ notice if other defaults are uncured and also in certain insolvency related instances, and requires consent of the Landlord in certain circumstances and provides for tenant to pay the costs associated therewith. NeoStem believes this space should be sufficient for its needs for the foreseeable future, although NeoStem may need to secure new or additional executive office space in the future.

In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but NeoStem continues to occupy the space on a month-to-month basis. This space was sufficient for NeoStem’s past needs but NeoStem plans to close this facility by the end of the second quarter of 2009 and transfer its processing and storage operations to state of the art facilities operated by leaders in cell processing. It intends to utilize NECC, with whom it entered into a Master Services agreement and a first statement of work effective as of August 2007, to provide additional processing and cryogenic storage to NeoStem at the NECC Facility in Newton, Massachusetts, to process and store for certain research purposes, and to utilize PCT, with whom the Company entered into the PCT Agreement in January 2009, to process and store for commercial purposes at the cGMP level at its California and New Jersey facilities. In addition, pursuant to NeoStem’s second statement of work with NECC entered into in October 2008, NeoStem is currently paying $5,000 per month for the right to use shared laboratory space and certain administrative space at the NECC Facility. NS California also leased office space in Agoura Hills, California on a month-to-month basis from Symbion Research International at a monthly rental of $1,687. Effective March 31, 2008, NeoStem canceled its space agreement with Symbion Research International. NeoStem currently does not anticipate a continuing need for office space in California. Rent for these facilities for the years ended December 31, 2008, 2007 and 2006, was approximately $202,000, $215,000 and $79,000, respectively.

LEGAL PROCEEDINGS

NeoStem is not aware of any material pending legal proceedings against it.

In connection with the SEC’s investigation of a matter referred to as a matter of a third party (the “Third Party”), NeoStem has received an informal request from the SEC, dated December 23, 2008, for the voluntary production of documents and information concerning the issuance, distribution, registration, purchase, sale and/or offer to sell its securities from January 1, 2007 to the present. The Third Party served as the lead underwriter of NeoStem’s public offering that was consummated in August 2007. NeoStem is cooperating fully with the SEC’s request. The letter stated that the request should not be construed as an indication by the SEC or its staff that any violation of the federal securities laws has occurred, nor should it be considered a reflection upon any person, entity or security. There is no indication to date that NeoStem is the subject of an investigation.

NEOSTEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section should be read in conjunction with NeoStem’s consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. NeoStem’s actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this joint proxy statement/prospectus, particularly under the heading, “Risk Factors.”

OVERVIEW

NeoStem is engaged in a platform business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors so that they can access such stem cells for their own future medical treatment. NeoStem is managing a network of adult stem cell collection centers in major metropolitan areas of the United States. NeoStem has also entered the research and development arenas, through the acquisition of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body. Additionally, NeoStem is pursuing other technologies to advance its position in the field of stem cell tissue regeneration. On January 19, 2006, NeoStem consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became NeoStem’s principal business, rather than NeoStem’s historic business of providing capital and business guidance to companies in the healthcare and life science industries. NeoStem provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs.

The adult stem cell industry is a field independent of embryonic stem cell research which NeoStem believes is more likely to be burdened by governmental, legal, ethical and technical issues than adult stem cell research. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. As these adult stem cell therapies obtain necessary regulatory approvals and become the standard of care, patients will need a service to collect, process and bank their stem cells. NeoStem intends to provide this service.

Initial participants in NeoStem’s collection center network have been single physician practices who opened collection centers in California, Pennsylvania and Nevada. Revenues generated by these early adopters have not been significant and are not expected to become significant. However, these centers have served as a platform for the development of NeoStem’s business model and today NeoStem is focusing on multi-physician and multi-specialty practices joining its network in major metropolitan areas but continues to align with physicians that have a client base who have indicated a particular interest in stem cell collection and storage. Toward this end, NeoStem signed an agreement in June 2008 for a New York City stem cell collection center to be opened by Bruce Yaffe, M.D., of Yaffe, Ruden and Associates, which facility became operational in November 2008. In July 2008, NeoStem signed an agreement for a Santa Monica, California based stem cell collection center to be opened by Stem Collect of Santa Monica LLC at The Hall Center. This facility became operational in the fall of 2008. Additionally, NeoStem signed an agreement with CelVida LLC pursuant to which a Southern Florida stem cell collection center located in Coral Gables, a suburb of Miami, became operational in September 2008. In March 2009, the Company signed an agreement to open a collection center with the Giampapa Institute for Anti-Aging Medical Therapy in Montclair, New Jersey. In addition, in May 2009 NeoStem entered into a collection agreement with Primary Caring of Malibu, based in California.

During 2008, parallel to growing the platform business and the efforts NeoStem undertook in that regard to establish a network of collection centers in certain major metropolitan areas of the United States to drive growth, NeoStem recognized the need to acquire a revenue-generating business in the United States or abroad and began exploring acquisition opportunities of revenue-generating businesses. In November 2008, NeoStem entered into the Agreement and Plan of Merger with China Biopharmaceuticals Holdings, Inc. (“CBH”) to acquire the 51% interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”) a Sino-foreign limited liability joint venture organized under the laws of the PRC, which has been in business for more than 50 years and currently manufactures over 100 drugs on seven Good Manufacturing Practices (GMP) lines, including small molecule drugs. Erye specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products. Also in November 2008, NeoStem entered into the Share Exchange Agreement to obtain benefits from Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company, which is engaged in the business of research, development, popularization and transference of regenerative medicine technology (except for those items for which it does not have special approval) in the PRC. Subsequently, NeoStem decided to separately pursue other business initiatives in China and in July 2009 terminated the Share Exchange Agreement and is in discussions with regard to acquiring an option to purchase these operations during the next three years. For further detail, see “Business of NeoStem — China Expansion,” above. Subject to the fulfillment of various closing conditions (including stockholder approval), the Merger is currently anticipated to close in the third quarter of 2009.

NeoStem has begun other initiatives to expand its operations into China including with respect to technology licensing, establishment of stem cell processing and storage capabilities and research and clinical development. RimAsia, a principal stockholder of NeoStem, has been facilitating certain of these efforts and has paid certain expenses that NeoStem has agreed to reimburse (approximately $473,000 of which was reimbursed out of the proceeds of the private placement financing of preferred stock and warrants in April 2009 which raised gross proceeds of $11 million, described below). For further detail, see “Business of NeoStem — China Expansion,” above. NeoStem believes that these expansion activities will be sufficient to help the Company expand into the China market and shall be a substitute for its moving forward with closing the transactions under the Share Exchange Agreement, which the parties had subsequently determined to terminate prior to the consummation of the transactions contemplated thereunder.

NeoStem has engaged in various capital raising activities to pursue its business opportunities, raising approximately $3,823,000 in 2006, $7,939,000 in 2007, $2,899,000 in 2008 and approximately $16 million in gross proceeds in 2009 (to date) through the sale of NeoStem Common Stock, NeoStem Preferred Stock, warrants and convertible promissory notes. These amounts include an aggregate of $250,000 raised from the private placement of the convertible promissory notes in the Westpark private placement in January 2006, $2,079,000 raised from the June 2006 private placement of shares of NeoStem Common Stock and warrants to purchase shares of NeoStem Common Stock, an aggregate of $1,750,000 raised from the additional private placement of shares of NeoStem Common Stock and warrants to purchase shares of NeoStem Common Stock in rolling closings in the summer of 2006, an aggregate of $2,500,000 (net proceeds of $2,320,000) raised in January and February 2007 from the private placement of units consisting of shares of NeoStem Common Stock and warrants to purchase shares of NeoStem Common Stock, an aggregate of $6,350,000 (net proceeds of $5,619,000) raised in August 2007 from the public offering of 1,270,000 units consisting of shares of NeoStem Common Stock and warrants to purchase shares of NeoStem Common Stock, and an aggregate of $1,150,000, $1,000,000, $250,000 and $500,000, raised in May 2008, September 2008, October 2008 and November 2008, respectively, with total net proceeds of $2,899,000, from the additional private placement of NeoStem Common Stock and warrants to purchase NeoStem Common Stock. These capital raising activities enabled NeoStem to acquire the business of NS California, pursue its business plan and grow its adult stem cell collection and storage business, including expanding marketing and sales activities, and explore acquisition opportunities. In October 2008 NeoStem was advised that it would receive Federal funding from the Department of Defense to evaluate the potential use of adult stem cell therapy for wound healing, and would be included in the Department of Defense Fiscal Year 2009 Appropriations Bill. Such funding is currently anticipated to be in the approximate net amount of $681,000.

In February and March 2009, in order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Agreement and Plan of Merger, and other of NeoStem’s ongoing obligations, NeoStem issued promissory notes (the “RimAsia Notes”) totaling $1,150,000 to RimAsia, a principal stock holder of NeoStem, which notes bear interest at a rate equal to 10% per annum and mature on October 31, 2009 except that they mature earlier in the case of an equity financing by NeoStem that raises in excess of $10,000,000. The RimAsia Notes plus accrued interest were paid in April 2009 (as described below).

The acquisition of the VSEL technology was made through NeoStem’s acquisition of its subsidiary Stem Cell Technologies, Inc. (“SCTI”) in a stock-for-stock exchange. Although the funds obtained through the acquisition of SCTI funded certain early obligations under NeoStem’s agreements relating to the VSEL technology, substantial additional funds will be needed and additional research and development capacity will be required to meet its development obligations under the License Agreement and develop the VSEL technology. NeoStem has applied for Small Business Innovation Research (SBIR) grants and may also seek to obtain funds through applications for other State and Federal grants, grants abroad, direct investments, strategic arrangements as well as other funding sources to help offset all or a portion of these costs.

During the quarter ended March 31, 2009, NeoStem took steps to improve its cryopreservation operations and reduce its fixed overhead by entering into a four year agreement with Progenitor Cell Therapy LLC (“PCT”) to outsource cryopreservation operations to PCT. Prior to commencing these services, PCT agrees to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services are cGMP compliant. The agreement sets forth agreed upon fees for the delivery of the services as well as providing for a one-time payment of $35,000 for the preliminary services associated with the transfer of NeoStem’s cryopreservation process and standard operating practices to PCT’s laboratory and incorporation into PCT’s existing standard operating practices. An initial payment of $20,000 was paid upon commencement of services during the quarter ended March 31, 2009. The transfer of cryopreservation operations was completed in April 2009, the final $15,000 was paid and NeoStem’s laboratory in Los Angeles is being closed. NeoStem does not anticipate any significant losses as a result of closing this laboratory. In addition, NeoStem believes the shifting of its cryopreservation activities from a fixed cost to a variable cost will allow NeoStem to utilize its cash in a more strategic fashion.

In connection with carrying out its expansion objectives in the PRC, NeoStem has recently established a wholly foreign owned subsidiary in China, known as NeoStem (China), Inc. (“WFOE”). The WFOE may engage in the research & development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology excluding the development or application of human stem cell, gene diagnosis and treatment technologies; consultation of economic information; import, export and wholesaling of machinery and equipments (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import & export quota license, export quota bidding, export permit, etc.). To comply with the PRC’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, NeoStem’s business in the PRC is conducted via two domestic variable interest entities (“VIEs”): Qingdao Niao Bio-Technology Ltd. (“LLC1”) and Beijing Ruijiao Bio-Technology Ltd. (“LLC2”), each a Chinese domestic company controlled by the WFOE through various business agreements.

To date, the WFOE has been capitalized in the total amount of approximately $2,900,000. The capital investment in the two VIEs is funded by NeoStem through the WFOE and recorded as interest-free loans to the shareholders of Qingdao Niao and Beijing Ruijiao. As of July 2, 2009, the total amount of interest free loans to these shareholders of the VIEs listed as above was approximately $300,000. The Company expects that the WFOE will require substantial additional funding in order for the Company to continue its expansion plans in China associated with its tem cell business.

Plans are also under way to enter into a cooperation agreement with NeoStem’s PRC consultant, Shandong Life and Science Institute (“SLSI”), a not-for-profit organization under PRC law, to organize and convene various clinical trials. The initial funding of these clinical trials is expected to be RMB5,000,000 (approximately $730,000).

In order to advance its regenerative medicine business here and abroad, in February 2009, NeoStem entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S pursuant to which NeoStem acquired a world-wide, exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. In addition, in January 2009, NeoStem and Dr. Giampapa entered into a three year consulting agreement whereby Dr. Giampapa will provide consulting services in the anti-aging area.

In order to advance its regenerative medicine business abroad and expand its expertise into a new area, effective March 2009, NeoStem entered into a License Agreement with Regenerative Sciences, LLC (“RSI”), pursuant to which NeoStem acquired an exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, for the Asia territory, to use an innovative process that rapidly grows a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure has been developed by RSI, a Colorado-based company focused on developing a medical procedure for the treatment of chronic orthopedic conditions. In addition, effective March 2009, NeoStem and RSI entered into a three year consulting agreement whereby RSI will provide to NeoStem consulting services in the area of stem cell therapy in orthopedics for the development of business in Asia.

In April 2009, NeoStem entered into a License Agreement with Vincent Falanga, M.D., pursuant to which NeoStem acquired a world-wide, exclusive, royalty bearing license, with the right to sublicense, to certain innovative stem cell technology and applications for wound healing, continuing until the later of ten years from the first commercial sale or the last to expire patent claim.

In June 2009, NeoStem signed an agreement (the “Network Agreement”) with Enhance BioMedical Holdings Limited (“Enhance BioMedical”), a Shanghai-based Chinese company, to develop a stem cell collection and treatment network using NeoStem’s proprietary stem cell technologies in Shanghai, Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. Enhance BioMedical is a subsidiary of Enhance Holding Corporation, a multinational conglomerate with successful businesses in various market sectors including healthcare. The conglomerate’s CEO, Jackson Ling, recently invested $5 million in an $11-million private placement financing for NeoStem. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in Taiwan and Shanghai, as well as in the five provinces in China to which the Network Agreement relates. Enhance BioMedical operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. Under the Network Agreement, Enhance BioMedical is given the exclusive rights to utilize NeoStem’s proprietary adult stem cell technologies identified by NeoStem from time to time to provide adult stem cell services and therapies in the Asian territory. NeoStem will train Enhance BioMedical staff in the proprietary knowledge, technology and operating procedures to provide Enhance BioMedical clients with these services. In return, NeoStem is entitled to a six figure technical assistance fee. NeoStem also will be entitled to a stated royalty on gross revenues generated by Enhance BioMedical from providing the NeoStem stem cell services for the duration of the renewable 10 year Network Agreement and also may receive other fees in connection with assisting in the launching of the network.

All of the activities above are designed to broaden the scope of NeoStem’s operations and to enter into the arena of advanced stem cell and regenerative medicine therapies in the United States and China. While NeoStem continues to pursue its platform business of operating a commercial autologous adult stem cell bank, it has made a determination that the platform business will be enhanced if NeoStem acquires and develops advanced stem cell regenerative medicine therapies.

With regard to the proposed Merger, it is not anticipated that in the next year this acquisition will generate sufficient excess cash flow to support NeoStem’s platform business and therefore NeoStem will also need to raise substantial additional funds to fund its platform business and/or acquire another revenue generating business. Additionally, even if the acquisition closes, the closing will likely not occur until the third quarter of 2009 and NeoStem will need to fund its platform business as well as the large costs associated with the acquisition transactions until such time. NeoStem’s history of losses and liquidity problems may make it difficult to raise additional funding. There can be no assurance that NeoStem will be able to obtain additional funding on terms acceptable to NeoStem. Any equity financing may be dilutive to stockholders and debt financing, if available, may involve significant restrictive covenants.

CRITICAL ACCOUNTING POLICIES

NeoStem’s “Critical Accounting Policies” are as follows:

Revenue Recognition:  In the fourth quarter of 2006, NeoStem initiated the collection and banking of autologous adult stem cells and the first collection center in its collection center network opened. NeoStem recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed (generally twenty four hours after cells have been collected). Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advance payments. Start up fees that are received from collection centers that seek to open collection centers (in consideration of NeoStem establishing a service territory for the collection center) are recognized after agreements are signed and the collection center has been qualified by NeoStem’s credentialing committee.

Income Taxes and Valuation Reserves:  NeoStem is required to estimate its income taxes in each of the jurisdictions in which it operates as part of preparing its financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences, together with net operating loss carryforwards and tax credits, are recorded as deferred tax assets or liabilities on NeoStem’s balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be realized from future taxable income. A valuation allowance may be required to reduce deferred tax assets to the amount that is more likely than not to be realized. In the event NeoStem determines that it may not be able to realize all or part of its deferred tax asset in the future, or that new estimates indicate that a previously recorded valuation allowance is no longer required, an adjustment to the deferred tax asset is charged or credited to net income in the period of such determination. Upon receipt of the proceeds from the last foreign purchasers of NeoStem Common Stock in January 2000, NeoStem Common Stock ownership changed in excess of 50% during the three-year period then ended. At December 31, 2008, NeoStem had net operating loss carryforwards of approximately $31,000,000 applicable to future Federal income taxes, approximately $24,000,000 applicable to New York State income taxes, approximately $2,000,000 applicable to California income taxes and approximately $12,500,000 applicable to New York City income taxes. Included in the Federal net operating loss carryforwards is approximately $2,121,000 that has been limited by the ownership change. At December 31, 2009 the tax loss carryforwards were expected to expire at various dates through 2028; however, the Company is reviewing these dates as a result of the capital raises the Company completed in April, June and July 2009. NeoStem has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized.

Goodwill:  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. NeoStem reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. NeoStem performed its annual impairment tests as of December 31, 2008 and determined that no impairment exists. NeoStem will perform its future annual impairment as of the end of each fiscal year.

Intangible Asset:  SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which consists of patents and rights associated with the Very Small Embryonic Like (“VSEL”) Stem Cells which constitutes the principal assets acquired in the acquisition of SCTI, have been assigned a useful life and are amortized on a straight-line basis over a period of twenty years.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). NeoStem was required to apply the provisions of SFAS No. 157 to financial assets and liabilities prospectively as of January 1, 2008. Its adoption did not materially impact NeoStem’s results of operations or financial position. NeoStem will be required to apply the provisions of SFAS No. 157 to nonfinancial assets and nonfinancial liabilities as of January 1, 2009 and is currently evaluating the impact of the application of SFAS No. 157 as it pertains to these items.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115” (“SFAS No. 159”). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 was effective for fiscal years beginning after January 1, 2008 and will be applied prospectively. At the present time SFAS No. 159 has no impact on NeoStem’s operations.

In June 2007, the FASB ratified EITF No. 07-03, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Future Research and Development Activities” (“EITF 07-03”). EITF 07-03 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-03 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. At the present time the adoption of EITF 07-03 does not have a material effect on NeoStem’s operations or financial position.

In October 2007, NeoStem adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (“SFAS No. 158”). This standard requires recognition of the overfunded or underfunded status of each plan as an asset or liability in the consolidated balance sheet with the offsetting change in that funded status to accumulated other comprehensive income. Upon adoption, this standard requires immediate recognition in accumulated other comprehensive income of actuarial gains/losses and prior service costs/benefits — both of which were previously unrecognized. Additional minimum pension liabilities and related intangible assets are eliminated upon adoption of the new standard. At the present time NeoStem does not have any defined benefit pension plans and therefore the measurement date provisions of SFAS No. 158 will not have a material impact on NeoStem’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. NeoStem is currently evaluating the impact of adopting SFAS No. 141R on NeoStem’s current consolidated financial statements and how this may affect the proposed Merger and Share Exchange transactions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. At the present time SFAS No. 160 has no impact on NeoStem’s operations. NeoStem is currently evaluating the impact of adopting SFAS No. 160 and how this may affect the proposed Merger and Share Exchange transactions.

In December 2007, the EITF reached a consensus on EITF No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-01”). EITF 07-01 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-01 is effective for fiscal years beginning after December 15, 2008. At the present time EITF No. 07-01 has no impact on NeoStem’s operations. However, based upon the nature of NeoStem’s business, EITF 07-01 could have an impact on its financial position and results of operations in future years.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”), which requires additional disclosures about objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and related interpretations, and how the derivative instruments and related hedged items affect a company’s financial statements. SFAS No. 161 also requires disclosures about credit risk-related contingent features in derivative agreements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applied prospectively. NeoStem is currently evaluating the impact of adopting SFAS No. 161 on its consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions that are used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. At the present time, FSP 142-3 has no impact on NeoStem’s operations.

In May 2008, the FASB issued Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”) to clarify that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 is effective for NeoStem as of January 1, 2009. At the present time APB 14-1 has no impact on NeoStem’s operations. NeoStem is evaluating the impact of adopting APB 14-1 on the proposed Merger and Share Exchange transactions.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. NeoStem is currently evaluating the potential impact, if any, the new pronouncement will have on its consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP clarifies that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. This FSP is effective for fiscal years beginning after December 15, 2008. NeoStem is currently evaluating the potential impact, if any, the new pronouncement will have on its consolidated financial statements.

In December 2008, the FASB issued FASB Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. This document increases disclosure requirements for public companies and is effective for reporting periods (interim and annual) that end after December 15, 2008. The purpose of this FSP is to promptly improve disclosures by public entities and enterprises until the pending amendments to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, are finalized and approved by the Board. The FSP amends Statement 140 to require public entities to provide additional disclosures about transferors’ continuing involvements with transferred financial assets. It also amends Interpretation 46(R) to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. We implemented the requirements of FSP FAS 140-4 and FIN 46(R)-8 in the second quarter of 2009. As the requirements of this literature only impact our disclosures, there was no impact to our financial results.

In April 2009, the FASB issued FASB Staff Position No. 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, (“FSP 141(R)-1”). FSP 141(R)-1 amends and clarifies SFAS No. 141(R). FSP 141(R)-1 requires an acquirer to recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the fair value cannot be determined during the measurement period, an asset or a liability shall be recognized at the acquisition date if the asset or liability can be reasonably estimated and if information available before the end of the measurement period indicates that it is probable that an asset existed or that a liability had been incurred at the acquisition date. FSP 141(R)-1 amends the disclosure requirements of SFAS No. 141(R) to include business combinations that occur either during the current reporting period or after the reporting period but before the financial statements are issued. FSP 141(R)-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those years. At this time we do not believe FSP 141(R)-1 will have an impact on our consolidated financial statements. This statement was effective January 1, 2009.

In April 2009, the FASB issued FASB Staff Position No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 requires the disclosure of the inputs and valuation technique used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, during the period. FSP 157-4 also requires that the entity define major categories for equity securities and debt securities to be major security types. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. We are required to adopt FSP 157-4 in our quarter ending June 30, 2009. We do not currently believe that adopting this FSP will have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position No. 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, (“FSP 115-2 and FSP 124-2”). This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP 115-2 and 124-2 requires the entity to assess whether the impairment is other-than-temporary if the fair value of a debt security is less than its amortized cost basis at the balance sheet date. This statement also provides guidance to assessing whether or not the impairment is other-than-temporary and guidance on determining the amount of the other-than-temporary impairment that should be recognized in earnings and other comprehensive income. FSP 115-2 and 124-2 also requires an entity to disclose information that enables users to understand the types of securities held, including those investments in an unrealized loss position for which the other-than-temporary impairment has or has not been recognized. FSP 115-2 and 124-2 are effective for interim and annual reporting periods ending after June 15, 2009.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This Staff Position amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments at interim reporting periods. This Staff Position is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 provided FSP No. FAS 115-2 and FAS 124-2 (described above) are also early adopted. We will adopt FSP No. FAS 107-1 in our quarter ending June 30, 2009 and do not believe it will have a material impact on our consolidated financial statements.

In May 2009, the FASB issued Statement No. 165, Subsequent Events. Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. We will adopt Statement 165 in our quarter ending June 30, 2009 and do not believe it will result in significant changes to reporting of subsequent events either through recognition or disclosure.

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140. Statement 166 eliminates the concept of a “qualifying special-purpose entity” from Statement 140 and changes the requirements for derecognizing financial assets. We will adopt Statement 166 in 2010 and are currently evaluating the impact of its pending adoption on our consolidated financial statements.

In June 2009, the FASB issued Statement No. 167, Amendments to FASB Interpretation No. 46(R). Statement 167 amends the evaluation criteria to identify the primary beneficiary of a variable interest entity provided by FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51. Additionally, Statement 167 requires ongoing reassessments of whether an enterprise is the primary beneficiary of the variable interest entity. We will adopt Statement 167 in 2010 and are currently evaluating the impact of its pending adoption on our consolidated financial statements.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

For the three months ended March 31, 2009, total revenues were $45,100 compared to $700 for the three months ended March 31, 2008. The revenues generated in the three months ended March 31, 2009 were a combination of stem cell collection fees and monthly stem cell storage fees and the revenues generated in the three months ended March 31, 2008 were from monthly stem cell storage fees in the period.

Selling, general and administrative expenses for the three months ended March 31, 2009 have decreased by $645,800 or 26% over the three months ended March 31, 2008, from $2,524,300 to $1,878,500. This decrease in expense is the result of management decisions to reduce various expenses to conserve cash and reduce NeoStem’s operating expenses. During the last two years NeoStem has used a variety of equity instruments to pay for services in an effort to minimize its use of cash to incentivize staff, consultants and other service providers and in the quarter ending March 31, 2009 the reduced use of equity instruments was the primary source of decrease in operating expenses. The reduced use of equity instruments to pay for staff compensation, director fees, marketing activities, investor relations and other activities decreased NeoStem’s operating expenses by $1,093,400. Operating expenses funded by cash were $1,671,000 for the three months ended March 31, 2009 compared with $1,199,000 in cash funded expenses for the three months ended March 31, 2008, an increase of $447,000. The increase in cash expenses was primarily related to an increase in legal and professional services, of $284,600, utilized to prepare for public filings and stockholder approval of NeoStem’s proposed Merger with CBH and our expansion into China, payments of $66,000 to the University of Louisville in connection with NeoStem’s obligations for the VSEL technology licensed in November 2007, payments totaling $70,000 to plan the establishment of stem cell collection cryopreservation operations in China and to outsource NeoStem’s US stem cell cryopreservation operations to Progenitor Cell Therapy, an increase in consulting fees of $78,900, expenses totaling $45,000 associated with the filing of an additional shares listing application with the NYSE Amex for additional shares being listed by NeoStem in connection with the adoption of the NeoStem, Inc. 2009 Equity Compensation Plan, an increase in depreciation and amortization of $30,200 due primarily to amortization of intangible assets, an increase in legal fees of $29,800 associated with corporate governance and other matters and prepaid computer licenses and an increase in occupancy cost of $8,800. These increases were offset by reductions in salary and benefits of $52,700 as a result of staff reductions, a reduction in marketing expense of $84,300 due to concentrating NeoStem’s efforts on recruiting clients in the New York and Southern California areas, a reduction in investor relations and communications of $22,800 and a reduction in other expenses netting $6,600.

Interest expense increased by $7,000 as a result of the RimAsia Notes issued in February and March 2009 to RimAsia totaling $1,150,000.

For the reasons cited above the net loss for the three months ended March 31, 2009 was reduced to $1,867,200 from $2,527,000 for the three months ended March 31, 2008.

Years Ended December 31, 2008 and December 31, 2007

For the year ended December 31, 2008, total revenues were $83,500 compared to $232,000 for the year ended December 31, 2007. The revenues generated in the years ended December 31, 2008 and 2007 were derived from a combination of revenues from the collection of autologous adult stem cells, start up fees collected from collection centers in NeoStem’s collection center network and additionally, for the year ended December 31, 2007, recognition of fees received in prior years from the sale of extended warranties and service contracts via the Internet, which were deferred and recognized over the life of such contracts. For the year ended December 31, 2008, NeoStem earned $52,500 relating to the collection and storage of autologous adult stem cells and $31,000 of start up fees. For the year ended December 31, 2007, NeoStem earned $41,000 from the collection and storage of autologous adult stem cells and $189,000 from start up fees. The reduction in start up fees from 2007 to 2008 was due primarily to reduced activity in establishing collection centers and a concentration of NeoStem’s efforts on recruiting clients into the existing network in the Greater New York area, Southern California and Coral Gables, Florida. In addition, start up fees have been reduced because NeoStem has more recently opted to help support the launch of its new centers by waiving or reducing its start up fees. NeoStem recognized revenues from the sale of extended warranties and service contracts via the Internet of $1,700 for the year ended December 31, 2007. Since NeoStem has not been in the business of offering extended warranties since 2002 it was expected that this revenue source would decline and the recognition of these revenues ended in March 2007.

Direct costs are comprised of the cost of collecting autologous stem cells from clients and, as it relates to the prior business of offering extended warranties, the pro-rated cost of reinsurance purchased at the time an extended contract was sold to underwrite the potential obligations associated with such warranties. For the year ended December 31, 2008, the direct costs of collecting autologous stem cells were $32,000. For the year ended December 31, 2007, the direct costs of collecting autologous stem cells were $24,000 and $1,000 was associated with the pro-rata cost of reinsurance purchased for associated extended warranties.

Selling, general and administration expenses for the year ended December 31, 2008 has decreased by $1,360,000 or 13% over the year ended December 31, 2007, from $10,646,000 to $9,285,000. The decrease in selling, general and administrative expenses is primarily due to an overall decrease in operating expenses as NeoStem made a concerted effort to reduce staff and trim expenses. In an effort to preserve cash in 2008 and 2007, NeoStem continued to utilize NeoStem Common Stock, common stock options and warrants to pay for certain services. In 2008, NeoStem incurred $3,890,000 of expense related to the use of various equity instruments compared to 2007 when NeoStem incurred $4,590,000 of expense from such use, an overall reduction of $729,000. Equity instruments have been used for compensation purposes for management and other staff, consultants and directors and to pay for investment banking fees, investor relations, marketing expenses as well as other expenses. The compensatory element of the vesting of stock options and common stock granted to staff and directors was reduced by $1,462,000 in 2008 principally because the fair value of the options and common stock vesting in 2008 was significantly lower in comparison to 2007. NeoStem’s use of equity instruments to pay for investment banking fees, investor relations, marketing expense as well as other expenses increased by $589,000. Cash expenditures decreased $632,000, or 10%, when compared to 2007. This decrease is the combination of an increase resulting from expenses and activities associated with the proposed Merger with CBH and the proposed Share Exchange with China StemCell Medical Holding Limited relating to Shandong, in the amount of $806,000 and a reduction in operating expenses of $1,438,000. The decrease in cash funded operating expenses was primarily related to a decrease in legal expense of $630,000, investor relations expense of $312,000, consulting fees of $213,000, salary and benefits of $109,000, travel and entertainment of $108,000, validation expenses required for New York licensing of $60,000, the conclusion of severance payments to a former staff member of $54,000, stock exchange fees, filing fees and other related fees of $42,800, reduced attendance at conferences of $29,500 and laboratory expenses of $14,000. These decreases were offset by increases in marketing expenses of $34,200, accounting fees of $18,000, research and development expenditures related to fees due the University of Louisville in connection with NeoStem’s VSEL license of $50,000, expenses for applying for scientific grants and other activities to support NeoStem’s VSEL research of $18,000, and a variety of other expenses that resulted in a net expense increase of $14,100.

Years Ended December 31, 2007 and December 31, 2006

For the year ended December 31, 2007, total revenues were $232,000 compared to $46,000 for the year ended December 31, 2006. The revenues generated in the years ended December 31, 2007 and 2006 were derived from a combination of revenues from the collection of autologous adult stem cells, start up fees collected from collection centers in NeoStem’s collection center network and recognition of fees received in prior years from the sale of extended warranties and service contracts via the Internet, which were deferred and recognized over the life of such contracts. For the year ended December 31, 2007, NeoStem earned $41,000 from the collection of autologous adult stem cells and $189,000 of start up fees. For the year ended December 31, 2006, NeoStem earned $11,000 from the collection of autologous adult stem cells and $10,000 from start up fees. NeoStem recognized revenues from the sale of extended warranties and service contracts via the Internet of $1,700 for the year ended December 31, 2007, as compared to $25,000 for the year ended December 31, 2006. Since NeoStem has not been in the business of offering extended warranties since 2002 it was expected that this revenue source would decline and the recognition of these revenues ended in March 2007.

Direct costs are comprised of the cost of collecting autologous stem cells from clients and the pro-rated cost of reinsurance purchased at the time an extended contract was sold to underwrite the potential obligations associated with such warranties. For the year ended December 31, 2007, the direct costs of collecting autologous stem cells were $24,000 and $1,000 was associated with the pro-rata cost of reinsurance purchased for associated extended warranties. For the year ended December 31, 2006, the direct costs of collecting autologous stem cells were $4,000 and $18,000 was associated with the pro-rata cost of reinsurance purchased for associated extended warranties.

Selling, general and administration expenses for the year ended December 31, 2007 increased by $5,931,000 or 126% over the year ended December 31, 2006, from $4,715,000 to $10,646,000. The increase in selling, general and administrative expenses was primarily due to increases in marketing efforts through the hiring of staff, preparation of marketing materials, attending key marketing events and retaining the services of specialized marketing consulting firms. However, a substantial portion of the increase was due to the compensatory element of stock options and stock awards granted under NeoStem’s 2003 Equity Participation Plan to certain officers, employees and consultants to NeoStem, totaling $2,980,000 for the year, an increase in operating expenses of $2,147,000 over 2006. In addition, and in order to conserve cash, NeoStem used common stock and common stock purchase warrants as consideration for services. During 2007, NeoStem issued common stock and common stock purchase warrants valued at $1,653,000 as consideration for director fees, consulting fees, investor relations, marketing, rent and marketing services, an increase of $1,432,000 over 2006. Cash expenditures increased $2,352,000 over 2006. Increases in staff increased salary and benefits by $1,078,000 over 2006; staff increases also increased travel and entertainment expenses by $281,000, cash expenditures for rent by $73,000 and telephone expense by $19,000 over 2006. For key, limited-role functions, NeoStem has utilized consultants to support staff efforts, resulting in an increase in cash expenditures for consulting expenses of $183,000. Marketing efforts to enlarge NeoStem’s collection center network and develop new markets increased operating expenses by $324,000. NeoStem also sought to increase public and investor awareness of the value of adult stem cells which resulted in increases in investor relations expenses by $385,000 over 2006. In comparison to 2006, legal expenses increased $57,000, accounting fees increased $44,000, stock transfer fees increased $30,000, postage increased $25,000, bad debts increased $20,000, depreciation and amortization increased $25,000, licensure expense increased $49,000 and stock exchange fees increased $64,000. Such increases were essentially offset by reductions in fees paid to investment bankers in 2006 of $138,000 and settlement costs paid in 2006 of $189,000.

Interest expense for the year ended December 31, 2007 was $22,000 as compared to $1,371,000 for the year ended December 31, 2006, a decrease of $1,349,000. This decrease was primarily as a result of the conversion of convertible promissory notes issued in the Westpark private placement (through which NeoStem raised $500,000 through the sale of convertible promissory notes and warrants in December 2005 and January 2006 and in which Westpark Capital, Inc. acted as placement agent). Substantially all of this debt was converted to common stock in 2006 and the remaining $75,000 in principal balance outstanding was repaid in January 2007.

LIQUIDITY AND CAPITAL RESOURCES

General

At March 31, 2009, NeoStem had a cash balance of $393,000 and a negative working capital of $(2,074,000). NeoStem has met its immediate cash requirements through offerings of NeoStem Common Stock and warrants in 2008 which raised an aggregate gross amount of $2,900,000. In addition, NeoStem’s capital raising activities in 2009 (to date) raised an aggregate of approximately $16 million in gross proceeds. NeoStem generates revenues from its adult stem cell collection activities, however, NeoStem’s revenues generated from such activities have not been significant.

During the first quarter 2009, NeoStem issued promissory notes to RimAsia (the “RimAsia Notes”), a principal stockholder of NeoStem, which aggregated $1,150,000 (see Note 4 — Notes Payable, to NeoStem’s Consolidated Financial Statements for the first quarter of 2009). On April 9, 2009, NeoStem completed a private placement financing totaling $11 million from three Asia-based investors, including RimAsia. The financing consisted of the issuance of 880,000 units priced at $12.50 per unit, with each unit consisting of one share of NeoStem’s Series D Convertible Redeemable Preferred Stock (“Series D Stock”) (convertible into 10 shares of NeoStem Common Stock) and ten warrants each to purchase one share of NeoStem Common Stock. The conversion of the Series D Stock and the exercise of warrants is subject to stockholder approval and the rules of NYSE Amex as described in Note 8 — Subsequent Events, to NeoStem’s Consolidated Financial Statements for the first quarter of 2009. If by October 31, 2009 such stockholder approval of the conversion of Series D Stock is not achieved, NeoStem must redeem all shares of Series D Stock at a redemption price per share of $12.50 plus the accrued dividends as of such date. The Series D Stock has an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on each anniversary of the issue date so long as the Series D Stock remains outstanding or (ii) upon a liquidation, dissolution or winding up of NeoStem. The Series D Stock ranks senior to all of NeoStem’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up. The warrants will be exercisable for 5 years and have a per share exercise price equal to $2.50 and are callable by NeoStem if the NeoStem Common Stock trades at a price equal to a minimum of $3.50 for a specified period of time.

NeoStem relied on the RimAsia Notes issued to RimAsia for $1,150,000 and its existing cash balances to meet its cash requirement for the three months ended March 31, 2009. In April, NeoStem completed a private placement financing totaling $11 million which will be used to fund current operations. Approximately $1,162,000 of such gross proceeds was utilized to repay the RimAsia Notes plus accrued interest and approximately $473,000 was utilized to reimburse RimAsia for certain costs advanced by RimAsia in connection with NeoStem’s expansion activities into China. NeoStem believes that it will need to raise additional capital to fund its expansion into advanced technologies and therapies in the US and China including with respect to its VSEL technology licensed from the University of Louisville and its other regenerative technologies, including relating to anti-aging of skin, wound healing and orthopedic applications. It currently intends to accomplish this through additional financing activities, acquisitions of revenue generating businesses and ultimately the growth of its revenue generating activities in China. In addition NeoStem will seek grants for scientific and clinical studies from the National Institutes of Health and other funding agencies but there is no assurance that we will be successful in obtaining such grants. It also anticipates that certain of its recent collaborative marketing efforts will drive revenues particularly in its stem cell collection business. NeoStem’s history of losses and liquidity problems may make it difficult to raise additional funds. There can be no assurance that NeoStem will be successful in obtaining additional funding on terms acceptable to NeoStem or otherwise generating additional capital or revenue. Any equity financing may be dilutive to stockholders and debt financing, if available, may involve significant restrictive covenants.

As a result of NeoStem exploring acquisition opportunities of revenue generating businesses, in November 2008 NeoStem entered into the Agreement and Plan of Merger with CBH to acquire the 51% ownership interest in Erye, which manufactures over 100 drugs on seven cGMP lines and the Share Exchange Agreement with respect to Shandong which is engaged in the business of research, development, popularization and transference of regenerative medicine technology (except for those items for which it does not have special approval) in the PRC. NeoStem is also engaged in other initiatives to expand its operations into China including with respect to technology licensing, establishment of stem cell processing and storage capacities and research and clinical development. Subsequently NeoStem decided to pursue such other initiatives to expand its operations into China in lieu of consummating the transactions contemplated under the Share Exchange Agreement, which the parties had subsequently determined to terminate prior to the consummation of the transactions contemplated thereunder. NeoStem has incurred and expects to continue to incur substantial expenses in connection with these China activities. The transactions contemplated by the Agreement and Plan of Merger are not expected to close before the third quarter of 2009 and in any event neither such transactions nor the Company’s other initiatives in China are expected to generate sufficient excess cash flow to support NeoStem’s platform business or its initiatives in China in the near term.

Three Months Ended March 31, 2009 and Three Months Ended March 31, 2008

The following chart represents the net funds provided by or used in operating, financing and investment activities for each period indicated:

	Three Months Ended
	March 31, 2009	March 31, 2008
Cash used in Operating activities	$(1,253,000)	$(1,401,700)
Cash used in investing activities	$(5,700)	$(2,400)
Cash provided by financing activities	$1,220,700	$69,700

At March 31, 2009, NeoStem had a cash balance of $392,800, negative working capital of $(2,074,000) and a negative stockholders’ equity of $(804,400). NeoStem incurred a net loss of $1,867,200 for the three months ended March 31, 2009. NeoStem’s cash used for operating activities in the three months ended March 31, 2009 totaled $1,253,000 which reflects adjustments of its net loss of $1,867,200 for non-cash items, including common stock, common stock option and common stock purchase warrant issuances related to services rendered of $199,600 and depreciation and amortization of $29,900; an adjustment for cash retained within NeoStem as a result of increases in various accounts payable, notes payable, accrued liabilities and unearned revenue totaling $433,500 and an adjustment for cash required for NeoStem’s operating activities reflected in increases in prepaid insurance expenses and accounts receivable of $48,700.

NeoStem relied on the RimAsia Notes issued to RimAsia for $1,150,000 and its existing cash balances to meet its cash requirement for the three months ended March 31, 2009. In April 2009, NeoStem completed a private placement financing totaling $11 million which will be used to fund current operations. Approximately $1,162,000 of such gross proceeds was utilized to repay the RimAsia Notes plus accrued interest and approximately $473,000 was utilized to reimburse RimAsia for certain costs advanced by RimAsia in connection with NeoStem’s expansion activities into China.

Years Ended December 31, 2008 and December 31, 2007

The following chart represents the net funds provided by or used in operating, financing and investment activities for each period indicated:

	Year Ended
	December 31, 2008	December 31, 2007
Cash (used) in operating activities	$(4,732,000)	$(6,132,000)
Cash provided/(used) in investing activities	$(9,800)	$153,000
Cash provided by financing activities	$2,869,000	$7,847,000

At December 31, 2008, NeoStem had a cash balance of $431,000, negative working capital of $(431,000) and a stockholders’ equity of $863,200. NeoStem incurred a net loss of $9,242,000 for the year ended December 31, 2008. Such loss adjusted for non-cash items, including common stock, common stock option and common stock purchase warrant issuances which were related to services rendered of $3,890,000, depreciation and amortization of $116,000 and bad debt expense of $22,000; increases in accounts payable, notes payable, accrued liabilities reduced the cash required for operations and increases in prepaid insurance expenses increased the use of cash resulting in an overall increase of $482,000, resulted in cash used in operations totaling $4,732,000 for the year ended December 31, 2008. Accordingly, the large difference between operating loss and cash used in operations was the result of a number of non-cash expenses charged to results of operations. The negative working capital at December 31, 2008 is due primarily to $423,000 in amounts due law firms and financial consultants engaged in connection with the proposed Merger with CBH and the proposed Share Exchange with China StemCell Medical Holding Limited relating to Shandong, and an accrued bonus of $250,000 due our Chief Executive Officer who has deferred receipt of such bonus in order to conserve NeoStem’s current cash.

To meet its cash requirements for the year ended December 31, 2008, NeoStem relied on offerings of NeoStem Common Stock and warrants completed in each of May 2008, September 2008, October 2008 and November 2008 raising gross proceeds in the aggregate amount of $2,900,000 and its existing cash balances. Under NeoStem’s current business plan it is generating revenues from its platform business of adult stem cell collection activities which to date have not been significant, having had only nine collections during the year. NeoStem currently intends to meet its cash requirements in the near term with the proceeds of the RimAsia Notes and through financing activities, other collaborative arrangements and government awards and anticipates that with the recent opening of key collection centers and NeoStem’s initiatives in China, revenues may start to increase in 2009.

On November 2, 2008, NeoStem signed the Agreement and Plan of Merger to acquire CBH and its 51% interest in Erye. Erye is in the middle of an expansion through relocation of its pharmaceutical manufacturing facility which is planned to be completed over the next three years. To date this activity has been self-funded by Erye and minority shareholders of Erye and it is anticipated that they will continue to fund this project. In the event Erye is unable to raise the remaining funds needed for the relocation of its pharmaceutical manufacturing facility it could become incumbent upon NeoStem to assist in this effort. To facilitate the financing of this relocation project NeoStem has agreed to reinvest approximately 90% of its 51% interest in Erye into the company for its relocation pursuant to Erye’s joint venture agreement for a period of three years. NeoStem’s history of losses and liquidity problems may make it difficult to raise additional funding. There can be no assurance that NeoStem will be able to obtain additional funding on terms acceptable to NeoStem. Any equity financing may be dilutive to stockholders and debt financing, if available, may involve significant restrictive covenants.

In November 2007, NeoStem acquired the exclusive, worldwide rights to very small embryonic like (VSEL) technology developed by researchers at the University of Louisville. These rights were acquired through NeoStem’s acquisition of SCTI, the licensee to a license agreement (the “License Agreement”) with the University of Louisville. Concurrent with acquiring these rights, NeoStem entered into a sponsored research agreement (the “Sponsored Research Agreement” or “SRA”) with the University of Louisville Research Foundation (“ULRF”) under which NeoStem will support further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D., a co-inventor of the VSEL technology and head of the Stem Cell Biology

Program at the James Graham Brown Cancer Center at the University of Louisville. The term of the research is two and one-half years and is expected to commence in April 2009. The License Agreement requires the payment of certain license fees, royalties and milestone payments, payments for patent filings and applications and the use of due diligence in developing and commercializing the VSEL technology. The SRA requires periodic and milestone payments. All payments required to be made to date have been made.

Under the License Agreement as amended in February 2009, NeoStem made in March 2009 payments of $66,000 in license issue fees and prepayment of patent costs and will be responsible for additional patent-related costs. Thereafter, an annual license maintenance fee of $10,000 will be required upon the issuance of a licensed patent and royalties will be payable based upon the sale of certain licensed products. Under the Sponsored Research Agreement, NeoStem agreed to support the research as set forth in a research plan in an amount of $375,000. Such costs are to be paid by NeoStem in accordance with a payment schedule which sets forth the timing and condition of each such payment over the term of the SRA, the first payment of $100,000 (for which there was originally a $50,000 credit) being due upon the commencement of the research. In October 2008, the SRA was amended to provide for certain additional research to be conducted as work preliminary to the first research aim under the SRA, for which approximately one-half of the $50,000 credit was utilized to pay the fee. Although certain early obligations under NeoStem’s agreements relating to the VSEL technology were paid for with funds supplied by the seller to SCTI prior to the acquisition, substantial additional funds will be needed and additional research and development capacity will be required to meet NeoStem’s development obligations under the License Agreement and develop the VSEL technology. NeoStem has applied to the U.S. Small Business Administration for Small Business Innovation Research (SBIR) grants and may also seek to obtain funds through applications for other State and Federal grants, grants abroad, direct investments, strategic arrangements as well as other funding sources to help offset all or a portion of these costs. A portion of the proceeds from the RimAsia Notes (described above) are being used to meet funding requirements of developing the VSEL technology. NeoStem is seeking to develop increased internal research capability and sufficient laboratory facilities or establish relationships to provide such research capability and facilities. Toward this end, NeoStem has hired a Director of Stem Cell Research and Laboratory Operations and arranged for research facilities at the facility of a strategic partner. In addition to the research NeoStem is currently funding at the University of Louisville, NeoStem is also in discussions relating to other research to generate data relating to other clinical applications of VSELs, including neural, cardiac and ophthalmic, to expand our research efforts and maximize the value of this technology.

In October 2008, NeoStem was advised that it would receive Federal funding from the Department of Defense to evaluate the potential use of adult stem cell therapy for wound healing. It is anticipated that this research and the related funding will begin in 2009. The funds must be distributed to us by October 2010 and the budget NeoStem can submit for the project must not exceed $681,000. NeoStem continues to make application for awards through the Small Business Innovative Research (SBIR) Program, although it has received no notice of any SBIR award to date. It is anticipated that some of the funds (if any) received from such appropriations and grants will fund certain expenses of NeoStem while the remaining portion will be paid to third party researchers.

The following table reflects a summary of NeoStem’s contractual cash obligations as of December 31, 2008:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Capitalized lease	$16,000	16,000
Facility lease	105,000	60,000	45,000
Minimum royalties due University of Louisville	66,000	66,000
Sponsored research agreement – University of Louisville	325,000	150,000	100,000	75,000
Employment agreements	316,000	316,000
Total	$828,000	$608,000	$145,000	$75,000	$—

Years Ended December 31, 2007 and December 31, 2006

The following chart represents the net funds provided by or used in operating, financing and investment activities for each period indicated:

	Year Ended
	December 31, 2007	December 31, 2006
Cash (used) in operating activities	$(6,132,000)	$(3,639,000)
Cash provided/(used) in investing activities	$153,000	$(43,000)
Cash provided by financing activities	$7,847,000	$3,630,000

At December 31, 2007, NeoStem had a cash balance of $2,304,000, working capital of $1,931,000 and a stockholders’ equity of $3,316,000. NeoStem incurred a net loss of $10,445,000 for the year ended December 31, 2007. Such loss adjusted for non-cash items, including common stock, common stock option and common stock purchase warrant issuances which were related to services rendered of $4,590,000, and depreciation of $54,000 which was offset by cash settlements of various accounts payable, notes payable and accrued liabilities of $352,000, resulted in cash used in operations totaling $6,132,000 for the year ended December 31, 2007. Accordingly, the large difference between operating loss and cash used in operations was the result of a number of non-cash expenses charged to results of operations.

To meet its cash requirement for the year ended December 31, 2007, NeoStem relied on proceeds from the sale of its securities resulting in net proceeds of $7,939,000 from the January 2007 private placement and the August 2007 public offering (as described below).

In January and February 2007, NeoStem raised an aggregate of $2,500,000 through the private placement of 250,000 units at a price of $10.00 per unit (the “January 2007 private placement”). Each unit was comprised of two shares of NeoStem Common Stock, one redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share. NeoStem issued an aggregate of 500,000 shares of NeoStem Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of NeoStem Common Stock at an exercise price of $8.00 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and was entitled to expense reimbursement not to exceed $50,000. NeoStem also issued to EGE redeemable seven year warrants to purchase 34,255 shares of NeoStem Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of NeoStem Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of NeoStem Common Stock at a purchase price of $8.00 per share. The net proceeds of this offering were approximately $2,320,000.

In August 2007, NeoStem completed a sale of 1,270,000 units at a price of $5.00 per unit pursuant to a best efforts public offering. A registration statement on Form SB-2A (File No. 333-142923) relating to these units was filed with the Securities and Exchange Commission and declared effective on July 16, 2007. Each unit consisted of one share of NeoStem Common Stock and one-half of a five year Class A warrant to purchase one-half a share of NeoStem Common Stock at a price of $6.00 per share. Thus, 1,000 units consisted of 1,000 shares of NeoStem Common Stock and Class A warrants to purchase 500 shares of NeoStem Common Stock. The aggregate number of shares of NeoStem Common Stock included within the units was 1,270,000 and the aggregate number of Class A warrants included within the units was 535,000. In connection with the public offering, NeoStem issued five year warrants to purchase an aggregate of 95,250 shares of NeoStem Common Stock at $6.50 per share to the underwriters for the offering. After payment of underwriting commissions and expenses and other costs of the offering, the aggregate net proceeds to NeoStem were $5,579,000.

INFLATION

NeoStem does not believe that its operations have been materially influenced by inflation during the fiscal year ended December 31, 2008 or during the three months ended March 31, 2009, a situation which is expected to continue for the foreseeable future.

SEASONALITY

NeoStem does not believe that its operations are seasonal in nature.

OFF-BALANCE SHEET ARRANGEMENTS

NeoStem does not have any off-balance sheet arrangements.

BUSINESS OF CBH

BUSINESS OVERVIEW

CBH is a bio-pharmaceutical company focused on developing, manufacturing and distributing innovative drugs in the PRC.

CBH, a Delaware corporation, was originally organized as a corporation under the laws of the state of New York on August 6, 1976 under the name of Globuscope, Inc. On August 7, 1984, its name was changed to Globus Growth Group, Inc., which was its name until it was merged into CBH, its wholly owned subsidiary in the state of Delaware on August 28, 2004 through an internal re-organizational merger.

Effective August 28, 2004, CBH completed the acquisition of CBC, a British Virgin Islands corporation as the parent, the management company and holder of 90% of the ownership interest in its then only operating subsidiary and asset, Nanjing Keyuan Pharmaceutical R&D Co., Ltd., doing business in English a.k.a. Nanjing Chemsource Pharmaceutical R&D Co. Ltd, (“Keyuan” or “Chemsource”), a company established in China and engaged in the discovery, development and commercialization of innovative drugs and related bio-pharmaceutical products in China. Nanjing Keyuan Pharmaceutical R&D Co., Ltd. was established in March 2000 in Nanjing City of Jiangsu Province, China. It was founded and spear-headed by graduates from China Pharmaceutical University to engage in new drug research and discovery and in the development of new drug screening technologies. However, due to continuing operating losses and lack of funding and the virtual stoppage of approval of new drugs by the State Food and Drug Administration of China (“SFDA”), Keyuan’s R&D has been considerably affected and CBH has written off Keyuan on its books as a result recently. CBC has de minimis value, if any. A condition of the Merger is that CBH sell or transfer its subsidiary CBC prior to the Merger. CBH intends to effect a sale, spin-off or other disposition of CBC in a manner acceptable to NeoStem such that the only material assets of CBH at the time of the Merger shall be CBH’s 51% ownership interest in Erye and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less.

On February 27, 1986, the stockholders of CBH approved the divestiture and sale of assets pertaining to camera manufacturing and photography operations as well as the sale of certain shares of stock in a photographic related company owned by it and its interest in CBH’s then owned premises. The sale was consummated as of February 28, 1986. After such divestiture, CBH’s activities consisted of the holding of interests in various companies and the seeking out of acquisition and joint-venture opportunities in various fields of business endeavor. On May 27 1988, the company filed with the Securities and Exchange Commission a notification of election to be treated as a “Business Development Company” (“BDC”) as that term is defined in the Investment Company Act of 1940 (the “1940 Act”). The decision to become a BDC was made primarily to better reflect CBH’s anticipated future business and development relationships. A BDC is an investment company designed to assist eligible portfolio companies with capital formation. As a result of the reorganization the acquisition of CBC pursuant to the Exchange Agreement, CBH is no longer a BDC and is now an operating company.

On August 4, 2004, CBH filed Definitive Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, notifying its stockholders the execution and pending implementation of an Agreement and Plan of Merger was signed by and between Globus Growth Group, Inc., a New York corporation (“Globus”) and the predecessor of CBH and its wholly owned subsidiary in the State of Delaware under the name of China Biopharmaceuticals Holdings, Inc. The agreement and plan of merger provided for a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code, according to which Globus, Inc. merged with and into CBH, ceasing its corporate existence and having CBH as the surviving corporation of the merger. In the merger, all issued and outstanding shares of the common stock of Globus were converted into shares of CBH Common Stock. On August 28, 2004, the internal reorganizational merger was completed with Globus merging into CBH as the surviving entity.

Pursuant to a share exchange agreement between CBH, CBC, Keyuan, and Chris Peng Mao, as the sole stockholder of CBC, CBH received all of the issued and outstanding common stock of CBC in exchange for 20,842,779 shares of restricted (as defined in Rule 144 of the Securities Act of 1933, as amended) CBH Common Stock, representing approximately 90% of the issued and outstanding CBH Common Stock following the time of the issuance. As of March 30, 2007, there were 36,848,399 issued and outstanding shares of CBH Common Stock and 202 holders of record.

On September 29, 2004, CBH signed a purchase agreement which was amended on December 31, 2004 to acquire approximately 75.8% ownership interest of Suzhou Hengyi Pharmaceuticals of Feedstock Co., Ltd (“Hengyi”), a Chinese company established in Suzhou, China for 1,200,000 shares of CBH Common Stock and additional $1,600,000 as additional contribution into the acquired Hengyi for working capital and/or expansion purposes. The cash contribution is to be made in installments. On August 29, 2006, CBH entered into an agreement with the minority stockholders of its subsidiary, Hengyi to divest Hengyi and its subsidiary, Suzhou Sintofarm, in which Hengyi has 50% controlling ownership interest from its subsidiary portfolio. Pursuant to the agreement, all consideration paid to the stockholders of Hengyi, namely, 1,200,000 shares of CBH Common Stock and $620,000 was to be returned to CBH and CBH no longer has any other obligations to Hengyi or its stockholders. Simultaneously, CBH’s 75.8% ownership interest of Hengyi has been returned to Hengyi’s stockholders or its designated party. As a result, Hengyi ceased to be a subsidiary of CBH.

On June 11, 2005, CBH signed a purchase agreement, which was amended on August 3, 2005 under which, CBH acquired controlling ownership interest (approximately 51%) in Erye. Total consideration paid by CBH to acquire 51% ownership interest in Erye is $3,000,000 cash to be paid in installments, and 3,300,000 shares of CBH Common Stock valued at $0.50 per share or $1,650,000. Out of the $3,000,000 payable in cash, $2,200,000 was contributed to the acquired Erye for working capital and/or expansion purposes.

On May 16, 2006, CBH entered into a conditional stock purchase agreement with RACP Pharmaceutical Holdings Ltd., a British Virgin Islands company (“RACP Pharmaceutical”), Mr. Li Xiaobo and certain other parties to acquire 100% ownership interest in Shenyang Enshi Pharmaceutical Co, Ltd. (“Enshi”), a pharmaceuticals manufacturer. On June 6, 2006, CBH’s management moved into Enshi’s offices to take over Enshi’s operations. On June 30, 2006, all required paperwork and procedures were completed and ownership of Enshi was transferred to CBH. As a result of the acquisition of RACP Pharmaceutical and Enshi, CBH assumed approximately $12,000,000 indebtedness owed to RimAsia that provided the funding for Enshi acquisition through RACP Pharmaceutical as a special purpose acquisition vehicle and assumed the obligation to issue RACP 12,000,000 warrants at an exercise price of $1.375 per share of CBH Common Stock for a 3 year period. Upon the acquisition of Enshi CBH identified major breaches and fraud by the previous owner and controlling stockholders of Enshi, Mr. Li Xiaobo and his related parties (the “Defendants”) in the representations and warranties provided by him to CBH and the Defendants’ refusal to honor their indemnification obligations to CBH. RACP filed a lawsuit against the Defendants alleging fraud and for rescission and damages. Enshi’s operations were interfered with and as a result, CBH decided to suspend its operations. In addition, since Enshi together with other assets of CBH were pledged as collateral for the $11.5 million debt owed to RimAsia in connection with the Enshi Acquisition, Enshi was taken over by RimAsia in July 2007. As a result, Enshi is no longer a subsidiary of CBH.

On November 19, 2007, CBH entered into an agreement with RimAsia as a follow-up to letters of intent signed on July 14, 2007 and August 2, 2007, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the acquisition of Enshi plus unpaid interest of $1,008,534 (total of $12,508,534) was converted in full into 6,185,607 shares of senior redeemable convertible Series B preferred shares of CBH at a conversion price of $2.0222 for each such Series B preferred share. Each Series B preferred share may be converted into two shares of CBH Common Stock. Additionally, the exercise price of $1.375 for the 12 million existing warrants exercisable into CBH Common Stock previously issued to and currently held by RimAsia in connection with the extension of the loan financing (“Existing Warrants”) was lowered to $1.26 per share and the term of the Existing Warrants extended to 4.5 years from the closing date. This was conditioned on us signing a letter of intent for acquisition of a new company (or for the injection of the remaining 49% equity stake of Erye not already owned by CBH) before January 15, 2008, having such acquisition closed before June 30, 2008 and then extended to October 31, 2009. In connection therewith, the parties also entered into a registration rights agreement and certain other agreements, and CBH issued an additional common stock purchase warrant and a modified common stock purchase warrant. The additional common stock purchase warrant is only exercisable upon an optional or mandatory redemption of the Series B Preferred Stock pursuant to the terms of the Certificate of Designation for such Preferred Stock, and the number of shares purchasable under such warrant shall be determined in accordance with a formula provided in such warrant. Upon consummation of the Merger, with the elimination of the Series B Preferred Stock, the additional RimAsia warrant will become void. RimAsia has the right to convert such Series B preferred shares back to a loan, to accelerate and foreclose back on all the assets of CBH wiping out all CBH common stock value.

As reported on CBH’s Current Report on Form 8-K dated November 6, 2008, CBH entered into the Agreement and Plan of Merger on November 2, 2008. In addition to the consequences of the Merger described in this joint proxy statement/prospectus, CBC will receive $300,000 from the settlement proceeds from the settlement of the litigation in Hong Kong and Canada by RACP Pharmaceuticals Holdings Limited, a wholly owned subsidiary of CBC, against Li Xiaobo and certain other Defendants in connection with the acquisition of shares of Enshi (the “LXB Litigation”) for CBC’s working capital. For a more complete description of the LXB litigation settlement and its consequences, see “Business of CBH — Legal Proceedings,” below.

The shares of CBH Common Stock are quoted on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the symbol CHBP.OB.

Although to date CBH has been successful in developing its business and products, CBH faces many challenges typically faced by a growing company, including limited access to capital, competition, research and development risks, among many other risks. CBH’s inability to overcome these risks could have an adverse effect on its operations, financial condition and prospects. Investments in CBH may also be materially and adversely affected by the fluctuation of the Renminbi.

BUSINESS DESCRIPTION

CBH’s business is composed of three parts: Research & Development, Raw Materials and Manufacturing.

Research & Development

CBH had conducted R&D through its subsidiary Keyuan which was recently written off due to continuing operating losses and lack of funding and the virtual stoppage of approval of new drugs by the SFDA.

Raw Materials

CBH’s subsidiary, Erye, specializes in research and development, production and sales of pharmaceutical products as well as chemicals used in pharmaceutical products. Erye’s raw material Acetylspiramycin per oral has gained 15% of domestic market share in year 2006. (According to Statistics China Association of Pharmaceutical Commerce).

Manufacturing

CBH’s subsidiary, Erye, specializes in research and development, production and sales of pharmaceutical products as well as chemicals used in pharmaceutical products. The acquisition of 51% of the ownership interest of Erye added new drug products to CBH’s pipeline, manufacturing capabilities that comply with China Good Manufacturing Practices (GMP) standard set by the State Food and Drug Administration (“SFDA”) of China and marketing network that covers 30 provinces in China. Erye has obtained production certificates for 131 drug items, among which 108 are in production, mainly antibiotics drugs such as Ampicillin Sodium for injection, Cefoperazone Sodium for injection and Amoxicillin Sodium for injection. Erye’s sales exceeded $31 million in 2007, and Oxacillin Sodium taking 95% of domestic market share (According to Statistics of China Association of Pharmaceutical Commerce).

ABOUT CBH’S PRODUCTS AND TECHNOLOGY

CBH has a diversified portfolio of drugs and robust drug screening and testing platforms. CBH concentrates on the development of drugs for treatment of common diseases such as cardiovascular diseases, cancer, infectious diseases and diabetes, etc.

CBH’s products can be divided into three categories; new drugs through R&D, drug materials & intermediates and commercialized drugs:

Commercialized Drugs

The acquisition of 51% of the ownership interest of Erye added new drug products to CBH’s pipeline, manufacturing capabilities that comply with China GMP standard set by the SFDA of China and marketing network that covers 30 provinces in China. Erye has obtained production certificates for 127 drug items, among which 125 are in production, mainly antibiotics drugs such as Ampicillin Sodium for injection, Cefoperazone Sodium for injection and Amoxicillin Sodium for injection. Erye’s drugs Oxacillin Sodium accounted in 2008 for 95% of domestic market share.

Below is a list of Erye’s major pharmaceutical products:

Drug/Product Name	Target Treatment	Market Share
Ampicillin sodium/Sulbactam sodium for injection	Antibiotics	Commercialized drug. SFDA approval number H20030476
Amoxicillin sodium/Sulbactam sodium for injection	Antibiotics	Commercialized drug SFDA approval number H20033126
Cefoperazone sodium/Sulbactam sodium for Injection	Antibiotics	Commercialized drug SFDA approval number H20044059

CUSTOMERS AND DISTRIBUTION CHANNELS

CBH has three groups of customers:

Pharmaceutical Companies — CBH maintains a fine reputation in the pharmaceutical industry in China for new drug R & D. CBH works with other pharmaceutical companies to license or jointly distribute its products.

Drug Distribution Companies — There are approximately 10,000 drug distribution companies in China. CBH works with various distribution companies to distribute CBH’s products. The demand for new drugs in China is substantial as the drug distribution companies suffer from very low profit margins from the distribution of old generic drugs.

Hospitals — CBH has a network of connections with hospitals in the areas of Shanghai, Zhejiang province and Jiangsu province. The population in these areas is approximately 150 million. CBH’s sales executives have held senior sales positions in various pharmaceutical companies that sell in these areas and have an extensive network of contacts that provide direct access to hospitals in these areas.

CBH currently has 30 sales representative offices in China, covering nearly all the main cities of China.

PRODUCTION FACILITIES AND EQUIPMENT

CBH’s subsidiary Erye has seven laboratories, including Microorganism lab, Biological inspection lab, Apparatus lab, Chemical lab, Standard solution lab, Sample lab and Animal lab. The labs are equipped with advanced Gas Chromatography, HPLC, and Infrared Spectroscopy.

CBH’s subsidiary Erye has seven SFDA approved and certified production lines. The capsule pharmaceutical workshop and the Azlocillin sodium workshop are all designed by the Designing Institute of Medical Engineering of Nanjing. The total construction area for the workshop is approximately 2,400 square meters with an area of 1,450 square meters of medicine workshop of aseptic raw materials, 550 square meters for 100,000 grades purification control zone and 350 square meters for 300,000 grades purification control zone. Different production control zones are furnished with separated air conditioning system respectively according to different varieties and control request. Erye’s total area of warehouse is 4,570 square meters and is set up for finished product storehouse, original auxiliary materials storehouse and packing materials storehouse. Erye has an industrial waste reservoir which is situated at a separated area outside the main production premises. The area of quality control building is 685 square meters and it consists of the microbiology laboratory, biological examination room, instrument laboratory, chemical laboratory, standard solution room, sample room and animal’s laboratory. The quality control room is furnished with the gaseous phase chromatograph of Model GC-14C, SPD-10AVP type high-efficient liquid phase chromatograph, the titri-metric appearance of electric potential of Model ZDJ-ID, FTIR-8400S type infrared spectro-comparator, etc. Every workshop uses the special-purpose production equipment. The equipment directly contacted with the medicines is making of high quality stainless steel materials and apt to production operation, repairing, maintaining and washes. It can also prevent the operation mistake and reduce pollution.

COMPETITION AND COMPETITIVE STRENGTHS

Pharmaceutical operation is still at an early stage of development in China due to heavy state involvement in the past. CBH faces competition from domestic drug manufacturing companies which are growing rapidly. CBH’s direct competitors are domestic pharmaceutical companies and new drug R&D institutes that have fairly strong R&D capabilities in new drug R&D such as Beijing Venture Biopharma Technology Co., Ltd., Fosun Group Co., Ltd. and Chongqing Pharmaceutical Research Institute, Co. Ltd. CBH also faces competition of foreign companies who have strong proprietary pipeline and strong financial resources.

INTELLECTUAL PROPERTY

Below is a list of Erye’s major pharmaceutical products:

Drug/Product Name	Target Treatment	Market Share
Ampicillin sodium/Sulbactam sodium for injection	Antibiotics	Commercialized drug SFDA approval number H20030476
Amoxicillin sodium/Sulbactam sodium for injection	Antibiotics	Commercialized drug SFDA approval number H20033126
Cefoperazone sodium/Sulbactam sodium for Injection	Antibiotics	Commercialized drug SFDA approval number H20044059

REGULATORY ENVIRONMENT

CBH’s principal sales market is presently in China. CBH is subject to the Drug Administration Law of China, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law. Additionally, CBH is also subject to various regulations and permit systems of the Chinese government.

The application and approval procedure in China for a newly-developed drug product is described below. New drug applicants prepare the documentation of pharmacological study, toxicity study and pharmacokinetics and drug metabolism (PKDM) study and new drug samples. Documentation and samples are then submitted to provincial food and drug administration (“provincial FDA”). The provincial FDA sends its officials to the applicant to check the applicant’s R&D facilities and to arrange new drug examination committee meeting for approval deliberations. This process usually takes three months. After the documentation and samples being approved by the provincial FDA, the provincial FDA will submit the approved documentation and samples to SFDA. SFDA examines the documentation and tests the samples and arranges new drug examination committee meeting for approval deliberations. If the application is approved by SFDA, SFDA will issue a clinical trial license to the applicant for clinical trials. The clinical trial license approval typically takes one year. The applicant completes the clinical trial process and prepares documentation and files submitted to SFDA for new drug approval. The clinical trial process usually takes one or two years depending on the category and class of the new drug. SFDA examines the documentation and gives final approval for the new drug and issues the new drug license to the applicant. This process usually takes 8 months. The whole process for new drug approval usually takes three to four years.

The Government approval procedure in China for application for new patents is as follows: The applicant prepares documentation and sends the application to State Intellectual Property Office of China (“SIPO”), usually through patent application agencies. The application is then examined by SIPO. If the application is approved, SIPO issues and releases patent illustration book for challenges by competing claimants. Once the illustration book issued, the patent is protected. Within a three year period depending on different categories of the patent, if there are no challenges against the patent, then SIPO will issue patent license to the applicant

The Chinese government is in the process of reviewing its industry policies relating to the pharmaceutical industry in the context of problems involving the healthcare industry. SFDA has been in the process of reviewing past drug permits and licenses. As of now, CBH maintains good standing of its drug permits and licenses.

COMPLIANCE WITH ENVIRONMENTAL LAW

CBH complies with the Environmental Protection Law of China and its local regulations. In addition to statutory and regulatory compliance, CBH actively ensures the environmental sustainability of its operations.

EMPLOYEES

The number of CBH’s employees has remained relatively stable over the periods represented by the quarter ended March 31, 2009 and the years ended December 31, 2008 and December 31, 2007. Currently, CBH has approximately 586 full-time employees, with all employees falling into the following categories:

By company:

Company	Number of Employees
CBH & CBC	6
Erye	580
TOTAL:	586

By job:

Job	Number of Employees
Management & Administration	56
Technology and research	35
Sales and marketing	100
Production – drug material & drugs	395
TOTAL:	586

CBH has employment contracts with a significant number of its employees. None of its employees is covered by a collective bargaining agreement, and CBH believes its employee relations are good. All of CBH’s employees are located in Jiangsu Province, China.

PROPERTIES

CBH’s subsidiary Erye owns approximately 49,000 square meters in the city of Suzhou, Jiangsu Province. As of March 31, 2009, the book value of CBH’s total assets was $43,571,000. Erye’s land use right and buildings, amount to approximately 28.9% of this book value. Keyuan does not own any land use right or building.

Erye’s Properties

Properties of Erye are located at No. 839, Pan Xu Road, Suzhou City and twelve of the buildings serve as office, general purpose, warehouse, production, utilities and waste disposal. All buildings are fully occupied and used by CBH. Erye solely owns all properties with land use right title and certificates of building’s ownership. In 2007, there was a US$2,371,830 rollover short-term bank loan secured by the company’s land. There was no major renovation, improvement or development that occurred in 2008. The ages of all buildings are over 25 years. Erye’s land is situated at the heart of city and is restricted by government regulation of not allowing any new building development.

Erye purchased a new land in economic zone in Suzhou for building new GMP standard facilities in year 2006. The cost of acquiring the land use right for the new land was $1,775,171. In 2008, there was a US$3,314,769 short-term notes payables secured by the company’s land use right.

The new plant of Erye is currently under construction. To date, all of the buildings in the manufacturing area have been completed, and the Purification plant is under construction and the equipments are delivered and in the process of assembling. CBH expects that the Penicillin and Cephems sterile injection powder workshops will be completed by June 2010. In early 2010, CBH plans to apply for GMP approval with the China Food and Drug Administration (SFDA) for these two workshops. CBH expects that the new plant will be fully operational by June 2011. The total expenditure of the new factory project and the relocation of Erye is estimated up to $29,340,000 (RMB 200,000,000), of which $7,539,511 has been spent to date.

LEGAL PROCEEDINGS

In May 2006, RimAsia Capital Partners, L.P. (“RimAsia”), for the general partner of which limited partnership Eric Wei acts as the director, loaned $11.5 million to RACP Pharmaceutical Holdings Ltd. (“RACP”), then a wholly owned SPV established and equity-capitalized by RimAsia for the transaction, in connection with its acquisition of Shenyang Enshi Pharmaceutical Co., Ltd. (“Enshi”). In June 2006, and pursuant to pre-agreed documentation entered into in May 2006 with CBH (as defined below), the ownership of RACP was acquired from RimAsia by a subsidiary of China Pharmaceuticals Holdings, Inc. (“CBH”), and CBH at the same time assumed the RACP debt.

In March 2007, CBH identified non-existent trade accounts receivable acquired in the acquisition of Enshi. RACP commenced legal proceeding for damages against Mr. Li Xiaobo (“Mr. Li”), the previous owner and controlling shareholder of Enshi, and his related parties (the “Defendants”) for breach of representations and warranties and fraud (the “LXB Litigation”). The Hong Kong courts, as well as the Canadian courts acting in conjunction with the Hong Kong courts, ultimately froze approximately $12,000,000 worth of assets of Mr. Li in Hong Kong and Canada per a court order in Hong Kong and Canada, and the Defendants lost their opposition actions against the seizure order. In July 2007, Enshi was foreclosed on by RimAsia and ceased to be part of CBH. RimAsia assumed the litigation activities against Mr. Li and the Defendants in connection with the acquisition of shares of Enshi. On November 16, 2007 and amended on January 22, 2008, CBH and RimAsia entered into a litigation agreement (the “Litigation Agreement”). Pursuant to this Litigation Agreement (as subsequently amended from time to time), if a settlement is reached, any settlement amount and salvage value realized from Enshi would be firstly used to reimburse all the legal and related expenses incurred by RimAsia in the LXB Litigation, and CBH will be entitled to the remaining amounts of the judgment proceeds. On September 1, 2008, CBH and RimAsia entered into an Understanding on Litigation Residual Payment (the “Understanding”). Pursuant to this Understanding, if there is no consummation of the merger (the “Merger”) between CBH and NeoStem, Inc. (“NBS”) pursuant to the parties’ agreement, the gross residual (the “Gross Residual”) from the LXB Litigation receivable by CBH (being the gross settlement proceeds of the LXB litigation paid by Mr. Li less the litigation and related expenses incurred by and reimbursed to RACP) shall be paid to CBH in cash or shares of common stock and warrants to purchase common stock of NBS (collectively, the “NBS Securities”), such NBS Securities being valued at their original purchase price but in no case to be more than (a) $1,250,000 or (b) the value of the Gross Residual, whichever is less, and only to the extent there is any such residual from the LXB litigation. Any amount of the Gross Residual remaining after deducting the value of the NBS Securities under the immediately preceding sentence shall be immediately paid to CBH in cash. If the Merger closes, RACP may no longer deliver such NBS Securities to CBH, but shall be able to deliver to Erye Economy & Trade Ltd (“EET”) the NBS Securities, valued at their purchase price and up to an amount equal to 50% of the “Net Residual” (to be defined below), in exchange for the withholding of an equal amount of cash from the Gross Residual, pursuant to the terms of an agreement with EET that will be documented and signed prior to or at the closing of the Merger. (EET is the 49% owner of Suzhou Erye Pharmaceutical Co., Ltd. (“Erye”), which is 51% owned by CBH. EET has provided financial and non-financial assistances to Erye and CBH from time to time.) The remaining 50% of the Net Residual will be transferred to NBS for no consideration. The “Net Residual” means the Gross Residual minus the sum of (a) $1.3 million representing the legal fees and costs and the un-reimbursed advances and expenses made by Erye to Enshi and CBH, and (b) $300,000 for operating expenses of CBC over the next 12 months.

On October 17, 2008 RACP reached a settlement with Mr. Li pursuant to which Enshi was returned to Mr. Li against a payment of certain sum of funds of which the residual sum post litigation costs were to be eventually transferred to CBH. Pursuant to the settlement, RACP was to receive an amount of $8,125,000 to be paid by Mr. Li Xiaobo, of which $5,725,000 was paid by November 12, 2008, which has been used to pay legal expenses in connection with the above described litigation. It is unlikely that RACP will receive additional reimbursements for litigation expenses beyond what it has received so far. An additional $2,400,000 is due from Mr. Li on or before October 17, 2009 and accrues interest at 12.5% p.a. compounding daily. The expected residual is not expected to be meaningful to CBH.

CBH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section should be read in conjunction with CBH’s consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. CBH’s actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this joint proxy statement/prospectus, particularly under the heading, “Risk Factors.”

OVERVIEW

CBH is a bio-pharmaceutical company focused on developing, manufacturing and distributing innovative drugs in the People’s Republic of China (“China” or the “PRC”). CBH’s mission is to maximize investment returns for its stockholders by integrating its strong drug discovery and development strength with manufacturing and commercialization capabilities and by actively participating in the consolidation and privatization of the pharmaceutical industry in China to become a dominant player in the bio-pharmaceutical industry in China. As reported on CBH’s Current Report on Form 8-K dated November 6, 2008, on November 2, 2008, CBH entered into the Agreement and Plan of Merger (the “Agreement and Plan of Merger”) with NeoStem, Inc., a Delaware corporation (“NeoStem”), China Biopharmaceuticals Corp., a British Virgin Islands corporation and our wholly-owned subsidiary (“CBC”), and CBH Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of NeoStem. The transactions contemplated by the Merger Agreement are subject to the authorization for listing on the NYSE Amex (or any other stock exchange on which shares of NeoStem Common Stock are listed) of the shares to be issued in connection with the Merger, shareholder approval, approval of NeoStem's acquisition of 51% ownership interest in Erye by relevant PRC governmental authorities, receipt of a fairness opinion and other customary closing conditions set forth in the Agreement and Plan of Merger. If the necessary approvals for the Merger are not obtained and the Merger is not consummated, we will fail to comply with our agreement with RimAsia which may cause irreparable damage to our business and operations.

CRITICAL ACCOUNTING POLICIES

CBH has identified the policies below as critical to understanding of its financial statements. The application of these polices requires management to make estimates and assumptions that affect the valuation of assets and expenses during the reporting period. There can be no assurance that actual results will not differ from these estimates. The impact and any associated risks related to these policies on CBH’s business operations are discussed below.

Revenue Recognition

CBH has various categories of revenue resources, sales of new drug formulas, R&D services and revenue from sales of medical product.

CBH recognizes revenue from product sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable, which is generally at the time of shipment. Allowances are established for estimated rebates, wholesaler charge backs, prompt pay sales discounts, product returns, and bad debts.

For revenue from R&D service, revenue is recognized based on fixed-price refundable new drug contracts. The fixed-price refundable new drug contract is also called as milestone contract, which establishes the phase goals of the R&D service provided by CBH and the corresponding milestone payments by the customers. Milestone payments become payable and are recognized as revenue when milestone goals, as defined in the contract, are achieved. Milestones are substantive and not derived solely from arriving at a specific date. Revenue is recognized when milestone goals are achieved at the amount of the corresponding milestone payment. To determine when milestones are achieved, typically, the milestone goals require one or more of the following: (1) a certificate from a licensed authoritative agency, (2) approval/acknowledgement by a governmental agency, such as agency like Food and Drug Administration of the United States, (3) an authoritative professional appraisal report, or (4) an independent technological feasibility report, testing analysis and other form of valuation on the result and value of products and service. After receipt of the certificate, and/or approval and/or report, continued service is not required thus the respective milestone goals are achieved. Therefore, the milestone payment is no longer refundable and revenue is recognized.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, CBH analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in CBH’s customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and CBH’s operating results. If the financial condition of CBH’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The ultimate collection of CBH’s accounts receivables may take over one year and CBH reserved bad debt expense for accounts receivables outstanding more than 6 months. The reserve for bad debts increased to $1,280,099 as of March 31, 2009 from $1,200,983 as of December 31, 2008. This increase mainly resulted from additional allowance reserved for accounts receivable balance outstanding for over six months, and change in the exchange rate of RMB to USD. The $1,200,983 reserve for bad debts at December 31, 2008 represented a decrease as compared to the $1,260,760 reserve for bad debts at December 31, 2007. This decrease as of December 31, 2008 represented 0.1% of the revenue mainly due to the shortening of the collection period of Erye’s accounts receivable. As of March 31, 2009, accounts receivable, net of allowance for doubtful accounts, amounted to $2,916,364. At December 31, 2008, accounts receivable, net of allowance for doubtful accounts, had amounted to $3,371,225. The decrease in the collection period mainly resulted from the shortening of the collection period of Erye’s accounts receivable.

The following table provides the roll forward of the allowance of doubtful accounts:

Allowance for doubtful accounts
As of December 31, 2007	$1,260,760
Recovery	(140,058)
Translation adjustment	80,281
Recovery for the year of 2008	(59,777)
As of December 31, 2008	$1,200,983
Bad debt allowance for quarter ended March 31, 2009	$126,538
Written-off	$(1,189)
Foreign currency translation adjustment	$(46,233)
As of March 31, 2009 (unaudited)	$1,280,099

The following lists the aging of our accounts receivable as of March 31, 2009 and December 31, 2008:

As of	Total	3 Months Amount	%	6 Months Amount	%	9 Months Amount	%	Over 9 Months Amount	%	Over 1 Year Amount	%
March 31, 2009	$4,196,463	$3,187,942	76.0	$17,692	0.4	—	—	—	—	$990,829	23.6
December 31, 2008	$4,572,208	$3,240,875	70.9	$188,900	4.1	$29,869	0.7	$18,968	0.4	$1,093,596	23.9

CBH prepares the above consolidated aging based on the aging for each subsidiary in above format. As each subsidiary of CBH conducts business with different customers with different size and creditworthiness, and each subsidiary has different impact on and different relationship with their customers, CBH determines the allowance on an individual basis. Basically, CBH assigns various rates to each of the aging group of accounts receivable and add up the products for respective aging group to the total allowance for doubtful accounts. Different subsidiaries have different rates for even the same aging category. In addition to that, CBH also considers the changes in specific financial condition of their customers if situation or events indicate that some accounts may pose unusual risk compared to others, additional allowance may be provided for those accounts.

Income Tax

Income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. CBH provides a valuation allowance for certain deferred tax assets, if it is more likely than not that CBH will not realize tax assets through future operations.

FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), adopted January 1, 2007, indicates a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on CBH’s financial statements.

Fair Value of Financial Instruments

SFAS 107, Disclosures About Fair Value of Financial Instruments, defines financial instruments and requires fair value disclosures of those financial instruments. SFAS 157, Fair Value Measurements, adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Effective January 1, 2009, CBH adopted the provisions of Emerging Issues Task Force (“EITF”) 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”), which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF 01-6. Paragraph 11(a) of FAS 133 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to CBH’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the FAS 133 paragraph 11(a) scope exception.

As a result of adopting EITF 07-5, 19,831,684 of CBH’s issued and outstanding warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than CBH’s functional currency, the Chinese Renminbi. As a result, the warrants are not considered indexed to CBH’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired.

Noncontrolling Interests

Effective January 1, 2009, CBH adopted SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). Certain provisions of this statement are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of noncontrolling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity.

Further, as a result of adoption on SFAS 160, net income attributable to noncontrolling interests is now excluded from the determination of consolidated net income. In addition, foreign currency translation adjustment is allocated between controlling and noncontrolling interests.

Shares Subject to Mandatory Redemption

CBH adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS 150 established classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of SFAS 150 must be classified as liabilities within the CBH’s Consolidated Financial Statements and be reported at settlement date value.

CBH issued redeemable stock in November 2007 related to the settlement of notes payables owed to RimAsia. Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Therefore, liability accounting is not triggered under SFAS 150, because the stock is not mandatorily redeemable until after the fourth anniversary. However, pursuant to EITF Topic D-98, “Classification and Measurement of Redeemable Securities,” the redeemable stock is classified outside of shareholders’ equity. If the redeemable stock is not converted by the fourth anniversary, then the shares the mandatory redemption is triggered, and pursuant to SFAS 150, the shares will be reclassified to liabilities.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2009 as Compared to Three Months Ended March 31, 2008

Revenue

Revenue for the three months ended March 31, 2009 was $12,648,007 while the revenue for the three months ended March 31, 2008 was $10,973,241, representing an approximately 15.3% increase. The increase is mainly attributed by the increase of prescription drugs, which has increased 44.7% compared with the same period of 2008. CBH has improved its sales structure, and expanded the market of products with profits with higher gross profit and sales volume. The sales of the major products have increased 55.7% compared with the same period of 2008. Taking advantage of the governmental new policy, especially the provincial online purchase system, CBH has made significant progress in expanding the sales market. Sales volume has leaped in pace with the deepening of the reform of medical insurance system in rural areas of China. More than 60% of the drug categories of CBH have been allowed to enter the New Rural Cooperative Medical Insurance System, through which CBH realized stable growth.

Cost of Goods Sold

Cost of goods sold for the three months ended March 31, 2009 was $8,601,218 as compared to $7,711,162 for the three months ended March 31, 2008. Cost of goods sold as a percentage of sales revenues was approximately 68.0% for the three months ended March 31, 2008 compared to approximately 70.3% for the three months ended March 31, 2008. The increase in cost of goods sold in terms of dollar amount is accompanying with the increase of sales.

Gross Profit

Gross profit in the three months ended March 31, 2009 amounted to $4,046,789, as compared to $3,262,079 for the three months ended March 31, 2008, representing approximately 24.1% increase. The gross profit margin for the three months ended March 31, 2009 was 32.0% compared to approximately 29.7% for the three months ended March 31, 2008. The increase is attributed primarily by selling products of higher gross margin instead of the ones with lower gross margin, the sales of powders for injection (Cephems) and of Penicillin still plays a dominant role. The sales volume has increased 24.8% compared with the same period of 2008, which has lower the fixed cost per product unit and the entire product cost decreased and improved the profit margin as a result.

Operating Expenses

Operating expenses for the three months ended March 31, 2009 was $1,427,470 as compared to $1,092,744 for the three months ended March 31, 2008, representing 30.6% increase. The increase of operation expenses is accompanying with the increase of sales. Especially, selling expense increased significantly for three months ended March 31, 2009 compared with the same period of 2008, among which the travel expense increased 107.0% and meals & entertainment expense increased 55.3%, which were related to visiting customers in wider sales markets more frequently as well as advertising costs increased 185.5% due to tighter market competition. CBH also incurred bad debt expense amounted to $82,000 in the three months ended March 31, 2009.

Research and Development

Research and development costs for the three months ended March 31, 2009 were $13,933 as compared to $17,947 for the three months ended March 31, 2008. This decrease was primarily attributed by R&D expense of Erye. Erye kept working on its research and development projects and one major project has reached the clinical trial stage as of March 31, 2009. As a result the research and development expenses associated with such projects decreased.

Income from Operations

Income from operations in the three months ended March 31, 2009 amounted to $2,619,319, as compared to $2,169,335 for the three months ended March 31, 2008, representing approximately 20.7% increase. The increase is mainly attributable to Erye’s strong performance in sales revenue.

Net Income Available to Common Shareholders

Net income available to common shareholders for the three months ended March 31, 2009 was $975,515 compared to $492,076 for the three months ended March 31, 2008, representing 98.2% increase. The net income increase is mainly attributed to sales increase and gross profit rate improved through Erye’s strong performance for the three months ended March 31, 2009. CBH has improved its sales structure, reorganized its sales teams and sales direction based on the National Medical Reform Proposal, CBH also integrated its customer’s resource and purchasing power, which are the main factors to achieve the significant progress in sales.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

CBH acquired Shenyang Enshi Pharmaceutical Limited Company (“Enshi) on June 6, 2006. Upon the acquisition of Enshi, CBH identified major breaches and fraud by the previous owner and controlling shareholders of Enshi, Mr. Li Xiaobo and his related parties (“Defendants”) in the representations and warranties provided by him to CBH and the Defendants’ refusal to honor their indemnification obligations to CBH. CBH’s former subsidiary RACP filed a lawsuit against the Defendants alleging fraud and is pursuing rescission and damages (the “LXB Litigation”). Enshi’s operations have been severely hindered and as a result CBH decided to suspend Enshi’s operations. In addition, since Enshi was pledged as collateral for the $11.5 million debt owed to RimAsia in connection with the Enshi Acquisition, Enshi was taken over by RimAsia in July 2007. As a result, Enshi is no longer a subsidiary of CBH. Due to the fact that RACP foreclosed on Enshi, and the subject settlement between RACP and LXB, CBH’s management decided to write off the total carrying value of Enshi in the third quarter of 2007 and report it as discontinued operations in the consolidated financial statements. Accordingly, assets, liabilities and operating results that were attributed to Enshi are presented as discontinued operations. Under Statement of Financial Accounting Standards No. 144 (“SFAS 144”), when a component of an entity, as defined in SFAS 144, has been disposed of or is classified as held for sale, the results of its operations, including the gain or loss on its disposal should be classified as discontinued operations and the assets and liabilities of such component should be classified as assets and liabilities attributed to discontinued operations, that is provided that the operations, assets and liabilities and cash flows of the component have been eliminated from the company’s consolidated operations and CBH will no longer have any significant continuing involvement in the operations of the component.

Therefore, the results of Enshi’s operations and cash flows for the year ended December 31, 2007 were reported as discontinued operations in CBH’s consolidated financial statements.

Revenue

Revenue for the year ended on December 31, 2008 was $49,841,158, while the revenue for the year ended December 31, 2007 was $31,927,378, representing an approximately 56.1% increase. The increase is mainly attributed to a significant increase of CBH’s subsidiary Erye. The sales of Erye’s intermediary pharmaceutical products increased 47.2% in 2008 compared to 2007. Erye’s prescription drugs sales increased 60.6% in 2008 compared to 2007. Reasons for the significant increase include the following: 1.The government has increased its inputs in the healthcare market, especially the medical insurance system in rural areas of China. According to the statistics from competent authorities, the growing rate of the medical care in rural areas is 50 billion RMB to 100 billion RMB annually. 2. CBH has expanded its sales representative offices in provinces and cities of China. Its customers now come from 374 cities across China. 3. After years of effort, Erye’s brand and quality have gained client’s approbation from both domestic and overseas markets, and its popularity and cost performance have largely upgraded. Erye has become an innovative high-tech enterprise with reasonable financial capacity and relatively complete product structure. 4. CBH has focused efforts on collaborating with other pharmaceuticals companies with good sales capabilities and resources.

In years ahead, the government is expected to increase the coverage of national medical care service to 95% among China, which CBH expects to have a positive impact on the sales of pharmaceutical products. Erye will speed up the construction of its new plant, which is expected to be completed by June 2010 and to be fully operational by June 2011. After then, the productivity of Erye will be greatly enhanced, which will also adapt to the increasing needs of sales. On the other hand, new products such as Piperacillin Sodium and Sulbactam Sodium will form new sales and profit growth points.

Cost of Goods Sold

Along with the significant increase of sales in 2008, the relevant cost of goods sold for the year ended December 31, 2008 has also increased, 45.7% as compared to the year ended December 31, 2007. The increase is mainly attributable to the increase of Erye’s sales for the year 2008. Cost of goods sold as a percentage of revenues was approximately 69.1% for the year ended December 31, 2008, as compared to approximately 74.0% for the year ended December 31, 2007, representing a 4.9% decrease. The decrease is attributed to the fact that the fixed cost was allocated on more sales as a result of increase in sales and as a result the cost per product decreased. In addition, CBH is gradually using high margin profit products to replace some low profit margin products which also reduce the cost of goods sold.

Gross Profit

The gross profit margin for the year ended December 31, 2008 was 30.9%, as compared to 26.0% for the year ended December 31, 2007 representing a 4.9% increase. The increase of gross profit results from the strong performance of Erye in year 2008. High profit products have replaced the low profit ones, the sales of Powders for injection (Cephems) and Penicillins still plays a dominant role. CBH’s sales volume has leaped in pace with the deepening of the reform of medical insurance system in rural areas of China and the cost of goods as a percentage of revenues decreased.

Operating Expenses

Although the sales increased significantly in 2008, the operating expenses for the year ended December 31, 2008 remained stable on the whole, as compared with 2007. The reasons are:

1.	Total account receivables outstanding of 2008 remain steady as compared with 2007.

According to 2008’s sales results, account receivables as a percentage of sales of 2008 is significantly lower than the same percentage in 2007. Account Receivables which can be paid back within 6 months account for 75.0% of the total account receivables, which is 11.6% improvement compared to the same period in 2007. Therefore, bad debt risk has been reduced. Provision for bad debts under prudence principle has also been reduced trading accounts receivables accordingly.

2.	The operating expenses of CBH at the parent level have significantly decreased in 2008 as compared with 2007.

The deduction is around $840,000 in a total. The expenses of the parent company in 2008 were mainly used in daily office expenses, labor charge, travel expenses and professional fees. During

2008 CBH has reduced its attorney fees, audit fees, public relation expenses and service fees to transfer agent because of the write off of its former subsidiary Enshi. In addition, CBH’s headquarters moved into the facilities of Erye, which saved CBH rent charges. The parent company has better improved its control over general expenses

3.	CBH had $2,602,618 bad debt expenses for the year ended December 31, 2008 with 157.7% increase compared with $1,009,910 for the year ended December 31, 2007. The management of CBH determined that some aged receivables were no longer collectable and had written-off the receivables as of December 31, 2008.

Research and Development

Research and development costs for the year ended December 31, 2008 were $388,848, as compared to $271,030 for the year ended December 31, 2007, representing a 43.5% increase. R&D cost as a percentage of revenue was approximately 0.8% for the year ended December 31, 2008 which was compatible with the percentage for the year ended December 31, 2007. CBH’s subsidiary Erye has advanced $1,321,561 in a significant R&D project which is expected to generate new sales and profits growth for CBH in the future after the project is completed.

Net Income (Loss) from Continuing Operations

Gains from continuing operations for the year ended December 31, 2008 amounted at $2,827,017, as compared to a loss of $2,055,815 for the year ended December 31, 2007. Turning from deficits to profit is mainly because of the great performance of Erye in 2008. Additionally, the operating expenses as a percentage of sales revenue were 14.3% in 2008, as compared to 22.7% in 2007. The reduction is also one of the main reasons leading to the increase of gains from continuing operations.

Non-Operating Income (Expense)

Non-operating income for the year ended December 31, 2008 were $114,953, as compared to non-operating expense $1,623,652 for the year ended December 31, 2007, which representing a 110.2% increase. The main reason for the increase is because CBH recorded $1,008,534 interest expenses for the loan from RimAsia in the year ended December 31, 2007 and no interest expense for the loan booked in the year ended December 31, 2008 due to CBH’s having converted the loan from RimAsia and unpaid interest to redeemable convertible preferred stock on November 16, 2007.

Income Tax

According to the Enterprise Income Tax (“EIT”) Law of China, Erye was to continue to enjoy tax benefit of 50% of the 25% EIT tax rate, or 12.5% from January 1, 2008 through December 31, 2010 as being a High-tech Company in Jiangsu, China. According to EIT Law of China, the preferential tax rate applicable to High-tech Company is 15%. Comparatively, Erye was except from income tax for the year ended December 31, 2007. The income tax expenses for the years ended December 31, 2008 and December 31, 2007 were $1,418,334 and $1,245, respectively, which account for 2.8% and 0% of the sales.

Dividend and Accretion of Redeemable Preferred Stock

As disclosed in Note 12 to CBH’s consolidated financial statements, according to the conditional loan conversion agreement (“Agreement”) entered into between CBH and RimAsia, CBH accrued dividends and accretion on redeemable preferred stock for $1,033,239 for the year ended December 31, 2008, including $574,022 unpaid dividend, $459,217 suspendible premium because the trading volume and trading price of CBH Common Stock did not meet the requirement pursuant to the Agreement.

Net Income (Loss) Available to Common Shareholders

Net income for the year ended December 31, 2008 was $1,793,778 as compared to a net loss of $13,546,987 for the year 2007. Erye’s strong business performance is the main reason for the significant growth of net income. Also, the significant loss on discontinued operations in 2007 was attributable to the write off of the former subsidiary, Enshi, the total amount of which was $11,491,172.

Subsequent Events

At a meeting of the Board of Directors of CBH held on July 11, 2009, the CBH Board determined to discontinue the operations of Keyuan and write off its investment in the subsidiary. The financial impact of this decision will be reflected appropriately in CBH’s quarterly report on Form 10-Q for the quarter ended June 30, 2009.

LIQUIDITY AND CAPITAL RESOURCES

Three Months Ended March 31, 2009 as Compared to Three Months Ended March 31, 2008

As of March 31, 2009, total current assets were $21,930,414 and total current liabilities were $19,575,964. Cash and cash equivalents on March 31, 2009 was $2,226,777, an increase of $1,645,050 from the $581,727 reported on March 31, 2008. The increase is mainly attributed through the increase in sales revenue.

For the three months ended March 31, 2009, net cash provided by continuing operating activities was $1,931,350. Cash provided by operating activities results primarily from the Erye’s strong performance in sales and increase in its profit margin. Erye has paid $3,593,607 more for its inventories in order to produce sufficient products for the busy sales season started in next quarter.

Net cash provided by investing activities and used in financing activities were $1,412,177 and $1,696,921, respectively, for the three month ended March 31, 2009. Cash provided by investing activities during the period was mainly contributed by the withdrawal of $4,384,553 from the short-term investment account of Erye. CBH also used $1,108,537 for the construction of the new plant, and purchase of equipments. During the quarter, net cash used in financing activities was mainly due to Erye’s repayment of $1,172,080 short-term bank loans back.

Year Ended December 31, 2008 as Compared to Year Ended December 31, 2007

As of December 31, 2008, total current assets were $18,401,629 and total current liabilities were $18,508,221. Cash and cash equivalents on year ended December 31, 2008 were $581,727, a decrease of $87,972 from the $669,699 reported on December 31, 2007.

For the year ended December 31, 2008, net cash provided by continuing operating activities was $9,275,151, net cash used in continuing operation investing activities was $11,593,329, and net cash used in continuing operation financing activities was $2,147,524. For the year ended December 31, 2007, net cash provided by continuing operating activities was $2,072,742, net cash used in continuing operation investing activities was $1,317,154, and net cash used in continuing operation financing activities was $2,003,528. Cash used in investing activities for the year ended December 31, 2008 resulted mainly from purchase of land use right and property, plant and equipment in connection with the expected relocation of Erye to its new facilities. Cash provided by financing activities for the year ended December 31, 2008 results primarily due to less notes payables issued.

On November 19, 2007, CBH entered into an agreement with RimAsia as a follow-up to letters of intent signed on July 14, 2007 and August 2, 2007, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the acquisition of Enshi plus unpaid interest of $1,008,534 (total of $12,508,534) was converted in full into 6,185,607 shares of senior redeemable convertible preferred shares of CBH at a conversion price of $2.0222 for each such preferred share. Each preferred share may be converted into two shares of CBH Common Stock. Additionally, the exercise price of $1.375 for the 12 million existing warrants exercisable into CBH Common Stock previously issued to and currently held by RimAsia in connection with the extension of the loan financing (“Existing Warrants”) was lowered to $1.26 per share and the term of the Existing Warrants extended to 4.5 years from the closing date. This was conditioned on us signing a letter of intent for acquisition of a new company (or for the injection of the remaining 49% equity stake of Erye not already owned by CBH) before January 15, 2008, having such acquisition closed before June 30, 2008 and then extended to October 31, 2009. In connection therewith, the parties also entered into a registration rights agreement and certain other agreements, and CBH issued an additional common stock purchase warrant and a modified common stock purchase warrant.

On November 2, 2008, CBH entered into the Agreement and Plan of Merger that is addressed in this joint proxy statement/prospectus. A detailed summary of the Merger transaction and the relevant consequences, including those relating to liquidity and capital resources, appears above.

Relocation of Erye

The new plant of Erye is currently under construction. To date, all the buildings in the planned manufacturing area have been completed, and the Purification plant is under construction and the equipments are delivered and in the process of assembling. CBH expects that the Penicillin and Cephems sterile injection powder workshops will be completed by June 2010. In early 2010, CBH plans to apply for GMP approval with China Food and Drug Administration (SFDA) for these two workshops. CBH expects that the new plant will be fully operational by June 2011.

The total expenditure of the new factory project and the relocation of Erye is estimated at up to $29,340,000 (RMB 200,000,000), of which $7,539,511 has been spent to date.

Outlook

CBH has entered into the Agreement and Plan of Merger with NeoStem and CBH’s management expects to complete the Merger by the end of the third quarter of 2009, subject to receipt of all necessary approvals.

Off-Balance Sheet Arrangements

CBH does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on CBH’s financial condition, revenues, and results of operations, liquidity or capital expenditures.

Management Assumptions

CBH’s management anticipates, based on internal forecasts and assumptions relating to CBH’s current operations, that existing cash and funds generated from operations may not be sufficient to meet capital requirements for future acquisition activities. If the Merger is not consummated, CBH could therefore be required to seek additional financing. There can be no assurance that CBH will be able to obtain such additional financing at acceptable terms to CBH, or at all.

Effect of Fluctuation in Foreign Exchange Rates

CBH’s operating subsidiaries are located in China. Their business activities are mainly in China using Chinese Renminbi as the functional currency. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As CBH relies entirely on revenues earned in China, any significant revaluation of the Renminbi may materially and adversely affect CBH’s cash flows, revenues and financial condition. For example, to the extent that CBH needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for CBH’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on CBH’s business, financial condition and results of operations.

Conversely, if CBH decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on CBH Common Stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi CBH converts would be reduced. To date, however, CBH has not engaged in transactions of either type.

Since 1994 China has pegged the value of the Renminbi to the U.S. dollar. CBH does not believe that this policy has had a material effect on its business. However, there have been indications that the Chinese government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. As of March 31, 2009, the value of the Renminbi to the U.S. dollar was translated at 6.83 RMB to $1.00 USD.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, SFAS 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. CBH believes adopting SFAS No. 141R might materially impact the accounting treatment for any future merger or acquisition consummated January 1, 2009.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133 (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 became effective on January 1, 2009 and has no impact on CBH’s financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” SFAS 162 has no impact on CBH’s financial statements.

In June 2008, the FASB issued EITF 08-4, Transition Guidance for Conforming Changes to Issue No. 98-5 (“EITF 08-4). The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted. EITF 08-4 has no impact on CBH’s financial statements.

On October 10, 2008, the FASB issued FASP Staff Position (“FSP”) 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption had no material impact on CBH’s financial position or results for the year ended December 31, 2008 or the quarter ended March 31, 2009.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on CBH’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not

Orderly”. FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting this FSP must also early adopt FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. Additionally, if an entity elects to early adopt either FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” or FSP FAS 115-2 and FAS 124-2, it must also elect to early adopt this FSP. CBH is currently evaluating this new FSP but does not believe that it will have a significant impact on the determination or reporting of CBH’s financial results.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2. This FSP amends SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” SFAS 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This FSP will replace the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This FSP provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this FSP does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. Also, if an entity elects to early adopt either FSP FAS 157-4 or FSP FAS 107-1 and APB 28-1, the entity also is required to early adopt this FSP. CBH is currently evaluating this new FSP but does not believe that it will have a significant impact on the determination or reporting of CBH’s financial results.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1. This FSP amends SFAS 107 to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. NeoStem is currently evaluating the disclosure requirements of this new FSP.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

The following table provides information about the intended directors and executive officers* of the combined company assuming completion of the Merger during 2009.

Name	Age	Position	Expiration of Director Term****
Robin L. Smith, M.D.	44	Chief Executive Officer and Director	2010
Larry May (**)	58	Chief Financial Officer	—
Catherine Vaczy	48	Vice President and General Counsel	—
Alan G. Harris	58	Vice President of Drug Development and Regulatory Affairs	—
Madam Zhang Jian	47	General Manager, Erye	—
Joseph Zuckerman, M.D.	57	Director	2010
Richard Berman	67	Director	2010
Steven S. Myers	62	Director	2010
Drew Bernstein	53	Director	2010
Shi Mingsheng (***)	57	Director	2010
Eric Wei (***)	53	Director	2010

(*)	NeoStem also anticipates hiring an executive to head marketing and sales.
(**)	A high level group CFO with both public company and PRC business experience is being recruited to lead the team tasked with operational and financial consolidation to build a platform for the post-merger expansion strategy.
(***)	Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. NeoStem believes, as its business moves into China, that it would also be desirable to have one or more independent directors who reside in the PRC and have relevant experience. The Nominating Committee of NeoStem’s Board of Directors intends to continue its search for such potential director candidates.
(****)	The term expiration dates do not give effect to the contemplated classification of the Board of Directors into three classes of Directors, which classification is offered for the stockholders’ consideration in NeoStem Proposal No. 8 of this joint proxy statement/prospectus. In the event the classification becomes effective, each class of Directors would serve a three-year term, and each class would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For further information, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

Robin L. Smith

Dr. Robin L. Smith joined NeoStem as Chairman of its Advisory Board in September 2005 and, effective June 2, 2006, became the Chief Executive Officer and Chairman of the Board. Dr. Smith, who received a medical degree from Yale University in 1992 and a master’s degree in business administration from the Wharton School in 1997, brings to NeoStem extensive experience in medical enterprises and business development. From 2000 to 2003, Dr. Smith served as President & Chief Executive Officer of IP2M, a multi-platform media company specializing in healthcare. During her term, the company was selected as being one of the ten fastest growing technology companies in Houston. IP2M was sold to a publicly-traded company in February 2003. Previously, from 1998 to 2000, she was Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed 14 percent of the healthcare dollars spent by large insurance companies.

Dr. Smith has acted as a senior advisor and investor to both publicly traded and privately held companies including but not limited to CBH, Phase III Medical (NeoStem’s predecessor), the Madelin Fund, HC Innovations Inc., Navstar Media Holdings, Strike Force, Health Quest, Red Lion Partners and All American Pet,

where she has played a significant role in restructuring and or growing the companies. Dr. Smith served on the Board of Directors of two privately held companies, Talon Air and Biomega, and also served on the Chemotherapy Foundation Board of Trustees and The New York Theatre Ballet. She currently serves on the Board of Trustees of the NYU Medical Center Board, is Chairman of the Board of Directors for the New York University Hospital for Joint Diseases where she heads up new development efforts and board member recruitment, and serves on the Board of Choose Living. Dr. Smith is the President and serves on the Board of Directors of The Stem for Life Foundation.

Dr. Smith was originally appointed to the Board of Directors in June 2006 pursuant to the terms of the Securities Purchase Agreement in the June 2006 private placement.

Larry A. May

Mr. May, the former Treasurer of Amgen (one of the world’s largest biotechnology companies), initially joined NeoStem to assist with licensing activities in September 2003. He became an officer of NeoStem upon NeoStem’s acquisition of the business of NS California in January 2006. For the last 25 years, Mr. May has worked in the areas of life science and biotechnology. From 1983 to 1998, Mr. May worked for Amgen as Corporate Controller (1983 to 1988), Vice President/Corporate Controller/Chief Accounting Officer (1988 to 1997), and Vice President/Treasurer (1997 to 1998). At Amgen, Mr. May helped build Amgen’s accounting, finance and IT organizations. From 1998 to 2000, Mr. May served as the Senior Vice President, Finance & Chief Financial Officer of Biosource International, Inc., a provider of biologic research reagents and assays. From 2000 to May 2003, Mr. May served as the Chief Financial Officer of Saronyx, Inc., a company focused on developing productivity tools and secure communication systems for research scientists. From August 2003 to January 2005, Mr. May served as the Chief Financial Officer of NS California. In March 2005, Mr. May was appointed CEO of NS California and in May 2005 he was elected to the Board of Directors of NS California. He received a Bachelor of Science degree in Business Administration & Accounting in 1971 from the University of Missouri.

Catherine M. Vaczy

Ms. Vaczy joined NeoStem in April 2005 as Vice President and General Counsel. Ms. Vaczy is responsible for overseeing NeoStem’s legal affairs. From 1997 through 2003, Ms. Vaczy held various senior positions at ImClone Systems Incorporated, a then publicly-traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its Vice President, Legal and Associate General Counsel. While at ImClone, Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement for Erbitux®, the company’s targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science industry at the New York City law firm of Ross & Hardies. Ms. Vaczy is Secretary and serves on the Board of Directors of The Stem for Life Foundation. Ms. Vaczy received a Bachelor of Arts degree in 1983 from Boston College and a Juris Doctor from St. John’s University School of Law in 1988.

Alan G. Harris

Dr. Harris has been NeoStem’s Vice President of Drug Development and Regulatory Affairs since July 2009. In June 2009, Dr. Harris had served as a consultant for NeoStem, providing strategic advice in connection with the company’s research and development initiatives. Prior to joining NeoStem, from February 2006 to December 2007 he was Chief Medical Officer of Manhattan Pharmaceuticals, Inc. Prior to this, from January 2004, Dr. Harris was head of the Worldwide Medical Endocrine Care group at Pfizer, Inc. (New York, NY), where he was responsible for the clinical development of the growth hormone Genotropin®, the growth hormone antagonist Somavert®, and the leading international medical outcomes database containing information about growth hormone treatment in children (KIGS) and adults (KIMS). Prior to that he served in a number of capacities at Schering-Plough Corporation (Kenilworth, NJ) from 1995 to 2004, most recently as vice president, Global Healthcare Research & Outcomes. Dr. Harris received an MD degree cum laude from the Louis Pasteur Faculty of Medicine, University of Strasbourg, France and a Ph.D. in Endocrinology from Erasmus University, Rotterdam, The Netherlands. He is currently an adjunct professor of medicine at New York University Medical School and visiting professor of medicine in the Department of Endocrinology at Liege University Medical School, Belgium and in the Department of Pharmacology and Clinical Toxicology at the University Hospital of Lausanne, Switzerland. Dr. Harris is a Fellow of the American College of Physicians, the Royal College of Physicians (UK), and the American College of Clinical Pharmacology.

Madam Zhang Jian

Ms. Zhang Jian has been the General Manager of Erye since 2003. She was elected to be the Chairwoman and a director of CBH on April 30, 2007. From the end of 2007, Ms. Zhang Jian was elected to be the Chief Financial Officer (CFO) of CBH. Prior to being the General Manager for Erye, she served for more than 5 years as the deputy general manager of Suzhou Number 2 Pharmaceutical Company and more than a year as the deputy general manager of Suzhou Number 4 Pharmaceutical Company after working in various positions in charge of human resources and quality control there. Ms. Zhang graduated from Central Television University majoring in electronics and later graduated with a certificate in accounting from Suzhou Adult Education University and a graduate degree in finance and accounting from the School of Finance and Economics of Suzhou University. Ms. Zhang has extensive background and experience in the pharmaceuticals industry having worked in various managerial positions and various aspects of the industry. She is an expert in managing a growth company, having turned Erye into a successful operation after taking it over from the government with Mr. Shi Mingsheng and others.

Joseph Zuckerman, M.D.

Joseph D. Zuckerman joined the Board of Directors of NeoStem in January 2004, serves on the Compensation Committee and Nominating Committee and until June 2009, served on the Audit Committee. Since 1997, Dr. Zuckerman has been Chairman of the NYU Hospital for Joint Diseases Department of Orthopedic Surgery and the Walter A. L. Thompson Professor of Orthopedic Surgery at the New York University School of Medicine. He is responsible for one of the largest departments of orthopedic surgery in the country, providing orthopedic care at five different hospitals including Tisch Hospital, the Hospital for Joint Diseases, Bellevue Hospital Center, the Manhattan Veteran’s Administration Medical Center and Jamaica Hospital. He was also the Director of the Orthopedic Surgery Residency Program from 1990 to 2006, which trains more than 60 residents in a five year program.

Dr. Zuckerman was recently elected First Vice President of the Board of Directors of the American Academy of Orthopedic Surgeons. He has also held other leadership positions in national organizations and was President of the American Shoulder and Elbow Surgeons and Chair of the Council on Education for the American Academy of Orthopedic Surgeons. His clinical practice is focused on shoulder surgery and hip and knee replacement and he is the author or editor of ten textbooks, 60 chapters and more than 200 articles in the orthopedic and scientific literature.

Richard Berman

Richard Berman joined the Board of Directors of NeoStem in November 2006, serves as Chairman of the Compensation Committee and Chairman of the Audit Committee and until March 2009 and June 2009, respectively, served as Chairman of the Nominating Committee and Chairman of the Audit Committee. Mr. Berman continues to serve as a member of the Audit Committee and the Nominating Committee. Mr. Berman’s career spans over 35 years of venture capital, management and Merger & acquisitions experience. In the last five years, he has served as a professional director and/or officer of about a dozen public and private companies. He is currently CEO of Nexmed, a small public biotech company, Chairman of National Investment Managers, a public company in pension administration and investment management, Chairman of Candidate Resources, a private company delivering HR services over the Web, and Chairman of Fortress Technology Systems (homeland security). In addition to serving as a director of NeoStem, Mr. Berman also serves as a director of six other public companies: Broadcaster, Inc., NexMed, Inc., National Investment Managers, Inc., Advaxis, Inc., Superfly Advertising Inc. and Easylink Services International, Inc.

Pursuant to the terms of the Securities Purchase Agreement in the June 2006 private placement, NeoStem agreed to permit the lead investor, DCI Master LDC, to designate one additional independent member to the NeoStem Board of Directors reasonably acceptable to NeoStem. This right terminated in 2007. Mr. Berman was originally appointed to the Board of Directors in November 2006 to serve as such designee.

Steven S. Myers

Steven S. Myers joined the Board of Directors of NeoStem in November 2006 and serves on the Compensation Committee, Audit Committee and Nominating Committee. In March 2009, Mr. Myers became Chairman of the Nominating Committee. Mr. Myers is the founder, and until his retirement in March 2007 was the Chairman and CEO, of SM&A (Nasdaq:WINS), the world’s leading provider of Competition Management Services. SM&A helps businesses win structured competitive procurements and design successful transitions from proposals to programs. Since 1982, SM&A has managed over 1,000 proposals worth more than $340 billion for its clients and has achieved an 85% win rate on awarded contracts. The company has also supported more than 140 programs with a better than 93% client-satisfaction rating. SM&A routinely supports clients such as Boeing, Lockheed Martin, Accenture, Raytheon, Northrop Grumman, Motorola, and other Fortune 500 companies.

Mr. Myers graduated from Stanford University with a B.S. in Mathematics and had a successful career in the aerospace and defense sector supporting DoD and NASA programs before founding SM&A. He has a strong technical background in systems engineering and program management. Mr. Myers is also founder, President and CEO of Dolphin Capital Holdings, Inc, which owns, operates and leases business jet aircraft and does private equity investing in innovative enterprises. A serial entrepreneur, Mr. Myers has spearheaded a number of business innovations in aerospace & defense and in business aviation. He is a highly accomplished aviator.

Drew Bernstein

Mr. Bernstein was appointed to the Board of Directors of NeoStem on June 9, 2009 and serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Mr. Bernstein co-founded Bernstein & Pinchuk LLP (B&P) in 1983, a fast growing accounting firm headquartered in New York. His early recognition of the global marketplace and his extensive travel in the People’s Republic of China (“PRC”) resulted in the aggressive expansion of the firm’s services to the PRC where he has established associate offices to better serve expanding client needs. In addition, his diverse experience in retail, manufacturing, hospitality, professional practices and real estate contributed to the expansion of the firm’s client base abroad. He is also a frequent speaker at industry, investment banking and university conferences. Mr. Bernstein, fluent in the French language, provides business advisory and specialized auditing services to clients throughout Europe including the Czech Republic, France, Germany, Switzerland and in Israel.

He serves as an accountant and advisor to numerous entities across the United States and has been responsible for more than 200 real estate transactions with an aggregate value in excess of US$3 billion. He is qualified to perform accounting and auditing services for public companies and has qualified as an expert witness. He is an active member of the board of directors and an officer of a prestigious foundation that was honored with the President’s Voluntary Action Award by the late President Ronald Reagan.

Mr. Bernstein received his BS degree from the University of Maryland Business School, is licensed in the State of New York, Connecticut, California, Texas and Maryland and is a member of the AICPA, the NYSSCPA and the NSA. Mr. Bernstein just became the chairman of the audit committee for China Wind Systems, Inc. last month, (OTC Bulletin Board: CWSI.OB) a leading supplier of forged products and industrial equipment to the wind power and other industries in China.

Shi Mingsheng

Age 57, Shi Mingsheng has been serving as chairman of the board of directors of CBH’s subsidiary, Suzhou Erye Pharmaceutical Limited Company (“Erye”), since 2003. Currently, Mr. Shi is also the chairman of EET. Before that, Mr. Shi served for five years as the assistant director of Suzhou No.4 Pharmaceutical Limited Company, and seven years as the deputy director of Suzhou No.4 Pharmaceutical Limited Company, and five years as the factory director of Suzhou No.2 Pharmaceutical Limited Company, the predecessor company of Erye. Mr. Shi has a bachelor degree in Economics & Management from the Party School of the CPC. Mr. Shi holds a professional title which is Senior Economist. As a veteran of the Chinese pharmaceuticals industry, Mr. Shi is expected to contribute to the industry knowledge of the board in terms of operational management, strategic growth and future acquisitions.

Eric Wei

Eric Wei is one of the founders and the managing partner of RimAsia Capital Partners, L.P. Prior to establishing RimAsia in January of 2005, Mr. Wei was a managing director of Gilbert Global Equity Partners, a US$1.2 billion global private equity fund; a founding partner of Crimson Asia Capital Partners, a US$435 million Asian private equity program; a founder and investment committee member of the US$800 million Asian Infrastructure Fund, and an investor and director of The Asian MBO Fund. Mr. Wei has also previously been an investment banker with over 10 years of experience at Peregrine Capital, Prudential Securities, Lazard Freres and Citibank. Mr. Wei received a Bachelor of Science degree in Math and Economics from Amherst College and a Master of Business Administration degree from the Wharton Graduate School of Management at the University of Pennsylvania.

SIGNIFICANT ADVISORS:

CHAIRMAN, SCIENTIFIC ADVISORY BOARD

Wayne Marasco, M.D., Ph.D.

Dr. Marasco, 55, is an Associate Professor in the Department of Cancer Immunology & AIDS at the Dana-Farber Cancer Institute and Associate Professor of Medicine at Harvard Medical School. A former founding Director and long time Senior Scientific Advisor to NeoStem, in November 2006 he relinquished his position as Director to focus his time with NeoStem on heading and expanding NeoStem’s new Scientific Advisory Board effective as of January 29, 2007. In addition, Dr. Marasco will assist in NeoStem’s initiatives of establishing partnerships with leading academic institutions focused on stem cell therapies and translational research and will help source intellectual property that will keep NeoStem in the forefront of the adult stem cell field.

Dr. Marasco will continue to advise NeoStem on identifying and engaging leading physicians and scientists who are increasingly revolutionizing adult stem cell treatments in the fields of cardiology, radiation exposure, diabetes, blood cancer and other cancers, wound and burn healing, skeletal repair, and autoimmune disorders such as lupus, multiple sclerosis and rheumatoid arthritis.

Dr. Marasco is a licensed physician-scientist with training in Internal Medicine and specialty training in infectious diseases. His clinical practice sub-specialty is in the treatment of immunocompromised (cancer, bone marrow and solid organ transplant) patients.

Dr. Marasco’s research laboratory is primarily focused on the areas of antibody engineering and gene therapy. New immuno- and genetic- therapies for HIV-1 infection/AIDS, HTLV-1, the etiologic agent in Adult T-cell Leukemia, and other emerging infectious diseases such as SARS and Avian Influenza are being studied. Dr. Marasco’s laboratory is recognized internationally for its pioneering development of intracellular antibodies (sFv) or “intrabodies” as a new class of molecules for research and gene therapy applications. He is the author of more than 70 peer reviewed research publications, numerous chapters, books and monographs and has been an invited speaker at many national and international conferences in the areas of antibody engineering, gene therapy and AIDS. Dr. Marasco is also the Scientific Director of the National Foundation for Cancer Research Center for Therapeutic Antibody Engineering (the “Center”). The Center is located at the Dana-Faber Cancer Institute and will work with investigators globally to develop new human monoclonal antibody drugs for the treatment of human cancers.

In 1995, Dr. Marasco founded IntraImmune Therapies, Inc., a gene therapy and antibody engineering company. He served as the Chairman of the Scientific Advisory Board until the company was acquired by Abgenix in 2000. He has also served as a scientific advisor to several biotechnology companies working in the field of antibody engineering, gene discovery and gene therapy. He is an inventor on numerous issued and pending patent applications.

PRC SCIENTIFIC ADVISOR

Cai Jianqian

Cai Jianqian, 66, serves as the PRC Scientific Advisor to NeoStem pursuant to an April 23, 2009 Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai is President. Ms. Cai Jianqian graduated from the Shandong University of Traditional Chinese Medicine and has held the positions of Chief of the Administration of Chinese Medicine of Shandong Province, standing Council Member of the China Association of Chinese Medicine, Chairman of the Medicated Diet Association, Member of the lecturer team on Chinese acupuncture and moxibustion, and Corporate Representative of the Shandong Provincial Association of Chinese Medicine. Ms. Cai held the governmental office responsible for the administration of the medical industry in the PRC for many years, was responsible for creating the development strategies and long-term and middle-term planning of the industry, and is considered by many to be instrumental in the continual improvement of the standards of medicine, education and research in the Chinese medicine industry. She was appointed in 1983 to head Chinese Medical Affairs of Shandong province, and during her tenure the number of Chinese medicine hospitals in Shandong province increased from eight to 150. In addition to being responsible for having established the Shandong Academy of Chinese Medicine and the Shandong Academy of Acupuncture and Moxibustion, she has been consistently praised by the Ministry of Health and the State Administration of Traditional Chinese Medicine for having made Shandong province one of the top ranked provinces in the PRC for Chinese medicine advancement.

Ms. Cai Jianqian is a Council member of the American General Medical Association as well as an editorial member of The Journal of American General Medicine. She is responsible for having established The Chinese Traditional Medicine Center in Chicago, two Chinese medicine hospitals in South Africa, twelve Chinese medicine outpatient clinics in Switzerland and the Chinese medicine rehabilitation centers in Poland and Russia.

Ms. Cai Jianqian has been extensively published in her field and is well regarded for her work in the research and development of new drugs, including the clinical study of complex diseases and acute illness, including cancer. She has been awarded an International MD and is certified by the International Open Traditional Medicine University & Institute of Medical Science of the United Nations, and the International Association of Traditional Medicine in Colombo in 1999.

NEOSTEM’S CORPORATE GOVERNANCE

Director Independence

NeoStem’s current Board members consist of Dr. Smith, Dr. Zuckerman, Mr. Berman, Mr. Myers and Mr. Bernstein. The Board has determined that Messrs. Myers, Berman and Bernstein and Dr. Zuckerman are independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. Dr. Smith is not independent.

Term of Directors

Directors currently hold office until the next annual meeting and until their successors are elected and have qualified. However, if NeoStem Proposal No. 8 receives stockholder approval and the Amended and Restated Certificate of Incorporation is thereby amended, NeoStem’s Board will consist of three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term and until their successors are duly elected and qualified. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For further information, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

Committees

In November 2006, NeoStem’s Board established separate Audit and Compensation Committees and in May 2007, a separate Nominating and Governance Committee (“Nominating Committee”) was established. Mr. Berman was appointed as chairman of each such committee with Mr. Myers and Dr. Zuckerman serving as additional members. In March 2009, Mr. Myers was appointed as chairman of the Nominating Committee with Mr. Berman and Dr. Zuckerman serving as additional members. In June 2009, Mr. Bernstein was appointed as chairman of the Audit Committee with Messrs. Berman and Myers serving as additional members.

Audit Committee

NeoStem’s Audit Committee consists of three directors, Mr. Bernstein (chairman), Mr. Berman and Mr. Myers. Each such member of the committee is independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. The Audit Committee met four times during the year ended December 31, 2008 (and at that time consisted of Mr Berman (chairman), Mr. Myers and Dr. Zuckerman). In addition, the Audit Committee took action by written consent. The Board has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-B, and Mr. Bernstein is independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. For information on Mr. Bernstein’s experience, please see “Management of the Combined Company After the Merger — Drew Bernstein.”

Pursuant to the terms of the Audit Committee charter, NeoStem’s Audit Committee is required to consist of at least three “independent” directors of NeoStem and shall serve at the pleasure of the Board. An “independent” director is defined as an individual who (a) is not an officer or salaried employee or an affiliate of NeoStem, (b) does not have any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the SEC and the NYSE Amex or such other securities exchange or market on which NeoStem’s securities are traded and (d) except as permitted by the SEC and the NYSE Amex or such other securities exchange or market on which NeoStem’s securities are traded, does not accept any consulting, advisory or other compensatory fee from NeoStem.

NeoStem’s Audit Committee has a charter that requires the committee to oversee our accounting and financial reporting process, NeoStem’s system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of NeoStem’s financial statements. The primary duties of the Audit Committee consist of, among other things:

•	Serving as an independent and objective party to monitor NeoStem’s financial reporting process, internal control system and disclosure control system.

•	Reviewing and appraising the audit efforts of NeoStem’s independent accountants.
•	Assuming direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and NeoStem’s management regarding financial reporting issues.
•	Providing an open avenue of communication among the independent accountants, financial and senior management and the Board.

Statement of Audit Committee of NeoStem

The Audit Committee of the Board of Directors of NeoStem offers this statement regarding NeoStem’s audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2008 and regarding certain matters with respect to Holtz Rubenstein Reminick LLP, NeoStem’s independent auditors. This statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the Securities and Exchange Commission by NeoStem, except to the extent that NeoStem specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management. The Audit Committee has discussed with NeoStem’s independent auditors the matters required to be discussed by the statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from NeoStem’s independent auditors required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600 T, and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the NeoStem Board of Directors that the audited financial statements be included in NeoStem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of NeoStem

Richard Berman, Chairman*
Steven S. Myers*
Joseph Zuckerman*

*	Mr. Bernstein was appointed to the Audit Committee (and concomitantly designated its Chairman) at the time of his election to the Board of Directors in June, 2009. Mr. Bernstein replaced Mr. Berman as Chairman of the Audit Committee. Mr. Berman continues to serve as a member of the Audit Committee. Upon Mr. Bernstein’s appointment, Dr. Zuckerman left the Audit Committee.

Compensation Committee

NeoStem’s Compensation Committee consists of three directors, Mr. Berman (chairman), Mr. Myers and Dr. Zuckerman. Each such member of the Compensation Committee is independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. The Compensation Committee met two times during the year ended December 31, 2008. In addition, the Compensation Committee took action by written consent.

Each member of NeoStem’s Compensation Committee must (i) be an independent director of NeoStem satisfying the independence requirements of the NYSE Amex and other applicable regulatory requirements; (ii) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, as amended; and (iii) meet the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers.

NeoStem has adopted a Compensation Committee charter which outlines the Compensation Committee’s primary duties which are to:

•	evaluate the performance of the Chief Executive Officer in light of NeoStem’s goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Committee shall deem appropriate;
•	approve all salary, bonus, and long-term incentive awards for executive officers;
•	approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;
•	review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;
•	review and approve changes to NeoStem’s equity-based compensation plans other than those changes that require stockholder approval under the plans, the requirements of the NYSE Amex or any exchange on which NeoStem’s securities may be listed and/or any applicable law;
•	review and recommend to the full Board changes to NeoStem’s equity-based compensation plans that require stockholder approval under the plans, the requirements of the NYSE Amex or any exchange on which NeoStem’s securities may be listed and/or any applicable law;
•	review and approve changes in NeoStem’s retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;
•	administer NeoStem’s equity-based compensation plans; and
•	approve, as required by applicable law, the annual Committee report on executive compensation (if required) for inclusion in NeoStem’s proxy statement.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the Chief Executive Officer may make recommendations to the Compensation Committee relating to executive and director compensation.

Director Nomination Process

Nominating Committee

NeoStem’s Nominating Committee consists of three directors. From May 2007 through March 2009, Mr. Berman was the chairman of the Nominating Committee with Mr. Myers and Dr. Zuckerman serving as additional members. In March 2009, Mr. Myers was appointed as chairman of the Nominating Committee with Mr. Berman and Dr. Zuckerman serving as additional members. The Nominating Committee is empowered by the Board of Directors to recommend to the Board of Directors qualified individuals to serve on the NeoStem Board of Directors and to identify the manner in which the Nominating Committee evaluates nominees recommended for the Board. All members of the Nominating Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in the rules of the NYSE Amex and SEC regulations. The NeoStem Board of Directors has adopted a Nominating Committee charter to govern its Nominating Committee.

Qualifications for Board Membership

The charter and guidelines developed by the Nominating Committee describe the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee, among other factors listed in the Committee’s guidelines:

•	should possess the highest personal and professional standards of integrity and ethical values;
•	must be committed to promoting and enhancing the long term value of NeoStem for its stockholders;
•	should not have any conflicts of interest;

•	must have demonstrated achievement in one of more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;
•	must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to NeoStem;
•	must have adequate time to devote to the Board and its committees; and
•	is expected to have sound judgment, derived from management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

Process for Identifying and Evaluating Nominees

NeoStem’s Board believes NeoStem is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Board will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, if a vacancy on the Board occurs between annual stockholder meetings or if our Board believes it is in NeoStem’s best interests to expand its size, the Board may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Nominees for director must be discussed by the full Board and approved for nomination by the affirmative vote of a majority of our Board, including the affirmative vote of a majority of the independent directors. Two of NeoStem’s directors, Dr. Smith and Mr. Berman, were originally nominated in 2006 pursuant to certain contractual rights (see “Management of the Combined Company After the Merger and Share Exchange”).

The Nominating Committee assists the Board by identifying qualified candidates for director and recommends to the Board the director nominees for the annual meeting of stockholders. The Board will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and NeoStem’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet NeoStem’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Board will determine which nominee(s) to include in the slate of candidates that the Board recommends for election at each annual meeting of NeoStem’s stockholders.

Procedures for Considering Nominations Made by Stockholders

The Nominating Committee’s charter and guidelines developed by the Nominating Committee describe procedures for nominations to be submitted by stockholders and other third-parties, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. The guidelines state that a nomination must be delivered to the Secretary of NeoStem at the principal executive offices of NeoStem not later than the 120th day prior to the date of the proxy statement for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days after the anniversary date of the annual meeting, notice to be timely must be so delivered a reasonable time in advance of the mailing of NeoStem’s proxy statement for the annual meeting for the current year. The guidelines require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director, among other things: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected) and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter and the guidelines for director candidates.

There will be no differences in the manner in which the NeoStem Board of Directors evaluates nominees recommended by stockholders and nominees recommended by the Board or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. In connection with the 2008 Annual Meeting, the Board did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of NeoStem Common Stock for at least one year.

Board and Committee Meeting Attendance

During the year ended December 31, 2008, the Board of Directors held seven meetings, the Audit Committee held four meetings and the Compensation Committee held two meetings. In addition, the Board of Directors, the Audit Committee and the Compensation Committee each took action by written consent. The Nominating Committee, formed in May 2007, held no meetings during the year ended December 31, 2008. Each director attended (or participated by telephone in) at least 75% of the total number of meetings of the Board and committees on which he or she served.

Director Attendance at Annual Meetings

NeoStem’s Board members are encouraged, but not required by any specific Board policy, to attend NeoStem’s Annual Meeting. All five then current Board members attended NeoStem’s Annual Meeting held in 2009: Dr. Smith and Messrs. Berman and Weinreb attended in person, and Mr. Myers and Dr. Zuckerman participated via telephone.

Stockholder Communications

NeoStem’s Board has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to NeoStem’s Secretary and should be sent to such individual c/o NeoStem. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board. Under the procedures established by the Board, upon the Secretary’s receipt of such a communication, NeoStem’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Code of Ethics

NeoStem has adopted a Code of Ethics that applies to NeoStem’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions). The Code of Ethics is available on NeoStem’s website, www.neostem.com, and also has been filed as Exhibit 14.1 to Annual Report on Form 10-K for the year ended December 31, 2003.

CAPITALIZATION

The following table sets forth the capitalization of NeoStem as of March 31, 2009:

•	on an actual basis; and
•	on a pro forma basis giving effect to the consummation of the Merger and conversion of all the Series D Convertible Redeemable Preferred Stock into NeoStem Common Stock.

The share information in this table is based on shares of NeoStem Common Stock outstanding as of March 31, 2009.

	Actual Basis, as of March 31, 2009:	Pro Forma Basis:
Cash	$392,791	$2,659,600
Debt	$2,615,292	$20,664,027
Series C Convertible Preferred Stock	$0	$9,199,701
Series D Convertible Redeemable Preferred Stock	$0	$0
Stockholders’ Equity:
Series B Convertible Redeemable Preferred: authorized, 5,000,000 shares; liquidation value, 10 shares of common stock per share; $.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares	$100	$100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding 7,917,406 as of March 31, 2009	$7,917	$21,900
Additional paid-in capital	$41,049,112	$95,524,900
Accumulated deficit	$(41,861,552)	$(43,395,900)
Total Stockholders’ (Deficit) Equity	$(804,423)	$61,931,300

NEOSTEM PROPOSAL NO. 2

TO APPROVE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO INCREASE THE AGGREGATE NUMBER OF SHARES OF
PREFERRED STOCK AUTHORIZED FOR ISSUANCE FROM 5,000,000 SHARES TO
20,000,000 SHARES (AND A CORRESPONDING INCREASE IN NEOSTEM’S TOTAL
AUTHORIZED SHARES FROM 505,000,000 TO 520,000,000).

General

On July 12, 2009, the NeoStem Board of Directors declared the advisability of and approved, subject to the approval of the holders of a majority of the outstanding voting power of (i) NeoStem Common Stock and Series B Convertible Redeemable Preferred Stock (“NeoStem Series B Preferred Stock”), voting together as a single class, and (ii) NeoStem Series B Preferred Stock and Series D Convertible Redeemable Preferred Stock (“NeoStem Series D Preferred Stock”), voting together as a single class, an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of NeoStem Preferred Stock from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000) (the “Preferred Stock Amendment”) and directed that the Preferred Stock Amendment be submitted to the stockholders at the NeoStem special meeting. NeoStem’s Amended and Restated Certificate of Incorporation presently authorizes the issuance of 5,000,000 shares of NeoStem Preferred Stock. The Preferred Stock Amendment would increase the authorized number of shares of NeoStem Preferred Stock to 20,000,000 shares and correspondingly increase the total number of authorized shares of capital stock of NeoStem by 15,000,000. There are no preemptive rights with respect to the NeoStem Preferred Stock, and the additional authorized shares of NeoStem Preferred Stock would have the identical powers and rights as the shares now authorized.

The statements made in this joint proxy statement/prospectus with respect to the Preferred Stock Amendment should be read in conjunction with and are qualified in their entirety by reference to the text of the proposed Certificate of Amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc. annexed hereto as Annex D.

Proposed Amendment

If the NeoStem Preferred Stock Amendment is approved by the stockholders of NeoStem, the text of Section A of Article FOURTH of NeoStem’s Amended and Restated Certificate of Incorporation would read in its entirety as follows:

“A.  The total number of shares of stock which the Corporation shall have authority to issue is 520,000,000 shares, of which 500,000,000 shares are designated as common stock, having a par value of $0.001 per share (“Common Stock”) and 20,000,000 shares are designated as preferred stock, $0.01 par value per share (“Preferred Stock”).”

General Effect of Proposed Amendment and Reasons for Approval

As of July 8, 2009, of the 5,000,000 shares of NeoStem Preferred Stock authorized, 825,000 shares were designated as NeoStem Series B Preferred Stock, of which 10,000 shares were issued and outstanding. As of July 8, 2009, no shares of NeoStem Series B Preferred Stock were held in NeoStem’s treasury. As of July 8, 2009, of the 5,000,000 shares of NeoStem Preferred Stock authorized, 1,600,000 shares were designated as NeoStem Series D Preferred Stock, of which 1,293,251 shares were issued and outstanding. As of July 8, 2009, no shares of NeoStem Series D Preferred Stock were held in NeoStem’s treasury.

The Preferred Stock Amendment is required in order for NeoStem to be able to issue a series of NeoStem Preferred Stock as Series C Convertible Preferred Stock (“NeoStem Series C Preferred Stock”) to RimAsia pursuant to the terms of the Agreement and Plan of Merger, and the NeoStem Board of Directors believes that the Preferred Stock Amendment is advisable in order to have additional shares of NeoStem Preferred Stock available for potential acquisitions, to maintain NeoStem’s financing and capital-raising flexibility and for other corporate purposes. As of the date of this proxy statement, there are no present agreements or arrangements for the issuance of any of the additional shares of NeoStem Preferred Stock that would be authorized by the Preferred Stock Amendment, except that if the Merger is approved, NeoStem shall designate a series of NeoStem Preferred Stock as NeoStem Series C Preferred Stock, each share of which shall have a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at an initial conversion price of $0.90 per share, and NeoStem shall issue 8,177,512 shares of the Series C Preferred Stock to RimAsia pursuant to the terms of the Agreement and Plan of Merger. In addition, in the 2009 Series D Preferred Private Placements, NeoStem issued an aggregate of 1,293,251 shares of NeoStem Series D Preferred Stock. However, if NeoStem Proposal No. 4 receives stockholder approval, NeoStem Series D Preferred Stock will be automatically converted into 12,932,510 shares of NeoStem Common Stock. As of the date of this proxy statement, other than the issuance of 8,177,512 shares of NeoStem Series C Preferred Stock in connection with the Merger and the reservation of shares of NeoStem Series D Preferred Stock, there are no present agreements or arrangements for the issuance of any of the additional shares of NeoStem Preferred Stock that would be authorized by the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of shares of NeoStem Preferred Stock authorized for issuance.

Adoption of the Preferred Stock Amendment would enable the NeoStem Board of Directors from time to time to issue additional shares of Preferred Stock for such purposes and such consideration as the NeoStem Board of Directors may approve without further approval of NeoStem’s stockholders, except as may be required by law or the rules of the NYSE Amex or any national securities exchange on which the shares of NeoStem Common Stock are at the time listed.

Anti-Takeover Effect

The proposed increase in the number of authorized shares of NeoStem Preferred Stock is not intended to prevent or impede a change in control of NeoStem. Further, except for the transactions contemplated by the Agreement and Plan of Merger, NeoStem is not aware of any current effort to acquire control of NeoStem. However, the issuance of additional shares of NeoStem Preferred Stock could have the effect of delaying, deferring or preventing a change of control of NeoStem and may discourage bids for NeoStem Preferred Stock at a premium over the prevailing market price. In addition, the issuance of additional shares of NeoStem Preferred Stock that are convertible into NeoStem Common Stock could also have a dilutive effect on earnings per share and on the equity and voting power of existing holders of NeoStem Common Stock.

Effectiveness of Proposed Amendment

If the Preferred Stock Amendment is approved by the stockholders, it will become effective upon NeoStem’s executing, acknowledging and filing a certificate of amendment to NeoStem’s Amended and Restated Certificate of Incorporation as required by the General Corporation Law of the State of Delaware.

Vote Required and Appraisal Rights

The affirmative vote of the holders of a majority of the voting power outstanding as of the Record Date of (i) NeoStem Common Stock and NeoStem Series B Preferred Stock, voting together as a single class, and (ii) NeoStem Series B Preferred Stock and NeoStem Series D Preferred Stock, voting together as a single class, is required to approve the Preferred Stock Amendment. Notwithstanding authorization of the Preferred Stock Amendment by the stockholders of NeoStem, the NeoStem Board of Directors may abandon the Preferred Stock Amendment without further action by the stockholders. If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. Under Delaware law, stockholders will not have any appraisal rights in connection with the Preferred Stock Amendment. In the event this proposal is approved, the Preferred Stock Amendment shall be implemented irrespective of whether the other NeoStem proposals contained herein are approved or implemented. In the event this proposal is not approved and therefore the Preferred Stock Amendment is not implemented, then, irrespective of whether the stockholders approve the Merger in NeoStem Proposal No. 1, NeoStem would lack a sufficient number of shares of Preferred Stock to issue in connection with the Merger and therefore NeoStem would not be able to consummate the Merger.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL.

NEOSTEM PROPOSAL NO. 3

TO APPROVE THE ISSUANCE OF NEOSTEM COMMON STOCK IN ORDER TO
PERMIT THE POTENTIAL CONVERSION OF THE SERIES C CONVERTIBLE
PREFERRED STOCK INTO 9,086,124 SHARES OF NEOSTEM COMMON
STOCK UPON THE ELECTION OF THE HOLDERS THEREOF.

Introduction

Upon the consummation of the merger of NeoStem and CBH (as further described above), RimAsia will receive (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90.

We are seeking stockholder approval to permit the holders to exercise the warrants described above and to convert the Series C Stock to NeoStem Common Stock at their election, as well as to permit the holders to exercise the options described above. We believe that approval is required under the rules of NYSE Amex as further described below.

The conversion of the Series C Stock is restricted by a letter agreement entered into by RimAsia and NeoStem on December 18, 2008 (the “Blocker Letter”), pursuant to which RimAsia agreed not to exercise the warrants or convert the Series C Stock if it would increase RimAsia’s beneficial ownership of the NeoStem Common Stock to more than 19.9% unless the approval of NeoStem’s stockholders was obtained to remove such limitation. Please note that one of the matters presented for stockholder consideration in NeoStem Proposal No. 4, below, is the elimination of the Blocker Letter restrictions. If NeoStem Proposal No. 4 receives stockholder approval, the Blocker Letter will have no further effect.

Background

CBH Merger Agreement:  On November 2, 2008, NeoStem entered into the Agreement and Plan of Merger with CBH, CBC and Subco. RimAsia is the sole holder of shares of CBH Series B Preferred Stock that, upon the consummation of the transactions contemplated by the Agreement and Plan of Merger, will be converted into (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90. On a fully diluted basis, the securities that would be acquired by RimAsia in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger are currently equivalent to ownership of up to 15,544,133 shares of NeoStem Common Stock.

December 2008 Letter Agreement.  On December 18, 2008, NeoStem and RimAsia entered into the Blocker Letter pursuant to which, among other things, all warrants issued to RimAsia (including those yet to actually be issued) were amended to restrict their exercisability in the event that such exercise would increase RimAsia’s beneficial ownership of the NeoStem Common Stock to above 19.9%. Further, the ability of RimAsia to convert the 8,177,512 shares of Series C Stock to be issued in connection with the consummation of the Merger into NeoStem Common Stock is similarly restricted. The warrants are not exercisable nor are the shares of Series C Stock convertible to the extent that the number of shares of NeoStem Common Stock to be issued pursuant to such exercise or conversion would exceed, when aggregated with all other shares of NeoStem Common Stock beneficially owned by RimAsia at such time, the number of shares of NeoStem Common Stock which would result in RimAsia beneficially owning in excess of 19.9% of the NeoStem Common Stock. Such restriction on exercise shall remain in place until such time as approval of NeoStem’s stockholders shall be obtained. See NeoStem Proposal No. 4, below, which, among other things, seeks stockholder approval of the elimination of the restrictions imposed by the Blocker Letter.

Beneficial Ownership.

RimAsia:  Taking into account all of the securities currently held and contemplated to be issued to RimAsia, including those set forth in Proposal No. 4, upon conversion of the Series C Preferred Stock to be held by RimAsia and the exercise in full of all warrants held by RimAsia, RimAsia could beneficially own up to 25,544,133 shares of NeoStem Common Stock, which would represent 36.7% of NeoStem on a fully diluted basis.

Reason for Seeking Stockholder Approval

As an NYSE Amex-listed company, NeoStem is subject to Sections 713 of the NYSE Amex Company Guide (the “Company Guide”) which requires stockholder approval for the issuance of additional shares of a company’s common stock under certain circumstances. Section 713 of the Company Guide provides that an issuer is required to seek stockholder approval:

(a)	when the additional shares will be issued in connection with a transaction involving (i) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding common stock; or (ii) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock; or
(b)	when the issuance or potential issuance of additional shares will result in a change of control of the issuer, including, but not limited to, those issuances that constitute a reverse merger.

None of the proposed issuances described above would be at a price less than the greater of book or market value at the time of the sale, so we believe that Section 713(a) does not apply. However, stockholder consent is required pursuant to Section 713(b) as RimAsia could potentially beneficially own up to 37.6% of NeoStem on a fully diluted basis after giving effect to all of the proposed issuances above, which could be deemed to result in a change of control of NeoStem and/or constitute a reverse merger. Alternatively, the NYSE Amex could look at the issuance or potential issuance of up to 25,865,022 shares of NeoStem Common Stock in the Series D Preferred Private Placements and deem that transaction in the aggregate to be a change of control.

We are therefore seeking your approval of the issuances of NeoStem Common Stock to the extent necessary to permit the conversion into NeoStem Common Stock of the Series C Stock by RimAsia in accordance with its terms as may be required by Section 713(b) of the Company Guide.

Be advised that even if you give your approval, there is no guarantee that we will remain eligible for listing on NYSE Amex. As described above, NeoStem’s Merger with CBH will be deemed to be a reverse merger by the NYSE Amex. Therefore, pursuant to Section 341 of the Company Guide, NeoStem will be eligible for continued listing on NYSE Amex only if the post-transaction entity meets the standards for initial listing. To attempt to meet the standards for initial listing, the Company in part is consummating the reverse stock split described in Proposal 5 of this proxy. See NeoStem Proposal No. 5 for a further description of the initial listing standards.

By voting “FOR” this NeoStem Proposal No. 3, you are voting to permit the issuance of NeoStem Common Stock in order to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof.

Vote Required

The affirmative vote of a majority of the total votes cast in person or by proxy will be required for the approval of this proposal. In the event this proposal is not approved, then the Merger will not be effected even if the stockholders approve NeoStem Proposal No. 1. In the event this proposal is approved, but Proposal No. 1 is not approved, then the issuance of shares in this proposal will not be effected.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL.

NEOSTEM PROPOSAL NO. 4

TO APPROVE THE ISSUANCE OF NEOSTEM COMMON STOCK IN ORDER TO
PERMIT (I) THE POTENTIAL EXERCISE OF UP TO 13,932,512 WARRANTS AND
(II) THE AUTOMATIC CONVERSION OF THE SERIES D CONVERTIBLE PREFERRED
STOCK INTO 12,932,510 SHARES OF NEOSTEM COMMON STOCK, TOGETHER WITH
THE ELIMINATION OF CERTAIN RESTRICTIONS REGARDING CERTAIN WARRANT EXERCISES AND STOCK CONVERSIONS.

Introduction

In accordance with the rules of NYSE Amex we are seeking your approval of the potential issuance of NeoStem Common Stock upon the exercise of warrants and/or conversion of preferred stock that was acquired as follows:

1.	In April and June/July 2009, NeoStem consummated the Series D Preferred Private Placements (as defined and further described below). The private placement investors included RimAsia Capital Partners, L.P. (“RimAsia”). If you approve this proposal, the shares of Series D Stock each will automatically be converted into ten shares of NeoStem Common Stock, an aggregate of 12,932,510 shares of NeoStem Common Stock. Otherwise, all shares of Series D Stock would have to be redeemed on October 31, 2009 by NeoStem for cash, which redemption would cost NeoStem $16,165,637.50 in the aggregate, plus certain accrued dividends, as further described below.
2.	In addition, approval of this Proposal will authorize the issuance of another 12,932,512 shares of NeoStem Common Stock to permit the exercise of 12,932,512 warrants issued in the Series D Preferred Private Placements.
3.	In September 2008, NeoStem consummated a private placement of 1,000,000 shares of NeoStem Common Stock, together with warrants exercisable for an aggregate of 1,000,000 shares of NeoStem Common Stock. RimAsia was the only investor that participated in the private placement. Approval of this proposal will authorize the issuance of another 1,000,000 shares of NeoStem Common Stock to permit the exercise of these warrants.

The exercise of the warrants described above and the conversion of the Series C Stock described in Proposal No. 3 is restricted by a letter agreement entered into by RimAsia and NeoStem on December 18, 2008 (the “Blocker Letter”), pursuant to which RimAsia agreed not to exercise the warrants or convert the Series C Stock if it would increase RimAsia’s beneficial ownership of the NeoStem Common Stock to more than 19.9% unless the approval of NeoStem’s stockholders was obtained to remove such limitation. If this proposal is approved, the Blocker Letter will have no further effect.

We are seeking stockholder approval to permit the holders to exercise the warrants described, as well as cause the automatic conversion of Series D Stock into NeoStem Common Stock. We believe that approval is required under the rules of NYSE Amex as further described below.

Background

April 2009 Private Placement.  On April 13, 2009, NeoStem consummated an $11,000,000 private placement of 880,000 shares of Series D Stock and warrants to purchase an aggregate of 8,800,000 shares of NeoStem Common Stock with an exercise price of $2.50 per share. In the April 2009 private placement, RimAsia acquired 400,000 shares of Series D Stock and warrants to purchase 4,000,000 shares of NeoStem Common Stock for $5,000,000, Enhance Biomedical Holding Corporation (“Enhance”) acquired 400,000 shares of Series D Stock and warrants to purchase 4,000,000 shares of NeoStem Common Stock for $5,000,000 and Elancrest Investments Ltd. (“Elancrest”) acquired 80,000 shares of Series D Stock and warrants to purchase 800,000 shares of NeoStem Common Stock for $1,000,000. Upon the affirmative vote of holders of a majority of the voting power of NeoStem’s stock required pursuant to NeoStem’s Amended and Restated By-Laws and the NYSE Amex, each share of Series D Stock will automatically be converted into ten (10) shares of NeoStem Common Stock at an initial conversion price of $1.25 per share; provided that if by October 31, 2009 such affirmative vote is not achieved, NeoStem must redeem all shares of Series D Stock at a redemption price per share of $12.50 ($16,165,637.50 in the aggregate) plus the accrued dividends as of such date. The Series D Stock has an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on each anniversary of the issue date, provided that the shares of Series D Stock remain outstanding on such date or (ii) upon a liquidation, dissolution or winding up of NeoStem. The Series D Stock (i) rank senior to all of NeoStem’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) do not have any voting rights, (iii) do not have any anti-dilution protection, and (iv) do not have any preemptive rights. On a fully diluted basis, the securities acquired by RimAsia in the April 2009 private placement are equivalent to ownership of up to 8,000,000 shares of NeoStem Common Stock.

June/July 2009 Private Placement.  An additional twenty persons and entities, including Fullbright, participated in the June/July 2009 private placement, in which the investors acquired an aggregate of 400,280 shares of Series D Stock and warrants to purchase an aggregate of 4,002,800 shares of NeoStem Common Stock. In addition, in the June/July 2009 private placement, 12,971 shares of Series D Stock and warrants to purchase an aggregate of 129,712 shares of NeoStem Common Stock were issued as placement agent fees.

September 2008 private placement:  On September 2, 2008, NeoStem consummated a $1,250,000 private placement with RimAsia. Pursuant to the private placement, RimAsia acquired 1,000,000 shares of NeoStem Common Stock and redeemable warrants exercisable at $1.25 per share for up to an additional 1,000,000 shares of NeoStem Common Stock. On a fully diluted basis, the securities acquired by RimAsia in the September 2008 private placement are currently equivalent to ownership of up to 2,000,000 shares of NeoStem Common Stock.

December 2008 Letter Agreement.  On December 18, 2008, NeoStem and RimAsia entered into the Blocker Letter pursuant to which, among other things, all warrants issued to RimAsia (including those yet to actually be issued) were amended to restrict their exercisability in the event that such exercise would increase RimAsia’s beneficial ownership of the NeoStem Common Stock to above 19.9%. Further, the ability of RimAsia to convert the 8,177,512 shares of Series C Stock to be issued in connection with the consummation of the Merger into NeoStem Common Stock, as described in Proposal No. 3, is similarly restricted. The warrants are not exercisable nor are the shares of Series C Stock convertible to the extent that the number of shares of NeoStem Common Stock to be issued pursuant to such exercise or conversion would exceed, when aggregated with all other shares of NeoStem Common Stock beneficially owned by RimAsia at such time, the number of shares of NeoStem Common Stock which would result in RimAsia beneficially owning in excess of 19.9% of the NeoStem Common Stock. Such restriction on exercise shall remain in place until such time as approval of NeoStem’s stockholders shall be obtained.

Beneficial Ownership.

For information on the beneficial ownership of NeoStem securities following conversion of all the Series D Preferred Stock, and also following the consummation of the Merger transactions, respectively, please see “Risk Factors — Risks Related to the Merger — The issuance of NeoStem securities in recent private placements, and in connection with the Merger, will result in a substantial dilution of the NeoStem Common Stock,” commencing on page [33].

Reason for Seeking Stockholder Approval

As an NYSE Amex-listed company, NeoStem is subject to Sections 713 of the NYSE Amex Company Guide (the “Company Guide”) which requires stockholder approval for the issuance of additional shares of a company’s common stock under certain circumstances. Section 713 of the Company Guide provides that an issuer is required to seek stockholder approval:

(a)	when the additional shares will be issued in connection with a transaction involving (i) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding common stock; or (ii) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock; or
(b)	when the issuance or potential issuance of additional shares will result in a change of control of the issuer, including, but not limited to, those issuances that constitute a reverse merger.

None of the proposed issuances described above would be at a price less than the greater of book or market value at the time of the sale, so we believe that Section 713(a) does not apply. However, stockholder consent is required pursuant to Section 713(b) as RimAsia could potentially beneficially own up to 36.7% of NeoStem on a fully diluted basis after giving effect to all of the proposed issuances above, which could be deemed to result in a change of control of NeoStem and/or constitute a reverse merger. Alternatively, the NYSE Amex could look at the issuance or potential issuance of up to 25,865,022 shares of NeoStem Common Stock in connection with the conversion or exercise, as applicable, of the securities issued in the Series D Preferred Private Placements and deem that transaction to be a change of control.

We are therefore seeking your approval of the exercise of all warrants of NeoStem described above and the conversion into NeoStem Common Stock of the Series D Stock held by RimAsia in accordance with their respective terms as may be required by Section 713(b) of the Company Guide.

Be advised that even if you give your approval, there is no guarantee that we will remain eligible for listing on NYSE Amex. As described above, NeoStem’s Merger with CBH will be deemed to be a reverse merger by the NYSE Amex. Therefore, pursuant to Section 341 of the Company Guide, NeoStem will be eligible for continued listing on NYSE Amex only if the post-transaction entity meets the standards for initial listing. To attempt to meet the standards for initial listing, the Company in part is consummating the reverse stock split described in NeoStem Proposal No. 5 of this joint proxy statement/prospectus.

By voting “FOR” this NeoStem Proposal No. 4, you are voting to permit the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of the restrictions set forth in the Blocker Letter.

Vote Required

The affirmative vote of a majority of the total votes cast in person or by proxy will be required for the approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL.

NEOSTEM PROPOSAL NO. 5

TO AUTHORIZE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF NEOSTEM COMMON STOCK
AT A RATIO WITHIN THE RANGE OF 1:2 TO 1:5, AS DETERMINED BY THE NEOSTEM BOARD
OF DIRECTORS, SOLELY IN THE EVENT IT IS DEEMED BY THE NEOSTEM BOARD OF
DIRECTORS NECESSARY FOR NEOSTEM TO MAINTAIN ITS LISTING WITH THE NYSE
AMEX OR TO LIST NEOSTEM COMMON STOCK ON ANY OTHER EXCHANGE.

On July 12, 2009, the NeoStem Board of Directors approved, subject to the approval of the holders of NeoStem Common Stock, the adoption of an amendment to NeoStem’s Amended and Restated Certificate of Incorporation authorizing a reverse stock split of the issued shares of NeoStem Common Stock, at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors (the “Reverse Split Amendment Authorization”). The Board is seeking stockholder approval of the Reverse Split Amendment Authorization but has determined to file such an amendment to the Amended and Restated Certificate of Incorporation only in the event it is necessary in order for NeoStem Common Stock to maintain its listing or relist with the NYSE Amex or any other exchange on which NeoStem Common Stock may then be listed or to list NeoStem Common Stock with any other exchange. Should the reverse split be effected, upon the effectiveness of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation, referred to as the Split Effective Time, the issued shares of NeoStem Common Stock immediately prior to the Split Effective Time will be reclassified into a smaller number of shares such that a NeoStem stockholder will own one new share of NeoStem Common Stock for each two to five shares of issued NeoStem Common Stock held by that stockholder immediately prior to the Split Effective Time. If the Board of Directors deems a split is necessary, the exact split ratio within the 1:2 to 1:5 range will be determined by the Board prior to the Split Effective Time and will be publicly announced by NeoStem. The par value of each share of Common Stock shall be maintained at $0.001 per share for the reduced number of shares after any such reverse split. Even if the stockholders approve the reverse stock split, NeoStem may not effect the reverse stock split if the Board of Directors does not deem it to be in the best interests of NeoStem and its stockholders.

The statements made in this joint proxy statement/prospectus with respect to the Reverse Split Amendment Authorization should be read in conjunction with and are qualified in their entirety by reference to the text of the proposed Certificate of Amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc., annexed hereto as Annex E. The proposed Certificate of Amendment would be filed, and would become effective, as determined by the Board of Directors, solely in the event the reverse split is deemed by the Board of Directors necessary for NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange. The Board of Directors, in its sole discretion, would determine the ratio of the reverse split, but such ratio would be within a range of 1:2 to 1:5.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, CONVERSION PRICES AND EXERCISE PRICES OF WARRANTS AND OPTIONS, DOES NOT REFLECT THE IMPACT OF ANY REVERSE STOCK SPLIT THAT MAY BE EFFECTED PURSUANT TO THE TERMS OF THIS NEOSTEM PROPOSAL NO. 5.

Purpose

If the Board chooses to effect the reverse stock split, it will be based upon the following considerations:

•	Maintaining a Listing on the NYSE Amex. NeoStem believes it is in the company’s best interests to maintain the listing of the NeoStem Common Stock on the NYSE Amex. Additionally, the consummation of the Merger is conditioned upon obtaining approval to list the NeoStem Common Stock to be issued in connection with the Merger. Given the nature of the Merger transaction and pursuant to the rules contained in the NYSE Amex Company Guide (the “Company Guide”), the NeoStem Common Stock may have to meet the standards for initial listing on the NYSE Amex following the Merger. The initial listing standards of the NYSE Amex require, among other things, a minimum price per share, which would be $2.00 per share if NeoStem were required to relist NeoStem Common Stock on the NYSE Amex in connection with the Merger.

•	Future Listing Applications. NeoStem may in the future apply for listing on another stock exchange or market which includes in its listing standards a minimum price per share.

Additionally, a higher stock price resulting from a reverse stock split could otherwise help generate investor interest in NeoStem, increase trading volume in NeoStem Common Stock, help facilitate future financings or increase NeoStem’s ability to use its capital stock in acquisitions, although there can be no assurance that a reverse stock split would result in any of the foregoing.

NYSE Amex Requirements for Listing

Continued NYSE Amex Listing.  NeoStem Common Stock is currently traded on the NYSE Amex. The Board of Directors believes that maintaining a listing on the NYSE Amex may provide a broader market for NeoStem Common Stock, increase stockholder value and facilitate the use of NeoStem Common Stock in financings, acquisitions and other transactions. The standards for maintaining a listing on the NYSE Amex require NeoStem to have, among other things, a minimum price per share. Authorization to effect a reverse split would be helpful in maintaining, but would by no means guarantee, continued compliance with the minimum price per share requirements.

Potential Relisting in Connection with the Merger.  Pursuant to Section 6.1.4 of the Agreement and Plan of Merger, CBH’s obligation to consummate the Merger is dependent upon obtaining approval for listing the NeoStem Common Stock to be issued in connection with the Merger. While the CBH Board of Directors could waive this condition and proceed with the Merger, there can be no guarantee that NeoStem could obtain from CBH a waiver of this closing condition if NeoStem were not able to list the shares to be issued in connection with the Merger on the NYSE Amex. In connection with the Merger, NeoStem will be issuing more shares of NeoStem Common Stock and securities convertible or exchangeable into NeoStem Common Stock than are currently outstanding. As such, the NYSE Amex takes the position such a transaction as a “reverse merger” pursuant to Section 341 of the Company Guide. Therefore, NeoStem’s continued listing on the NYSE Amex (and NeoStem’s ability to satisfy the closing condition) would depend on the post-transaction entity’s ability to meet the standards for initial listing.

There are a number of ways for NeoStem to satisfy the conditions for initial listing on the NYSE Amex. Among other criteria, most likely the NeoStem Common Stock would need to have a minimum market price of $2 per share. Authorization to effect a reverse split at a ratio of 1:2 to 1:5 would be helpful in achieving, but would by no means guarantee, this minimum price per share. In addition, an initial listing on the NYSE Amex would require the company post-Merger to meet certain other standards, including but not limited to having a stockholders’ equity of at least $4,000,000; satisfying benchmarks relating to minimum public distribution (relating to the number of publicly-held shares and the number of public shareholders); and satisfying the requirement that the aggregate market value of publicly held shares (excluding shares held by officers, directors and 10% stockholders) must equal or exceed $15,000,000 (the “public float”), a standard which NeoStem currently meets on a pro forma basis, but which will depend on NeoStem’s market price at the time of the Merger. Therefore, even if a reverse split were implemented to successfully achieve the requisite minimum price per share, NeoStem might nonetheless fail to satisfy the initial listing requirements if another listing standard, such as the $15,000,000 public float could not be achieved.

On July 10, 2009, NeoStem Common Stock closed at $1.92 per share. Therefore, the reverse stock split may be necessary in order to maintain current listing or to be eligible to relist NeoStem Common Stock with the NYSE Amex. The NeoStem Board of Directors unanimously approved the amendment authorizing a reverse stock split with this in mind in the event the NeoStem Common Stock does not attain the minimum price independently despite the anticipated growth in NeoStem’s business.

Requirements for Listing on Other Exchanges or Markets

NeoStem may also consider application for listing of the NeoStem Common Stock on other exchanges or markets in or outside the United States. Any such listing may require the market price of NeoStem Common Stock to be increased above its current level. While authorization to effect a reverse stock split may be helpful in achieving any such relevant minimum share price, a reverse stock split could not guarantee that the NeoStem Common Stock would achieve any such relevant minimum price.

Potential Increased Investor Interest

In approving the proposal approving the amendment to NeoStem’s Amended and Restated Certificate of Incorporation, the NeoStem Board of Directors noted that a low share price can reduce the effective marketability of stocks because of the reluctance of some brokerage firms to recommend low-priced stocks to their clients and because many institutional investors generally do not invest in low priced stocks. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue. The Board of Directors believes that the reverse stock split may result in a higher trading range for the NeoStem Common Stock and may encourage institutional investors to invest in, and brokerage houses to recommend, NeoStem Common Stock. If the reverse stock split is effected, the market price of NeoStem Common Stock will also be based on NeoStem’s performance and other factors unrelated to the number of shares outstanding.

Principal Effects of the Reverse Stock Split

In the event the NeoStem Board of Directors determines to effect the reverse stock split, the form of amendment to NeoStem’s Amended and Restated Certificate of Incorporation effecting the reverse stock split would be as set forth in Annex E to this proxy statement. This amendment, as more fully described below, would effect the reverse stock split but would not change the number of authorized shares of NeoStem Common Stock or preferred stock, or the par value of the NeoStem Common Stock or preferred stock.

In the event the reverse stock split is effected, it will be effected simultaneously for all outstanding shares of NeoStem Common Stock. The reverse stock split will affect all of NeoStem’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in NeoStem, except to the extent that the reverse stock split results in any of NeoStem’s stockholders owning a fractional share, in which case such fractional share will be rounded up to the next whole share. NeoStem Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect NeoStem’s continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

As shown in the table below, in the event the reverse stock split is effected, one of its effects will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in NeoStem’s management being able to issue more shares without further stockholder approval. The NeoStem Board of Directors believes that the continued availability of sufficient shares of NeoStem Common Stock is necessary and desirable to permit NeoStem the flexibility of engaging in future equity financings or acquisitions utilizing NeoStem Common Stock.

The following table provides estimates of the number of shares of NeoStem Common Stock authorized, issued and outstanding, reserved for issuance and authorized but neither issued nor reserved for issuance at the following times: (i) prior to any reverse stock split, (ii) in the event a reverse stock split is effected and it is at a 1:2 ratio and (iii) in the event a reverse stock split is effected and it is at a 1:5 ratio:

	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding(1)(3)	Number of Shares Reserved for Issuance(2)(3)	Number of Shares Authorized but Neither Issued nor Reserved for Issuance(1)(2)(3)
Prior to any Reverse Stock Split	500,000,000	36,293,270	34,284,740	429,421,990
After Assumed 1:2 Reverse Stock Split	500,000,000	18,146,635	17,142,370	464,710,995
After Assumed 1:5 Reverse Stock Split	500,000,000	7,258,654	6,856,948	485,884,398

(1)	These estimates assume a total of 36,293,270 shares of NeoStem Common Stock issued and outstanding immediately prior to the reverse stock split, which includes (i) 8,532,705 shares issued and outstanding as of July 8, 2009, plus (ii) a total of 14,828,505 shares of NeoStem Common Stock to be issued in connection with the Merger, plus (iii) a total of 12,932,510 shares of NeoStem Common Stock to be issued upon conversion of the Series D Preferred Stock.
(2)	The following 34,284,740 shares of NeoStem Common Stock are included in the Number of Shares Reserved for Issuance: (i) 5,305,692 shares issuable upon the exercise of NeoStem warrants (including Class A Warrants) outstanding as of July 8, 2009; (ii) 2,012,097 shares issuable upon the exercise of NeoStem Class C Warrants to be issued to CBH public warrant holders in connection with the Merger; (iii) 12,932,512 shares issuable upon the exercise of the NeoStem Class D Warrants; (iv) 10,000 shares issuable upon conversion of 10,000 shares of NeoStem Series B Preferred Stock outstanding as of July 8, 2009; (v) 9,086,124 shares issuable upon conversion of the 8,177,512 shares of NeoStem Series C Preferred Stock to be issued to RimAsia in connection with the Merger; (vi) 4,048,300 shares issuable upon the exercise of options outstanding as of July 8, 2009; (vii) an additional aggregate of 890,015 shares reserved for issuance under NeoStem’s 2003 Equity Participation Plan, as amended (the “2003 Plan”) and NeoStem’s 2009 Equity Compensation Plan (excluding shares already issued and therefore included in the outstanding number under (1), above). All shares reserved for issuance would be proportionately reduced by the same ratio at which outstanding shares are adjusted, in the event a reverse stock split is effected.
(3)	These estimates do not reflect the effect of (i) additional shares of NeoStem Common Stock which may be reserved for issuance pursuant to the 2009 Equity Compensation Plan pursuant to the amendment providing for an increase in the number of authorized shares, which is proposed to be adopted in NeoStem Proposal No. 6, including the anticipated issuances as described in such proposal; and (ii) additional shares of NeoStem Common Stock which may be reserved for issuance pursuant to the 2009 Non-U.S. Plan which is proposed to be adopted in Proposal No. 7, including the anticipated issuances as described in such proposal. These estimates also do not reflect the potential effect of rounding up for fractional shares that may result from the reverse stock split.

Other than as described in this joint prospectus/proxy statement relating to securities to be issued in connection with the Merger and the Series D Preferred Stock conversion, and pursuant to the 2009 Equity Compensation Plan and 2009 Non-U.S. Plan (each as proposed to be amended or adopted, respectively), there are at present no plans, agreements, undertakings or arrangements on the part of NeoStem concerning the issuance of shares of NeoStem Common Stock, other than those shares presently reserved for issuance upon exercise of options and warrants from time to time, and other than shares that could be issued to certain service providers, employees and consultants and in connection with potential acquisitions of intellectual property and capital raising activities conducted by NeoStem from time to time. If any plans, understandings, agreements or arrangements are made concerning the issuance of any such shares, holders of then outstanding shares of NeoStem Common Stock may or may not be given the opportunity to vote thereon, depending on the nature of any such transactions, the law applicable thereto and the judgment of the NeoStem Board of Directors regarding the submission thereof to NeoStem’s stockholders.

Board Discretion to Effect Reverse Stock Split

The NeoStem Board of Directors may effect only one reverse stock split in connection with this proposal. The NeoStem Board of Directors’ decision to effect the reverse split at all will be based primarily on maintaining the listing criteria of the NYSE Amex or to list NeoStem Common Stock with another exchange, as well as existing and expected trading prices for NeoStem Common Stock based on milestone achievements in NeoStem’s development.

Par Value

In the event the reverse stock split is effected, the par value of NeoStem Common Stock will remain at $0.001 per share, the same pre-reverse split as post-reverse split. If the reverse stock split is effected, the total stated capital will be reduced and additional paid-in-capital will be increased in the same amount, as discussed below.

Accounting Matters

In the event the reverse stock split is effected, it will not affect the total amount of stockholders’ equity on NeoStem’s balance sheet. However, because the par value of NeoStem Common Stock will remain unchanged on the effective date of the split, the components that make up the NeoStem Common Stock capital account will change by offsetting amounts. In the event the reverse stock split is effected, depending on the size of the reverse stock split the NeoStem Board of Directors decides to implement, the stated capital component will be reduced by an amount between $18,147 (in the event of a ratio of 1:2) and $29,035 (in the event of a ratio of 1:5) from the amount expected to be the stated capital on a forecasted basis after giving effect to the Series D Preferred Stock conversion and the Merger transactions, and the additional paid-in capital component will be increased by the same amount by which the stated capital is reduced. The per share net income or loss and per share net book value of NeoStem will be increased because there will be fewer shares of NeoStem Common Stock outstanding. Prior periods’ per share amounts on future financial statement reports will be restated to reflect the reverse stock split for comparative purposes.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the NeoStem Board of Directors or contemplating a tender offer or other transaction for the combination of NeoStem with another company, the reverse stock split proposal is not being proposed in response to any effort of which NeoStem is aware to accumulate shares of NeoStem Common Stock or obtain control of NeoStem, nor is it part of a plan by management to recommend a series of similar amendments to the NeoStem Board of Directors and stockholders. The NeoStem Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of NeoStem.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, NeoStem’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and NeoStem will not independently provide stockholders with any such right.

Fractional Shares

NeoStem will not issue fractional shares of stock in connection with any reverse stock split. In lieu thereof, stockholders who would otherwise be entitled to receive a factional share as a consequence of the reverse stock split will be rounded up to the next whole share of NeoStem Common Stock. As a result, stockholders will not receive cash for fractional shares.

Miscellaneous

In the event the reverse stock split is effected, it will result in an increased number of stockholders owning “odd lots” of fewer than 100 shares of NeoStem Common Stock after the reverse split. The per share costs, including brokerage commissions, of transactions in odd lots, are generally higher than the costs of transactions in “round lots” of multiples of 100 shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If NeoStem’s stockholders approve the amendment to NeoStem’s Amended and Restated Certificate of Incorporation effecting the reverse stock split, and if the NeoStem Board of Directors believes that effecting a reverse stock split is in the best interests of NeoStem and its stockholders, the NeoStem Board of Directors will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio. NeoStem will file a certificate of amendment with the Secretary of State of the State of Delaware at such time as the NeoStem Board of Directors has determined to be the appropriate Split Effective Time. The NeoStem Board of Directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the Split Effective Time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

In the event the reverse stock split is effected, as soon as practicable after the Split Effective Time, stockholders will be notified that the reverse stock split has been effected. NeoStem’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares may surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by NeoStem. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent and the applicable transfer fee payable by the stockholder. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Impact of Potential Reverse Stock Split Upon Other Data Contained in this Joint Proxy Statement/Prospectus

Unless indicated to the contrary, the data contained in this joint proxy statement/prospectus does not reflect the impact of any reverse stock split that may be effected pursuant to the terms of this NeoStem Proposal No. 5.

Vote Required to Approve the Amendment to the Amended and Restated Certificate of Incorporation

The affirmative vote of a majority of the voting power outstanding as of the Record Date is required to approve the amendment to the Amended and Restated Certificate of Incorporation authorizing a reverse stock split. If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. By approving the amendment to NeoStem’s Amended and Restated Certificate of Incorporation authorizing a reverse stock split, stockholders will be approving the potential combination of any whole number of issued shares of NeoStem Common Stock between and including two and five shares into one share. Irrespective of whether any of the other NeoStem proposals are approved by the stockholders, the Board may, in its sole discretion, effect a reverse stock split if this proposal is approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL.

NEOSTEM PROPOSAL NO. 6

TO APPROVE AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION
PLAN TO INCREASE THE NUMBER OF SHARES OF NEOSTEM COMMON STOCK
AUTHORIZED FOR ISSUANCE THEREUNDER FROM 3,800,000 SHARES TO 9,750,000 SHARES.

General

At NeoStem’s special meeting, the stockholders are being asked to approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan “) in order to increase the number of shares of NeoStem Common Stock available for issuance thereunder by 5,950,000, from 3,800,000 shares to 9,750,000 shares. As of July 8, 2009, options to purchase 2,330,000 shares of NeoStem Common Stock were outstanding under the 2009 Plan and 888,750 shares of NeoStem Common Stock were available for issuance under the 2009 Plan. Approval of the amendment to the 2009 Plan is intended to ensure that NeoStem can continue to provide an incentive to its employees, directors and consultants by enabling them to share in NeoStem’s future growth. If approved by the stockholders, all of the additional shares will be available for grant as either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

On July 12, 2009, the Board of Directors adopted the amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares, subject to stockholder approval. At NeoStem’s special meeting, NeoStem’s stockholders will consider the adoption of the amendment to the 2009 Plan. The NeoStem Board of Directors recommends that the stockholders approve the adoption of such amendment to the 2009 Plan.

Background of the 2009 Plan; The Necessity of Additional Shares Authorized for Issuance Thereunder

In March 2009, the NeoStem Board of Directors adopted the 2009 Plan, subject to stockholder approval, which approval was obtained in May 2009. The general purpose of the 2009 Plan is to provide an incentive to NeoStem employees, directors and consultants by enabling them to share in the future growth of NeoStem’s business. The NeoStem Board of Directors believes that the granting of stock options, restricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of NeoStem by those who are primarily responsible for shaping and carrying out NeoStem’s long range plans and securing its growth and financial success. The NeoStem Board of Directors believes that the 2009 Plan advances NeoStem’s interests by enhancing its ability to (a) attract and retain employees, consultants and directors who are in a position to make significant contributions to NeoStem’s success; (b) reward NeoStem’s employees, consultants and directors for these contributions; and (c) encourage employees, consultants and directors to take into account NeoStem’s long-term interests through ownership of shares.

The current version of the 2009 Plan as adopted by the Board of Directors and approved by the stockholders authorizes for issuance a maximum of only 3,800,000 shares. Assuming the consummation of the Merger, NeoStem will be a larger company with additional employees, consultants and directors. In addition, it will be necessary to increase the number of shares authorized for issuance under the 2009 Plan in order to accommodate certain of the anticipated Merger-related grants to be made under the 2009 Plan (as discussed below, in the section “Issuance of Equity Grants in Connection with the Merger”). The combined company will have an increased number of eligible plan participants and therefore, to adequately incentivize the larger base of employees, directors and consultants, the combined company requires that the number of shares authorized for issuance under the 2009 Plan be increased. In the viewpoint of the NeoStem Board of Directors, the likely size of the post-Merger company renders it advisable that the number of shares authorized for issuance under the 2009 Plan be increased from 3,800,000 shares to 9,750,000 shares. With a larger pool of issuable shares to draw upon, the plan administrator will be in a better position to adequately incentivize and reward the employees, consultants and directors of the combined company, and the ultimate objectives of the 2009 Plan will be better served. Assuming approval of this NeoStem Proposal No. 6 and Proposal No. 1, NeoStem intends to issue equity grants covering an aggregate of 875,000 shares of NeoStem Common Stock in connection with the Merger (the “Merger Bonus Shares”). NeoStem currently intends to allocate 525,000 of the Merger Bonus Shares to U.S.-based employees, and thus 525,000 Merger Bonus Shares would be issued under the 2009 Plan (out of the 6,838,750 shares which would then be available for issuance under the 2009 Plan). For a description of the Merger-related grants under the 2009 Plan, please see the discussion below under the heading “Issuance of Equity Grants in Connection with the Merger”.

Effect of Amendment to 2009 Plan

The 3,800,000 shares authorized for issuance under the current version of the 2009 Plan represent 47.49% of the outstanding shares of NeoStem as of the record date. If the 2009 Plan is amended pursuant to NeoStem Proposal No. 6, the 9,750,000 shares authorized for issuance under the 2009 Plan would represent 26.86% of the outstanding shares of NeoStem following the Merger and the Series D Preferred conversion.

Effect of Reverse Split Upon Shares Authorized Under 2009 Plan

In the event NeoStem Proposal No. 5 passes and the NeoStem Board of Directors effects a reverse stock split in order to comply with applicable listing standards, all shares reserved for issuance under the 2009 Plan would be proportionately reduced by the same ratio at which outstanding shares are adjusted.

Issuance of Equity Grants in Connection with the Merger

The Agreement and Plan of Merger provides that the Compensation Committee of the NeoStem Board of Directors shall have the authority to grant as bonuses under any equity compensation plan, an aggregate of 1,000,000 shares (or shares and options to purchase 1,000,000 shares, in any combination) of NeoStem Common Stock (the “Merger Bonus Shares”) to (i) its officers, consultants and advisors upon the Closing of the Merger and (ii) such officers, significant employees and/or directors of Erye following the receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, and to pay withholding taxes thereon. It is currently anticipated that 525,000 Merger Bonus Shares will be issued under the 2009 Plan, and that 350,000 Merger Bonus Shares will be issued under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”). The adoption of the 2009 Non-U.S. Plan is the subject of NeoStem Proposal No. 7 of this joint proxy statement/prospectus.

See NeoStem Proposal No. 1 and CBH Proposal No. 1 of this joint proxy statement/prospectus for a further description of the Agreement and Plan of Merger. All statements herein regarding the Agreement and Plan of Merger are qualified in their entirety by reference to the entire Agreement and Plan of Merger, as amended, attached to this joint proxy statement/prospectus as Annex A.

New Plan Benefits — Merger Bonus Shares to be Granted Under the 2009 Plan

The New Plan Benefits table below sets forth the Merger Bonus Shares that NeoStem currently anticipates issuing under the 2009 Plan in connection with the Merger, as preliminarily allocated to date. Of the Merger Bonus Shares preliminarily allocated to be issued under the 2009 Plan, 525,000 have been preliminarily allocated to the indivduals as set forth below. However, the issuance of such equity awards is subject to the sole discretion of the Compensation Committee of the NeoStem Board of Directors and therefore if this NeoStem Proposal No. 6 is approved and the Merger closes, the Compensation Committee may, in its sole discretion, (i) decide to issue some, all or none of the equity awards set forth below; (ii) decide to issue options instead of shares; or (iii) decide to issue equity awards to different recipients and/or in different amounts. For information regarding the 350,000 Merger Bonus Shares that NeoStem currently anticipates will be issued under the 2009 Non-U.S. Plan, see the section “Issuance of Equity Grants in Connection with the Merger” under NeoStem Proposal No. 7, and the New Plan Benefits table thereunder.

All grants of Merger Bonus Shares to be issued to the persons listed below will be effective upon the closing of the Merger and would vest in their entirety upon the date of grant.

NEW PLAN BENEFITS

MERGER BONUS SHARES TO BE GRANTED UNDER THE 2009 PLAN

Name and Position	Dollar Value ($)*	Number of Units
Robin L. Smith – Chairman and CEO	$350,000	175,000 shares	(1)
Catherine M. Vaczy – Vice President and General Counsel	$300,000	150,000 shares	(1)
NeoStem Consultants/Advisors	$400,000	200,000 shares	(1)
Executive Group	$650,000	325,000 shares	(1)(2)
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

*	The dollar value is estimated, computed by reference to the closing price of the NeoStem Common Stock on the NYSE Amex on June 25, 2009 of $2.00.
(1)	Grant of Merger Bonus Shares consists of shares of NeoStem Common Stock.
(2)	Includes Merger Bonus Shares allocated to Dr. Smith and Ms. Vaczy.

Following stockholder approval of the Merger and stockholder approval of this NeoStem Proposal No. 6, it is anticipated that the Compensation Committee of the NeoStem Board of Directors will approve the issuance of the above equity awards under the 2009 Plan in accordance with the following terms: (i) the date of grant for the equity awards shall be the closing date of the Merger; (ii) the exercise price for any options shall be fair market value (as defined under the 2009 Plan) as of the date of grant; (iii) any options shall have a ten year term (in accordance with the terms of the 2009 Plan); and (iv) the equity awards shall vest in full on the date of grant.

Based on the closing price of the NeoStem Common Stock on June 25, 2009 of $2.00, the amount of U.S. withholding taxes that NeoStem would pay in connection with the Merger Bonus Shares allocated above to Dr. Smith, Ms. Vaczy and the NeoStem Consultants/Advisors would be approximately $841,000 (assuming all were issued as shares).

New Plan Benefits — Other Equity Grants Approved Under the 2009 Plan

On July 8, 2009, the Compensation Committee of the NeoStem Board of Directors approved by unanimous written consent certain other equity grants under the 2009 Plan. The following New Plan Benefits Table sets forth a summary of such awards. Unless otherwise indicated below, the equity awards in the table below shall be granted effective upon stockholder approval of the Merger and stockholder approval of the amendment to the 2009 Plan presented in this NeoStem Proposal No. 6 (the time at which such requisite stockholder approvals are obtained and a grant becomes effective, the “Grant Date”).

NEW PLAN BENEFITS

OTHER EQUITY GRANTS APPROVED UNDER THE 2009 PLAN

Name and Position	Dollar Value ($)	Number of Units
Robin L. Smith – Chairman and CEO	*	750,000 shares underlying option grant	(1)
Larry A. May – CFO		150,000 shares underlying option grant	(2)
Catherine M. Vaczy – Vice President and General Counsel	*	100,000 shares underlying option grant	(3)
NeoStem Consultants/Advisors	*	250,000 shares underlying option grant	(4)
Executive Group	*	1,000,000 shares underlying option grant	(5)
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

*	The market value of the NeoStem Common Stock underlying the 1,250,000 options which may potentially be issued, based on the closing price of the Common Stock of $2.00 on June 25, 2009 on the NYSE Amex, is $2,500,000.
(1)	Pursuant to the Unanimous Written Consent of the Compensation Committee, the option is granted effective upon stockholder approval of the Merger and stockholder approval of the increase in shares under the 2009 Plan. The option is scheduled to vest as to 250,000 shares on the achievement of a specified business milestone, as to an additional 250,000 shares on July 8, 2010 and as to the remaining 250,000 shares on July 8, 2011.
(2)	Pursuant to the Unanimous Written Consent of the Compensation Committee, the option is granted effective upon stockholder approval of the Merger and stockholder approval of the increase in shares under the 2009 Plan, and vests in its entirety on the date of grant.
(3)	Pursuant to the Unanimous Written Consent of the Compensation Committee, the option is granted effective upon stockholder approval of the Merger and stockholder approval of the increase in shares under the 2009 Plan. The option vests in its entirety on July 8, 2010.
(4)	Pursuant to the Unanimous Written Consent of the Compensation Committee, such options are granted to a NeoStem consultant and a NeoStem Advisor effective upon stockholder approval of the Merger and stockholder approval of the increase in shares under the 2009 Plan. The first option is scheduled to vest as to 33,334 shares on the Grant Date, as to an additional 33,333 shares on the first anniversary of the Grant Date, and as to the remaining 33,333 shares on the second anniversary of the Grant Date. The second option is schedule to vest as to 50,000 shares on the Grant Date, as to an additional 50,000 shares on June 30, 2010 and as to the remaining 50,000 shares on June 30, 2011.
(5)	Includes options granted to Dr. Smith, Mr. May and Ms. Vaczy.

In addition to the terms identified in the table and the footnotes thereto, these equity awards under the 2009 Plan will be issued in accordance with the following additional terms: (i) the exercise price for the options shall be fair market value (as defined under the 2009 Plan) on the date of grant and (ii) the options shall have a ten year term (in accordance with the terms of the 2009 Plan).

Description of the 2009 Equity Compensation Plan

The following description of the principal terms of the 2009 Plan is a summary and is qualified in its entirety by the full text of the 2009 Plan, annexed hereto as Annex F. The copy of the 2009 Plan attached as Annex F is the version of the 2009 Plan currently in effect, and as such, it does not give effect to the amendment to the 2009 Plan that is presented for stockholder consideration by this NeoStem Proposal No. 6.

Administration.  The 2009 Plan is administered by the Compensation Committee of the NeoStem Board of Directors. The Compensation Committee may grant options to purchase shares of NeoStem Common Stock, stock appreciation rights and restricted stock units payable in shares of NeoStem Common Stock, as well as restricted or unrestricted shares of NeoStem Common Stock. The Compensation Committee also has authority to determine the terms and conditions of each option or other kind of equity award and adopt, amend and rescind rules and regulations for the administration of the 2009 Plan. The board of directors may delegate authority to the chief executive officer and/or other executive officers to grant options to employees (other than themselves), subject to guidelines established by the NeoStem Board of Directors and consistent with the 2009 Plan. No options, stock purchase rights or awards may be made under the 2009 Plan on or after April 9, 2019, but the 2009 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2009 Plan.

Eligibility.  Persons eligible to receive options, stock appreciation rights or other awards under the 2009 Plan are those employees, consultants and directors of NeoStem and its subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to its success.

Shares Subject to the 2009 Plan.  The aggregate number of shares of NeoStem Common Stock available for issuance in connection with options and awards granted under the 2009 Plan is currently 3,800,000 (or if the amendment to the 2009 Plan is approved by the stockholders at the special meeting, 9,750,000 shares), subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the 2009 Plan with respect to all of those shares. If any option or stock appreciation right granted under the 2009 Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of NeoStem Common Stock as to which such option or award was forfeited will be available for future grants under the 2009 Plan. No employee, consultant or director may receive options or stock appreciation rights relating to more than 1,900,000 shares of NeoStem Common Stock in the aggregate in any calendar year.

Terms and Conditions of Options.  Options granted under the 2009 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2009 Plan. The exercise price of options may not be less than the fair market value, on the date of grant, per share of NeoStem Common Stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant NeoStem Common Stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the date of grant (or, if no trades were made on the date of grant, for the last trading day before the date of grant). If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On July 10, 2009, the closing sale price of a share of NeoStem Common Stock on the NYSE Amex was $1.92.

No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2009 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of NeoStem Common Stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

Options granted under the 2009 Plan may be granted with a “reload” feature under which an optionee will be granted a new option for a number of shares that is equal to the number of shares applied by the optionee to satisfy the exercise price or tax withholdings of a previous option grant.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option or stock appreciation right to transfer the option or right to immediate family members or a family trust for estate planning purposes. Unless otherwise provided by the Compensation Committee, options that are exercisable at the time of a recipient’s termination of service with us will continue to be exercisable for 90 days, unless the optionee terminates employment or service with us due to death or disability, in which case the option will continue to be exercisable for one year, or for cause, in which case the option will cease to be exercisable upon termination.

Stock Appreciation Rights.  A stock appreciation right may be granted by the Compensation Committee either alone, or in tandem with, other options or awards under the 2009 Plan. A stock appreciation right will relate to a number of shares of NeoStem Common Stock as the Compensation Committee determines at the time of grant. Each stock appreciation right will have an exercise period determined by the Compensation Committee not to exceed ten years from the date of grant. Upon exercise of a stock appreciation right, the holder will receive a number of shares of NeoStem Common Stock equal to (i) the number of shares for which the stock appreciation right is exercised times the appreciation in the fair market value of a share of NeoStem Common Stock between the date the stock appreciation right was granted and its date of exercise; divided by (ii) the fair market value of a share of NeoStem Common Stock on the date that the stock appreciation right is exercised. The Compensation Committee will determine the extent to which a holder of a stock appreciation right may exercise the right following termination of service with NeoStem.

Terms and Conditions of Stock Awards.  The Compensation Committee may also grant a restricted or unrestricted stock award and/or a restricted stock unit award to any eligible employee, consultant or director. Under a restricted stock award, shares of NeoStem Common Stock that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. Shares of NeoStem Common Stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse. Unless otherwise determined by the Compensation Committee, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

Under a restricted stock unit award, restricted stock units that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. To the extent that the award of restricted stock units vests, the recipient shall become entitled to receive a number of shares of NeoStem Common Stock equal to the number of restricted stock units that became vested. Restricted stock units cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award and during a recipient’s lifetime may be exercised only by the recipient. Prior to the delivery of shares of NeoStem Common Stock with respect to an award of restricted stock units, the recipient shall have no rights as a shareholder of NeoStem.

Unrestricted stock awards are grants of shares of NeoStem Common Stock that are not subject to forfeiture.

To the extent that the Compensation Committee grants stock awards that are subject to the satisfaction of performance goals specified by the Compensation Committee (“performance awards”), the Compensation Committee shall establish the specified levels of performance goals. Performance goals may be weighted for different factors and measures. The Compensation Committee will have discretion to make adjustments to a performance award in certain circumstances, such as when a person is promoted into a position of eligibility for a performance award, is transferred between eligible positions with different performance goals, terminates employment and is subsequently rehired, takes a leave of absence, or other similar circumstances deemed appropriate by the Compensation Committee. The Compensation Committee may also increase or decrease a stock award to any individual, except that, an award intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code, may not be increased. The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

If stock awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to NeoStem as a whole, or to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios;

(u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; or (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures.

Effect of Certain Corporate Transactions.  In the event that NeoStem merges or consolidates with another corporation, or if NeoStem liquidates or sells substantially all of its assets, or if a person or entity or a group of persons and/or entities acting in concert becomes the beneficial owner of more than 50% of NeoStem’s outstanding securities, then each holder of an option or stock appreciation right will be entitled, upon exercise of the option or stock appreciation right, to receive, in lieu of shares of NeoStem Common Stock, the securities or other property to which the holder would have been entitled if the option or stock appreciation right had been exercised immediately prior to such event. However, the board may waive any restrictions applicable to options or stock appreciation rights so that they may be exercised prior to such an event. In connection with such an event, the successor corporation may assume other awards granted under the 2009 Plan. However, if the successor corporation does not assume the awards, then all vesting periods and other conditions applicable to the awards will be deemed to have been satisfied as a result of such an event. The NeoStem Board of Directors may also treat all vesting periods and other conditions applicable to the awards as having been satisfied as a result of such an event regardless of whether or not the awards would have been assumed or continued by the successor corporation.

Amendment, Termination.  The NeoStem Board of Directors may at any time amend the 2009 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of NeoStem’s stockholders, the NeoStem Board of Directors may not (a) increase the number of shares of NeoStem Common Stock available under the 2009 Plan, (b) change the group of individuals eligible to receive options, stock appreciation rights and/or other Awards, or (c) extend the term of the 2009 Plan.

Federal Income Consequences

Following is a summary of the federal income tax consequences of option and other grants under the 2009 Plan. Optionees and recipients of other rights and Awards granted under the 2009 Plan are advised to consult their personal tax advisors before exercising an option, stock appreciation right or award or disposing of any stock received pursuant to the exercise of an option, stock appreciation right or award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2009 Plan, nor will NeoStem be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. NeoStem will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. NeoStem will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of NeoStem Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, NeoStem will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of NeoStem Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of NeoStem Common Stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will not recognize any income upon grant of the stock appreciation right, nor will NeoStem be entitled to a deduction at that time. Upon exercise of a stock appreciation right, the holder will recognize ordinary income, and NeoStem generally will be entitled to a corresponding deduction, equal to the fair market value of NeoStem Common Stock at that time.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or NeoStem upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and NeoStem generally will be entitled to a corresponding deduction equal to the fair market value of NeoStem Common Stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and NeoStem company generally will be entitled to a corresponding deduction, equal to the fair market value of NeoStem Common Stock that is the subject of the award when the Award is made.

The recipient of a restricted stock unit will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of NeoStem Common Stock issued at that time, and NeoStem will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to options granted in the future under the 2009 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to options will qualify as performance-based compensation, provided that (among other things): (i) the stock award plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a Compensation Committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding

As and when appropriate, NeoStem shall have the right to require each optionee purchasing shares of NeoStem Common Stock and each grantee receiving an award of shares of NeoStem Common Stock under the 2009 Plan to pay any federal, state or local taxes required by law to be withheld.

Grants

The grant of options, stock appreciation rights and stock awards under the 2009 Plan is discretionary, and except to the extent indicated below, NeoStem cannot determine now the number or type of options, stock appreciation rights or stock awards to be granted in the future to any particular person or group.

Securities Issuable Pursuant to NeoStem’s Equity Compensation Plans

The following table gives information about securities relevant to securities issuable pursuant to NeoStem’s equity compensation plans as of July 8, 2009:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Stockholders	4,048,300	$2.73	890,015
Equity Compensation Plans Not Approved by Stockholders	0	0	0
TOTAL	4,048,300	$2.73	890,015

In the above table, the equity compensation plans approved by stockholders include the NeoStem, Inc. 2003 Equity Participation Plan (the “2003 Plan”) and the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”). The above table does not give effect to the plan amendments proposed by this NeoStem Proposal No. 6 or NeoStem Proposal No. 9.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve Proposal No. 6. In the event this proposal is approved, the amendment to the 2009 Plan to increase the number of shares authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares shall be implemented irrespective of whether the other NeoStem proposals contained herein are approved or implemented.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL

NEOSTEM PROPOSAL NO. 7

TO ADOPT THE NEOSTEM, INC. 2009 NON-U.S. BASED EQUITY COMPENSATION
PLAN WITH RESPECT TO THE 4,700,000 SHARES OF NEOSTEM COMMON
STOCK AUTHORIZED FOR ISSUANCE THEREUNDER.

General

On July 12, 2009, NeoStem’s Board of Directors adopted the Neostem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), subject to the approval of NeoStem’s stockholders at the NeoStem special meeting. The 2009 Non-U.S. Plan authorizes 4,700,000 shares of Neostem Common Stock for issuance under the 2009 Non-U.S. Plan.

The general purpose of the 2009 Non-U.S. Plan is to provide an incentive to NeoStem’s employees and consultants who are providing services to NeoStem outside the United States by enabling them to share in the future growth of NeoStem’s business. The adoption of this plan is motivated by NeoStem’s impending acquisition of CBH, and as a result of the Merger, a majority interest in Suzhou Erye Pharmaceuticals Company, Ltd (“Erye”), a Sino foreign joint venture organized under the laws of the People’s Republic of China as well as NeoStem’s other expansion plans into China. As a result, NeoStem will benefit from the services of a number of individuals providing services to NeoStem or to one of its subsidiaries outside of the United States and in particular in the People’s Republic of China. As with U.S.-based employees, the Board of Directors believes that the granting of warrants, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation to NeoStem’s employees and consultants who are providing services to NeoStem outside the United States promotes continuity of management and increases incentive and personal interest in the welfare of NeoStem by those who are primarily responsible for shaping and carrying out NeoStem’s long range plans and securing its growth and financial success.

The Board believes that the 2009 Non-U.S. Plan will advance NeoStem’s interests by enhancing its ability to attract and retain employees and consultants who are able to provide services outside of the United States and are in a position to make significant contributions to NeoStem’s success; reward NeoStem’s overseas employees and consultants for these contributions; and encourage employees and consultants providing services overseas to take into account NeoStem’s long-term interests through ownership of its shares.

Assuming stockholder approval of the Merger, NeoStem is authorized to issue equity grants covering an aggregate of 1,000,000 shares of NeoStem Common Stock in connection with the Merger (the “Merger Bonus Shares”). NeoStem intends to allocate 350,000 of the Merger Bonus Shares to non-U.S. based employees, and thus 350,000 Merger Bonus Shares would be issued under the 2009 Non-U.S. Plan (out of the 4,700,000 shares available for issuance under the 2009 Non-U.S. Plan), dependent upon stockholder approval of the adoption of the 2009 Non-U.S. Plan. For a description of the Merger-related grants under the 2009 Non-U.S. Plan, please see the discussion below under the heading “Issuance of Equity Grants in Connection with the Merger.”

Effect of Reverse Stock Split upon 2009 Non-U.S. Plan.  In the event NeoStem Proposal No. 5 passes and the NeoStem Board of Directors effects a reverse stock split in order to comply with applicable listing standards, all shares reserved for issuance under the 2009 Non-U.S. Plan would be proportionately reduced by the same ratio at which outstanding shares are adjusted.

Issuance of Equity Grants in Connection with the Merger

The Agreement and Plan of Merger provides that the Compensation Committee of the NeoStem Board of Directors shall have the authority to grant as bonuses under any equity compensation plan, an aggregate of 1,000,000 shares (or shares and options to purchase 1,000,000 shares, in any combination) of NeoStem Common Stock (the “Merger Bonus Shares”) to (i) its officers, consultants and advisors upon the Closing of the Merger and (ii) such officers, significant employees and/or directors of Erye following the receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, and to pay withholding taxes thereon. It is currently anticipated that 525,000 Merger Bonus Shares will be issued under the 2009

Plan, and that 350,000 Merger Bonus Shares will be issued under the 2009 Non-U.S. Plan. The granting of Merger Bonus Shares under the 2009 Non-U.S. Plan is dependent upon stockholder approval of the adoption of the 2009 Non-U.S. Plan.

See NeoStem Proposal No. 1 and CBH Proposal No. 1 of this joint proxy statement/prospectus for a further description of the Agreement and Plan of Merger. All statements herein regarding the Agreement and Plan of Merger are qualified in their entirety by reference to the entire Agreement and Plan of Merger, as amended, attached to this joint proxy statement/prospectus as Annex A.

New Plan Benefits — Merger Bonus Shares to be Granted Under the 2009 Non-U.S. Plan

The New Plan Benefits table below sets forth the 350,000 Merger Bonus Shares that NeoStem anticipates issuing under the 2009 Non-U.S. Plan in connection with the Merger. Any grants of Merger Bonus Shares to be issued to Erye personnel will be effective following the receipt of all PRC approvals after the Closing of the Merger (the “Grant Date”), and would vest in their entirety on the Grant Date. In addition, the grant of the Merger Bonus Shares to Erye personnel is dependent upon stockholder approval of the adoption of the 2009 Non-U.S. Plan, which is the subject of this NeoStem Proposal No. 7. However, the issuance of such equity awards is subject to the sole discretion of the Compensation Committee of the NeoStem Board of Directors and therefore, if the Merger attains stockholder approval and all relevant PRC approvals are obtained after Closing, and this NeoStem Proposal No. 7 is approved by the stockholders of NeoStem, the Compensation Committee may, in its sole discretion, (i) decide to issue some, all or none of the equity awards set forth below; (ii) decide to issue options instead of shares; or (iii) decide to issue equity awards to different recipients and/or in different amounts. For information regarding the 525,000 Merger Bonus Shares that NeoStem anticipates will be allocated to and issued under the 2009 Plan, see the section “Issuance of Equity Grants in Connection with the Merger” under NeoStem Proposal No. 6, above, and the New Plan Benefits table thereunder.

NEW PLAN BENEFITS

MERGER BONUS SHARES TO BE GRANTED UNDER THE 2009 NON-U.S. PLAN

Name and Position	Dollar Value ($)*	Number of Units
Shi Mingsheng, NeoStem Future Director and Board Chairman, Erye	$350,000	175,000 shares	(1)
Madam Zhang Jian, General Manager and Board Member, Erye	$350,000	175,000 shares	(1)
Executive Group	—	—
Non-Executive Director Group	$350,000	175,000 shares	(1)
Non-Executive Officer Employee Group	$350,000	175,000 shares	(1)

*	The dollar value is estimated, computed by reference to the closing price of the NeoStem Common Stock on the NYSE Amex on June 25, 2009 of $2.00.
(1)	Grant of Merger Bonus Shares consists of shares of NeoStem Common Stock.

Following stockholder approval of the Merger and stockholder adoption of the 2009 Non-U.S. Plan (as presented in this Neostem Proposal No. 7), it is anticipated that the Compensation Committee of the NeoStem Board of Directors will approve the issuance of these equity awards in accordance with the following terms: (i) the date of grant for the above awards to Mr. Shi and Madam Zhang shall be the date on which all the requisite PRC approvals have been received after the Closing of the Merger (the “Grant Date”) and (ii) the equity awards shall vest in full on the Grant Date. In the event any of the Merger Bonus Shares are issued as options under the 2009 Non-U.S. Plan, in addition to the above terms, (i) the exercise price for the options shall be fair market value (as defined under the 2009 Non-U.S. Plan) on the Grant Date; (ii) the options shall have a ten year term (in accordance with the terms of the 2009 Non-U.S. Plan); and (iii) such options shall vest in full on the Grant Date.

New Plan Benefits — Other Equity Grants Approved Under the 2009 Non-U.S. Plan

On July 8, 2009, the Compensation Committee of the NeoStem Board of Directors approved by unanimous written consent certain other equity grants under the 2009 Non-U.S. Plan, dependent upon stockholder approval of the adoption of the 2009 Non-U.S. Plan. The New Plan Benefits table below sets forth a summary of the 250,000 warrants and 100,000 shares that NeoStem anticipates issuing under the 2009 Non-U.S. Plan to Shandong Life Science and Technology Research Institute (“SLSI”) pursuant to an April 23, 2009 Consulting Agreement, as amended.

NEW PLAN BENEFITS

OTHER EQUITY GRANTS APPROVED UNDER THE 2009 NON-U.S. PLAN

Name and Position	Dollar Value ($)	Number of Units
Shandong Life Science and Technology Research Institute (“SLSI”)(1)	(2) (3)	250,000 shares underlying warrant grant(2) 100,000 shares(3)
Executive Group	—	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	On April 23, 2009, NeoStem entered into a Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai Jianqian is President. Ms. Cai Jianqian became aquainted with NeoStem through her son Chris Mao, the Chief Executive Officer of CBH. Ms. Cai Jianquian is also a stockholder of CBH. Through SLSI, Ms. Cai Jianqian will provide consulting services to NeoStem in the area of business development, strategic planning and government affairs in the healthcare industry in the PRC, including the introduction of NeoStem to hospitals and medical practices within the PRC to advance NeoStem’s strategic relationships. In return, NeoStem will pay SLSI an annual fee of $100,000 and issue SLSI an aggregate of 250,000 warrants under the 2009 Non-U.S. Plan. In addition, in July 2009, in connection with NeoStem’s determination to terminate its acquisition transaction with SRC in favor of independently building out its stem cell business in China, NeoStem expanded its relationship with SLSI to provide for additional commitments from SLSI. In return, NeoStem has agreed to grant to SLSI an additional 100,000 shares under its 2009 Non-U.S. Plan. Such issuances are dependent upon the approval of the adoption of the 2009 Non-U.S. Plan at the special meeting. For biographical information on Ms. Cai Jianqian, see “Management of the Combined Company After the Merger — Significant Advisors.”
(2)	The grant of 250,000 warrants is to be effective upon the date of stockholder approval of the 2009 Non-U.S. Plan. The warrants are scheduled to vest as to 50,000 shares on December 31, 2009; as to an additional 100,000 shares on April 23, 2010; and as to the remaining 100,000 shares on April 23, 2011. The exercise price for the warrants shall be fair market value (as defined under the 2009 Non-U.S. Plan) on the Grant Date, and the warrants shall have a ten year term (in accordance with the terms of the 2009 Non-U.S. Plan). The market value of the NeoStem Common Stock underlying the 250,000 warrants which are to be issued, based on the closing price of the NeoStem Common Stock of $2.00 on June 25, 2009 on the NYSE Amex, is $500,000.
(3)	The grant of 100,000 shares is to be effective upon the date of stockholder approval of the 2009 Non-U.S. Plan, and the award vests in full at the time of grant. The dollar value is estimated to be $200,000, computed by reference to the closing price of the NeoStem Common Stock on the NYSE Amex on June 25, 2009 of $2.00.

Description of the 2009 Non-U.S. Plan

The following description of the principal terms of the 2009 Non-U.S. Plan is a summary and is qualified in its entirety by the full text of the 2009 Non-U.S. Plan, which is attached as Annex G hereto.

Administration.  The 2009 Non-U.S. Plan will be administered by the Compensation Committee of NeoStem’s Board of Directors. The Compensation Committee may grant warrants to purchase shares of NeoStem Common Stock, stock appreciation rights and restricted stock units payable in shares of NeoStem Common Stock, as well as restricted or unrestricted shares of NeoStem Common Stock. The Compensation Committee also has broad authority to determine the terms and conditions of each warrant or other kind of equity award, adopt, amend and rescind rules and regulations for the administration of the 2009 Non-U.S. Plan and amend or modify outstanding awards of warrants, restricted stock, stock purchase rights or other equity awards authorized under the 2009 Non-U.S. Plan (including the repricing of either individual awards or all of the awards outstanding under the 2009 Non-U.S. Plan). The Board of Directors may delegate authority to the chief executive officer and/or other executive officers to grant warrants to employees providing services outside the United States (other than themselves), subject to guidelines established by NeoStem’s Board of Directors and consistent with the 2009 Non-U.S. Plan. No warrants, stock purchase rights or awards may be made under the 2009 Non-U.S. Plan on or after July 12, 2019, but the 2009 Non-U.S. Plan will continue thereafter while previously granted warrants, stock appreciation rights or awards remain subject to the 2009 Non-U.S. Plan.

Eligibility.  Persons eligible to receive warrants, stock appreciation rights or other awards under the 2009 Non-U.S. Plan are those service providers to NeoStem and its subsidiaries and affiliates providing services outside of the United States, including employees and consultants, of NeoStem and its subsidiaries and affiliates, who, in the opinion of the Compensation Committee, are in a position to contribute to NeoStem’s success.

Shares Subject to the 2009 Non-U.S. Plan.  The aggregate number of shares of NeoStem Common Stock available for issuance in connection with warrants and awards granted under the 2009 Non-U.S. Plan will be 4,700,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. If any warrant or stock appreciation right granted under the 2009 Non-U.S. Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of NeoStem Common Stock as to which such warrant or award was forfeited will be available for future grants under the 2009 Non-U.S. Plan.

Terms and Conditions of Warrants.  The Compensation Committee will determine the exercise price of warrants granted under the 2009 Non-U.S. Plan, provided that the exercise price is equal to or greater than the fair market value of the NeoStem Common Stock on the date of grant.

If on the date of grant the NeoStem Common Stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the date of grant (or, if no trades were made on the date of grant, for the last trading day before the date of grant). If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On July 10, 2009, the closing sale price of a share of NeoStem Common Stock on NYSE Amex was $1.92.

No warrant issued to an employee may be exercisable for more than ten years from the date of grant and no warrant issued to a consultant may be exercisable for more than five years from the date of grant. Warrants granted under the 2009 Non-U.S. Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant.

Generally, the exercise price must be denominated in United States dollars and may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of NeoStem Common Stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

Warrants granted under the 2009 Non-U.S. Plan may be granted with a “reload” feature under which a warrantee will be granted a new option for a number of shares that is equal to the number of shares applied by the warrantee to satisfy the exercise price or tax withholdings of a previous warrant grant.

No warrant may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime a warrant may be exercised only by the recipient. However, the Compensation Committee may permit the holder of a warrant or stock appreciation right to transfer the warrant or right to immediate family members or a family trust for estate planning purposes. Unless otherwise provided by the Compensation Committee, warrants that are exercisable at the time of a recipient’s termination of service with NeoStem will continue to be exercisable for 90 days, unless the warrantee terminates his or her service with NeoStem due to death or disability, in which case the warrant will continue to be exercisable for one year, or upon a voluntary termination or for cause, in which case the warrant will cease to be exercisable upon termination.

Stock Appreciation Rights.  A stock appreciation right may be granted by the Compensation Committee either alone, or in tandem with, other warrants or awards under the 2009 Non-U.S. Plan. A stock appreciation right will relate to a number of shares of NeoStem Common Stock as the Compensation Committee determines at the time of grant. Each stock appreciation right will have an exercise period determined by the Compensation Committee not to exceed ten years from the date of grant. Upon exercise of a stock appreciation right, the holder will receive a number of shares of NeoStem Common Stock equal to (i) the number of shares for which the stock appreciation right is exercised times the appreciation in the fair market value of a share of NeoStem Common Stock between the date the stock appreciation right was granted and its date of exercise; divided by (ii) the fair market value of a share of NeoStem Common Stock on the date that the stock appreciation right is exercised. The Compensation Committee will determine the extent to which a holder of a stock appreciation right may exercise the right following termination of service with NeoStem.

Terms and Conditions of Stock Awards.  The Compensation Committee may also grant a restricted or unrestricted stock award and/or a restricted stock unit award to any eligible employee or consultant. Under a restricted stock award, shares of common stock that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with NeoStem prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. Shares of NeoStem Common Stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse. Unless otherwise determined by the Compensation Committee, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

Under a restricted stock unit award, restricted stock units that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. To the extent that the award of restricted stock units vests, the recipient shall become entitled to receive a number of shares of NeoStem Common Stock equal to the number of restricted stock units that became vested. Restricted stock units cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award and during a recipient’s lifetime may be exercised only by the recipient. Prior to the delivery of shares of NeoStem Common Stock with respect to an award of restricted stock units, the recipient shall have no rights as a stockholder of NeoStem.

Unrestricted stock awards are grants of shares of NeoStem Common Stock that are not subject to forfeiture.

To the extent that the Compensation Committee grants stock awards that are subject to the satisfaction of performance goals specified by the Compensation Committee (“performance awards”), the Compensation Committee shall establish the specified levels of performance goals. Performance goals may be weighted for different factors and measures. The Compensation Committee will have discretion to make adjustments to a performance award in certain circumstances, such as when a person is promoted into a position of eligibility for a performance award, is transferred between eligible positions with different performance goals, terminates employment and is subsequently rehired, takes a leave of absence, or other circumstances deemed appropriate by the Compensation Committee. The Compensation Committee may also increase or decrease a stock award to any individual. The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

Effect of Certain Corporate Transactions.  In the event that NeoStem merges or consolidates with another corporation, or if NeoStem liquidates or sells substantially all of its assets, or if a person or entity or a group of persons and/or entities acting in concert becomes the beneficial owner of more than 50% of the combined voting power of NeoStem’s outstanding securities, then each holder of a warrant or stock appreciation right will be entitled, upon exercise of the warrant or stock appreciation right, to receive, in lieu of shares of NeoStem Common Stock, the securities or other property to which the holder would have been entitled if the warrant or stock appreciation right had been exercised immediately prior to such event. The Board may waive any restrictions applicable to warrants or stock appreciation rights so that they may be exercised prior to such an event. In connection with such an event, the successor corporation may assume other awards granted under the 2009 Non-U.S. Plan. However, if the successor corporation does not assume the awards, then all vesting periods and other conditions applicable to the awards will be deemed to have been satisfied as a result of such an event. NeoStem’s Board of Directors may also treat all vesting periods and other conditions applicable to the awards as having been satisfied as a result of such an event regardless of whether or not the awards would have been assumed or continued by the successor corporation. The proposed transaction between NeoStem and CBH shall not constitute a corporate transaction for this purpose.

Amendment, Termination.  NeoStem’s Board may at any time amend the 2009 Non-U.S. Plan. However, any amendment requiring stockholder approval under applicable law will not be effected without the consent of NeoStem’s stockholders. The 2009 Non-U.S. Plan specifically contemplates that the Board of Directors will adopt amendments as necessary so that the grant of awards under the plan to grantees of another foreign jurisdiction will comply will the applicable laws and regulations of the jurisdiction. Specifically, at the present time, the Board of Directors expects to register the 2009 Non-U.S. Plan with the State Administration of Foreign Exchange for the People’s Republic of China (“SAFE”) in accordance with Circular 78 and to amend the 2009 Non-U.S. Plan as necessary in order to comply with the rules and regulations set forth in Circular 78 and by SAFE.

There May Be Foreign Income Tax Consequences

Because only service providers of NeoStem and its subsidiaries and affiliates that perform services outside of the United States are eligible for awards under the 2009 Non-U.S. Plan, there are no United States federal income tax consequences of warrants and other awards under the 2009 Non-U.S. Plan.

The grantees will, however, be subject to the income tax consequences with respect to warrants and other awards under the 2009 Non-U.S. Plan in the foreign jurisdiction in which the grantees provide services to NeoStem or to one of its subsidiaries or affiliates.

In connection with NeoStem’s planned merger with CBH, the Compensation Committee specifically intends to award warrants and other awards under the 2009 Non-U.S. Plan to service providers providing services to NeoStem or to one of its subsidiaries or affiliates in the People’s Republic of China. Following is a summary of the tax consequences of warrant and other grants under the 2009 Non-U.S. Plan under Individual Income Tax Law of the People’s Republic of China:

Service providers granted warrants under the Non-US Plan are subject to taxation under the Law of the People’s Republic of China on Individual Income Tax, which was promulgated by the National People’s Congress on September 10, 1980 and became effective on the same day. The Ministry of Finance and State Administration of Taxation promulgated regulations specifically addressing the taxation of warrants entitled the Circular on Issues Concerning the Collection of Individual Income Tax on Income Derived from Individual Stock Options (“Circular No. 35”) on March 28, 2005. Circular No. 35 became effective July 1, 2005. Under Circular No. 35, service providers are not taxed on the grant of a warrant. The service provider is taxed on the exercise of the warrant on the difference between the warrants exercise price and the fair market value of NeoStem’s common stock. The taxes are calculated on a monthly basis at a progressive tax rate ranging from 5% to 45% of the proceeds received on exercise. The tax rate applicable to the proceeds received on exercise of the warrants is calculated independently from the service providers’ other wages. If the service provider retains NeoStem’s common stock after exercise, future dividends are taxed upon receipt at a rate of 20% and future sales of the common stock are taxed at the time of sale at a rate of 20% of the appreciated value following exercise. Stock appreciation rights are subject to identical tax treatment.

Tax Withholding

As and when appropriate, NeoStem shall have the right to require each warrantee purchasing shares of NeoStem Common Stock and each grantee receiving an award of shares of NeoStem Common Stock under the 2009 Non-U.S. Plan to pay and to withhold form the proceeds of any exercise of such award any taxes required by the law of the nation in which the grantee provides serves to NeoStem or one of its subsidiaries or affiliates.

Potential Effect of Circular 78

On April 6, 2007, the State Administration of Foreign Exchange for the People’s Republic of China (“SAFE”) issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Warrants and Stock Awards

The grant of warrants and other awards under the 2009 Non-U.S. Plan is discretionary, and NeoStem cannot determine now the specific number or type of warrants or awards to be granted in the future to any particular person or group. Any such grants of warrants or other awards would be made in the sole discretion of the Compensation Committee in such amounts and to such persons as it deemed appropriate.

Securities Issuable Pursuant to NeoStem’s equity compensation plans

The following table gives information about securities relevant to securities issuable pursuant to NeoStem’s equity compensation plans as of July 8, 2009:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	4,048,300	$2.73	890,015
Equity Compensation Plans Not Approved by Stockholders	0	0	0
TOTAL	4,048,300	$2.73	890,015

In the above table, the equity compensation plans approved by stockholders include the NeoStem, Inc. 2003 Equity Participation Plan and the NeoStem, Inc. 2009 Equity Compensation Plan. The above table does not give effect to the plan adoption proposed by this NeoStem Proposal No. 7 or the plan amendments proposed by NeoStem Proposal No. 6 or NeoStem Proposal No. 9.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL

NEOSTEM PROPOSAL NO. 8

TO APPROVE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO PROVIDE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO THREE CLASSES AND CERTAIN RELATED PROVISIONS
REGARDING THE BOARD OF DIRECTORS.

General

On Junly 12, 2009, the NeoStem Board of Directors approved, subject to the approval of NeoStem’s stockholders, the adoption of an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for a classified Board of Directors and to modify procedures for filling vacancies on the Board (the “Board Classification Amendment”) and directed that the Board Classification Amendment be submitted to the stockholders at the NeoStem special meeting.

NeoStem currently has an unclassified Board. At the present time, pursuant to Article 2.3 of NeoStem’s Amended and Restated By-Laws, a director elected to the NeoStem Board serves for a one-year term and until his or her successor is elected and qualified. The proposed Board Classification Amendment would operate to divide NeoStem’s Board into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term and until their successors are duly elected and qualified. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. The statements made in this joint proxy statement/prospectus with respect to the Board Classification Amendment should be read in conjunction with and are qualified in their entirety by reference to the text of the proposed Certificate of Amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc. annexed hereto as Annex H.

Proposed Amendment

If the Board Classification Amendment is approved by the stockholders of NeoStem, and if the Board of Directors of NeoStem decides to implement the Board Classification Amendment by filing the Board Classification Amendment with the Secretary of State of the State of Delaware following the Merger, the following text will be added to, and become a part of, NeoStem’s Amended and Restated Certificate of Incorporation as Article FOURTEENTH:

“FOURTEENTH:  For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and stockholders:

“A. The number of Directors constituting the Corporations’ Board of Directors shall be determined by the Board of Directors, from time to time. The Directors constituting the Corporation’s Board of Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be determined by the Board of Directors consistent with the terms of this Article FOURTEENTH. The Board shall have the authority to assign members of the board already in office to such classes at the time the amendment becomes effective. One class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2010, another class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2011, and another class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2012, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the election in 2010, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

“B. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director appointed by the Board of Directors in accordance with the preceding sentence shall hold office and shall be elected for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified.”

General Effect of the Board Classification Amendment and Reasons for Approval

In the event the Board Classification Amendment attains the requisite stockholder approval and the Board proceeds to file the amendment with the Secretary of State of the State of Delaware, NeoStem’s Amended and Restated Certificate of Incorporation would be amended to provide for a classified Board of Directors by adding a new Article FOURTEENTH. The proposed Board Classification Amendment would operate to divide NeoStem’s Board into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term and until their successors are duly elected and qualified, and authorizing the Board of Directors to make the initial allocation of directors to those classes. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term.

The NeoStem Board currently consists of five directors. Pursuant to the Agreement and Plan of Merger, NeoStem intends to increase the size of the Board to seven directors following the consummation of the Merger. In the event the stockholders approve the Board Classification Amendment and the Board of Directors determines to file the Board Classification Amendment with the Secretary of State of the State of Delaware, NeoStem’s Board of Directors has determined to assign members of the Board already in office to such classes as follows:

Class I (term expiring 2010):	Drew Bernstein, and Eric Wei (if the Merger is consummated) and Shi Mingsheng (if all PRC approvals are obtained)
Class II (term expiring 2011):	Joseph Zuckerman and Steven S. Myers
Class III (term expiring 2012):	Robin Smith and Richard Berman

Class I will consist of those directors not previously elected by the stockholders of the Company. Class I would consist of one director, or three directors if the Merger is consummated who would serve for an initial term of one year, Class II would consist of two directors who would serve for an initial term of two years, and Class III would consist of two directors who would serve for an initial term of three years. If the Merger is not approved and Mr. Wei and Mr. Shi do not become directors, but the Corporations’s stockholders approved, and the Board decides to file, the Board Classification Amendment nonetheless, then Class I would consist of one director. At each annual meeting of stockholders held beginning in 2010, directors would be elected to succeed those whose terms then expire and each newly-elected director would serve for a three-year term. The proposed Board Classification Amendment would replace the current system of electing annually all of the directors for one-year terms.

If the number of directors constituting the Board is increased or decreased, the resulting number of directors would be apportioned among the three classes so as to make all classes as nearly equal in number as possible, except that the term of any incumbent director may not be shortened. Under the DGCL, if a board of directors is classified, unless the certificate of incorporation specifies otherwise, members of the board of directors of each class may be removed by the stockholders before the expiration of their respective terms only for cause. Accordingly, in the event that stockholders approve the Board Classification Amendment, none of the directors elected to the classified Board may be removed without cause prior to the expiration of their respective terms.

At present, vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining members of the Board, although less than a quorum, and each person so elected to fill a vacancy serves the unexpired term of his or her predecessor in office, while a director chosen to fill a position resulting from an increase in the number of directors serves until the next election of directors and until his or her successor is elected and qualified. The Board Classification Amendment provides that any vacancies in the Board of Directors may only be filled by a majority vote of the remaining directors then in office, even though less than a quorum, and each person so elected would serve for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred. The DGCL provides that the Certificate of Incorporation, including these provisions, may be amended by the stockholders only with the consent of the Board.

Since directors will be serving for longer terms which expire at different times, and may be removed only for cause by vote of the majority of the voting power outstanding, NeoStem’s Board of Directors believes that a classified Board will promote continuity of management and, thereby enhance the ability of NeoStem to carry out long-range plans and goals for its benefit and the benefit of its stockholders. Although NeoStem has not experienced difficulties in the past in maintaining continuity of the Board and management, the Board of Directors believes that a classified Board will assist NeoStem in maintaining this continuity of management into the future. Additionally, the Board Classification Amendment may have certain anti-takeover effects that the Board believes may deter unsolicited takeover attempts and protect the value of each stockholder’s investment in NeoStem.

A classified Board would also extend the time it would take for holders of a majority of the shares to obtain control of the Board of Directors, thereby limiting such abusive takeover tactics as ‘two-tiered’ tender offers. Assuming each class of directors is approximately equal in size, a majority stockholder could not obtain control of the Board until the second annual stockholder’s meeting after it acquired a majority of the voting stock. During this time, the Board of Directors believes that it would have a better opportunity to negotiate with any such majority stockholder to obtain more favorable price and terms in any merger or tender offer. For these reasons, the Board of Directors believes that Board Classification Amendment may have anti-takeover effects as described above.

The Board Classification Amendment may have the effect of making it more difficult for stockholders to remove the existing management of NeoStem and may, therefore, discourage potentially unfriendly bids for shares of NeoStem. In considering whether to vote in favor of the Board Classification Amendment, stockholders should consider and review the section entitled “Possible Consequences of the Anti-Takeover Effects of the Board Classification Amendment,” below.

Possible Consequences of the Anti-Takeover Effects of the Board Classification Amendment

The Board of Directors has evaluated the potential vulnerability of NeoStem’s stockholders to the threat of unfair or coercive takeover tactics and has considered the range of possible responses to any such threat. The Board of Directors has unanimously approved, and recommends to NeoStem’s stockholders for their approval, the Board Classification Amendment set forth in this Proposal.

The Board Classification Amendment is designed to assist NeoStem’s stockholders in obtaining fair and equitable treatment in the event of a takeover of NeoStem, and is not a response to any effort, of which NeoStem is aware, to accumulate the NeoStem Common Stock or to obtain control of NeoStem. The Board of Directors has observed the relatively common use of certain coercive takeover tactics in recent years, including the accumulation of substantial common stock positions as a prelude to a threatened takeover or corporate restructuring, proxy fights, and partial tender offers and the related use of ‘two-tiered’ pricing. The Board of Directors believes that the use of these tactics can place undue pressure on a corporation’s board of directors and stockholders to act hastily and on incomplete information and, therefore, can be highly disruptive to a corporation as well as result in unfair differences in treatment of stockholders who act immediately in response to an announcement of takeover activity and those who choose to act later, if at all.

While the Board Classification Amendment gives added protection to NeoStem’s stockholders, it may also have the effect of making more difficult and discouraging a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of some or all of NeoStem’s stockholders. The Board Classification Amendment also may delay the assumption of control by a holder of a large block of NeoStem Common Stock and the removal of incumbent management, even if such removal might be beneficial to some or all of the stockholders. Furthermore, the Board Classification Amendment may have the effects of deterring or frustrating certain types of future takeover attempts that may not be approved by the incumbent Board of Directors, but that the holders of a majority of the shares of NeoStem Common Stock may deem to be in their best interests or in which some or all of the stockholders may receive a substantial premium over prevailing market prices for their stock. By having the effect of discouraging takeover attempts, the Classified

Board Amendment also could have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the NeoStem Common Stock that often result from actual or rumored takeover attempts.

In addition to the proposed Board Classification Amendment, an existing provision of the Amended and Restated Certificate of Incorporation may have the effect of making more difficult and discouraging an attempt to acquire control of the NeoStem without approval by the Board of Directors, even if such transaction or occurrence may be favorable to the interests of some or all of NeoStem’s stockholders. Article FOURTH of NeoStem’s Amended and Restated Certificate of Incorporation currently authorizes the Board of Directors to issue shares of preferred stock having such rights, preferences and privileges as designated by the Board of Directors without stockholder approval. There are currently 3,696,749 authorized but unissued shares of preferred stock. Additionally, NeoStem Proposal No. 2 of this joint proxy statement/prospectus seeks stockholder approval of an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of preferred stock authorized for issuance from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000). Such authorized and unissued preferred stock could be used by the Board of Directors for defensive purposes, including the issuance of shares having special privileges or rights to third parties, which may have the effect of delaying or discouraging an attempt to acquire control of NeoStem. For example, the Board of Directors of NeoStem has the ability to adopt a stockholder rights plan pursuant to which it might issue shares of preferred stock having the same economic value and voting rights as shares of NeoStem Common Stock upon the occurrence of certain triggering events. While NeoStem has no present intention to adopt any such rights plan, it reserves the right to do so in the future.

The Board of Directors recognizes that a takeover might in some circumstances be beneficial to some or all of NeoStem’s stockholders but, nevertheless, believes that the stockholders as a whole will benefit from the adoption of the Board Classification Amendment. The Board of Directors further believes that it is preferable to consider and act on such an amendment when it can be considered carefully rather than during an unsolicited bid for control.

Vote Required for Approval; Effectiveness

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation as of the Record Date is required to approve the Board Classification Amendment. If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. Under Delaware law, stockholders will not have any dissenter’s or appraisal rights in connection with the Board Classification Amendment.

If approved, this NeoStem Proposal No. 8 will become effective upon the filing of a Certificate of Amendment to NeoStem’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, subject to the timing as to effectiveness contained in the language of the Board Classification Amendment itself. Pursuant to the Board resolution authorizing this proposed amendment to NeoStem’s Amended and Restated Certificate of Incorporation and consistent with Delaware law, such filing is within the discretion of NeoStem’s Board of Directors, which Board may abandon the Board Classification Amendment without further action by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL.

NEOSTEM PROPOSAL NO. 9

TO APPROVE (I) AN AMENDMENT TO NEOSTEM’S 2003 EQUITY PARTICIPATION PLAN TO
GRANT THE NEOSTEM BOARD OF DIRECTORS OR AN APPROPRIATE COMMITTEE
THEREOF THE AUTHORITY TO REPRICE OPTIONS, (II) A ONE-TIME REPRICING OF THE
EXERCISE PRICE OF CERTAIN NEOSTEM OPTIONS AND WARRANTS TO PURCHASE
SHARES OF NEOSTEM COMMON STOCK, AND (III) GIVING THE BOARD OF DIRECTORS OR
AN APPROPRIATE COMMITTEE THEREOF DISCRETION TO ISSUE CERTAIN CASH AND
EQUITY AWARDS IN CONNECTION WITH THE REPRICING.

Overview

NeoStem’s Board of Directors has approved, and recommended that NeoStem’s stockholders approve (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock (the “Repricing”) and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing. Substantially all of the outstanding options issued under the 2003 Plan are eligible for the Repricing, to the extent that the exercise price of any such eligible option exceeds the greater of $0.80 and fair market value on the date of the closing of the Merger.

Amendment to the 2003 Plan

To ensure that the Board of Directors or an appropriate committee thereof (such as the Compensation Committee) has the power to effect a repricing of the options pursuant to the 2003 Plan, NeoStem proposes to amend the 2003 Plan to explicitly state that the Board of Directors (or a committee appointed thereby) has such power. The proposed restatement of Section 21(b) of the 2003 Plan is as follows:

“(b) The Board of Directors may at any time, on or before the termination date referred to in Section 21(a) hereof, without stockholder approval, terminate the Plan, or from time to time make such modifications or amendments to the Plan as it may deem advisable. The Board of Directors or the Committee may make such modifications or amendments to any outstanding option or restricted stock agreement under the Plan as it may deem advisable, including repricing any outstanding option and/or amending or eliminating any conditions to vesting of any outstanding option or restricted stock grant.”

The Repricing

Background

The Board of Directors believes that the Repricing is desirable in making NeoStem’s capital structure more equitable in light of the transactions contemplated by the Agreement and Plan of Merger. The Agreement and Plan of Merger specifically contemplates that NeoStem has the power to effect the Repricing, and further provides for an exchange offer with the CBH warrant holders (as described under “The Agreement and Plan of Merger — Conversion of Securities; Exchange Ratio”) that has the effect of reducing the exercise prices of the CBH warrants if accepted. NeoStem’s options and warrants are for the most part significantly underwater and essentially have very limited value to the holders thereof. The Board believes that the Repricing would re-incentivize the holders of options as originally intended at the time of grant and increase the probability that the NeoStem options and warrants would be exercised, potentially raising capital for NeoStem.

NeoStem has issued stock options under the 2003 Plan as a means of attracting, retaining and motivating officers, employees, directors, consultants and advisors, and as a means of promoting the long-term success of NeoStem’s business by encouraging these individuals to devote their talents and abilities to us through appropriate equity ownership. However, most of NeoStem’s outstanding stock options have exercise prices that are significantly higher than the current market price of the NeoStem Common Stock. As a result, these stock options have little or no current value as an incentive to retain and motivate NeoStem’s employees, officers, directors, consultants and advisors.

Further, NeoStem has previously issued warrants to purchase NeoStem Common Stock to certain investors and service providers of NeoStem. Most of NeoStem’s warrants have exercise prices that are significantly higher than the current market price of the NeoStem Common Stock. As a result, these warrants have little current value to the holders thereof, and have little or no chance of being exercised so as to generate funds for NeoStem.

As a result, the Board of Directors has determined that is in the best interests of NeoStem and its stockholders to conduct the Repricing, under which (i) all warrants outstanding immediately prior to the closing of the Merger (other than warrants issued to the public or the underwriters in NeoStem’s August 2007 public offering) will, effective on the Closing of the Merger, be amended to provide that the “Current Exercise Price” will be reduced to the Adjusted Exercise Prices as set forth in the “Mechanics of the Repricing” section below, (ii) substantially all of the outstanding options issued under the 2003 Plan are eligible to be repriced as provided in the “Mechanics of the Repricing” section, below, in the discretion of the Compensation Committee, to lower the exercise price to as low as the $0.80 originally provided in the Agreement and Plan of Merger (to the extent that the exercise price of such an eligible option exceeds fair market value), but in no case shall the exercise price be reduced below fair market value on the Closing of the Merger and (iii) if the Compensation Committee determines to lower the exercise price of such outstanding options to a price that is greater than $0.80, the Compensation Committee would have, in its sole discretion, the ability to further issue to any respective holder of any such eligible outstanding options additional stock, options or other consideration (including cash) in connection with the Repricing so that the overall value of consideration granted to the optionee is equivalent, in the judgment of NeoStem’s Compensation Committee, to the value that would have been provided if the exercise prices of the options had been reduced to $0.80 and in each case the vesting schedule of the options shall be maintained. The “Mechanics of the Repricing” section below provides further details.

The repriced options would be repriced under the 2003 Plan, and substantially all of the outstanding options issued under the 2003 Plan are eligible to be repriced. Each repriced stock option and warrant would have the same term and vesting conditions as the stock option or warrant to be replaced. Thus, if a stock option or warrant were fully exercisable before the Repricing with a remaining term of 5 years, it would be fully exercisable after the Repricing with the same 5 year remaining term.

If this proposal is approved, the Board of Directors expects to effect the Repricing as of the Closing of the Merger; however, the Board of Directors reserves the right, in its discretion, to conduct or abandon the proposed Repricing at any time after stockholder approval. The Board of Directors does not expect to conduct the Repricing as a tender offer, under the Securities Exchange Act of 1934, as amended, and therefore reserves the right, in its sole discretion, to modify the terms of the Repricing to avoid conducting a tender offer under the Securities Exchange Act of 1934, as amended.

Reasons for the Repricing

NeoStem’s Board of Directors believes that the proposed Repricing would create better incentives for the eligible participants (collectively, the “Eligible Participants”) who are holders of warrants (other than warrants issued in connection with NeoStem’s 2007 public offering) or holders of substantially all of the 2003 Plan options (such securities, the “Eligible Securities”) to contribute to the attainment of NeoStem’s business and financial objectives creating long term stockholder value. If NeoStem cannot reprice the options and warrants held by the Eligible Participants, then NeoStem may be forced to consider cash or other alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the individual talent critical to NeoStem’s future success. These cash replacement alternatives would then reduce the cash available for operations, working capital requirements, capital expenditures and acquisitions, which could adversely affect NeoStem’s business.

Under the rules of the NYSE Amex, stockholder approval is required to implement the Repricing. By approving this Proposal No. 9, you would allow NeoStem to conduct the Repricing with respect to the Eligible Securities.

You are being asked to approve this Repricing, which includes the ability of the Compensation Committee to grant, in its discretion, the additional stock, options or other consideration (including cash) to certain Eligible Participants, as further described in the “Mechanics of the Repricing” section below.

As of July 8, 2009, options to acquire 1,718,300 shares of NeoStem Common Stock were issued under the 2003 Plan and 1,265 shares of NeoStem Common Stock were available under the 2003 Plan for the future issuance of stock options, and a total of 18,238,204 shares of NeoStem Common Stock were reserved for issuance pursuant to the exercise of outstanding warrants (635,000 shares of NeoStem Common Stock were reserved for issuance pursuant to the exercise of Class A Warrants, 12,932,512 shares of NeoStem Common Stock were reserved for issuance pursuant to the exercise of Class D Warrants, and 4,670,692 shares of NeoStem Common Stock were reserved for issuance upon the exercise of all other warrants). As of July 8, 2009, options to acquire 2,330,000 shares of NeoStem Common Stock had been issued under the 2009 Plan (none of which are eligible for the Repricing) and 888,750 shares of NeoStem Common Stock were available under the 2009 Plan for the future issuance of stock options. See also NeoStem Proposal No. 6 which seeks approval of an increase in the number of shares of NeoStem Common Stock authorized for issuance under the 2009 Plan from 3,800,000 shares to 9,750,000 shares.

Consideration of Alternatives

When considering how best to continue to incentivize and reward the Eligible Participants that are optionholders, NeoStem’s Board of Directors considered several alternatives:

Increase cash compensation.  To replace equity incentives, the Board considered that it could substantially increase base and target bonus compensation. However, significant increases in cash compensation would further decrease available capital, which could adversely affect NeoStem’s business, operating results, liquidity and financial position.

Grant additional equity compensation.  The Board considered granting the Eligible Participants that are Optionholders supplemental stock option grants at current market prices in order to restore the value of previously granted stock options that are now out-of-the-money. However, such supplemental option grants would substantially increase the potential dilution to NeoStem’s stockholders and would also decrease our reported earnings and earnings per share, which could negatively impact NeoStem’s stock price.

Implement Repricing.  Finally, the Board considered implementing a one-time stock option repricing program. We determined that the Repricing as described herein, was most attractive for a number of reasons, including the following:

Enhanced Long-Term Stockholder Value.  The Board believes that ultimately the Repricing will enhance long-term stockholder value by restoring competitive incentives to the Eligible Participants that are Optionholders so they are further motivated to achieve NeoStem’s strategic, operational and financial goals, as exercise prices significantly in excess of the market price of NeoStem Common Stock undermine the effectiveness of options as performance and retention incentives.

Reduced Pressure for Additional Grants.  While the Board has recently increased our option pool by adopting the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) (see the description of the 2009 Plan contained in “NeoStem Proposal No. 6” of this joint proxy statement/prospectus, which Proposal seeks stockholder authorization for expanding the pool of shares issuable under the 2009 Plan from 3,800,000 to 9,750,000), if the Board is unable to implement the Repricing, the Board may need to issue even more options to the Eligible Participants that are optionholders at current market prices, increasing the potential dilution to NeoStem’s stockholders. These grants would more quickly exhaust the current pool of options available for future grants under the 2009 Plan and would also result in decreased reported earnings and earnings per share, which could negatively impact NeoStem’s stock price.

Participation by NeoStem’s Named Executive Officers and Non-Employee Independent Directors.  NeoStem’s executive officers work closely as a team and are expected to be among the primary drivers of the strategic and operational initiatives that NeoStem has implemented to advance the creation of long-term stockholder value. As a result, the retention and motivation of NeoStem’s executive officers are critical to NeoStem’s long-term success. In addition, a majority of the grants of options have been to NeoStem’s named executive officers and non-employee independent directors. If NeoStem were to exclude these individuals from an option repricing, the option repricing would not have the desired effect of retaining and motivating those individuals most crucial to NeoStem’s future success, and would not more effectively align the long term interests of NeoStem’s officers with the long term interests of NeoStem’s stockholders.

Mechanics of the Repricing

The following summary information and corresponding tables illustrate the manner of effecting the Repricing. The tables indicate the Current Exercise Prices of the securities that are involved in the Repricing. The below explanation provides details as to the proposed Adjusted Exercise Prices of the securities involved in the Repricing, together with other information relevant to the Repricing.

Warrant Repricing

All warrants outstanding immediately prior to the closing of the Merger (other than warrants issued to the public or the underwriters in NeoStem’s August 2007 public offering) would be amended to provide that the Current Exercise Price would be adjusted effective on the Closing of the Merger to the corresponding Adjusted Exercise Price, as set forth below:

Current Exercise Price	Adjusted Exercise Price
$4.00	$3.8182
$4.50	$4.1932
$4.61	$4.2726
$4.70	$4.3368
$4.90	$4.4768
$4.95	$4.5113
$5.00	$4.5455
$5.10	$4.6132
$5.30	$4.7459
$5.50	$4.8750
$5.80	$5.0618
$6.00	$5.1818
$6.10	$5.2405
$6.50	$5.4659
$6.70	$5.5732
$7.00	$5.7273
$8.00	$6.1818

The data in the above table does not reflect the impact of any reverse stock split that may be effected in the discretion of the Board of Directors (subject to stockholder approval of NeoStem Proposal No. 5) solely in the event such reverse stock split is necessary to maintain NeoStem’s listing with the NYSE Amex or to relist on any other exchange.

Certain officers and directors of NeoStem are holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share, that will have their exercise prices reduced to approximately $6.18 per share in accordance with the schedule above. Such warrants are held by NeoStem officers and directors in the following quantities: Robin L. Smith (27,511), Catherine M. Vaczy (4,084), Richard Berman (11,364), Steven Myers (22,728) and Joseph Zuckerman (2,084).

Option Repricing

The following chart sets forth the range of currently eligible outstanding options (as of July 8, 2009) for which the exercise price may be repriced to the greater of $0.80 and fair market value effective upon the Closing of the Merger (to the extent the exercise price of any such then eligible option exceeds the applicable amount), for NeoStem executive officers, directors and non-executive employees. Certain consultants and advisors may also be included in the Repricing. Substantially all of the outstanding options issued under the 2003 Plan are eligible for the Repricing. If this Proposal is approved and options are repriced to an exercise price that is greater than $0.80, the Compensation Committee may also, in its sole discretion, grant to any or all respective holders of any such eligible outstanding options, additional stock, options or other consideration (including cash) such that the value overall of consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee, to the value that would have been provided if the exercise price of such holder’s options had been reduced to $0.80 and in each case the vesting schedule of the options shall be maintained.

Name and Title	Currently Eligible Options	Current Option Exercise Price	Option Expiration Date
Robin L. Smith,	10,000	$5.30	June 1, 2016
Chief Executive Officer, Chairman of the Board	10,000	$8.00	June 1, 2016
	10,000	$10.00	June 1, 2016
	12,000	$16.00	June 1, 2016
	12,000	$25.00	June 1, 2016
	10,000	$6.00	Dec. 4, 2016
	5,000	$6.00	Dec. 4, 2016
	55,000	$5.00	Jan. 17, 2017
	150,000	$4.95	Sept. 26, 2017
	100,000	$4.95	Sept. 26, 2017
	40,000	$1.63	Feb. 26, 2018
	30,000	$1.63	Feb. 26, 2018
	30,000	$1.63	Feb. 26, 2018
	20,000	$1.63	Feb. 26, 2018
	5,000	$1.13	Oct. 30, 2018

Catherine M. Vaczy,	1,500	$10.00	Apr. 19, 2015
Vice President and General Counsel	7,500	$6.00	July 19, 2015
	2,000	$6.00	Dec. 21, 2015
	10,000	$5.30	June 1, 2016
	5,000	$6.00	Dec. 4, 2016
	10,000	$6.00	Dec. 4, 2016
	15,000	$4.95	Sept. 26, 2017
	10,000	$4.95	Sept. 26, 2017
	10,000	$4.95	Sept. 26, 2017
	12,000	$1.70	Dec. 18, 2017
	10,000	$1.63	Feb. 26, 2018
	10,000	$1.63	Feb. 26, 2018
	16,000	$1.63	Feb. 26, 2018
	5,000	$1.13	Oct. 30, 2018

Mark Weinreb,	25,000	$3.00	Feb. 5, 2013
President	500	$10.00	Sept. 13, 2014
	40,000	$6.00	July 19, 2015
	15,000	$5.30	June 1, 2016
	5,000	$6.00	Dec. 4, 2016
	10,000	$6.00	Dec. 4, 2016

Name and Title	Currently Eligible Options	Current Option Exercise Price	Option Expiration Date
	5,000	$6.00	Dec. 4, 2016
	10,000	$4.95	Sept. 26, 2017
	30,000	$4.95	Sept. 26, 2017
	10,000	$4.95	Sept. 26, 2017
	25,000	$1.63	Feb. 26, 2018
	10,000	$1.63	Feb. 26, 2018
	10,000	$1.63	Feb. 26, 2018
	5,000	$1.63	Feb. 26, 2018
	5,000	$1.63	Feb. 26, 2018
	20,000	$1.63	Feb. 26, 2018
	5,000	$1.63	Feb. 26, 2018
	40,000	$1.63	Feb. 26, 2018
	5,000	$1.13	Oct. 30, 2018

Larry A. May,	3,000	$18.00	Sept. 10, 2013
Chief Financial Officer	1,000	$10.00	Nov. 14, 2014
	1,500	$5.00	Jan. 18, 2016
	10,000	$5.30	June 1, 2016
	20,000	$6.00	Dec. 4, 2016
	20,000	$4.95	Sept. 26, 2017
	36,000	$1.63	Feb. 26, 2018
	5,000	$1.13	Oct. 30, 2018

Richard Berman, Director	36,000	$1.63	Feb. 26, 2018

Steven S. Myers, Director	36,000	$1.63	Feb. 26, 2018

Joseph Zuckerman, MD,	3,000	$15.00	Jan. 19, 2014
Director	500	$10.00	Sept. 13, 2014
	15,000	$6.00	July 19, 2015
	500	$5.00	July 19, 2015
	2,500	$6.00	Aug. 28, 2018
	36,000	$1.63	Feb. 26, 2018

All Company Employees (as a group including executive officers)	1,026,000	$.95 – $25.00	Feb. 5, 2013 – Oct. 30, 2018

All Company Directors (as a group, excluding executive officers)	129,500	$1.63 – $15.00	Jan. 19, 2014 – Feb. 26, 2018

All Executive Officers (as a group)	995,000	$1.13 – $25.00	Feb. 5, 2013 – Oct. 30, 2018

Total

The data in the above table does not reflect the impact of any reverse stock split that may be effected in the discretion of the Board of Directors (subject to stockholder approval of NeoStem Proposal No. 5) solely in the event such reverse stock split is necessary to maintain NeoStem’s listing with the NYSE Amex or to relist on any other exchange.

Accounting Treatment

Effective January 1, 2006, NeoStem’s 2003 Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, NeoStem adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. Upon the repricing of these warrants and stock options, each option and warrant will be revalued and any potential additional expense will be charged to results of operations.

Federal Income Tax Consequences of the Repricing

The following is a summary of the anticipated material U.S. federal income tax consequences of the Repricing. The tax consequences of the Repricing are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. NeoStem believes that no income should be recognized for U.S. federal income tax purposes by NeoStem or its employees upon the Repricing.

Treatment of Options.  The Internal Revenue Code of 1986, as amended (the “Code”) treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the Repricing, nor will NeoStem be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option, an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. NeoStem generally will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. NeoStem will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of shares of our common stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares of our common stock acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the shares of our common stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the shares have been held for more than a year. If an optionee makes a disqualifying disposition, NeoStem generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In order to qualify as incentive stock options, the repriced incentive stock options would need to meet all applicable incentive stock option requirements as of the date of the Repricing, and the two-year holding period requirement would begin anew on the date of the Repricing. If these requirements were not met, the repriced incentive stock options would be treated as nonstatutory stock options.

In general, if an optionee, in exercising an incentive stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the shares of our common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Generally, options granted with a per share exercise price no less than 100% of the fair market value of the common stock as of the date of grant are not subject to “additional taxes” under Code Section 409A. The date of the Repricing would be considered a date of grant with respect to the repriced options.

Potential Limitation on Company Deductions.  Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options covered by the Repricing, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that (among other things): (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period, and the limitation is not exceeded; (ii) the per-employee limitation is approved by the shareholders; (iii) the award is granted by a compensation committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

The preceding discussion is based on U.S. federal income tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Repricing. An Eligible Participant may also be subject to state and local taxes in connection with the Repricing. NeoStem suggests that Eligible Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Vote Required

The affirmative vote of a majority of the total votes cast in person or by proxy will be required for the approval of this proposal. In the event this proposal is approved, the amendment to the 2003 Plan to grant the Board of Directors or an appropriate committee thereof the authority to reprice options, together with the one-time repricing and the granting to the Board of Directors or an appropriate committee thereof discretion to issue certain cash and equity awards in connection with the Repricing, shall be implemented effective upon the Closing of the Merger and therefore each of NeoStem Proposal No. 1 and CBH Proposal No. 1 must be approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL

NEOSTEM PROPOSAL NO. 10

We propose that the NeoStem stockholders approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve any of the NeoStem Proposals described above.

Vote Required

If approval of the proposal to adjourn the NeoStem Special Meeting for the purpose of soliciting additional proxies is submitted to NeoStem stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the NeoStem Special Meeting is required for approval of Proposal No. 10.

Recommendation of NeoStem’s Board of Directors

The NeoStem board of directors recommends that the NeoStem stockholders vote “FOR” Proposal No. 10, the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve Proposals No. 1-9 at the time of the NeoStem meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” THIS PROPOSAL

NEOSTEM EXECUTIVE COMPENSATION

The following table* sets forth all compensation paid during the years ended December 31, 2008 and December 31, 2007 to NeoStem’s Chief Executive Officer and the two other most highly compensated executive officers of NeoStem whose total compensation was in excess of $100,000 (the “Named Executive Officers”).

Name and Principal Function	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		All Other Compensation		Total Compensation
Robin L. Smith, Chief Executive Officer	2008	$261,893	(2)	$250,000	(3)	$76,998	(4)	$160,609	(5)	$23,528	(6)	$773,028
	2007	$250,420		$187,500	(7)	$186,502	(4)(8)	$1,249,495	(9)	$22,440	(10)	$1,896,857

Mark Weinreb, President	2008	$210,000		$30,000		$0	(11)	$347,294	(12)	$32,167	(13)	$619,461
	2007	$201,455		$32,397		$132,004	(11)	$79,395	(14)	$30,326	(15)	$475,577

Catherine M. Vaczy, Vice President and General Counsel	2008	$167,722	(16)	$10,000	(7)	$74,247	(17)	$155,509	(18)	$11,500	(19)	$418,977
	2007	$148,156		$55,000	(7)	$136,128	(17)	$183,375	(20)	$11,250	(19)	$553,909

*	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective as of August 31, 2006 and the one-for-ten reverse stock split effective as of August 9, 2007.
(1)	Amounts shown are the amounts recognized for financial statement reporting purposes during 2007 and 2008 in accordance with FAS 123(R) (as discussed below). Effective January 1, 2006, NeoStem’s 2003 Equity Participation Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123(R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, NeoStem adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. In adopting FAS 123(R), NeoStem applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123(R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123. The general assumptions made in calculating the fair value of options are set forth in Note 9 of the NeoStem’s notes to its audited consolidated financial statements for the fiscal years ended December 31, 2008 and 2007.

For more information on the option awards reflected in this table, please see “Outstanding Equity Awards at Fiscal Year-End.” See also “Certain Relationships and Related Transactions, and Director Independence — NeoStem” for a description of the Agreement and Plan of Merger which provides that any or all options outstanding immediately prior to the closing of the transactions under the Agreement and Plan of Merger to purchase shares of NeoStem Common Stock, in the sole discretion of the Compensation Committee, may be amended, cancelled and reissued or otherwise modified so that the exercise price shall be adjusted to the greater of $0.80 and fair market value (to the extent the exercise price exceeds such amount); provided that if NeoStem lowers the exercise price to a fair market value price that is greater than $0.80, NeoStem may also issue to any eligible optionee additional options, stock or other consideration (including cash) such that the fair value of the overall consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee or Board of Directors, to the value that would have been provided if the exercise price had been reduced to $0.80. An amendment to the 2003 Equity Compensation Plan (the “2003 Plan”), together with a Repricing of certain options and warrants and other related matters, are presented for stockholder consideration in NeoStem Proposal No. 9 of this joint proxy statement/prospectus.

(2)	In response to NeoStem’s efforts to conserve cash, Dr. Smith agreed to accept shares of NeoStem Common Stock in lieu of salary. Of the amount shown for salary in 2008, $50,000 was paid to Dr. Smith through the issuance of 16,574 shares of NeoStem Common Stock with a per share price equal to $1.70 per share (net of shares in payment of applicable withholding taxes), and $24,437.50 was paid through the issuance of 33,941 shares of NeoStem Common Stock with a per share price equal to $0.72 per share (for which NeoStem agreed to pay total withholding taxes), in each case the per share price being equal to the closing price of the NeoStem Common Stock on the date of approval by the Compensation Committee of the NeoStem’s Board of Directors. In addition, from September 27, 2008 to June 15, 2009, Dr. Smith has been forbearing as to $19,800 in annual salary. Such amount was paid to Dr. Smith in June 2009.
(3)	On October 1, 2008, Dr. Smith earned a bonus of $250,000. In an effort to help conserve NeoStem’s current cash, she has elected to defer receiving payment of the bonus until a future undetermined date. NeoStem recognized this bonus as compensation in 2008 and it is reflected on the balance sheet as an accrued liability. In April 2009, Dr. Smith distributed $25,000 of this bonus to Ms. Vaczy and by June 30, 2009 Dr. Smith had been paid the balance of $225,000.
(4)	On September 27, 2007, Dr. Smith was granted a stock award of 30,000 shares of NeoStem Common Stock pursuant to an action of the Compensation Committee of the Board of Directors, in her capacity as a member of the Board of Directors. One-half of these shares (15,000) vested immediately on the date of grant and the remaining one-half were scheduled to vest on the first anniversary of the date of grant (the vesting of which was accelerated to August 28, 2008 in connection with Dr. Smith’s agreement to accept shares of NeoStem Common Stock in lieu of accrued and unpaid salary). Of the $186,502 compensation value for Dr. Smith’s 2007 Stock Awards, $99,002 is attributable to such shares granted in her capacity as a member of the Board of Directors.Of the $76,998 compensation value for Dr. Smith’s 2008 Stock Awards, $49,498 is attributable to such shares granted in her capacity as a member of the Board of Directors.
(5)	On February 27, 2008, Dr. Smith was granted options to purchase 120,000 shares of NeoStem Common Stock at an exercise price of $1.63 per share, 90,000 of which vested during 2008 and 30,000 of which are scheduled to vest upon the achievement of a business milestone, and on October 31, 2008 was granted options to purchase 5,000 shares of NeoStem Common Stock at an exercise price of $1.13 per share, all of which vested during 2008. An option to purchase 12,000 shares of NeoStem Common Stock at $25.00 per share issued to Dr. Smith on May 26, 2006 vested in its entirety on June 2, 2008. See “Outstanding Equity Awards at Fiscal Year-End” for information regarding these options.
(6)	Consists of (i) a car allowance of $11,000 and (ii) approximately $12,500 paid by NeoStem on behalf of Dr. Smith for life insurance.
(7)	On September 27, 2007, Dr. Smith earned a bonus of $187,500. Dr. Smith elected to receive $118,750 of this amount, and elected to have $34,000 distributed to certain employees of NeoStem including its Vice President and General Counsel, Catherine Vaczy, who received $5,000, its Chief Financial Officer, Larry May, who received $4,000 and its Vice President of Operations and Corporate Strategy, Renee Cohen, who received $4,000, in recognition of their efforts on behalf of NeoStem. The payment to Dr. Smith of the balance of $34,750 was deferred to 2008. In 2008, Dr. Smith was paid $24,750 of this amount and elected to have $10,000 distributed to Vice President and General Counsel, Catherine Vaczy, in recognition of her continuing efforts on behalf of NeoStem.
(8)	On December 5, 2006, Dr. Smith was granted a stock award of 30,000 shares of NeoStem Common Stock, of which 10,000 shares vested immediately, pursuant to an action by the Compensation Committee of the Board of Directors. The remaining 20,000 shares vested in August 2007 upon the closing of NeoStem’s August 2007 public offering.
(9)	On January 26, 2007, Dr. Smith was granted options to purchase 55,000 shares of NeoStem Common Stock at an exercise price of $5.00 per share, all of which vested during 2007, and on September 27, 2007 was granted options to purchase 250,000 shares of NeoStem Common Stock at an exercise price of $4.95 per share, 150,000 of which vested during 2007 and 100,000 of which are scheduled to vest upon the achievement of a business milestone. An option to purchase 5,000 shares of NeoStem Common Stock at $6.00 per share issued to Dr. Smith on December 5, 2006 vested in its entirety on August 6, 2007. See “Outstanding Equity Awards at Fiscal Year-End” for information regarding these options.

(10)	Consists of (i) a car allowance of $12,000 and (ii) approximately $10,400 paid by NeoStem on behalf of Dr. Smith for life insurance.
(11)	On September 27, 2007, Mr. Weinreb was granted a stock award of 40,000 shares of NeoStem Common Stock pursuant to an action of the Compensation Committee of the Board of Directors, 30,000 of which were granted in his capacity as a member of the Board of Directors. One-half of the total shares granted (20,000) vested on April 1, 2008 and the remaining one-half were scheduled to vest on the first anniversary of the date of grant. Mr. Weinreb declined the second half of this award in October 2008. As originally granted, the first half of such shares were scheduled to vest on the date of grant. Of the $132,004 compensation value for Mr. Weinreb’s 2007 Stock Awards, $99,002 is attributable to the shares granted in his capacity as a member of the Board of Directors. As a result of Mr. Weinreb’s decision to forego the second half of this award, $33,002 of compensation recognized in 2007 (of which $24,752 is attributable to the shares granted in his capacity as a member of the Board of Directors) was reversed in 2008.
(12)	On February 27, 2008, Mr. Weinreb was granted options to purchase 120,000 shares of NeoStem Common Stock at an exercise price of $1.63 per share, 70,000 of which vested during 2008 and 50,000 of which are scheduled to vest upon the achievement of business milestones, and on October 31, 2008 was granted options to purchase 5,000 shares of NeoStem Common Stock at an exercise price of $1.13 per share, all of which are scheduled to vest upon the achievement of a business milestone. See “Outstanding Equity Awards at Fiscal Year-End” for information regarding these options. On June 2, 2006, in connection with the June 2006 private placement, Mr. Weinreb was issued an option to purchase 15,000 shares of NeoStem Common Stock at $5.30 per share. This new option was scheduled to vest as NeoStem achieved certain business milestones, which had not yet been achieved (see the Outstanding Equity Awards Table). On October 31, 2008, the business milestone was modified pursuant to an action of the Compensation Committee of the Board of Directors, which milestone was met on November 20, 2008 and the option vested on that date (see the Outstanding Equity Awards Table for the specific options effected-the modification of the business milestone was not considered a material change in the terms of such option and accordingly the fair value was not adjusted).
(13)	Consists of (i) a car allowance of $12,000 and (ii) approximately $20,100 paid by NeoStem on behalf of Mr. Weinreb for disability, life and long-term care insurance.
(14)	On September 27, 2007, Mr. Weinreb was granted options to purchase 50,000 shares of NeoStem Common Stock at an exercise price of $4.95 per share, 40,000 of which vested during 2007 and 10,000 of which are scheduled to vest upon the achievement of a business milestone. An option to purchase 10,000 shares of NeoStem Common Stock at $6.00 per share issued to Mr. Weinreb on December 5, 2006 vested in its entirety on January 26, 2007, which option was originally scheduled to vest upon achievement of a business milestone.In connection with the January 2007 private placement, NeoStem was informed by the placement agent that it was advisable for the executive officers of NeoStem to make continued salary concessions and/or agree to an extension of their employment term. On January 26, 2007, Mr. Weinreb therefore entered into a letter agreement with NeoStem pursuant to which, among other things, he agreed to a reduction in his salary by 20% from that to which he would otherwise be entitled under his employment agreement. In consideration for this salary concession, the Compensation Committee agreed, among other things, to the acceleration of the vesting of this option to purchase 10,000 shares of NeoStem Common Stock (the acceleration of the vesting date was not considered a material change in the terms of such option and accordingly the fair value was not adjusted). See “Outstanding Equity Awards at Fiscal Year-End” for information regarding these options.
(15)	Consists of (i) a car allowance of $13,000 and (ii) approximately $17,300 paid by NeoStem on behalf of Mr. Weinreb for disability, life and long-term care insurance.
(16)	In response to NeoStem’s efforts to conserve cash, Ms. Vaczy agreed to accept shares of NeoStem Common Stock in lieu of salary. Of the amount shown for salary in 2008, $11,250 was paid to Ms. Vaczy through the issuance of 3,729 shares of NeoStem Common Stock with a per share price equal to $1.70 per share (net of shares in payment of applicable withholding taxes), and $10,578.50 was paid through the issuance of 14,692 shares of NeoStem Common Stock with a per share price equal to $0.72 per share (for which NeoStem agreed to pay total withholding taxes), in each case the per share price being equal to the closing price of the NeoStem Common Stock on the date of approval by the Compensation Committee. All such shares were issued under NeoStem’s 2003 Equity Participation Plan.
(17)	On September 27, 2007, Ms. Vaczy was granted a stock award of 45,000 shares of NeoStem Common Stock pursuant to an action of the Compensation Committee of the Board of Directors, 30,000 of which were granted in her capacity as Secretary of the Board of Directors. One-half of the total shares granted

(22,500) vested immediately on the date of grant and the remaining one-half were scheduled to vest on the first anniversary of the date of grant (the vesting of which was accelerated to August 28, 2008 in connection with Ms. Vaczy’s agreement to accept shares of NeoStem Common Stock in lieu of accrued and unpaid salary). On December 19, 2007, Ms. Vaczy was granted a stock award of 10,000 shares of NeoStem Common Stock pursuant to an action of the Compensation Committee of the Board of Directors.
(18)	On February 27, 2008, Ms. Vaczy was granted options to purchase 36,000 shares of NeoStem Common Stock at an exercise price of $1.63 per share, 26,000 of which vested during 2008 and 10,000 of which are scheduled to vest upon the achievement of a business milestone, and on October 31, 2008 was granted options to purchase 5,000 shares of NeoStem Common Stock at an exercise price of $1.13 per share, all of which vested during 2008. See “Outstanding Equity Awards at Fiscal Year-End” for information regarding these options. An option granted to Ms. Vaczy on December 19, 2007 to purchase 12,000 shares of NeoStem Common Stock at $1.70 per share, vested in 2008. On June 2, 2006, in connection with the June 2006 private placement, Ms. Vaczy was issued a new option to purchase 10,000 shares of NeoStem Common Stock at $5.30 per share. This new option was scheduled to vest as NeoStem achieved certain business milestones, which had not yet been achieved (see the Outstanding Equity Awards Table). On October 31, 2008, the business milestone was modified pursuant to an action of the Compensation Committee of the Board of Directors and the option vested immediately (see the Outstanding Equity Awards Table for the specific options effected-the modification of the business milestone was not considered a material change in the terms of such options and accordingly the fair value was not adjusted).
(19)	Consists of a car allowance per Ms. Vaczy’s employment agreement with NeoStem.
(20)	On September 27, 2007, Ms. Vaczy was granted options to purchase 35,000 shares of NeoStem Common Stock at an exercise price of $4.95 per share, 25,000 of which vested during 2007 and 10,000 of which are scheduled to vest upon the achievement of a business milestone, and on December 19, 2007, was granted an option to purchase 12,000 shares of NeoStem Common Stock at $1.70 per share, which vested in 2008. Options granted to Ms. Vaczy on December 5, 2006 to purchase an aggregate of 15,000 shares of NeoStem Common Stock at $6.00 per share, vested in 2007. See “Outstanding Equity Awards at Fiscal Year-End” for information regarding these options.

EMPLOYMENT AGREEMENTS, POST-EMPLOYMENT PAYMENTS AND EQUITY GRANTS

OVERVIEW

Following is a description of the employment agreements NeoStem has (or had during the years ended December 31, 2007 and 2008) with the officers named in the Summary Compensation Table. These descriptions provide further information about the compensation which is shown in the Summary Compensation Table for these officers. They also give you information about payments which could be received by these officers under certain circumstances at such time as their employment ends with NeoStem, for example, certain severance arrangements. Following these descriptions you will see a table called Outstanding Equity Awards at Fiscal Year-End. This table contains details about the terms of options and certain stock grants to these officers which are included in the Summary Compensation Table. All numbers in the tables and descriptions have been adjusted (as appropriate) to reflect both the one-for-ten reverse stock split which was effective as of August 31, 2006 and the one-for-ten reverse stock split which was effective as of August 9, 2007.

EMPLOYMENT AGREEMENTS

The officers of NeoStem, as a condition of the initial closing under the securities purchase agreement in the June 2006 private placement, entered into letter agreements with NeoStem pursuant to which they converted an aggregate of $278,653 of accrued salary into shares of NeoStem Common Stock at a per share price of $4.40. After adjustments for applicable payroll and withholding taxes which were paid by NeoStem, NeoStem issued to such officers an aggregate of 37,998 shares of NeoStem Common Stock. NeoStem also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer until NeoStem achieved certain milestones. In consideration of the officers’ agreement to such reduction in base salary, NeoStem granted to the officers options to purchase shares of NeoStem Common Stock under NeoStem’s 2003 Equity Participation Plan which become exercisable upon NeoStem achieving certain revenue milestones, and accelerated the vesting of certain options and restricted shares held by the officers.

In January 2007, the milestones relating to the reduction in base salary had been achieved and the executive officers were entitled to have their salaries restored to their original levels. NeoStem was informed by the placement agent for the January 2007 private placement that it was advisable for the executive officers of NeoStem to make continued salary concessions and/or to agree to extend the term of their employment agreements. Accordingly, on January 26, 2007, letter agreements were entered into which provided instead for each such officer’s salary to be set in an amount which is twenty percent less than that to which they were originally entitled pursuant to their original employment agreements (subject to increase in certain circumstances) and/or an extension of the officer’s employment term, and certain additional or amended terms. In consideration of the salary concessions and/or agreement to a substantial extension of employment term, the officers were generally either granted options, option vesting was accelerated, and/or performance bonus formulas were put into place. As discussed below, the January 2007 letter agreements were either supplements or amendments to the executive officers’ respective employment agreements. In August 2007, the supplemental agreements expired by their terms. In September 2007, two of the executive officers entered into further amendments to their employment agreements.

In January 2008, in response to NeoStem’s efforts to conserve cash, two of the executive officers entered into agreements with NeoStem pursuant to which they agreed to be paid a portion of their 2008 salary in shares of NeoStem Common Stock. In August 2008, in further response to NeoStem’s efforts to conserve cash, three of the executive officers entered into agreements with NeoStem pursuant to which they agreed to accept unpaid accrued salary in shares of NeoStem Common Stock. In connection therewith, the vesting of shares of NeoStem Common Stock granted to two of such executive officers under the 2003 Equity Participation Plan on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

The employment agreements for members of NeoStem’s management (including Mr. Weinreb and Ms. Vaczy but excluding the Chief Executive Officer) expired between December 31, 2008 and January 19, 2009. However, NeoStem has continued to compensate these individuals based on their base salary, stated bonus and employee benefits that would otherwise be due to such individuals under such agreements.

Robin L. Smith — Chief Executive Officer and Chairman of the Board

On May 26, 2006, NeoStem entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of NeoStem. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or NeoStem. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If NeoStem raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with NeoStem, as supplemented (see “Certain Relationships and Related Transactions”), was terminated, except that (i) the vesting of the warrant to purchase 2,400 shares of NeoStem Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 10,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the June 2006 private placement, and (v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of

NeoStem, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of NeoStem and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded under NeoStem’s 2003 Equity Participation Plan 20,000 shares of NeoStem Common Stock, and options to purchase 54,000 shares of NeoStem Common Stock, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, NeoStem entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under NeoStem’s 2003 Equity Participation Plan would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under NeoStem’s 2003 Equity Participation Plan to purchase 55,000 shares of NeoStem Common Stock at a per share exercise price equal to $5.00 vesting as to (i) 25,000 shares upon the first closings in the January 2007 private placement; (ii) 15,000 shares on June 30, 2007; and (iii) 15,000 shares on December 31, 2007.

Effective as of September 27, 2007, NeoStem entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 and amended as of January 26, 2007, was further amended to provide that: (a) Dr. Smith’s base salary would be increased to $275,000 (the amount to which Dr. Smith would have been entitled under her original employment agreement prior to her agreement on January 26, 2007 to accept a reduced salary of $250,000); (b) her base salary would be increased by 10% on each one year anniversary of the agreement; (c) a cash bonus of $187,500 (an amount equal to 75% of her base salary) would be paid October 1, 2007; (d) Dr. Smith’s bonus for 2008 is set in the amount of $250,000 (an amount equal to 100% of her base salary) to be paid October 1, 2008; and (e) NeoStem will pay membership and annual fees for a club in New York of Dr. Smith’s choice for business entertaining and meetings. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect.

On January 9, 2008, NeoStem entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to NeoStem’s efforts to conserve cash, Dr. Smith would be paid $50,000 of her 2008 salary in shares of NeoStem Common Stock, net of shares in payment of applicable withholding taxes valued at the closing price of the NeoStem Common Stock on the date of issuance. Accordingly, Dr. Smith was issued 16,574 shares of NeoStem Common Stock pursuant to NeoStem’s 2003 Equity Participation Plan which was based on a price per share of $1.70, the closing price of the NeoStem Common Stock on the date of approval by the Compensation Committee of the Board of Directors. The cash component of her salary for 2008 will be $225,000. Effective July 1, 2009, the cash component of Dr. Smith’s annual salary was increased to $302,500.

On August 29, 2008, NeoStem entered into a letter agreement with Dr. Smith, pursuant to which, in response to NeoStem’s efforts to conserve cash, Dr. Smith agreed to accept shares of NeoStem Common Stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of NeoStem Common Stock. The number of shares so issued was based on $0.72, the closing price of the NeoStem Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which NeoStem agreed to pay total withholding taxes. All such shares were issued under NeoStem’s 2003 Equity Participation Plan. In connection therewith, the vesting of 15,000 shares of NeoStem Common Stock granted to Dr. Smith under the 2003 Equity Participation Plan on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

NeoStem maintains key-man life insurance on Dr. Smith in the amount of $3,000,000.

Mark Weinreb — President

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of NeoStem and NeoStem entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but continued as President and a director of NeoStem. Mr. Weinreb’s original employment agreement had an initial term of three years, with automatic annual extensions unless earlier terminated by NeoStem or Mr. Weinreb (notice of non-renewal was provided by NeoStem to Mr. Weinreb and therefore the agreement expired in accordance with its terms in December 2008). Under this agreement, in addition to base salary he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that NeoStem received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb’s employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which among other things Mr. Weinreb’s employment agreement was amended on August 12, 2005 to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 30,000 shares of NeoStem Common Stock, 10,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; and (e) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with NeoStem in which he agreed to convert $121,532 of accrued salary (after giving effect to employment taxes which were paid by NeoStem) into 16,573 shares of NeoStem Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Mr. Weinreb further agreed to a reduction in his base salary by 25% until the achievement by NeoStem of certain milestones. In consideration for such compensation concessions: (i) the remaining vesting of the shares which was scheduled to vest as to 10,000 shares each on July 20, 2006 and July 20, 2007, was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement; and (ii) options to purchase 20,000 shares of NeoStem Common Stock which were also scheduled to vest as to 10,000 shares on each of July 20, 2006 and July 20, 2007, were similarly accelerated.

On January 26, 2007, NeoStem entered into a letter agreement with Mr. Weinreb pursuant to which Mr. Weinreb’s employment agreement amended as of August 12, 2005 was supplemented with new terms which provided that: (a) upon the first closings in the January 2007 private placement, Mr. Weinreb’s base salary would be paid at the annual rate of $200,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his employment agreement); (b) he would be entitled to quarterly bonuses of $5,000 commencing March 31, 2007; (c) he would be entitled to bonuses ranging from $3,000 to $5,000 upon the achievement of certain business milestones (as follows: (i) a $5,000 bonus for every fifty collection fees paid to NeoStem; (ii) a $5,000 bonus for every five collection agreements signed and for which the fee is collected by NeoStem; and (iii) a $3,000 bonus for every twenty five fees paid to NeoStem for collection through certain strategic alliances negotiated by Mr. Weinreb; and (d) any other bonuses would only be paid upon approval by the Compensation Committee of the Board of Directors. In consideration of his agreement to a reduction in base salary, and in connection with his entering into this agreement, an option to purchase 10,000 shares of NeoStem Common Stock at $6.00 per share, previously granted to Mr. Weinreb on December 5, 2006 and tied to the opening of certain collection centers, vested upon the execution of the agreement. Other than as set forth therein, Mr. Weinreb’s original employment agreement and all amendments thereto remain in full force and effect. This supplemental agreement was to terminate upon NeoStem achieving certain revenue, financing or adult stem cell collection milestones, or at the discretion of the Compensation Committee of the Board of Directors. This supplemental agreement terminated in August 2007 by its terms.

Effective as of September 28, 2007, NeoStem entered into a letter agreement with Mr. Weinreb, pursuant to which Mr. Weinreb’s employment agreement dated as of February 6, 2005 and amended as of August 12, 2005 and June 1, 2006 (together, the “Agreement”) (such Agreement being supplemented as of January 26,

2007, the effectiveness of which supplement has expired by its terms), was further amended to provide that: (a) Mr. Weinreb’s base salary would be increased from $200,000 to $210,000; (b) the sole bonus to which he will be entitled shall be a quarterly bonus of $7,500 payable at the end of each quarterly period during the term commencing as of September 30, 2007; (c) in the event of termination of employment, any severance to which Mr. Weinreb is entitled under the Agreement shall equal the lesser of one year of his base salary or his base salary payable for the remainder of the term, in each case paid out over a 12 month period in accordance with the payroll policies and practices of NeoStem; and (d) any unused vacation to which Mr. Weinreb is entitled under the Agreement in any calendar year shall be forfeited without compensation. In addition, on February 27, 2008 the Compensation Committee authorized a cash bonus of $20,000 to be paid to Mr. Weinreb for every 200 paid adult stem cell collections at collection centers.

Catherine M. Vaczy — Vice President and General Counsel

On April 20, 2005, NeoStem entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as NeoStem’s Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 1,500 shares of NeoStem Common Stock pursuant to NeoStem’s 2003 Equity Participation Plan, with an exercise price equal to $10.00 per share. The option was to vest and become exercisable as to 500 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of NeoStem’s 2003 Equity Participation Plan and NeoStem’s Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with NeoStem in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by NeoStem) into 6,097 shares of NeoStem Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by NeoStem of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 1,500 shares of NeoStem Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, NeoStem entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as NeoStem’s Vice President and General Counsel. This agreement supersedes Ms. Vaczy’s employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity will continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy will be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008.

In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy is also entitled to receive a cash bonus upon the occurrence of each of the following milestones: (a) $5,000 upon the first closings in the January 2007 private placement; and (b) $7,500 upon the next registration statement (other than a Form S-8) being declared effective by the Securities and Exchange Commission. Ms. Vaczy shall also be eligible for additional cash bonuses as follows, in each case as may be approved by the Compensation Committee of the Board of Directors: (a) for other tasks and responsibilities as mutually agreed, such as foundation legal counsel; (b) pursuant to milestones for 2008 as shall be set no later than December 31, 2007 by Ms. Vaczy and NeoStem’s Chief Executive Officer, which the Chief Executive Officer shall recommend to the Compensation Committee of the Board of Directors for their vote thereon; and (c) as may be approved from time to time.

Ms. Vaczy is also entitled to payment or reimbursement of certain expenses (including a car allowance equal to $1,000 per month) incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by NeoStem and in all other plans in which NeoStem executives participate.

On January 9, 2008, NeoStem entered into a letter agreement with Ms. Vaczy, pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to NeoStem’s efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of NeoStem Common Stock. Accordingly, Ms. Vaczy was issued 3,729 shares of NeoStem Common Stock pursuant to NeoStem’s 2003 Equity Participation Plan which was based on a price per share of $1.70, the closing price of the NeoStem Common Stock on the date of approval by the Compensation Committee of the Board of Directors. The cash component of her salary for 2008 will be $161,250.

On August 29, 2008, NeoStem entered into a letter agreement with Ms. Vaczy, pursuant to which, in response to NeoStem’s efforts to conserve cash, Ms. Vaczy agreed to accept shares of NeoStem Common Stock in lieu of unpaid accrued salary. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of NeoStem Common Stock. The number of shares so issued was based on $0.72, the closing price of the NeoStem Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which NeoStem agreed to pay total withholding taxes. All such shares were issued under NeoStem’s 2003 Equity Participation Plan. In connection therewith, the vesting of 22,500 shares of NeoStem Common Stock granted to Ms. Vaczy under the 2003 Equity Participation Plan on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

Ms. Vaczy’s January 26, 2007 employment agreement, as amended on January 9, 2008 and August 29, 2008 (the “Original Agreement”), expired by its terms on December 31, 2008. However, effective July 8, 2009, NeoStem entered into another letter agreement (the “Extension”) with Ms. Vaczy pursuant to which the Original Agreement was extended, subject to certain different and additional terms. The Extension provides that Ms. Vaczy’s Base Salary during the one-year term will be $182,500. The Extension additionally provides for (i) a 25,000 share stock award upon execution under the 2009 Plan with NeoStem paying the associated payroll taxes; (ii) a a $5,000 cash bonus upon each of this current S-4 registration statement and NeoStem’s anticipated S-3 registration statement being approved by the SEC; (iii) an option granted on the effective date of the Extension under the 2009 Plan to purchase 200,000 shares of NeoStem Common Stock which shall vest and become exercisable as to 100,000 shares on July 8, 2009 and as to the remaining 100,000 shares upon stockholder approval of the Merger; and (iv) an option to purchase 100,000 shares of NeoStem Common Stock to be granted on the date the stockholders approve the Merger and the expansion of the 2009 Plan option pool, such option to vest and become exercisable on July 8, 2010. The Extension provides that the options provided for in the Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment. The per share exercise prices of the options to be granted pursuant to the Extension shall equal the closing price of the NeoStem Common Stock on the date of grant. The Extension provides that Ms. Vaczy must give NeoStem 60 days notice in the event she resigns. Any severance payments set forth in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three month and not an annual period.

POST-EMPLOYMENT PAYMENTS

Robin L. Smith

Per Dr. Smith’s January 26, 2007 letter agreement with NeoStem, upon termination of Dr. Smith’s employment by NeoStem without cause or by Dr. Smith with good reason, NeoStem was to pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. Dr. Smith’s September 27, 2007 letter agreement provides that such payment of severance can be made instead in 12 equal monthly installments beginning the date of termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by NeoStem without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a one year period; and (iii) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). Upon termination of Dr. Smith’s employment by NeoStem for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days

(all stock options which have not vested shall be forfeited). Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (ii) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Upon a change in control of NeoStem, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Catherine M. Vaczy

Pursuant to Ms. Vaczy’s January 26, 2007 letter agreement, upon termination of Ms. Vaczy’s employment prior to the end of the term by NeoStem without cause or by Ms. Vaczy with good reason, NeoStem was to pay Ms. Vaczy severance payments equal to $187,550 in the event the employment termination date was during 2007 and $215,700 in the event the employment termination date was during 2008, provided that no such severance payments would exceed the remaining salary payments payable during the remainder of the term. The Extension effective July 8, 2009 provides that any severance payments set forth in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three month and not an annual period. In addition, the Extension provides that the options provided for in the Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment. The per share exercise prices of the options to be granted pursuant to the Extension shall equal the closing price of the NeoStem Common Stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table* sets forth information on option and stock awards outstanding at December 31, 2008 for NeoStem’s Named Executive Officers.

	Option Awards**						Stock Awards**
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Option Exercise Price***	Option Expiration Date	Number of Shares or Units of Stock that have not vested	Market Value of Shares or Units of Stock that have not vested
Robin L. Smith	10,000	(1)(47)			$5.30	June 1, 2016	0	$0
	10,000	(1)(47)			$8.00	June 1, 2016	—	—
	10,000	(1)(47)			$10.00	June 1, 2016	—	—
	12,000	(2)(47)			$16.00	June 1, 2016	—	—
	12,000	(3)(47)			$25.00	June 1, 2016	—	—
	10,000	(4)			$6.00	Dec. 4, 2016	—	—
	5,000	(5)			$6.00	Dec. 4, 2016	—	—
	55,000	(6)			$5.00	Jan. 17, 2017
	150,000	(7)			$4.95	Sept. 26, 2017
			100,000	(8)	$4.95	Sept. 26, 2017
	40,000	(9)			$1.63	Feb. 26, 2018
			30,000	(10)	$1.63	Feb. 26, 2018
	30,000	(11)			$1.63	Feb. 26, 2018
	20,000	(12)(48)			$1.63	Feb. 26, 2018
	5,000	(13)			$1.13	Oct. 30, 2018

Mark Weinreb	25,000	(14)(47)			$3.00	Feb. 5, 2013	0	$0
	500	(15)			$10.00	Sept. 13, 2014	—	—
	40,000	(16)(47)			$6.00	July 19, 2015	—	—
	15,000	(17)			$5.30	June 1, 2016	—	—
	5,000	(18)			$6.00	Dec. 4, 2016	—	—
	10,000	(19)			$6.00	Dec. 4, 2016	—	—
			5,000	(20)	$6.00	Dec. 4, 2016	—	—
	10,000	(21)			$4.95	Sept. 26, 2017
	30,000	(22)			$4.95	Sept. 26, 2017
			10,000	(23)	$4.95	Sept. 26, 2017
	25,000	(24)			$1.63	Feb. 26, 2018
			10,000	(25)	$1.63	Feb. 26, 2018
	10,000	(26)			$1.63	Feb. 26, 2018
	5,000	(27)			$1.63	Feb. 26, 2018
	5,000	(28)			$1.63	Feb. 26, 2018
	20,000	(29)(48)			$1.63	Feb. 26, 2018
	5,000	(30)(48)			$1.63	Feb. 26, 2018
			40,000	(31)	$1.63	Feb. 26, 2018
			5,000	(32)	$1.13	Oct. 30, 2018

Catherine M. Vaczy	1,500	(33)			$10.00	Apr. 19, 2015	0	$0
	7,500	(34)(47)			$6.00	July 19, 2015	—	—
	2,000	(35)(47)			$6.00	Dec. 21, 2015	—	—
	10,000	(36)			$5.30	June 1, 2016	—	—
	5,000	(37)			$6.00	Dec. 4, 2016	—	—
	10,000	(38)			$6.00	Dec. 4, 2016	—	—
	15,000	(39)			$4.95	Sept. 26, 2017
	10,000	(40)			$4.95	Sept. 26, 2017
			10,000	(41)	$4.95	Sept. 26, 2017
	12,000	(42)			$1.70	Dec. 18, 2017
	10,000	(43)			$1.63	Feb. 26, 2018
			10,000	(44)	$1.63	Feb. 26, 2018
	16,000	(45)			$1.63	Feb. 26, 2018
	5,000	(46)			$1.13	Oct. 30, 2018

*	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective as of August 31, 2006 and the one-for-ten reverse stock split effective as of August 9, 2007.

**	All option and stock awards were made under and are governed by the terms of NeoStem’s 2003 Equity Participation Plan.
***	See “Certain Relationships and Related Transactions, and Director Independence — NeoStem” for a description of the Agreement and Plan of Merger which provides that any or all options outstanding immediately prior to the closing of the transactions under the Agreement and Plan of Merger to purchase shares of NeoStem Common Stock, in the sole discretion of the Compensation Committee, may be amended, cancelled and reissued or otherwise modified so that the exercise price shall be adjusted to the greater of $0.80 and fair market value (to the extent the exercise price exceeds such amount); provided that if NeoStem lowers the exercise price to a fair market value price that is greater than $0.80, NeoStem may also issue to any eligible optionee additional options, stock or other consideration (including cash) such that the fair value of the overall consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee or Board of Directors, to the value that would have been provided if the exercise price had been reduced to $0.80. An amendment to the 2003 Equity Compensation Plan (the “2003 Plan”), together with a Repricing of certain options and warrants and other related matters, are presented for stockholder consideration in NeoStem Proposal No. 9 of this joint proxy statement/prospectus.
(1)	This option was granted to Dr. Smith pursuant to the terms of her employment agreement dated as of May 26, 2006 and vested in its entirety on June 2, 2006.
(2)	This option was granted to Dr. Smith pursuant to the terms of her employment agreement dated as of May 26, 2006 and vested on June 2, 2007.
(3)	This option was granted to Dr. Smith pursuant to the terms of her employment agreement dated as of May 26, 2006 and vested on June 2, 2008.
(4)	This option was granted to Dr. Smith by the Compensation Committee of the Board of Directors on December 5, 2006 and vested in its entirety upon grant.
(5)	This option granted to Dr. Smith by the Compensation Committee on December 5, 2006 vested on August 9, 2007 upon the NeoStem Common Stock being listed for trading on the American Stock Exchange (now known as the NYSE Amex).
(6)	This option was granted to Dr. Smith in connection with her entering into an amendment to her employment agreement on January 26, 2007, and vested as to (i) 25,000 shares upon the first closings in NeoStem’s January 2007 private placement, (ii) 15,000 shares on June 30, 2007 and 15,000 shares on December 31, 2007.
(7)	This option was granted to Dr. Smith by the Compensation Committee on September 27, 2007 and was vested in its entirety on the date of grant.
(8)	This option was granted to Dr. Smith by the Compensation Committee on September 27, 2007 and is scheduled to vest upon the achievement of a business milestone. This milestone would be achieved upon consummation of the proposed Merger and the option would vest provided it is outstanding immediately prior thereto. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem.”
(9)	This option was granted to Dr. Smith by the Compensation Committee on February 27, 2008 and was vested in its entirety on the date of grant.
(10)	This option was granted to Dr. Smith by the Compensation Committee on February 27, 2008 and is scheduled to vest upon the achievement of a business milestone. This milestone would be achieved upon consummation of the proposed Merger and the option would vest provided it is outstanding immediately prior thereto. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem.”
(11)	This option was granted to Dr. Smith by the Compensation Committee on February 27, 2008 and vested on September 2, 2008 upon the achievement of a business milestone.
(12)	This option was granted to Dr. Smith by the Compensation Committee on February 27, 2008 and vested on October 31, 2008 upon the achievement of a business milestone.
(13)	This option was granted to Dr. Smith by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.
(14)	This option was granted to Mr. Weinreb pursuant to the terms of his employment agreement dated as of February 6, 2003 and vested in its entirety on the date of grant.

(15)	This option was granted to Mr. Weinreb by the Board of Directors on September 14, 2004 and vested in its entirety on the date of grant.
(16)	This option was granted to Mr. Weinreb by the Board of Directors and approved by the stockholders on July 20, 2005. The option originally was scheduled to vest as to 20,000 shares on July 20, 2005; as to an additional 10,000 shares on July 20, 2006 and as to the remaining 10,000 shares on July 20, 2007. As a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with NeoStem pursuant to which he agreed to convert $121,532 in accrued salary into shares of NeoStem Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in his base salary by 25% until the achievement by NeoStem of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.
(17)	This option was granted to Mr. Weinreb pursuant to the letter agreement described in footnote (16), above, and was scheduled to vest as to 33% of the shares upon NeoStem reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon NeoStem reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon NeoStem reaching $3,000,000 in cumulative revenues. On October 31, 2008, this business milestone was modified pursuant to an action of the Compensation Committee, which milestone was met on November 20, 2008 and the option vested on that date. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.
(18)	These options were granted to Mr. Weinreb by the Compensation Committee on December 5, 2006 and vested in their entirety on December 15, 2006, the date NeoStem entered into a collection agreement with Hemacare Corporation.
(19)	This option was granted to Mr. Weinreb by the Compensation Committee on December 5, 2006 and was originally scheduled to vest based upon stem cell collections commencing by a New York or California Company owned facility. In connection with the January 2007 private placement, NeoStem was informed by the placement agent that it was advisable for the executive officers of NeoStem to make continued salary concessions and/or agree to an extension of their employment term. On January 26, 2007, Mr. Weinreb therefore entered into a letter agreement with NeoStem pursuant to which, among other things, he agreed to a reduction in his salary by 20% from that to which he would otherwise be entitled under his employment agreement. In consideration for this salary concession, the Compensation Committee agreed, among other things, to the acceleration of the vesting of this option (the acceleration of the vesting date was not considered a material change in the terms of such option and accordingly the fair value was not adjusted).
(20)	This option was granted to Mr. Weinreb by the Compensation Committee on December 5, 2006 and vests upon NeoStem achieving a specified number of adult stem cell collections through new selling programs.
(21)	This option was granted to Mr. Weinreb by the Compensation Committee on September 27, 2007 and was vested in its entirety on the date of grant.
(22)	This option was granted to Mr. Weinreb by the Compensation Committee on September 27, 2007 and vested as to 15,000 shares on October 2, 2007 and 15,000 shares on October 12, 2007, respectively, upon the achievement of certain business milestones.
(23)	This option was granted to Mr. Weinreb by the Compensation Committee on September 27, 2007 and is scheduled to vest upon the achievement of a business milestone. This milestone would be achieved upon consummation of the proposed Merger and the option would vest provided it is outstanding immediately prior thereto. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem.”
(24)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 was vested in its entirety on the date of grant.
(25)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 and is scheduled to vest upon the achievement of a business milestone. This milestone would be achieved upon consummation of the proposed Merger and the option would vest provided it is outstanding immediately prior thereto. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem.”
(26)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 and vested on September 2, 2008 upon the achievement of a business milestone.

(27)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 and vested on October 13, 2008 upon the achievement of a business milestone.
(28)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 and vested on September 17, 2008 upon the achievement of a business milestone.
(29)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 and vested on October 31, 2008 upon the achievement of a business milestone.
(30)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 and vested on November 20, 2008 upon the achievement of a business milestone.
(31)	This option was granted to Mr. Weinreb by the Compensation Committee on February 27, 2008 and is scheduled to vest upon the achievement of a business milestone.
(32)	This option was granted to Mr. Weinreb by the Compensation Committee on October 31, 2008 and is scheduled to vest upon the achievement of a business milestone.
(33)	This option was granted to Ms. Vaczy pursuant to the terms of her employment agreement dated April 20, 2005 and was originally scheduled to vest as to 500 shares on April 20, 2006; as to an additional 500 shares on April 20, 2007 and as to the remaining 500 shares on April 20, 2008. As a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with NeoStem pursuant to which she agreed to convert $44,711 in accrued salary into shares of NeoStem Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in her base salary by 25% until the achievement by NeoStem of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.
(34)	This option was granted to Ms. Vaczy by the Board of Directors and approved by the stockholders on July 20, 2005. The option originally was scheduled to vest as to 3,750 shares on July 20, 2006 and as to the remaining 3,750 shares on July 20, 2007. In partial consideration for Ms. Vaczy entering into the letter agreement described in footnote 33, above, the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.
(35)	This option was granted to Ms. Vaczy by the Board of Directors on December 22, 2005 and was vested in its entirety on the date of grant.
(36)	This option was granted to Ms. Vaczy pursuant to the letter agreement described in footnote 33, above, and was scheduled to vest as to 33% of the shares upon NeoStem reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon NeoStem reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon NeoStem reaching $3,000,000 in cumulative revenues. On October 31, 2008, this business milestone was modified pursuant to an action of the Compensation Committee of the Board of Directors and the option vested immediately. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.
(37)	This option was granted to Ms. Vaczy by the Compensation Committee on December 5, 2006, and vested in its entirety upon the closing of NeoStem’s August 2007 public offering.
(38)	This option was granted to Ms. Vaczy by the Compensation Committee on December 5, 2006 and vested in its entirety on April 25, 2007 upon a registration statement filed with the SEC by NeoStem being declared effective.
(39)	This option was granted to Ms. Vaczy by the Compensation Committee on September 27, 2007 and was vested in its entirety on the date of grant.
(40)	This option was granted to Ms. Vaczy by the Compensation Committee on September 27, 2007 and vested in its entirety on November 13, 2007 upon the achievement of a specific business milestone.

(41)	This option was granted to Ms. Vaczy by the Compensation Committee on September 27, 2007 and is scheduled to vest upon the achievement of a business milestone. This milestone would be achieved upon consummation of the proposed Merger and the option would vest provided it is outstanding immediately prior thereto. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem.”
(42)	This option was granted to Ms. Vaczy by the Compensation Committee on December 19, 2007 and vested in its entirety on January 1, 2008.
(43)	This option was granted to Ms. Vaczy by the Compensation Committee on February 27, 2008 and vested in its entirety on the date of grant.
(44)	This option was granted to Ms. Vaczy by the Compensation Committee on February 27, 2008 and is scheduled to vest upon the achievement of a business milestone. This milestone would be achieved upon consummation of the proposed Merger and the option would vest provided it is outstanding immediately prior thereto. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem.”
(45)	This option was granted to Ms. Vaczy by the Compensation Committee on February 27, 2008 and vested on September 2, 2008 upon the achievement of a business milestone.
(46)	This option was granted to Ms. Vaczy by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.
(47)	This option provides for the grant of an additional option upon exercise of the original option when the exercise price is paid with shares in the individual’s possession or to which they are entitled.
(48)	This option was originally scheduled to vest upon the achievement of a specified business milestone, which milestone was modified by an action of the Compensation Committee on October 31, 2008. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.

NEOSTEM DIRECTOR COMPENSATION

The following table* sets forth information on all compensation to our non-employee directors for the year ended December 31, 2008.

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)		Option Awards(1)		All Other Compensation	Total
Richard Berman	2008	—	$201,524	(2)	$51,338	(5)	—	$252,862
Steven Myers	2008	—	$88,385	(3)	$51,338	(6)	—	$139,723
Joseph Zuckerman, MD	2008	—	$49,494	(4)	$51,338	(7)	—	$100,836

*	All numbers in these footnotes have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective as of August 31, 2006 and the one-for-ten reverse stock split effective as of August 9, 2007.
(1)	Amounts shown are the amounts recognized for financial statement reporting purposes during 2008 in accordance with FAS 123(R) (as discussed below). Effective January 1, 2006, NeoStem’s 2003 Equity Participation Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123(R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, NeoStem adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. In adopting FAS 123(R), NeoStem applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123(R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123. The general assumptions made in calculating the fair value of options are set forth in Note 9 of NeoStem’s notes to its audited consolidated financial statements for the fiscal years ended December 31, 2008 and 2007.

For more information on the option awards reflected in this table, please see also “Certain Relationships and Related Transactions, and Director Independence — NeoStem” for a description of the Agreement and Plan of Merger which provides that any or all options outstanding immediately prior to the closing of the transactions under the Agreement and Plan of Merger to purchase shares of NeoStem Common Stock, in the sole discretion of the Compensation Committee, may be amended, cancelled and reissued or otherwise modified so that the exercise price shall be adjusted to the greater of $0.80 and fair market value (to the extent the exercise price exceeds such amount); provided that if NeoStem lowers the exercise price to a fair market value price that is greater than $0.80, NeoStem may also issue to any eligible optionee additional options, stock or other consideration (including cash) such that the fair value of the overall consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee or Board of Directors, to the value that would have been provided if the exercise price had been reduced to $0.80. An amendment to the 2003 Equity Compensation Plan (the “2003 Plan”), together with a Repricing of certain options and warrants and other related matters, are presented for stockholder consideration in NeoStem Proposal No. 9 of this joint proxy statement/prospectus.

(2)	On September 27, 2007, Mr. Berman was awarded a stock grant of 30,000 shares of NeoStem Common Stock, in his capacity as a member of the Board of Directors. He was also awarded a stock grant of 45,000 shares of NeoStem Common Stock, in his capacity as Chairman of the Audit, Compensation and Nominating Committees of the Board of Directors. One-half of the total of such shares granted (37,500) vested on the date of grant and the remaining one-half (37,500) vested on September 27, 2008 on the first anniversary of the date of grant. On November 15, 2006, Mr. Berman was awarded a stock grant of

40,000 shares of NeoStem Common Stock, in connection with his appointment as a member of the Board of Directors, Chairman of the Audit Committee and Chairman of the Compensation Committee. This stock grant vested as follows: 13,333 shares on November 15, 2006, 13,333 shares on November 15, 2007 and 13,334 on November 15, 2008. At December 31, 2008, Mr. Berman had a total of 115,000 shares in stock awards outstanding, all of which were vested.
(3)	On February 27, 2008, Mr. Berman was granted an option to purchase 36,000 shares of NeoStem Common Stock at a per share exercise price of $1.63, vesting as to one-half (18,000) of such shares on the date of grant and the remaining one-half (18,000) of such shares on February 27, 2009, the one year anniversary of the date of grant. At December 31, 2008, Mr. Berman had options to purchase 36,000 shares of NeoStem Common Stock outstanding, 18,000 of which were vested.
(4)	On September 27, 2007, Mr. Myers was awarded a stock grant of 30,000 shares of NeoStem Common Stock, in his capacity as a member of the Board of Directors. One-half of the total of such shares granted (15,000) vested on the date of grant and the remaining one-half (15,000) vested on September 27, 2008 on the first anniversary of the date of grant. On November 16, 2006, Mr. Myers was awarded a stock grant of 20,000 shares of NeoStem Common Stock, in connection with his appointment as a member of the Board of Directors. This stock grant vested as follows: 6,667 shares on November 16, 2006, 6,667 shares on November 16, 2007 and 6,666 on November 16, 2008. At December 31, 2008, Mr. Myers had a total of 50,000 shares in stock awards outstanding, all of which were vested.
(5)	On February 27, 2008, Mr. Myers was granted an option to purchase 36,000 shares of NeoStem Common Stock at a per share exercise price of $1.63, vesting as to one-half (18,000) of such shares on the date of grant and the remaining one-half (18,000) of such shares on February 27, 2009, the one year anniversary of the date of grant. At December 31, 2008, Mr. Myers had options to purchase 36,000 shares of NeoStem Common Stock outstanding, 18,000 of which were vested.
(6)	On September 27, 2007, Dr. Zuckerman was awarded a stock grant of 30,000 shares of NeoStem Common Stock, in his capacity as a member of the Board of Directors. One-half of the total of such shares granted (15,000) vested on the date of grant and the remaining one-half (15,000) vested on September 27, 2008 on the first anniversary of the date of grant. As of December 31, 2007, Dr. Zuckerman had a total of 30,000 shares in stock awards outstanding, all of which were vested.
(7)	On February 27, 2008, Dr. Zuckerman was granted an option to purchase 36,000 shares of NeoStem Common Stock at a per share exercise price of $1.63, vesting as to one-half (18,000) of such shares on the date of grant and the remaining one-half (18,000) of such shares on February 27, 2009, the one year anniversary of the date of grant. At December 31, 2008, Dr. Zuckerman had options to purchase 57,500 shares of NeoStem Common Stock outstanding, 39,500 of which were vested.

GENERAL INFORMATION ON DIRECTOR COMPENSATION

Directors who are employees of NeoStem do not receive additional cash compensation for serving as directors. Independent (non-employee) directors of NeoStem are reimbursed for out-of-pocket travel expenses incurred in their capacity as directors of NeoStem. Pursuant to NeoStem’s 2003 Equity Participation Plan, all directors (including independent directors) are eligible to receive equity awards. Stock awards and option awards granted (or vesting) during 2008 to NeoStem’s independent directors are reflected in the table and accompanying footnotes above.

CBH EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR 2008 AND 2007

The following Summary Compensation Table sets forth information concerning compensation during fiscal 2007 and 2008 for services in all capacities awarded to, earned by or paid to Chris Peng Mao who served as CBH’s Chief Executive Officer throughout the period; Zhang Jian, the Chairwoman of CBH and the General Manager of Erye; and Shi Mingsheng, the Chief Operating Officer of CBH. No other executive officers who were serving as CBH’s executive officers at the end of fiscal years 2007 and 2008 received more than $100,000 in salary and bonus in fiscal years 2007 and 2008, and there were no individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal years 2008 and 2007. The information in the table set forth below represents compensation paid on an aggregate basis by each of CBH and Erye.

Name and Principal Function	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total Compensation
Zhang Jian, Chairwoman	2008	$23,000	$50,000	$0	$0	$0	$73,000
	2007	$21,000	$43,000	$0	$0	$0	$64,000

Chris Peng Mao, Chief Executive Officer	2008	$15,000	$0	$0	$0	$0	$15,000
	2007	$15,000	$0	$0	$0	$0	$15,000

Shi Mingsheng, Chief Operating Officer	2008	$23,000	$57,000	$0	$0	$0	$80,000
	2007	$23,000	$47,000	$0	$0	$0	$70,000

EQUITY AWARDS AND OPTION GRANTS

In August 2004, CBH entered into employment agreements with its top executive officers to secure their commitment to continued service to CBH. The employment agreements provide, each, for the grant of options to purchase shares of CBH Common Stock pursuant to a stock option plan to be adopted by CBH (“Stock Option Plan”). These options are to be awarded in four quarterly installments on each three-month anniversary after August 29, 2004. The exercise price for each option granted to the executive officer shall be $1.50. Each quarterly grant shall consist of the quantity of shares of CBH Common Stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals $7,500.00. The executive officer’s right to receive any quarterly grant of stock options is subject to and conditional upon his status as CBH’s full-time employee at the time of such grant, and the executive officer shall not be entitled to any portion of any quarterly grant that has not already been awarded to him prior to his last day of his full-time employment with CBH. To date, CBH has not adopted the Stock Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-
CONTROL ARRANGEMENTS

In August 2004, CBH entered into employment agreements with its top executive officers to secure their commitment and continued service to CBH.

Chris Peng Mao’s employment agreement has a term of five years, commencing on September 1, 2004, and provides for a salary of $15,000 for the first year of the term, subject to subsequent annual review by the CBH Board of Directors. The agreement also provides for the grant of options to purchase shares of CBH Common Stock pursuant to the Stock Option Plan. These options are to be awarded in four quarterly installments on each three month anniversary after August 29, 2004, in accordance with the terms and conditions of the Stock Option Plan and any other stock option agreement entered into by Mr. Mao and CBH. CBH has not adopted the Stock Option Plan yet and therefore no options have been granted. The exercise price for each option granted to Mr. Mao shall be US$1.50. Each quarterly grant shall consist of the quantity of shares of CBH Common Stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals $7,500.00. Mr. Mao’s right to receive any quarterly grant of stock options is subject to and conditional upon his status as CBH’s full-time employee at the time of such grant, and Mr. Mao shall not be entitled to any portion of any quarterly grant that has not already been awarded to him prior to his last day of full-time employment with CBH. Mr. Mao and CBH mutually have agreed to terminate this employment agreement. Such termination shall extinguish any and all liability to and from CBH in connection with the employment agreement.

An Lufan’s employment agreement has a term of five years, commencing on September 1, 2004, and provides for an annual salary of $15,000 for the first year of the term, subject to subsequent annual review by the CBH Board of Directors. The agreement also provides for the grant of options to purchase shares of CBH Common Stock pursuant to the Stock Option Plan. These options are to be awarded in four quarterly installments on each three month anniversary after August 29, 2004 pursuant to and in accordance with the terms and conditions of the Stock Option Plan and any other stock option agreement entered into by Mr. An and CBH. CBH has not adopted the Stock Option Plan yet and therefore no options have been granted. The exercise price for each option granted to Mr. An shall be US$1.50. Each quarterly grant shall consist of the quantity of shares of CBH Common Stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals $7,500.00. Mr. An’s right to receive any quarterly grant of stock options is subject to and conditional upon his status as CBH’s full-time employee at the time of such grant, and Mr. An shall not be entitled to any portion of any quarterly grant that has not already been awarded to him prior to his last date of full-time employment with CBH. Mr. Lufan and CBH mutually have agreed to terminate this employment agreement. Such termination shall extinguish any and all liability to and from CBH in connection with the employment agreement.

LIU Xiaohao’s employment agreement has a term of five years, commencing on September 1, 2004, and provides for an annual salary of $12,500 for the first year of the term, subject to subsequent annual review by the CBH Board of Directors. The agreement also provides for the grant of options to purchase shares of CBH Common Stock pursuant to the Stock Option Plan. These options are to be awarded in four quarterly installments on each three month anniversary after August 29, 2004 pursuant to and in accordance with the terms and conditions of the Stock Option Plan and any other stock option agreement entered into by Mr. Liu and CBH. CBH has not adopted the Stock Option Plan yet and therefore no options have been granted. The exercise price for each option granted to Mr. Liu shall be US$1.5. Each quarterly grant shall consist of the quantity of shares of CBH Common Stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals $7,500.00. Mr. Liu’s right to receive any quarterly grant of stock options is subject to and conditional upon his status as CBH’s full-time employee at the time of such grant, and Mr. Liu shall not be entitled to any portion of any quarterly grant that has not already been awarded to him prior to his last date of full-time employment with CBH.

CBH DIRECTOR COMPENSATION

None of CBH’s directors has received any compensation for their services rendered as CBH’s directors during fiscal years 2007 and 2008. In accordance with CBH’s policy, CBH reimburses Mr. Stephen E. Globus as its director for all reasonable out-of-pocket expenses, not to exceed $50,000, in connection with the performance of his services (including, without limitation, travel expenses) upon presentation of expense statements or vouchers or such other supporting documentation in such form and containing such information as we may from time to time require.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

NEOSTEM

NeoStem Common Stock trades on the NYSE Amex (previously known as the American Stock Exchange) under the symbol “NBS.” From August 31, 2006 to August 8, 2007, it traded on the Over-the-Counter Bulletin Board under the symbol “NEOI” and from July 24, 2003 to August 30, 2006 traded under the symbol “PHSM.” The following table sets forth the high and low sales prices and high and low bid prices (as applicable) of NeoStem Common Stock for each quarterly period within the two most recent fiscal years, as reported by the NYSE Amex, the American Stock Exchange and/or Nasdaq Trading and Market Services (as applicable). Information set forth in the table below reflects inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions. On [______], 2009, the latest practicable date before the mailing of this joint proxy statement/prospectus, the last sale price of NeoStem Common Stock as reported on the NYSE Amex was $[__] per share. On October 31, 2008, the last business day prior to public announcement of the Merger, the last sale price of NeoStem Common Stock as reported on the NYSE Amex was $1.13 per share.

2009	High	Low
First Quarter	$1.08	$0.43
Second Quarter	$2.72	$0.80
Third Quarter (to July 10, 2009)	$2.20	$1.68

2008	High	Low
First Quarter	$2.24	$1.18
Second Quarter	$1.48	$0.41
Third Quarter	$1.80	$0.70
Fourth Quarter	$2.15	$0.41

2007	High	Low
First Quarter	$8.00	$2.50
Second Quarter	$6.40	$3.70
Third Quarter	$7.65	$3.65
Fourth Quarter	$4.75	$1.28

HOLDERS.  As of July 2, 2009, there were approximately 1,291 holders of record of NeoStem Common Stock

DIVIDENDS.  Holders of NeoStem Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. NeoStem has not paid any cash dividends on its NeoStem Common Stock and, for the foreseeable future, intends to retain future earnings, if any, to finance the operations, development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors.

CBH

CBH Common Stock began quotation on the Over-the-Counter Bulletin Board during the fourth quarter of 2005, on December 19, 2005, and is currently quoted under the symbol “CHBP.OB”. The following table sets forth the high and low sales prices and high and low bid prices (as applicable) of CBH Common Stock for each quarterly period within the two most recent fiscal years, as reported by the Over-the-Counter Bulletin Board. Information set forth in the table below reflects inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions. On [_____], 2009, the latest practicable date before the mailing of this joint proxy statement/prospectus, the last sale price of CBH Common Stock as reported on the Over-the-Counter Bulletin Board was $[_____] per share. On October 31, 2008, the last business day prior to public announcement of the Merger, the last sale price of CBH Common Stock as reported on the Over-the-Counter Bulletin Board was $0.11 per share.

2009	High	Low
First Quarter	$0.14	$0.095
Second Quarter	$0.29	$0.05
Third Quarter (to July 10, 2009)	$0.28	$0.23

2008	High	Low
First Quarter	$0.28	$0.15
Second Quarter	$0.27	$0.14
Third Quarter	$0.28	$0.17
Fourth Quarter	$0.34	$0.09

2007	High	Low
First Quarter	$1.00	$0.45
Second Quarter	$0.47	$0.29
Third Quarter	$0.42	$0.28
Fourth Quarter	$0.51	$0.22

HOLDERS.  As of July 2, 2009, there were 279 stockholders of record of the CBH Common Stock (which does not include beneficial owners for whom Cede & Co. or others act as nominees).

DIVIDENDS.  CBH has not paid cash dividends on its capital stock during the period indicated in the stock price table set forth above. The holders of CBH capital stock are each entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor.

DIVIDENDS OF COMBINED COMPANY.  Following the consummation of the Merger, the combined company intends to retain any future earnings to fund the development and growth of the business, and therefore does not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF SECURITIES

The following is a summary of all material characteristics of NeoStem’s capital stock as set forth in our articles of incorporation and bylaws, and its Class A warrants and Class D warrants. The following also includes a summary of all material characteristics of Class C warrants issuable upon consummation of the Merger, subject to the terms and conditions of the Agreement and Plan of Merger. The summary does not purport to be complete and is qualified in its entirety by reference to NeoStem’s articles of incorporation and bylaws and the Class A warrants, Class C warrants and Class D warrants themselves, all of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the provisions of Delaware corporate law.

NeoStem Proposal No. 5 asks NeoStem’s stockholders to consider and vote upon a proposal to effect a reverse stock split of NeoStem Common Stock within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed necessary for compliance with applicable listing standards. As elsewhere in this joint proxy statement/prospectus, unless otherwise indicated, the numbers in this “Description of Securities” section are based on current data and do not give effect to any potential reverse split that would be authorized by NeoStem Proposal No. 5. All numbers, including those regarding common shares outstanding, exercise prices of warrants and conversion prices for preferred stock, would be adjusted proportionately, as appropriate, in the event NeoStem Proposal No. 5 attains stockholder approval and a reverse split is thereby effected.

Common Stock

NeoStem is authorized to issue 500,000,000 shares of NeoStem Common Stock, par value $0.001 per share. As of July 8, 2009, NeoStem had 8,532,705 shares of NeoStem Common Stock issued and outstanding, before giving effect to the reverse stock split described below. NeoStem’s stockholders are being asked at the special meeting to authorize the NeoStem Board of Directors discretion to effectuate a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, in the event it is deemed by the Board of Directors necessary to maintain NeoStem’s listing, or to effect a relisting, of its common stock on the NYSE Amex or any other exchange on which the NeoStem Common Stock may then be listed. No numbers in this prospectus have been adjusted to reflect the proposed reverse split.

Holders of NeoStem Common Stock are entitled to one vote per share in the election of directors and on all other matter on which stockholders are entitled or permitted to vote. Holders of NeoStem Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in the amounts and at times as may be declared by the Board of Directors out of funds legally available. Upon liquidation or dissolution, holders of NeoStem Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of NeoStem’s preferred stock. Holders of NeoStem Common Stock have no redemption, conversion or preemptive rights.

Preferred Stock

NeoStem is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, with such designations, rights, and preferences as may be determined from time to time by the NeoStem Board of Directors. Accordingly, the NeoStem Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of NeoStem Common Stock. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of NeoStem, all without further action by NeoStem’s stockholders.

There are no shares of NeoStem Series A Preferred Stock currently outstanding. Currently, 825,000 shares of NeoStem Series B Convertible Redeemable Preferred Stock, $0.01 par value per share, are authorized, and 10,000 shares are outstanding. Shares of NeoStem Common Stock and Series B Convertible Redeemable Preferred Stock vote together as one class.Additionally, there are 1,293,251 shares of Series D Convertible Redeemable Preferred Stock, par value $0.01 per share, currently outstanding. The Series D

Preferred Stock does not have any voting rights. NeoStem’s stockholders are being asked at the special meeting to approve an amendment to increase the number of shares of NeoStem Preferred Stock authorized for issuance from 5,000,000 shares to 20,000,000 shares. If the Merger is approved, NeoStem shall designate a series of the NeoStem Preferred Stock as Series C Convertible Preferred Stock, each share of which shall have a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at an initial conversion price of $0.90 per share, and NeoStem shall issue 8,177,512 shares of the Series C Preferred Stock to RimAsia pursuant to the terms of the Agreement and Plan of Merger.

Series B Preferred Stock

The Series B Convertible Redeemable Preferred Stock ranks pari passu with the NeoStem Common Stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up.

So long as any shares of the Series B Convertible Redeemable Preferred Stock are outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the NeoStem Common Stock or upon any other stock ranking junior to, or on a parity with, the Series B Convertible Redeemable Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless, in the case of NeoStem Preferred Stock, the same dividend is declared, paid or set aside for payment on all outstanding shares of the Series B Convertible Redeemable Preferred Stock or in the case of NeoStem Common Stock, ten times such dividend per share is declared, paid or set aside for payment on each outstanding share of the NeoStem Series B Preferred Stock.

Except as otherwise provided by law, each share of the Series B Convertible Redeemable Preferred Stock has the same voting rights as ten shares of NeoStem Common Stock and the holders of the Series B Convertible Redeemable Preferred Stock and the Common Stock shall vote together as one class on all matters.

The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder’s option, to convert such share into one fully paid and non-assessable shares of NeoStem Common Stock, subject to adjustment.

In the event of any voluntary or involuntary dissolution, liquidation or winding up of NeoStem, after any distribution of assets is made to the holders of any other class or series of stock that ranks prior to the Series B Convertible Redeemable Preferred Stock in respect of distributions upon the liquidation of NeoStem, the holder of each share of Series B Convertible Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets of NeoStem available for distribution to its stockholders, an amount on a pari passu basis equal to ten times the amount per share distributed to the holders of the NeoStem Common Stock. After payment of the full amount of the distribution to which they are entitled, the holders of shares of the Series B Convertible Redeemable Preferred Stock will not be entitled to any further participation in any distribution of assets by the corporation.

Shares of Series B Convertible Redeemable Preferred Stock issued and reacquired by the corporation shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

Holders of shares of Series B Convertible Redeemable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the corporation.

Series C Preferred Stock

The Series C Preferred Stock shall, with respect to rights on liquidation, dissolution and winding up of the affairs of NeoStem, rank senior to all classes of NeoStem Common Stock and, subject to the rights of any series of NeoStem Preferred Stock outstanding or that may come into existence providing that the Series C Preferred Stock shall rank junior or senior thereto, other equity securities of NeoStem.

The holders of shares of Series C Preferred Stock shall be entitled to receive an annual dividend of 5% of the Agreed Stated Value, payable annually on the first day of January. Payment of the annual dividend may be either in cash or in kind as determined by the NeoStem Board of Directors. The annual dividend shall be cumulative and shall begin to accrue on outstanding shares of Series C Preferred Stock from and after the date of issuance thereof on a daily basis computed on the basis of a 365-day year and compounded annually whether or not NeoStem shall have assets legally available therefor. Any payment in shares of Series C Preferred Stock shall be based on the agreed stated value of $1.00 per share, and any payment in kind in shares of NeoStem Common Stock shall be made at the market value on the dividend payment date.

So long as any shares of Series C Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any junior stock, unless there shall also have been declared and paid or set apart for payment on the shares of Series C Preferred Stock, all accrued and unpaid annual dividends. In the event that full cumulative dividends on the shares of Series C Preferred Stock have not been declared and paid or set apart for payment when due, NeoStem shall not declare or pay or set apart for payment any dividends or make any other distributions on or make payment on account of the purchase, redemption or other retirement of any junior stock, until full cumulative dividends on the shares of Series C Preferred Stock shall have been paid or declared and set a part for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in shares of any class or series junior stock or (ii) the purchase, redemption or conversion of shares of any junior stock, in exchange solely for shares of Junior Stock.

To the fullest extent permitted by law and, the holders of the outstanding shares of Series C Preferred Stock may waive any Annual Dividend that such holders shall be entitled to receive by the affirmation vote or written consent of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding. In the event of a liquidation of NeoStem, after payment or provision for payment of debts and other liabilities of NeoStem, the holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of NeoStem available for distribution to its stockholders, before and in preference to any payment or declaration and setting apart for payment of any amount shall be made in respect of any junior stock, an amount equal to $1.125 per share plus an amount equal to all accrued dividends unpaid thereon, whether or not declared. All shares of Series C Preferred Stock shall rank as to payment upon the occurrence of any liquidation event senior to the NeoStem Common Stock and, unless the terms of such other series shall provide otherwise, senior to all other series of the NeoStem Preferred Stock.

Each share of the Series C Preferred Stock shall be convertible, at the option of the holder thereof, without the payment of additional consideration, into such number of fully paid and non-assessable shares of the NeoStem Common Stock equal to the quotient obtained by dividing $1.00 per share plus all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, by $0.90, subject to adjustment.

Beginning any time after the date of issuance of the Series C Preferred Stock, if the closing price of the sale of shares of NeoStem Common Stock on the NYSE Amex (or NeoStem’s principal securities exchange, if other than the NYSE Amex) exceed $2.50 per share, subject to adjustment, for a period of 20 out of 30 consecutive trading days, and if the dollar value of the trading volume of the NeoStem Common Stock for each day during such 20 out of 30 consecutive trading days equals or exceeds $250,000, NeoStem may require the holders of Series C Preferred Stock to convert such stock to NeoStem Common Stock, on ten days notice, based on the conversion price.

Prior to the seventh anniversary of issuance of the Series C Preferred Stock, NeoStem may at any time it may lawfully do so, at the option of the NeoStem Board of Directors and after giving the holders of shares Series C Preferred Stock an opportunity to convert all their shares of Series C Preferred Stock into shares of NeoStem Common Stock, redeem in whole, but not in part, all the shares of Series C Preferred Stock then outstanding by paying in cash, for each share, an amount equal to the sum of the original issue price and all accrued but unpaid annual dividends.

At any time following the seventh anniversary of the issuance of the Series C Preferred Stock, following the written request of the holders of not less than a majority of the shares Series C Preferred Stock then outstanding, NeoStem shall redeem all of the shares of Series C Preferred Stock (or, if less, the maximum amount it may lawfully redeem) by paying in cash, for each share, an amount equal to the sum of the original issue price and all accrued but unpaid annual dividends on such share.

Holders of shares of Series C Preferred Stock shall not be entitled to vote, as a separate class or otherwise on any matter, and their consent shall not be required for any corporate action, except as otherwise required by law or as expressly provided in NeoStem’s Amended and Restated Certificate of Incorporation.

Shares of Series C Preferred Stock issued and reacquired by NeoStem shall have the status of authorized and unissued shares of NeoStem Preferred Stock, undesignated as to series, subject to later issuance.

Holders of shares of Series C Preferred Stock are not entitled to any preemptive or subscription rights in respect to any securities of NeoStem.

Series D Convertible Preferred Stock

In the Series D private placements in April and June/July 2009, NeoStem issued 1,293,251 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”). Upon the affirmative vote of holders of a majority of the voting power of NeoStem’s Common Stock required pursuant to the NeoStem’s Amended and Restated By-Laws and the NYSE Amex, each share of Series D Stock will automatically be converted into ten (10) shares of NeoStem Common Stock at an initial conversion price of $1.25 per share; provided that if by October 31, 2009 such affirmative vote is not achieved, NeoStem must redeem all shares of Series D Stock at a redemption price per share of $12.50 plus the accrued dividends as of such date. The Series D Stock has an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on each anniversary of the issue date, provided that the shares of Series D Stock remain outstanding on such date or (ii) upon a liquidation, dissolution or winding up of the Company. The Series D Stock (i) ranks senior to all of NeoStem’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) does not have any voting rights, (iii) does not have any anti-dilution protection, and (iv) does not have any preemptive rights.

Options

As of July 8, 2009, NeoStem had outstanding options to purchase an aggregate of 4,048,300 shares of NeoStem Common Stock with exercise prices ranging from $0.71 to $25.00 per share, with an approximate weighted average exercise price of $2.73 per share. The shares of NeoStem Common Stock underlying all such options are currently registered for sale with the SEC. Effective upon consummation of the Merger, substantially all of the options issued under NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) are eligible to be repriced to an amount equal to the greater of (i) fair market value (as defined in the 2003 Plan) and (ii) exercise price of $0.80 per share (in each case to the extent that the exercise price of such option exceeds the applicable amount); provided, however, that the holders of all such options which are eligible to be so repriced may also receive alternate consideration to compensate them for the difference, if any, between the fair market value exercise price and the $0.80 per share exercise price (which alternate consideration may consist of the issuance of additional options, shares or cash). For illustration purposes only, using the closing price of NeoStem’s Common Stock on the NYSE Amex on June 25, 2009 of $2.00, after repricing, the approximate weighted average exercise price of all options outstanding as of July 8, 2009 will be $1.77 per share.

Warrants

As of July 8, 2009, NeoStem had outstanding warrants to purchase an aggregate of 5,305,692 shares of NeoStem Common Stock with exercise prices ranging from $0.78 to $8.00, consisting of warrants to purchase an aggregate of 4,670,692 shares of NeoStem Common Stock at an approximate weighted average exercise price of $3.27 per share (including Underwriter Warrants to purchase an aggregate of 95,250 shares of NeoStem Common Stock at an exercise price of $6.50 per share) and Class A Warrants to purchase an aggregate of 635,000 shares of NeoStem Common Stock at an exercise price of $6.00 per share. The holders of a vast majority of such warrants have registration rights for the shares underlying the warrants. As of July 8, 2009, NeoStem also had outstanding Series D Warrants to purchase 12,932,572 shares of NeoStem Common Stock at an exercise price of $2.50 per share. Concurrently with the consummation of the Merger, warrants to purchase an aggregate of 1,464,983 shares of NeoStem Common Stock with a current exercise price range of $4.00 to $8.00 per share will be repriced to a range of approximately $3.82 to $6.18 per share. After repricing, the approximate weighted average exercise price of all 4,670,692 warrants outstanding (not including Class A and Class D Warrants) as of July 8, 2009 will be $2.82.

Class A Warrants

General

Each Class A warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $6.00. The exercise price per share of each Class A warrant is subject to adjustment upon the occurrence of certain events as provided in the Class A warrant certificate and summarized below. The Class A warrants may be exercised at any time until July 16, 2012, which is the expiration date, unless redeemed. The Class A warrants which have not previously been exercised will expire on the expiration date. A Class A warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the Class A warrant has been properly exercised.

Redemption

In the event NeoStem Common Stock is trading at a price equal to or exceeding the redemption threshold of $8.00 per share for 20 consecutive trading days, NeoStem has the option to call the Class A warrants. If the holders of the Class A warrants have not exercised the Class A warrants within 30 days of the written notice to call, NeoStem may redeem the Class A warrants at $0.001 per warrant. NeoStem will send the written notice of call by first class mail to Class A warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for the Class A warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any Class A warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise

A Class A warrant holder may exercise our Class A warrants only if an appropriate registration statement is then in effect with the SEC and if the shares of NeoStem Common Stock underlying the Class A warrants are qualified for sale under the securities laws of the state in which the holder resides.

During the term of the Class A warrants, the holders thereof are given the opportunity to profit from a rise in the market of the NeoStem Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Class A warrants are outstanding, the terms on which NeoStem could obtain additional capital may be adversely affected. The holders of the Class A warrants might be expected to exercise them at a time when NeoStem would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Class A warrants.

Adjustments of Exercise Price

The exercise price and redemption price of the Class A warrants are subject to adjustment in specified circumstances, including in the event NeoStem declares any stock dividend to stockholders or effect any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. Therefore, if NeoStem effects any stock split or reverse split with respect to the NeoStem Common Stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class A warrant or, if NeoStem elects, an adjustment of the number of Class A warrants outstanding. The Class A warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Class A warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights

Until exercised, the Class A warrants will have no voting, dividend or other stockholder rights.

Class C Warrants

Upon consummation of the Merger, subject to acceptance of the Exchange Offer by the holders of all of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia), such warrants shall be canceled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem Common Stock at an exercise price of $2.50 per share.

General

Each Class C warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $2.50. The exercise price per share of each Class C warrant is subject to adjustment upon the occurrence of certain events as provided in the Class C warrant certificate and summarized below. The Class C warrants may be exercised at any time six months after the issuance thereof until the third anniversary of the date of issuance, which is the expiration date, unless redeemed. Class C warrants which have not previously been exercised will expire on the expiration date. A Class C warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the Class C warrant has been properly exercised.

Redemption

Commencing six months after the date of issuance of the Class C warrant, the Class C warrant may be redeemed, at NeoStem’s option, in whole and not in part, at a redemption price of $0.0001 per warrant, provided the average closing price of the NeoStem Common Stock as quoted by Bloomberg, LP., or the principal trading market on which the NeoStem Common Stock is included for quotation or trading, shall equal or exceed $3.75 per share (taking into account all adjustments) for ten consecutive trading days. Any right to exercise the Class C warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the redemption date. On and after the redemption date, the holder of this Class C warrant shall have no further rights except to receive, upon surrender of this Class C warrant, the redemption price.

Adjustments of Exercise Price

The exercise price and redemption price of the Class C warrants are subject to adjustment in specified circumstances, including in the event NeoStem declares any stock dividend to stockholders or effect any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. Therefore, if NeoStem effects any stock split or reverse split with respect to the NeoStem Common Stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class C warrant or, if NeoStem elects, an adjustment of the number of Class C warrants outstanding. The Class C warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Class C warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights

Until exercised, the Class C warrants will have no voting, dividend or other stockholder rights.

Class D Warrants

In the Series D private placements in April, June and July 2009, NeoStem issued warrants exercisable for an aggregate of 12,932,512 shares of NeoStem Common Stock. The warrants have a per share exercise price equal to $2.50 and are callable by NeoStem if the NeoStem Common Stock trades at a price equal to a minimum of $3.50. Subject to the affirmative vote of NeoStem’s stockholders and the rules of the NYSE Amex, the warrants will become exercisable for a period of five years.

Anti-Takeover Effects of Certain Provisions of Delaware Law and NeoStem’s Certificate of Incorporation and Bylaws

NeoStem’s Amended and Restated Certificate of Incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors.  NeoStem’s bylaws provide that any one or more or all of the NeoStem directors may be removed (i) without cause by the holders of at least 75% of the shares then entitled to vote at an election of the NeoStem directors and (ii) any one or more or all of the NeoStem directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of the NeoStem directors.

Special Meetings.  NeoStem’s Bylaws provide that special meetings of the NeoStem stockholders may, unless otherwise prescribed by law, be called by the NeoStem Chairman of the Board (if any), the NeoStem Board of Directors or the NeoStem Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by the NeoStem Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.  We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.
•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.
•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. NeoStem’s expects the existence of this provision to have an anti-takeover effect with respect to transactions the NeoStem Board of Directors does not approve in advance. NeoStem also anticipates that Section 203 may also discourage attempted acquisitions that might result in a premium over the market price for the shares of NeoStem Common Stock held by stockholders.

The provisions of Delaware law, NeoStem’s Amended and Restated Certificate of Incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of NeoStem Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in NeoStem’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF NEOSTEM

The following table sets forth information as to the number of shares of NeoStem Common Stock beneficially owned, as of July 8, 2009 by (i) each person known to NeoStem to be the beneficial owner of more than five percent of the outstanding NeoStem Common Stock, (ii) each current executive officer and director and (iii) all current executive officers and directors of NeoStem as a group. All shares are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of NeoStem Common Stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of NeoStem Common Stock subject to options or warrants held by that person that are exercisable as of July 8, 2009 or will become exercisable within 60 days thereafter (collectively, “currently exercisable” options or warrants), are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. As of July 8, 2009, there were 8,532,705 shares of NeoStem Common Stock outstanding.

Number and Percentage of Shares of Common Stock Owned*

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of NeoStem Common Stock Beneficially Owned
Dr. Robin L. Smith Chief Executive Officer and Chairman of the Board	1,487,572(1)		16.00%
Mark Weinreb President	372,423(2)		4.21%
Catherine M. Vaczy Vice President and General Counsel	475,279(3)		5.39%
Larry A. May Vice President and Chief Financial Officer	98,169(4)		1.14%
Alan G. Harris Vice President of Drug Development and Regulatory Affairs	56,250(5)		0.66%
Dr. Joseph Zuckerman Director	200,844(6)		2.31%
Richard Berman Director	285,092(7)		3.28%
Steven S. Myers Director	280,083(8)		3.22%
Drew Bernstein Director	0		0%
RimAsia Capital Partners, L.P.	1,772,000	(9)	19.90%
RimAsia Capital Partners GP, L.P.
RimAsia Capital Partners GP, Ltd.
Eric H.C. Wei 1807 Harbour Centre 25 Harbour Road Wanchai Hong Kong

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of NeoStem Common Stock Beneficially Owned
Southpoint Capital Advisors, LP Southpoint GP, LP Southpoint Capital Advisors, LLC Southpoint GP, LLC Robert W. Butts John S. Clark II 623 Fifth Avenue, Suite 2601 New York, NY 10022	724,800(10)		8.18%
Fullbright Finance Limited Suzhou Erye Economy and Trading Co. Ltd. Shi Mingsheng Zhang Jian Ding Weihua Suite 1307, Tongmei Center 43 East Queen’s Road Wanchai Hong Kong	800,000(11)		8.96%
Margula Company LLC Alan Hamel 23679 Calabasas Road Suite 663 Calabasas, CA 91302	454,171(12)		5.05%
All Directors and Officers as a group (eight persons)	3,255,712	(13)	31.11%

*	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective August 9, 2007.
(1)	Includes currently exercisable options to purchase 719,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase an aggregate of 45,825 shares of NeoStem Common Stock.
(2)	Includes currently exercisable options to purchase 305,500 shares of NeoStem Common Stock.
(3)	Includes currently exercisable options to purchase 279,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase 11,584 shares of NeoStem Common Stock.
(4)	Includes currently exercisable options to purchase 56,500 shares of NeoStem Common Stock and also includes 51 shares of NeoStem Common Stock owned directly by Mr. May’s wife.
(5)	Includes currently exercisable options to purchase 50,000 shares of NeoStem Common Stock.
(6)	Includes currently exercisable options to purchase 157,500 shares of NeoStem Common Stock and currently exercisable warrants to purchase 2,084 shares of NeoStem Common Stock.
(7)	Includes currently exercisable options to purchase 136,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase 11,364 shares of NeoStem Common Stock.
(8)	Includes currently exercisable options to purchase 136,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase 22,728 shares of NeoStem Common Stock.
(9)	This information was obtained from a Schedule 13G, a Schedule 13D, Amendment No. 1 to Schedule 13D/A, Amendment No. 2 to Schedule 13D/A and Amendment No. 3 to Schedule 13D/A (collectively, the “Statements”) filed with the Securities and Exchange Commission on September 12, 2008, December 5, 2008, March 6, 2009, March 27, 2009 and June 12, 2009, respectively, by the reporting persons pursuant to joint filing agreements attached as exhibits thereto, other information provided by the reporting persons and NeoStem’s records. The reporting persons include RimAsia Capital Partners, L.P., a Cayman Islands exempted limited partnership (“RimAsia”), RimAsia Capital Partners GP, L.P., a Cayman Islands exempted limited partnership (“RimAsia GP”), RimAsia Capital Partners GP, Ltd., a

Cayman Islands exempted company (“RimAsia Ltd.”), and Eric H.C. Wei (“Wei”). RimAsia GP is the general partner of RimAsia. RimAsia Ltd. is the general partner of RimAsia GP. Wei is the sole director of RimAsia Ltd. The Schedule 13G relates to 1,000,000 shares of NeoStem Common Stock purchased by RimAsia in September 2008, and the Schedule 13D and Schedule 13D/As relate to 400,000 shares of NeoStem Common Stock that were pledged by Suzhou Erye Economy and Trading Co. Ltd. (“EET”) to RimAsia as collateral for a loan and 1,000,000 shares of NeoStem Common Stock issuable upon exercise of outstanding warrants issued to RimAsia in September 2008 (the “RimAsia Warrants”). Pursuant to the Statements and NeoStem’s records, beneficial ownership of the relevant NeoStem Common Stock is as follows: RimAsia, RimAsia GP, RimAsia Ltd. and Wei may be deemed the beneficial owners of 2,800,000 shares of NeoStem Common Stock, 1,400,000 shares of which are issuable upon exercise of outstanding warrants. RimAsia, RimAsia GP, RimAsia Ltd. and Wei have the sole power to vote and dispose of 2,000,000 shares of the NeoStem Common Stock beneficially owned. RimAsia, RimAsia GP, RimAsia Ltd. and Wei have no power to vote and have shared power to dispose of the 400,000 shares of NeoStem Common Stock and the 400,000 shares of NeoStem Common Stock issuable upon exercise of warrants pledged to RimAsia as collateral for a loan to EET (see footnote (11), below).

Notwithstanding the foregoing, on December 18, 2008, NeoStem and RimAsia entered into a letter agreement (the “Amendment”) pursuant to which, among other things, the warrants issued to RimAsia in September 2008 were amended to restrict their exercisability in the event that such exercise would increase RimAsia’s beneficial ownership of the NeoStem Common Stock to above 19.9%. The restriction on exercisability also applies to warrants issued in the April 2009 private placement (see below) and as further discussed below. The warrants are not exercisable to the extent that the number of shares of NeoStem Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of NeoStem Common Stock beneficially owned by RimAsia at such time, the number of shares of NeoStem Common Stock which would result in RimAsia beneficially owning in excess of 19.9% of the NeoStem Common Stock. Such restrictions on exercisability shall not apply upon a merger, consolidation or sale of all or substantially all of the assets of NeoStem if the stockholders of NeoStem prior to such transaction do not own more than 50% of the entity succeeding to the business of NeoStem after such transaction, and such restriction does not apply following any exercise of any mandatory conversion or redemption rights by NeoStem. Such restriction on exercise shall remain in place until such time as approval of NeoStem’s stockholders shall be obtained, which proposal is included in this joint proxy statement/prospectus. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem” for information on the shares of NeoStem Common Stock and NeoStem Class C Convertible Preferred Stock to be issued to RimAsia in connection with the proposed Merger. See also footnote (11), below, for a description of securities issued of which RimAsia may be deemed the beneficial owner, which would also be included, as appropriate, in any calculation under the Amendment. Thus, as of July 8, 2009, RimAsia (together with its affiliates) may be deemed to beneficially own approximately 1,772,000 shares of NeoStem Common Stock, which represents approximately 19.9% of the outstanding shares of the issued and outstanding shares of NeoStem Common Stock as of such date. See “Certain Relationships and Related Transactions, and Director Independence — NeoStem” and footnote (11) below. On April 9, 2009, as part of the April 2009 private placement (discussed in “Business of NeoStem — Financing — 2009 Financing Activities” and “Certain Relationships and Related Transactions, and Director Independence — NeoStem”), RimAsia acquired 400,000 units consisting of 400,000 shares of Series D Convertible Redeemable Preferred Stock and warrants to purchase 4,000,000 shares of NeoStem Common Stock. Subject to stockholder approval and the rules of the NYSE Amex (which stockholder approval is the subject of NeoStem Proposal No. 4), the warrants will become exercisable for a period of five years and each share of Series D Convertible Redeemable Preferred Stock will automatically convert into ten shares of NeoStem Common Stock. See “Business of NeoStem —  Financing — 2009 Financing Activities” for a description of the April 2009 private placement.

(10)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on August 21, 2007 by the reporting persons pursuant to a joint filing agreement attached as an exhibit thereto and a Form 4/A filed with the SEC on June 22, 2009 by the reporting persons. In the Schedule 13G, the reporting persons stated that the Schedule 13G was being filed on behalf of: Southpoint Capital Advisors LLC, a Delaware limited liability company (“Southpoint CA LLC”), Southpoint GP, LLC, a Delaware limited liability company (“Southpoint GP LLC”), Southpoint Capital Advisors LP, a Delaware

limited partnership (“Southpoint Advisors”), Southpoint GP, LP, a Delaware limited partnership (“Southpoint GP”), Robert W. Butts and John S. Clark II. Southpoint CA LLC is the general partner of Southpoint Advisors. Southpoint GP LLC is the general partner of Southpoint GP. Southpoint GP is the general partner of Southpoint Fund LP, a Delaware limited partnership (the “Fund”), Southpoint Qualified Fund LP, a Delaware limited partnership (the “Qualified Fund”), and Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership (the “Master Fund”). Southpoint Offshore Fund, Ltd., a Cayman Island exempted company (the “Offshore Fund”), is also a general partner of the Master Fund. The reporting persons further stated that the Schedule 13G related to shares of NeoStem Common Stock purchased by the Fund, the Qualified Fund and the Master Fund and that all reporting persons had sole power to vote and dispose of the shares beneficially owned. In the Form 4/A, the reporting persons reflected their beneficial ownership as follows: 724,800 shares of NeoStem Common Stock, 399,800 of which are shares of NeoStem Common Stock and 325,000 are shares of NeoStem Common Stock issuable upon exercise of warrants. All such reporting persons have disclaimed beneficial ownership of the securities, which are owned by the clients of the investment manager, Southpoint Advisors.
(11)	Fullbright Finance Limited (“Fullbright”) is a corporation organized under the laws of the British Virgin Islands, Suzhou Erye Economy and Trading Co. Ltd. (“EET”) is a limited liability company organized under the laws of the PRC, and Shi Mingsheng, Chief Operating Officer of CBH, Zhang Jian, Chairman and Chief Financial Officer of CBH, and Ding Weihua, a director of CBH, are principal shareholders of each of Fullbright and EET. Fullbright, EET, Shi Mingsheng, Zhang Jian and Ding Weihua may be deemed the beneficial owners of 400,000 shares of NeoStem Common Stock and have shared power to vote and dispose of the 400,000 shares of the NeoStem Common Stock beneficially owned. Beneficial ownership includes 400,000 shares of NeoStem Common Stock pledged to RimAsia as collateral for a loan to EET and 400,000 shares of NeoStem Common Stock issuable upon exercise of warrants, which were also pledged as collateral for such loan. This information was obtained from the reporting person and the Company’s records. In June and July of 2009, as part of the June/July 2009 private placement (discussed in “Business of NeoStem — Financing — 2009 Financing Activities” and “Certain Relationships and Related Transactions, and Director Independence — NeoStem”), Fullbright acquired 64,000 units consisting of 64,000 shares of Series D Convertible Redeemable Preferred Stock and warrants to purchase 640,000 shares of NeoStem Common Stock. Subject to stockholder approval and the rules of the NYSE Amex (which stockholder approval is the subject of NeoStem Proposal No. 4), the warrants will become exercisable for a period of five years and each share of Series D Convertible Redeemable Preferred Stock will automatically convert into ten shares of NeoStem Common Stock. See “Business of NeoStem — Financing — 2009 Financing Activities” for a description of the June/July 2009 private placement.
(12)	Includes currently exercisable warrants to purchase 454,171 shares of NeoStem Common Stock.
(13)	Includes currently exercisable options and warrants to purchase an aggregate of 1,933,088 shares of NeoStem Common Stock.

NEOSTEM EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about securities relevant to securities issuable pursuant to NeoStem’s equity compensation plans as of July 8, 2009:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	4,048,300	$2.73	890,015
Equity Compensation Plans Not Approved by Stockholders	0	0	0
Total	4,048,300	$2.73	890,015

In the above table, the equity compensation plans approved by stockholders include the NeoStem, Inc. 2003 Equity Participation Plan (the “2003 Plan”) and the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”). The 2009 Plan was approved by the stockholders at the annual meeting held in May 2009. Please note that an amendment to the 2009 Plan to increase the number of shares authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares is the subject of NeoStem Proposal No. 6 of this joint proxy statement/prospectus. NeoStem Proposal No. 7 requests that the stockholders consider the adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”). In addition, NeoStem Proposal No. 9 of this joint proxy statement/prospectus is a proposal to approve (i) an amendment to the 2003 Plan to grant the NeoStem Board of Directors the Authority to reprice options, (ii) a one-time automatic repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing. The above table does not give effect to the proposed amendments to the 2009 Plan and the 2003 Plan that are the subjects of NeoStem Proposal No. 6 and NeoStem Proposal No. 9 of this joint proxy statement/prospectus, respectively. The above table does not give effect to the proposed adoption of the 2009 Non-U.S. Plan that is the subject of NeoStem Proposal No. 7.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CBH

The following table sets forth information as to the number of shares of CBH Common Stock beneficially owned, as of July 2, 2009 by (i) each person known to CBH to be the beneficial owner of more than five percent of the outstanding CBH Common Stock, (ii) each current executive officer and director of CBH and (iii) all current executive officers and directors of CBH as a group. All shares are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o China Biopharmaceuticals Holdings, Inc., No. 859, Pan Xu Road, Suzhou, Jiangsu Province, China.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of CBH Common Stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of CBH Common Stock subject to options or warrants held by that person that are exercisable as of July 2, 2009 or will become exercisable within 60 days thereafter (collectively, “currently exercisable” warrants), are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. As of July 2, 2009, there were 37,132,313 shares of CBH Common Stock outstanding.

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of CBH Common Stock Beneficially Owned
RimAsia Capital Partners, L.P. 1302 Bank of America Tower, 12 Harcourt Road, Admiralty, Hong Kong	25,308,628(1)		40.53%
GCE Property Holdings, Inc. Address: c/o Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104	2,000,000(2)		5.24%
Chris Peng Mao, Chief Executive Officer and Director	3,432,986		9.25%
AN Lufan, President, Chief Technology Officer and Director	3,653,132	(3)	9.84%
LIU Xiaohao, Senior Vice President and Director	3,042,276	(4)	8.19%
Stephen E. Globus, Director Address: 44 West 24th St. New York, NY 10010	535,714		1.44%
Zhang Jian, Chairwoman of the Board and Chief Financial Officer	0		0.00%
Ding Weihua, Director	0		0.00%
Shi Mingsheng, Director	0		0.00%
All Directors and Officers as a group (seven persons)	10,664,108		28.71%

(1)	Consists of (i) 12,000,000 shares of CBH Common Stock issuable upon exercise of warrants issued to RimAsia Capital Partners, L.P. and (ii) 13,308,628 shares of CBH Common Stock issuable upon conversion of the Series B Preferred Stock issued to RimAsia Capital Partners, L.P.
(2)	The shares of CBH Common Stock beneficially owned by GCE Property Holdings, Inc. include (i) 1,000,000 shares of CBH Common Stock and (ii) 1,000,000 shares of CBH Common Stock issuable upon exercise of the warrants held by GCE Property Holdings, Inc.
(3)	Includes 616,284 shares of CBH Common Stock owned by An Lufan’s wife.
(4)	Includes 616,284 shares of CBH Common Stock owned by Liu Xiaohao’s wife.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEOSTEM
AFTER THE MERGER AND SERIES D PREFERRED STOCK CONVERSIONS

The following table sets forth information as to the number of shares of NeoStem Common Stock to be beneficially owned following the Merger and the conversion of the Series D Preferred Stock, by (i) each person known to NeoStem who will be the beneficial owner of more than five percent of the outstanding NeoStem Common Stock, (ii) each person expected to be a then current executive officer and/or director and (iii) all persons then expected to be current executive officers and directors of NeoStem as a group. All shares are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of NeoStem Common Stock beneficially owned by them. In calculating the number of shares to be beneficially owned by a person and the percentage ownership of that person, shares of NeoStem Common Stock subject to options or warrants held by that person that are exercisable as of July 8, 2009 or will become exercisable within 60 days thereafter, or will be issued in connection with the Merger and will exercisable within 60 days thereafter (collectively, “currently exercisable” options or warrants), are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. This table assumes that 36,293,720 shares of NeoStem Common Stock will be outstanding following the Merger.

Number and Percentage of Shares of Common Stock Owned*

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned	Percentage of NeoStem Common Stock Beneficially Owned
Dr. Robin L. Smith Chief Executive Officer and Chairman of the Board	2,117,662(1)	5.66%
Catherine M. Vaczy Vice President and General Counsel	745,279(2)	2.03%
Larry A. May Vice President and Chief Financial Officer	268,169(3)	0.73%
Alan G. Harris Vice President, Drug Development and Regulatory Affairs	56,250(4)	0.15%
Dr. Joseph Zuckerman Director	200,844(5)	0.55%
Richard Berman Director	285,092(6)	0.78%
Steven S. Myers Director	335,099(7)	0.92%
Drew Bernstein Director	0	0%
Eric H.C. Wei Director**	25,544,133(8)	50.70%
RimAsia Capital Partners, L.P. RimAsia Capital Partners GP, L.P. RimAsia Capital Partners GP, Ltd. 1807 Harbour Centre 25 Harbour Road Wanchai Hong Kong

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of NeoStem Common Stock Beneficially Owned
Shi Mingsheng Director**	4,644,570(9)		12.44%
Madam Zhang Jian, General Manager, Erye Suzhou Erye Economy and Trade Co. Ltd. Fullbright Finance Limited Ding Weihua Suite 1307, Tongmei Center 43 East Queen’s Road Wanchai Hong Kong
Enhance BioMedical Holdings Limited 6555 Bo Yuan Road Shanghai, 201804 PRC	8,000,000(10)		19.85%
All Directors and Officers as a group (ten persons)	34,197,098	(11)	63.66%

*	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective August 9, 2007.
**	Following the consummation of the Merger, and pursuant to the terms of the Agreement and Plan of Merger, as amended, NeoStem’s intention is to increase the size of the Board of Directors from five to six, and to appoint Eric Wei to fill the vacancy created thereby. Following the receipt of PRC approvals, NeoStem’s intention is to increase the size of the Board of Directors from six to seven, and to appoint Shi Mingsheng to fill the vacancy created thereby. NeoStem believes, as its business moves into China, that it would also be desirable to have one or more independent directors who reside in the PRC and have relevant experience. The Nominating Committee of NeoStem’s Board of Directors intends to continue its search for such potential director candidates.
(1)	Includes currently exercisable options to purchase 1,099,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase an aggregate of 45,825 shares of NeoStem Common Stock.
(2)	Includes currently exercisable options to purchase 399,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase 11,584 shares of NeoStem Common Stock.
(3)	Includes currently exercisable options to purchase 226,500 shares of NeoStem Common Stock and also includes 51 shares of NeoStem Common Stock owned directly by Mr. May’s wife.
(4)	Includes currently exercisable options to purchase 50,000 shares of NeoStem Common Stock.
(5)	Includes currently exercisable options to purchase 157,500 shares of NeoStem Common Stock and currently exercisable warrants to purchase 2,084 shares of NeoStem Common Stock.
(6)	Includes currently exercisable options to purchase 136,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase 11,364 shares of NeoStem Common Stock.
(7)	Includes currently exercisable options to purchase 136,000 shares of NeoStem Common Stock and currently exercisable warrants to purchase 22,728 shares of NeoStem Common Stock.
(8)	This information was obtained from a Schedule 13G and a Schedule 13D, Amendment No. 1 to Schedule 13D/A, Amendment No. 2 to Schedule 13D/A and Amendment No. 3 to Schedule 13D/A (collectively, the “Statements”) filed with the Securities and Exchange Commission on September 12, 2008, December 5, 2008, March 6, 2009, March 27, 2009 and June 12, 2009, respectively, by the reporting persons pursuant to joint filing agreements attached as exhibits thereto, other information provided by the reporting persons and NeoStem records. The reporting persons include RimAsia Capital Partners, L.P., a Cayman Islands exempted limited partnership (“RimAsia”), RimAsia Capital Partners GP, L.P., a Cayman Islands exempted limited partnership (“RimAsia GP”), RimAsia Capital Partners GP, Ltd., a Cayman Islands exempted company (“RimAsia Ltd.”), and Eric H.C. Wei (“Wei”). RimAsia GP is the general partner of RimAsia. RimAsia Ltd. is the general partner of RimAsia GP. Wei is the sole director of RimAsia Ltd. Pursuant to the Statements and NeoStem records, beneficial ownership of NeoStem Common Stock is as follows: RimAsia, RimAsia GP, RimAsia Ltd. and Wei may be deemed the beneficial owners of 11,458,009 shares of NeoStem Common Stock. RimAsia, RimAsia GP, RimAsia Ltd. and

Wei have the sole power to vote and dispose of 11,458,009 shares of NeoStem Common Stock beneficially owned. Beneficial ownership also includes: (i) 5,000,000 shares of NeoStem Common Stock issuable upon exercise of currently outstanding warrants and (ii) 9,086,124 shares of NeoStem Common Stock issuable upon conversion of Series C Preferred Stock.
(9)	Fullbright Finance Limited (“Fullbright”) is a corporation organized under the laws of the British Virgin Islands, Suzhou Erye Economy and Trading Co. Ltd. (“EET”) is a limited liability company organized under the laws of the PRC, Fullbright is a wholly-owned subsidiary of EET, and Shi Mingsheng, Zhang Jian and Ding Weihua are principal shareholders of EET. Fullbright, EET, Shi Mingsheng, Zhang Jian and Ding Weihua may be deemed the beneficial owners of 3,051,232 shares of NeoStem Common Stock, and warrants to purchase an additional 1,040,000 shares of NeoStem Common Stock, issued in the name of Fullbright, and have shared power to vote and dispose of the 3,051,232 shares of the NeoStem Common Stock and warrants to purchase 1,040,000 shares of NeoStem Common Stock beneficially owned. Shi Mingsheng and Zhang Jian are the beneficial owners of an additional aggregate of 553,338 shares of NeoStem Common Stock. This information was obtained from the reporting persons and NeoStem records.
(10)	Includes currently exercisable warrants to purchase 4,000,000 shares of NeoStem Common Stock.
(11)	Includes currently exercisable options, warrants and Class C convertible preferred stock, respectively, to purchase 2,204,000, 6,133,585, and 9,086,124 shares, respectively, of NeoStem Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

NEOSTEM

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of NeoStem. In connection therewith, on March 31, 2006, NeoStem and Mr. Aholt entered into a Settlement Agreement and General Release. Pursuant to the settlement agreement, NeoStem agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable over a period of two years in biweekly installments of $4,808 commencing on April 7, 2006, except that the first payment was in the amount of $9,615. In July 2006, this agreement was amended to provide for semi-monthly payments of $10,417 for the remaining 21 months. In the event NeoStem breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. NeoStem and Mr. Aholt each provided certain general releases. Mr. Aholt also agrees to continue to be bound by his obligations not to compete with NeoStem and to maintain the confidentiality of Company proprietary information. The payments under this agreement were completed in March 2008.

Pursuant to the securities purchase agreement in the June 2006 private placement, on June 2, 2006, Dr. Robin L. Smith was appointed Chief Executive Officer and Chairman of the Board of NeoStem. See “Executive Compensation-Employment Agreements.” In September 2005, Dr. Smith had entered into an advisory agreement with NeoStem pursuant to which Dr. Smith agreed to become Chairman of NeoStem’s advisory board. Under the terms of the advisory agreement, Dr. Smith was required to provide various business and scientific advice to NeoStem for a period of one year in consideration for which she received 5,000 shares of NeoStem Common Stock and warrants to purchase 2,400 shares of NeoStem Common Stock. The warrants are exercisable at $8.00 per share, the closing price of the NeoStem Common Stock on the date of grant, and were scheduled to vest as to 200 shares per month during the term of the agreement. Dr. Smith received registration rights for such shares of NeoStem Common Stock and NeoStem Common Stock underlying warrants. In January 2006, NeoStem and Dr. Smith entered into a supplement to the advisory agreement to set forth certain supplemental understandings with respect to a potential financing transaction. Under the supplement to the advisory agreement, Dr. Smith agreed that through April 30, 2006 (as such date was later extended) Dr. Smith would provide additional business and financial advisory services beyond those set forth in the original agreement. In return, Dr. Smith would receive upon the closing of a financing (i) 2,000 shares of NeoStem Common Stock and a cash payment in the amount of $25,000 if the gross proceeds of the financing are at least $500,000; (ii) 4,000 shares of NeoStem Common Stock and a cash payment in the amount of $50,000 if the gross proceeds of the financing are at least $1,000,000; (iii) 8,000 shares of NeoStem Common Stock and a cash payment in the amount of $100,000 if the gross proceeds of the financing are at least $2,000,000; (iv) 10,000 shares of NeoStem Common Stock and a cash payment in the amount of $150,000 if the gross proceeds of the financing are at least $3,000,000; (v) 12,000 shares of NeoStem Common Stock and a cash payment of $175,000 if the gross proceeds of the financing are at least $3,500,000; and (vi) 16,000 shares of NeoStem Common Stock and a cash payment in the amount of $200,000 if the gross proceeds of the financing are at least $4,000,000. Dr. Smith was also entitled to receive a cash payment of $3,000 for each of January, February and March 2006. The advisory agreement was terminated in connection with Dr. Smith’s employment as Chief Executive Officer and Chairman of the Board in June 2006.

In the June 2006 private placement, Dr. Smith also purchased for aggregate consideration of $22,000, units consisting of 5,000 shares of NeoStem Common Stock and five-year warrants to purchase 2,500 shares of NeoStem Common Stock at a per share purchase price of $8.00. In December 2005, Dr. Smith purchased from NeoStem in the Westpark private placement, units consisting of a 9% convertible promissory note in the principal amount of $12,500 and three year Warrants to purchase 2,083 shares of Common Stock at a per share purchase price of $12.00. WestPark Capital, Inc. (“WestPark”), the placement agent for this private placement, was issued as compensation for this private placement (i) 5,000 shares of NeoStem Common Stock (2,500 shares on December 30, 2005 and 2,500 shares in January 2006); and (ii) Warrants to purchase an aggregate of 8,334 shares of NeoStem Common Stock (4,167 on December 30, 2005 and 4,167 in January 2006). WestPark assigned its rights to 1,458 of these warrants to Starobin Partners, Inc., an entity in which Dr. Smith has a 7% interest. Dr. Smith waived her rights to any interest in these warrants.

On August 11, 2006, Dr. Smith accepted the offer from NeoStem which NeoStem extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which (i) the $12,500 promissory note was converted into 2,841 shares of NeoStem Common Stock, (ii) NeoStem issued to her 568 shares of NeoStem Common Stock, (iii) the exercise price of the warrants was reduced from $12.00 to $8.00 and (iv) a new warrant was issued to purchase 2,083 shares of NeoStem Common Stock at $8.00.

On August 29, 2006, Ms. Vaczy and Dr. Zuckerman each purchased from the then holder a $12,500 promissory note after which Ms. Vaczy and Dr. Zuckerman accepted the offer from NeoStem which NeoStem extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which (i) each of the $12,500 promissory notes was converted into 2,841 shares of NeoStem Common Stock, (ii) NeoStem issued to each of Ms. Vaczy and Dr. Zuckerman 568 shares of NeoStem Common Stock, and (iii) a new warrant was issued to each to purchase 2,083 shares of NeoStem Common Stock at $8.00.

Prior to his appointment as a director and as part of the Summer 2006 private placement, on August 30, 2006 Mr. Berman entered into a Subscription Agreement with NeoStem for the purchase of units consisting of 22,727 shares of NeoStem Common Stock of NeoStem at a purchase price of $4.40 per share and warrants to purchase up to 11,364 shares of NeoStem Common Stock of NeoStem at a price per share of $8.00. Such warrants are exercisable immediately and will expire on August 29, 2011.

Prior to his appointment as a director and as part of the June 2006 private placement, Mr. Myers entered into a Subscription Agreement with NeoStem on June 2, 2006 for the purchase of units consisting of 45,455 shares of NeoStem Common Stock of NeoStem at a purchase price of $4.40 per share and warrants to purchase up to 22,727 shares of NeoStem Common Stock of NeoStem at a price per share of $8.00. Such warrants are exercisable immediately and will expire on June 1, 2011.

In the January 2007 private placement, Dr. Smith purchased 11,000 units for an aggregate consideration of $110,000, each unit comprised of two shares of NeoStem Common Stock, one redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share.

In the January 2007 private placement, Ms. Vaczy purchased 1,000 units for an aggregate consideration of $10,000, each unit comprised of two shares of NeoStem Common Stock, one redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share.

In the August 2007 public offering, Dr. Smith purchased 3,300 units for an aggregate consideration of $16,500, each unit comprised of one share of NeoStem Common Stock and one-half of a five-year Class A Warrant to purchase one-half a share of NeoStem Common Stock at a purchase price of $6.00 per share.

In July and August 2007, NeoStem borrowed an aggregate of $200,000 through the issuance of short term bridge notes to support operations pending the closing of NeoStem’s August 2007 public offering. These bridge notes provided that they matured in six months from the date of issuance, subject to NeoStem’s right to prepay, and bore interest at a rate of 15% per annum. Of the $200,000 so borrowed and notes issued by NeoStem, Dr. Smith was issued a bridge note for $125,000 and Mr. Berman was issued a bridge note for $50,000. On August 10, 2007, the Board authorized the repayment in full of the bridge notes and all outstanding bridge notes were repaid in full plus an aggregate of accrued interest of $976 on the total $200,000 of bridge notes issued.

In October 2007, NeoStem entered into a three month consulting agreement with Matthew Henninger pursuant to which he agreed to provide services as a business consultant in areas requested by NeoStem, including financial analysis projects and acquisition target analysis. As compensation for these services, pursuant to the agreement he was entitled to receive a cash fee of $8,333 payable each month during the term of the agreement as well as a fee in the event a transaction was effected during the term as a result of the performance of the consultant’s services. In January 2008, NeoStem and the consultant entered into an agreement whereby the consultant agreed to accept in satisfaction of his final payment under the agreement, 4,902 shares of NeoStem Common Stock issued under and pursuant to the terms of NeoStem’s 2003 Equity Participation Plan based on the fair market value of the NeoStem Common Stock on the date of approval by NeoStem’s Compensation Committee. No other fee was paid. The consultant is currently in an exclusive relationship with

NeoStem’s CEO. In April 2009, NeoStem entered into a letter of intent with Ceres Living, Inc. (“Ceres”) (of which Mr. Henninger is the chief executive officer), a product development and direct marketing company selling products in the health and wellness market, whereby Ceres would utilize various NeoStem publications as support for the marketing of a nutritional supplement. NeoStem and the Stem for Life Foundation, which NeoStem helped to found, would receive certain payments in connection with the sales of the supplement. Additionally, Ceres will market NeoStem adult stem cell collection services and will receive a referral fee for each paid collection.

For information regarding the licensee of certain rights to occupy office premises, whose chief executive officer is in an exclusive relationship with NeoStem’s Chief Executive Officer, see “Business of NeoStem —  Properties.”

In the May 2008 private placement, Dr. Smith purchased 16,667 units for an aggregate consideration of $20,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.20.

In the May 2008 private placement, Ms. Vaczy purchased 7,500 units for an aggregate consideration of $9,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.20.

On November 2, 2008, NeoStem entered into the Agreement and Plan of Merger that is one of the matters set forth for consideration in this joint proxy statement/prospectus.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of the shares of common stock, par value $.01 per share, of CBH (“CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,150,000 shares of NeoStem Common Stock. Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, a principal stockholder of NeoStem (see “Security Ownership of Certain Beneficial Owners and Management of NeoStem”) and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”), all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock, each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90.

At the Effective Time, NeoStem will issue 9,532 shares of NeoStem Common Stock to Steven Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-Merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of NeoStem Common Stock will be issued to EET. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger after the timely receipt of all PRC approvals.

Pursuant to the terms of the Exchange Offer (as defined on page [293]) and only in the event the Merger is consummated and the related post-closing obligations are satisfied, each holder of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may exchange all of such holder’s warrants to purchase one share of CBH Common Stock for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) must tender their Existing CBH Warrants in exchange for the Class C Warrants being offered by NeoStem in the Exchange Offer; however, such condition may be waived by NeoStem in its sole discretion. In the event NeoStem, in its sole discretion, waives such closing condition and the transactions contemplated by the Agreement and Plan of Merger are consummated, then holders of outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) may, in accordance with the terms of such holder’s warrants, may elect to receive a cash payment for their Existing CBH Warrants equal to the Black Scholes value of the warrant on the date of such request. If the holder of the warrant does not make such election, then all of such holder’s warrants to purchase shares of CBH Common Stock shall be replaced with a new warrant (each a “NeoStem Class E Warrant”) substantially in the form of such holder’s existing warrant evidencing the right to purchase 0.19255 shares of NeoStem Common Stock with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the warrant in effect immediately prior to the Effective Time.

Upon consummation of the transactions contemplated by the Merger, NeoStem will own 51% of the ownership interests in Erye, and EET will own the remaining 49% ownership interest. In connection with the execution of the Merger Agreement, NeoStem, Merger Sub and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to finalization and approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital.

Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from five directors to seven directors. Eric Wei will be added to the Board of Directors of NeoStem immediately after the Effective Time, and Shi Mingsheng will be added to the Board of Directors immediately after receipt of all PRC approvals following the Effective Time. The four directors elected at NeoStem’s annual meeting held in May 2009 (Robin L. Smith, Richard Berman, Steven S. Myers and Joseph Zuckerman) as well as the director appointed by the NeoStem Board of Directors on June 9, 2009 (Drew Bernstein) will continue to serve. Therefore, the NeoStem Board of Directors will consist of the following seven members promptly following the consummation of the Merger and the receipt of all PRC approvals: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Eric Wei, the managing partner of RimAsia; Shi Mingsheng, a Director of and the Chief Operating Officer of CBH, the Chairman of the Board of Directors of Erye, and a holder of approximately two-thirds of EET (which is the holder of a 49% interest in Erye and a 100% interest in Fullbright Finance Limited, a greater than 5% beneficial owner of NeoStem); and Richard Berman, Drew Bernstein, Steven S. Myers and Joseph Zuckerman, each of the latter four a current director of NeoStem (the latter four are independent directors, as defined under the NYSE Amex listing standards). In the event that NeoStem Proposal No. 8 attains stockholder approval at the special meeting and the Board of Directors determines to file the Board Classification Amendment (as defined therein) with the Secretary of State of the State of Delaware, NeoStem’s Board of Directors would be divided into three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term. The classes would be elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. For details regarding the proposed classification of NeoStem’s Board, see NeoStem Proposal No. 8 of this joint proxy statement/prospectus.

The Agreement and Plan of Merger also provides that any or all options outstanding immediately prior to the closing of the transactions under the Agreement and Plan of Merger to purchase shares of NeoStem Common Stock, in the sole discretion of the Compensation Committee, may be amended, cancelled and reissued or otherwise modified so that the exercise price shall be adjusted to the greater of $0.80 or fair market value (to the extent the exercise price exceeds such amount); provided that if NeoStem lowers the exercise price to a fair market value price that is greater than $0.80, NeoStem may also issue to any eligible optionee additional options, stock or other consideration (including cash) such that the fair value of the overall consideration granted to such optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee or Board of Directors, to the value that would have been provided if the exercise price had been reduced to $0.80. An amendment to the 2003 Equity Compensation Plan (the “2003 Plan”), together with a Repricing of certain options and warrants (see below) and other related matters, are presented for stockholder consideration in NeoStem Proposal No. 9 of this joint proxy statement/prospectus.

The Agreement and Plan of Merger provides that the exercise price of certain outstanding warrants of NeoStem will be reduced as provided for in a schedule. Certain officers and directors of NeoStem are holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share, that will have their exercise prices reduced to approximately $6.18 per share. Such warrants are held by NeoStem officers and directors in the following quantities: Robin L. Smith (27,511), Catherine M. Vaczy (4,084), Richard Berman (11,364), Steven Myers (22,728) and Joseph Zuckerman (2,084).

In connection with execution of the Agreement and Plan of Merger, each of the officers and directors of CBH, and each of RimAsia, Erye and EET, as well as certain holders of CBH Common Stock, have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and are prohibited from selling their CBH Common Stock and/or NeoStem Common Stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Lock-Up Period”). Similarly, the officers and directors of NeoStem have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of NeoStem Common Stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and are prohibited from selling their NeoStem Common Stock during the Lock-Up Period.

Robin L. Smith, NeoStem’s Chairman and Chief Executive Officer, and Steven Myers, a member of NeoStem’s Board of Directors and Audit, Compensation and Nominating Committees (of which Nominating Committee Mr. Myers became Chairman in March 2009), are holders of CBH Common Stock. Dr. Smith is the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers is the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Accordingly, a special committee of NeoStem’s Board of Directors (initially comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman, and now comprised of Richard Berman, Joseph Zuckerman and Drew Bernstein) approved on behalf of the Company the execution of the Agreement and Plan of Merger and the transactions contemplated thereby.

Certain options to purchase shares of NeoStem Common Stock held by Dr. Smith (130,000), Mr. Weinreb (20,000) and Ms. Vaczy (20,000) are scheduled to vest upon the achievement of specific business milestones. These milestones would be achieved upon consummation of the Merger and such options would vest provided they are outstanding immediately prior thereto. See “Outstanding Equity Awards at Fiscal Year-End.”

In a private placement of units by NeoStem in November 2008, Fullbright, a corporation organized in the British Virgin Islands, the principal shareholders of which are Madam Zhang Jian, Chairman and Chief Financial Officer of CBH, Shi Mingsheng, Chief Operating Officer of CBH, and Ding Weihua, a director of CBH, purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright’s purchase of the units, EET, the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in the June/July 2009 private placement, Fullbright acquired 64,000 shares of NeoStem Series

D Stock (each Series D share being automatically convertible into ten (10) shares of NeoStem Common Stock upon stockholder approval), together with warrants to purchase 640,000 shares of NeoStem Common Stock.

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the proposed Merger and other transactions and other ongoing obligations of NeoStem, on February 25, 2009 and March 6, 2009, respectively, NeoStem issued promissory notes (the “Notes”) to RimAsia in the principal amounts of $400,000 and $750,000, respectively. The Notes bear interest at the rate of 10% per annum and are due and payable on October 31, 2009 (the “Maturity Date”), except that all principal and accrued interest on the Notes shall be immediately due and payable in the event NeoStem raises over $10 million in equity financing prior to the Maturity Date. The Notes contain standard events of default and in the event of a default that is not subsequently cured or waived, the interest rate will increase to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon will be immediately due and payable. The Notes or any portion thereof may be prepaid at any time and from time to time at the discretion of NeoStem without premium or penalty.

In April 2009, NeoStem raised an aggregate of $11,000,000 through the private placement of units at a price of $12.50 per unit (the “April 2009 private placement”), with each unit consisting of one share of NeoStem Series D Convertible Redeemable Preferred Stock and ten warrants each to purchase one share of NeoStem Common Stock (resulting in an equivalent price of $1.25 per share of NeoStem Common Stock plus an attached warrant). The warrants have a per share exercise price equal to $2.50 and are callable by NeoStem if the NeoStem Common Stock trades at a price at least equal to $3.50. Subject to the affirmative vote of the NeoStem’s stockholders and the rules of the NYSE Amex (such stockholder approval being among the subjects addressed by NeoStem Proposal No. 3 of this joint proxy statement/prospectus), the warrants will become exercisable for a period of five years and each share of Series D Convertible Redeemable Preferred Stock will automatically convert into ten shares of NeoStem Common Stock. In the April 2009 private placement, RimAsia purchased 400,000 units for an aggregate consideration of $5,000,000. See footnote 8, “Security Ownership of Certain Beneficial Owners and Management,” for a description of a December 18, 2008 letter agreement between the Company and RimAsia pursuant to which the exercisability of the warrants issued to RimAsia in the April 2009 private placement (as well as certain other warrants) may be limited. A portion of the proceeds from the April 2009 private placement were used to repay the principal and interest on the Notes issued to RimAsia in February and March 2009 and certain other costs advanced by RimAsia in connection with NeoStem’s expansion activities in China. For further information regarding the April 2009 private placement, as well as a description of the June/July 2009 private placement, see “Business of NeoStem — Financing Activities — 2009 Financing Activities.”

On April 23, 2009, NeoStem entered into a Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai Jianqian is President. Ms. Cai is the mother of CBH Chief Executive Officer Chris Peng Mao. Ms. Cai is also a CBH stockholder. Pursuant to the Consulting Agreement, Ms. Cai provides consulting services to NeoStem in the area of business development, strategic planning and government affairs in the healthcare industry in the PRC. In return for the consulting services, NeoStem will pay SLSI an annual fee of $100,000 and issue SLSI an aggregate of 250,000 options under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), subject to the approval of the 2009 Non-U.S. Plan at the Special Meeting, to become exercisable over approximately a two year period. In addition, in connection with NeoStem’s expanding its relationship with SLSI in July 2009, NeoStem has agreed to grant to SLSI an additional 100,000 shares under the 2009 Non-U.S. Plan, subject to approval of the 2009 Non-U.S. Plan at the Special Meeting.

As of July 1, 2009, NeoStem, CBH, CBC and RimAsia, which is already a significant stockholder of NeoStem and CBH, entered into a Funding Agreement pursuant to which it was agreed that RimAsia shall supply additional funding to both NeoStem and CBH in an amount up to $1.6 million (including approximately $1 million advanced to date). Pursuant to the terms of the Funding Agreement such amount shall be forgiven upon the receipt by RimAsia of the increase in the merger consideration to be received by RimAsia. Pursuant to the terms of Amendment No. 1 to the Agreement and Plan of Merger, RimAsia will receive a total of 6,458,009 shares of Common Stock and 8,177,512 shares of NeoStem Series C Convertible Preferred Stock, each with a liquidation preference of $1.125 and convertible to shares of NeoStem Common Stock at an initial conversion price of $.90 (with the elimination of the Class B warrants which were to be issued to RimAsia in accordance with the original terms of the Agreement and Plan of Merger) in the Merger. If less than $1.6 million has been advanced at the Effective Time, the difference shall be paid to NeoStem at the closing of the Merger. In the event the Merger has not been approved by the NeoStem and CBH stockholders by October 31, 2009, NeoStem is required to repay RimAsia all payments incurred or made by RimAsia on behalf of NeoStem.

For information on NeoStem’s transactions with UTEK Corporation, NeoStem’s acquisition of UTEK’s wholly-owned subsidiary SCTI and related agreements, see “Business of NeoStem — Research and Development; Therapeutics Marketplace — Acquisition of VSEL Technology” and “Business of NeoStem  — Financing Activities — 2007 Financing Activities.”

For information on NeoStem’s transactions with Duncan Capital Group LLC (“Duncan”), DCI Master LDC and their affiliates, the former beneficial owners of more than 5% of the NeoStem Common Stock, see “Business of NeoStem — 2006 Financing Activities” and “Business of NeoStem — Properties.” Additionally, in February 2007, Duncan also received 30,000 shares of NeoStem Common Stock for advisory services.

CBH

CBH’s predecessor company, Globus Growth, was founded by Stephen E. Globus, who is currently one of CBH’s directors.

Certain family members of Stephen E.Globus, a director of CBH, have participated in the Initial Private Place for Preferred Stock — Series A with a total investment of $170,000. SRG Capital Partnership, a company controlled by Richard D. Globus, purchased $50,000 CBH Series A Preferred Stock in the Initial Preferred A Private Placement. Richard D. Globus is Stephen E Globus’ brother.

In December 2005, certain family members of Stephen E.Globus, a director of CBH, purchased the Convertible Notes from certain Notes holders in the aggregated amount of $210,000. All of these Convertible Notes purchased by these family members were converted into shares of CBH Common Stock.

In March 2006, certain family members of Stephen E. Globus, CBH’s director, purchased shares of CBH Common Stock in the private placement in the aggregate amount of $100,000.

On October 29, 2008, Hainan Kaiye Pharmaceutical Limited Company (“Kaiye”), the former related party of Erye, has been transferred to two unrelated individuals. The transaction was consummated in 2008 including amendment of business license and changing of the company’s name. After then, Kaiye is no longer qualified as a related party of Erye. CBH’s management evaluated the collectability of receivables fro $1,100,000 (RMB 7,740,000) and decided to write off the entire amount before December 31, 2008.

Accounts Receivables — Related Parties

Accounts Receivable included the following:

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
Erye	$—	$41,932	Hainan Kaiye	Short Term	Cash

Hainan Kaiye was a company owned by minority shareholders of Erye. Hainan Kaiye was disposed to two unrelated parties during year 2008 and the transaction was consummated on October 29, 2008. As of December 31, 2008, Hainan Kaiye was not qualified as a related party.

Other Receivables — Related Parties

Other receivables contained the following related party balances where Hainan Kaiye was a company owned by minority shareholders of Erye before October 29, 2008 and Enshi was the discontinued subsidiary since July 2007.

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
Erye	$—	$819,621	Hainan Kaiye	Short Term	Cash
Keyuan	$10,000	$—	An Lu Fang	Short Term	Cash
CBH	$265,442	$—	Enshi	Short Term	Cash
Total	$275,442	$819,621

Loan to Stockholder and Officer

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
CBH	$46,058	$—	Chris Peng Mao	Short Term	Cash
Keyuan	$28,460	$45,243	Keyuan’s shareholder	Short Term	Cash
Total	$74,518	$45,243

Other Payables — Related Parties

	December 31, 2008	December 31, 2007	Due to	Term	Manner of Settlement
Erye	$499,186	$644,750	Erye Trading	Short Term	Cash
CBH	$166,838	$—	Erye Trading	Short Term	Cash
Total	$666,024	$644,750

EET was a company owned by minority shareholders of Erye. The 38 minority shareholders of Erye transferred their shares of Erye to EET and in 2008 the transaction was consummated on June 24, 2008. EET is the 49% shareholder of Erye as of March 31, 2009.

Other Payables — Stockholders

	December 31, 2008	December 31, 2007	Due to	Term	Manner of Settlement
CBH	$—	$43,961	Chris Peng Mao	Short Term	Cash
Keyuan	$670	$627	Lufan An & Xiaohao Liu	Short Term	Cash
Total	$670	$44,588

Chris Peng Mao is the Chief Executive Officer of CBH. Lufan An and Xiaohao Liu are both directors and stockholders of CBH.

For information on transactions with RimAsia, please see “Business of CBH — Business Overview” and “Legal Proceedings,” and “Certain Relationships and Related Transactions, and Director Independence —  NeoStem.”

Board Policies Regarding Transactions With Related Persons

The CBH Board of Directors reviews all material related party transactions. CBH does not have a written policy for such reviews.

DESCRIPTION OF EXCHANGE OFFER

Exchange Offer by
NEOSTEM, INC.
to exchange
up to 8,370,298 Warrants to Purchase Shares of
CHINA BIOPHARMACEUTICALS HOLDINGS, INC.
Common Stock
for
up to 2,012,097 Warrants to Purchase Shares of
NEOSTEM, INC.
Common Stock

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON [________], 2009,
UNLESS THE EXCHANGE OFFER IS EXTENDED.

NeoStem, Inc., a Delaware corporation (“NBS”), is offering to exchange each of outstanding warrants to purchase one share of common stock, par value $0.01 per share (“CBH Common Stock”), of China Biopharmaceuticals Holdings, Inc. (“CBH”), issued on February 2, 2006 and March 10, 2006 respectively with exercise prices per share of $1.25 and $1.26, respectively, for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share in connection with the Agreement and Plan of Merger, dated as of November 2, 2008, as amended (the “Agreement and Plan of Merger”), by and among CBH, NeoStem, Inc. (“NeoStem”), CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem (“Subco”), and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”), pursuant to which CBH will merge with and into Subco, with Subco as the surviving corporation (the “Merger”), upon the terms and subject to the conditions described in this Exchange Offer and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Exchange Offer”).

Subject to the fulfillment of the Exchange Offer Conditions, we will accept only shares properly tendered and not properly withdrawn. Any Existing CBH Warrants that are not accepted for exchange for any reason shall be returned, without expense, to the tendering holder after the expiration or termination of the Exchange Offer.

The Exchange Offer is conditioned the fulfillment or waiver of the Exchange Offer Conditions, including but not limited to the consummation of the merger between CBH and NeoStem and if applicable the satisfaction of the post-closing merger obligations, including, without limitation, the receipt of the requisite PRC government approvals.

It is a condition to the consummation of all transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the Existing CBH Warrants, accept the terms of the Exchange Offer (the “Warrant Exchange Condition”). Accordingly, the Board of Directors of CBH is requesting that all holders of Existing CBH Warrants accept the terms of the Exchange Offer.

We are not making the Exchange Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Exchange Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Exchange Offer. You should rely only on the information contained in this Exchange Offer or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Exchange Offer other than those contained in this Exchange Offer or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, CBH or the Exchange Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. NeoStem is at times referred to as “we,” “our” or “us.” This summary term sheet highlights certain material information in this Exchange Offer, but you should realize that it does not describe all of the details of the Exchange Offer to the same extent described in this Exchange Offer. We urge you to read the entire Exchange Offer and the related Letter of Transmittal because they contain the full details of the Exchange Offer. None of the numbers presented in this section related to the Exchange Offer have been adjusted to reflect the reverse split which is proposed elsewhere in this Registration Statement on Form S-4.

Who is making this Exchange Offer?

NeoStem, Inc.

What is the NeoStem Offering to Exchange?

We are offering to exchange each outstanding warrant to purchase one share of CBH Common Stock, issued on February 2, 2006 and March 10, 2006 respectively with exercise prices per share of $1.25 and $1.26 respectively, for Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share, upon the terms and subject to the conditions described herein. The terms of the NeoStem Class C Warrants being offered in this Exchange Offer are more fully described on page [297].

What is the purpose of the Exchange Offer?

We are making this Exchange Offer in connection with the merger that is contemplated between CBH and us. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the Existing CBH Warrants must tender their Existing CBH Warrants in exchange for the NeoStem Class C Warrants being offered by us in the Exchange Offer (the “Warrant Exchange Condition”). In the event, that all the Existing CBH Warrants are not tendered in this Exchange Offer, the transactions contemplated by the Agreement and Plan of Merger will not be consummated unless we, in our sole discretion, waive this Warrant Exchange Condition.

How long do I have to tender my warrants; can the Exchange Offer be extended, amended or terminated?

You may tender your warrants until the Exchange Offer expires. The Exchange Offer will expire on [_________], 2009, at 5:00 p.m., New York City time (the “Expiration Time”), unless we extend it.

We may choose to extend the Exchange Offer at any time and for any reason, subject to applicable laws. We cannot assure you that we will extend the Exchange Offer or indicate the length of any extension that we may provide. If we extend the Exchange Offer, we will delay the acceptance of any warrants that have been tendered. We can amend the Exchange Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Exchange Offer prior to the Expiration Time (as described herein).

How will I be notified if NeoStem extends the Exchange Offer or amends the terms of the Exchange Offer?

If we extend the Exchange Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Exchange Offer by making a public announcement of the amendment.

What are the significant conditions to the Exchange Offer?

Our obligation to accept and exchange your tendered warrants for the NeoStem Class C Warrants depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	the consummation of all transactions contemplated by the Agreement and Plan of Merger; and
•	if applicable, the satisfaction of the post-closing merger obligations, including, without limitation, the receipt of the requisite PRC government approvals as contemplated by the Agreement and Plan of Merger.

The Exchange Offer is subject to a number of other conditions described in greater detail under the heading “Conditions for Completion of Exchange Offer” on page [303].

How do I tender my Existing CBH Warrants?

If you want to tender all or part of your Existing CBH Warrants, you must do one of the following before 5:00 p.m., New York City time, on [_________], 2009, or any later time and date to which the Exchange Offer may be extended, you must provide the exchange agent with (i) your original Existing CBH Warrant instrument(s) that cover the tendered Existing CBH Warrants and (ii) a completed letter of transmittal in the form set forth in Annex K to this Registration Statement on Form S-4. If you hold Existing CBH Warrants through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your Existing CBH Warrants for you.

You may contact the Exchange Agent for assistance. The contact information for the Exchange Agent is contained herein and in the Instructions to the Letter of Transmittal.

What happens if not all the Existing CBH Warrants are Tendered?

In the event that all the Existing CBH Warrants are not properly tendered in exchange for the NeoStem Class C Warrants, then the transactions contemplated by the Agreement and Plan of Merger between NeoStem and CBH will not be consummated unless NeoStem, in its sole discretion, waives the closing condition.

Once I have tendered warrants in the Exchange Offer, can I withdraw my tender?

Yes. You may withdraw any warrants you have tendered at any time before 5:00 p.m., New York City time, on [_________], 2009, unless we extend the Exchange Offer, in which case you can withdraw your warrants until the expiration of the Exchange Offer as extended. If we have not accepted for exchange the warrants you have tendered to us, you may also withdraw your warrants at any time after 12:00 midnight, New York City time, on [_______], 2009.

How do I withdraw warrants I previously tendered?

To withdraw warrants, you must deliver a written notice of withdrawal with the required information to the Exchange Agent while you still have the right to withdraw the warrants. Your notice of withdrawal must specify your name, the number of warrants to be withdrawn and the name of the registered holder of these warrants. Some additional requirements apply if the warrant instrument(s) evidencing the warrants to be withdrawn have been delivered to the Exchange Agent. If you have tendered your warrants by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your warrants.

Has the CBH or its Board of Directors adopted a position on the Exchange Offer?

It is a condition to the consummation of all transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the Existing CBH Warrants, accept the terms of the Exchange Offer (the “Warrant Exchange Condition”). Accordingly, the Board of Directors of CBH is requesting that all holders of Existing CBH Warrants accept the terms of the Exchange Offer.

Do the directors or executive officers of the Company intend to tender their warrants in the Exchange Offer?

None of CBH’s directors and executive officers holds any Existing CBH Warrants and therefore no CBH director or executive officer will participate in this Exchange Offer.

If I decide not to tender, how will the Exchange Offer affect my warrants?

If the transactions contemplated by the Agreement and Plan of Merger are not consummated, then all the warrant holders will continue to hold their Existing CBH Warrants. If we, in our sole discretion, waive the condition that all Existing CBH Warrants must be tendered and therefore the transactions contemplated by the Agreement and Plan of Merger are consummated, then you will have the right to elect that, in accordance with the terms of your Existing CBH Warrants, your Existing CBH Warrants be purchased by NeoStem for a purchase price, payable in cash upon the consummation of all transactions contemplated in the Agreement and

Plan of Merger and, if applicable, the satisfaction of the post-closing merger obligations (including, without limitation, the receipt of the requisite PRC government approvals) or as promptly practicable thereafter, equal to the Black Scholes value of the remaining unexercised portion of your Existing CBH Warrants on the date of such request. If you do not make such election, then, in accordance with the terms of your Existing CBH Warrants, at the time the transactions contemplated by the Agreement and Plan of Merger are consummated and, if applicable, the satisfaction of the post-closing merger obligations (including, without limitation, the receipt of the requisite PRC government approvals) each of your Existing CBH Warrants to purchase one share of CBH Common Stock be replaced with a new warrant (each a “NeoStem Class E Warrant”), substantially in the form of such holder’s Existing CBH Warrant, evidencing the right to purchase .19255 shares of NeoStem Common Stock, with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the Existing CBH Warrant in effect immediately prior to the Effective Time.

What are the U.S. federal income tax consequences if I tender my xisting CBH Warrants?

For a discussion of certain material United States federal income tax consequences of the offer to U.S. holders, please see the section “Material United States Federal Income Tax Consequences of the Merger,” and the section “Material United States Federal Income Tax Consequences of the Exchange Offer to CBH Warrantholders” thereunder.

To whom can I talk if I have questions?

If you have any questions regarding the Exchange Offer, please contact Catherine Vaczy, Esq., Vice President and General Counsel, NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170, by e-mail at cvaczy@neostem.com or by phone at (212) 584-4180.

DESCRIPTION OF EXISTING CBH WARRANTS

This Exchange Offer is being made to the holders of:

•	Warrants to purchase an aggregate of 7,370,298 shares of CBH Common Stock at an exercise price per share of $1.26 issued on March 10, 2006 and expiring on March 10, 2010 (the “March 2006 Warrants”); and
•	Warrants to purchase an aggregate of 1,000,000 shares of CBH Common Stock at an exercise price per share of $1.25 issued on February 2, 2006 and expiring on February 2, 2010 (the “February 2006 Warrants”).

The issued and outstanding February 2006 Warrants and March 2006 Warrants are collectively referred to in this Registration Statement on Form S-4 as the “Existing CBH Warrants” and the shares of CBH Common Stock issuable upon the exercise of the Existing CBH Warrants are collectively referred to as “Existing CBH Warrant Shares”.

The exercise price per share and number of shares of CBH Common Stock issuable upon the exercise of each Existing CBH Warrant is subject to adjustment in specified circumstances, including in the event CBH declares any dividend to stockholders or effects any split or reverse split with respect to the CBH Common Stock after the issuance thereof. Furthermore, in the event CBH effects a Fundamental Transaction (as defined in the warrant instruments) such as the transactions contemplated by the Agreement and Plan of Merger, then at the holder’s option and request, any successor or surviving entity in such Fundamental Transaction (in this case, NeoStem) shall, at the option of the warrant holder, either (i) issue to the holder a new warrant substantially in the form of the Existing CBH Warrant or (ii) purchase the Existing CBH Warrant from the holder for a purchase price, payable in cash on the effective date of the Fundamental Transaction or as promptly practicable thereafter, equal to the Black Scholes value of the remaining unexercised portion of such holder’s Existing CBH Warrants on the date of such holder’s request.

Until exercised, the holders of the Existing CBH Warrants will have no voting, dividend or other stockholder rights.

As of July 2, 2009, there were Existing CBH Warrants to purchase an aggregate of 8,370,298 shares of CBH Common Stock at various exercise prices and with various expiration dates. There is no established trading market for the Existing CBH Warrants.

DESCRIPTION OF NEOSTEM CLASS C WARRANTS

Upon consummation of the Merger, subject to acceptance of the Exchange Offer by the holders of all of the Existing CBH Warrants, such warrants shall be canceled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem Common Stock at an exercise price of $2.50 per share (the “NeoStem Class C Warrants”).

General

Each NeoStem Class C Warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $2.50. The exercise price per share of each NeoStem Class C Warrant is subject to adjustment upon the occurrence of certain events as provided in the NeoStem Class C Warrant certificate and summarized below. The NeoStem Class C Warrants may be exercised at any time six months after the issuance thereof until the first anniversary of the applicable expiration date of the Existing CBH Warrants, which is the expiration date, unless redeemed. NeoStem Class C Warrants which have not previously been exercised will expire on the expiration date. A NeoStem Class C Warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the NeoStem Class C Warrant has been properly exercised.

Redemption

Commencing six months after the date of issuance of the NeoStem Class C Warrant, the NeoStem Class C Warrant may be redeemed, at NeoStem’s option, in whole and not in part, at a redemption price of $0.0001 per warrant, provided the average closing price of the NeoStem Common Stock as quoted by Bloomberg, LP., or the principal trading market on which the NeoStem Common Stock is included for quotation or trading, shall equal or exceed $3.75 per share (taking into account all adjustments) for ten consecutive trading days. Any right to exercise the NeoStem Class C Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the redemption date. On and after the redemption date, the holder of this NeoStem Class C Warrant shall have no further rights except to receive, upon surrender of this NeoStem Class C Warrant, the redemption price.

Adjustments of Exercise Price

The exercise price and redemption price of the NeoStem Class C Warrants are subject to adjustment in specified circumstances, including in the event NeoStem declares any stock dividend to stockholders or effect any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. Therefore, if NeoStem effects any stock split or reverse split with respect to the NeoStem Common Stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a NeoStem Class C Warrant or, if NeoStem elects, an adjustment of the number of NeoStem Class C Warrants outstanding. The NeoStem Class C Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the NeoStem Class C Warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights

Until exercised, the NeoStem Class C Warrants will have no voting, dividend or other stockholder rights.

For a description of the NeoStem Common Stock underlying the NeoStem Class C Warrants, please see the discussion under the heading “Description of Securities — Common Stock:” on page [269].

COMPARISON OF THE CBH AND NEOSTEM SECURITIES

In the event you do not tender your Existing CBH Warrants in this Exchange Offer and NeoStem, in its sole discretion, waives the Warrant Exchange Condition and the transactions contemplated in the Agreement and Plan of Merger are consummated, you will receive a new warrant substantially in the form of the Existing CBH Warrant (the “NeoStem Class E Warrant”), unless you request NeoStem to purchase your Existing CBH Warrant for a purchase price equal to the Black Scholes value of the unexercised portion of your Existing CBH Warrant. The table below presents a comparison of the terms of the NeoStem Class C Warrants offered in this Exchange Offer and the NeoStem Class E Warrants (assuming you hold an Existing CBH Warrant to purchase 1,000 shares of CBH Common Stock).

	NeoStem Class E Warrant	NeoStem Class E Warrant	NeoStem Class C Warrant
Exercise Price Per Share	$6.49	$6.49	$2.50
# of Shares Underlying the Warrant	1,000	1,000	201
Vesting	100% immediately	100% immediately	100% after six months
Expiration Date	February 2, 2010	March 10, 2010	February 2, 2011 or March 10, 2011 (as applicable)
Option to Cash out upon a Fundamental Transaction	Yes	Yes	No

None of the numbers presented in this section related to the Exchange Offer have been adjusted to reflect the reverse split which is proposed elsewhere in this Registration Statement on Form S-4.

IDENTITY AND BACKGROUND OF THE OFFEROR

For a description of NeoStem’s business, please see the discussion under the heading “Business of NeoStem” beginning on page [129]. For a discussion of the identity and background of the directors and officers of NeoStem, please see the discussion under the heading “Management of the Combined Company After the Merger” beginning on page [194].

FINANCIAL STATEMENTS

For the financial statements of NeoStem and the pro forma financial statements of the combined company, please see the financial statements beginning on page F-2.

RISK FACTORS

Risks Related to the Exchange Offer

Neither the Board of Directors of CBH nor the Board of Directors of NeoStem has made a recommendation with regard to whether or not you should tender your Existing CBH Warrants in this Exchange Offer.

Neither the Board of Directors of CBH nor the Board of Directors of NeoStem is making any recommendation as to whether the holders of the Existing CBH Warrants should tender their Existing CBH Warrants in this Exchange Offer for an equal number of NeoStem Class C Warrants. Neither NeoStem nor CBH has retained or intends to retain an unaffiliated representative or financial advisor to act solely on behalf of the holders of Existing CBH Warrants for purposes of negotiating the terms of the Exchange Offer or valuing the consideration offered in the Exchange Offer as compared to the options available to the holders of Existing CBH Warrants pursuant to the terms of such warrants in the event the transactions contemplated under the Agreement and Plan of Merger are consummated, specifically the option to receive a new NeoStem warrant in substantially the same form as the Existing CBH Warrant or to have NeoStem purchase their Existing CBH Warrants for cash in an amount equal to the Black Scholes value of the remaining unexercised portion of such holder’s Existing CBH Warrants on the date of such holder’s request. We cannot assure you that the value of the NeoStem Class C Warrants received in this Exchange Offer will in the future equal or exceed the value of the Existing CBH Warrants.

NeoStem is only obligated to complete this Exchange Offer and issue the NeoStem Class C Warrants if and when certain conditions are met.

Unless and until certain conditions are met, including without limitation the consummation of all transactions contemplated by the Agreement and Plan of Merger between NeoStem and CBH and, if applicable, the satisfaction of the post-closing merger obligations (including, without limitation, the receipt of the requisite PRC government approvals), NeoStem is under no obligation to complete this Exchange Offer and issue the NeoStem Class C Warrants. The consummation of the Merger between NeoStem and CBH and, if applicable, the satisfaction of the post-closing merger obligations, including without limitation the receipt of the requisite Chinese government approval of NeoStem’s acquisition via the Merger transaction of CBH’s 51% interest in the Erye business. We can provide no assurances that such government approvals will be obtained or, if obtained, will be obtained in a timely manner.

There could be a significant delay between your tender of the Existing CBH Warrants and NeoStem’s acceptance of such properly tendered Existing CBH Warrants and its issuance of the NeoStem Class C Warrants in exchange therefore.

Because some of the conditions to which NeoStem’s obligations to complete the Exchange Offer are subject may not be achieved in a timely manner, in particular the conditions that the transactions contemplated by the Agreement and Plan of Merger between NeoStem and CBH be consummated and, if applicable, the merger post-closing obligations be satisfied, a significant amount of time may lapse between your tender of your Existing CBH Warrants and either (i) your receipt of the NeoStem Class C Warrants in exchange therefore or (ii) if the Exchange Offer Conditions as set forth herein are not met, receipt of notice that NeoStem is terminating the Exchange Offer without completion thereof and the return of your Existing CBH Warrants.

Risks Related to the Business of the Combined Company

For a discussion of the risks related to the business of NeoStem following the consummation of the Merger, please see the risk factors beginning on page [33].

TERMS OF THE EXCHANGE OFFER

This Exchange Offer is being made to the holders of:

•	Warrants to purchase an aggregate of 7,370,298 shares of CBH Common Stock at an exercise price per share of $1.26 issued on March 10, 2006 and expiring on March 10, 2010 (the “March 2006 Warrants”); and
•	Warrants to purchase an aggregate of 1,000,000 shares of CBH Common Stock at an exercise price per share of $1.25 issued on February 2, 2006 and expiring on February 2, 2010 (the “February 2006 Warrants”).

The issued and outstanding February 2006 Warrants and March 2006 Warrants are collectively referred to in this Registration Statement on Form S-4 as the “Existing CBH Warrants” and the shares of CBH Common Stock issuable upon the exercise of the Existing CBH Warrants are collectively referred to as “Existing CBH Warrant Shares”.

NeoStem is offering to exchange all of such holder’s Existing CBH Warrants for NeoStem Class C Warrants to purchase 0.24038 shares of NeoStem Common Stock at an exercise price of $2.50 per share.

NeoStem’s obligation to accept Existing CBH Warrants validly tendered pursuant to the Exchange Offer and to issue the NeoStem Class C Warrants in exchange therefore is conditioned upon satisfaction or waiver of the conditions, including without limitation the consummation of all transactions contemplated by the Agreement and Plan of Merger and, if applicable, the satisfaction of the post-closing merger obligations, including, without limitation, the receipt of the requisite PRC government approvals set forth herein under the heading “Conditions for Completion of Exchange Offer” on page [303].

It is a condition to the consummation of all transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the Existing CBH Warrants accept the terms of the Exchange Offer. Therefore, our Board of Directors requests that all holders of Existing CBH Warrants accept the terms of the Exchange Offer. However, neither NeoStem nor its Board of Directors nor CBH or its Board of Directors is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Exchange Offer and in the related Letter of Transmittal, including our reasons for making the Exchange Offer.

None of CBH’s directors and executive officers holds any Existing CBH Warrants and therefore none of CBH’s directors and executive officers will be participating in the Exchange Offer.

You may withdraw a tender of your Existing CBH Warrants at any time before the expiration of the Exchange Offer by delivering a written notice of withdrawal in the form attached to this Registration Statement on Form S-4 as Annex L to Continental Stock Transfer & Trust Company, the Exchange Agent, before the Expiration Time. If you change your mind you may re-tender your Existing CBH Warrants by again following the procedures set forth herein before the Exchange Offer expires.

The term “Expiration Time” means 5:00 p.m., New York City time, on [_________], 2009, unless we, in our sole discretion, shall have extended the period of time during which the Exchange Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Exchange Offer, as so extended by us, shall expire.

If all conditions to the Exchange Offer are satisfied or waived prior to the Expiration Time, we will accept all Existing CBH Warrants properly tendered and not withdrawn prior to the expiration of the Exchange Offer and will issue the NeoStem Class C Warrants promptly after the satisfaction of all the conditions to the Exchange Offer.

Procedures for Tendering Existing CBH Warrants

Existing CBH Warrants may be tendered by providing the Exchange Agent with (i) your original Existing CBH Warrant instrument(s) and (ii) a completed letter of transmittal in the form set forth at Annex K to this Registration Statement on Form S-4 (collectively the “Tender Documents”).

Please do not send the Tender Documents to us. You should send the Tender Documents to Continental Stock Transfer & Trust Company, the exchange agent, at its offices as indicated under (“The Exchange Offer — Exchange Agent”). The exchange agent can answer your questions regarding how to tender your Existing CBH Warrants.

Your tender to us of Existing CBH Warrant and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth herein.

If you hold Existing CBH Warrants through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your Existing CBH Warrant, as well as submit a letter of transmittal and other agreements and documents described in this document. We will determine in our sole discretion whether and if Existing CBH Warrant have been validly tendered.

Binding Interpretations

We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of Existing CBH Warrants tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular Existing CBH Warrants not properly tendered or to not accept any particular Existing CBH Warrants which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of Existing CBH Warrants. Unless waived, any defects or irregularities in connection with tenders of Existing CBH Warrants for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing CBH Warrants for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing CBH Warrants for Exchange; Delivery of NeoStem Class C Warrants

Once all of the conditions to the Exchange Offer are satisfied or waived, we will accept, promptly after the expiration date, all Existing CBH Warrants properly tendered, and will issue the Existing CBH Warrants promptly after acceptance of the Existing CBH Warrants. The discussion under the heading “Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the Exchange Offer. For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Existing CBH Warrants for exchange when, as and if we have given oral or written notice to the exchange agent with written confirmation of any oral notice to be given promptly after giving such notice.

In all cases, issuance of NeoStem Class C Warrants in exchange for Existing CBH Warrants that are accepted for exchange in the Exchange Offer will be made only after:

•	the consummation of all transactions contemplated by the Agreement and Plan of Merger;
•	if applicable, the merger post-closing obligations be satisfied in accordance with the terms of the Agreement and Plan of Merger; and
•	timely receipt by the exchange agent of:
º	a fully completed letter of transmittal in the form set forth as Annex K to this Registration Statement on Form S-4; and
º	the original Existing CBH Warrant instrument(s).

Return of Existing CBH Warrants Accepted for Exchange

If we do not accept any tendered Existing CBH Warrants for any reason set forth in the terms and conditions of the Exchange Offer, the unaccepted Existing CBH Warrant instrument(s) will be returned to you as promptly as practicable after expiration or termination of the Exchange Offer.

Partial Tenders

If you properly tender and we accept a tender of some but not all of your Existing CBH Warrants we will issue to you a new warrant instrument representing the non-tendered Existing CBH Warrants. Such warrant instrument will contain the terms and conditions set forth in the Existing CBH Warrant instrument(s).

Withdrawal Rights

Except as set forth herein, tenders of Existing CBH Warrants are irrevocable. You may withdraw Existing CBH Warrants that you have previously tendered under the Exchange Offer according to the procedures we describe below at any time prior to the Expiration Time for all Existing CBH Warrants. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or at the facsimile number set forth below under the heading Exchange Agent prior to the Expiration Time. The written notice of withdrawal must:

•	specify the name of the person having tendered the Existing CBH Warrants to be withdrawn;
•	contain a statement that you are withdrawing your election to have your Existing CBH Warrants exchange for the NeoStem Class C Warrants; and
•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Existing CBH Warrants were tendered.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all person’s participating in the Exchange Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. Properly withdrawn Existing CBH Warrants may be re-tendered by following the procedures described under the heading “Procedures for Tendering Existing CBH Warrants” herein, at any time prior to the Expiration Time.

Conditions for Completion of Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept the Existing CBH Warrants that have been tendered, and may terminate or amend the Exchange Offer or may postpone the acceptance of the Existing CBH Warrants tendered, in the event that (i) the transactions contemplated by the Agreement and Plan of Merger have not been consummated, for any reason or no reason, or (ii) if applicable, the merger post-closing obligations have not been satisfied, for any reason or no reason. For a detailed discussion of the conditions precedent to the consummation of the Merger and all related transactions and the post-closing conditions to the Merger, please see the discussion under the heading “The Agreement and Plan of Merger” beginning on page [20].

Furthermore, notwithstanding any other provision of the Exchange Offer, we will not be required to accept the Existing CBH Warrants that have been tendered, and may terminate or amend the Exchange Offer or may postpone the acceptance of the Existing CBH Warrants tendered, if at any time prior to the consummation of the Exchange Offer any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Exchange Offer:

•	there is an effective registration statement covering NeoStem Class C Warrants and the shares underlying the NeoStem Class C Warrants at the time such NeoStem Class C Warrants are to be issued;
•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Exchange Offer in any manner that would adversely affect us or any of our affiliates;
•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:
•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Exchange Offer, the acquisition by us of the Existing CBH Warrants in the Exchange Offer, or any other matter relating to the Exchange Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Exchange Offer;

•	seeks to make the purchase of, or payment for, some or all of the Existing CBH Warrants pursuant to the Exchange Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Existing CBH Warrants;
•	seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Existing CBH Warrants, including, but not limited to, the right to vote the Existing CBH Warrants purchased by us on all matters properly presented to our stockholders otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the Existing CBH Warrants; or
•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Exchange Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Exchange Offer or the purchase of Existing CBH Warrants thereunder; or
•	could reasonably be expected to prohibit, restrict or delay consummation of the Exchange Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the consummation of the Exchange Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the consummation of the Exchange Offer. Any determination by us concerning the events described above will be final and binding on all persons participating in the Exchange Offer, subject to such Exchange Offer participant’s disputing such determination in a court of competent jurisdiction.

Effect of Exchange Offer on the Rights of Holders of the Existing CBH Warrants

It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the Existing CBH Warrants tender their Existing CBH Warrants in this Exchange Offer (the “Warrant Exchange Condition”). If NeoStem in its sole discretion elects to waive the Warrant Exchange Condition and the transactions contemplated by the Agreement and Plan of Merger are consummated and you did not properly tender your Existing CBH Warrants or you withdrew the tender of your Existing CBH Warrants prior to the Expiration Time, then you may elect that, in accordance with the terms of your Existing CBH Warrants, NeoStem purchase your Existing CBH Warrants for a purchase price, payable in cash at upon the consummation of all transactions contemplated by the Agreement and Plan of Merger or, if applicable, the satisfaction of the post-closing merger obligations, including, without limitation, the receipt of the requisite PRC government approvals, or as promptly practicable thereafter, equal to the Black Scholes value of the remaining unexercised portion of your Existing CBH Warrants on the date of such request. If you do not make such election, then in accordance with the terms of such holder’s Existing CBH Warrants, each of such holder’s Existing CBH Warrants to purchase one share of CBH Common Stock be replaced with a new warrant (each a “NeoStem Class E Warrant”), substantially in the form of such holder’s Existing CBH Warrant, evidencing the right to purchase .19255 shares of NeoStem Common Stock, with the exercise price per share adjusted such that the aggregate exercise price of the NeoStem Class E Warrant is the same as the aggregate exercise price of the Existing CBH Warrant in effect immediately prior to the Effective Time.

For a discussion of the material differences between the rights of NeoStem stockholders and CBH stockholders, please see the discussion under the heading “Comparison of Rights of NeoStem Common Stock and CBH Common Stock” on page [121].

Consummation of the Exchange Offer; Issuance of NeoStem Class C Warrants

Upon the terms and subject to the conditions of the Exchange Offer, promptly following the Expiration Time, we will, subject to certain limitations and legal requirements, decide whether to accept for exchange any of the Existing CBH Warrants, properly tendered and not properly withdrawn before the Expiration Time.

Upon the terms and subject to the conditions of the Exchange Offer, we will issue NeoStem Class C Warrants in exchange for the Existing CBH Warrants, properly tendered and not properly withdrawn before the Expiration Time provided however that we shall not be obligated to issue the NeoStem Class C Warrants unless and until the merger post-closing obligations have been satisfied in accordance with the terms and conditions of the Agreement and Plan of Merger.

Warrant instruments for all Existing CBH Warrants tendered and not accepted for exchange will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering holder at our expense promptly after NeoStem’s rejection thereof.

Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders

For a discussion of certain material United States federal income tax consequences of the offer to U.S. holders, please see the section “Material United States Federal Income Tax Consequences of the Merger,” and the section “Material United States Federal Income Tax Consequences of the Exchange Offer to CBH Warrantholders” thereunder.

Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the Exchange Offer Conditions set forth herein shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of the Existing CBH Warrants, and the issuance of the NeoStem Class C Warrants by giving oral or written notice of such extension to the Exchange Agent and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Exchange Offer prior to the Expiration Time and making a public announcement of such termination or postponement. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the Exchange Offer Conditions set forth herein shall have occurred or shall be deemed by us to have occurred, to amend the Exchange Offer in any respect. Amendments to the Exchange Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Exchange Offer will be disseminated promptly to warrant holders in a manner reasonably designed to inform warrant holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

SOURCE AND AMOUNT OF CONSIDERATION

In connection with this Exchange Offer, NeoStem may issue Class C Warrants to purchase an aggregate of 2,012,097 shares of NeoStem Common Stock at an exercise price per share of $2.50. NeoStem has a sufficient number of shares of NeoStem Common Stock authorized for issuance, but unissued, and available to be reserved for issuance in connection with the exercise of the NeoStem Class C Warrants. Therefore NeoStem has the ability to issue the NeoStem Class C Warrants without any further corporate action.

PURPOSE OF THE EXCHANGE OFFER

NeoStem is making this Exchange Offer in connection with the transactions contemplated by the Agreement and Plan of Merger between NeoStem and CBH. It is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger that the holders of ALL of the Existing CBH Warrants, accept the terms of the Exchange Offer.

For a detailed discussion of the negotiations, transactions or material contracts between CBH and NeoStem related to the Merger, please see the discussions under the headings “Background of the Merger”, “Reasons for the Merger” and “The Agreement and Plan of Merger”, on pages [86], [89] and [109] respectively.

INTERESTS IN SECURITIES OF CBH

Neither NeoStem nor any of its officers, directors or affiliates beneficially own any of the Existing CBH Warrants. The table below sets forth the aggregate number of shares of CBH Common Stock beneficially owned by NeoStem, its directors, its officers and its other affiliates as of July 2, 2009.

Number and Percentage of Shares of CBH Common Stock Owned

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of CBH Common Stock Beneficially Owned
Dr. Robin L. Smith Chief Executive Officer and Chairman of the Board	389,966		1.05%
Catherine M. Vaczy Vice President and General Counsel			*
Larry A. May Vice President and Chief Financial Officer			*
Alan G. Harris Vice President of Drug Development and Regulatory Affairs			*
Dr. Joseph Zuckerman Director			*
Richard Berman Director			*
Steven S. Myers Director	285,714		*
Drew Bernstein Director			*
RimAsia Capital Partners, L.P.	25,308,628	(1)	40.53%
RimAsia Capital Partners GP, L.P.
RimAsia Capital Partners GP, Ltd.
Eric H.C. Wei 1807 Harbour Centre 25 Harbour Road Wanchai Hong Kong
Southpoint Capital Advisors, LP Southpoint GP, LP Southpoint Capital Advisors, LLC Southpoint GP, LLC Robert W. Butts John S. Clark II 623 Fifth Avenue, Suite 2601 New York, NY 10022			*

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned	Percentage of CBH Common Stock Beneficially Owned
Fullbright Finance Limited Suzhou Erye Economy and Trading Co. Ltd. Shi Mingsheng Zhang Jian Ding Weihua Suite 1307, Tongmei Center 43 East Queen’s Road Wanchai Hong Kong		*
Enhance BioMedical Holdings Limited		*
Margula Company LLC Alan Hamel 23679 Calabasas Road Suite 663 Calabasas, CA 91302		*

*	Denotes less than 1% of the outstanding shares of CBH Common Stock.
(1)	Consists of (i) 12,000,000 shares of CBH Common Stock issuable upon the exercise of warrants held by RimAsia Capital Partners, L.P. and (ii) 13,308,628 shares of CBH Common Stock issuable upon conversion of Series B Preferred Stock issued to RimAsia Capital Partners, L.P.

MISCELLANEOUS

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Exchange Offer that is material to the success of the Exchange Offer, excluding the government approvals required for the consummation of the Merger and all related transactions. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Exchange Offer. We are unable to predict whether we will be required to delay the acceptance for exchange of Existing CBH Warrants tendered under the Exchange Offer or issuance of the NeoStem Class C Warrants pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. NeoStem’s obligations under the Exchange Offer are subject to the conditions set forth herein under the heading “Conditions for Completion of Exchange Offer” on page [303].

Fees and Expenses

We have retained Continental Stock Transfer & Trust Company to act as Exchange Agent in connection with the Exchange Offer. The Exchange Agent will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Exchange Agent as described above) for soliciting tenders of Existing CBH Warrants pursuant to the Exchange Offer. Warrant holders holding Existing CBH Warrants through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if warrant holders tender Existing CBH Warrants through the brokers or banks and not directly to the Exchange Agent. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer and related materials to the beneficial owners of Existing CBH Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of CBH or the Exchange Agent for purposes of the Exchange Offer.

Additional Information

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Exchange Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Manner of Delivery

This Exchange Offer and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Exchange Offer or the acceptance of Existing CBH Warrants pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Existing CBH Warrants in such jurisdiction.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed as Exchange Agent for this Exchange Offer. All executed letters of transmittal and other Tender Documents should be directed to the Exchange Agent at its address or facsimile number set forth below:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004-1123
Facsimile No. (212-616-7616)

If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal.

You should only rely on the information contained in this Exchange Offer or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Existing CBH Warrants in the Exchange Offer. We have not authorized any person to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Exchange Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, CBH or the Exchange Agent.

CBH PROPOSAL NO. 2

We propose that the CBH stockholders approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve any of the CBH Proposals described above.

Vote Required

If approval of the proposal to adjourn the CBH Special Meeting for the purpose of soliciting additional proxies is submitted to CBH stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the CBH Special Meeting is required for approval of CBH Proposal No. 2.

Recommendation of CBH’s Board of Directors

The CBH board of directors recommends that the CBH stockholders vote “FOR” CBH Proposal No. 2, the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve CBH Proposal No. 1 at the time of the CBH special meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF CBH VOTE
“FOR” THIS PROPOSAL.

EXPERTS

The audited consolidated financial statements of NeoStem as of December 31, 2008 and for each of the two years in the two-year period ended December 31, 2008 included in this joint proxy statement/prospectus have been audited by Holtz Rubenstein Reminick LLP, independent registered public accounting firm, for the period and to the extent set forth in their report appearing herein and elsewhere in this joint proxy statement/prospectus. Such financial statements have been so included in reliance upon the firm’s authority as an expert in auditing and accounting.

The audited consolidated financial statements of CBH as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 included in this joint proxy statement/prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accounting firm, for the period and to the extent set forth in their report appearing herein and elsewhere in this joint proxy statement/prospectus. Such financial statements have been so included in reliance upon the firm’s authority as an expert in auditing and accounting.

LEGAL MATTERS

The validity of the securities of NeoStem to be issued in connection with the Merger will be passed upon for NeoStem by Lowenstein Sandler PC, Roseland, New Jersey.

WHERE YOU CAN FIND MORE INFORMATION

NeoStem files electronically with the SEC its annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. NeoStem makes available on or through its website at www.neostem.com, free of charge, copies of these reports as soon as reasonably practicable after NeoStem electronically files or furnishes such reports to the SEC. A copy of any document NeoStem files with the SEC may be inspected without charge, or copies may be obtained, at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains the documents that NeoStem files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, NeoStem will provide to each person to whom a joint proxy statement/prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that NeoStem files with the SEC. Requests should be directed to:

Catherine M. Vaczy, Esq.
Vice President and General Counsel
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

NeoStem has filed a registration statement under the Securities Act with the SEC with respect to the securities of NeoStem to be issued pursuant to the Agreement and Plan of Merger and the Share Exchange. This joint proxy statement/prospectus constitutes the prospectus of NeoStem filed as part of the registration statement. This joint proxy statement/ prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

CBH also files electronically with the SEC its annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. CBH makes available on or through its website at www.cbioinc.com, free of charge, copies of these reports as soon as reasonably practicable after CBH electronically files or furnishes such reports to the SEC. A copy of any document CBH files with the SEC may be inspected without charge, or copies may be obtained, at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains the documents that CBH files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, CBH will provide to each person to whom a joint proxy statement/prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that CBH files with the SEC. Requests should be directed to:

China Biopharmaceuticals Holdings, Inc.
No. 859, Pan Xu Road, Suzhou,
Jiangsu Province, China 215000
Attention: Chris Peng Mao
Telephone: (86) 512 6855 0568

STOCKHOLDER PROPOSALS

Any proposal intended to be presented by a stockholder at the next annual meeting of stockholders must be received by NeoStem at NeoStem’s principal executive offices, 420 Lexington Avenue, Suite 450, New York, New York 10170 no later than the close of business on [          ] to be considered for inclusion in the proxy statement for the annual meeting and by [          ] in order for the proposal to be considered timely for consideration at next year’s annual meeting (but not included in the proxy statement for such meeting).

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

NeoStem delivers its proxy materials and annual reports to each stockholder of record. If any stockholders sharing an address wish to receive only one copy of each such document, they should send a letter with this request to NeoStem’s principal executive offices, c/o Corporate Secretary, 420 Lexington Avenue, Suite 450, New York, New York 10170.

TRANSACTION OF OTHER BUSINESS

At the date of this joint proxy statement/prospectus, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors of NeoStem, Inc.

By:
Robin L. Smith, M.D.
Chief Executive Officer,
NeoStem, Inc.

By Order of the Board of Directors of
China Biopharmaceuticals Holdings, Inc.

By:
Chris Peng Mao
Chief Executive Officer,
China Biopharmaceuticals Holdings, Inc.

NEOSTEM INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEETS
(in 000’s)

	Historical As of March 31, 2009		Sale of China Biopharmaceuticals Corp				Acquisition of China Biopharmaceuticals Holdings Inc. and Issuance of Common Stock
	NeoStem	China Biopharmaceuticals Holdings			Proforma Adjustments				Eliminations	Proforma
ASSETS
Current Assets
Cash	$392.8	$2,226.8	$(59.9	)(a)	$100.0	(g)	$—		$—	$2,659.7
Short term investments		42.4	—		—					42.4
Restricted cash		1,434.0	—		—					1,434.0
Accounts Receivable	12.1	2,916.4	—		—		—		—	2,928.5
Receivables – Related Parties	—	349.9	(28.4	)(a)	—		—		—	321.5
Other Receivables	—	2,055.8	—		—					2,055.8
Amounts due from Affiliated Companies		—	—		700.0	(h)	—		—	700.0
Inventories	—	12,614.7	—		—		—		—	12,614.7
Prepaids and Other Current Assets	136.3	290.6	—		—		—		—	426.9
Total Current Assets	541.2	21,930.6	(88.3)		800.0		—		—	23,183.5
Plant, Property & Equipment – Net	84.4	12,616.5	(35.9	)(a)	(1,067.5	)(h)	—		—	11,597.5
Goodwill	558.2	—	—		—		52,419.2	(c)	—	52,977.4
Investment in Subsidiaries	—	—	—		—		(3,982.9	)(c)	3,982.9	—
Intangible Asset	625.0	7,539.5	—		(5,614.2	)(h)	—		—	2,550.3
Other Assets	2.1	1,484.6	—		—		—		—	1,486.7
TOTAL ASSETS	$1,810.9	$43,571.2	$(124.2)		$(5,881.7)		$48,436.3		$3,982.9	$91,795.4
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$742.6	$7,924.6	$(84.4	)(a)	$—		$—		$—	$8,582.8
Accrued Liabilities	612.8	1,823.9	(42.1	)(a)	1,600.0	(g)	(1,600.0	)(e)	—	2,394.6
					34.3	(i)	(34.3	)(c)
Unearned revenue	24.5	1,519.5	(289.8	)(a)	—		—		—	1,254.2
Notes payable	78.0	4,189.9	—		—		—		—	4,267.9
Dividend Payable		1,110.3	—		—		(1,110.3	)(b)	—	—
Other liabilities	—	2,291.1	—		—		—		—	2,291.1
Amounts due from Related Parties	1,150.0	716.9	(0.5	)(a)	—		—		—	1,866.4
Amounts due from Affiliated Companies		—	(149.9	)(a)	149.9	(a)	—		—	—
Current Portion of Capitalized Leases	7.5	—	—		—		—		—	7.5
Total Current Liabilities	2,615.4	19,576.2	(566.7)		1,784.2		(2,744.6)		—	20,664.5
Long Term Debt
Warrant related Obligation		1,171.8					(1,171.8	)(f)
Total Long Term Liabilities	—	1,171.8	—		—		(1,171.8)		—	—
Total Liabilities	2,615.4	20,748.0	(566.7)		1,784.2		(3,916.4)		—	20,664.5
Redeemable Preferred Stock	—	12,508.5	—		—		9,199.6	(c)	—	9,199.6
							(12,508.5	)(b)
	—	—	—		—		(3,308.9)		—	9,199.6
Shareholders and Non-Controlling Equity
Series A Preferred	—	0.5	—		—		—		(0.5)	—
Series B Preferred	0.1	—	—		—		—		—	0.1
Common Stock	7.9	365.9	—		—		14.0	(c)	(365.9)	21.9
Additional Paid in Capital	41,049.1	3,741.9	—		—		40,856.9	(c)	(3,741.9)	95,524.9
							13,618.9	(b)
Capital Receivable	—	(252.5)	252.5	(a)	—		—		—	—
Statutory Reserves	—	1,508.8	(110.1	)(a)	—		—		(1,398.7)	—
Retained Earnings	(41,861.6)	(7,396.8)	372.7	(a)	(1,500.0	)(g)	1,171.8(f)		10,305.3	(43,395.9)
					(4,303.1	)(h)
					(34.3	)(i)
					(149.9	)(a)
Comprehensive Income	—	889.8	(74.4	)(a)	—		—		(815.4)	—
Total Shareholders' Equity	(804.5)	(1,142.4)	440.7		(5,987.3)		55,661.6		3,982.9	52,151.0
Noncontrolling Equity	—	11,457.1	1.8		(1,678.6	)(h)	—		—	9,780.3
Total Equity	(804.5)	10,314.7	442.5		(7,665.9)		55,661.6		3,982.9	61,931.3
TOTAL LIABILITIES & EQUITY	$1,810.9	$43,571.2	$(124.2)		$(5,881.7)		48,436.3		$3,982.9	$91,795.4

NEOSTEM INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in 000’s)

	Historical Three Months Ended March 31, 2009
	NeoStem, Inc.	China Biopharmaceuticals Holdings Inc.	Sale of China Biopharmaceuticals Corp		Proforma Adjustments		Proforma
Revenues	$45.1	$12,648.0	$(7.3	)(a)	$—		$12,685.8
Cost of Sales	23.6	8,601.2	—		(284.0	)(i)	8,392.8
					52.0	(j)
Gross Profit	21.5	4,046.8	(7.3)		232.0		4,293.0

Research and development	—	13.9	(3.5	)(a)	—		10.4
Selling, general and administrative	1,878.5	1,413.5	(22.2	)(a)	1,500.0	(g)	4,776.8
					7.0(j)
Operating Income/(Loss)	(1,857.0)	2,619.4	18.4		(1,275.0)		(494.2)
Other Income(expense)
Interest income	0.3	2.3	(0.1	)(a)	—		2.5
Interest expense	(10.6)	—	—		—		(10.6)
Gain on trading securities		10.6	—		—		10.6
Changes in fair market value of warrants		(116.3)	—		116.3	(f)	—
Other expenses net		(64.8)	—		—		(64.8)
	(10.3)	(168.2)	(0.1)		116.3		(62.3)
Net Income/(Loss) before taxes	(1,867.3)	2,451.2	18.3		(1,158.7)		(556.5)
Provision for taxes	—	349.1	—		—		349.1
Net Income/(Loss)	(1,867.3)	2,102.1	18.3		(1,158.7)		(905.6)
Less: Net Income/(Loss) Attributable to the Non-Controlling Interests	—	1,126.6	1.8	(a)	139.2	(i)	(1,238.7)
					(28.9	)(j)
Net Income/(Loss)	(1,867.3)	975.5	16.5		(1,269.0)		(2,144.3)
Dividends and Accretion of Redeemable Preferred Stock		—			(102.2	)(d)	(102.2)
Other Comprehensive Income/(Loss)
Foreign currency translation adjustment	—	(15.1)			—		(15.1)
		(14.3)	(0.4)				(14.7)
Comprehensive (Loss)/Income	$(1,867.3)	$946.1	$16.1		$(1,371.2)		$(2,276.3)
(Loss)/Earnings per share of Common Stock
Basic	$(0.24)	$0.03					$(0.10)
Fully Diluted	$(0.24)	$0.02					$(0.10)
Weighted average number of shares outstanding
Basic	7,802,894	36,590,312					21,756,399 (e)
Fully Diluted	7,802,894	49,011,526					21,756,399

NEOSTEM INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in 000’s)

	Historical Twelve Months Ended December 31, 2008
	NeoStem, Inc.	China Biopharmaceuticals Holdings Inc.	Sale of China Biopharmaceuticals Corp.		Other Proforma Adjustments		Proforma
Revenues	$83.5	$49,841.2	$(115.3	)(a)	$—		$49,809.4
Cost of Sales	32.0	34,461.3	(0.3	)(a)	(1,040.0	)(i)	33,662.0
					209.0	(j)
Gross Profit	51.5	15,379.9	(115.0)		831.0		16,147.4
Research and development	—	388.8	(28.8	)(a)	—		360.0
Selling, general and administrative	9,285.0	6,938.6	(743.8	)(a)	1,500.0	(g)	17,006.8
					27.0	(j)
Operating Income/(Loss)	(9,233.5)	8,052.5	657.6		(696.0)		(1,219.4)
Other Income(expense)
Interest income	3.0	—	(0.2	)(a)	—		2.8
Interest expense	(11.7)	(43.1)	—		—		(54.8)
Other income/(expense)	—	158.0	—		—		158.0
	(8.7)	114.9	(0.2)		(696.0)		(106.0)
Net Income/(Loss) before taxes	(9,242.2)	8,167.4	657.4		(696.0)		(1,113.4)
Provision for taxes	—	1,418.3	(9.8)		—		1,408.5
Net Income/(Loss)	(9,242.2)	6,749.1	667.2		(696.0)		(2,521.9)
Less: Net Income/(Loss) Attributable to the Non-Controlling Interests	—	3,922.0	66.7		509.6	(i)	4,382.7
					(115.6	)(j)
Net Income/(Loss)	(9,242.2)	2,827.0	600.5		(1,090.0)		(6,904.6)
Dividends and Accretion of Redeemable Preferred Stock		(1,033.2)			1,033.2	(b)	(408.9)
					(408.9	)(d)
Other Comprehensive Income/(Loss)
Foreign currency translation adjustment	—	996.5	8.4		—		1,004.9
Comprehensive (Loss)/Income	$(9,242.2)	$2,790.4	$608.9		$(465.7)		$(6,308.6)
(Loss)/Earnings per share of Common Stock	$(1.53)	$0.05					$(0.37)
Weighted average number of shares outstanding	6,056,886	36,348,531					20,010,391 (e)

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

Basis of Presentation

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect, “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither NeoStem, Inc. nor China Biopharmaceuticals Holdings, Inc. undertakes any obligation to update publicly or revise any forward-looking statements.

The unaudited condensed combined proforma results of operations for the three months ended March 31, 2009 and the year ended December 31, 2008 are presented to give effect to the acquisition of China Biopharmaceuticals Holdings, Inc. as if it had occurred on January 1, 2009 and January 1, 2008 respectively. The unaudited condensed combined proforma balance sheet is presented to give effect to the acquisition of China Biopharmaceuticals Holdings, Inc. as if it had occurred on March 31, 2009. This proforma information is based on, and should be read in conjunction with, the historical financial statements of NeoStem, Inc. for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed on March 31, 2009 and for the three months ended March 31, 2009 included in our Quarterly Report on Form 10-Q filed on May 15, 2009, and the historical financial statements of China Biopharmaceuticals Holdings, Inc. for the year ended December 31, 2008 included in their Annual Report on Form 10-K filed on March 31, 2009 and the three months ended March 31, 2009 included in their Quarterly Report on Form 10-Q filed on May 15, 2009, which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs recognized during the year that may be considered to be nonrecurring.

All unaudited interim financial statements furnished herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal and recurring nature.

The unaudited condensed combined proforma financial statements were prepared using the assumptions described below and in the related notes.

The unaudited condensed combined proforma financial statements are provided for illustrative purposes only. They do not purport to represent what NeoStem, Inc.’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project NeoStem Inc.’s future consolidated results of operations or financial position.

Unaudited Proforma Condensed Combined Balance Sheets and Results of Operations notes referenced to the Proforma Financial Statements

(a)	In general terms, pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of November 2, 2008, by and among NeoStem, Inc. (“NeoStem”), China Biopharmaceuticals Holdings, Inc. (“CBH”), CBH Acquisition LLC (“Subco”) and China Biopharmaceuticals Corp. (“CBC”), as amended on July 1, 2009 CBH will merge (the “Merger”) with and into Subco, a wholly-owned subsidiary of NeoStem, with Subco as the surviving corporation; provided, that prior to the consummation of the Merger and as a condition of to the consummation of the Merger, CBH will sell all of its shares of capital stock of CBC to a new entity (“Newco”) or otherwise transfer such shares so that the only material assets of CBH following the sale will be CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (the “PRC”). Historically the results of operations of CBC have not been significant and the management of CBH believes that CBC has an insignificant value and, accordingly, the amount of consideration for this sale will be nominal. CBH does not expect any

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

gain to be realized from this transaction. At the present time CBC owes CBH and Erye approximately $149,000 and the Board of Directors has decided to cancel this debt in connection with this sale. This adjustment accounts for the sale or transfer of CBC to other investors and the cancellation of intercompany debt.
(b)	Pursuant to the terms of the Merger, RimAsia Capital Partners, L.P. (“RimAsia”), a principal stockholder of NeoStem, Inc. and the sole holder of 6,185,607 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”), will exchange its CBH Series B Preferred Stock for (i) 6,458,009 shares of NeoStem Common Stock, (ii) 8,177,512 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of NeoStem (the “NeoStem Series C Preferred Stock”), each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at an initial conversion price of $0.90 per share. This adjustment eliminates the CBH Series B Preferred Stock and the related accrued dividends.
(c)	Pursuant to the terms of the Merger, all of the shares of common stock, par value $0.01 per share, of CBH (“CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,150,000 shares of common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”). RimAsia Capital Partners, L.P. (“RimAsia”), a current holder of approximately 11.7% of the outstanding shares of NeoStem Common Stock and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”), of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into (i) 6,458,009 shares of NeoStem Common Stock, (ii) 8,177,512 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at an initial conversion price of $0.90 per share and an annual dividend rate of 5%. NeoStem will issue 203,338 shares of NeoStem Common Stock to Madame Zhang Jian, Chairwoman of the Board and CFO of CBH and Mr. Shi Mingsheng a member of the Board of Directors of CBH, the Chief Operating Officer and Chairman of the Board of Erye, as consideration for their securing all PRC approvals required in connection with the Merger. NeoStem will issue 125,000 shares of NeoStem Common Stock, to Erye Economy and Trading Co. Ltd, (EET), or its designee, the 49% owner of Erye and beneficially owned by Madame Zhang and Mr. Shi, as additional consideration in connection with the Merger. NeoStem will issue 9,532 shares of NeoStem Common Stock to Mr. Steven Globus, a member of the Board of Directors of the CBH in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $50,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH. In addition, NeoStem will issue 7,626 shares of NeoStem Common Stock to Mr. Chris Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $40,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH. The obligations due Messrs. Globus and Mao are not currently reflected on the books and records of CBH. Also at the Effective Time, subject to acceptance by the holders of all of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia), such warrants shall be canceled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem Common Stock at an exercise price of $2.50 per share.

When these transactions are completed the Company will account for these transactions in accordance with SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. At the present time we are not in possession of all of the information to apply SFAS No. 141R to these Proforma financial statements

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

and will not be in possession of such information until the Effective Date. Therefore, for the purposes of preparing these Proforma financial statements we have established an estimated fair value of the equities being offered in this transaction as of June 25, 2009 and have assigned values in excess of the net assets being acquired, as of the respective date of each Proforma period, to goodwill. We have engaged financial consultants to provide the Company with fair values of all assets being acquired and on the Effective date we will assign fair values to all assets acquired and determine any goodwill that has been acquired as a result of these transactions. We expect that the fair value of current assets and remaining machinery and equipment will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned to goodwill, land rights and intangible assets including patents and trademarks, customer lists, in process research and development and any non-compete clauses. The useful lives of these intangible assets are expected to range between 5 years and 40 years based on the useful lives of the various assets.

As of June 25, 2009 the estimated fair value of the various equities being issued is as follows:

	Number of Shares	Fair Value Per Share @ 6/25/2009	Fair Value at 6/25/2009	Common Stock at Par Value	Additional Paid In Capital	Convertible Preferred Stock
Common Shares issued to CBH Shareholders	7,150,000	$2.00	$14,300,000	$7,150	$14,292,850	$—
Common Shares issued to Rim Asia	6,458,009	2.00	12,916,018	6,458	12,909,560	—
Common Shares issued to Messrs. Globus and Mao.	17,158	2.00	34,316	17	34,299	—
Common Shares issued to Madame Zhang and Mr. Shi	203,338	2.00	406,676	203	406,473
Common Shares issued to EET	125,000	2.00	250,000	125	249,875
Series C Convertible Preferred Shares issued to Rim Asia	8,177,512	2.22	18,172,249	—	8,972,548	9,199,701
Warrants to be Issued to CBH Shareholders	2,012,097	1.98	3,991,316	—	3,991,316	—
Total value of equities issued in transaction			$50,070,575	$13,953	$40,856,921	$9,199,701
less: Proceeds to pay off advances of Rim Asia			(1,600,000)
Proceeds to pay off obligations to Messrs. Globus and Mao			(34,316)
Value of equities issued for acquisition of CBH			$48,436,259
Adjusted Net Deficit of CBH at March 31, 2009
CBH Consolidated Net Deficit March 31,2009			(1,142,333)
Spin off of CBC Net Deficit March 31,2009			440,684
Reversal of Derivative Liability of CBH Warrants			1,171,769
Cancellation of intercompany debt due from CBC			(149,887)
Loss on sale of building and land rights to EET			(4,303,138)
Adjusted Net Deficit of CBH at March 31, 2009			(3,982,905)
Excess of purchase price over net deficit			$52,419,164

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

Since the consideration for the Merger is stated in a fixed number of shares of NBS Common and Preferred Stock and warrants to purchase shares of Common Stock the value of the Merger may fluctuate considerably based on the fluctuations of the price of NeoStem’s Common Stock. The closing prices of NeoStem’s Common Stock since November 3, 2008, the date this proposed Merger was announced, and June 25, 2009 has ranged between $.42 and $2.53 and the value of this transaction has ranged from $10,503,000 to $63,317,000.

This entry records the purchase of CBH and the issuance of NeoStem Common Stock, Series C Convertible Preferred Stock and the related Common Stock purchase warrants, repayment of obligations due Messrs. Globus and Mao and RimAsia and also records the Excess of Purchase Price over Net Deficit as goodwill.

(d)	The impact of the dividend associated with the 8,177,512 shares of Series C Convertible Preferred Stock issued to RimAsia will be offset by the reversal of the dividend recorded by CBH for the Redeemable Series B Preferred Stock issued to RimAsia that will be redeemed in this transaction. For the purposes of calculating Proforma dividends it has been assumed that these preferred shares were outstanding as of the beginning of each Proforma reporting period.
(e)	At the conclusion of these transactions an additional 13,953,505 common shares will have been issued and for the purposes of calculating Proforma earnings/(loss) per share it has been assumed that these shares were outstanding as of the beginning of each Proforma reporting period.
(f)	Effective January 1, 2009, the CBH adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF 01-6. Paragraph 11(a) of FAS 133 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the FAS 133 paragraph 11(a) scope exception.

As a result of adopting EITF 07-5, all 19,831,684 of the issued and outstanding warrants of CBH, previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollars, a currency other than the CBH’s functional currency, the Chinese Renminbi. As a result, the warrants are not considered indexed to CBH’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired.

As such, effective January 1, 2009, CBH reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability since their corresponding issuance dates. On January 1, 2009, CBH reclassified from additional paid-in capital, as a gain of a cumulative effect adjustment of $8,425,482 to beginning retained earnings and $1,055,453 to long-term derivative instruments to recognize the fair value of such warrants on such date. The fair value of these warrants increased to $1,171,769 as of March 31, 2009. As such, CBH recognized a $116,316 loss from the change in fair value of these warrants for the three months ended March 31, 2009.

The outstanding warrants of CBH will canceled at the time of the Merger and it is expected and assumed they will be replaced by a new warrant issued by NeoStem with terms equal to or better than the outstanding warrants of CBH. However, the terms and conditions of these warrants also allow warrant holders to request a cash payment based on the Black-Scholes value of the warrant on the Effective Date of the Merger. If all warrant holders requested a cash payment the total cash

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

required to fund this obligation could range between $280,000 and $1,300,000 depending on the closing price of CBH common stock on the Effective Date and the various variables of the Black-Scholes model. For the purposes of the proforma financial statements we have assumed that all warrant holders will elect to exchange their warrants for a warrant from NBS. Based on management’s analyses and judgment, the reporting functional currency of NeoStem will remain US dollars. This entry reverses the impact of this change in classification and the warrant value increase recorded for the three months ended March 31, 2009.

(g)	Since November 2008, RimAsia has provided advances in connection with the parties’ business initiatives and incurred certain costs on its behalf to facilitate the merger, and will continue to incur costs relating to the transaction, including costs for legal and accounting services until the merger closes. In exchange for increased stock consideration, RimAsia agrees to release NeoStem and CBH from any obligation to repay any such advances and for certain other obligations relating to the Merger. In addition, if such expenses do no aggregate at least $1,600,000 by the Closing, the shortfall will be contributed by RimAsia to NeoStem. As of June 15, 2009 these advances total approximately $940,000 and it is anticipated these advances will grow to approximately $1,500,000 by the date of Closing. This entry reflects the estimated expenses of $1,500,000 as an operating expense, a cash contribution of $100,000 and allocating $1,600,000 of the equities issued to RimAsia as consideration for funding these advances.
(h)	In September 2008, CBH, the 51% owner of Suzhou Erye Pharmaceutical Ltd. (”Erye”), and Erye Economy & Trade Ltd. (”EET”), the owner of the remaining 49% of Erye, entered into a Memorandum of Understanding (MOU) in which the parties established certain terms and conditions concerning the operation of Erye and the reorganization of CBH which among other things that may result from the acquisition of CBH by NeoStem. One of the terms of the MOU calls for all proceeds associated with sale and incentives associated with the relocation of the current facility in which Erye manufactures product to be sold, to the new facilities currently under construction, to be paid to EET. The parties now agree that this provision of the MOU should be satisfied prior to the Closing of the Merger. Therefore CBH and EET will enter into binding agreements whereby (a) Erye transfers the land and building for its principal manufacturing facility to EET or its affiliate for a certain sum with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate will lease such principal manufacturing facility back to Erye for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational. For the purpose of these proforma financial statements it is assumed the sale price of the plant will be $700,000. This entry records the sale and resulting loss as a result of the transfer of land and building to EET and assigns the loss proportionately to CBH and the non-controlling interest of Erye.
(i)	This entry reverses the depreciation and amortization associated with building and land sold to EET and increases in net income attributable to EET the non-controlling interest of Erye.
(j)	EET or its affiliate will lease its current principal manufacturing facility from EET for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational. It is anticipated that lease payments will be approximately $236,000 per year. This entry records the anticipated lease payments due EET of building and land rights leased from EET and decreases in net income attributable to EET the non-controlling interest of Erye.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NeoStem, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of NeoStem, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders' equity/ (deficit) and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Holtz Rubenstein Reminick LLP
Melville, New York
March 31, 2009

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$430,786	$2,304,227
Accounts receivable, net of allowance for doubtful accounts of $0 and $19,500, respectively	7,193	24,605
Prepaid expenses and other current assets	92,444	46,248
Total current assets	530,423	2,375,080
Property and equipment, net	99,490	164,122
Intangible asset	633,789	669,000
Goodwill	558,169	558,169
Other assets	2,445	8,778
	$1,824,316	$3,775,149
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$508,798	$158,453
Accrued liabilities	427,767	228,726
Unearned revenues	9,849	2,902
Notes payable – related party, current	—	24,022
Note payable – current	—	4,720
Current portion of capitalized lease obligation	14,726	25,406
Total current liabilities	961,140	444,229
Capitalized lease obligation, net of current portion	—	14,726
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value, 1 share of common stock per share, $.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares at December 31, 2008 and December 31, 2007	100	100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 7,715,006 December 31, 2008 and 4,826,055 shares at December 31, 2007	7,715	4,826
Additional paid-in capital	40,871,570	34,802,309
Unearned compensation	(21,900)	(738,803)
Accumulated deficit	(39,994,309)	(30,752,238)
Total stockholders’ equity	863,176	3,316,194
	$1,824,316	$3,775,149

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
Revenues	$83,541	$231,664	$45,724
Direct Costs	31,979	24,847	22,398
Gross Profit	51,562	206,817	23,326
Selling, General and Administrative	9,285,015	10,645,653	4,714,568
Operating Loss	(9,233,453)	(10,438,836)	(4,691,242)
Other Income (Expense):
Interest Income	3,044	15,331	20,432
Interest Expense – Series A mandatorily
Redeemable convertible Preferred Stock	—	—	(9,934)
Interest Expense	(11,662)	(21,968)	(1,370,656)
Net Loss	$(9,242,071)	$(10,445,473)	$(6,051,400)
Basic loss per share	$(1.53)	$(3.18)	$(4.43)
Weighted average common shares outstanding	6,056,886	3,284,116	1,365,027

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT)

	Series B Convertible Preferred Stock		Common Stock		Unearned Compensation	Additional Paid in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
Balance at December 31, 2005	10,000	$100	7,054,400	$7,050		$12,430,577	$(14,255,365)	$(1,817,638)
Adjustment for reverse Common Stock split			(6,348,960)	(6,345)		6,345		—
Issuance of Common Stock for cash, net of offering costs			945,382	945		3,572,123		3,573,068
Issuance of Common Stock for conversion of Preferred Stock			54,494	55		1,219,614		1,219,669
Issuance of Common Stock to officers and directors			40,000	40		207,960		208,000
Issuance of restricted Common Stock to officers and directors			90,000	90	(600,000)	599,910		—
Vesting of unearned compensation related to restricted Common Stock issued to officers and directors					228,334			228,334
Issuance of Common Stock for services			17,618	18		112,970		112,988
Equity component of issuance of convertible debt						263,612		263,612
Issuance of Common Stock purchase warrants for services						75,496		75,496
Issuance of Common Stock for purchase of assets of NS California			40,000	40		199,960		200,000
Issuance of Common Stock to pay off current liabilities			66,458	66		308,396		308,462
Issuance of Common Stock for conversion of convertible debt			107,386	107		692,789		692,896
Issuance of Common Stock for extension of due dates of convertible debt			3,693	4		21,019		21,023
Issuance of Common Stock purchase warrants for the early conversion of convertible debt						652,130		652,130
Issuance of Common Stock for conversion of debt			7,650	8		44,992		45,000
Compensatory element of stock options issued to staff						560,465		560,465
Net Loss							(6,051,400)	(6,051,400)
Balance at December 31, 2006	10,000	$100	2,078,121	$2,078	$(371,666)	$20,968,358	$(20,306,765)	$292,105
Issuance of Common Stock for cash, net of offering costs			1,770,000	1,770		7,937,536		7,939,306
Issuance of Common Stock to acquire Stem Cell Technologies, Inc.			400,000	400		939,600		940,000
Issuance of Common Stock for capital commitment			30,000	30		164,970		165,000
Issuance of Common Stock to officers and directors			12,000	12		55,398		55,410
Issuance of restricted Common Stock for services			95,542	95	(481,910)	481,815
Vesting of unearned compensation related to restricted Common Stock issued for services					392,135			392,135
Issuance of restricted Common Stock to officers and directors			289,500	290	(1,446,957)	1,446,667

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT) – (continued)

	Series B Convertible Preferred Stock		Common Stock		Unearned Compensation	Additional Paid In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
Vesting of unearned compensation related to restricted Common Stock issued to officers and directors					1,169,595			1,169,595
Issuance of Common Stock for services			150,892	151		386,363		386,514
Issuance of Common Stock purchase warrants for services						213,786		213,786
Compensatory element of stock options issued to staff						2,207,816		2,207,816
Net Loss							(10,445,473)	(10,445,473)
Balance at December 31, 2007	10,000	$100	4,826,055	$4,826	$(738,803)	$34,802,309	$(30,752,238)	$3,316,194
Issuance of Common Stock for cash, net of offering costs			2,359,152	2,359		2,894,401		2,896,760
Issuance of Common Stock to officers and directors			83,780	84		86,499		86,583
Issuance of restricted Common Stock for services			40,000	40	(72,800)	72,760		—
Vesting of unearned compensation related to restricted Common Stock issued for services					173,331			173,331
Issuance of Common Stock to staff for compensation			42,014	42		52,909		52,951
Vesting of unearned compensation related to restricted Common Stock issued to officers and directors					573,146			573,146
Issuance of Common Stock for services			384,157	384		499,900		500,284
Issuance of Common Stock purchase warrants for services						613,766		613,766
Compensatory element of stock options issued to staff						1,986,103		1,986,103
Exercise of Common Stock options			2,500	2		1,873		1,875
Issuance of Common Stock to pay debt			3,529	4		5,643		5,647
Forfeiture of restricted Common Stock			(26,250)	(26)	19,257	(144,593)		(125,362)
Vesting of unearned compensation related to restricted Common Stock issued to employees					23,969			23,969
Other adjustments			69
Net Loss							(9,242,071)	(9,242,071)
Balance at December 31, 2008	10,000	$100	7,715,006	$7,715	$(21,900)	$40,871,570	$(39,994,309)	$863,176

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(9,242,071)	$(10,445,473)	$(6,051,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Common Stock, stock options and warrants issued as payment for compensation, services rendered and interest expense	3,890,419	4,590,256	2,280,779
Depreciation and amortization	115,961	53,778	27,623
Bad debt expense	21,500	19,500	—
Amortization of debt discount	—	—	212,500
Series A mandatorily redeemable convertible preferred stock dividends	—	—	9,935
Unearned revenues	6,947	482	(24,325)
Deferred acquisition costs	—	1,254	17,868
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(46,197)	34,810	(72,251)
Accounts receivable	(4,088)	(35,055)	(9,050)
Accounts payable, accrued expenses and other current liabilities	525,364	(351,976)	(30,510)
Net cash used in operating activities	(4,732,165)	(6,132,424)	(3,638,831)
Cash flows from investing activities:
Cash received in connection with acquisition of technology	—	271,000	—
Acquisition of property and equipment	(9,785)	(117,893)	(43,135)
Net cash provided by/(used) in investing activities	(9,785)	153,107	(43,135)
Cash flows from financing activities:
Net proceeds from issuance of capital stock	2,898,635	7,939,306	3,573,068
Proceeds from notes payable	131,617	337,120	180,396
Repayment of notes payable	(136,337)	(408,712)	(352,898)
Repayment of capitalized lease obligations	(25,406)	(20,829)	(20,813)
Proceeds from sale of convertible debentures	—	—	250,000
Net cash provided by financing activities	2,868,509	7,846,885	3,629,753
Net increase/ (decrease) in cash and cash equivalents	(1,873,441)	1,867,568	(52,213)
Cash and cash equivalents at beginning of year	2,304,227	436,659	488,872
Cash and cash equivalents at end of year	$430,786	$2,304,227	$436,659

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)

	Years Ended December 31,
	2008	2007	2006
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,662	$21,968	$285,096
Supplemental schedule of non-cash investing and financing activities:
Issuance of Common Stock for services rendered	$500,284	$386,514	$208,000
Compensatory element of stock options	$1,986,103	$2,207,816	$560,466
Issuance of non-vested restricted Common Stock for compensation	$—	$1,446,957	$—
Issuance of Common Stock for compensation	$139,534	$55,410	$112,988
Expense related to restricted shares vesting	$770,447	$1,561,730	$228,334
Forfeiture of restricted stock grant	$(125,362)	—	—
Issuance of Common Stock purchase warrants for services	$613,767	$213,786	$75,496
Issuance of non-vested restricted Common Stock for services	$72,800	$481,910	$600,000
Issuance of Common Stock for purchase of Stem Cell Technologies, Inc.	$—	$940,000	$—
Issuance of Common Stock for capital commitment	$—	$165,000	$—
Net accrual of dividends on Series A preferred stock	$—	$—	$9,935
Issuance of Common Stock for assets of NS California	$—	$—	$200,000
Issuance of Common Stock and Common Stock purchase warrants for conversion of convertible debt	$—	$—	$1,050,495
Issuance of Common Stock for debt	$5,646	$—	$45,000

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

NeoStem, Inc. (“NeoStem”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com.

NeoStem is engaged in a platform business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors that they can access for their own future medical treatment. We are managing a network of adult stem cell collection centers in major metropolitan areas of the United States. We have also entered the research and development arenas, through the acquisition of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body. On January 19, 2006, we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs.

Prior to the NS California acquisition, the business of the Company was to provide capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. From June 2002 to March 2007 the Company was engaged in the “run off” of such extended warranties and service contracts. As of March 31, 2007 the recognition of revenue from the sale of extended warranties and service contracts was completed.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. This reverse stock split was effective as of August 31, 2006. On June 14, 2007, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio between one-for-three and one-for-ten shares in the event it was deemed necessary by the Company’s Board of Directors to be accepted onto a securities exchange. On July 9, 2007, the Board authorized the reverse stock split at a ratio of one-for-ten shares to be effective upon the initial closing of the Company’s public offering in order to satisfy the listing requirements of The American Stock Exchange. On August 9, 2007 the reverse stock split was effective and the Company's Common Stock commenced trading on The American Stock Exchange under the symbol “NBS.” All shares and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock splits effective as of August 31, 2006 and August 9, 2007.

Recent Developments

The Company currently intends to meet its cash requirements in the near term through financing activities including an equity offering in the second quarter of 2009 in an amount anticipated to be no less than $10 million. During the first quarter 2009, the Company issued promissory notes to a principal stockholder of the Company which aggregated $1,150,000 (See Note 14). In the event that this equity offering is not successful, the Company would need to substantially reduce its operating costs and would seek additional bridge financing until a future equity offering could be accomplished.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned subsidiaries, NeoStem Therapies, Inc. and Stem Cell Technologies, Inc. All intercompany transactions and balances have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents: Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents in the consolidated statement of cash flows.

Concentrations of Credit-Risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

Allowance for Doubtful Accounts: The Company establishes an allowance for doubtful accounts to provide for accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, the Company analyzes the collectability of individual large or past due accounts customer-by-customer and establishes reserves for accounts that it determines to be doubtful of collection.

Property and Equipment: The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 5 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes: The Company, in accordance with SFAS 109, “Accounting for Income Taxes,” recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns.

Comprehensive Income (Loss): Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At December 31, 2008, 2007 and 2006 there were no such adjustments required.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2008 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year.

Intangible Asset: SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which consists of patents and rights associated with the Very Small Embryonic Like (“VSEL”) Stem Cells which constitutes the principal assets acquired in the acquisition of Stem Cells Technologies, Inc., have been assigned a useful life and are amortized on a straight-line basis over a period of twenty years.

Impairment of Long-lived Assets: We review long-lived assets and certain identifiable intangibles to be held and used for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that we expect to hold and use may not be recoverable, we will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Accounting for Stock Based Compensation: In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The Company has adopted SFAS No. l23(R) effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued during 2008, 2007 and 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option. With regard to stock options and warrants issued to non-employees the Company has adopted EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services.”

Earnings Per Share: Basic (loss)/earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net (loss)/income available to common stockholders by the weighted average shares outstanding during the period. Diluted (loss)/earnings per share, which is calculated by dividing net (loss)/income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented.

Advertising Policy: All expenditures for advertising are charged against operations as incurred.

Revenue Recognition: The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company also earns revenue, in the form of start up fees, from physicians seeking to establish autologous adult stem cell collection centers. These fees are in consideration of the Company establishing a service territory for the physician. Start up fees are recognized once the agreement has been signed and the physician has been qualified by the Company’s credentialing committee.

Warranty and service contract reinsurance premiums are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized. The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

The Company had sold, via the Internet, through partnerships and directly to consumers, extended warranty service contracts for seven major consumer products. The Company recognized revenue ratably over the length of the contract. The Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier. The insurance premium and other costs related to the sale are amortized over the life of the contract.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We were required to apply the provisions of SFAS No. 157 to financial assets and liabilities prospectively as of January 1, 2008. Its adoption did not materially impact our results of operations or financial position. We will be required to apply the provisions of SFAS No. 157 to nonfinancial assets and nonfinancial liabilities as of January 1, 2009 and are currently evaluating the impact of the application of SFAS No. 157 as it pertains to these items.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115” (“SFAS No. 159”). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 was effective for fiscal years beginning after January 1, 2008 and will be applied prospectively. At the present time SFAS No. 159 has no impact on our operations.

In June 2007, the FASB ratified EITF No. 07-03, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Future Research and Development Activities” (“EITF 07-03”). EITF 07-03 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-03 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. At the present time the adoption of EITF 07-03 does not have a material effect on the Company’s operations or financial position.

In October 2007, the Company adopted the provisions of SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (“SFAS No. 158”). This standard requires recognition of the overfunded or underfunded status of each plan as an asset or liability in the consolidated balance sheet with the offsetting change in that funded status to accumulated other comprehensive income. Upon adoption, this standard requires immediate recognition in accumulated other comprehensive income of actuarial gains/losses and prior service costs/benefits — both of which were previously unrecognized. Additional minimum pension liabilities and related intangible assets are eliminated upon adoption of the new standard. At the present time we do not have any defined benefit pension plans and therefore the measurement date provisions of SFAS 158 will not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our current consolidated financial statements and how this may affect our proposed Merger and Share Exchange transactions discussed in Note 13, Commitments and Contingencies.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. At the present time SFAS No. 160 has no impact on our operations. We are currently evaluating the impact of adopting SFAS No. 160 and how this may affect our proposed Merger and Share Exchange transactions discussed in Note 13, Commitments and Contingencies.

In December 2007, the EITF reached a consensus on EITF No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-01”). EITF 07-01 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-01 is effective for fiscal years beginning after December 15, 2008. At the present time EITF No. 07-01 has no impact on our operations. However, based upon the nature of the Company’s business, EITF 07-01 could have an impact on its financial position and results of operations in future years.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”), which requires additional disclosures about objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and related interpretations, and how the derivative instruments and related hedged items affect our financial statements. SFAS No. 161 also requires disclosures about credit risk-related contingent features in derivative agreements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 161 on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions that are used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. At the present time FSP 142-3 has no impact on our operations.

In May 2008, the FASB issued Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”) to clarify that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 is effective for the Company as of January 1, 2009. At the present time APB 14-1 has no impact on our operations. The Company is evaluating the impact of adopting APB 14-1 on our proposed Merger and Share Exchange Transactions discussed in Note 13, Commitments and Contingencies.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5 ). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, the new pronouncement will have on its consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP clarifies that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any; the new pronouncement will have on its consolidated financial statements.

Note 4 — Acquisitions

On January 19, 2006, the Company consummated the acquisition of the assets of NS California, Inc. (“NS California”) relating to NS California's business of collecting and storing adult stem cells, issuing 40,000 shares of the Company's Common Stock with a value of $200,000. In addition, the Company assumed certain liabilities of NS California’s which totaled $476,972. The underlying physical assets acquired from NS California were valued at $109,123 resulting in the recognition of goodwill in the amount of $558,169. Upon completion of the acquisition the operations of NS California were assumed by the Company and have been reflected in the Statement of Operations since January 19, 2006. Effective with the acquisition, the business of NS California became the principal business of the Company. The Company now is providing adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. The Company also had issued 10,000 additional shares of its Common Stock to NS California to be held in escrow pending the approval of the license for the laboratory used for the collection of stem cells. The agreement called for 167 shares to be forfeited each day the license was not obtained past February 15, 2006, with a maximum of 10,000 shares of Common Stock subject to forfeiture. The license was obtained in May 2006 and therefore the Company notified NS California of the requirement that the 10,000 shares be forfeited to the Company. In January 2007, the escrow period for the 20,000 shares was completed and the remaining shares were released to NS California. During the period from January 1, 2006 to January 19, 2006 there were no significant operations realized by NS California; however in connection with and subsequent to the closing of the NS California transaction, the Company paid $212,791 to pay off certain liabilities incurred by NS California before the acquisition occurred and issued 20,122 shares of its Common Stock, with a value of $100,612 in partial or full payment of certain of these obligations assumed by the Company.

In November 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly-owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. Pursuant to a license agreement (the “License Agreement”) between SCTI and the University of Louisville Research Foundation (“ULRF”), SCTI owns an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called VSELs (very small embryonic like) stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (the “SRA”) with ULRF under which NeoStem will support further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D., a co-inventor of the VSEL

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

technology and head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville. SCTI was funded with $271,000, in cash, by UTEK. In consideration for the acquisition, the Company issued to UTEK 400,000 unregistered shares of its Common Stock, par value $0.001 per share for all the issued and outstanding common stock of SCTI. The total value of the transaction is $940,000 and $669,000 has been capitalized as an intangible asset. SCTI was founded in November 2007 for the express purpose of acquiring this technology and there were no other significant operations conducted by SCTI before NeoStem acquired the company from its shareholder.

Note 5 — Intangible Asset

At December 31, 2008 our intangible asset consisted of patent applications and rights associated with the VSEL Technology which constitutes the principal assets acquired in the acquisition of Stem Cells Technologies, Inc. At December 31, 2008 the original cost of these assets was $669,000 and the accumulated amortization was $35,211 and the net book value was $633,789.

Estimated amortization expense for the five years subsequent to December 31, 2008 is as follows:

Years Ending December 31,
2009	$35,211
2010	35,211
2011	35,211
2012	35,211
2013	35,211
Thereafter	$457,734

The remaining weighted-average amortization period as of December 31, 2008 is 18 years.

Note 6 — Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2008	2007
Professional fees	$136,843	$66,000
Interest on notes payable	—	218
Salaries and related taxes	250,000	132,804
Other	40,923	29,704
	$427,766	$228,726

Note 7 — Notes Payable

On March 17, 2003, the Company commenced a private placement offering to raise up to $250,000 in 6-month promissory notes in increments of $5,000 bearing interest at 15% per annum. Only selected investors which qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended, were eligible to purchase these promissory notes. The Company raised the full $250,000 through the sale of such promissory notes, resulting in net proceeds to the Company of $225,000, net of offering costs. The notes contain a default provision which raises the interest rate to 20% if the notes are not paid when due. The Company issued $250,000 of these notes. During 2006, $90,000 had been converted into 15,300 shares of the Company’s Common Stock and $160,000 was repaid.

In August 2004, the Company sold 30 day 20% notes in the amount of $55,000 to two accredited investors to fund current operations. As of December 31, 2006 $30,000 of these notes has been paid and $25,000 converted into 4,250 shares of the Company’s Common Stock.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Notes Payable  – (continued)

In December 2004, the Company sold four notes to four accredited investors totaling $100,000 with interest rates that range from 8% to 20%. As of December 31, 2006, $15,000 has been repaid and $85,000 converted into 14,450 shares of the Company’s Common Stock.

In March 2005, the Company sold a 30 day 8% note in the amount of $17,000, in August 2005, an 8% note in the amount of $10,000 and in September 2005, two 8% notes in the amounts of $6,000 and $15,000 to its President and then CEO, totaling $48,000 and were all due on demand. In January 2006, all notes were repaid.

On December 30, 2005, the Company sold $250,000 of convertible nine month Promissory Notes which bore 9% simple interest with net proceeds to the Company of $220,000. These convertible notes were sold in connection with a subscription agreement between the Company and Westpark Capital, Inc. (“Westpark”). (The convertible notes and warrants sold in December 2005 and January 2006 in the transaction in which Westpark Capital, Inc. acted as the placement agent is sometimes referred to herein as the “Westpark Private Placement”). The Company recorded a debt discount associated with the conversion feature in the amount of $83,333, which was charged to interest expense during the year ended December 31, 2006. The debt discount recorded of $83,333 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. As part of the Westpark Private Placement, these Promissory Notes have 4,167 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $12.00 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $6.00 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $18.00 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the Westpark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the Westpark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the Westpark Private Placement. This registration statement was not made effective by July 31, 2006 and certain additional rights accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights).

In January 2006, the Company sold an additional $250,000 of convertible nine month Promissory Notes which bore 9% simple interest with net proceeds to the Company of $223,880 as part of the Westpark Private Placement. The Company recorded a debt discount associated with the conversion feature in the amount of $129,167. For the year ended December 31, 2006, the Company charged $127,932 of the debt discount to interest expense. The debt discount recorded of $129,167 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. These Promissory Notes were sold on the same terms and conditions as those sold in December 2005 as part of the Westpark Private Placement. For the year ended December 31, 2006, the Company recorded as interest expense $263,612 associated with the warrants as their fair value using the Black-Scholes method.

In an effort to improve the financial position of the Company, in July 2006, noteholders were offered the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 568 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 1,136 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $12.00 to $8.00; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Notes Payable  – (continued)

shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. This offer was terminated on August 31, 2006. By August 31, 2006 investors owning $237,500 of the $500,000 of convertible promissory notes had agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above and investors holding $162,500 of the $500,000 of convertible promissory notes had agreed to extend the term of the convertible note for an additional four months from the maturity date for consideration described above.

In September 2006, a new offer was extended to the remaining noteholders to convert the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00 and (iii) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

By December 31, 2006, investors owning $425,000 convertible promissory notes agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above. The Company issued 107,386 shares of Common Stock with a fair value of $692,896. In addition, the Company issued 60,417 warrants with a fair value of $472,741 for Security holders that agreed to an early conversion of their convertible promissory notes. The Company also issued 3,693 shares of Common Stock as consideration for extending the term of the convertible notes, totaling $162,500, for an additional four months with a fair value of $21,023. The fair value of this Common Stock has been accounted for as interest expense. Amounts in excess of the face value of the convertible promissory notes and the fair value of the warrants issued as the result of early conversion have been accounted for as interest expense. The balance, $75,000, of convertible promissory notes was paid off in January 2007 .

In connection with the NS California acquisition, the Company assumed a 6% note due to Tom Hirose, a former officer of NS California in the amount of $15,812. Final payment was made in January 2008.

On May 17, 2006, the Company issued an 8% promissory note in the amount of $20,000 due on demand to Robin L. Smith, M.D., the Company’s then Chairman of the Advisory Board. This promissory note was paid off on June 2, 2006.

In July and August 2007, the Company borrowed an aggregate of $200,000 through the issuance of short term bridge notes to support operations pending the closing of the Company’s August 2007 public offering described in Note 9. These bridge notes provided that they matured in six months from the date of issuance, subject to the Company’s right to prepay, and bore interest at a rate of 15% per annum. Robin L. Smith M.D., Chief Executive Officer and Chairman of the Board of the Company was issued a bridge note for $125,000. Richard Berman, a member of the Board of Directors, was issued a bridge note for $50,000, and a bridge note for $25,000 was issued to another NeoStem shareholder. On August 10, 2007, the Board authorized the repayment in full of the bridge notes and all outstanding bridge notes were repaid in full plus accrued interest. For the year ended December 31, 2007 the Company paid interest of $976 on these notes.

Note 8 — Series A Mandatorily Redeemable Convertible Preferred Stock

The following summarizes the terms of Series A Preferred Stock as more fully set forth in the Certificate of Designation. The Series A Preferred Stock has a liquidation value of $1 per share, is non-voting and convertible into Common Stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. The Series A Preferred Stock is callable by the Company at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing price of the Company’s Common Stock exceeds $13.80 per share

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Series A Mandatorily Redeemable Convertible Preferred Stock  – (continued)

for a period of 20 consecutive trade days, the Series A Preferred Stock is callable by the Company at a price equal to $0.01 per share, plus accrued and unpaid dividends.

The Certificate of Designation for the Series A Preferred Stock also states that at any time after December 1, 1999 the holders of the Series A Preferred Stock may require the Company to redeem their shares of Series A Preferred Stock (if there are funds with which the Company may do so) at a price of $1.00 per share.

Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

The holders of Series A Preferred Stock could convert their Series A Preferred Stock into shares of Common Stock of the Company at a price of $5.20 per share.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permitted the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 54,494 shares of Common Stock (eight hundredths (.08) shares of Common Stock per share of Series A Preferred Stock). Pursuant thereto, as of December 31, 2006, all outstanding shares of Series A Preferred Stock had been cancelled and converted into Common Stock. Therefore at December 31, 2008 and 2007, there were 0 shares of Series A Preferred Stock outstanding.

Note 9 — Stockholders’ Equity

(a) Series B Convertible Redeemable Preferred Stock:

The total authorized shares of Series B Convertible Redeemable Preferred Stock is 825,000. The following summarizes the terms of the Series B Stock whose terms are more fully set forth in the Certificate of Designation. The Series B Stock carries a zero coupon and each share of the Series B Stock is convertible into one share of the Company’s Common Stock. The holder of a share of the Series B Stock is entitled to ten times any dividends paid on the Common Stock and such Stock has ten votes per share and votes as one class with the Common Stock.

The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder’s option (but not if such share is called for redemption), exercisable after December 31, 2000, to convert such share into one (1) fully paid and non-assessable share of Common Stock (the “Conversion Rate”). The Conversion Rate is subject to adjustment as stipulated in the Agreement. The Company’s right to redeem shares of Series B Convertible Redeemable Preferred Stock expired on June 30, 2000 pursuant to the terms of the Certificate of Designation.

During the year ended December 31, 2000, holders of 805,000 shares of the Series B Preferred Stock converted their shares into 805,000 shares of the Company’s Common Stock.

At December 31, 2008 and 2007, 10,000 Series B Preferred Shares were issued and outstanding.

(b) Common Stock:

The authorized Common Stock of the Company is 500 million shares, par value $0.001 per share.

In January 2006, the Company issued 7,650 shares of its Common Stock in exchange for $45,000 of notes payable. In addition, the Company issued 2,500 shares of its Common Stock to Westpark as additional compensation for its role as placement agent in the Westpark Private Placement. The fair value of these shares was $22,750 which was charged to expense.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In 2006, the Company sold 438,832 shares of its Common Stock to accredited investors at a per share price of $4.40 resulting in net proceeds to the Company of $1,827,068. In connection with these transactions, the Company issued 198,864 Common Stock purchase warrants with a term of five years and per share exercise price of $8.00.

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan was providing to the Company on a non-exclusive “best efforts” basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In consideration for such role, Duncan received a fee of $200,000 in cash and 24,000 shares of restricted Common Stock. On June 2, 2006, pursuant to the Duncan Private Placement, the Company sold 472,500 shares of its Common Stock to seventeen accredited investors at a per share price of $4.40 resulting in gross proceeds of $2,079,000. In connection with this transaction, the Company issued 236,250 Common Stock purchase warrants to these seventeen investors. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share. In addition, Dr. Robin L. Smith was paid $100,000 and 10,000 shares of Common Stock were issued to her in connection with an Advisory Agreement dated September 14, 2005 as amended by the Supplement to Advisory Agreement dated January 18, 2006 and Dr. Smith’s employment agreement with the Company dated June 2, 2006.

In June 2006, certain employees and members of senior management agreed to take restricted Common Stock as the net pay on $278,653 of unpaid salary that dated back to 2005. This resulted in the issuances of 37,998 shares of Common Stock, valued at $167,192, or $4.40 per share. The balance of the unpaid salary was used to pay the withholding taxes which are associated with those earnings.

In June 2006, Dr. Robin L. Smith was appointed Chairman and CEO of the Company. In connection with Dr. Smith’s appointment, 20,000 shares of Common Stock were issued under the Company’s 2003 Equity Participation Plan, as amended (the “2003 EPP”) to Dr. Smith valued at $88,000 which was reflected as compensation expense in the year ended December 31, 2006. In addition, Dr. Smith was granted, under the 2003 EPP options to purchase 54,000 shares of the Company’s Common Stock, which 30,000 option shares vested immediately, 12,000 option shares vest on the first anniversary of the effective date and 12,000 option shares vest on the second anniversary of the effective date. The exercise price of the options are (i) $5.30 as to the first 10,000 option shares, (ii) $8.00 as to the second 10,000 option shares, (iii) $10.00 as to the third 10,000 option shares, (iv) $16.00 as to the next 12,000 option shares, and (v) $25.00 as to the balance.

In 2006, the Company issued an aggregate of 66,458 shares of Common Stock in conversion of an aggregate of $308,462 in accounts payable owed to certain vendors. The per share conversion prices ranged from $4.40 to $6.00.

In 2006, in connection with the offer to noteholders for early conversion of the convertible promissory notes the Company issued 107,386 shares of Common Stock at a per share price ranging from $5.10 to $9.10.

In 2006, in connection with the offer to noteholders for the extension of due dates of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 3,693 shares of Common Stock with a per share price of $5.70.

In November 2006, the Company issued stock grants, under the 2003 EPP, to two members of the Board of Directors, totaling 60,000 shares of Common Stock with a per share price of $7.00. These shares vested as follows: one-third vesting upon grant and one-third on the first and second anniversaries of the grant dates. The Company recognized $163,334 as director fees in 2006, and the remaining $256,666 of unearned value was recognized ratably over the remaining vesting periods of which $140,004 was recognized in 2007 and $116,662 in 2008.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In December 2006, the Company issued a stock grant, under the 2003 EPP, to an executive officer, totaling 30,000 shares of Common Stock with a per share price of $6.00. These shares vested as follows: 10,000 shares vested upon grant and the remainder vested upon the Company achieving a business milestone. The Company recognized $65,000, $87,500 and $27,500, respectively, as compensation expense in 2006, 2007 and 2008, respectively, relating to this stock grant.

In December 2006, the Company issued stock grants, under the 2003 EPP, to three members of management, totaling 20,000 shares of Common Stock with a per share price of $6.00. In 2006 the Company recognized $120,000 as compensation expense.

In January 2007, the Company issued 12,000 shares of restricted Common Stock to its intellectual property acquisition consultant, vesting as to 1,000 shares per month commencing January 2007. In 2007 the Company recognized $90,000 as expense related to this transaction.

In January 2007, the Company issued an aggregate of 9,000 shares of Common Stock, under the 2003 EPP, to a former director and employee pursuant to his agreement to serve as Chairman of the Company’s Scientific Advisory Board and consultant to the Company. In 2007 the Company recognized $54,000 as compensation related to this transaction.

In February 2007, the term of the Company’s financial advisory agreement with Duncan Capital Group LLC was extended through December 2007, providing that the monthly fee be paid entirely in shares of Common Stock. The Company issued to Duncan 15,000 shares of restricted Common Stock as an advisory fee payment vesting monthly through December 2007. The vesting of these shares was accelerated in July 2007 such that they were fully vested and the advisory agreement was canceled in August 2007. In 2007 the Company recognized $82,500 as expense related to this transaction.

In January and February 2007, the Company raised an aggregate of $2,500,000 through the private placement of 250,000 units at a price of $10.00 per unit (the “January 2007 private placement”). Each unit was comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share. The Company issued an aggregate of 500,000 shares of Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $8.00 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and was entitled to expense reimbursement not to exceed $50,000. The Company also issued to EGE redeemable seven-year warrants to purchase 34,255 shares of Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share. The net proceeds of this offering were approximately $2,320,000.

In February 2007, the Company issued 30,000 restricted shares of its Common Stock to a financial advisor in connection with a commitment for the placement of up to $3,000,000 of the Company’s preferred stock, resulting in a charge to operations of $165,000.

In April 2007, the Company issued 3,688 restricted shares of its Common Stock to a public relations advisor in connection with public relations services rendered to the Company, resulting in a charge to operations of $22,500.

In May 2007, the Company issued 1,000 restricted shares of its Common Stock to an investment relations advisor in connection with investor relations services rendered to the Company, resulting in a charge to operations of $4,500.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In May 2007, the Company issued 15,000 restricted shares of its Common Stock to an investor relations advisor in connection with investor relations services rendered to the Company, resulting in a charge to operations of $67,500.

In May and June 2007, the Company issued an aggregate of 2,151 restricted shares of its Common Stock to its sublessor as partial payment for rent expense, resulting in charges to operations totaling $9,891.

In June 2007, the Company issued, 12,000 restricted shares of its Common Stock to a law firm in connection with services rendered to the Company, of which 6,000 shares vested in June 2007 and the remainder vested monthly through June 2008. These shares had a value of $50,400 and the Company recognized $37,800 and $12,600 as expense related to this transaction in 2007 and 2008, respectively.

In June and July 2007, the Company issued, under the 2003 EPP, 3,000 shares of its Common Stock, in each month, to a consultant for certain management services rendered to the Company, resulting in a charge to operations of $1,410 and $15,000 respectively. In August 2007, this consultant was hired as an executive officer of the Company and in connection with this hiring was issued by the Company, under the 2003 EPP, 10,000 shares of its Common Stock as a hiring incentive. One half of these shares vested immediately and the remainder were scheduled to vest in one year on the anniversary date of the hiring date. The issuance of these shares thus resulted in a charge to operations of $28,896 and $4,375 in 2007 and 2008, respectively. In 2008 this executive officer left the Company and forfeited 5,000 of such shares, and as a result the Company credited operations for $8,020 of compensation expense previously recognized relating to these forfeited shares.

In July 2007, the Company issued an aggregate of 909 restricted shares of its Common Stock to its sublessor as partial payment for rent expense, resulting in charges to operations totaling $5,000.

In August 2007, the Company issued, under the 2003 EPP, 24,000 shares of its Common Stock to a consultant for certain management services rendered to the Company, 18,000 of which shares vested monthly over the next twelve months and the remainder vest ratably for three years on the anniversary date of the agreement and resulted in a charge to operations of $41,667 in 2007 and $62,500 in 2008. In December 2007, an additional 12,353 shares were issued to this consultant in lieu of a $3,500 monthly fee due from December 2007 thru May 2008 (see below).

In August 2007, the Company completed a sale of 1,055,900 units at a price of $5.00 per unit pursuant to a best efforts public offering. A registration statement on Form SB-2A (File No. 333-142923) relating to these units was filed with the Securities and Exchange Commission and declared effective on July 16, 2007. Each unit consisted of one share of Common Stock and one-half of a five year Class A warrant to purchase one-half a share of Common Stock at a price of $6.00 per share. Thus, 1,000 units consisted of 1,000 shares of Common Stock and Class A warrants to purchase 500 shares of Common Stock. On August 14, 2007, the Company completed a sale of 214,100 units at a price of $5.00 per unit pursuant to the same best efforts public offering. The units sold were identical to the units sold on August 8, 2007. The aggregate number of units thus sold was 1,270,000. The aggregate number of shares of Common Stock included within the units was 1,270,000 and the aggregate number of Class A Warrants included within the units was 635,000. In connection with the public offering, the Company issued five year warrants to purchase an aggregate of 95,250 shares of Common Stock at $6.50 per share to the underwriters for the offering. After payment of underwriting commissions and expenses and other costs of the offering, the aggregate net proceeds to the Company were $5,619,250.

On August 8, 2007, the American Stock Exchange accepted for listing the Company’s Common Stock, units as described above, and Class A warrants under the symbols “NBS”, “NBS.U”, and “NBS.WS” respectively. Trading on the American Stock Exchange commenced on August 9, 2007.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In September 2007, the Company issued, under the 2003 EPP, an aggregate of 154,500 shares of its Common Stock to certain employees, including an aggregate of 125,000 shares to certain of its executive officers. In general, one-half of these shares issued vested immediately and the remainder vest in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $499,346 and $225,833 in 2007 and 2008, respectively. In November 2007, an employee that was a recipient of 7,000 shares of this award left the Company and forfeited 3,500 shares (one-half of this award). In December 2007, the Company cancelled 10,000 shares issued to an employee who did not satisfy the condition precedent to receipt of paying the tax withholding obligation. In 2008, two employees (including an executive officer) that were recipients of 12,500 shares of this award left the Company and forfeited 6,250 shares (one-half of the awards). In addition, an executive officer that was a recipient of 40,000 shares of this award declined to accept the portion that vested to him in September 2008 because of the tax obligations associated with the award and returned 20,000 shares to the Company.

In September 2007, the Company issued, under the 2003 EPP, an aggregate of 135,000 shares of its Common Stock to the independent members of its Board of Directors. One-half of these shares vested immediately and the remainder vested in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $445,505 and $225,833 in 2007 and 2008, respectively.

In September 2007, the Company issued, under the 2003 EPP, 10,000 shares of its Common Stock to a consultant to the Company. One-half of these shares issued vested immediately and the remainder vested in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $33,002 and $16,498 in 2007 and 2008, respectively.

In September 2007, the Company issued, under the 2003 EPP, 10,000 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $49,500 in 2007.

In October 2007, the Company issued, under the 2003 EPP, 2,500 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $11,250.

In October 2007, the Company issued 15,000 restricted shares of its Common Stock to a consulting firm to the Company. The issuance of these shares resulted in a charge to operations of $54,750.

In December 2007, the Company issued 75,000 restricted shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $149,750.

In December 2007, the Company issued, under the 2003 EPP, 12,353 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $21,017.

In December 2007, the Company issued, under the 2003 EPP, 4,902 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $8,333.

In December 2007, the Company issued, under the 2003 EPP, 2,778 shares of its Common Stock to an employee of the Company as consideration for restructuring the employee’s compensation. The issuance of these shares resulted in a charge to operations of $4,723.

In December 2007, the Company issued, under the 2003 EPP, 15,000 shares of its Common Stock to an employee of the Company as a compensatory bonus. The issuance of these shares resulted in a charge to operations of $25,500.

In December 2007, the Company issued, under the 2003 EPP, 10,000 shares of its Common Stock to an employee of the Company as a compensatory bonus. The issuance of these shares resulted in a charge to operations of $17,000.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

Effective January 1, 2008, the Company entered into a one year consulting agreement with a financial services firm, pursuant to which this firm was to provide consulting services during the term to the Company consisting of (i) reviewing the Company's financial requirements; (ii) analyzing and assessing alternatives for the Company's financial requirements; (iii) providing introductions to professional analysts and money managers; (iv) assisting the Company in financing arrangements to be determined and governed by separate and distinct financing agreements; (v) providing analysis of the Company's industry and competitors in the form of general industry reports provided directly to the Company; and (vi) assisting the Company in developing corporate partnering relationships. As consideration for these services, in February 2008, the Company issued to the consultant, (i) 50,000 shares of Common Stock; and (ii) two warrants to purchase an aggregate of 120,000 shares of Common Stock (see “Warrants” below). This issuance of this stock resulted in a charge to operations of $80,000 in 2008. The issuance of these securities was subject to the approval of the American Stock Exchange, which approval was obtained in February 2008.

In January 2008, the Company entered into a letter agreement with Dr. Robin L. Smith, its Chairman of the Board and Chief Executive Officer, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to the Company’s efforts to conserve cash, $50,000 of her 2008 salary would be paid in shares of the Company’s Common Stock, the number of shares to be issued reduced by the amount of cash required to pay the withholding taxes associated with this amount of salary. Accordingly, Dr. Smith was issued 16,574 shares of the Company’s Common Stock pursuant to the Company’s 2003 EPP resulting in a charge to operations of $28,176.

In January 2008, the Company entered into a letter agreement with Catherine M. Vaczy, its Vice President and General Counsel, pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to the Company’s efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of the Company’s Common Stock, the number of shares to be issued reduced by the amount of cash required to pay the withholding taxes associated with this amount of salary. Accordingly, Ms. Vaczy was issued 3,729 shares of the Company’s Common Stock pursuant to the 2003 EPP resulting in a charge to operations of $6,339.

In January 2008, the Company terminated an agreement with a consultant to the Company. In connection with the cancellation of this agreement, 5,000 shares of Common Stock of the Company, previously issued, were surrendered by the consultant resulting in a credit to operations of $18,250.

In January 2008, the Company issued 7,500 shares of the Company’s Common Stock to a consultant to the Company pursuant to the 2003 EPP resulting in a charge to operations of $13,425.

In February 2008, the Company entered into a one year consulting agreement with a law firm to assist in funding efforts from the State and Federal Governments as well as other assignments from time to time, in consideration for which it issued to the firm 40,000 restricted shares of Common Stock that vest ratably on a monthly basis during 2008. The issuance of the shares was subject to the approval of the American Stock Exchange, such approval was obtained in March 2008, and following this approval the shares were issued. The shares issued in connection with this agreement had a value of $72,800 which is being recognized as an operating expense over the term of the agreement, and has resulted in a charge to operations for 2008 of $66,733.

In February 2008, the Company entered into a six month engagement agreement with a financial advisor pursuant to which they were acting as the Company’s exclusive financial advisor for the term in connection with a potential acquisition of a revenue generating business, in the United States or abroad, or similar transaction. As partial consideration, the Company issued restricted shares of its Common Stock with a $45,000 value based on the five day average of the closing prices of the Common Stock preceding the date of issuance which was to be paid on a pro rata basis during the term of the agreement. The issuance of such securities

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

was subject to the approval of the American Stock Exchange. Such approval was obtained in March 2008, and following that approval the Company issued to the financial advisor in 2008 payments in Common Stock under the agreement totaling 38,861 shares, resulting in a charge to operations of $45,650.

In February 2008, the Company issued 20,000 shares of the Company’s Common Stock to the Company’s Director of Government Affairs pursuant to the 2003 EPP resulting in a charge to operations of $32,000. The issuance of the shares was in lieu of salary payable in connection with such individual serving as the Vice President of the Stem for Life Foundation (“SFLF”), a not for profit corporation which the Company participated in founding and is considered by the Company as a defacto contribution to the foundation. In April 2008, this individual resigned from her position as Director, Government Affairs with the Company and Vice President of SFLF.

In February 2008, the Company issued 5,325 shares of the Company’s Common Stock to a consultant to the Company pursuant to the 2003 EPP, resulting in a charge to operations of $8,646.

In February 2008, the Company entered into a six month advisory services agreement with a financial securities firm whereby this firm was providing financial consulting services and advice to the Company pertaining to its business affairs. In consideration for such services, the Company agreed to issue 150,000 restricted shares of its Common Stock to be issued over the term of the advisory services agreement, provided that the advisory services agreement continued to be in effect. The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained on March 20, 2008, and on that date the Company issued under the advisory services agreement the initial payments in Common Stock totaling 50,000 shares. A total of 90,000 shares were issued in 2008, resulting in a charge to operations of $141,200. The Company has terminated this agreement and the remaining 60,000 shares will not be issued.

In February 2008, the Company entered into a six month consulting agreement with an investor relations advisor who has provided investor relations and media services to the Company since 2005. In consideration for providing services under the consulting agreement, the Company agreed to issue to the advisor an aggregate of 50,000 restricted shares of its Common Stock. The issuance of such securities was subject to the approval of the American Stock Exchange. Such approval was obtained on March 20, 2008 and on that date these shares were issued, resulting in a charge to operations of $85,000.

In April 2008, the Company entered into a one month non-exclusive investment banking agreement in connection with the possible issuances by the Company of equity, debt and/or convertible securities. In partial consideration for such services, the Company agreed to issue 9,146 restricted shares of its Common Stock as a retainer. The term of this agreement was extended. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained and on May 21, 2008 the 9,146 retainer shares were issued. This bank participated in the May 2008 private placement (as described below). The value of this Common Stock was $7,408.

In May 2008, the Company completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised (the “May 2008 private placement”). On May 20 and May 21, 2008, the Company entered into Subscription Agreements (the “Subscription Agreements”) with 16 accredited investors (the “Investors”). Pursuant to the Subscription Agreements, the Company issued to each Investor units (the “Units”) comprised of one share of its Common Stock, par value $.001 per share (the “Common Stock”) and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”), at a per-unit price of $1.20. The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $2.40 for a specified period of time (see “Warrants” below). In the May 2008 private placement, the Company issued an aggregate of 750,006 Units to Investors consisting of 750,006 shares of Common Stock and 750,006 redeemable Warrants, with a value of $404,817, for an aggregate purchase price of $900,000. Dr. Robin L. Smith, the Company’s Chairman and Chief Executive Officer, purchased 16,667 Units for a purchase

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

price of $20,000 and Catherine M. Vaczy, the Company’s Vice President and General Counsel, purchased 7,500 Units for a purchase price of $9,000. New England Cryogenic Center, Inc. (“NECC”), one of the largest full-service cryogenic laboratories in the world and a strategic partner of the Company since October 2007, also participated in the offering. Pursuant to the terms of the Subscription Agreements, the Company was required to prepare and file (and did so on a timely basis) no later than forty-five days (with certain exceptions) after the closing of the May 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to Investors and the shares of Common Stock underlying the Warrants, which was filed on July 1, 2008. In connection with the May 2008 private placement, the Company paid as finders’ fees to accredited investors, cash in the amount of $3,240 and issued five year warrants to purchase an aggregate of 35,703 shares of Common Stock with a value of $23,671 (see “Warrants” below). Cash in the amount of 4% of the proceeds received by the Company from the future exercise of 30,000 of the Investor Warrants is also payable to one of the finders.

In May 2008, the Company entered into a two month agreement with a sales and marketing consultant pursuant to which the consultant was to provide consultation services to the Company relating to business development, operations and staffing matters. In consideration for such services, the Company agreed to issue to the consultant pursuant to the 2003 EPP: (i) 20,000 shares of Common Stock to vest as to 10,000 shares on the last day of each 30 day period during the term of the consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock at a per share purchase price equal to the closing price of the Common Stock on the date of grant to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the term of the consulting agreement, subject in each case to the continued effectiveness of the agreement. All of such shares were subject to a six month period during which consultant agreed none of these shares would be sold. The issuance of these shares resulted in a charge to operations of $27,600 and the issuance of the options resulted in a charge to operations of $22,870. In July 2008, the Company entered into a two month extension of this agreement pursuant to which the consultant was to continue to provide consultation services to the Company relating to business development, operations and staffing matters. In consideration for such services, the Company has agreed to issue to the consultant pursuant to the 2003 EPP (i) 20,000 shares of Common Stock to vest as to 10,000 shares on the last day of each 30 day period during the term of the extended consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock at a per share purchase price equal to the closing price of the Common Stock on the date of execution of the extended agreement to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the extended term of the consulting agreement, subject in each case to the continued effectiveness of the extended agreement. In the event of full time employment of the consultant this vesting would be accelerated. All of such shares were subject to a six month period during which consultant agreed none of these shares would be sold. The issuance of these shares has resulted in a charge to operations of $16,400 and the issuance of the options resulted in a charge to operations of $13,926.

In May 2008, the Company entered into a two month agreement with a consultant pursuant to which the consultant was to provide services to the Company relating to government affairs and related areas. In consideration for such services, the Company agreed to issue to the consultant pursuant to the 2003 EPP: (i) 20,000 shares of Common Stock to vest as to 10,000 shares on the last day of each 30 day period during the term of the consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock at a per share purchase price equal to the closing price of the Common Stock on the date of grant to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the term of the consulting agreement, subject in each case to the continued effectiveness of the agreement. All of such shares were subject to a six month period during which consultant agreed none of the shares would be sold. The issuance of these shares resulted in a charge to operations of $26,000 and the issuance of the options resulted in a charge to operations of $23,620.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In May 2008, the Company issued to a business development consultant for services previously rendered, 1,000 shares of Common Stock under the 2003 EPP which vested immediately. The issuance of these shares resulted in a charge to operations of $960.

In May 2008, the Company entered into a three month consulting agreement with a public relations and communications consultant focusing on specific consumer demographics. As partial consideration for these services, the Company agreed to issue: (i) 20,000 restricted shares of its Common Stock on each of (a) the date of execution of the agreement (the “Execution Date”), (b) thirty days after the Execution Date, and (c) sixty days after the Execution Date; and (ii) a five year warrant to purchase up to 30,000 shares of Common Stock (as described under “Warrants” below), exercisable as to 10,000 shares each at $3.00, $4.00 and $5.00, respectively. These warrants have a value of $19,828. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained on September 20, 2008 and the initial payments in Common Stock and the Warrant were issued. In 2008 the Company issued a total of 40,000 restricted shares of its Common Stock pursuant to this agreement resulting in a charge to operations of $36,800. In July 2008, the Company terminated this agreement and the final 20,000 shares were not issued.

In June 2008, the Company entered into a six month consulting agreement with an investor relations advisor. As consideration for these services, the Company issued (i) 50,000 restricted shares of its Common Stock, vesting as to 25,000 shares on the date of execution of the consulting agreement and 25,000 shares 91 days thereafter, which resulted in a charge to operations of $42,500 and (ii) a five year warrant to purchase an aggregate of 250,000 shares of Common Stock, with a value of $179,485 (as described under “Warrants” below). The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained on June 20, 2008 and the initial payment in Common Stock and the Warrant were issued. Pursuant to the terms of the agreement, the Company was required to prepare and file (and did so on a timely basis) no later than July 3, 2008, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the consultant and the shares of Common Stock underlying the Warrant.

In August 2008, the Company entered into letter agreements with Dr. Robin L. Smith, its Chairman of the Board and Chief Executive Officer, Larry A. May, its Chief Financial Officer and Catherine M. Vaczy, its Vice President and General Counsel, pursuant to which, in response to the Company’s efforts to conserve cash, each of these officers agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of the Company's Common Stock with a value of $27,848. Mr. May agreed to accept in lieu of $10,687.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,844 shares of the Company's Common Stock with a value of $12,172. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of the Company's Common Stock with a value of $12,047. In addition certain other senior members of the staff agreed to accept Common Stock in lieu of cash compensation resulting in the issuance of 17,014 shares of Common Stock with a value of $13,951. The number of shares so issued to each officer and senior staff member was based on the closing price of the Common Stock on August 27, 2008, $.72, for which the Company agreed to pay total withholding taxes. All such shares were issued under the Company's 2003 EPP, as amended. In addition, the vesting of an aggregate of 52,500 shares of the Company’s Common Stock granted to such persons under the 2003 EPP on September 27, 2007 was authorized to be accelerated from September 27, 2008 to August 28, 2008. All such arrangements were approved by the Compensation Committee of the Board of Directors.

In September 2008, the Company completed a private placement of securities pursuant to which $1,250,000 in gross proceeds were raised (the “September 2008 private placement”). On September 2, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with RimAsia Capital Partners, L.P., a pan-Asia private equity firm (the “Investor”). Pursuant to the Subscription Agreement, the

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

Company issued to the Investor one million units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”). The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the Common Stock for each day during a specified period of time equals or exceeds $100,000 (see “Note 9, Stockholders’ Equity ( c) Warrants ” below). In the September 2008 private placement, the Company thus issued 1,000,000 Units to the Investor consisting of 1,000,000 shares of Common Stock and 1,000,000 redeemable Warrants, with a value of $583,031, for an aggregate purchase price of $1,250,000. Pursuant to the terms of the Subscription Agreement, the Company is required to prepare and file no later than one hundred and eighty (180) days after the closing of the September 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to Investor and the shares of Common Stock underlying the Warrants; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company with which the Company has signed a letter of intent to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In October 2008, the Company issued, under the 2003 EPP, 5,000 shares of its Common Stock to an employee, its new Director of Stem Cell Research and Laboratory Operations. The issuance of these shares resulted in a charge to operations of $7,000.

In October 2008, the Company completed a private placement of securities pursuant to which $250,000 in gross proceeds was raised (the “October 2008 private placement”). On October 15, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an accredited investor listed therein (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor 200,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $121,157 (the “Warrants”). The Warrants are not exercisable for a period of six months (see “Note 9, Stockholders’ Equity ( c) Warrants ” below). In the October 2008 private placement, the Company thus issued 200,000 Units to the Investor consisting of 200,000 shares of Common Stock and 200,000 Warrants, for an aggregate purchase price of $250,000. The issuance of the Units was subject to the prior approval of the American Stock Exchange (now known as the NYSE Amex), which approval was obtained on October 23, 2008, and on that date the Units were issued. Pursuant to the terms of the Subscription Agreement, the Company is required to prepare and file no later than one hundred and eighty (180) days after the final closing of the October 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the Investor and the shares of Common Stock underlying the Warrants; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In November 2008, the Company completed a private placement of securities pursuant to which $500,000 in gross proceeds was raised (the “November 2008 private placement”). On November 7, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an accredited investor listed therein (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor 400,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $243,063 (the “Warrants”). The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time (see “Note 9, Stockholders’ Equity ( c) Warrants ” below). In the November 2008 private placement, the Company thus issued 400,000 Units to the Investor consisting of 400,000 shares of Common Stock and 400,000 redeemable Warrants, for an aggregate purchase price of $500,000. The issuance of the Units was subject to the prior approval of the NYSE Amex. Pursuant to the terms of the Subscription Agreement, the Company is required to prepare and file no later than one hundred and eighty (180) days after the final closing of the November 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the Investor and the shares of Common Stock underlying the Warrants; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

(c) Warrants:

The Company has issued Common Stock purchase warrants from time to time to investors in private placements, certain, vendors, underwriters, and directors and officers of the Company. A total of 5,322,333 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2008 at prices ranging from $0.71 to $12.00 and expiring through 2013.

From August 2004 through March 2005, the Company issued three year warrants to purchase a total of 1,500 shares of its Common Stock at $5.00 per share to the Company’s investor relations firm. In August 2007, the Company extended the expiration dates of 1,250 of such warrants for a period of two years.

In September 2005, the Company issued 2,400 Common Stock purchase warrants to its then Chairman of its Advisory Board, Dr. Robin L. Smith. These warrants were scheduled to vest at the rate of 200 per month beginning with September 14, 2005. The vesting of these warrants was accelerated so that they became immediately vested on June 2, 2006 pursuant to Dr. Smith’s employment agreement. Each warrant entitles the holder to purchase one share of the Company’s Common Stock at a price of $8.00 per share. The warrant expires three years from issuance.

In December 2005 and January 2006, the Company issued an aggregate of 91,668 Common Stock purchase warrants to the investors and placement agent in the Westpark private placement. Each warrant entitled the holder to purchase one share of Common Stock at a price of $12.00 per share for a period of three years; however, the exercise price of a substantial portion of such warrants was reduced to $8.00 pursuant to a special offer to the Westpark investors to extend the term or agree to an early conversion of the promissory notes issued in the Westpark private placement (see Note 7, “Notes Payable”).

In March 2006, the Company issued 1,200 Common Stock purchase warrants to the Company’s marketing consultants. These warrants vest 200 per month beginning March 2006 and entitle the holder to purchase one share of Common Stock at a price of $10.00 per share for a period of three years. In 2006, the consulting agreement was terminated and 400 of the Common Stock purchase warrants issued were cancelled.

In June 2006, pursuant to the Duncan Private Placement, the Company sold 472,500 shares of its Common Stock to seventeen accredited investors at a per share price of $4.40 resulting in gross proceeds of $2,079,000. In connection with this transaction the Company issued 236,250 Common Stock purchase warrants to these seventeen investors. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share and provided for certain registration rights and certain penalties if such registration was not achieved within 150 days of the initial closing of the Duncan Private Placement. In

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

August 2006, the Company filed with the SEC a registration statement registering the resale by the investors in the Duncan Private Placement of the shares of Common Stock underlying the warrants sold in the Duncan Private Placement.

In July and August 2006, the Company sold an aggregate of 397,727 shares of Common Stock to 34 accredited investors at a per share price of $4.40 resulting in gross proceeds to the Company of $1,750,000. In connection with this transaction, the Company issued 198,864 Common Stock purchase warrants with a term of five years and per share exercise price of $8.00.

In July and August 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 39,583 warrants. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In August 2006, the Company issued warrants to purchase an aggregate of 17,000 shares of Common Stock at $8.00 per share to four persons under advisory agreements. Such warrants are each exercisable for five years from the date of issue.

In September 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 20,833 warrants. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In October 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 10,417 warrants. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In our January 2007 private placement the Company issued 250,000 units, each unit comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share. The Company issued an aggregate of 500,000 shares of Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $8.00 per share. The Company also issued to EGE redeemable seven year warrants to purchase 34,255 shares of Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share. All of the redeemable warrants above are redeemable at the option of the Company, at a redemption price of $.0001 per warrant if, among other things, the underlying Common Stock reaches a certain trading value per share for a specified period of time and a minimum average daily trading volume.

In March 2007, the Company engaged a marketing and investor relations consultant. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 150,000 shares of its Common Stock at a purchase price of $4.70 per share. Such warrants were to vest over a 12 month period at a rate of 12,500 per month, subject to acceleration in certain circumstances, and are exercisable until April 30, 2010. During the year ended December 31, 2007 the Company recognized $142,158 as consulting expense related to the vested portion of these warrants. In November 2007 this agreement was terminated and warrants as to 100,000 shares of Common Stock related to this agreement were canceled.

In May 2007, the Company engaged an investor relations consultant. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 10,000 shares of its Common Stock at a purchase price of $4.90 per share. Such warrants vested on issuance and during the year ended December 31, 2007 the Company recognized $37,480 as consulting expense related to these warrants.

In June 2007, the Company engaged a consultant to create marketing materials for our sales and marketing staff. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 4,000 shares

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

of its Common Stock at a purchase price of $6.10 per share. Such warrants vested on issuance and during the year ended December 31, 2007 the Company recognized $22,512 as marketing expense related to these warrants.

In the Company’s August 2007 public offering (described under Note 9(b), Common Stock, above) units were issued comprised of shares of the Company’s Common Stock and Class A warrants to purchase an aggregate of 635,000 shares of Common Stock at $6.00 per share. Such Class A warrants became exercisable and separately tradable from the units on October 12, 2007 and are exercisable through July 16, 2012. The Company also issued to its underwriter group warrants (the “Underwriter Warrants”) to purchase an aggregate of 95,250 shares of Common Stock at $6.50 per share, exercisable commencing one year from the date of issuance through August 14, 2012. The Class A Warrants were issued pursuant to the terms of a Restated Warrant Agreement made as of August 14, 2007 between the Company and the Class A Warrant agent. The Underwriter Warrants were issued individually to each member of the underwriting group. The Underwriter Warrants had a higher exercise price ($6.50) than that of the Class A Warrants, and unlike the Class A Warrants, could not be exercised for a period of one year from the date of issuance and contained provisions for cashless exercise. In September 2008, the Company made the determination that certain of the Underwriter Warrants, exercisable for an aggregate of 86,865 shares of Common Stock, should be accounted for as a derivative liability and reported on our balance sheet as such commencing as of September 30, 2008. For information purposes, upon the closing of our August 2007 public offering the fair value and thus the derivative liability value of these certain Underwriter Warrants was $195,551 and in the table below are the derivative liability values of these Underwriter Warrants at end of each quarter since the closing of our August 2007 public offering:

Date	Derivative Liability Value
9/30/2007	$107,713
12/31/2007	$4,344
3/31/2008	$5,212
6/30/2008	$35
9/30/2008	$13
12/31/2008	$0

In October 2007, the Company engaged a consultant to create marketing materials for our sales and marketing staff. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 3,000 shares of its Common Stock at a purchase price of $4.61 per share. Such warrants vested on issuance and during the year ended December 31, 2007 the Company recognized $11,636 as marketing expense related to these warrants.

In January 2008, the Company entered into a one year consulting agreement with a financial services firm (as described under “Common Stock” above). As consideration for these services, in February 2008, the Company issued to the consultant, (i) 50,000 shares of Common Stock; and (ii) two warrants to purchase an aggregate of 120,000 shares of Common Stock. The first warrant grants the consultant the right to purchase up to 20,000 shares of Common Stock at a per share purchase price equal to $2.00; and the second Warrant grants the consultant the right to purchase up to 100,000 shares of Common Stock at a per share purchase price equal to $5.00, all as set forth in the Warrants. The total combined value of these Warrants was $141,304. The Warrants shall vest on a pro rata basis so long as services continue to be provided under the agreement and are exercisable until January 1, 2013. The issuance of these Warrants resulted in a charge to operations of $105,855 for 2008. The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained in February 2008.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In May 2008, the Company completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised (as described under “Common Stock” above). Pursuant to the May 2008 private placement, the Company issued to each Investor Units comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”), at a per-unit price of $1.20. The Warrants to purchase an aggregate of 750,006 shares of Common Stock issued in the May 2008 private placement are not exercisable for a period of six months and thereafter are exercisable through May 19, 2013, and are redeemable by the Company, at its option, at a redemption price of $.0001 per share, if the Common Stock trades at a price equal to or in excess of $2.40 for a specified period of time. The value of these warrants is $403,817. The Investors received certain registration rights for the shares of Common Stock underlying the Warrants, as described under “Common Stock,” above, and in July 2008 the Company timely filed a registration statement relating thereto. As also described, the Company issued warrants to purchase an aggregate of 35,703 shares of Common Stock, with a value of $23,671, in partial payment of finder’s fees (the “Finder’s Warrants”), which Finder’s Warrants contain generally the same terms as the Warrants except they contain a cashless exercise feature and have piggyback registration rights for the resale of the shares underlying the Finder’s Warrants.

In May 2008, the Company entered into a three month consulting agreement with a public relations and communications consultant focusing on specific consumer demographics (as described under “Common Stock” above). As partial consideration for these services, the Company issued a five year warrant to purchase up to 30,000 shares of Common Stock, exercisable as to 10,000 shares each at $3.00, $4.00 and $5.00, respectively, all as set forth in the Warrant. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained on June 20, 2008 and the initial payments in Common Stock and the Warrant were issued. The Warrant is exercisable through June 19, 2013. The issuance of the Warrant resulted in a charge to operations of $19,828 in 2008.

In June 2008, the Company entered into a six month consulting agreement with an investor relations advisor (as described under “Common Stock” above). As partial consideration for these services, the Company issued to the advisor a five year warrant (the “Warrant”) to purchase up to 250,000 shares of Common Stock, vesting as to 41,667 shares on the date of execution of the consulting agreement (the “Execution Date”) and each of the first, second, third, fourth and fifth monthly anniversaries of the Execution Date (each, a “Vesting Date”) (except it shall vest as to 41,666 shares on the fourth and fifth anniversaries); provided, that on each Vesting Date the consulting agreement shall continue to be in effect, at an exercise price per share as follows: (a) as to 50,000 shares at an exercise price of $1.00 per share, (b) as to an additional 50,000 shares at an exercise price of $1.30 per share, (c) as to an additional 50,000 shares at an exercise price of $1.75 per share; (d) as to an additional 50,000 shares at an exercise price of $2.00 per share, and (e) as to an additional 50,000 shares at an exercise price of $3.00 per share, all as set forth in the Warrant. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained in June 2008 and the initial payments in Common Stock and the Warrant were issued. The Warrant is exercisable until June 19, 2013. Pursuant to the terms of the agreement, and as described under “Common Stock” above, the Company was required to prepare and file (and did so on a timely basis) no later than July 3, 2008, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the consultant and the shares of Common Stock underlying the Warrant. The issuance of the Warrant resulted in a charge to operations of $179,485 in 2008.

In July 2008, in furtherance of the Company’s desire to increase its presence in the health and wellness industry, the Company entered into a two year consulting agreement with Margula Company LLC (“Margula”), pursuant to which Margula will provide various promotional services to the Company, including various speaking engagements (the “Margula Consulting Agreement”). These services will be primarily provided through Suzanne Somers. In consideration therefor, the Company issued to Margula a five year warrant (the “Warrant”) to purchase up to an aggregate of 600,000 shares of Common Stock at $0.78 per share (the closing price of the Common Stock on the American Stock Exchange on the commencement date

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

of the agreement) (the “Commencement Date”), to vest and become exercisable as to: (i) 200,000 shares upon the completion of a stated milestone; (ii) 100,000 shares upon the earlier of the completion of a stated milestone and December 31, 2008; (iii) 100,000 shares upon the earlier of the completion of an additional stated milestone and December 31, 2008; (iv) 100,000 shares upon the earlier of the completion of a stated milestone and September 30, 2009; and (v) 4,167 shares on each monthly anniversary of the Commencement Date through July 28, 2010 (with the final monthly vesting being 4,159), so long as on the respective vesting date the Margula Consulting Agreement shall not have been terminated. By the close of the year ended December 31, 2008, 400,000 shares had vested based on the achievement of certain milestones or reaching December 31, 2008 and a total of 16,668 shares had vested on the monthly anniversaries of the Commencement Date. The effectiveness of the Warrant was subject to the prior approval of the American Stock Exchange, which was obtained in September 2008. Pursuant to the terms of the Warrant, the Company is required to prepare and file no later than February 1, 2009, a Registration Statement with the SEC to register the resale of the shares of Common Stock underlying the Warrant; provided, that the obligation to timely file such a registration statement shall be delayed in the event the Company does not have available audited financial statements required by the SEC of a company which the Company plans to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement, (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The value of this Warrant is $387,204 and the vested portion of this Warrant resulted in a charge to operations of $283,539 in 2008.

In September 2008, the Company completed the September 2008 private placement (as described under “Common Stock” above) pursuant to which $1,250,000 in gross proceeds was raised. Pursuant to the September 2008 private placement, the Company issued to the Investor, RimAsia Capital Partners, L.P., one million units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”). The Warrants to purchase 1,000,000 shares of the Company’s Common Stock issued in the September 2008 private placement are not exercisable for a period of six months and are redeemable by the Company, at its option, at a redemption price of $.0001 per share, if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the Common Stock for each day during a specified period of time equals or exceeds $100,000. The value of these Warrants is $583,031. The Investor received certain registration rights for the shares underlying the Warrants, as described under “Common Stock” above; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company with which the Company has signed a letter of intent to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In October 2008, the Company completed the October 2008 private placement pursuant to which $250,000 in gross proceeds was raised. Pursuant to the October 2008 private placement, the Company issued to the Investor 200,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $121,157 (the “Warrants”). The Warrants to purchase 200,000 shares of the Company’s Common Stock issued in the October 2008 private placement are not exercisable for a period of six months. The Investor received certain registration rights for the shares underlying the Warrants, as described under “Common Stock” above; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In November 2008, the Company completed the November 2008 private placement of securities pursuant to which $500,000 in gross proceeds was raised. Pursuant to the November 2008 private placement, the Company issued to the Investor 400,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $243,063 (the “Warrants”). The Warrants to purchase an aggregate of 400,000 shares of Common Stock issued in the November 2008 private placement are not exercisable for a period of six months and the warrants are redeemable by the Company, at its option, at a redemption price of $.0001 per share, if the underlying Common Stock reaches a trading value of $3.50 for at specified period of time. The Investor received certain registration rights for the shares underlying the Warrants, as described under “Common Stock” above; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

At December 31, 2008 the outstanding warrants by range of exercise prices are as follows:

Exercise Price	Warrants Outstanding December 31, 2008	Weighted Average Remaining Contractual Life (Years)	Warrants Exercisable December 31, 2008
$0.71 to $4.17	3,275,709	4.60	1,494,878
$4.17 to $7.62	977,011	3.58	968,677
$7.62 to $11.08	1,057,109	3.52	1,057,109
$11.08 to $12.00	12,504	0.04	12,504
	5,322,333	4.19	3,533,168

(d) Options:

The Company’s 2003 Equity Participation Plan (the “2003 EPP”) permits the grant of share options and shares to its employees, Directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock compensation. All stock options under the 2003 EPP are generally granted at the fair market value of the Common Stock at the grant date. Employee stock options vest ratably over a period determined at time of grant and generally expire 10 years from the grant date.

Effective January 1, 2006, the Company’s 2003 EPP is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

The twelve month periods ended December 31, 2008, 2007 and 2006 include share-based compensation expense totaling $1,986,103, $2,207,816 and $560,466, respectively. Such amounts have been included in the consolidated statements of operations within general and administrative expenses. Stock option compensation expense in 2008, 2007 and 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for entire portion of the award and those options that vested upon the accomplishment of business milestones. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are accomplished. At December 31, 2008 there were options to purchase 270,000 shares outstanding that will vest on the accomplishment of certain business milestones.

The weighted average estimated fair value of stock options granted in the years ended December 31, 2008, 2007 and 2006 were $1.45, $2.27 and $6.30. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During 2008, 2007 and 2006, the Company took into consideration the guidance under SFAS 123(R) and SAB No. 107 when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

The range of assumptions made in calculating the fair values of options are as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Expected term (in years)	10	10	10
Expected volatility	100% – 181%	118% – 346%	168% – 205%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.64% – 4.19%	4.06% – 4.95%	5.00%

Stock option activity under the 2003 Equity Participation Plan is as follows:

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2005	178,850	$3.00 – $18.00	$7.00
Granted	270,750	$4.40 – $25.00	$7.60
Exercised	—	—	—
Expired	—	—	—
Cancelled	(5,000)	—	$6.00
Balance at December 31, 2006	444,600	$3.00 – $25.00	$7.30
Granted	696,700	$1.70 – $8.00	$4.65
Exercised	—	—	—
Expired	—	—	—
Cancelled	(27,500)	—	$6.30
Balance at December 31, 2007	1,113,800	$1.70 – $25.00	$5.66
Granted	928,000	$0.71 – $1.67	$1.52
Exercised	(2,500)	—	$0.75
Expired	—	—	—
Cancelled	(314,000)	—	$2.82
Balance at December 31, 2008	1,725,300	$0.71 – $25.00	$3.96	8.01	$—
Vested and Exercisable at December 31, 2008	1,290,050	$0.71 – $25.00	$4.29	7.66	$—

(1)	-- All options are exercisable for a period of ten years.

Options exercisable at December 31, 2006 – 242,850 at a weighted average exercise price of $6.90.

Options exercisable at December 31, 2007 – 681,132 at a weighted average exercise price of $5.81.

Options exercisable at December 31, 2008 – 1,290,050 at a weighted average exercise price of $4.29.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

Exercise Price	Stock Options Outstanding December 31, 2008	Weighted Average Remaining Contractual Life (Years)	Stock Options Exercisable December 31, 2008
$ 0.71 to $ 4.17	832,000	9.1	565,750
$ 4.17 to $ 7.63	802,200	8.1	639,200
$ 7.63 to $11.08	50,000	7.0	44,000
$11.08 to $14.54	3,000	5.2	3,000
$14.54 to $25.00	38,100	6.5	38,100
	1,725,300		1,290,050

Options are usually granted at an exercise price at least equal to the fair value of the Common Stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company. As of December 31, 2008, there was approximately $1,120,000 of total unrecognized compensation costs related to unvested stock option awards of which $152,000 of unrecognized compensation expense is related to stock options that vest over a weighted average life of .6 years. The balance of unrecognized compensation costs, $968,000, is related to stock options that vest based on the accomplishment of business milestones.

The summary of options vesting during 2008 is as follows:

	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2007	432,668	$4.91
Issued	928,000	$1.45
Cancelled	(314,000)	$2.79
Vested	(608,918)	$2.36
Exercised	(2,500)	$0.75
Non-Vested at December 31, 2008	435,250	$2.94

The total value of shares vested during the year ended December 31, 2008 was $1,986,103.

On June 2, 2006 the Company accelerated the vesting dates of 52,500 stock options granted to certain officers and senior staff of the Company. The acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted. The Company also adopted an Executive Officer Compensation Plan, effective as of June 2, 2006, in connection with a purchase agreement for the sale of 472,250 shares of the Company's Common Stock to seventeen accredited investors. Pursuant to letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer and the granting of options to purchase shares of Common Stock under the Company's 2003 EPP, to become exercisable upon the Company achieving certain revenue milestones. In October 2008 these milestones were modified and all such options vested in October 2008.

In February 2008, the Company granted options to certain of its officers and employees to purchase shares of Common Stock under the Company’s 2003 EPP, to become exercisable upon the Company achieving certain business milestones. In October 2008, the milestones relating to an aggregate of 55,000 of these options were modified. The modification of such milestones was not considered a material change in the terms of such options and accordingly the fair value was not adjusted. Prior to the end of 2008, the milestones relating to 45,000 of the 55,000 options so modified were achieved and the options related thereto became vested and exercisable.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income Taxes

Net deferred tax assets consisted of the following as of December 31:

	2008	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$12,582,000	$9,971,000	$6,276,000
Stock option compensation	2,059,000	1,199,000	243,000
Other equity compensation	649,000	315,000	99,000
Provision for doubtful accounts	18,000	8,000	—
Deferred revenue	4,000	1,000	1,000
Deferred legal and other fees	37,000	40,000	91,000
Deferred tax assets	15,349,000	11,534,000	6,710,000
Deferred tax liabilities:
Amortization of Goodwill	(47,000)	(31,000)	(15,000)
Depreciation and amortization	(5,000)	(14,000)	(2,000)
Non-employee equity compensation	(611,000)	(524,000)	(124,000)
Deferred tax liability	(663,000)	(569,000)	(141,000)
Net deferred tax assets before valuation allowance	14,686,000	10,965,000	6,569,000
Net deferred tax asset valuation allowance	(14,686,000)	(10,965,000)	(6,569,000)
	$—	$—	$—

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	2008	2007	2006
Federal tax benefit at statutory rate	(34.0%)	(34.0%)	(34.0%)
State and local tax benefit at statutory rate	(9.5%)	(9.5%)	(9.5%)
Change in valuation allowance	43.5%	43.5%	43.5%
Provision for income taxes	0.00%	0.00%	0.00%

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Upon receipt of the proceeds from the last foreign purchasers of the Company’s Common Stock in January 2000, Common Stock ownership changed in excess of 50% during the three-year period then ended. At December 31, 2008, the Company had net operating loss carryforwards of approximately $31,000,000 applicable to future Federal income taxes, approximately $24,000,000 applicable to New York State income taxes, approximately $2,000,000 applicable to California income taxes and approximately $12,500,000 applicable to New York City income taxes. Included in the Federal net operating loss carryforwards is approximately $2,121,000 that has been limited by the ownership change. The tax loss carryforwards expire at various dates through 2028. The Company has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Segment Information

Until April 30, 2001, the Company operated in two segments; as a reinsuror and as a seller of extended warranty service contracts through the Internet. The reinsurance segment and the sale of warranty service have been discontinued and the Company’s remaining revenues were derived from the run-off of its sale of extended warranties and service contracts via the Internet. Additionally, the Company established a new business in the banking of adult autologous stem cells sector. To date, the Company’s operations have been conducted in only one geographical segment. Although the Company has realized minimal revenue from the banking of adult autologous stem cells, the Company operated in two segments until the “run-off” was completed. As of March 31, 2007 the run off of the sale of extended warranties and service contracts was completed.

Note 12 — Related Party Transactions

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable, initially over a period of two years in biweekly installments of $4,807.69 commencing on April 7, 2006, except that the first payment was in the amount of $9,615.38. In July 2006, this agreement was amended to call for semi-monthly payments of $10,417 for the remaining 21 months. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agreed to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information. At December 31, 2008 and 2007, $0 and $24,022 was due, respectively, Mr. Aholt pursuant to the terms of the Settlement Agreement. The payments under this agreement due to Mr. Aholt were completed in March 2008.

In October 2007, the Company entered into a three month consulting agreement with Matthew Henninger pursuant to which he agreed to provide services as a business consultant in areas requested by the Company, including financial analysis projects and acquisition target analysis. As compensation for these services, pursuant to the agreement he was entitled to receive a cash fee of $8,333 payable each month during the term of the agreement as well as a fee in the event a transaction was effected during the term as a result of the performance of the consultant’s services. In January 2008, the Company and the consultant entered into an agreement whereby the consultant agreed to accept in satisfaction of his final payment under the agreement, 4,902 shares of the Company’s Common Stock issued under and pursuant to the terms of the Company’s 2003 EPP based on the fair market value of the Common Stock on the date of approval by the Compensation Committee of the Company’s Board of Directors. The fair value of these shares was $8,333 and charged to consulting expense in 2008. No other fee was paid. The consultant is currently in an exclusive relationship with the Company’s Chief Executive Officer.

In the November 2008 private placement (see Note 9(b), Common Stock above), Fullbright Finance Limited, a corporation organized in the British Virgin Islands, the principal shareholders of which are Liu Xiaohao, Senior Vice President of CBH (see description of proposed merger in Note 13, Commitments and Contingencies below), Shi Mingshen, Chief Operating Officer of CBH and Ding Weihua, a director of CBH, purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright's purchase of the units, EET (see description of proposed Merger in Note 13, Commitments and Contingencies below), the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia Capital Partners, L.P. (a principal stockholder of the Company; see also description of proposed Merger in Note 13, Commitments and Contingencies below), and the units acquired by Fullbright

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Related Party Transactions  – (continued)

were pledged to RimAsia as collateral therefor. See “Agreement and Plan of Merger” in Note 13, below, for information on RimAsia and EET, and their respective affiliates, relating to the proposed Merger.

Robin L. Smith, the Company’s Chairman and Chief Executive Officer, and Steven Myers, a member of the Company’s Board of Directors and Audit, Compensation and Nominating Committees, are holders of CBH Common Stock. Accordingly, a special committee of the Company’s Board of Directors (comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman) approved on behalf of the Company the execution of the Merger Agreement and the transactions contemplated thereby.

Note 13 — Commitments and Contingencies

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of the Company. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If the Company raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board and monthly perquisites that total approximately $2,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with the Company, as supplemented, was terminated, except that (i) the vesting of the warrant to purchase 2,400 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 10,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the June 2006 private placement, and (v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of the Company and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded 20,000 shares of Common Stock of the Company, under the Company’s 2003 Equity Participation Plan, as amended (the “2003 EPP”) and options to purchase 54,000 shares of Common Stock under the 2003 EPP, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under the Company’s 2003 EPP would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007, Dr. Smith was also granted an option under the Company’s 2003 EPP to purchase 55,000 shares of the Common Stock at a per share exercise price equal to $5.00 vesting as to (i) 25,000 shares upon the first closings in the January 2007 private placement; (ii) 15,000 shares on June 30, 2007; and (iii) 15,000 shares on December 31, 2007.

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Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) medical insurance for a one year period; and (iii) have certain options vest. Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have certain options vest. Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family medical insurance for the applicable term; and (iii) have certain options vest.

Upon a change in control of the Company, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) medical insurance for a one year period; and (iv) have certain options vest.

Effective as of September 27, 2007, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007, was further amended to provide that: (a) Dr. Smith's base salary would be increased to $275,000 (the amount to which Dr. Smith would have been entitled under her original employment agreement prior to her agreement on January 26, 2007 to accept a reduced salary of $250,000); (b) her base salary would be increased by 10% on each one year anniversary of the agreement; (c) a cash bonus of $187,500 (an amount equal to 75% of her base salary) would be paid October 1, 2007; (d) Dr. Smith's bonus for 2008 is set in the amount of $250,000 (an amount equal to 100% of her base salary) to be paid October 1, 2008; (e) the Company will pay membership and annual fees for a club in New York of Dr. Smith's choice for business entertaining and meetings and (f) any severance payments will be paid out over 12 months. Other than as set forth therein, Dr. Smith's original employment agreement and all amendments thereto remain in full force and effect. With regard to Dr. Smith’s 2007 bonus she elected to be paid $118,750, distribute $34,000 to other key staff members and to defer payment of the remaining $34,750. In May 2008, Dr. Smith was paid $24,750 of her remaining 2007 bonus and the balance was paid to another key staff member. With regard to Dr. Smith’s 2008 bonus, which was earned on October 1, 2008, in an effort to help conserve the Company’s current cash, she has elected to defer receiving payment of the bonus until a future undetermined date. The Company recognized this bonus as compensation in 2008 and it is reflected on the balance sheet as an accrued liability.

In January 2008, the Company entered into a letter agreement with Dr. Smith pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to the Company’s efforts to conserve cash, Dr. Smith would be paid $50,000 of her 2008 salary in shares of the Company’s Common Stock (thus reducing the cash component of her base salary for 2008 to $225,000), net of shares in payment of applicable withholding taxes valued at the closing price of the Common Stock on the date of issuance. Accordingly, Dr. Smith was issued 16,574 shares of the Company’s Common Stock pursuant to the Company’s 2003 EPP which was based on a price per share of $1.70, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors. This issuance of Common Stock resulted in a charge to operations of $28,176.

On August 29, 2008, the Company entered into a letter agreement with Dr. Smith, pursuant to which, in response to NeoStem’s efforts to conserve cash, Dr. Smith agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of the Company’s Common

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Note 13 — Commitments and Contingencies  – (continued)

Stock (thus further reducing the cash component of her base salary for 2008). The number of shares so issued was based on $0.72, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which NeoStem agreed to pay total withholding taxes. All such shares were issued under the Company’s 2003 EPP. This issuance of stock resulted in a charge to operations of $27,848. In connection therewith, the vesting of 15,000 shares of Common Stock granted to Dr. Smith under the 2003 EPP on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

On February 6, 2003, Mr. Mark Weinreb was appointed President and Chief Executive Officer of the Company and the Company entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but will continue as President and a director of the Company. Mr. Weinreb’s original employment agreement had an initial term of three years, with automatic annual extensions unless earlier terminated by the Company or Mr. Weinreb (notice of non-renewal was provided by NeoStem to Mr. Weinreb and therefore the agreement expired in accordance with its terms in December 2008). Under this agreement, in addition to base salary he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb’s employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which among other things Mr. Weinreb’s employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 30,000 shares of Common Stock, 10,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; and (e) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment.

Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company in which he agreed to convert $121,532 of accrued salary (after giving effect to employment taxes which were paid by the Company) into 16,573 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Mr. Weinreb further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions: (i) the remaining vesting of the option shares which was scheduled to vest as to 10,000 shares each on July 20, 2006 and July 20, 2007, was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement; and (ii) a restricted stock grant of 20,000 shares of Common Stock which were also scheduled to vest as to 10,000 shares on each of July 20, 2006 and July 20, 2007, was similarly accelerated.

On January 26, 2007, the Company entered into a letter agreement with Mr. Weinreb pursuant to which Mr. Weinreb’s employment agreement dated as of August 12, 2005 was supplemented with new terms which provide that: (a) upon the first closings in the January 2007 private placement, Mr. Weinreb’s base salary would be paid at the annual rate of $200,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his employment agreement); (b) he would be entitled to quarterly bonuses of $5,000 commencing March 31, 2007; (c) he would be entitled to bonuses ranging from $3,000 to $5,000 upon the Company achieving certain business milestones; and (d) any other bonuses would only be paid upon approval by the Compensation Committee of the Board of Directors. In consideration of his agreement to a reduction in base salary, and in connection with his entering into this agreement, an option to purchase 10,000 shares of Common Stock at $6.00 per share, previously granted to Mr. Weinreb on December 5, 2006 and tied to the opening of certain collection centers, vested upon the execution of the agreement. Other than as set

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Note 13 — Commitments and Contingencies  – (continued)

forth therein, Mr. Weinreb’s original employment agreement and all amendments thereto remained in full force and effect. This supplemental agreement was to terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, or at the discretion of the Compensation Committee of the Board of Directors. This supplemental agreement terminated in August 2007, by its terms.

Pursuant to the amendments to Mr. Weinreb’s employment agreement in August 2005, in the event of termination of Mr. Weinreb’s employment by the Company without cause (except for certain instances of disability), Mr. Weinreb was entitled to receive a lump sum payment equal to his then base salary and automobile allowance for a period of one year, and to be reimbursed for disability insurance for Mr. Weinreb and for medical and dental insurance for Mr. Weinreb and his family for the remainder of the term (through December 31, 2008). Per Mr. Weinreb’s January 26, 2007 letter agreement with the Company, in the event of termination of his employment, severance will be paid in equal installments over a 12 month period in accordance with the payroll policies and practices of the Company. The January 26, 2007 letter agreement was to be in effect until the Company achieved certain adult stem cell collection, revenue or financing milestones, or until the Compensation Committee of the Board of Directors determined to terminate the agreement. This supplemental agreement terminated in August 2007, by its terms. Mr. Weinreb’s original employment agreement provides that in the event of certain instances of disability, Mr. Weinreb is entitled to receive his base salary for three months followed by half his base salary for another three months.

Effective as of September 28, 2007, the Company entered into a letter agreement with Mr. Weinreb, pursuant to which Mr. Weinreb's employment agreement dated as of February 6, 2005 and amended as of August 12, 2005 and June 1, 2006 (together, the “Agreement”) (such Agreement being supplemented as of January 26, 2007, the effectiveness of which supplement has expired by its terms), was further amended to provide that: (a) Mr. Weinreb's base salary would be increased from $200,000 to $210,000; (b) the sole bonus to which he will be entitled shall be a quarterly bonus of $7,500 payable at the end of each quarterly period during the term commencing as of September 30, 2007; (c) in the event of termination of employment, any severance to which Mr. Weinreb is entitled under the Agreement shall equal the lesser of one year of his base salary or his base salary payable for the remainder of the term, in each case paid out over a 12 month period in accordance with the payroll policies and practices of the Company; and (d) any unused vacation to which Mr. Weinreb is entitled under the Agreement in any calendar year shall be forfeited without compensation. Other than as set forth therein, Mr. Weinreb's Agreement remained in full force and effect.

On April 20, 2005, the Company entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as the Company’s Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 1,500 shares of Common Stock pursuant to the Company’s 2003 EPP, with an exercise price equal to $10.00 per share. The option was to vest and become exercisable as to 500 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of the Company’s 2003 EPP and the Company’s Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 6,097 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 8,500 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

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Note 13 — Commitments and Contingencies  – (continued)

On January 26, 2007, the Company entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as the Company’s Vice President and General Counsel. This agreement supersedes Ms. Vaczy’s employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity will continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy will be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008. In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy is also entitled to receive a cash bonus upon the occurrence of certain milestones and shall also be eligible for additional cash bonuses in certain circumstances, in each case as may be approved by the Compensation Committee of the Board of Directors.

Ms. Vaczy is also entitled to payment of certain perquisites and/or reimbursement of certain expenses incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

Pursuant to Ms. Vaczy’s amended employment agreement dated January 26, 2007, in the event Ms. Vaczy’s employment is terminated prior to the end of the term (December 31, 2008), for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled to receive severance payments equal to $187,500 in the event the employment termination date is during 2007 and $215,700 in the event the employment termination date is during 2008, paid in accordance with the Company’s standard payroll practices for executives. In no event will such payments exceed the remaining salary payments in the term. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms.

In January 2008, the Company entered into a letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to the Company’s efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of the Company’s Common Stock (thus reducing the cash component of her salary for 2008 to $161,250). Accordingly, Ms. Vaczy was issued 3,729 shares of the Company’s Common Stock pursuant to the Company’s 2003 EPP which was based on a price per share of $1.70, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors. This issuance of Common Stock resulted in a charge to operations of $6,339. At Dr. Smith’s election, Ms. Vaczy received a portion of Dr. Smith’s bonus that was accrued and earned in 2007.

On August 29, 2008, the Company entered into a letter agreement with Ms. Vaczy, pursuant to which, in response to the Company’s efforts to conserve cash, Ms. Vaczy agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of the Company’s Common Stock (thus further reducing the cash component of her base salary for 2008). The number of shares so issued was based on $0.72, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which NeoStem agreed to pay total withholding taxes. All

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Note 13 — Commitments and Contingencies  – (continued)

such shares were issued under the Company’s 2003 EPP. This issuance of stock resulted in a charge to operations of $12,047. In connection therewith, the vesting of 22,500 shares of the Company’s Common Stock granted to Ms. Vaczy under the 2003 EPP on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May’s employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May was to be paid an annual salary of $165,000, payable in accordance with the Company’s standard payroll practices, and was entitled to participate in the Company’s benefit plans and perquisites generally available to other executives. Mr. May was granted, on his commencement date, an employee stock option under the Company’s 2003 EPP to purchase 1,500 shares of the Company’s Common Stock at a per share purchase price equal to $5.00, the closing price of the Common Stock on the commencement date, which was scheduled to vest as to 500 shares of Common Stock on the first, second and third anniversaries of the commencement date. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company in which he agreed to convert $12,692 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 1,731 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Mr. May further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 1,500 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Mr. May, pursuant to which Mr. May’s employment agreement dated as of January 19, 2006 was supplemented with new terms to provide that: (a) upon the first closings in the January 2007 private placement, Mr. May’s base salary would be paid at the annual rate of $132,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his original employment agreement); and (b) any bonus would only be paid upon approval by the Compensation Committee of the Board of Directors. Other than as set forth therein, Mr. May’s original employment agreement and all amendments thereto remained in full force and effect. This supplemental agreement was to terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, at the discretion of the Compensation Committee of the Board of Directors or at such time as Mr. May was no longer the Company’s Chief Financial Officer. This supplemental agreement terminated in August 2007, by its terms.

Under Mr. May’s original employment agreement, upon termination of Mr. May’s employment by the Company for any reason except a termination for cause, Mr. May is entitled to receive severance payments equal to one year’s salary, paid according to the same timing of salary as he is then receiving. No severance payments shall be made unless and until Mr. May executes and delivers to the Company a release of all claims against the Company. No other payments are to be made, or benefits provided, except as otherwise required by law.

On August 29, 2008, the Company entered into a letter agreement with Mr. May, pursuant to which, in response to the Company’s efforts to conserve cash, Mr. May agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Mr. May agreed to accept in lieu of $10,687.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,844 shares of the Company's Common Stock. The number of shares so issued was based on $0.72, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which the Company agreed to pay total withholding taxes. All such shares were issued under the Company’s 2003 EPP. This issuance of stock resulted in a charge to operations of $12,172. In connection therewith, the vesting of 5,000

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Note 13 — Commitments and Contingencies  – (continued)

shares of the Company’s Common Stock granted to Mr. May under the 2003 EPP on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

On February 21, 2003 the Company began leasing office space in Melville, New York at an original annual rental of $18,000. The lease was renewed through March 2007 with an annual rental of approximately $22,800. This lease was terminated effective October 1, 2006 which resulted in the loss of the security deposit of $3,000 tendered when the lease was originally signed. Rent expense for this office approximated $20,400 for the year ended December 31, 2006.

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, Suite 450, New York, New York. This space was subleased from an affiliate of Duncan Capital Group LLC (a former financial advisor to and an investor in the Company) and DCI Master LDC (the lead investor in the Company’s June 2006 private placement). Pursuant to the terms of the Agreement, the Company was obligated to pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company’s principal executive offices. On October 27, 2006, the Company amended this agreement to increase the utilized space for an additional payment of $2,000 per month. In May 2007, the Board of Directors approved an amendment to this agreement whereby, in exchange for a further increase in utilized space, the Company would pay on a monthly basis (i) $10,000 in cash and (ii) shares of the Company’s restricted Common Stock with a value of $5,000 based on the fair market value of the Common Stock on the date of issuance. Commencing in August 2007, the parties agreed this monthly fee of $15,000 would be paid in cash on a month to month basis. In February 2008, the Company was advised that a portion of this sublet space was no longer available. The Company agreed to utilize the smaller space for a monthly fee of $9,000 beginning in March 2008, as it was expected that many of our employees would be spending a majority of their time in Long Island, New York, helping to launch the ProHealthcare collection center. On September 24, 2008, the Company entered into a license agreement with a provider of executive office space (the “Licensor”) to use office space at 420 Lexington Avenue, Suite 300, New York, NY 10170 (the “New Office Lease”). The New Office Lease had an initial term from October 1, 2008 through September 30, 2009 at a monthly cost of $10,000, automatically renewing for successive one year terms unless 60 days’ prior written notice was given by either party. Monthly charges upon renewal were to be determined by Licensor. Beginning February 1, 2009, the Company had the right to terminate the New Office Lease provided, among other things, that 60 days’ prior written notice was given. Upon entering into the New Office Lease for office space at Suite 300, the Company further reduced the amount of office space it was utilizing at Suite 450 in the same building with a corresponding reduction in the monthly fee to $3,500 which was paid through December 31, 2008. NeoStem believed the combined office space at Suite 300 and Suite 450 at 420 Lexington Avenue, New York, NY, would be sufficient for its near term needs; however, sufficient space was again becoming available at Suite 450 and therefore 60 days’ prior written notice was given to Licensor in December 2008 that the Company would be terminating the lease at Suite 300 effective February 1, 2009. The Company anticipates entering into a lease directly with the landlord of Suite 450 and in the interim, has been paying a fee of $2,500 a month thereto since January 2009. The Company believes this space should be sufficient for its needs for the foreseeable future.

In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but the Company continues to occupy the space on a month-to-month basis. This space was sufficient for the Company’s past needs but the Company plans to close this facility by the end of the second quarter of 2009 and transfer its processing and storage operations to state of the art facilities operated by leaders in cell processing. It intends to utilize New England Cryogenic Center, Inc. (“NECC”), with whom it entered into a Master Services agreement and a first statement of work effective as of August 2007 to provide additional processing and cryogenic storage to the Company at its FDA registered and licensed facility in Newton, Massachusetts (the “NECC Facility”), to process and store for certain

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Note 13 — Commitments and Contingencies  – (continued)

research purposes, and to utilize Progenitor Cell Therapy LLC, with whom the Company entered into a Cell Processing and Storage Customer Agreement in January 2009, to process and store for commercial purposes at the cGMP level at its California and New Jersey facilities. In addition, pursuant to NeoStem’s second statement of work with NECC entered into in October 2008, NeoStem is currently paying $5,000 per month for the right to use shared laboratory space and certain administrative space at the NECC Facility. NS California also leased office space in Agoura Hills, California on a month-to-month basis from Symbion Research International at a monthly rental of $1,687. Effective March 31, 2008 we cancelled our space agreement with Symbion Research International. We currently do not anticipate a continuing need for office space in California. Rent for these facilities for the twelve months ended December 31, 2008, 2007 and 2006, was approximately $202,000, $215,000 and $79,000, respectively.

In November 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly-owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. SCTI contains an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called VSELs (very small embryonic like) stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (“SRA”) with the University of Louisville under which NeoStem will support further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D. a co-inventor of the VSEL technology and head of the Stem Cell Biology Program at the James Brown Cancer Center at the University of Louisville. The SRA calls for total payments of $375,000 over a two and one-half year period, as follows: (i) $100,000 (for which there was originally a $50,000 credit) upon receipt of all approvals and stem cell specimens on which to perform the research (the “First Payment Date”); (ii) $100,000 on the first yearly anniversary of the First Payment Date; (iii) $75,000 on the second yearly anniversary of the First Payment Date; and (iv) $25,000 upon the achievement of each of four specified milestones. It is anticipated this research will commence in April 2009. In October 2008, the SRA was amended to provide for certain additional research to be conducted as work preliminary to the first research aim under the SRA (“Pre-Aim 1”), for which approximately one-half of the $50,000 credit was utilized to pay the fee. This Pre-Aim 1 was completed in November 2008. The parties are in discussions to amend the SRA to accelerate the research based on the research results of Pre-Aim 1 having been obtained.

Under the License Agreement, SCTI agreed to engage in a diligent program to develop the VSEL technology. Certain license fees and royalties are to be paid to University of Louisville Research Foundation (“ULRF”) from SCTI, and SCTI is responsible for all payments for patent filings and related applications. Portions of the license may be converted to a non-exclusive license if SCTI does not diligently develop the VSEL Technology or terminated entirely if SCTI chooses to not pay for the filing and maintenance of any patents thereunder. The License Agreement, which has an initial term of 20 years, calls for the following specific payments: (i) reimbursement of $29,000 for all expenses related to patent filing and prosecution incurred before the effective date (“Effective Date”) of the license agreement (all of which has been paid); (ii) a non-refundable prepayment of $20,000 creditable against the first $20,000 of patent expenses incurred after the Effective Date, due upon commencement of research under the SRA, which will occur upon IRB approval and receipt of samples; (iii) a non-refundable license issue fee of $46,000, due upon commencement of research under the SRA; (iv) a non-refundable annual license maintenance fee of $10,000 upon issuance of the licensed patent in the United States; (v) a specified royalty percentage on net sales; (vi) specified milestone payments and (vii) specified payments in the event of sublicensing. Pursuant to a February 2009 amendment to the License Agreement the payments under (ii) and (iii) became due and were paid in March 2009. The License Agreement also contains certain provisions relating to “stacking,” permitting SCTI to pay royalties to ULRF at a reduced rate in the event it is required to also pay royalties to third parties exceeding a specified threshold for other technology in furtherance of the exercise of its patent rights or the manufacture of products using the VSEL technology. Although the funds obtained through the acquisition of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

SCTI funded certain early obligations under the Company’s agreements relating to the VSEL technology, substantial additional funds will be needed and additional research and development capacity will be required to meet its development obligations under the License Agreement and develop the VSEL technology. The Company has applied for Small Business Innovation Research (SBIR) grants and may also seek to obtain funds through applications for other State and Federal grants, direct investments, strategic arrangements as well as other funding sources to help offset all or a portion of these costs. It is seeking to develop increased internal research capability and sufficient laboratory facilities or establish relationships to provide such research capability and facilities. In this regard, in July 2008 the Company hired a Director of Stem Cell Research and Laboratory Operations and in October 2008 it entered into the second statement of work with NECC pursuant to which, among other things, NeoStem may use shared laboratory space and equipment at the NECC facility to perform Company independent research as well as isolation and processing of VSELs. In consideration for the Acquisition, the Company issued to UTEK 400,000 unregistered shares of its Common Stock for all the issued and outstanding common stock of SCTI. The value of the transaction is $940,000 and $669,000 has been capitalized as an intangible asset. In 2008, the Company paid $50,000 pursuant to these agreements.

Agreement and Plan of Merger

On November 2, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with China Biopharmaceuticals Holdings, Inc., a Delaware corporation (“CBH”), China Biopharmaceuticals Corp., a British Virgin Islands corporation and wholly-owned subsidiary of CBH (“CBC”), and CBH Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of NeoStem (“Merger Sub”). The Merger Agreement contemplates the merger of CBH with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”); provided, that prior to the consummation of the Merger, CBH will spin off all of its shares of capital stock of CBC to CBH’s stockholders in a liquidating distribution so that the only material assets of CBH following such spin-off (the “Spin-off”) will be CBH's 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (the “PRC”), plus net cash which shall not be less than $550,000. Erye specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products. Erye, which has been in business for more than 50 years, currently manufactures over 100 drugs on seven Good Manufacturing Practices (GMP) lines, including small molecule drugs.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of the shares of common stock, par value $.01 per share, of CBH (“CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,500,000 shares of NeoStem Common Stock (of which 150,000 shares will be held in escrow pursuant to the terms of an escrow agreement to be entered into between CBH and NeoStem). Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia Capital Partners, L.P. (“RimAsia”), a principal stockholder of NeoStem and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”), all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into (i) 5,383,009 shares of NeoStem Common Stock, (ii) 6,977,512 shares of Series C Convertible Preferred Stock, without par value, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at a conversion price of $.90 per share, and (iii) warrants to purchase 2,400,000 shares of NeoStem Common Stock at an exercise price of $0.80 per share.

At the Effective Time, in exchange for cancellation of all of the outstanding shares of Series A Convertible Preferred Stock, par value $.01 per share, of CBH (the “CBH Series A Preferred Stock”) held by Stephen Globus, a director of CBH, and/or related persons, NeoStem will issue to Mr. Globus and/or related persons

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

an aggregate of 50,000 shares of NeoStem Common Stock. NeoStem also will issue 60,000 shares of NeoStem Common Stock to Mr. Globus and 40,000 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH's expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation. NeoStem also will issue 200,000 shares to CBC to be held in escrow, payable if NeoStem successfully consummates its previously announced acquisition of control of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company and there are no further liabilities above $450,000.

Also at the Effective Time, subject to acceptance by the holders of all of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia), such warrants shall be cancelled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem Common Stock at an exercise price of $2.50 per share.

Upon consummation of the transactions contemplated by the Merger, NeoStem will own 51% of the ownership interests in Erye, and Suzhou Erye Economy and Trading Co. Ltd., a limited liability company organized under the laws of the PRC (“EET”), will own the remaining 49% ownership interest. In connection with the execution of the Merger Agreement, NeoStem, Merger Sub and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to finalization and approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem's 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,100,000), NeoStem will be entitled to receive the return of such additional paid-in capital.

Pursuant to the Merger Agreement, NeoStem has agreed to use its reasonable best efforts to cause the members of NeoStem's Board of Directors to consist of the following five members promptly following the Effective Time: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Madam Zhang Jian, the Chairman and Chief Financial Officer of CBH, the General Manager of Erye and a 10% holder of EET, and Richard Berman, Steven S. Myers and Joseph Zuckerman, each a director of NeoStem (the latter three to be independent directors, as defined under the NYSE Amex listing standards). NeoStem’s intention thereafter will be to cause the number of members constituting the Board of Directors of NeoStem to be increased from five to seven in accordance with NeoStem’s bylaws, as amended and to fill the two vacancies created thereby with one additional independent director (as defined under the NYSE Amex listing standards) to be selected by a nominating committee of the Board of Directors of NeoStem and with Eric Wei, the managing partner of RimAsia.

In connection with the Merger, NeoStem intends to file with the Securities and Exchange Commission (the “SEC”) a combined registration statement and proxy statement on Form S-4 (including any amendments, supplements and exhibits thereto, the “Proxy Statement/Registration Statement”) with respect to, among other

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

things, the shares of NeoStem Common Stock to be issued in the Merger (the “Issuance”) and a proposed amendment to NeoStem’s certificate of incorporation to effect an increase in NeoStem’s authorized shares of preferred stock, without par value, that may be necessary to consummate the transactions contemplated by the Merger Agreement (the “Charter Amendment”). The Merger has been approved by the NeoStem Board of Directors. The Issuance and Charter Amendment contemplated by the Merger Agreement are subject to approval by the stockholders of NeoStem and the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement are subject to approval by the stockholders of CBH.

In connection with execution of the Merger Agreement, each of the officers and directors of CBH, RimAsia, Erye and EET have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and are prohibited from selling their CBH Common Stock and/or NeoStem Common Stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Lock-Up Period”). Similarly, the officers and directors of NeoStem have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of NeoStem Common Stock in favor of the Issuance and are prohibited from selling their NeoStem Common Stock during the Lock-Up Period.

The transactions contemplated by the Merger Agreement are subject to the authorization for listing on the NYSE Amex (or any other stock exchange on which shares of NeoStem Common Stock are listed) of the shares to be issued in connection with the Merger, shareholder approval, approval of NeoStem's acquisition of 51% ownership interest in Erye by relevant PRC governmental authorities, receipt of a fairness opinion and other customary closing conditions set forth in the Merger Agreement. The Merger currently is expected to be consummated in the second quarter of 2009.

Share Exchange

On November 2, 2008, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”), with China StemCell Medical Holding Limited, a Hong Kong company (the “HK Entity”), Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company (“Shandong”), Beijing HuaMeiTai Bio-technology Limited Liability Company (“WFOE”) and Zhao Shuwei, the sole shareholder of the HK Entity (“HK Shareholder”), pursuant to which NeoStem agreed to acquire from the HK Entity all of the outstanding interests in the HK Entity, and through a series of contractual arrangements described below, obtain certain benefits from Shandong. Shandong is engaged in the business (the “Shandong Business”) of research, development popularization and transference of regenerative medicine technology (except for those items for which it does not have special approval) in the PRC.

The HK Shareholder owns 100% of the ownership interests in the HK Entity, and the HK Entity owns 100% of ownership interests in the WFOE. The WFOE seeks to obtain benefits from Shandong through a series of contractual arrangements memorialized through several documents known as variable interest entity documents (collectively, the “VIE Documents”). The relevant VIE Documents, to which the WFOE, Shandong and the founder of Shandong, Dr. Wang Taihua, are parties, include a power of attorney, an exclusive technical and consulting service agreement, a loan agreement, a share pledge agreement and an exclusive option agreement.

Pursuant to the terms and subject to the conditions set forth in the Share Exchange Agreement, NeoStem will acquire all of the outstanding shares of capital stock of the HK Entity (the “HK Shares”), in exchange (the “Share Exchange”) for up to 5,000,000 shares (the “Exchange Shares”) of NeoStem Common Stock. The Exchange Shares will be issuable at the closing of the transactions contemplated by the Share Exchange Agreement (the “Closing”) as follows: (i) 4,000,000 shares of NeoStem Common Stock will be issued to the HK Shareholder and (ii) 1,000,000 shares of NeoStem Common Stock will be issued to the HK Shareholder in escrow (the “Escrow Shares”), the certificates for which will be held pursuant to the terms of an escrow

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

agreement to be entered into between NeoStem and the HK Shareholder. Subject to the terms and conditions of the escrow agreement, 500,000 Escrow Shares will be released from escrow within 30 days after the first 50,000,000 RMB (or approximately U.S. $7,100,000) sales revenue are achieved in the PRC by Shandong (the “Revenue Milestone”) and 500,000 Escrow Shares will be released within 30 days after the last of three collection and storage banks in three provinces in the PRC (i.e., one such bank in each such province) is established by Shandong (the “Storage Bank Milestone”). 500,000 Escrow Shares will revert to NeoStem if the Revenue Milestone is not met on or before December 31, 2009 and 500,000 Escrow Shares will revert to NeoStem if the Storage Bank Milestone is not met on or before the date of the second anniversary of the Closing.

In connection with the Share Exchange, NeoStem intends to file with the SEC the combined Proxy Statement/Registration Statement referred to under Agreement and Plan of Merger (above), to, among other things, seek stockholder approval of the Share Exchange. The Share Exchange has been approved by the NeoStem Board of Directors, subject to approval by the stockholders of NeoStem.

The transactions contemplated by the Share Exchange Agreement are subject to the authorization for listing on the NYSE Amex (or any other stock exchange on which shares of NeoStem Common Stock are listed or quoted) of the Exchange Shares, stockholder approval, regulatory approval and other customary closing conditions set forth in the Share Exchange Agreement. The Share Exchange currently is expected to close in the second quarter of 2009.

Note 14 — Subsequent Events

In January 2009, the Company entered into a Cell Processing and Storage Customer Agreement (the “PCT Agreement”) with Progenitor Cell Therapy LLC (“PCT”). Under the PCT Agreement, PCT will provide to the Company autologous adult stem cell processing and storage services utilizing current Good Manufacturing Practices (“cGMP”) standards. Such services will be provided at both PCT’s California and New Jersey facilities. The Company agrees to use PCT for processing and storage services for commercial purposes on an exclusive basis commencing with such time as PCT completes certain preliminary services and is ready and able to start the processing and storage services as required by the agreement. PCT agrees to provide to us stem cell processing and long term storage services for our business on an exclusive basis. Prior to commencing these services, PCT agrees to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services are cGMP compliant. The agreement sets forth agreed upon fees for the delivery of the services as well as providing for a one-time payment of $35,000 for the preliminary services of which $20,000 has been paid to date. The agreement is for a four year term, subject to earlier termination on 365 days notice as set forth in the agreement. In March 2009, the Company and PCT entered into a second agreement to expand PCT’s services to include its developing a plan to set up a stem cell processing and manufacturing operation in Beijing, China that the Company would pursue in partnership with an off-shore entity. This plan would support research and cell therapy development and manufacturing operations. The plan will include a conceptual architectural design, cost estimates for construction, facility validation to meet cGMP standards, equipment requirements and estimated costs of equipment procurement, and other related matters. The plan is required to be completed by April 17, 2009, subject to PCT having received the technical information reasonably necessary to complete the plan. PCT’s fees for this work will be $100,000 (of which $50,000 was paid in March 2009 upon the effectiveness of the agreement) plus expenses.

In January 2009, the Company entered into an agreement with a physician pursuant to which this physician was retained as a consultant in anti-aging, to provide expertise relating to regenerative procedures with stem cell applications, as well as training and educational presentations. The term of this agreement is January 2009 through December 31, 2011. In consideration for providing these services, pursuant to the agreement the physician is to receive an annual fee of $120,000 payable as to (i) $96,000 in equal monthly installments of $8,000 on the last day of each month during the term of the agreement and (ii) $24,000 by the issuance of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

shares of the Company’s Common Stock under the 2003 EPP in equal monthly installments of $2,000 on the last day of each month during the term of the agreement at a per share purchase price equal to the closing price of the Common Stock on the last day of each month, which payment shall be made in cash in the event shares under the 2003 EPP are unavailable. In February and March 2009, 2,352 and 3,571 shares of Common Stock, respectively, were issued to the physician pursuant to this agreement. In February 2009, the Company entered into another agreement with this physician pursuant to which the Company was granted a worldwide, exclusive, royalty bearing, perpetual and irrevocable license (with the right to sublicense) to certain innovative stem cell technologies and applications for cosmetic facial and body procedures and skin rejuvenation. This agreement calls for the following payments to be made to the physician: (i) an annual payment and (ii) a specified royalty on sales of products developed incorporating the licensed technology.

In January 2009, the Company entered into an agreement with a consultant which has been providing investor relation services to the Company since 2005, pursuant to which this consultant was retained to provide additional investor relations/media relations services from January 1, 2009 to May 31, 2009. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 40,000 shares of restricted Common Stock, to vest as to 8,000 shares on the last day of each month of January through May 2009. The issuance of such securities is subject to the approval of the NYSE Amex.

In January 2009, the Company issued to its grant consultant, 20,000 shares of restricted Common Stock as a bonus under the consultant’s Consulting Agreement with the Company dated February 8, 2008, in consideration for such consultant being instrumental in securing the Company’s inclusion in the Department of Defense Fiscal Year 2009 Appropriations Bill in the net amount of approximately $680,000. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in January 2009. The Company has entered into a new consulting agreement with such grant consultant for a one-year term commencing as of January 1, 2009, pursuant to which it will provide assistance to the Company in the following areas: (i) with regard to negotiation, drafting and finalization of contracts; (ii) in the development of strategic plans; (iii) with regard to funding from various agencies of the State of New Jersey and Federal government; and (iv) with other assignments it may receive from time to time. In consideration for such services, the consultant will be issued shares of the Company’s restricted Common Stock equal to a value of $60,000 based on the closing price of the Company’s Common Stock on the date of execution of the agreement, to vest as to one-half of such shares on June 30, 2009 and the remaining one-half of such shares on December 31, 2009. The issuance of such securities is subject to the approval of the NYSE Amex.

In January 2009, the Company issued to a marketing consultant 12,000 shares of restricted Common Stock pursuant to the terms of a three month consulting agreement entered into in October 2008, scheduled to vest pursuant to the agreement as to 4,000 shares at the end of each 30 day period during the term. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in January 2009.

In January 2009, the Company issued to a member of its Scientific Advisory Board 20,000 shares of Common Stock under the 2003 EPP, in consideration of this individual’s contribution to a special project related to the design of a cardiac stem cell clinical trial for end stage cardiomiopathy anticipated to be conducted in the People’s Republic of China.

In February 2009, the Company entered into a consulting agreement with a physician to provide services to the Company including providing medical expertise in the areas of apheresis and laboratory medicine and to serve (as needed) as medical director for companies in the Company’s stem cell collection center network as well as other related activities, in consideration for which the physician is to receive a monthly fee of $5,000 and a one-time payment of 10,000 shares of Common Stock under the 2003 EPP, which shares were issued as of February 2009.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

In February 2009, the Company issued to a consultant a five year warrant to purchase 5,000 shares of Common Stock at a purchase price of $1.40 per share. This warrant was issued in consideration of services rendered after the expiration of an October 2007 consulting agreement with the Company pursuant to which this consultant was engaged to create marketing materials for our sales and marketing staff. The issuance of this warrant was subject to the approval of the NYSE Amex and vested on issuance.

The employment agreements for members of the Company’s management (excluding the Chief Executive Officer) expired between December 31, 2008 and January 19, 2009. However, the Company has continued to compensate these individuals based on their base salary and employee benefits that would otherwise be due to such individuals under such agreements. In order to conserve the Company’s current cash, commencing with the pay period ended January 31, 2009, the Chief Executive Officer has been deferring payment of one-half of her base salary and commencing with the pay period ended February 15, 2009, the other members of management also have been deferring payment of one-half of their respective base salaries.

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Company’s proposed Merger and Share Exchange transactions and other ongoing obligations of the Company, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia, a principal stockholder of the Company (the “Payee”) in the principal amounts of $400,000 and $750,000, respectively. The Notes bear interest at the rate of 10% per annum and are due and payable on October 31, 2009 (the “Maturity Date”), except that all principal and accrued interest on the Notes shall be immediately due and payable in the event the Company raises over $10 million in equity financing prior to the Maturity Date. The Notes contain standard events of default and in the event of a default that is not subsequently cured or waived, the interest rate will increase to a rate of 15% per annum and, at the option of the Payee and upon notice, the entire unpaid principal balance together with all accrued interest thereon will be immediately due and payable. The Notes or any portion thereof may be prepaid at any time and from time to time at the discretion of the Company without premium or penalty.

In March 2009, the Company entered into an agreement with a consultant which has been providing financial market related services to the Company since 2008, pursuant to which this consultant was retained to provide additional financial market related services for a three month period. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of restricted Common Stock, to vest as to one-third of the shares at the end of each monthly period during the term; a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, vesting in its entirety at the end of the term; and an aggregate of $15,000 in cash. The issuance of such securities is subject to the approval of the NYSE Amex.

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$392,791	$430,786
Accounts receivable	12,109	7,193
Prepaid expenses and other current assets	136,274	92,444
Total current assets	541,174	530,423
Property and equipment, net	84,428	99,490
Goodwill	558,169	558,169
Intangible Asset	624,986	633,789
Other assets	2,112	2,445
	$1,810,869	$1,824,316
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY
Current liabilities:
Accounts payable	$742,580	$508,798
Accrued liabilities	612,759	427,767
Note payable, due related party	1,150,000	—
Notes payable	77,880	—
Unearned revenues	24,527	9,849
Capitalized lease obligations – current portion	7,546	14,726
Total current liabilities	2,615,292	961,140
Total Liabilities	2,615,292	961,140
Stockholders’ (Deficit)/Equity:
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value 10 shares of common stock per share; $0.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares	100	100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 7,917,406 March 31, 2009 and 7,715,006 December 31, 2008	7,917	7,715
Additional paid-in capital	41,049,112	40,849,670
Accumulated deficit	(41,861,552)	(39,994,309)
Total stockholders’ (deficit) equity	(804,423)	863,176
	$1,810,869	$1,824,316

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Earned revenues	$45,138	$693
Direct costs	23,550	—
Gross profit	21,588	693
Selling, general and administrative	1,878,536	2,524,331
Operating loss	(1,856,948)	(2,523,638)
Other income (expense):
Interest income	304	—
Interest expense	(10,599)	(3,551)
Net loss	$(1,867,243)	$(2,527,199)
Basic and diluted
Net loss per share	$(.24)	$(.52)
Weighted average shares outstanding	7,802,894	4,904,542

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(1,867,243)	$(2,527,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Common shares issued and stock options granted for services rendered	199,643	1,325,289
Depreciation and amortization	29,893	16,225
Changes in operating assets and liabilities:
Accounts receivable	(4,916)	(2,262)
Prepaid expenses and other current assets	(43,830)	(86,582)
Unearned revenues	14,678	(693)
Accounts payable, accrued expenses, and other current liabilities	418,777	(126,527)
Net cash used in operating activities	(1,252,999)	(1,401,739)
Cash flows from investing activities:
Acquisition of equipment	(5,695)	(2,379)
Net cash used in investing activities	(5,695)	(2,379)
Cash flows from financing activities:
Proceeds from advances on notes payable	1,283,720	126,993
Payments of capitalized lease obligations	(7,180)	(5,886)
Repayments of notes payable	(55,841)	(51,440)
Net cash provided by financing activities	1,220,699	69,667
Net decrease in cash and cash equivalents	(37,995)	(1,334,451)
Cash and cash equivalents at beginning of period	430,786	2,304,227
Cash and cash equivalents at end of period	$392,791	$969,776

	Three Months Ended March 31,
	2009	2008
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$10,599	$3,167
Supplemental Schedule of Non-cash Financing Activities:
Issuance of restricted common stock for services	$104,850	$72,800
Issuance of common stock for services rendered	$51,079	$264,352
Issuance of common stock for compensation	$—	$66,515
Issuance of warrants for services	$42,918	$23,808
Issuance of common stock for payment of debt	$—	$5,646
Compensatory element of stock options	$59,770	$645,421
Vesting of restricted common stock during period	$45,876	$319,547

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

NeoStem, Inc. (“NeoStem” or the “Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com.

NeoStem is engaged in a platform business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors which can then be accessed for their own future medical treatment. We are managing a network of adult stem cell collection centers in major metropolitan areas of the United States. We have also entered the research and development arenas, through the acquisition of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body. On January 19, 2006, we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. The Company is also pursuing other technologies to advance its position in the field of stem cell tissue regeneration.

On August 9, 2007, the Company’s Common Stock commenced trading on the American Stock Exchange (now NYSE Amex) under the symbol “NBS.”

Note 2 — Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2009 and December 31, 2008, the results of operations for the three months ended March 31, 2009 and 2008 and the cash flows for the three months ended March 31, 2009 and 2008. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year.

The December 31, 2008 consolidated balance sheet has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K.

Principles of Consolidation:  The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned subsidiaries, NeoStem Therapies, Inc. and Stem Cell Technologies, Inc. All intercompany transactions and balances have been eliminated.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Cash Equivalents:  Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents in the consolidated statement of cash flows.

Concentrations of Credit-Risk:  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

Allowance for Doubtful Accounts:  The Company establishes an allowance for doubtful accounts to provide for accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, the Company analyzes the collectability of individual large or past due accounts customer-by-customer and establishes reserves for accounts that it determines to be doubtful of collection. There was no allowance for doubtful accounts necessary at March 31, 2009 and December 31, 2008.

Property and Equipment:  The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 5 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes:  The Company, in accordance with SFAS 109, “Accounting for Income Taxes,” recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns.

Comprehensive Income (Loss):  Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At March 31, 2009 and December 31, 2008 there were no such adjustments required.

Goodwill:  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2008 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year.

Intangible Asset:  SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which consists of patents and rights associated with the Very Small Embryonic Like (“VSEL”) Stem Cells which constitutes the principal assets acquired in the acquisition of Stem Cell Technologies, Inc., have been assigned a useful life and are amortized on a straight-line basis over a period of twenty years.

Impairment of Long-lived Assets:  We review long-lived assets and certain identifiable intangibles to be held and used for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that we expect to hold and use may not be recoverable, we will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Accounting for Stock Based Compensation:  In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The Company has adopted SFAS No. l23(R) effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued during 2008, 2007 and 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option. There were no options issued during the three months ended March 31, 2009. With regard to stock options and warrants issued to non-employees the Company has adopted EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services.”

Earnings Per Share:  Basic (loss)/earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net (loss)/income available to common stockholders by the weighted average shares outstanding during the period. Diluted (loss)/earnings per share, which is calculated by dividing net (loss)/income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented. For the three months ended March 31 2009 and 2008 the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share. At March 31, 2009 and 2008 the company had common stock equivalents outstanding as follows:

	March 31, 2009	March 31, 2008
Stock Options	1,718,300	1,826,800
Warrants	5,305,692	2,107,688

Advertising Policy:  All expenditures for advertising are charged against operations as incurred.

Revenue Recognition:  The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company also earns revenue, in the form of start up fees, from physicians seeking to establish autologous adult stem cell collection centers. These fees are in consideration of the Company establishing a service territory for the physician. Start up fees are recognized once the agreement has been signed and the physician has been qualified by the Company’s credentialing committee.

Note 3 — Recent Accounting Pronouncements

In April 2009, the FASB issued FSP FAS 141(R)-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”. This FSP amends the guidance in FASB Statement No. 141(R) and is effective for the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating the requirements of this pronouncement on our proposed merger with China Biopharmaceuticals Holdings, Inc. but do not anticipate this will have an impact on the merger or our financial position if the merger is approved by shareholders.

In June 2008, FASB ratified EITF No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

Early application is not permitted. At the present time we do not have any such equity instruments but we are assessing the potential impact of this EITF on our future financial condition and results of operations.

Note 4 — Notes Payable

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Company’s proposed Merger and Share Exchange transactions, other initiatives in China as well as other ongoing obligations of the Company, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia Capital Partners, L.P. (“RimAsia”), a principal stockholder of the Company, in the principal amounts of $400,000 and $750,000, respectively. The notes bear interest at the rate of 10% per annum and are due and payable on October 31, 2009, except that all principal and accrued interest on the Notes shall be immediately due and payable in the event the Company raises over $10 million in equity financing prior to October 31, 2009. The notes contain standard events of default and in the event of a default that is not subsequently cured or waived, the interest rate will increase to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon will be immediately due and payable. The notes or any portion thereof may be prepaid at any time and from time to time at the discretion of the Company without premium or penalty. On April 9, 2009 these notes and the related accrued interest were repaid from the proceeds of an $11 million offering of units consisting of shares of the Company’s Series D Convertible Redeemable Preferred Stock and warrants to purchase shares of Common Stock (See Note 8 — Subsequent Events).

The Company has financed certain insurance polices and has notes payable at March 31, 2009 in the amount of $77,880 related to these policies. These notes require monthly payments and mature in less than one year.

Note 5 — Stockholders’ Equity

Common Stock:

In January 2009, the Company entered into an agreement with a physician who was retained as a consultant. The term of this agreement is January 2009 through December 31, 2011. As part of the consideration for providing services, the physician is to receive $24,000 annually, by the issuance of shares of the Company’s Common Stock under the 2003 EPP in equal monthly installments of $2,000 on the last day of each month during the term of the agreement at a per share purchase price equal to the closing price of the Common Stock on the last day of each month, which payment shall be made in cash in the event shares under the 2003 EPP are unavailable. During the three months ended March 31, 2009, 7,984 shares of Common Stock, with a value of $6,000, were issued to the physician pursuant to this agreement.

In January 2009, the Company entered into an agreement with a consultant which has been providing investor relation services to the Company since 2005, pursuant to which this consultant was retained to provide additional investor relations/media relations services from January 1, 2009 to May 31, 2009. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 40,000 shares of restricted Common Stock, to vest as to 8,000 shares on the last day of each month of January through May 2009. The stock issued to this consultant had a value of $27,600 of which $16,560 was recognized as an operating expense in the three months ended March 31, 2009 based on the vesting of the Common Stock. The issuance of such securities is subject to the approval of the NYSE Amex.

In January 2009, the Company issued to its grant consultant, 20,000 shares of restricted Common Stock, with a value of $13,800 as a bonus under the consultant’s Consulting Agreement with the Company dated February 8, 2008, in consideration for such consultant being instrumental in securing the Company’s inclusion in the Department of Defense Fiscal Year 2009 Appropriations Bill in the net amount of approximately $680,000. The issuance of such securities was subject to the approval of the NYSE Amex, which approval

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Stockholders’ Equity  – (continued)

was obtained in January 2009. The Company has entered into a new consulting agreement with such grant consultant for a one-year term commencing as of January 1, 2009. In consideration for services, the consultant will be issued shares of the Company’s restricted Common Stock equal to a value of $60,000 based on the closing price of the Company’s Common Stock on the date of execution of the agreement, which has been determined to be 67,416 shares, to vest as to one-half of such shares on June 30, 2009 and the remaining one-half of such shares on December 31, 2009. The issuance of such securities are subject to the approval of the NYSE Amex. For the three months ended March 31, 2009 the Company has recognized $15,000 as an operating expense relating to these shares.

In January 2009, the Company issued to a marketing consultant 12,000 shares of restricted Common Stock, with a value of $8,280, pursuant to the terms of a three month consulting agreement entered into in October 2008, scheduled to vest pursuant to the agreement as to 4,000 shares at the end of each 30 day period during the term. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in January 2009.

In January 2009, the Company issued to a member of its Scientific Advisory Board 20,000 shares of Common Stock under the 2003 EPP, with a value of $15,000, in consideration of this individual’s contribution to a special project related to the design of a cardiac stem cell clinical trial for end stage cardiomiopathy anticipated to be conducted in the People’s Republic of China.

In February 2009, the Company entered into a consulting agreement with a one year term commencing March 1, 2009, with a physician to provide services to the Company including providing medical expertise in the areas of apheresis and laboratory medicine and to serve (as needed) as medical director for centers in the Company’s stem cell collection center network as well as other related activities, in partial consideration for which the physician is to receive a one-time payment of 10,000 shares of Common Stock under the 2003 EPP, which shares were issued as of February 2009. Such shares had a value of $8,000.

In March 2009, the Company entered into an agreement with a consultant which has been providing financial market related services to the Company since 2008, pursuant to which this consultant was retained to provide additional financial market related services for a three month period. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of restricted Common Stock, with a value of $17,250, to vest as to one-third of the shares at the end of each monthly period during the term. Based on these vesting terms, the Company has recognized $5,750 as an operating expense in the three months ended March 31, 2009. This consultant was also issued a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, with a value of $16,867. (See Warrants below). The issuance of such securities is subject to the approval of the NYSE Amex.

Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company. A total of 5,305,692 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of March 31, 2009 at prices ranging from $.78 to $8.00 and expiring through March 2014.

In February 2009, the Company issued to a consultant a five year warrant to purchase 5,000 shares of Common Stock at a purchase price of $1.40 per share, with a value of $3,338. This warrant was issued in consideration of services rendered after the expiration of an October 2007 consulting agreement with the Company pursuant to which this consultant was engaged to create marketing materials for our sales and marketing staff. The issuance of this warrant was subject to the approval of the NYSE Amex and vested on issuance.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Stockholders’ Equity  – (continued)

In March 2009, the Company entered into an agreement with a consultant to provide financial market related services for a three month period beginning March 2009. As partial consideration for providing services under this agreement, the Company agreed to issue to the consultant a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, with a value of $16,867, vesting in its entirety at the end of the term; for the three months ended March 31, 2009 the Company recognized $5,622 as an operating expense. The issuance of this warrant is subject to the approval of the NYSE Amex.

In the Company’s August 2007 public offering, units were issued comprised of shares of the Company’s Common Stock, and Class A warrants to purchase an aggregate of 635,000 shares of Common Stock. The Company also issued to its underwriter group warrants (the “Underwriter Warrants”) to purchase an aggregate of 95,250 shares of Common Stock. The Class A Warrants were issued pursuant to the terms of a Restated Warrant Agreement made as of August 14, 2007 between the Company and the Class A Warrant agent. The Underwriter Warrants were issued individually to each member of the underwriting group. The Underwriter Warrants had a higher exercise price ($6.50) than that of the Class A Warrants, and unlike the Class A Warrants, could not be exercised for a period of one year from the date of issuance and contained provisions for cashless exercise. In September, 2008 the Company made the determination that certain of the Underwriter Warrants totaling 86,865 shares of Common Stock, should be accounted for as a derivative liability and reported on our balance sheet as such. Upon the closing of our August 2007 public offering the fair value and thus the derivative liability value of these certain Underwriter Warrants was $195,551. At December 31, 2008 the derivative liability value associated with these certain Underwriter Warrants was $0 and at March 31, 2009 the derivative liability value of these Underwriter Warrants was $32,514 and has been reflected as an accrued liability as of March 31, 2009.

At March 31, 2009, the outstanding warrants by range of exercise prices are as follows:

Exercise Price	Number Outstanding March 31, 2009	Weighted Average Remaining Contractual Life (Years)	Number Exercisable March 31, 2009
$0.78 to $3.02	3,295,709	4.36	2,504,045
$3.02 to $5.27	184,250	2.91	184,250
$5.27 to $7.51	802,761	3.43	802,761
$7.51 to $8.00	1,022,972	3.36	1,022,972
	5,305,692		4,514,028

Options:

The Company’s 2003 Equity Participation Plan (the “2003 EPP”) permits the grant of share options and shares to its employees, directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock compensation. All stock options under the 2003 EPP are generally granted at the fair market value of the Common S tock at the grant date. Employee stock options vest ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 10 years from the grant date.

Effective January 1, 2006, the Company’s 2003 EPP is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Stockholders’ Equity  – (continued)

SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

The Company’s results include d share-based compensation expense of $59,770 and $645,421 for the three months ended March 31, 2009 and 2008, respectively. Such amounts have been included in the consolidated statements of operations within general and administrative expenses.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award and those options that vested upon the accomplishment of business milestones. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are accomplished. At March 31, 2009 there were options to purchase 265,000 shares outstanding that will vest on the accomplishment of certain business milestones.

The weighted average estimated fair value of stock options granted in the three months ended March 31, 2009 and 2008 were $0 and $1.48, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During the three months ended March 31, 2009 and the years ended 2008, 2007 and 2006, the Company took into consideration the guidance under SFAS 123(R) and SAB No. 107 when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

The range of assumptions made in calculating the fair values of options are as follows:

	Three Months Ended March 31,
	2009	2008
Expected term (in years)	None Issued	10
Expected volatility	None Issued	119% to 121%
Expected dividend yield	None Issued	0%
Risk-free interest rate	None Issued	3.64% to 3.85%

Stock option activity under the 2003 Equity Participation Plan is as follows:

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance December 31, 2008	1,725,300	$0.71 – $25.00	$3.96
Granted	—
Exercised	—
Expired	(2,000)
Cancelled	(5,000)
Balance March 31, 2009	1,718,300	$0.71 – $25.00	$3.96	7.78	$—
Vested and Exercisable at March 31, 2009	1,389,300		$4.10	7.56	$—

(1)	— All options are exercisable for a period of ten years.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Stockholders’ Equity  – (continued)

Exercise Price	Number Outstanding March 31, 2009	Weighted Average Remaining Contractual Life (Years)	Number Exercisable March 31, 2009
$0.71 to $4.17	827,000	8.82	663,000
$4.17 to $7.63	800,200	7.86	639,200
$7.63 to $11.08	50,000	6.70	46,000
$11.08 to $14.54	3,000	4.92	3,000
$14.54 to $25.00	38,100	6.27	38,100
	1,718,300		1,389,300

Options are usually granted at an exercise price at least equal to the fair value of the Common Stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company.

As of March 31, 2009, there was approximately $1,086,300 of total unrecognized compensation costs related to unvested stock option awards of which $92,500 of unrecognized compensation expense is related to stock options that vest over a weighted average life of .25 years. The balance of $993,800 of unrecognized compensation costs is related to stock options that vest based on the accomplishment of business milestones.

	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2008	435,250	$2.93
Issued	—
Expired	(2,000)
Canceled	(5,000)	2.81
Vested	(99,250)	1.68
Exercised	—
Non-Vested at March 31, 2009	329,000	$3.35

The total value of shares vested during the three months ended March 31, 2009 was $59,770.

Note 6 — Segment Information

To date, the Company’s operations have been conducted in only one geographical segment and since March 31, 2007 the Company has realized revenue only from the banking of adult autologous stem cells.

Note 7 — Related Party Transactions

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Company’s proposed Merger and Share Exchange transactions and other ongoing obligations of the Company, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia, a principal stockholder of the Company in the principal amounts of $400,000 and $750,000, respectively. The notes bear interest at the rate of 10% per annum and are due and payable on October 31, 2009, except that all principal and accrued interest on the notes shall be immediately due and payable in the event the Company raises over $10 million in equity financing prior to October 31, 2009. The notes contain standard events of default and in the event of a default that is not subsequently cured or waived, the interest rate will increase to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon will be immediately due and payable. The notes or any portion thereof may be prepaid at any time and from time to time at the discretion of the Company without premium or penalty. On April 9, 2009 these notes and the related accrued interest were repaid from the proceeds of an $11 million offering of preferred stock in which RimAsia purchased $5 million of Company securities. (See Note 8 — Subsequent Events).

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events

On April 9, 2009, the Company completed a private placement financing totaling $11 million from three Asia-based investors. The financing consisted of the issuance of 880,000 units priced at $12.50 per unit, with each unit consisting of one share of the Company’s Series D Convertible Redeemable Preferred Stock (“Series D Stock”) (convertible, subject to shareholder approval as described below, into ten shares of Common Stock) and ten warrants with each warrant to purchase one share of Common Stock.

Upon the affirmative vote of holders of a majority of the voting power of the Company’s Common Stock required pursuant to the Company’s Amended and Restated By-Laws and the NYSE Amex, each share of Series D Stock will automatically be converted into ten (10) shares of Common Stock at an initial conversion price of $1.25 per share based on an original issue price of $12.50 per share; provided that if by October 31, 2009 such affirmative vote is not achieved, the Company must redeem all shares of Series D Stock at a redemption price per share of $12.50 plus the accrued dividends as of such date. The Series D Stock has an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on each anniversary of the issue date, provided that the shares of Series D Stock remain outstanding on such date or (ii) upon a liquidation, dissolution or winding up of the Company. The Series D Stock (i) ranks senior to all of the Company’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) does not have any voting rights, (iii) does not have any anti-dilution protection, and (iv) does not have any preemptive rights. The warrants have a per share exercise price equal to $2.50 and are callable by the Company if the Common Stock trades at a price equal to a minimum of $3.50 for a specified period of time. Subject to the affirmative vote of the Company’s shareholders and the rules of the NYSE Amex, the warrants will become exercisable for a period of five years. The securities sold were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation S and Regulation D, each promulgated under the Securities Act and may not be resold in the United States or to U.S. persons unless registered under the Securities Act or pursuant to an exemption from registration under the Securities Act.

The investing firms were RimAsia Capital Partners, L,P, (“RimAsia”), a pan-Asia private equity firm operating in partnership with a regional network of strategic investors drawn from leading Asian families and companies, investing $5 million for 400,000 units; Enhance Biomedical Holding Corporation based in Shanghai, also investing $5 million for 400,000 units and Elancrest Investments Ltd., a Singapore-based firm, investing $1 million for 80,000 units. RimAsia previously invested $1.25 million in NeoStem, as was announced on September 3, 2008. The funds will be used to support the development of NeoStem’s VSEL (very small embryonic-like stem cells) technology licensed from the University of Louisville and help advance NeoStem’s expansion activities in China, including those relating to recent licenses acquired, its pending acquisitions and medical tourism — defined as travel to a foreign country by people whose primary and explicit purpose is to receive advanced medical therapies — relating to wounds, orthopedics and regenerative medicine. NeoStem hopes to be a part of the growing medical tourism industry through its connections with leading physicians in China and the U.S. NeoStem plans to connect U.S. citizens with advanced therapies not yet available in the U.S., and to attract people from other countries to seek safe and effective regenerative therapies as they become available here. A portion of the funds also will be used to expand U.S. — based operations including for general corporate purposes. In addition, a portion of the proceeds were used to repay $1,150,000 in bridge financing (see Note 4 — Notes Payable) received from RimAsia in February and March 2009, plus $12,014 in interest on the bridge financing and other costs recently advanced by RimAsia in connection with the Company’s expansion activities in China totaling $472,559.09. The notes issued in the bridge financing provided that all principal and accrued interest on the notes would be immediately due and payable in the event the Company raised over $10 million in equity financing prior to October 31, 2009. As a result of the private placement financing, such amounts became due and have been paid as described above.

The Company has entered into an agreement for the lease of executive office space from SLG Graybar Sublease LLC (the “Landlord”) at Suite 450, 420 Lexington Avenue, New York, with a lease term effective April 1, 2009 through June 30, 2013 (the “Lease”). Rental and utility payments are currently in the aggregate

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events  – (continued)

approximate monthly amount of $20,100. To help defray the cost of the Lease, the Company has licensed to third parties the right to occupy certain of the offices in Suite 450 and use certain business services. Such license payments currently total approximately $13,860 per month and the license agreements are for periods of one year or less. The CEO of one such licensee, Promethean Corporation, is in an exclusive relationship with the Company’s CEO. The Lease was entered into pursuant to an assignment and assumption of the original lease from the original lessor thereof, DCI Master LDC (the lead investor in a private placement by the Company in June 2006) and affiliates of DCI Master LDC and Duncan Capital Group LLC (a former financial advisor to and an investor in the Company), for which original lease a principal of such entities acted as guarantor (the “Guarantor”), a consent to such assignment from the Landlord and a lease modification agreement between the Company and the Landlord, such documents being dated April 13, 2009 with effective delivery April 17, 2009. The Company was credited with an amount remaining as a security deposit with the Landlord from such original lessor (the “Security Deposit Credit”), was required to deposit an additional amount with the Landlord to replenish the original amount of security for the Lease and pay an amount equal to the Security Deposit Credit to the Guarantor of the original lease. The total payments made by the Company for such security deposit and payment of the Security Deposit Credit to the Guarantor were in the approximate aggregate amount of $157,100. Richard Berman, a director of the Company, utilizes an office in Suite 450 in his capacity as Chairman of the Company’s Audit, Compensation and Nominating Committees and for other business purposes.

In order to advance our regenerative medicine business abroad and expand our expertise into a new area, on April 13, 2009, the Company entered into a License Agreement (the “License Agreement”) with Regenerative Sciences, LLC (“RSI”) with an effective date of March 3, 2009 pursuant to which the Company acquired an exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, for the Asia territory, to use an innovative process that rapidly grows a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure has been developed by RSI, a Colorado-based company focused on developing a medical procedure for the treatment of chronic orthopedic conditions. The licensed intellectual property consists of two issued patents, seven pending patent applications and know-how and improvements relating thereto all as set forth in the License Agreement. The License Agreement provides for a specified percentage of royalties to be paid to RSI by the Company and certain diligence obligations of the Company.

On May 1, 2009, the Company and RSI entered into a three year consulting agreement effective March 3, 2009 whereby RSI will provide to the Company consulting services in the area of stem cell therapy in orthopedics for the development of business in Asia in return for which the Company has agreed to pay to the consultant an annual cash fee, payable monthly, and certain stated equity over the term of the agreement.

On April 23, 2009, the Company entered into a License Agreement with Vincent Falanga, M.D., pursuant to which the Company acquired a world-wide, exclusive, royalty bearing license, with the right to sublicense, to certain innovative stem cell technology and applications for wound healing. The term of the License Agreement continues until the later of ten years from the first commercial sale or the last to expire patent claim. The licensed intellectual property consists of a pending patent application and know-how, copyrights and trademarks, and improvements relating thereto. Dr. Falanga retained a royalty-free license to use the licensed intellectual property for professional use in his established medical practice and for doing medical research. The License Agreement provides for a specified percentage of royalties to be paid to Dr. Falanga by the Company and certain diligence obligations of the Company. The license agreement also calls for certain annual payments commencing with the execution of the agreement, creditable against royalties otherwise due and payable under the agreement.

On April 30, 2009 the Company entered into a License and Referral Agreement with Promethean Corporation (“Promethean”) through its subsidiary Ceres Living, Inc. (“Ceres”) to use certain Company marks and publications in connection with certain sales and marketing activities relating to its nutritional supplement

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events  – (continued)

known as AIO Premium Cellular (the “Product”); and in connection with the license, Ceres will pay to the Company or the Stem for Life Foundation specified fees for each unit of the Product sold; and Ceres shall engage in a referral service with respect to the Company’s adult stem cell collection and storage activities. Ceres will receive a specified fee from the Company for each client referred who completes and pays for a stem cell collection. The term of the agreement is three years with each party having the right to renew annually, thereafter. The CEO of Promethean is in an exclusive relationship with the CEO of the Company.

On April 9, 2009, the Company’s Board of Directors adopted and on May 8, 2009 the Company’s stockholders approved, the 2009 Equity Compensation Plan (the “2009 Plan”). The general purpose of the 2009 Plan is to provide an incentive to our employees, directors, consultants and advisors by enabling them to share in the future growth of our business. The 2009 Plan will be administered by the Compensation Committee of our Board of Directors. Pursuant to the 2009 Plan, the Compensation Committee may grant options to purchase shares of our Common Stock, stock appreciation rights and restricted stock units payable in shares of our Common Stock, as well as restricted or unrestricted shares of our Common Stock. The aggregate number of shares of Common Stock available for issuance in connection with options and awards granted under the 2009 Plan will be 3,800,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. The Company intends to file with the Securities and Exchange Commission a Registration Statement on Form S-8 to register the shares of Common Stock underlying awards to be granted under the 2009 Plan. The 2009 Plan is subject to the approval of the NYSE Amex.

As of May 8, 2009, the Compensation Committee of the Board of Directors approved, subject to the filing of a Registration Statement on Form S-8 with the SEC to register the issuance of the shares issuable under the Company’s 2009 Plan and the approval of the NYSE Amex of the listing of the shares issuable under the Company’s 2009 Plan, the making of certain awards under a Board of Directors Compensation Plan. Accordingly, the Compensation Committee approved the issuance to members of the Board acting in their capacity as Board members and to the Board Secretary, options to be issued under the 2009 Plan to purchase an aggregate of 575,000 shares of Common Stock. The options will be exercisable at an exercise price equal to the fair market value of the common stock on the date of grant and will be fully exercisable upon grant. Additionally, Chairs of the Board and Board Committees were authorized to be issued for each Chair they hold, either $25,000 or 25,000 shares of fully vested Common Stock. Accordingly, an aggregate of $50,000 was paid and 50,000 shares of Common Stock will be awarded upon the satisfaction of the foregoing described conditions. Additionally, options to purchase an aggregate of 175,000 shares of Common Stock exercisable at an exercise price equal to the fair market value of the Common Stock on the date of grant, vesting as to 100,000 ratably over a two year period and as to 75,000 immediately upon grant were authorized to be issued to members of the Company’s Scientific Advisory Board upon the satisfaction of the foregoing described conditions.

On April 23, 2009, the Company entered into a three year consulting agreement pursuant to which a consultant is providing consulting services to the Company in the area of business development, strategic planning and government affairs in the healthcare industry in the People’s Republic of China (“PRC”), engaging in such activities as requested by the Company from time to time including, but not limited to the introduction to hospitals and medical practices for the advancement of strategic relationships of the Company in return for which the Company has agreed to pay to the consultant an annual cash fee, payable monthly, and certain stated equity over the term of the agreement.

Update to Subsequent Events since May 15, 2009

On June 12, 2009, the Company and Enhance BioMedical Holdings Limited (the“Enhance BioMedical”), a Shanghai corporation and a subsidiary of Enhance Holding Corporation (“Enhance Holding”), entered into an agreement (the “Network Agreement”) to develop a stem cell collection and treatment network (the “Network”) in Shanghai, Taiwan and the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events  – (continued)

using the Company’s proprietary stem cell technologies. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in Taiwan and Shanghai, as well as in the five provinces in China to which the Network Agreement relates. Enhance BioMedical operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. The Network Agreement shall have an initial term of ten (10) years and shall, subject to certain terms and conditions, be renewable for subsequent ten (10) year terms at the option of Enhance BioMedical. The Network Agreement provides for, among other things, (i) Enhance BioMedical will have the exclusive rights to utilize the Company’s proprietary adult stem cell technologies identified by the Company from time to time to provide adult stem cell services and therapies in the territories defined in the Network Agreement; (ii) the Company shall provide training to Enhance BioMedical's staff in the proprietary knowledge, technology and operating procedures to provide Enhance clients with these services; (iii) the payment to the Company of a six figure technical assistance fee, which shall be payable in installments upon the achievement of certain milestones; (iv) the payment of stated royalty fees on gross revenues generated by Enhance BioMedical from providing the NeoStem stem cell services and (v) an option for the Company, subject to certain terms and conditions, to acquire up to a stated equity interest in Enhance BioMedical. In addition, the Company may be eligible to receive other fees in connection with assisting in the launching of the Network. Enhance Biomedical recently invested $5 million in an $11-million private placement financing consummated by the Company.

As of July 1, 2009, the Company entered into an Amendment No. 1 to Agreement and Plan of Merger with China Biopharmaceuticals Holdings, Inc. (“CBH”), China Biopharmaceuticals Corp., CBH’s wholly-owned subsidiary (“CBC”) and CBH Acquisition LLC, the Company’s wholly-owned subsidiary. Pursuant to the terms of the Amendment:

•	The number of shares of NeoStem Common Stock to be issued to the CBH Common Stockholders was reduced to an aggregate of 7,150,000 shares (such that the Exchange Ratio in the merger will be 0.19255), with no additional shares being escrowed;
•	The number of shares to be issued to RimAsia Capital Partners, L.P. (“RimAsia”) will be increased to 6,458,009 shares of Common Stock and 8,177,512 shares of NeoStem Series C Convertible Preferred Stock, each with a liquidation preference of $1.125 and convertible to shares of NeoStem Common Stock at an initial conversion price of $.90 (with the Class B warrants to be issued to RimAsia eliminated), in exchange for certain advances made or to be made by RimAsia and described below;
•	125,000 shares of NeoStem Common Stock will be issued to EET (the 49% holder of Erye, 51% of which is owned by CBH) or its designee for assistance in effectuating the merger;
•	The number of shares to be issued to Steven E. Globus and Chris Mao, respectively a director and CEO of CBH, in exchange for satisfaction of loans made by them to CBH, shall be reduced to an aggregate of approximately 17,158 shares;
•	Conditions to closing were amended to (a) add a condition that in order to satisfy its obligations under a memorandum of understanding with EET, CBH shall have caused Erye to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon, and for EET or its affiliate to lease that facility back to Erye at a nominal fee for a term through construction of Erye's new manufacturing facility and until such date as Erye’s new facility is completed and fully operational (which transaction will remove a significant asset from the CBH balance sheet) and (b) provide that instead of a spinoff of the CBC shares as a liquidating distribution to the shareholders of CBH, such shares may be privately sold or transferred to a liquidating trust;

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events  – (continued)

•	Eric Wei will be added to the current NeoStem Board of Directors after the merger is effected, and thereafter, Shi Mingsheng will also be added after receipt of PRC approvals;
•	Privately issued NeoStem warrants outstanding immediately prior to the closing of the merger shall be amended to reduce their exercise price if the current exercise price is $4.00 and above;
•	the Compensation Committee of NeoStem’s Board of Directors may in lieu of lowering the exercise price of outstanding options to $.80 as provided in the original merger agreement, lower the exercise price to a price which is greater than $.80 (but not less than fair market value) and provide alternative cash or equity consideration to eligible NeoStem employees, directors, advisors and consultants;
•	The outside date for completion of the merger is extended to October 31, 2009.

Additionally, as of July 1, 2009, the Company, CBH, CBC and RimAsia, which is already a significant investor in the Company and CBH, entered into a Funding Agreement pursuant to which it was agreed that RimAsia shall supply additional funding to both the Company and CBH in an amount up to $1.6 million (including approximately $1 million advanced to date), which amount shall be forgiven upon its receipt of the increased amount of NeoStem securities described above to be received by RimAsia as part of the merger consideration. If less than $1.6 million has been advanced at that time, the difference shall be paid to the Company at the closing of the merger. In the event the merger has not received shareholder approval by October 31, 2009, the Company is required to repay RimAsia all payments incurred or made by RimAsia on behalf of the Company.

As of July 6, 2009, the Company closed on a private placement financing totaling approximately $5 million from institutional and private investors. The financing consisted of the issuance of 400,280 units priced at $12.50 per unit, with each unit consisting of one share of the Company’s Series D Convertible Redeemable Preferred Stock (convertible, subject to shareholder approval as described below, into 10 shares of common stock) and ten warrants each to purchase one share of common stock. The terms of the units were substantially the same as those issued by the Company in its April 2009 Regulation S offering in which it raised $11 million. Upon the affirmative vote of holders of a majority of the voting power of the Company’s stock required pursuant to the Company’s Amended and Restated By-Laws and the NYSE Amex, each share of Series D Stock will automatically be converted into ten (10) shares of Company Common Stock at an initial conversion price of $1.25 per share; provided that if by October 31, 2009 such affirmative vote is not achieved, the Company must redeem all shares of Series D Stock at a redemption price per share of $12.50 plus the accrued dividends as of such date. The Series D Stock has an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on April 9th of each year, provided that the shares of Series D Stock remain outstanding on such date or (ii) upon a liquidation, dissolution or winding up of the Company. The Series D Stock (i) ranks senior to all of the Company’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) does not have any voting rights, (iii) does not have any anti-dilution protection, and (iv) does not have any preemptive rights. The warrants have a per share exercise price equal to $2.50 and are callable by the Company if the common stock trades at a price equal to $3.50. Subject to the affirmative vote of the Company’s shareholders and the rules of the NYSE Amex, the warrants will become exercisable for a period of five years.

Effective as of July 6, 2009, the Company appointed Alan Harris, M.D., Ph.D. as the Company’s Vice President of Drug Development and Regulatory Affairs. In this capacity, Dr. Harris, 58, will be responsible for overseeing the research, development and regulatory activities of the Company; overseeing the regulatory activities of the Company; assisting in the preparation and submission of grant applications for funding; advancing the Company’s intellectual property portfolio, as well as other activities. The Company has entered into an employment agreement with Dr. Harris (the “Employment Agreement”), pursuant to which Dr. Harris will serve as the Company’s Vice President of Drug Development and Regulatory Affairs for a period of three years from July 6, 2009 (the “Commencement Date”), unless such term is earlier terminated by Dr. Harris or

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events  – (continued)

the Company in accordance with the provisions of the Employment Agreement. In consideration for his services to the Company, Dr. Harris shall receive a fixed annual salary of $240,000 and shall be entitled to participate in the Company’s compensation and employee benefit plans and programs. On the Commencement Date, Dr. Harris was granted an option to purchase 150,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), under the Company’s 2009 Equity Compensation Plan (“2009 ECP”) at an exercise price equal to the closing price of the Common Stock on the date of grant. The option vests as to 50,000 shares immediately and as to the remaining 100,000 shares on the one year anniversary of the Commencement Date. Upon (i) shareholder approval of the proposal to expand the option pool available under the 2009 ECP and (ii) the consummation of the merger with China Biopharmaceuticals Holdings, Inc. (“CBH”), Dr. Harris shall be granted an option to purchase 200,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. This option shall vest as to 100,000 shares on the second anniversary of the Commencement Date and as to the remaining 100,000 shares on the third anniversary of the Commencement Date. The options granted to Dr. Harris shall be subject to written option grant agreements. In the event Dr. Harris is terminated other than for Cause (as defined in the Employment Agreement) within thirty days of a vesting date, the vesting of the applicable shares of Common Stock shall accelerate. Additionally, upon the achievement of certain Milestones as set forth in the Employment Agreement, Dr. Harris shall receive a cash bonus of $15,000, payable within thirty days of the achievement of a Milestone. Dr. Harris shall also receive (i) reimbursement of $1,500 per month for health benefits; (ii) a $1,000 per month car allowance; and (iii) reimbursement for all reasonable travel and other reasonable expenses (in accordance with the Company’s policy) incurred by him in connection with the performance of his duties and obligations under the Employment Agreement. The Company may terminate Dr. Harris’ employment prior to the expiration of the three-year term immediately upon written notice to Dr. Harris. Dr. Harris may terminate his employment with the Company upon sixty days prior written notice. If the Company terminates Dr. Harris’ employment other than for Cause (as defined in the Employment Agreement), the Company shall pay Dr. Harris severance equal to two months of base salary, payable on Dr. Harris’ regular payroll dates. Except as describe above, Dr. Harris’ options shall not vest beyond his termination date. No other payments shall be made, or benefits provided, to Dr. Harris by the Company except as otherwise required by law. Dr. Harris previously executed a Confidentiality, Non-Compete and Inventions Assignment Agreement pursuant to which Dr. Harris agreed to be bound by certain non-compete provisions and certain non-solicitation provisions during the term of his employment with the Company.

On July 8, 2009, pursuant to a letter agreement (the “Letter Agreement”) entered into with Catherine M. Vaczy, Esq., the Vice President and General Counsel to the Company, the Company reinstated and extended Ms. Vaczy’s employment agreement dated January 26, 2007, which employment agreement was amended on January 9, 2008 and August 29, 2008 (the “Original Agreement”). The Letter Agreement was effective as of July 8, 2009 (the “Effective Date”) and continues for a one year term (the “Term”). In consideration for Ms. Vaczy’s services during the Term, Ms. Vaczy shall receive a base salary of $182,500. Upon the Effective Date, Ms. Vaczy shall receive (i) a stock award under the Company’s 2009 Equity Compensation Plan (the “2009 ECP”) for 25,000 shares of Common Stock and (ii) an option grant for 200,000 shares of Common Stock under the Company’s 2009 Equity Compensation Plan with an exercise price equal to the closing price of the Common Stock on the date of grant, which option shall vest with respect to 100,000 shares on the Effective Date and with respect to the remaining 100,000 shares upon shareholder approval of the Company’s proposed merger with CBH. Options granted to Ms. Vaczy shall remain exercisable for a period of two years following her termination of employment with the Company. Additionally, upon shareholder approval of (i) the proposal to expand the option pool available under the 2009 ECP and (ii) the merger with CBH, Ms. Vaczy shall be granted an option for 100,000 shares of Common Stock, which option shall vest in full on the first anniversary of the Effective Date. Ms. Vaczy shall also be entitled to a $5,000 cash bonus upon the achievement of each of two stated business milestones. Pursuant to the Letter Agreement, any severance payments to which Ms. Vaczy may become entitled under her Original Agreement shall be based upon her then-current salary for a three-month period.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events  – (continued)

On July 8, 2009, the Company granted under its 2009 Equity Compensation Plan (the “2009 ECP”) to certain employees, directors, consultants and advisors, (i) options to purchase an aggregate of 1,330,000 shares of Common Stock at a per share exercise price equal to $1.71 which was the closing price of the Common Stock on the date of grant and (ii) an aggregate of 525,000 shares of Common Stock. A total of 900,000 options and 525,000 shares were granted to officers and a director. In lieu of cash bonuses to certain officers, the Company has agreed to pay taxes associated with the issuances of the shares of Common Stock granted to the officers in a total amount estimated to be $ $583,400.

The Share Exchange Agreement, described in the Company’s Current Report on Form 8-K filed on November 6, 2008, provided for a transaction whereby the Company would acquire rights in Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company (“Shandong New Medicine”). Beginning in 2009, the Company embarked on other activities to expand its operations into the PRC through a stem cell division that will be in place of closing on the Share Exchange Agreement. The Company is terminating the Share Exchange Agreement and is in discussions with regard to acquiring an option to purchase Shandong New Medicine during the next three years.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Biopharmaceuticals Holdings, Inc

We have audited the accompanying consolidated balance sheets of China Biopharmaceuticals Holdings, Inc and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008. China Biopharmaceuticals Holdings, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biopharmaceuticals Holdings, Inc and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer & Torbet, LLP

Walnut, California
March 30, 2009

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$581,727	$669,699
Short term investment	4,432,657	1,096,800
Accounts receivable, trade, net of allowance for doubtful accounts of $1,200,983 and $1,260,760 at December 31, 2008 and 2007, respectively	3,371,225	3,551,483
Accounts receivable, related parties	—	41,932
Other receivables, net of allowance for doubtful accounts of $300,068 and $0 at December 31, 2008 and 2007, respectively	494,307	1,131,395
Other receivables – related parties	275,442	819,621
Advances to suppliers	126,418	797,302
Prepaid expenses	11,680	363,819
Inventories, net of $26,250 allowance	9,033,655	8,962,055
Loan to shareholder and officer	74,518	45,243
Total current assets	18,401,629	17,479,349
PLANT AND EQUIPMENT, NET	11,655,180	4,122,169
OTHER ASSETS:
Intangible asset, net	7,587,057	7,398,189
Long term notes receivable	—	640,518
Restricted cash	1,373,228	518,589
Advance on patent and right purchase	1,321,561	959,700
Other assets	40,678	81,484
Total other assets	10,322,524	9,598,480
Total assets	$40,379,333	$31,199,998
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable	$4,563,837	$1,727,460
Accounts payable	4,728,544	5,988,289
Other payables	1,064,019	1,381,462
Other payables – related parties	666,024	644,750
Other payables – shareholder and officer	670	44,588
Customer deposits	1,288,179	2,129,318
Taxes payable	2,215,667	1,488,964
Dividend payables	1,110,346	77,107
Short-term loans	2,611,260	2,371,830
Other accrued liabilities	259,675	281,390
Total current liabilities	18,508,221	16,135,158
LONG TERM LIABILITIES:
Other long term liabilities	65,012	65,114
Total liabilities	18,573,233	16,200,272
COMMITMENTS AND CONTINGENCIES	—	—
REDEEMABLE PREFERRED STOCK – series B, $0.01 par value, 6,185,607 shares issued and outstanding at December 31, 2008 and 2007.	12,508,534	12,508,534
MINORITY INTEREST	9,478,384	5,508,061
SHAREHOLDERS’ EQUITY:
Preferred stock – $0.01 par value, 10,000,000 shares authorized;
Series A, 50,000 shares issued and outstanding at December 31, 2008 and 2007;	500	500
Series B, 6,185,607 shares issued and outstanding at December 31, 2008 and 2007, classified above outside shareholders’ equity.	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 36,590,312 and 36,490,312 shares issued and outstanding as of December 31, 2008 and 2007, respectively.	365,903	364,903
Paid-in capital	13,222,851	13,178,101
Capital receivable	(252,471)	(252,471)
Statutory reserves	1,508,798	976,439
Accumulated deficit	(16,797,813)	(18,059,232)
Accumulated other comprehensive income	1,771,414	774,891
Total shareholders’ equity	(180,818)	(3,016,869)
Total liabilities and shareholders’ equity	$40,379,333	$31,199,998

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2008 and 2007

	2008	2007
REVENUES	$49,841,158	$31,927,378
COST OF GOODS SOLD	34,461,263	23,633,700
GROSS PROFIT	15,379,895	8,293,678
OPERATING EXPENSES:
Research and development	388,848	271,030
Selling, general and administrative	6,938,601	6,960,779
Total Operating Expenses	7,327,449	7,231,809
INCOME FROM OPERATIONS	8,052,446	1,061,869
OTHER INCOME (EXPENSE):
Interest expense, net	(43,095)	(1,213,369)
Other income (expense), net	158,048	(410,283)
Total other income (expense)	114,953	(1,623,652)
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	8,167,399	(561,783)
PROVISION FOR INCOME TAXES	1,418,334	1,245
INCOME (LOSS) BEFORE MINORITY INTEREST	6,749,065	(563,028)
MINORITY INTEREST	3,922,048	1,492,787
INCOME (LOSS) FROM CONTINUING OPERATIONS	2,827,017	(2,055,815)
LOSS ON DISCONTINUED OPERATIONS:
Loss on discontinued operations, net of tax effect	—	(11,469,098)
Loss on disposal of discontinued operation, net of tax effect	—	(22,074)
Net of Loss on Discontinued Operations	—	(11,491,172)
NET INCOME (LOSS)	2,827,017	(13,546,987)
DIVIDENDS AND ACCRETION ON REDEEMABLE PREFERRED STOCK	(1,033,239)	—
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	1,793,778	(13,546,987)
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	996,523	(111,107)
COMPREHENSIVE INCOME (LOSS)	$2,790,301	$(13,658,094)
INCOME (LOSS) AVAILABLE TO COMMON STOCK SHAREHOLDERS – BASIC AND DILUTED
Continuing operations	$0.05	$(0.06)
Discontinued operations	—	(0.31)
Total	$0.05	$(0.37)
WEIGHTED AVERAGED NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED
– Basic	36,348,531	36,340,860

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock (Series A)		Common Stock		Paid-in Capital
	Shares	Par value	Shares	Par Value
BALANCE, December 31, 2006, Restated	930,000	$9,300	35,586,740	$355,868	$13,041,911
Common shares issued for service			125,000	1,250	(1,250)
Common shares issued for preferred stock conversion	(537,500)	(5,375)	778,572	7,785	(2,410)
Cancellation of preferred shares	(342,500)	(3,425)			3,425
Stock based compensation					34,125
Disposal of Enshi
Change in value of warrants issued for Enshi acquisition					102,300
Dividends and accretion on redeemable preferred stock
Net loss
Statutory reserves
Foreign currency translation adjustments
BALANCE, December 31, 2007	50,000	$500	36,490,312	$364,903	$13,178,101
Common shares issued for service			100,000	1,000	26,000
Stock based compensation					18,750
Dividends and accretion on redeemable preferred stock
Net income
Statutory reserves
Foreign currency translation adjustments
BALANCE, December 31, 2008	50,000	$500	36,590,312	$365,903	$13,222,851

	Capital Receivable	Statutory Reserves	Accumulated Income (Deficit)	Other Comprehensive Income (Loss)	Totals
BALANCE, December 31, 2006, Restated	$(252,471)	$2,524,655	$(6,060,461)	$885,998	$10,504,800
Common shares issued for service					—
Common shares issued for preferred stock conversion					—
Cancellation of preferred shares					—
Stock based compensation					34,125
Disposal of Enshi		(1,862,414)	1,862,414	(837,320)	(837,320)
Change in value of warrants issued for Enshi acquisition					102,300
Dividends and accretion on redeemable preferred stock					—
Net loss			(13,546,987)		(13,546,987)
Statutory reserves		314,198	(314,198)		—
Foreign currency translation adjustments				726,213	726,213
BALANCE, December 31, 2007	$(252,471)	$976,439	$(18,059,232)	$774,891	$(3,016,869)
Common shares issued for service					27,000
Stock based compensation					18,750
Dividends and accretion on redeemable preferred stock			(1,033,239)		(1,033,239)
Net income			2,827,017		2,827,017
Statutory reserves		532,359	(532,359)		—
Foreign currency translation adjustments				996,523	996,523
BALANCE, December 31, 2008	$(252,471)	$1,508,798	$(16,797,813)	$1,771,414	$(180,818)

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES:
Net income (loss)	$2,827,017	$(13,546,987)
Net loss from discontinued operations	—	11,491,172
Net income (loss) from continuing operations	2,827,017	(2,055,815)
Adjustments to reconcile net income (loss) from continuing operations to cash provided by (used in) continuing operating activities:
Stock based compensation	45,750	34,125
Depreciation	517,469	482,708
Amortization	166,984	166,470
Bad debt expense	37,838	1,009,910
Minority interest	3,922,047	1,492,787
Change in fair value of warrants issued in Enshi acquisition	—	102,300
Conversion of interest expense to redeemable stock	—	1,085,178
Loss on disposal of equipment	—	191,276
Change in operating assets and liabilities:
Accounts receivable, trade	421,484	(883,522)
Accounts receivable, related parties	—	(40,271)
Other receivables	1,794,823	(217,306)
Advances to suppliers	706,196	(584,390)
Inventories	546,277	(2,390,515)
Other assets	41,766	(78,257)
Accounts payable	(1,649,873)	1,726,383
Other payables and other current liabilities	258,773	670,843
Customer deposits	(973,024)	1,143,886
Taxes payable	611,624	216,952
Net cash provided by continuing operating activities	9,275,151	2,072,742
CASH FLOWS FROM CONTINUING OPERATION INVESTING ACTIVITIES:
Purchase of intangible assets	—	(724,914)
Repayment received from long term notes receivables	576,600	207,882
Decrease in long term other receivables – related parties	—	352,232
Purchase of equipment	(1,813,274)	(330,778)
Purchase of construction in progress	(5,828,749)	—
(Increase) decrease in other receivables – related parties	(1,035,960)	1,110,625
Increase in short term Investment	(3,202,407)	(1,053,360)
Repayment of loan to related party	—	42,849
Advance on patent purchase	(289,539)	(921,690)
Net cash used in continuing operation investing activities	(11,593,329)	(1,317,154)
CASH FLOWS FROM CONTINUING OPERATION FINANCING ACTIVITIES:
(Increase) decrease in restricted cash	(804,102)	420,594
Proceeds from loan payables	431,961	—
Decrease in other payables – related parties	(143,972)	(1,504,103)
Proceeds from (payment on) notes payables	2,668,217	(816,354)
Repayments on long term liabilities	(4,580)	(103,665)
Net cash provided by (used in) continuing operation financing activities	2,147,524	(2,003,528)
Effect of exchange rate on cash – Continuing operations	82,682	86,679
Decrease in cash from continuing operation	(87,972)	(1,161,261)
Cash, beginning – Continuing operation	669,699	1,830,960
Cash, ending – Continuing operation	$581,727	$669,699
Cash provided by discontinued operating activities	—	3,004,582
Cash provided by discontinued operations investing activities	—	12,432,432
Cash used in discontinued operations financing activities	—	(16,349,977)
Effect of exchange rate on cash – discontinued operations	—	(214,633)
Net (decrease) increase in cash from discontinued operation	—	(1,127,596)
Cash, beginning of year – Discontinued operation	—	1,127,596
Cash, end of year – Discontinued operation	$—	$—

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 1 — Organization and Operations

China Biopharmaceuticals Holdings, Inc. (CBH), a Delaware corporation, was originally organized as a Corporation under the laws of the state of New York on August 6, 1976. Since August 2004, the Company acquired various subsidiaries located in mainland China (also referred to as “PRC”). The principal activities of the Company, through its subsidiaries, are research, manufacture, and the sale of drug raw materials and intermediates as well as prescription and non-prescription drugs and traditional Chinese medicines. The Company is also engaged in the discovery, development and commercialization of innovative drugs and related bio-pharmaceutical products in China.

Note 2 — Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges since its assets are located in China and its revenues are derived from its operations in China. China is a developing country with a young economic market system overshadowed by the state. Its political and economic systems are very different from the more developed countries and are still in the stage of change. China also faces many social, economic and political challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and its relationship with other countries, including but not limited to the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all its majority-owned subsidiaries that require consolidation. Material inter-company transactions have been eliminated in the consolidation. The consolidated financial statements of China Biopharmaceuticals Holdings, Inc. and Subsidiaries reflect the activities of the following subsidiaries:

Entity	Percentage of Ownership	Location
CBH	Parent Company	United States of America
CBC	100% owned by CBH	British Virgin Inland
Erye	51% owned by CBH	P.R.C
Keyuan	90% owned by CBC	P.R.C

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, the Company estimates the collectibility of its receivables which affects the carry value of the related asset and estimates the fair value of share based compensation which affects the amount of compensation recognized in earnings. Management makes these estimates using the best information available at the time the estimate are made; however actual results could differ materially from those estimates.

Land Use Rights

According to Chinese law, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 to 50 years. The Company reviews the carrying value of land use rights at least annually, more often if necessary, to determine whether their carrying value has become impaired. Impairment charges are recorded when the carrying value of the asset exceeds future benefits to be derived from the asset.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Plant and Equipment, Net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over their respective estimated useful lives. Estimated useful lives are as follows.

Equipment and machinery	5 years
Motor vehicles	5 years
Furniture and fixtures	5 years
Buildings	20 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. Interest incurred during the period of construction, if material, is capitalized. No depreciation is provided for construction in progress until the assets are completed and are placed into service.

Long-term assets of the Company are reviewed at least annually, more often if necessary, to determine whether their carrying value has become impaired, pursuant to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As of December 31, 2008, management concluded long term assets are not impaired.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

Short Term Investment

In 2007, the Company opened an account with an investment broker to invest in short term investments in initial public offering securities. The Company classified the account balance as trading securities, which should be carried at fair value with unrealized gains and losses reported in income. Total amount in this account was $4,432,657 as of December 31, 2008 and $1,096,800 as of December 31, 2007. For the years ended December 31, 2008 and 2007, the Company recorded $27,648 and $0 as realized gain on short-term investment.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivables balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectibility of the receivables and our operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required. The ultimate collection of the Company’s accounts receivables may take over one year and accounts receivables outstanding more than one year is considered to be written-off.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically for possible obsolescence or to determine if any reserves are necessary.

Patents

The Company obtained various official registration certificates or official approvals for clinical trials representing patented pharmaceutical formulas. No amortization is provided when the Company intends to and has the ability to sell the patent or formulas within not more than two months, otherwise the patent costs will be subject to amortization over its estimated useful life period, generally fifteen years. Such costs comprise purchase costs of patented pharmaceutical formulas and costs incurred for patent application. Patent costs are accounted for on an individual basis. The carrying value of patent costs is reviewed for impairment annually and more often when events and changes in circumstances indicate that the carrying value may not be recoverable.

Research and Development Costs

Research and development (or “R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. R&D costs are expensed when incurred.

Under the guidance of paragraphs 8 to 11 of SFAS 2, the Company expenses the costs associated with the research and development activities when incurred. None of the intangible assets of the Company was recorded based on R&D costs.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2008 and 2007 amounted $23,021 and $90,804.

Shipping and Handling Costs

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs were $385,532 and $340,659 for the years ended December 31, 2008 and 2007, respectively.

Concentration of Risks

Cash includes cash on hand and demand deposits in accounts maintained with banks within the People’s Republic of China, Hong Kong and the Untied States. Total cash in these banks at December 31, 2008 and 2007 amounted to $580,492 and $669,699 of which $0 and $65,490 deposits are covered by FDIC insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company sells pharmaceutical products to pharmacies and hospitals. Five major customers accounted for approximately 11.2% 13.8% of the net revenue for the years ended December 31, 2008 and 2007, respectively. No sales revenue from any single customer was above 5% of total sales revenue. As of December 31, 2008 and 2007, the total receivable balances due from these customers were $1,014,498 and $403,018, respectively, representing 22.2% and 8.7% of total accounts receivables.

For the year ended December 31, 2008, five major suppliers provided approximately 49.5% of the Company’s purchases of raw materials with each supplier individually accounting for 13.6% 11.9%, 9.1%, 9.1% and 5.7%, respectively. Five suppliers provided 45.4% of the Company’s purchase of raw materials for the year ended December 31, 2008, with each suppliers individually accounted for 17.9%, 12.0%, 6.5%, 4.7% and 4.3%, respectively.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS 157, Fair Value Measurements, which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for current assets and current liabilities qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Short-term loans amounted to $2,611,260 at December 31, 2008. In accordance with SFAS 157, the Company determined that the carrying value of this loan approximated the fair value using the level 2 inputs by comparing the stated loan interest rates to the rates charged by the Industrial and Commercial Bank of China to similar loans.

As of December 31, 2008, the carrying value of the redeemable convertible preferred stock amounted to $12,508,534. The redeemable shares are carried at redemption value which the management believes to be representative of the fair value.

Fair Value Measurements

	Carrying Value	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Short-term loan	$2,611,260		$2,611,260
Redeemable convertible preferred stock	$12,508,534		$12,508,534

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS 157.

Revenue Recognition

The Company has various categories of revenue resources, sales of new drug formulas, R&D services and revenue from sales of medical product.

The Company recognizes revenue from product and drug formula sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment. Allowances are established for estimated rebates, wholesaler charge backs, prompt pay sales discounts, product returns, and bad debts.

For revenue from R&D service, revenue is recognized based on fixed-price refundable new drug contracts. The fixed-price refundable new drug contract is also called as milestone contract, which establishes the phase goals of the R&D service provided by the Company and the corresponding milestone payments by the customers. Milestone payments become payable and are recognized as revenue when milestone goals, as defined in the contract, are achieved. Milestones are substantive and not derived solely from arriving at a specific date. Revenue is recognized when milestone goals are achieved at the amount of the corresponding

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

milestone payment. To determine when milestones are achieved, typically, the milestone goals require one or more of the following: (1) a certificate from a licensed authoritative agency, (2) approval/acknowledgement by a governmental agency, such as agency like Food and Drug Administration of the United States, (3) an authoritative professional appraisal report, or (4) an independent technological feasibility report, testing analysis and other form of valuation on the result and value of products and service. After receipt of the certificate, and/or approval and/or report, continued service is not required thus the respective milestone goals are achieved. Therefore, the milestone payment is no longer refundable and revenue is recognized.

Revenue was made up of the following product categories.

	For the Years Ended
	December 31, 2008	December 31, 2007
Revenue:
Intermediary pharmaceuticals products	$13,647,392	$9,269,591
Prescription drugs	35,948,342	22,380,572
R&D service	245,424	277,215
Total revenue	$49,841,158	$31,927,378

Income Taxes

Income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance for certain deferred tax assets, if it is more likely than not that the Company will not realize tax assets through future operations.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Comprehensive Income

SFAS 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

Foreign Currency Translation

The reporting currency of the Company is the US dollar. The Company’s Chinese subsidiaries’ financial records are maintained and the statutory financial statements are stated in its local currency, Renminbi (RMB), as their functional currency. Results of operations are translated at average exchange rates during the period,

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of each reporting period, and equity are stated at their historical rates. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $1,771,414 and 774,891 at December 31, 2008 and 2007, respectively. Assets and liabilities at December 31, 2008 and December 31, 2007 were translated at 6.82 and 7.29 RMB to $1.00. The average translation rates applied to income statement accounts, statement of cash flows for years ended of 2008 and 2007 were 6.94 and 7.59 RMB to $1.00. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are immaterial to the consolidated financial statements.

Earnings per Share

The Company adopted SFAS 128, “Earnings per Share” (“EPS”), which requires the presentation of earnings per share as Basic and Diluted EPS. Basic earnings per share are calculated by taking net income divided by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by taking basic weighted average shares of common stock and increasing it for dilutive common stock equivalents such as preferred stock, as well as warrants and options that are in the money.

Shares Subject to Mandatory Redemption

The Company adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS 150 established classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of SFAS 150 must be classified as liabilities within the Company’s Consolidated Financial Statements and be reported at settlement date value.

The Company issued redeemable stock in November 2007 related to the settlement of notes payables owed to RimAisa. Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Therefore, liability accounting is not triggered under SFAS 150, because the stock is not mandatorily redeemable until after the fourth anniversary. However, pursuant to EITF Topic D-98, “Classification and Measurement of Redeemable Securities,” the redeemable stock is classified outside of shareholders’ equity. If the redeemable stock is not converted by the fourth anniversary, then the shares the mandatory redemption is triggered, and pursuant to SFAS 150, the shares will be reclassified to liabilities.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

In June 2007, the FASB issued FASB Staff Position EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company adopted FSP EITF 07-3 on January 1, 2008 and there is no material effect on financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, SFAS 141R, “Business Combinations,” was issued. SFAS 141R replaces SFAS 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company believes adopting SFAS 141R might materially impact the accounting treatment for any future merger or acquisition consummated January 1, 2009.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133.” SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 is effective on January 1, 2009. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

In June 2008, the FASB issued EITF 07-5, “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS 133 “Accounting for Derivatives and Hedging Activities” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. The Company believes adopting this statement will have a material impact on the financial statements because among other things, any option or warrant previously issued and all new issuances denominated is US dollars will be required to be carried as a liability and marked to market each reporting period.

In June 2008, FASB issued EITF 08-4, Transition Guidance for Conforming Changes to Issue No. 98-5. The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted. This issue had no material impact on the Company’s financial statements as of December 31, 2008 and for the year then ended.

On October 10, 2008, the FASB issued FSP.157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption had no material impact on the Company’s financial statements as of December 31, 2008 and for the year then ended.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period’s presentation. Those reclassifications had no material effect on operations or cash flows.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 3 — Supplemental Disclosure of Cash Flow Information

Interest and income taxes paid

•	Interest expense paid amounted to $159,182 and $148,825 for years ended December 31, 2008 and 2007, respectively.
•	Income tax was paid $972,642 and $1,131 for the years ended December 31, 2008 and 2007, respectively.

Non-cash investing and financing activities

•	On November 16, 2007, the principal of loans payables for $11,500,000 related to Enshi acquisition and the unpaid interest in total of $12,508,534 had been converted into the Company’s Series B redeemable preferred stock.
•	In addition, $1,110,346 and $0 were transferred from net income to dividends payable for the year ended December 31, 2008 and 2007.
•	The Company written-off $1,988,180 and $576,600 receivables from other receivables and long-term notes receivables, respectively, as of December 31, 2008 and increased bad debt expense in the amount of $2,564,780 at the same time.
•	$1,866,454 advance on land use right has being transferred to intangible assets during the year ended December 31, 2008.
•	The Company reduced cost of expired patent under intangible assets and the related accumulated amortization in the amount of $151, 790, respectively, during the year ended December 31, 2008.

Note 4 — Accounts Receivable, Net

The reserve for bad debts was $1,200,983 and $1,260,760 at December 31, 2008 and, 2007.

Accounts receivable consisted of the following:

	December 31, 2008	December 31, 2007
Accounts receivable	$4,572,208	$4,812,243
Allowance for doubtful accounts	(1,200,983)	(1,260,760)
Accounts receivable, net	$3,371,225	$3,551,483

Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off. As of December 31, 2008 and 2007, management concluded its allowance for bad debts were sufficient.

The following table consists of allowance for doubtful accounts.

Allowance for doubtful accounts, December 31, 2006	$682,445
Addition	530,938
Recovery
Translation adjustment	47,377
Allowance for doubtful accounts, December 31, 2007	$1,260,760
Addition
Recovery	(140,058)
Translation adjustment	80,281
Allowance for doubtful accounts, December 31, 2008	$1,200,983

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 5 — Inventories

Inventories consisted of the following:

	December 31, 2008	December 31, 2007
Raw materials	$2,043,597	$1,858,866
Refinery materials	2,231,623	3,139,200
Packaging supplies	274,282	239,624
Sundry supplies	13,736	11,984
Work in process	637,021	351,611
Finished goods	3,859,646	3,360,770
Total inventory	9,059,905	8,962,055
Inventory allowance	(26,250)	—
Total inventories	$9,033,655	$8,962,055

The Company periodically reviews its reserves for slow moving and obsolete inventories. As of December 31, 2008 and 2007, the Company reserved $26,250 and $0 as inventory allowance, respectively.

Note 6 — Plant and Equipment, Net

Plant and equipment consisted of the following:

	December 31, 2008	December 31, 2007
Plant	$2,446,124	$2,286,051
Office equipment	28,420	25,478
Machinery	7,386,881	6,368,927
Vehicles	258,300	228,043
Construction in progress	7,379,805	185,963
Total plant and equipment	17,499,530	9,094,462
Less: accumulated depreciation	(5,844,350)	(4,972,293)
Plant and equipment, net	$11,655,180	$4,122,169

Depreciation expense for the years ended December 31, 2008 and 2007 amounted to $517,469 and $482,708, respectively. For the year ended December 31, 2008, the Company capitalized interest expense as part of construction-in-progress amounting of $160,375 and $0 with 7.12% and 6.59% effective weighted average interest rate as of December 31, 2008 and 2007, respectively.

Note 7 — Other Assets

Intangible Assets

Intangible assets consist of the following:

	December 31, 2008	December 31, 2007
Land use rights:	$8,058,504	$7,688,637
Less: accumulated amortization	(641,074)	(459,333)
Land use rights, net	7,417,430	7,229,304
Patent – Approved drugs	190,710	322,596
Less: accumulated amortization	(21,083)	(153,711)
Patent, net	169,627	168,885
Total intangible assets, net	$7,587,057	$7,398,189

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 7 — Other Assets  – (continued)

Land use rights are pledged as collateral for bank loans. Amortization expenses for the years ended December 31, 2008 and 2007 amounted $166,984 and $166,470, respectively.

One of the Company’s patent of approved drug was fully amortized during 2008, $151,790 of costs and accumulated amortization were deducted from intangible asset account.

The following table consists of the expected amortization expense for the next five years:

Years Ended December 31,	Amount
2009	$170,050
2010	170,050
2011	170,050
2012	170,050
2013	170,050
Thereafter	6,736,807
Total	$7,587,057

Restricted Cash

Restricted cash represents cash required to be deposited with banks for the balance of bank notes payable but are subject to withdrawal with restrictions according to the agreement with the bank and saving accounts. The required deposit rate is approximately 30 – 50% of the notes payable. Given the nature of the restricted cash, it is reclassified as a financing activity in Statement of Cash Flows. The following lists the depositors, the amount and names of the banks:

Name of Bank	December 31, 2008	December 31, 2007
Hua Xia Bank, Suzhou	$3,863	$164,871
Industrial and commercial bank, Suzhou	—	353,718
China CITIC Bank	1,369,365	—
Total	$1,373,228	$518,589

Long Term Notes Receivable

Long term notes receivable represents loans made to third party for cash flow needs for R&D projects on new drugs. The Company has first priority to purchase the new drug rights if the projects are successfully completed. If the Company gives up the right, the debtors are required to repay the loans plus 3% interest per annum within one month after the drug rights are sold to another party. If on or before February 28, 2010, the R&D projects are not completed or failed, the debtors are required to repay the loans plus 6% interest per annum within ten days after such a conclusion was made. As of December 31, 2007, the total amount of the long term notes receivable was $640,518 for the aforesaid projects. However, the Company determined that the long-term notes receivable was deemed no longer collectable and has written off the balance amounted to $586,800 (RMB 4,000,000) as of December 31, 2008.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 8 — Related Parties Transactions

Accounts Receivables — Related Parties

Accounts receivable included the following:

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
Erye	$—	$41,932	Hainan Kaiye	Short Term	Cash

Hainan Kaiye was a company owned by minority shareholders of Suzhou Erye Pharmaceutical Limited Company. Hainan Kaiye was disposed to two unrelated parties during the year and the transaction was consummated on Oct 29, 2008. As of December 31, 2008, Hainan Kaiye was not qualified as a related party.

Other Receivables — Related Parties

Other receivable contained the following related party balances where Hainan Kaiye was a company owned by minority shareholders of Suzhou Erye Pharmaceutical Limited Company before Oct 29, 2008 and Enshi was the discontinued subsidiary since July 2007.

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
Erye	$—	$819,621	Hainan Kaiye	Short Term	Cash
Keyuan	10,000	—	An Lu Fang	Short Term	Cash
CBH	265,442	—	Enshi	Short Term	Cash
Total	$275,442	$819,621

Loan to Shareholder and Officer

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
CBH	$46,058	$—	Chris Peng Mao	Short Term	Cash
Keyuan	28,460	45,243	Keyuan’s shareholder	Short Term	Cash
Total	$74,518	$45,243

Other Payables — Related Parties

	December 31, 2008	December 31, 2007	Due to	Term	Manner of Settlement
Erye	$499,186	$644,750	Erye Trading	Short Term	Cash
CBH	166,838	—	Erye Trading	Short Term	Cash
Total	$666,024	$644,750

Erye Trading was a company owned by minority shareholders of Suzhou Erye Pharmaceutical Limited Company. The 38 minority shareholders of Erye transferred their shares of Erye to Erye Trading in 2008 and the transactions was consummated on June 24, 2008. Erye Trading is the 49% shareholder of Erye as of December 31, 2008.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 8 — Related Parties Transactions  – (continued)

Other Payables — Shareholders

	December 31, 2008	December 31, 2007	Due to	Term	Manner of Settlement
CBH	$—	$43,961	Chris Peng Mao	Short Term	Cash
Keyuan	670	627	Lufan An & Xiaohao Liu	Short Term	Cash
Total	$670	$44,588

Chris Peng Mao is the CEO of the Company. Lufan An & Xiaohao Liu are both shareholder of the Company.

Note 9 — Short Term Loans

The Company has a total of $2,611,260 and $2,371,830 in short term loans from different banks in China at December 31, 2008 and 2007, respectively. These loans mature in one year or less. The average interest rates were approximately 7.12% and 7.33% for the year ended December 31, 2008 and 2007, respectively. Bank loans were collateralized by plant owned by Erye in the amount of $127,749 as of December 31, 2008.

Interest expense of the short term bank loans for the years ended December 31, 2008 and 2007 amounted to $1,595 and $206,450 respectively. The Company capitalized interest expense for construction in progress amounting of $160,375 for the year ended December 31, 2008.

Note 10 — Notes Payable

The Company’s subsidiary Erye has $4,563,837 and $1,727,460 notes payable to Erye’s vendors for the purchase of drug raw materials as of December 31, 2008 and 2007. Notes payable are interest free and usually mature after a six-month period.

In order to issue noted payable on behalf of the Company, the banks requested collaterals, such as cash deposit which was approximately 30 – 50% of notes to be issued, or properties owned by companies or etc. As of December 31, 2008, $1,369,365 restricted cash was collateral for the $1,369,365 notes payable, which was approximately 30.0% of the notes payable (See notes 7) the Company issued, and the rest of notes payable is pledged by the land use right the Company owned amounted to $1,880,477.

Note 11 — Taxes Payable

Taxes payable was comprised as follows:

	December 31, 2008	December 31, 2007
Income tax payable	$1,551,754	$1,028,507
VAT payable	657,978	455,043
Other taxes payable	5,935	5,414
Total	$2,215,667	$1,488,964

Note 12 — Redeemable Preferred Stock

On November 16, 2007, the Company entered a conditional loan conversion agreement (the “Agreement”) with RimAsia, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the Enshi acquisitions plus unpaid interest of $1,008,534 (combined total of $12,508,534) was converted into 6,185,607 shares of Series B redeemable convertible preferred shares of the Company at an effective conversion price at $2.0222 per share. Each series B share may be converted into two shares of common stock. Additionally, the exercise price of $1.375 for the 12 million existing warrants exercisable into

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 12 — Redeemable Preferred Stock  – (continued)

common stock previously issued to and currently held by RimAsia in connection with the extension of the loan financing (“Existing Warrants”) was lowered to $1.26 per share and the term extended to 4.5 years from the closing date. This Agreement was conditional subsequent to the completion of at least one of sizeable acquisitions by the end of June 2008. RimAsia extended the wavier to not to convert the Series B preferred stock to debt to earlier of (a) October 31, 2009 or (b) abandonment of the merger with NeoStem which is disclosed in Note 18.

The Company adopted SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Therefore, liability accounting is not triggered under SFAS 150 because the stock is not mandatorily redeemable until after the fourth anniversary. However, pursuant to EITF Topic D-98, “Classification and Measurement of Redeemable Securities,” the redeemable stock is classified outside of shareholders’ equity.

According to the Agreement, the series B preferred stock is subject to optional redemption at the Company’s option before the 4th anniversary of issuance date and mandatory redemption at the investors of the Company’s option thereafter. The Company maybe required to repurchase the remaining series B preferred stock four years after the closing date at a per share price of the sum of (1) the original Series B issue price $2.0222 per share; (2) all accrued but unpaid annual dividends; (3) 5% of the original series B issue price per annum accrued from the occurrence of certain triggering events, such as the Company’s failure to pay annual dividends, mandatory redemption price or any other amount due, either in cash or in kind. (4)The four-percent suspendible premium which shall be deemed to have begun to accrue from the Series B Issuance date and shall continue to accrue until the date when the average closing price of the common stock over 30 consecutive trading days each with a daily treading volume of no fewer than 100,000 shares exceeds the following price thresholds: during the 2nd year from the Series B Issuance date, $1.4, during the 3rd year, $1.58, and during the 4th year, $1.72.

The Series B redeemable stock was recorded at fair value on the date of issuance. As of December 31, 2008 and 2007, balances of redeemable preferred stock amounted to $12,508,534. Dividend payables amounted to $1,110,346 and $77,107 as of December 31, 2008 and 2007, respectively. As of December 31, 2008, pursuant to the optional redemption clause, the holders of the series B shares shall be entitled to receive an annual dividend of 5% amounted to $651,129; and, the four-percent suspendible premium was accrued in the amount of $459,217, which were included in dividend payable.

On November 2, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neostem, Inc., a Delaware corporation, and CBH Acquisition LLC (“Merger Sub”), a Delaware “NBS” limited liability company and wholly-owned subsidiary of Neostem. Pursuant to the Merger Agreement, CBH will merge into Merger Sub, with Merger Sub as the surviving entity. All of the shares of the Company’s series B shares issued and outstanding immediately prior to the effective time of the Merger will be converted into (i) 5,383,009 shares of NeoStem Common Stock, (ii) 6,977,512 shares of Series C Convertible Preferred Stock, without par value, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at a conversion price of $0.90 per share, and (iii) warrants to purchase 2,400,000 shares of NeoStem Common Stock at an exercise price of $0.80 per share.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 13 — Statutory Reserves

The laws and regulations of the PRC require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. This statutory reserve fund is planned for future development of the company or use for employee’s benefits. These reserves represent restricted retained earnings.

The transfer to this reserve must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

During the years ended December 31, 2008 and 2007, the Company made total appropriations to these statutory reserves of $532,359 and $314,198, respectively. The component of statutory reserves and the future contribution required pursuant to Chinese Corporation Regulation are as follows at December 31, 2008 and 2007:

	2008	2007
Statutory surplus reserve	$1,448,100	$915,741
Common welfare reserve	60,698	60,698
Total	$1,508,798	$976,439
50% of registered share capital of Erye	1,508,798	1,508,798
Extra contribution required	$—	$532,359

Note 14 — Income Taxes

Corporation Income Tax (CIT)

The Company’s subsidiaries operate in China. According to the Chinese Joint Venture Business Law, these subsidiaries have been registered and incorporated with the status of Sino-foreign joint venture companies and are subject to a two year tax exemption and a three year 50% reduction in income tax rates preference treatment, which generally commences from the first year of establishing a joint venture or the approval date of the income tax preference application.

Effective January 1, 2008, the New Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DES and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company’s subsidiaries, Suzhou Erye was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Erye was granted income tax exemption for two years commencing from January 1, 2006, and is subject to 50% of the 25% EIT tax rate, or 12.5% from January 1, 2008 through December 31, 2010. Keyuan’s total revenue is subject to 1.7% to 3.3% income tax

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 14 — Income Taxes  – (continued)

rates depends on the range of the taxable income. Provision for CIT amounted $1,418,334 and $1,245 for the years ended December 31, 2008 and 2007, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate:

	For the Years Ended December 31,
	2008	2007
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	25.0	33.0
Income tax exempted	(7.6)	(33.2)
Total provision for income taxes	17.4%	(0.2)%

The estimated tax savings due to the reduced tax rate for the years ended December 31, 2008 are $1,418,334 and $1,036,854, respectively. The net effect on income per share if the income tax had been applied would decrease income per share by $0.04 and $0.03 for the years ended December 31, 2008 and 2007, respectively.

The Company was incorporated in the United States and incurred a net operating loss for income tax purposes for 2008 and 2007. The net operating loss carry forwards for United States income tax purposes amounted to $5,239,906 and $4,740,785 for the years ended December 31, 2008 and 2007, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2027 through 2028. Management believes that the realization of the benefits arising from this loss appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31, 2008 and 2007. Management reviews this valuation allowance periodically and makes adjustments as warranted.

The valuation allowance for the years ended December 31, 2008 and 2007 were as follow:

	Years Ended December 31,
	2008	2007
Balance of January 01,	$1,611,867	$1,066,972
Increase	169,701	544,895
Balance of December 31,	$1,781,568	$1,611,867

Business Tax

The Company is subject to business tax, which is charged on the selling price of applicable product and service at a general rate of 5% in accordance with the tax law applicable. Keyuan is exempt from business tax according to local applicable favorable tax policy.

Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in China, the VAT rate for domestic sales is 17% and 0% for export sales on the invoiced value of sales and is payable by the purchaser. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 14 — Income Taxes  – (continued)

VAT on sales and VAT on purchases amounted to $8,647,372 and $5,888,088 for the years ended December 31, 2008, and $5,614,462 and $4,235,377 for the same period in 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Note 15 — Earnings per Share

The Company determined that all the warrants were anti-dilutive because the exercise prices were higher than average market price in the period presented as of December 31, 2008. The redeemable convertible preferred stock is mandatorily redeemable for cash at the fourth anniversary if not yet converted. As of December 31, 2008, none of the preferred stock had been converted. Dividends and accretion on the preferred stock were subtracted from net income to determine net income available to common shareholders for the purposes of computing basic earnings per share. In calculating diluted earnings per share, the convertible preferred stock is treated as common stock equivalents on an as-converted basis. Dividends and accretion on the preferred stock are added back to the net income available to common shareholders for calculating diluted earnings per share, as if the preferred stock were converted at the beginning of the period. The convertible preferred stock — series A of 50,000 and redeemable convertible preferred stock — series B of 6,185,607 were anti-dilutive for the year ended December 31, 2008 based on the calculation method above used.

The Company determined that all the warrants, the convertible preferred stock — series A of 50,000 and redeemable convertible preferred stock — series B of 6,185,607 were anti-dilutive for the year ended December 31, 2007 because the Company recorded net loss for the periods presented.

The number of shares used in computing basic earnings per share for the years ended December 31, 2008 and 2007 were 36,348,531 and 36,340,860, respectively. Basic and diluted earnings per share for the years ended December 31, 2008 and 2007 were $0.05 and $(0.37), respectively.

Note 16 — Commitments and Contingencies

Operating Leases

The Company leases office space from third parties. Accordingly, for the years ended December 31, 2008 and 2007, the Company recognized rent expenses of $11,892 and $39,074, respectively.

As of December 31, 2008, the Company has outstanding commitments in respect to non-cancelable operating leases as follows:

Amount
For the year ended December 31, 2009	$6,486
Thereafter	—
Total	$6,486

Research and Development Contract

On November 5, 2007, the Company entered into a new drug development contract with a third party (“the Developer”). Pursuant to the contract, the Developer will transfer a drug patent to the Company, and also is responsible for obtaining the New Drug Certificate and the Drug Manufacturing Approval from the PRC Drug Administration Authority no later than July 1, 2009. In exchange, the Company will pay up to approximately $1,600,000 (RMB12,000,000) to the Developer. Of the total $1,600,000, approximately $933,800 and $266,800 will need to be paid before December 31, 2007 and February 25, 2008, respectively, and the final payment ranging from $0 to $400,200 (depending on the date of the Manufacturing Approval) needs to be paid no later than 10 days after the grant date of the Manufacturing Approval. Further, the two parties agreed that the Company will pay sales commission to the Developer based on the sales volume of the

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 16 — Commitments and Contingencies  – (continued)

contracted new drug during a 10 year period after this drug is put into production. If the PRC Drug Administration Authority denies the application of the Drug Manufacturing, all payments made by the Company would be fully returned to the Company by the Developer. The Company had paid $1,321,561 (RMB9,008,596) and $959,700 (RMB7,000,000) as of December 31, 2008 and 2007, respectively.

Legal Proceedings

In March 2007, the Company identified non-existent trade accounts receivable acquired in the acquisition of Enshi. RACP Pharmacentical Holdings Limited, (“RACP”), a former subsidiary of CBH commenced legal proceeding for damages of $10,000,000 against Mr. Li Xiaobo (“Mr. Li”), the previous owner and controlling shareholder of Enshi, and his related parties (“Defendants”) for breach of representations and warranties and fraud (“LXB Litigation”). The Hong Kong courts froze approximately $10,000,000 worth of assets per the court order in Hong Kong and the Defendants lost their opposition actions against the seizure order.

In July 2007, Enshi was foreclosed on by RimAsia and ceased to be part of the Company. RimAsia assumed the litigation activities against Mr. Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (“LXB”) and on October 17, 2008 reached a settlement with LXB pursuant to which Enshi was returned to LXB against a payment of certain sum of funds of which the residual sum post litigation costs were to be eventually transferred to the Company. The expected residual is not expected to be meaningful to the Company.

On November 16, 2007 and amended on January 22, 2008, the Company and RimAisa entered into a litigation agreement (“Litigation Agreement”). Pursuant to this Litigation Agreement, if RimAisa or RACP (as the plaintiff) prevail in the LXB Litigation or the settlement is reached, any judgment awards, settlement amount and salvage value realized from Enshi, would be firstly used to reimburse all the legal and related expenses incurred by RimAsia in the LXB Litigation, up to $4,000,000, and the remaining amounts of the judgment proceeds would be entitled to the Company. If RimAisa and the Company do not prevail in the LXB Litigation, RACP should be returned to CBH and all the proceeds of any sale of liquidation of Enshi or any assets of or interest in Enshi shall be distributed as agreed by both parties. In addition, all the costs and expenses (including attorneys’ fees) incurred by or on behalf of the plaintiffs shall be borne 55% by RimAsia and 45% by the Company.

On September 1, 2008, the Company and RimAisa entered into an Understanding on Litigation Residual Payment (the “Understanding”). Pursuant to this Understanding, if there is no consummation of the Merger, the gross residual (the “Gross Residual”) from the LXB Litigation receivable by CBH (being the gross settlement proceeds of the LXB litigation paid by Li Xiao Bo less the litigation and related expenses incurred by and reimbursed to RACP pursuant to the Litigation Agreement shall be paid to CBH in cash or shares of common stock and warrants to purchase common stock of NBS (collectively, “NBS Securities”), such NBS Securities being valued at their original purchase price but in no case to be more than (a) US$1,250,000 or (b) the value of the Gross Residual, whichever is less, and only to the extent there is any such residual from the LXB litigation. Any amount of the Gross Residual remaining after deducting the value of NBS Securities under the immediately preceding sentence shall be immediately paid to CBH in cash. In case of a closing of the Merger, RACP may no longer deliver such NBS Securities to CBH, but shall be able to deliver to Erye Economy & Trade Ltd (“EET”) NBS Securities, valued at their purchase price and up to an amount equal to 50% of the “Net Residual” (to be defined below), in exchange for the withholding of an equal amount of cash from the Gross Residual, pursuant to the terms of an agreement with EET that will be documented and signed prior to or at the closing of the Merger. The “Net Residual” means the Gross Residual minus the sum of (a) US$1.3 million representing the legal fees and costs and the un-reimbursed advances and expenses made by Erye to Shenyang Enshi Pharmaceutical Ltd. and CBH, and (b) US$300,000 for operating expenses of CBH over the next 12 months.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 17 — Shareholders’ Equity

Issuance of Shares for Services

In December 2008, the Company issued 100,000 shares of common stock to a consultant for the services provided during the period from January 2007 to February 2009. Shares were valued at $27,000 based on the market price at the service contract signing dates.

Warrants

Following is a summary of the status of warrants outstanding at December 31, 2008:

Outstanding Warrants		Exercisable Warrants			Intrinsic Value
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
1.26	12,000,000	3.4	$1.26	12,000,000	—
2.00	84,607	0.2	$2.00	84,607	—
1.25	1,000,000	1.1	$1.25	1,000,000	—
1.26	7,165,535	1.2	$1.26	7,165,535	—
	20,250,142			20,250,142	—

Following is a summary of the Warrant activity:

Outstanding as of January 01, 2007	10,400,396
Granted	12,000,000
Forfeited	510,421
Exercised	—
Outstanding as of December 31, 2007	21,889,975
Granted	—
Forfeited	1,639,833
Exercised	—
Outstanding as of December 31, 2008	20,250,142

Except as described above, no other changes have been made to the Annual Report, and this Amendment No. 1 does not amend or update any other information contained in the Annual Report.

Note 18 — Business Combinations

Discontinued Operation — Shenyang Enshi

We acquired Shenyang Enshi Pharmaceutical Limited Company (“Enshi”) on June 6, 2006. Subsequent to the acquisition of Enshi, the Company identified fraud by the previous owner and controlling shareholder of Enshi, Mr. Li Xiaobo and his related parties (“Defendants”) and breaches in the representations and warranties provided by him to the Company and the Defendants’ including their refusal to honor their indemnification obligations to the Company. The Company’s subsidiary RACP filed a lawsuit against the Defendants alleging fraud and had requested rescission of the agreement and damages. Enshi’s operations have been interfered with and as a result the Company decided to suspend its operations in the third quarter of 2007. In addition, Enshi has been taken over by RimAsia in July 2007 since Enshi was pledged as collateral for the $11.5 million loan owed to RimAsia in connection with the Enshi Acquisition. As a result, Enshi is no longer a subsidiary of the Company. Due to the uncertainty on the amount to be recovered from the lawsuit, management has decided to write off the entire carrying value of Enshi in third quarter of 2007 and has reported a loss on discontinued operations in the consolidated financial statements. The recovered value of Enshi after the completion of the litigation against Li Xiaobo, if any, will be recognized as income.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 18 — Business Combinations  – (continued)

Merger With NeoStem, Inc.

As previously mentioned in Note 12, on November 2, 2008, CBH entered into an Agreement and Plan of Merger (the “Merger agreement”) with CBC, NeoStem, Inc., and CBH Acquisition LLC (“Merger Sub”). The Merger Agreement contemplates the merger of CBH with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). Prior to the consummation of the Merger, CBH will spin off all of its shares of capital stock of CBC to CBH’s stockholders in a liquidating distribution so that the only material assets of CBH following such spin-off will be CBH’s 51% ownership interest in Erye, plus net cash which shall not be less than $550,000.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of CBH’s common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,500,000 shares of NeoStem’s common stock at par value of $.001 per share (of which 150,000 shares will be held in escrow pursuant to the terms of an escrow agreement to be entered into between CBH and NeoStem).

Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, all of the shares of CBH series B preferred stock solely held by RimAsia, issued and outstanding immediately prior to the Effective Time will be converted into NeoStem’s common stock, series C convertible preferred stock and warrants to purchase NeoStem’s common stock. See details in Note 13.

At the Effective Time, in exchange for cancellation of all of the outstanding shares of CBH series A convertible preferred stock which is held by Stephen Globus, a director of CBH, and/or related persons, NeoStem will issue to Mr. Globus and/or related persons 50,000 shares of NeoStem common stock at $1.00 per share. NeoStem also will issue 60,000 shares of NeoStem Common Stock to Mr. Globus and 40,000 shares of NeoStem common stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation. NeoStem also will issue 200,000 shares to CBC to be held in escrow, payable if NeoStem successfully consummates its previously announced acquisition of control of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company.

Also at the Effective Time, subject to acceptance by the holders of all of the outstanding warrants to purchase shares of CBH common stock (other than warrants held by RimAsia), such warrants shall be canceled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem common stock at an exercise price of $2.50 per share.

Upon consummation of the transactions contemplated by the Merger, Merger Sub will own 51% of the ownership interests in Erye, and Suzhou Erye Economy and Trading Co. Ltd., a company incorporated in the PRC (“EET”), will own the remaining 49% ownership interest. In connection with the execution of the Merger Agreement, NeoStem, Merger Sub and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to finalization and approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 18 — Business Combinations  – (continued)

fund, which will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to Merger Sub directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, Merger Sub will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least $7,300,000 (RMB 50,000,000), Merger Sub will be entitled to receive the return of such additional paid-in capital. CBC will receive $300,000 from the settlement proceeds from the settlement of the litigation in Hong Kong and Canada by RACP Pharmaceutical Holdings Limited, a wholly-owned subsidiary of CBC, against Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (the “LXB Litigation”) and use it as working capital.

Change of Minority Shareholders

On June 24, 2008, the original 38 individual shareholders of Erye transferred their ownership interest (in total 49%) in Erye to Erye Ecornomic and Trade company limited (“Erye Trading”). Erye Trading is 49% shareholder of Erye as of December 31, 2008. The transaction was approved by CBH and Erye’s board, and consummated before December 31, 2008.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of March 31, 2009 and December 31, 2008

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,226,777	$581,727
Short term investment	42,360	4,432,657
Restricted cash	1,433,950	1,373,228
Accounts receivable, net of allowance for doubtful accounts of $1,280,099 and $1,200,983 at March 31, 2009 and December 31, 2008, respectively	2,916,364	3,371,225
Other receivables and prepayments, net of allowance for doubtful accounts of $299,965 and $300,068 at March 31, 2009 and December 31, 2008, respectively	195,230	505,987
Other receivables – related parties	349,921	349,960
Advances to suppliers	290,561	45,877
Inventories, net of $26,214 and $26,250 allowance at March 31, 2009 and December 31, 2008, respectively.	12,614,701	9,033,655
Loan receivable	1,860,550	—
Total current assets	21,930,414	19,694,316
PLANT AND EQUIPMENT, NET	12,616,528	11,655,180
OTHER ASSETS:
Intangible asset, net	7,539,511	7,587,057
Long term prepayments	127,455	80,541
Advance on patent and right purchase	1,319,759	1,321,561
Other assets	37,345	40,678
Total other assets	9,024,070	9,029,837
Total assets	$43,571,012	$40,379,333
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable	$4,189,900	$4,563,837
Accounts payable and accrued liabilities	7,924,647	4,988,219
Other payables	855,399	1,129,031
Other payables – related parties	716,554	666,694
Customer deposits	1,519,475	1,288,179
Taxes payable	1,823,943	2,215,667
Dividend payables	1,110,346	1,110,346
Short-term loans	1,435,700	2,611,260
Total current liabilities	19,575,964	18,573,233
LONG TERM LIABILITIES:
Warrants liabilities	1,171,769	—
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK – Series B, $0.01 par value, 6,185,607 shares issued and outstanding at March 31, 2009 and December 31, 2008.	12,508,534	12,508,534
EQUITY
Preferred stock – $0.01 par value, 10,000,000 shares authorized;
Series A, 50,000 shares issued and outstanding at March 31, 2009 and December 31, 2008;	500	500
Series B, 6,185,607 shares issued and outstanding at March 31, 2009 and December 31, 2008, classified above outside permanent shareholders' equity.
Common stock, $0.01 par value, 200,000,000 shares authorized; 36,590,312 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively.	365,903	365,903
Paid-in capital	3,741,916	13,222,851
Capital receivable	(252,471)	(252,471)
Statutory reserves	1,508,798	1,508,798
Accumulated deficit	(7,396,816)	(16,797,813)
Accumulated comprehensive income	889,837	904,970
Total shareholders' deficit	(1,142,333)	(1,047,262)
Non-controlling interest	11,457,078	10,344,828
Total equity	10,314,745	9,297,566
Total liabilities and shareholders' equity	$43,571,012	$40,379,333

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Three Months Ended March 31, 2009 and 2008
(Unaudited)

	For the Three Month Ended March 31,
	2009	2008
REVENUE	$12,648,007	$10,973,241
COST OF REVENUE	8,601,218	7,711,162
GROSS PROFIT	4,046,789	3,262,079
OPERATING EXPENSES:
Research and development	13,933	17,947
Selling, general and administrative	1,413,537	1,074,797
Total operating expenses	1,427,470	1,092,744
INCOME FROM OPERATIONS	2,619,319	2,169,335
OTHER INCOME (EXPENSE):
Interest income (expense), net	2,290	(44,727)
Gain on trading securities	10,646	—
Changes in fair value of warrants	(116,316)	—
Other expenses, net	(64,793)	—
Total other income (expense), net	(168,173)	(44,727)
INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	2,451,146	2,124,608
PROVISION FOR INCOME TAXES	349,060	299,409
NET INCOME BEFORE NON-CONTROLLING INTEREST	2,102,086	1,825,199
Less – Net income attributable to the noncontrolling interest	1,126,571	1,021,266
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	975,515	803,933
Dividends and accretion on redeemable preferred stock	—	311,857
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	975,515	492,076
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	(15,134)	347,173
Comprehensive income (loss) attributable to the noncontrolling interest	(14,321)	334,964
COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$946,060	$1,174,213
EARNINGS PER SHARE:
Basic	$0.03	$0.01
Diluted	$0.02	$0.01
WEIGHTED AVERAGED NUMBER OF SHARES OUTSTANDING:
Basic	36,590,312	36,490,312
Diluted	49,011,526	48,911,526

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	CHINA BIOPHARMACEUTICALS HOLDINGS, INC. Shareholders
	Preferred Stock (Series A)		Common Stock		Paid-in Capital	Capital Receivable
	Shares	Par Value	Shares	Par Value
BALANCE, December 31, 2007	50,000	$500	36,490,312	$364,903	$13,178,101	$(252,471)
Common shares issued for service			100,000	1,000	26,000
Stock based compensation					18,750
Dividends and accretion on redeemable preferred stock
Net income
Statutory reserves
Foreign currency translation adjustments
BALANCE, December 31, 2008	50,000	$500	36,590,312	$365,903	$13,222,851	$(252,471)
Cumulative effect of reclassification of warrants					(9,480,935)
BALANCE, January 1, 2009, as adjusted	50,000	500	36,590,312	365,903	3,741,916	(252,471)
Net income
Foreign currency translation adjustments
BALANCE, March 31, 2009 (Unaudited)	50,000	$500	36,590,312	$365,903	$3,741,916	$(252,471)

	CHINA BIOPHARMACEUTICALS HOLDINGS, INC. Shareholders		Accumulated Comprehensive Income (Loss)
	Statutory Reserves	Accumulated Income (Deficit)		Non-controlling Interest	Totals
BALANCE, December 31, 2007	$976,439	$(18,059,232)	$389,084	$5,942,144	$2,539,468
Common shares issued for service					27,000
Stock based compensation					18,750
Dividends and accretion on redeemable preferred stock		(1,033,239)			(1,033,239)
Net income		2,827,017		3,922,048	6,749,065
Statutory reserves	532,359	(532,359)			—
Foreign currency translation adjustments			515,887	480,636	996,523
BALANCE, December 31, 2008	$1,508,798	$(16,797,813)	$904,971	10,344,828	$9,297,566
Cumulative effect of reclassification of warrants		8,425,482			(1,055,453)
BALANCE, January 1, 2009, as adjusted	1,508,798	(8,372,331)	904,971	10,344,828	8,242,114
Net income		975,515		1,126,571	2,102,086
Foreign currency translation adjustments			(15,134)	(14,321)	(29,454)
BALANCE, March 31, 2009 (Unaudited)	$1,508,798	$(7,396,816)	$889,837	$11,457,078	$10,314,745

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2009 and 2008
(Unaudited)

	For the Three Month Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$975,515	$803,933
Net income attributable to non-controlling interest	1,126,571	1,021,266
Net income	2,102,086	1,825,199
Adjustments to reconcile net income from operations to cash provided by operating activities:
Amortization of shares issued for service	—	9,375
Depreciation	131,326	143,805
Amortization	43,417	61,597
Bad debt expense	80,759	—
Change in fair value of warrants	116,316	—
Change in operating assets and liabilities:
Notes receivable	—	(69,885)
Accounts receivable	369,536	(648,188)
Accounts receivable – related parties	—	110
Other receivable and prepayments	310,092	509,400
Advance to suppliers	(164,327)	395,790
Advance to suppliers – related parties	—	(232,107)
Inventories	(3,593,607)	(241,671)
Other assets	3,334	38,908
Accounts payable	2,811,329	54,273
Accounts payable – related parties	—	(77,037)
Other payable and other current liabilities	(123,250)	(647,743)
Customer deposits	233,068	968,007
Taxes payable	(388,729)	188,855
Net cash provided by operating activities	1,931,350	2,278,688
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(3,162)	—
Purchase of equipment	(104,823)	(43,066)
Purchase of construction-in-progress	(1,003,714)	(2,000,563)
Increase in other receivables – related parties	—	(316,866)
Decrease in short term Investment	4,384,553	419,310
Repayment of loan to related party	—	134,958
Loan to third party	(1,860,677)	—
Net cash provided by (used in) investing activities	1,412,177	(1,806,227)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(62,599)	(210,704)
Principal payment on bank loans	(1,172,080)	(279,540)
Proceed from related parties, long-term	50,543	202,275
(Increase) decrease on notes payable	(367,740)	702,344
Payments on long-term prepayments	(127,464)	—
Repayments on long term liabilities	(17,581)	—
Net cash (used in) provided by financing activities	(1,696,921)	414,375
EFFECT OF EXCHANGE RATE ON CASH	(1,556)	208,026
INCREASE IN CASH	1,645,050	1,094,862
CASH, beginning of period	581,727	669,699
CASH, ending of period	$2,226,777	$1,764,561
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$36,421	$—
Income taxes paid	$293,220	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 1 — Organization and Operations

China Biopharmaceuticals Holdings, Inc. (“CBH”, “We” and “the Company”), a Delaware corporation, was originally organized as a Corporation under the laws of the state of New York on August 6, 1976. Since August 2004, the Company acquired various subsidiaries located in mainland China (“PRC”). The principal activities of the Company, through its subsidiaries, are research, manufacture, and the sale of drug raw materials and intermediates as well as prescription and non-prescription drugs and traditional Chinese medicines. The Company is also engaged in the discovery, development and commercialization of innovative drugs and related bio-pharmaceutical products in China.

Note 2 — Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges since its assets are located in China and its revenues are derived from its operations in China. China is a developing country with a young economic market system overshadowed by the state. Its political and economic systems are very different from the more developed countries and are still in the stage of change. China also faces many social, economic and political challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and its relationship with other countries, including but not limited to the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all its majority-owned subsidiaries that require consolidation. Material inter-company transactions have been eliminated in the consolidation. The consolidated financial statements of China Biopharmaceuticals Holdings, Inc. and Subsidiaries reflect the activities of the following subsidiaries:

Entity	Percentage of Ownership	Location
CBH	Parent Company	United States of America
CBC	100% owned by CBH	British Virgin Inland
Erye	51% owned by CBH	P.R.C
Keyuan	90% owned by CBC	P.R.C

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, the Company estimates the collectibility of its receivables which affects the carry value of the related asset and estimates the fair value of share based compensation which affects the amount of compensation recognized in earnings. Management makes these estimates using the best information available at the time the estimate are made; however actual results could differ materially from those estimates.

Management has included all adjustments, consisting only of normal recurring adjustments, considered necessary to give a fair presentation of operating results for the periods presented. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the 2008 annual report filed on Form 10-K.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

Land Use Rights

According to Chinese law, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 to 50 years. The Company reviews the carrying value of land use rights at least annually, more often if necessary, to determine whether their carrying value has become impaired. Impairment charges are recorded when the carrying value of the asset exceeds future benefits to be derived from the asset.

Plant and Equipment, Net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over their respective estimated useful lives. Estimated useful lives are as follows.

Equipment and machinery	5 years
Motor vehicles	5 years
Furniture and fixtures	5 years
Buildings	20 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. Interest incurred during the period of construction, if material, is capitalized. No depreciation is provided for construction in progress until the assets are completed and are placed into service.

Long-term assets of the Company are reviewed at least annually, more often if necessary, to determine whether their carrying value has become impaired, pursuant to the guidelines established in Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As of March 31, 2009, management concluded long term assets are not impaired.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

Short Term Investment

In 2007, the Company opened an account with an investment broker to invest in short term investments in initial public offering securities. The Company classified the account balance as trading securities, which should be carried at fair value with unrealized gains and losses reported as other comprehensive income. Total amount in this account was $42,360 as of March 31, 2009 and $4,432,657 as of December 31, 2008. For the three month ended March 31, 2009 and 2008, the Company recorded $10,646 and $0 as realized gain on short-term investment.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a monthly review of all outstanding amounts. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivables balances, historical bad debts, customer concentration and credit-worthiness,

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

current economic trends and changes in our customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectibility of the receivables and our operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required. The ultimate collection of the Company’s accounts receivables may take over one year and accounts receivables outstanding more than one year is considered to be written-off.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically for possible obsolescence or to determine if any reserves are necessary.

Patents

The Company obtained various official registration certificates or official approvals for clinical trials representing patented pharmaceutical formulas. No amortization is provided when the Company intends to and has the ability to sell the patent or formulas within not more than two months, otherwise the patent costs will be subject to amortization over its estimated useful life period, generally fifteen years. Such costs comprise purchase costs of patented pharmaceutical formulas and costs incurred for patent application. Patent costs are accounted for on an individual basis. The carrying value of patent costs is reviewed for impairment annually and more often when events and changes in circumstances indicate that the carrying value may not be recoverable.

Research and Development Costs

Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. R&D costs are expensed when incurred.

Under the guidance of paragraphs 8 to 11 of SFAS 2, the Company expenses the costs associated with the research and development activities when incurred. None of the intangible assets of the Company was recorded based on R&D costs.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the three month periods ended March 31, 2009 and 2008 amounted $50,294 and $17,616.

Shipping and Handling Costs

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs were $119,754 and $104,547 for the three month periods ended March 31, 2009 and 2008, respectively.

Concentration of Risks

Cash includes cash on hand and demand deposits in accounts maintained with banks within the People’s Republic of China, Hong Kong and the Untied States. Total cash in these banks at March 31, 2009 and December 31, 2008 amounted to $2,204,042 and $580,492 of which $31,573 and $0 deposits are covered by FDIC insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

The Company sells pharmaceutical products to pharmacies and hospitals. Five major customers accounted for approximately 16.8% and 36.0% of the net revenue for the three month periods ended March 31, 2009 and 2008, respectively. No sales revenue from single customer was above 10% of total sales revenue for the three month ended March 31, 2009 and 2008. As of March 31, 2009 and 2008, the total receivable balances due from these customers were $1,548,783 and $1,213,581, respectively, representing 47.1% and 21.0% of total accounts receivables.

For the three month periods ended March 31, 2009, five major suppliers provided approximately 44.6% of the Company’s purchases of raw materials with each supplier individually accounting for 20.9% 13.3%, and 10.4%, respectively. For the three months ended March 31, 2008, two major suppliers provided approximately 30% of the Company’s purchases of raw materials with each supplier individually accounting for 20% and 10%, respectively.

Fair Value of Financial Instruments

SFAS 107, Disclosures About Fair Value of Financial Instruments, defines financial instruments and requires fair value disclosures of those financial instruments. SFAS 157, Fair Value Measurements, adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of March 31, 2009, the carrying value of the warrant liabilities in the amount of $1,171,769. The input to the valuation of the underlying warrants is adjusted on each financial statement date based on the Company’s quoted prices on the active stock market.

Balance of short term investment represented the quoted price of the securities in active markets.

Fair Value Measurements Using Fair Value

	Carrying Value	Hierarchy
		Level 1	Level 2	Level 3
Short term investment	$42,360	$42,360	—	—
Warrants payables	1,171,769	—	1,171,769	—
Total	$1,214,129	$—	1,214,129	—

Warrants Liabilities

Effective January 1, 2009, the Company adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF 01-6. Paragraph 11(a) of FAS 133 specifies that a contract that would otherwise meet the

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the FAS 133 paragraph 11(a) scope exception.

As a result of adopting EITF 07-5, 19,831,684 of our issued and outstanding warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than the Company’s functional currency, the Chinese Renminbi. As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired.

As such, effective January 1, 2009, we reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability since their corresponding issuance dates. On January 1, 2009, we reclassified from additional paid-in capital, as a gain of cumulative effect adjustment of $8,425,482 to beginning retained earnings and $1,055,453 to long-term derivative instruments to recognize the fair value of such warrants on such date. The fair value of these warrants increased to $1,171,769 as of March 31, 2009. As such, we recognized a $116,316 loss from the change in fair value of these warrants for the three months ended March 31, 2009.

These warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	March 31, 2009			December 31, 2008
	#A	#B	#C	#A	#B	#C
Number of warrants	1,000,000	6,831,684	12,000,000	1,000,000	6,831,684	12,000,000
Annual dividend yield	—	—	—	—	—	—
Expected life (years)	0.8	0.9	3.1	1.1	1.2	3.4
Risk-free interest rate	0.5%	0.5%	1.4%	0.4%	0.4%	1.1%
Expected volatility	120.0%	124.5%	200.5%	137.5%	147.0%	200.7%

Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on the U.S. Treasury securities with compatible life terms.

Revenue Recognition

The Company has various categories of revenue resources: sales of new drug formulas, R&D services and revenue from sales of medical product.

The Company recognizes revenue from product and drug formula sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment. Allowances are established for estimated rebates, wholesaler charge backs, prompt pay sales discounts, product returns, and bad debts.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. The Company reserved 20%, 50% and 100% for AR balances with aging more than six-month, nine-month and more than one year, respectively, based on the nature of the business and AR collection history

For revenue from R&D service, revenue is recognized based on fixed-price refundable new drug contracts. The fixed-price refundable new drug contract is also called as milestone contract, which establishes the phase goals of the R&D service provided by the Company and the corresponding milestone payments by the customers. Milestone payments become payable and are recognized as revenue when milestone goals, as defined in the contract, are achieved. Milestones are substantive and not derived solely from arriving at a specific date. Revenue is recognized when milestone goals are achieved at the amount of the corresponding milestone payment. To determine when milestones are achieved, typically, the milestone goals require one or more of the following: (1) a certificate from a licensed authoritative agency, (2) approval/acknowledgement by a governmental agency, such as agency like Food and Drug Administration of the United States, (3) an authoritative professional appraisal report, or (4) an independent technological feasibility report, testing analysis and other form of valuation on the result and value of products and service. After receipt of the certificate, and/or approval and/or report, continued service is not required thus the respective milestone goals are achieved. Therefore, the milestone payment is no longer refundable and revenue is recognized.

Revenue was made up of the following product categories.

	For the Three Month Periods Ended March 31,
	2009	2008
	(Unaudited)
Revenue:
Intermediary pharmaceuticals products	$2,510,908	$3,966,283
Prescription drugs	10,137,099	7,006,958
Total revenue	$12,648,007	$10,973,241

Income Taxes

Income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance for certain deferred tax assets, if it is more likely than not that the Company will not realize tax assets through future operations.

FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), adopted January 1, 2007, indicates a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Comprehensive Income

SFAS 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS 130 defines comprehensive income to include all changes in equity except those resulting

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

Foreign Currency Translation

The reporting currency of the Company is the US dollar. The Company’s operating subsidiaries’ financial records are maintained in its local currency, Renminbi (RMB); therefore, the Company’s functional currency is the RMB. Results of operations are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of each reporting period, and equity are stated at their historical rates. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $889,837 and $904,970, as of March 31, 2009 and December 31, 2008, respectively. Assets and liabilities at March 31, 2009 and December 31, 2008 were translated at 6.83 and 6.82 RMB to $1.00. The average translation rates applied to income statement accounts, statement of cash flows for the three month period ended March 31, 2009 and the year ended of 2008 were 6.83 and 6.94 RMB to $1.00. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

The Company adjusted 385,807 from accumulated other comprehensive income to non-controlling interest which was presented as component of equity section as of December 31, 2007 as a result of application of FAS 160 since January 1, 2009.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are immaterial to the consolidated financial statements.

Earnings per Share

The Company adopted SFAS 128, “Earnings per Share” (“EPS”), which requires the presentation of earnings per share as Basic and Diluted EPS. Basic earnings per share are calculated by taking net income divided by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by taking basic weighted average shares of common stock and increasing it for dilutive common stock equivalents such as preferred stock, as well as warrants and options that are in the money.

Shares Subject to Mandatory Redemption

SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” establishes classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of SFAS 150 must

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

be classified as liabilities within the Company’s Consolidated Financial Statements and be reported at settlement date value. EITF Topic D-98, “Classification and Measurement of Redeemable Securities,” requires contingently redeemable securities to be classified outside of permanent equity until the contingency occurs, and then the instrument will need to be analyzed for proper classification as a liability or permanent equity.

The Company issued redeemable stock in November 2007 related to the settlement of notes payables owed to RimAisa. Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Therefore, liability accounting is not triggered under SFAS 150, because the stock is not mandatorily redeemable until after the fourth anniversary. However, pursuant to EITF Topic D-98, the redeemable stock is classified outside of shareholders’ equity, because pursuant to the terms of the preferred stock, if the redeemable stock is not converted by the fourth anniversary, then mandatory redemption is triggered, and pursuant to SFAS 150, the shares will be reclassified to liabilities.

Non-Controlling Interest

Effective January 1, 2009, the Company adopted SFAS 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.” (“FAS 160”) Certain provisions of this statement are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of non-controlling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity.

Further, as a result of adoption on SFAS 160, net income attributable to non-controlling interests is now excluded from the determination of consolidated net income. In addition, foreign currency translation adjustment is allocated between controlling and non-controlling interests.

As a result of adoption of SFAS 160, the Company reclassified non-controlling interests in the amounts of $11,457,078 and $10,344,828 from the mezzanine section to equity in the March 31, 2009 and December 31, 2008 balance sheets, respectively.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133”. SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 became effective on January 1, 2009 and has no impact of the Company’s financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. FAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” SFAS 162 has no impact on the company’s financial statements.

In June 2008, FASB issued EITF 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5”. The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

both Liabilities and Equity”. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is not permitted. The new accounting pronouncement has no impact of the Company’s financial statement.

On October 10, 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on our financial position or results.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting this FSP must also early adopt FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. Additionally, if an entity elects to early adopt either FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” or FSP FAS 115-2 and FAS 124-2, it must also elect to early adopt this FSP. We are currently evaluating this new FSP but do not believe that it will have a significant impact on the determination or reporting of our financial results.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2. This FSP amends SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” SFAS 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This FSP will replace the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This FSP provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this FSP does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

increase in the carrying value of the security. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. Also, if an entity elects to early adopt either FSP FAS 157-4 or FSP FAS 107-1 and APB 28-1, the entity also is required to early adopt this FSP. We are currently evaluating this new FSP but do not believe that it will have a significant impact on the determination or reporting of our financial results.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1. This FSP amends SFAS 107 to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. We are currently evaluating the disclosure requirements of this new FSP.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period’s presentation. Those reclassifications had no material effect on operations or cash flows.

We made certain reclassifications of prior period amounts in the consolidated financial statements to conform to the 2009 presentation. The reclassifications were to reflect the retrospective adoption of SFAS 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment to ARB 51”. The reclassifications had no impact on previously reported net income.

Note 3 — Restricted Cash

Restricted cash represents cash required to be deposited with banks for the balance of bank notes payable but are subject to withdrawal with restrictions according to the agreement with the bank and saving accounts. The required deposit rate is approximately 30-50% of the notes payable. Given the nature of the restricted cash, it is reclassified as a financing activity in Statement of Cash Flows. The following lists the depositors, the amount and names of the banks:

Name of Bank	March 31, 2009	December 31, 2008
	(Unaudited)
Hua Xia Bank, Suzhou	$2,618	$3,863
China CITIC Bank	1,431,332	1,369,365
Total	$1,433,950	$1,373,228

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 4 — Accounts Receivable, Net

The reserve for bad debts was $1,280,099 and $1,200,983 at March 31, 2009 and December 31, 2008.

Accounts receivable consisted of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Accounts receivable	$4,196,463	$4,572,208
Allowance for doubtful accounts	(1,280,099)	(1,200,983)
Accounts receivable, net	$2,916,364	$3,371,225

As of March 31, 2009 and December 31, 2008, management concluded its allowance for bad debts were sufficient.

The following table consists of allowance for doubtful accounts.

Allowance for doubtful accounts, December 31, 2007	$1,260,760
Addition
Recovery	(140,058)
Translation adjustment	80,281
Allowance for doubtful accounts, December 31, 2008	$1,200,983
Addition	126,538
Written-off	(1,189)
Recovery	—
Translation adjustment	(46,233)
Allowance for doubtful accounts, March 31, 2009	$1,280,099

Note 5 — Inventories, Net

Inventories consisted of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Raw materials	$3,752,521	$2,043,597
Refinery materials	2,793,240	2,231,623
Packaging supplies	327,254	274,282
Finished goods	5,141,182	3,859,646
Work in process	614,954	637,021
Sundry supplies	11,764	13,736
Total inventory	12,640,915	9,059,905
Minus: Inventory allowance	(26,214)	(26,250)
Total inventories, net	$12,614,701	$9,033,655

As of March 31, 2009 and December 31, 2008, the Company reserved $26,214 and $26,250 as inventory allowance, respectively.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 6 — Plant and Equipment, Net

Plant and equipment consisted of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Plant	$2,479,526	$2,446,124
Office equipment	28,391	28,420
Machinery	7,444,889	7,386,881
Vehicles	258,112	258,300
Construction in progress	8,373,389	7,379,805
Total plant and equipment	18,584,307	17,499,530
Less: accumulated depreciation	(5,967,779)	(5,844,350)
Plant and equipment, net	$12,616,528	$11,655,180

Depreciation expense for the three month periods ended March 31, 2009 and 2008 amounted to $131,326 and $143,805, respectively. For the three month periods ended March 31, 2009 and 2008, the Company capitalized interest as part of construction-in-progress amounting of $36,423 and $1,799 with 6.1% and 7.1% effective weighted average interest rate, respectively.

Note 7 — Intangible Assets

Intangible assets consist of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Land use rights:	$8,053,960	$8,058,504
Less: accumulated amortization	(683,845)	(641,074)
Land use rights, net	7,370,115	7,417,430
Patent – Approved drugs	190,450	190,710
Less: accumulated amortization	(21,054)	(21,083)
Patent, net	169,396	169,627
Total intangible assets, net	$7,539,511	$7,587,057

Land use rights are pledged as collateral for bank loans and notes payable as of March 31, 2009. Amortization expenses for the three month periods ended March 31, 2009 and 2008 amounted $43,417 and $61,597, respectively.

One of the Company’s patent of approved drug was fully amortized during 2008, $151,790 of costs and accumulated amortization were deducted from intangible asset account.

The following table consists of the expected amortization expense for the next five years:

Years Ended March 31,	Amount
2010	$173,668
2011	173,668
2012	173,668
2013	173,668
2014	173,668
Thereafter	6,671,171
Total	$7,539,511

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 8 — Related Parties Transactions

Other Receivables — Related Parties

Other receivable contained the following related party balances where Enshi was the discontinued subsidiary since July 2007. Chris Peng Mao is the CEO of the Company. Lufan An & Xiaohao Liu are both shareholders of the Company.

	March 31, 2009	December 31, 2008	Due From	Term	Manner of Settlement
	(Unaudited)
CBH	$46,058	$46,058	Chris Peng Mao	Short Term	Cash
Keyuan	38,421	38,460	Lufan An	Short Term	Cash
CBH	265,442	265,442	Enshi	Short Term	Cash
Total	$349,921	$349,960

Other Payables — Related Parties

	March 31, 2009	December 31, 2008	Due To	Term	Manner of Settlement
	(Unaudited)
Erye	$542,456	$499,186	Erye Trading	Short Term	Cash
CBH	173,428	166,838	Erye Trading	Short Term	Cash
Keyuan	670	670	Lufan An & Xiaohao Liu	Short Term	Cash
Total	$716,554	$666,694

Erye Trading was a company owned by minority shareholders of Suzhou Erye Pharmaceutical Limited Company. The 38 minority shareholders of Erye transferred their shares of Erye to Erye Trading in 2008 and the transactions was consummated on June 24, 2008. Erye Trading is the 49% shareholder of Erye as of December 31, 2008.

Note 9 — Short Term Loans

The Company has a total of $1,435,700 and $2,611,260 in short term loans from different banks in China at March 31, 2009 and December 31, 2008, respectively. These loans mature in one year or less. The average interest rates were approximately 6.1% and 7.1% for the three month period ended March 31, 2009 and the year ended December 31, 2008, respectively. Bank loans were collateralized by certain buildings owned by Erye with historical value of $127,749 as of March 31, 2009.

Interest expense of the short term bank loans for the three month periods ended March 31, 2009 and 2008 amounted to $36,423 and $36,295 respectively, in which $36,423 and $1,799 were capitalized for construction in progress, respectively.

Note 10 — Notes Payable

The Company’s subsidiary Erye has $4,189,900 and $4,563,837 notes payable as of March 31, 2009 and December 31, 2008, respectively. Notes are payables to the banks who issue bank notes to Erye’s suppliers. Notes payable are interest free and usually mature after a six-month period.

In order to issue notes payable on behalf of the Company, the banks required collateral, such as cash deposit which was approximately 30%-50% of notes to be issued, or properties owned by companies or etc. As of March 31, 2009 and December 31, 2008, $1,433,950 and $1,373,228 of restricted cash was put up for collateral for the balance of notes payable, respectively, which was approximately 30% of the notes payable

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 10 — Notes Payable  – (continued)

(See notes 3) the Company issued, and the remaining of the notes payable is collateralized by a pledge the land use right the Company owned amounted to $1,843,137 and $1,880,477, respectively.

Note 11 — Redeemable Preferred Stock

On November 16, 2007, the Company entered a conditional loan conversion agreement (the “Agreement”) with RimAsia, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the Enshi acquisitions plus unpaid interest of $1,008,534 (combined total of $12,508,534) was converted into 6,185,607 shares of Series B redeemable convertible preferred shares of the Company at an effective conversion price at $2.0222 per share. Each series B share may be converted into two shares of common stock. Additionally, the exercise price of $1.375 for the 12 million existing warrants exercisable into common stock previously issued to and currently held by RimAsia in connection with the extension of the loan financing (“Existing Warrants”) was lowered to $1.26 per share and the term extended to 4.5 years from the closing date. This Agreement was conditional subsequent to the completion of at least one of sizeable acquisition by the end of June 2008. RimAsia extended the wavier to not to convert the Series B preferred stock to debt to earlier of (a) October 31, 2009 or (b) abandonment of the merger with NeoStem which is disclosed in Note 18.

Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Pursuant to EITF Topic D-98, the redeemable stock is classified outside of permanent equity.

According to the Agreement, the series B preferred stock is subject to optional redemption at the Company’s option before the 4th anniversary of issuance date and mandatory redemption at the investors of the Company’s option thereafter. The Company maybe required to repurchase the remaining series B preferred stock four years after the closing date at a per share price of the sum of (1) the original Series B issue price $2.0222 per share; (2) all accrued but unpaid annual dividends; (3) 5% of the original series B issue price per annum accrued from the occurrence of certain triggering events, such as the Company’s failure to pay annual dividends, mandatory redemption price or any other amount due, either in cash or in kind. (4)The four-percent suspendible premium which shall be deemed to have begun to accrue from the Series B Issuance date and shall continue to accrue until the date when the average closing price of the common stock over 30 consecutive trading days each with a daily treading volume of no fewer than 100,000 shares exceeds the following price thresholds: during the 2nd year from the Series B Issuance date, $1.4, during the 3rd year, $1.58, and during the 4th year, $1.72.

On March 31, 2009, RimAsia waived the dividend of 5% of the original Series B issue price and 4% suspendible premium for the period from September 15, 2008 through the earlier of (a) October 31, 2009 and (b) abandonment of the Merger Agreement. However, RimAsia reserves the right to reinstate all the waived dividends and premiums if the Merger announced on November 2008 is not consummated by October 31, 2009.

The series B redeemable stock was recorded at fair value on the date of issuance. As of March 31, 2009 and December 31, 2008, balance stock amounted to $12,508,534. Dividend payables amounted to $1,110,346 as of March 31, 2009 and December 31, 2008. As of March 31, 2009, pursuant to the optional redemption clause, the holders of the series B are be entitled to receive an annual dividend of 5% amounted to $651,129; and, the four-percent suspendible premium was accrued in the amount of $459,217, which were included in dividend payable. For the three month periods ended March 31, 2009 and 2008, the Company recorded $0 and $311,857 dividends and accretion on the redeemable preferred stock, respectively.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 11 — Redeemable Preferred Stock  – (continued)

On November 2, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neostem, Inc., a Delaware corporation, and CBH Acquisition LLC (“Merger Sub”), a Delaware “NBS” limited liability company and wholly-owned subsidiary of Neostem. Pursuant to the Merger Agreement, CBH will merge into Merger Sub, with Merger Sub as the surviving entity. All of the shares of the Company’s series B shares issued and outstanding immediately prior to the effective time of the Merger will be converted into (i) 5,383,009 shares of NeoStem Common Stock, (ii) 6,977,512 shares of Series C Convertible Preferred Stock, without par value, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at a conversion price of $0.90 per share, and (iii) warrants to purchase 2,400,000 shares of NeoStem Common Stock at an exercise price of $0.80 per share.

Note 12 — Statutory Reserves

The laws and regulations of the PRC require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. This statutory reserve fund is planned for future development of the company or use for employee’s benefits. These reserves represent restricted retained earnings.

The transfer to this reserve must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

The Company had fully contributed its required surplus reserve as of December 31, 2008. As of March 31, 2009, the Company has statutory surplus reserve and common welfare reserve amounted to $1,448,100 and $60,698, respectively.

Note 13 — Income Taxes

Corporation Income Tax (CIT)

The Company’s subsidiaries operate in China. According to the Chinese Joint Venture Business Law, these subsidiaries have been registered and incorporated with the status of Sino-foreign joint venture companies and are subject to a two year tax exemption and a three year 50% reduction in income tax rates preference treatment, which generally commences from the first year of establishing a joint venture or the approval date of the income tax preference application.

Effective January 1, 2008, the New Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DES and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 13 — Income Taxes  – (continued)

The Company’s subsidiaries, Suzhou Erye was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Erye was granted income tax exemption for two years commencing from January 1, 2006, and is subject to 50% of the 25% EIT tax rate, or 12.5% from January 1, 2008 through December 31, 2010. Keyuan’s total revenue is subject to 1.7% to 3.3% income tax rates depends on the range of the taxable income. Provision for CIT amounted $349,060 and $299,409 for the three month periods ended March 31, 2009 and 2008, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate:

	For the Three Month Periods Ended March 31,
	2009	2008
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes rate	25.0	25.0
China income tax exemption	(12.5)	(12.5)
Other items(1)	1.7	1.6
Total provision for income taxes	14.2%	14.1%

(1)	The 1.7% represents the $208,108 expenses incurred by CBH and Keyuan that are not deductible in PRC for the three months ended March 31, 2009. The 1.6% represents $270,664 expenses incurred by CBH and Keyuan that are not counted as part of taxable income and expenses in PRC for the three months ended March 31, 2008.

The estimated tax savings due to the reduced tax rate for the years ended March 31, 2009 and 2008 are $349,060 and $299,409, respectively. The net effect on income per basic outstanding share if the income tax had been applied would decrease income per share by $0.01 and $0.01 for the years ended March 31, 2009 and 2008, respectively.

The Company was incorporated in the United States and incurred a net operating loss for income tax purposes for 2008 and 2007. The net operating loss carry forwards for United States income tax purposes amounted to $5,290,658 and $5,239,906 as of March 31, 2009 and December 31, 2008, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, in 2029. Management believes that the realization of the benefits arising from this loss appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at March 31, 2009 and December 31, 2008. Management reviews this valuation allowance periodically and makes adjustments as warranted.

The valuation allowance for the three month periods ended March 31, 2009 and 2008 were as follow:

Amount
Balance of December 31, 2008	$1,781,568
Increase	17,256
Balance of March 31, 2009 (unaudited)	$1,798,824

Business Tax

The Company is subject to business tax, which is charged on the selling price of applicable product and service at a general rate of 5% in accordance with the tax law applicable. Keyuan is exempt from business tax according to local applicable favorable tax policy.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 13 — Income Taxes  – (continued)

Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in China, the VAT rate for domestic sales is 17% and 0% for export sales on the invoiced value of sales and is payable by the purchaser. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $2,295,172 and $2,038,302 for the three month period ended March 31, 2009, and $1,863,365 and $1,574,092 for the same period in 2008, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Tax Payable

Taxes payable was comprised as follows:

	March 31, 2009	December 31, 2008
	(Unaudited)
Income tax payable	$1,606,626	$1,551,754
VAT payable	216,419	657,978
Other taxes payable	898	5,935
Total	$1,823,943	$2,215,667

Note 14 — Earnings per Share

The Company determined that all the warrants were anti-dilutive because the exercise prices were higher than average market price in the period presented as of March 31, 2009 and 2008. The redeemable convertible preferred stock is mandatorily redeemable for cash at the fourth anniversary if not yet converted. As of March 31, 2009 and 2008, none of the preferred stock had been converted. Dividends and accretion on the preferred stock were subtracted from net income to determine net income available to common shareholders for the purposes of computing basic earnings per share. In calculating diluted earnings per share, the convertible preferred stock is treated as common stock equivalents on an as-converted basis. Dividends and accretion on the preferred stock are added back to the net income available to common shareholders for calculating diluted earnings per share, as if the preferred stock were converted at the beginning of the period. The convertible preferred stock — series A of 50,000 and redeemable convertible preferred stock — series B of 6,185,607 were dilutive for the three month period ended March 31, 2009, which were anti-dilutive for the three month ended March 31, 2008 based on the calculation used method above.

The number of shares used in computing basic earnings per share for the three month periods ended March 31, 2009 and 2008 were 36,590,312 and 36,490,312, respectively. Basic earnings per share for the three month periods ended March 31, 2009 and 2008 were $0.03 and $0.01, respectively.

The number of shares used in computing diluted earnings per share for the three month periods ended March 31, 2009 and 2008 were 49,011,526 and 48,911,526, respectively. Diluted earnings per share for the three month periods ended March 31, 2009 and 2008 were $0.02 and $0.01, respectively.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 15 — Commitments and Contingencies

Operating Leases

The Company leases office space from third parties. Accordingly, for the three month periods ended March 31, 2009 and 2008, the Company recognized rent expenses of $6,592 and $33,443, respectively.

As of March 31, 2009, the Company has no outstanding commitments in respect to non-cancelable operating leases.

Research and Development Contract

On November 5, 2007, the Company entered into a new drug development contract with a third party (“the Developer”). Pursuant to the contract, the Developer will transfer a drug patent to the Company, and also is responsible for obtaining the New Drug Certificate and the Drug Manufacturing Approval from the PRC Drug Administration Authority no later than July 1, 2009. In exchange, the Company will pay up to approximately $1,600,000 (RMB12,000,000) to the Developer. Of the total $1,600,000, approximately $933,800 and $266,800 will need to be paid before December 31, 2007 and February 25, 2008, respectively, and the final payment ranging from $0 to $400,200 (depending on the date of the Manufacturing Approval) needs to be paid no later than 10 days after the grant date of the Manufacturing Approval. Further, the two parties agreed that the Company will pay sales commission to the Developer based on the sales volume of the contracted new drug during a 10 year period after this drug is put into production. If the PRC Drug Administration Authority denies the application of the Drug Manufacturing, all payments made by the Company would be fully returned to the Company by the Developer. As of March 31, 2009, the new drug has been in the trial stage. The Company expected the developing contract to delay one more year to complete.

The Company had advanced $1,319,759 (RMB9,008,596) and $1,321,561 (RMB9,008,596) for the aforesaid contract as of March 31, 2009 and December 31, 2008, respectively.

Purchase Commitment

The Company entered a Long-term purchase contract with one of its major suppliers (“Supplier A”) for the period of May 1, 2006 to April 30, 2009 and later extended to November 30, 2009. Pursuant to the contract, Erye committed to purchase certain quantity for some raw materials from Supplier A in a fixed price with VAT invoice and pay the purchase price with bank notes or bank remittance within 30 days after raw materials are delivered. Should supplier A could not provide the raw materials on time for which the contract was default by Supplier A, Supplier A should pay penalty to the Company amounted to $146,500 (RMB1,000,000) and other related loss. The fixed purchase price was adjusted one time on November 18, 2008 in an amendment on which the two parties agreed that no more price increase allowed during the rest period of the contract.

For the three month ended March 31, 2009, the Company purchased raw materials from the aforesaid supplier amounted to $965,794 to which the Company had notes payable in the amount of $219,750 as of March 31, 2009.

Legal Proceedings

In March 2007, the Company identified non-existent trade accounts receivable acquired in the acquisition of Enshi. RACP Pharmacentical Holdings Limited, (“RACP”), a former subsidiary of CBH commenced legal proceeding for damages of $10,000,000 against Mr. Li Xiaobo (“Mr. Li”), the previous owner and controlling shareholder of Enshi, and his related parties (“Defendants”) for breach of representations and warranties and fraud (“LXB Litigation”). The Hong Kong courts froze approximately $10,000,000 worth of assets per the court order in Hong Kong and the Defendants lost their opposition actions against the seizure order.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 15 — Commitments and Contingencies  – (continued)

In July 2007, Enshi was foreclosed on by RimAsia and ceased to be part of the Company. RimAsia assumed the litigation activities against Mr. Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (“LXB”) and on October 17, 2008_reached a settlement with LXB pursuant to which Enshi was returned to LXB against a payment of certain sum of funds of which the residual sum post litigation costs were to be eventually transferred to the Company. The expected residual is not expected to be meaningful to the Company.

On November 16, 2007 and amended on January 22, 2008, the Company and RimAisa entered into a litigation agreement (“Litigation Agreement”). Pursuant to this Litigation Agreement, if RimAisa or RACP (as the plaintiff) prevail in the LXB Litigation or the settlement is reached, any judgment awards, settlement amount and salvage value realized from Enshi, would be firstly used to reimburse all the legal and related expenses incurred by RimAsia in the LXB Litigation, up to $4,000,000, and the remaining amounts of the judgment proceeds would be entitled to the Company. If RimAisa and the Company do not prevail in the LXB Litigation, RACP should be returned to CBH and all the proceeds of any sale of liquidation of Enshi or any assets of or interest in Enshi shall be distributed as agreed by both parties. In addition, all the costs and expenses (including attorneys’ fees) incurred by or on behalf of the plaintiffs shall be borne 55% by RimAsia and 45% by the Company.

On September 1, 2008, the Company and RimAisa entered into an Understanding on Litigation Residual Payment (the “Understanding”). Pursuant to this Understanding, if there is no consummation of the Merger, the gross residual (the “Gross Residual”) from the LXB Litigation receivable by CBH (being the gross settlement proceeds of the LXB litigation paid by Li Xiao Bo less the litigation and related expenses incurred by and reimbursed to RACP pursuant to the Litigation Agreement shall be paid to CBH in cash or shares of common stock and warrants to purchase common stock of NBS (collectively, “NBS Securities”), such NBS Securities being valued at their original purchase price but in no case to be more than (a) US$1,250,000 or (b) the value of the Gross Residual, whichever is less, and only to the extent there is any such residual from the LXB litigation. Any amount of the Gross Residual remaining after deducting the value of NBS Securities under the immediately preceding sentence shall be immediately paid to CBH in cash. In case of a closing of the Merger, RACP may no longer deliver such NBS Securities to CBH, but shall be able to deliver to Erye Economy & Trade Ltd (“EET”) NBS Securities, valued at their purchase price and up to an amount equal to 50% of the “Net Residual” (to be defined below), in exchange for the withholding of an equal amount of cash from the Gross Residual, pursuant to the terms of an agreement with EET that will be documented and signed prior to or at the closing of the Merger. The “Net Residual” means the Gross Residual minus the sum of (a) US$1.3 million representing the legal fees and costs and the un-reimbursed advances and expenses made by Erye to Shenyang Enshi Pharmaceutical Ltd. and CBH, and (b) US$300,000 for operating expenses of CBH over the next 12 months.

Note 16 — Shareholders’ Equity

Issuance of Shares for Services

In December 2008, the Company issued 100,000 shares of common stock to a consultant for the services provided during the period from January 2007 to February 2009. Shares were valued at $27,000 based on the market price at the service contract signing dates.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 16 — Shareholders’ Equity  – (continued)

Warrants

Following is a summary of the status of warrants outstanding at December 31, 2008:

Outstanding Warrants		Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Intrinsic Value
1.26	12,000,000	3.14	1.26	12,000,000	—
1.25	1,000,000	0.8	1.25	1,000,000	—
1.26	7,165,535	0.9	1.26	7,165,535	—
	20,165,535			20,165,535	—

Following is a summary of the Warrant activity:

Warrants
Outstanding as of January 01, 2008	21,889,975
Granted	—
Forfeited	1,639,833
Exercised	—
Outstanding as of December 31, 2008	20,250,142
Granted	—
Forfeited	84,607
Exercised	—
Outstanding as of March 31, 2009	20,165,535

Note 17 — Business Combinations

Merger with Neostem, Inc.

As previously mentioned in Note 12, on November 2, 2008, CBH entered into an Agreement and Plan of Merger (the “Merger agreement”) with CBC, NeoStem, Inc., and CBH Acquisition LLC (“Merger Sub”). The Merger Agreement contemplates the merger of CBH with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). Prior to the consummation of the Merger, CBH will spin off all of its shares of capital stock of CBC to CBH’s stockholders in a liquidating distribution so that the only material assets of CBH following such spin-off will be CBH’s 51% ownership interest in Erye, plus net cash which shall not be less than $550,000.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of CBH’s common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,500,000 shares of NeoStem’s common stock at par value of $.001 per share (of which 150,000 shares will be held in escrow pursuant to the terms of an escrow agreement to be entered into between CBH and NeoStem).

Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, all of the shares of CBH series B preferred stock solely held by RimAsia, issued and outstanding immediately prior to the Effective Time will be converted into NeoStem’s common stock, series C convertible preferred stock and warrants to purchase NeoStem’s common stock. See details in Note 13.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

Note 17 — Business Combinations  – (continued)

At the Effective Time, in exchange for cancellation of all of the outstanding shares of CBH series A convertible preferred stock which is held by Stephen Globus, a director of CBH, and/or related persons, NeoStem will issue to Mr. Globus and/or related persons 50,000 shares of NeoStem common stock at $1.00 per share. NeoStem also will issue 60,000 shares of NeoStem Common Stock to Mr. Globus and 40,000 shares of NeoStem common stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation. NeoStem also will issue 200,000 shares to CBC to be held in escrow, payable if NeoStem successfully consummates its previously announced acquisition of control of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company.

Also at the Effective Time, subject to acceptance by the holders of all of the outstanding warrants to purchase shares of CBH common stock (other than warrants held by RimAsia), such warrants shall be canceled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem common stock at an exercise price of $2.50 per share.

Upon consummation of the transactions contemplated by the Merger, Merger Sub will own 51% of the ownership interests in Erye, and Suzhou Erye Economy and Trading Co. Ltd., a company incorporated in the PRC (“EET”), will own the remaining 49% ownership interest. In connection with the execution of the Merger Agreement, NeoStem, Merger Sub and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to finalization and approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to Merger Sub directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, Merger Sub will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least $7,300,000 (RMB 50,000,000), Merger Sub will be entitled to receive the return of such additional paid-in capital. CBC will receive $300,000 from the settlement proceeds from the settlement of the litigation in Hong Kong and Canada by RACP Pharmaceutical Holdings Limited, a wholly-owned subsidiary of CBC, against Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (the “LXB Litigation”) and use it as working capital.

Note 18 — Subsequent Event

On April 9 and April 29, 2009, the Company paid bank loans off in the total amount of $1,465,000. The pledged fixed assets were in the process of releasing by the banks.

Annex A

AGREEMENT AND PLAN OF MERGER, as amended

***

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NEOSTEM, INC.,
CBH ACQUISITION LLC,
CHINA BIOPHARMACEUTICALS HOLDINGS, INC.
AND
CHINA BIOPHARMACEUTICALS CORP.

November 2, 2008

EXHIBIT INDEX

Exhibit A – Class B Warrant

Exhibit B – Class C Warrant

Exhibit C – CBH Lock-Up and Voting Agreement

Exhibit D – Escrow Agreement

Exhibit E – Support Agreement

Exhibit F – Erye Letter of Intent to Enter into Amended and Restated Joint Venture Agreement

Exhibit G – CBH Liability Release

Exhibit H – Amended and Restated Erye Joint Venture Agreement

Exhibit I – NeoStem Lock-Up and Voting Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 2nd day of November, 2008, by and among NeoStem, Inc., a Delaware corporation (“NeoStem”), CBH Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of NeoStem (“Subco”), China Biopharmaceuticals Holdings, Inc., a Delaware corporation (“CBH”) and China Biopharmaceutical Corp., a British Virgin Islands corporation (“CBC”). NeoStem, Subco and CBH are sometimes collectively referred to as the “Parties”; each individually a “Party”.

PRELIMINARY STATEMENTS

A. NeoStem is engaged in a platform business of operating a commercial autologous adult stem cell bank, is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors for use for their own future medical treatment and has entered into research and development through the acquisition of a worldwide exclusive license of technology to identify and isolate very small embryonic-like stem cells.

B. CBH is a pharmaceutical company focused on developing, manufacturing and distributing drugs in the PRC. CBH is a holding company with two subsidiaries, Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-Foreign joint venture with limited liability organized under the laws of the People’s Republic of China (the “PRC”), and CBC. Erye is engaged in the production and sale of injection drugs, capsule drugs, API and aluminum caps for injection glass vials.

C. NeoStem desires to acquire CBH’s 51% ownership interest (“Erye Ownership”) in Erye plus net cash which shall not be less than $550,000 after payment of all litigation expenses and CBH Payable Obligations (the “Minimum Cash”). Prior to the Merger (as defined below), CBH will spin off all of its shares of CBC Common Stock (as defined herein) to CBH’s shareholders in a liquidating distribution (the “Spin-Off”) so that the only material assets of CBH following the Spin-Off will be the Erye Ownership and cash.

D. NeoStem desires to acquire the Erye Ownership through the merger of CBH (after the Spin-off) with and into Subco, with Subco as the surviving entity (the “Merger”). The Merger is intended to be a tax-free merger under Section 368(a)(1)(A) of the Internal Revenue Code (the “Code”). Each of the Parties has determined that the Merger is consistent with and in furtherance of its respective long-term business strategies and desires to combine their respective businesses and for the holders of shares of CBH Common Stock and/or shares of CBH Preferred Stock (each, as defined herein) (“CBH Stockholders”) to have a continuing equity interest in the combined NeoStem/Erye businesses through the ownership of NeoStem securities.

E. Pursuant to the terms and subject to the conditions set forth in this Agreement as consideration in the Merger, NeoStem shall issue to the CBH Stockholders the following (collectively, the “Exchanged Securities”):

1. 7,500,000 shares of NeoStem Common Stock (as defined herein) (the “Exchanged Common Shares”) (of which 150,000 shares shall be delivered to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement annexed as Exhibit D) to be issued to the holders of CBH Common Stock (inclusive of any CBH Common Stock issued upon exercise of any CBH Common Stock Purchase Warrants prior to the Closing);

2. (a) 5,383,009 shares of NeoStem Common Stock (“RimAsia Exchanged Common Shares”), (b) 6,977,512 shares of NeoStem Series C Convertible Preferred Stock (as defined herein), each with a liquidation preference of $1.125 and convertible to shares of NeoStem Common Stock at $.90 (“RimAsia Exchanged Preferred Shares”) and (c) Class B warrants (the “Class B Warrants”) to purchase 2,400,000 shares of NeoStem Common Stock at $0.80 per share under the Class B Warrant Agreement, a copy of which is attached hereto as Exhibit A (collectively, the RimAsia Exchanged Common Shares, the RimAsia Exchanged Preferred Shares and the Class B Warrants are referred to as the “RimAsia Exchanged Securities”), to be issued to RimAsia Capital Partners, L.P. (“RimAsia”); and

3. subject to acceptance by the holders of CBH Common Stock Purchase Warrants to purchase an aggregate of up to 7,831,684 shares of CBH Common Stock (collectively, the “CBH Common Stock Purchase Warrants”), Class C warrants (the “Class C Warrants”) to purchase up to 2,012,097 shares of NeoStem Common Stock at an exercise price equal to $2.50 per share under the Class C Warrant Agreement, the form of which is attached here to as Exhibit B, to be issued to such holders of CBH Common Stock Purchase Warrants.

E. The respective Boards of Directors (or committees thereof) of NeoStem, Subco and CBH have determined that the Merger, in the manner contemplated herein, is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), CBH shall be merged with and into Subco at the Effective Time. As a result of the Merger, the separate existence of CBH shall cease and Subco shall continue its existence under the laws of the State of Delaware. Subco, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

1.2 Effective Time.  As promptly as possible on the Closing Date (as defined herein), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”) and executed in accordance with the DLLCA. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Delaware Secretary of State, which filing shall occur on the Closing Date, or at such later time as shall be agreed upon by NeoStem and CBH and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five Business Days (as defined herein)) following the date upon which all conditions set forth in Article V hereof have been satisfied or waived, or at such other date as NeoStem and CBH may agree, provided that the conditions set forth in Article V have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date. For purposes of this Agreement, the term “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

1.3 Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in Section 18-209(g) of the DLLCA.

1.4 Certificate of Formation and Operating Agreement.  At the Effective Time, (i) the certificate of formation of the Surviving Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of formation of Subco, except for Article FIRST thereof which may be revised to change the name of the limited liability company as mutually agreed to by the parties hereto, and (ii) the limited liability company agreement of Subco in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company; in each case until amended in accordance with applicable law.

1.5 Managers and Officers of the Surviving Company.  From and after the Effective Time, individuals designated by NeoStem prior to the Effective Time shall be the officers of the Surviving Company and the managers of Subco, if any, shall be the managers of the Surviving Company, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, CBH shall deliver to NeoStem a written resignation, in form and substance satisfactory to NeoStem, from each director and officer of CBH, effective as of the Effective Time.

ARTICLE II.

CONVERSION AND DISTRIBUTION OF SECURITIES

2.1 Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of NeoStem, Subco or CBH or their respective stockholders or members, as the case may be:

2.1.1 Each membership interest of Subco issued and outstanding immediately prior to the Effective Time shall be converted into a membership interest of the Surviving Company. Such membership interests shall thereafter constitute all of the issued and outstanding equity of the Surviving Company, so that NeoStem shall own all of the membership interests in, and equity of, the Surviving Company.

2.1.2 Subject to the other provisions of this Article II, all of the shares of CBH Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in the aggregate all of the Exchanged Common Shares so that all of the holders of CBH Common Stock (inclusive of any CBH Common Stock issued upon exercise of any CBH Common Stock Purchase Warrants) shall be entitled to receive 7,500,000 shares of NeoStem Common Stock in the aggregate (of which 150,000 shares shall be delivered to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement annexed as Exhibit D).

2.1.3 Each share of capital stock of CBH held in the treasury of CBH shall be canceled and retired and no payment shall be made in respect thereof.

2.1.4 All of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into all of the RimAsia Exchanged Securities subject to cancellation of the RimAsia CBH Warrants as specified in Section 2.2.1.

2.1.5 Dissenting Shares (as defined herein) shall, by virtue of the Merger, be cancelled and extinguished and converted into the right to receive payment provided for by Section 262 of the DGCL, in accordance with the provisions of Section 2.5.

2.2 Distributions; Exchange Ratio; Fractional Shares; Adjustments.

2.2.1 Pursuant to a CBH Lock-Up and Voting Agreement, dated as of the date hereof, among RimAsia, the CBH Preferred Stockholders, each director and officer of each of CBH, CBH, Erye, EET, Dr. Wang Taihua and NeoStem, a copy of which is attached hereto as Exhibit C (the “CBH Lock-Up and Voting Agreement”), RimAsia has consented to the treatment set forth in Section 2.1.4 above and agreed, upon the effectiveness of the Merger, to cancel the Common Stock Purchase Warrant to purchase up to 12 million shares of CBH Common Stock issued to RimAsia on June 30, 2006 and modified on November 16, 2007 (“Modified Warrants ”), and the Additional Common Stock Purchase Warrants (No. R-2) issued to RimAsia on November 16, 2007 (“Additional Warrants, and collectively with the Modified Warrants, the “RimAsia CBH Warrants”) and exchange all of its interest in CBH, including but not limited to all of the CBH Series B Preferred Stock outstanding for the RimAsia Exchanged Securities.

2.2.2 Pursuant to the CBH Lock-Up and Voting Agreement, the holders of the CBH Series A Preferred Stock have consented to the Merger and have agreed to cancel and cause to be terminated such holders’ shares of CBH Series A Preferred Stock as set forth in Section 2.7 and to cancel any CBH Warrants held by such holders.

2.2.3 As soon as practical after the effectiveness of the Merger, each holder of CBH Common Stock shall receive, for each share of CBH Common Stock held by such CBH common shareholder, a fraction of a share of NeoStem Common Stock equal to the Exchange Ratio (as defined herein).

2.2.4 The “Exchange Ratio” shall be equal to the quotient of 7,350,000 divided by the sum of (x) the number of shares of CBH Common Stock outstanding at the Effective Time, and (y) the number of shares of CBH Common Stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time subject to adjustment as set forth herein. Any Escrow Shares shall be distributed pro rata to the same record shareholders as the initial distribution.

2.2.5 No certificates for fractional shares of NeoStem Common Stock shall be issued as a result of the distribution provided for in Section 2.2.3. In lieu of any fractional share to which the CBH Stockholders would otherwise be entitled as a result of the distribution provided for in Section 2.2.3, all issuances of NeoStem Common Stock shall be rounded up to the nearest whole share.

2.2.6 In the event that, subsequent to the date hereof and prior to the Effective Time, NeoStem or CBH shall declare a stock dividend or other distribution payable in shares of NeoStem Common Stock or CBH Common Stock or securities convertible into shares of NeoStem Common Stock or CBH Common Stock or effect a stock split, reclassification, combination or other change with respect to shares of NeoStem Common Stock or CBH Common Stock, the Exchange Ratio set forth in Section 2.2.4 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

2.2.7 In the event that, subsequent to the date hereof and prior to the Effective Time, CBH or Erye shall incur any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, other than those liabilities or allowances recorded, accrued or reserved against on the CBH Balance Sheet (as defined herein) or described in the notes thereto, such liabilities or obligations shall be paid, satisfied or otherwise provided for or transferred to CBC prior to the Spin-Off in accordance with Section 5.17.1.

2.3 Exchange of Certificates.

2.3.1 Exchange Agent.  Promptly following the Effective Time, NeoStem shall deposit with Continental Stock Transfer & Trust Company or such other exchange agent as may be designated by NeoStem (the “Exchange Agent”), for the benefit of CBH Stockholders, for distribution in accordance with this Section 2.3, certificates representing 7,500,000 shares of the Exchanged Common Shares for distribution to holders of outstanding shares of CBH Common Stock pursuant to Section 2.2.3.

2.3.2 Exchange Procedures.  As soon as practicable after the Effective Time, CBH shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CBH Common Stock, a certificate or certificates for the Exchanged Common Shares in the pro rata amounts provided for in this Section 2.3.

2.3.3 Distributions with Respect to CBH Preferred Stock.  Simultaneously with the consummation of the Merger, RimAsia shall cancel the RimAsia CBH Warrants and all its outstanding shares of CBH Series B Preferred Stock shall be cancelled. In exchange, NeoStem will issue the RimAsia Exchanged Securities to RimAsia as set forth in Section 2.2.1.

2.3.4 Erye.  At the Closing, CBH shall deliver to NeoStem a duly executed assignment of its Erye Ownership, consented to by Erye and the other 49% equity holder in Erye. CBH represents and warrants that following the Merger, NeoStem will have the Erye Ownership, and will have unfettered access to the Minimum Cash.

2.4 Treatment of Warrants.  At the Effective Time, subject to acceptance by the holders of CBH Common Stock Purchase Warrants, the CBH Common Stock Purchase Warrants shall be canceled and the holders thereof shall receive, in the aggregate, Class C Warrants to purchase up to an aggregate of 2,012,097 shares of NeoStem Common Stock at an exercise price of $2.50 per share pursuant to the Class C Warrant Agreement. Notwithstanding anything contained herein to the contrary, if and to the extent NeoStem determines, in its sole discretion, to waive the condition to NeoStem’s obligation to consummate the Merger that all of the holders of CBH Common Stock Purchase Warrants accept Class C Warrants in exchange for their respective CBH Common Stock Purchase Warrant set forth in Section 6.2.20, then any holder of CBH Common Stock Purchase Warrants that does not accept Class C Warrants in exchange for such holder’s CBH Common Stock Purchase Warrants, upon consummation of the Merger, shall be entitled to the rights under the CBH Common Stock Purchase Warrants held by such holder.

2.5 Escrow Shares.  At the Closing, NeoStem shall issue an aggregate amount of 200,000 shares of NeoStem Common Stock to CBC in escrow as a conditional bonus payment if introductions with respect to the Shangdong Institute made by CBC to NeoStem result NeoStem’s acquisition of the Shangdong Institute prior to the six month anniversary of the Closing (together with the 150,000 shares of the Common Stock provided in Preliminary Statement E(1), collectively, the “Escrow Shares”). The certificates for the Escrow Shares (the “Escrow Certificates”) shall be deposited with an escrow agent to be mutually agreed to by NeoStem and CBC prior to the Closing (the “Escrow Agent”). The Certificates shall be held and disbursed by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement, in the form attached hereto as Exhibit D, subject to such modifications thereof as the Escrow Agent shall reasonably request prior to the Closing and as shall be accepted by CBC and NeoStem (such acceptance not to be unreasonably denied) (as so modified, the “Escrow Agreement”).

2.6 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of CBH Common Stock and CBH Preferred Stock held by holders thereof who are entitled to vote on the Merger and who have not voted such shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal rights shall have been properly exercised and perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration which the holders of CBH Common Stock and CBH Preferred Stock are entitled to receive pursuant to Sections 2.1 through 2.3 above, and holders of such Dissenting Shares shall be entitled to receive only the payment provided for by Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be deemed to be “Non-Electing Company Shares.” CBH shall give NeoStem (i) prompt notice of any demands for payment for Dissenting Shares pursuant to Section 262 of the DGCL received by CBH, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by CBH and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment pursuant to Section 262 of the DGCL. CBH shall not, except with the prior written consent of NeoStem or as otherwise required by Applicable Law, make any payment with respect to any such demands for payment or offer to settle or settle any such demands. Notwithstanding anything in this Agreement to the contrary, NeoStem, at the election of its Board of Directors (or a committee thereof), in its sole discretion, may terminate and abandon this Agreement at any time prior to the Closing if the Dissenting Shares represent more than five (5%) of the shares of CBH Common Stock or CBH Preferred Stock held by holders thereof who are entitled to vote on the Merger.

2.7 Satisfaction of Certain CBH Obligations.  At the Effective Time, NeoStem shall issue to Stephen E. Globus, a director of CBH or related persons (“Globus”) 50,000 shares of NeoStem Common Stock in exchange for cancellation of all of the shares of CBH Series A Preferred Stock held by Globus (which Globus and CBH have represented to NeoStem are all of the outstanding shares of Series A Preferred Stock). NeoStem shall also issue 60,000 shares of NeoStem Common Stock to Globus and 40,000 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH (“Mao”) (an aggregate of 150,000 shares of NeoStem Common Stock being issued pursuant to this paragraph) at or prior to the Closing, in exchange for the cancellation and the satisfaction in full of the Globus Obligation and the Mao Obligation (each, as defined in Section 6.2.21 herein). CBH and Globus shall cause all of the outstanding shares of the CBH Series A Preferred Stock to be cancelled and terminated no later than immediately prior to the record date for any shareholder vote with respect to the Merger. The “Globus Shares” shall be allocated among related persons in accordance with written instructions to be provided to NeoStem by Globus and certified by him.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CBH

Except as set forth in the disclosure statement delivered by CBH to NeoStem at or prior to the execution of this Agreement (the “CBH Disclosure Statement”) (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such CBH Disclosure Statement), or disclosed in the CBH SEC Reports (as defined herein), CBH represents and warrants to NeoStem and Subco as follows (it being understood and agreed that each representation and warranty with respect to any payment obligation of Erye that is qualified hereunder as to materiality, shall refer to any such obligation (i) having a dollar value of more than $50,000, to the extent such value is quantifiable, and (ii) not incurred or made in the ordinary course of business):

3.1 Organization and Qualification.

3.1.1 Each of CBH and Erye is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the CBH SEC Reports (as defined herein), except that as of the date hereof, CBH is not in good standing under the laws of Delaware but covenants to pay all taxes and be in good standing prior to the filing of any Registration Statement or Joint Proxy Statement with the SEC. Each of CBH and Erye is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a CBH Material Adverse Effect (as defined herein). For purposes of this Agreement, “CBH Material Adverse Effect” means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a “Circumstance”), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition, results of operations or prospects of CBH and Erye, taken as a whole; provided, however, that the term “CBH Material Adverse Effect” shall not be deemed to include the impact of: (A) the implementation of changes in U.S. generally accepted accounting principles; (B) actions and omissions of CBH or its Subsidiaries taken or permitted with the prior written consent of NeoStem after the date hereof; (C) expenses reasonably incurred by CBH or its Subsidiaries in consummating the transactions contemplated by this Agreement; (D) changes in the general economic or financial market conditions; (E) any occurrence, condition, change, event or effect that affects the pharmaceutical industry generally; and (F) the outbreak or escalation of hostilities involving the PRC or the United States, the declaration by the PRC or the United States of war or the occurrence of any natural disasters and acts of terrorism.

3.1.2 Neither CBH nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws, or other similar organizational documents, each as amended and currently in effect, or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and by-laws, each as amended and as currently in effect, of CBH, and true and complete copies of the certificate of incorporation and by-laws, or other similar organizational documents, each as amended and currently in effect, of each Subsidiary of CBH have been previously delivered or made available to NeoStem. No amendments to the certificate of incorporation, as amended, of CBH have been authorized since 2005 and no amendments to the by-laws of CBH have been authorized since 2005. For purposes of this Agreement, all references to the “Subsidiaries” of CBH shall constitute references to any entity (i) the accounts of which would be consolidated with those of CBH in CBH’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned by CBH and/or one or more subsidiaries of CBH, and shall include, without limitation, CBC, Nanjing Keyuan Pharmaceutical R&D Co., Ltd., a Chinese company (“Nanjing Keyuan”), and Erye.

3.1.3 Erye is a Sino-Foreign Joint Venture with limited liability organized under the laws of the PRC, duly incorporated, validly existing and in good standing under the laws of the PRC. The articles of association, the business license and other constituent documents of Erye comply with the requirements of applicable laws of the PRC and are in full force and effect. Erye has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any local, domestic, foreign or multi-national court, arbitration tribunal, administrative agency, commission, legislative body or other governmental or regulatory body, agency, instrumentality or authority, including, without limitation, of the United States, the PRC, or otherwise (a “Governmental Authority”) having jurisdiction over Erye or any of its properties required for the ownership and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business. All of the issued shares of capital stock of Erye has been duly and validly authorized and issued and are fully paid and non-assessable. Erye has obtained all approvals, authorizations, consents and orders, and has made all filings and registrations, which are required under PRC laws and regulations for the ownership interest by CBH or NeoStem of its equity interest in Erye; and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in Erye.

3.2 Authority Relative to this Agreement.  (a) CBH and Erye have the corporate power and authority to execute and deliver this Agreement and, upon obtaining the approval of a majority of the outstanding shares of the CBH Common Stock and each of the CBH Series A Preferred Stock and Series B Preferred Stock of CBH (collectively, the “CBH Preferred Stock”) at the CBH Special Meeting (as defined herein) or any adjournment thereof as authorized under the DGCL, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of CBH and Erye and except as stated in the preceding sentence, no other corporate proceedings on the part of CBH or Erye are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of CBH and Erye and, assuming the due authorization, execution and delivery hereof by NeoStem and Subco and subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of each of CBH and Erye enforceable against each of CBH and Erye in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) As a result of the Merger, the Surviving Company will own of record the Erye Ownership, and NeoStem will beneficially own the Erye Ownership, free of all Encumbrances and free of all governed or contractual restrictions.

(c) CBH has the corporate power and authority to effect the Spin-Off. The consummation of the Spin-Off has been duly and validly authorized by the Board of Directors of CBH, and other than approval by the CBH Stockholders, no other corporate proceedings on the part of CBH are necessary to authorize or consummate the Spin-Off.

3.3 Consents, No Conflicts.

3.3.1 Except for actions to be taken in connection with (a) the filing of the Certificate of Merger required under DLLCA Section 18-209(c), (b) the filing and effectiveness of the Registration Statement (as hereinafter defined), (c) filings required pursuant to any state securities or “blue sky” laws, (d) filings and other matters relating to the listing or quoting on the American Stock Exchange, Inc., The New York Stock Exchange, Inc. or The NASDAQ Stock Market (each, an “Exchange”) of the shares of NeoStem Common Stock required to be issued pursuant to this Agreement, and (e) any other filings, notices, disclosures or registrations set forth in Section 3.3.1 of the CBH Disclosure Statement, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (x) any U.S. Governmental Authority or (y) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by CBH of the Merger or the other transactions contemplated hereby or for the ownership by NeoStem of the Erye Ownership.

3.3.2 Except as set forth in Section 3.3.2 of the CBH Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and compliance by CBH and Erye with any of the provisions hereof do not and will not: (i) subject to obtaining the approval of the Merger by holders of the CBH Common Stock and the CBH Preferred Stock, conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws, or other similar organizational documents, each as amended, of CBH or any of its Subsidiaries or (ii) result in (1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to CBH Employee Benefit Plan (as defined herein) or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, license, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of CBH or any of its Subsidiaries (“CBH Contracts”) or, subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses “a” through “e” of Section 3.3.1 or in Section 3.3.1 of the CBH Disclosure Statement, any law, rule, ordinance or regulation or judgment, decree, order or award to which CBH or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which CBH or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the CBH Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of Encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have a CBH Material Adverse Effect.

3.3.3 Except as disclosed on Section 3.3.3 of the CBH Disclosure Statement, Erye (a) is not in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (i) any Law applicable to it or any of its properties, assets, operations or business, (ii) any provision of its certificate of incorporation or by-laws, or other similar organizational documents, each as amended, except in the case of the foregoing clauses (i) and (iii) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, could not have or result in a CBH Material Adverse Effect. Except for the approval of the competent authorities of commerce under the Law on Sino-Foreign Equity Joint Ventures and its implementation regulations, no PRC Government Approval or other consent is required to be obtained or made by Erye in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby.

3.4 Board Recommendation.  The Boards of Directors of CBH and the board member representatives from Erye have, each, by a unanimous written consent on November 2, 2008, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. In such resolutions, the Boards of Directors of CBH and the board member representatives from Erye determined that the consideration to be received by holders of CBH Common Stock and CBH Preferred Stock pursuant to the Merger is fair to the holders of shares of CBH Common Stock and CBH Preferred Stock, respectively, and recommended that the holders of such shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “CBH Board Recommendation”).

3.5 State Anti-takeover Statutes; Stockholder Protection Rights Agreements.  By virtue of resolutions heretofore approved by CBH’s and Eyre’s Boards of Directors, the Merger, this Agreement, the CBH Lock-Up and Voting Agreement, the Support Agreement (as defined herein) and the transactions contemplated hereby will not be subject to the restrictions on business combinations with interested stockholders otherwise applicable to the Merger, this Agreement, the CBH Lock-Up and Voting Agreement, the Support Agreement or the transactions contemplated hereby under Section 203 of the DGCL. CBH’s Board of Directors have taken such actions and votes as are necessary on its part to render the provisions of Section 203 of the DGCL, all other applicable takeover statutes of the DGCL inapplicable to this Agreement, the Merger, the CBH Lock-Up and Voting Agreement, the Support Agreement and the transactions contemplated hereby and thereby. Neither CBH nor Erye is a party to any stockholder protection rights agreement or any agreement similar thereto.

3.6 No Existing Violation, Default, Etc.  None of CBH or its Subsidiaries is in violation of (A) any Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over CBH or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any CBH Contract or any lease, permit, license or other agreement or instrument to which CBH or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of CBH or any of its Subsidiaries is subject.

3.7 Licenses and Permits.  Each of CBH and Erye has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies (“CBH Licenses”) as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the CBH SEC Reports and as presently conducted and all such CBH Licenses are valid and in full force and effect, other than any failure to have any such CBH License or any failure of any such CBH License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a CBH Material Adverse Effect. Each of CBH and Erye is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such CBH Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such CBH Licenses. Each of CBH and Erye has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of CBH or any of its Subsidiaries to renew any material CBH License. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 3.3.1of the CBH Disclosure Statement, neither the execution nor delivery by CBH of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material CBH License.

3.8 Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by CBH, Erye or CBC for inclusion in, and none of the information regarding CBH and its Subsidiaries incorporated by reference in, the registration statement under the Securities Act registering the NeoStem Common Stock to be issued pursuant to the Merger and the shares of common stock, par value $1.00 per share, of CBC (the “CBC Common Stock”) to be issued pursuant to the Spin-Off (such registration statement, as amended by any amendments thereto, being referred to herein as the “Registration Statement”) or the prospectus/joint proxy statement to be sent to the stockholders of NeoStem and CBH in connection with the annual meeting of stockholders of NeoStem at which such stockholders will be asked to approve the issuance of NeoStem Common Stock pursuant to the Merger (the “NeoStem Annual Meeting”) and the special meeting of the stockholders of CBH at which such stockholders will be asked to approve the Spin-Off, the Merger and this Agreement (the “CBH Special Meeting”) (such prospectus/joint proxy statement, as amended by any amendments thereto, being referred to herein as the “Prospectus/Joint Proxy Statement”), including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to NeoStem and CBH stockholders and on the date or dates of the NeoStem Annual Meeting and the CBH Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. CBH and Erye will supply NeoStem with all business, financial, legal, management and other information required for inclusion in a Form S-4 under SEC rules.

3.9 Finders or Brokers; Compensation Arrangements.  Neither CBH nor any Subsidiary of CBH has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Merger.

3.10 SEC Reports.  CBH has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2007 (the “CBH Audit Date”) (including, without limitation, CBH’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and CBH’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and all certifications and statements required by Rule 13a-14 or 15d-14 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”)) with respect to any Annual Reports or Proxy Statements, and Current Reports on Form 8-K), pursuant to the federal securities laws and the SEC’s rules and regulations thereunder, and SOX and all rules and regulations thereunder (collectively, and together with all forms, reports and documents filed by CBH with the SEC after December 31, 2007, including any amendments thereto, the “CBH SEC Reports”). CBH SEC Reports were or will, as applicable, be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. As of their respective dates, none of CBH SEC Reports, including, without limitation, any financial statements or schedules included therein, contained or will contain, as applicable, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, as applicable, made, not misleading. No Subsidiary of CBH is or has been required to file any form, report, registration statement or other document with the SEC.

3.11 Disclosure Controls and Procedures.  CBH maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are effective to ensure that all material information concerning CBH and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of CBH’s filings with the SEC and other public disclosure documents. As used in this Section 3.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.12 Financial Statements.  The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of CBH included in CBH SEC Reports, as of their respective dates and the consolidated balance sheets and related consolidated statements of income and cash flows of Erye annexed hereto as Section 3.12 of the CBH Disclosure Statement (the “Erye Financial Statements”), complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly in all material respects, the consolidated financial position of CBH and its consolidated Subsidiaries or Erye, as the case may be, as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not material in amount or effect).

3.13 SOX Certifications.  The Chief Executive Officer and the Chief Financial Officer of CBH have signed, and CBH has furnished to the SEC, all certifications required by Sections 302 and 906 of SOX. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither CBH nor any of it officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

3.14 Undisclosed Liabilities.  Except (i) as may be disclosed on Schedule 3.14(a) or 3.14(b) of the CBH Disclosure Statement, (ii) as reflected in CBH’s unaudited consolidated balance sheet at June 30, 2008 or liabilities described in any notes thereto, (iii) for liabilities incurred in the ordinary course of business since June 30, 2008 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, or (iv) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under applicable laws, in each case to the extent arising after the date hereof, neither CBH nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and which, individually or in the aggregate, could reasonably be expected to have a CBH Material Adverse Effect. Set forth in Schedule 3.14(a) of the CBH Disclosure Statement are any and all material liabilities and obligations of Erye (collectively, the “Eyre Liabilities”), as of November 2, 2008. Set forth in Schedule 3.14(b) of the CBH Disclosure Statement are any and all payable obligations of CBH and/or its Subsidiaries (other than the Erye Liabilities as of November 2, 2008,) (“CBH Payable Obligations”), excluding the expenses incurred in connection with the transactions contemplated by this Agreement (the “Transaction Expenses,” which is set forth in Schedule 3.14(c) of the CBH Disclosure Statement and shall be approximately similar to NBS’s transaction expenses), and the name and address of each Person to whom each such liability or obligation is owed, and CBH shall take any and all action necessary or appropriate to obtain a CBH Liability Release (as defined herein) from each CBH Creditor (as defined herein) in accordance with Section 5.17. To the best of knowledge of CBH and as of the date of this Agreement, the CBH Payable Obligations set forth in Schedule 3.14(b) of the CBH Disclosure Statement, excluding the Transaction Expenses, do not and shall not exceed, individually or in the aggregate, $450,000.

3.15 Off-Balance Sheet Arrangements.  CBH and its Subsidiaries have not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) since the CBH Audit Date. CBH has delivered or made available to NeoStem copies of the documentation creating or governing any such securitization transactions and off-balance sheet arrangements.

3.16 Loans to Executives and Directors.  CBH has not, since the effective date of SOX, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of CBH in violation of SOX. CBH has not made any loan or extension of credit to which the second sentence of Section 13(k)(I) of the Exchange Act applies.

3.17 Independent Auditors.  Moore Stephens Wurth Frazer & Torbet, LLP serves as CBH’s and Erye’s independent registered public accounting firm and to CBH’s knowledge, there are no relationships or services, or any other factors that may affect the objectivity and independence of Moore Stephens Wurth Frazer & Torbet, LLP under applicable auditing standards. Moore Stephens Wurth Frazer & Torbet, LLP has not performed any non-audit services for CBH and its Subsidiaries since the CBH Audit Date, which, in any such case, were required to be disclosed in CBH SEC Reports and were not so disclosed.

3.18 Absence of Changes or Events.  Except for (a) matters publicly disclosed by CBH prior to the date hereof in CBH SEC Reports filed prior to the date hereof, and (b) the settlement of the litigation in Hong Kong and Canada by RACP Pharmaceutical Holdings Limited, a wholly-owned subsidiary of CBC, against Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi International (Holdings) Pte Ltd (the “LXB Litigation”).

3.18.1 Since December 31, 2007: (i) CBH and its Subsidiaries have conducted their business in the ordinary course and have not entered into any material oral or written agreement or other material transaction that is not in the ordinary course of business (other than this Agreement) or that could reasonably be expected to result in a CBH Material Adverse Effect; (ii) neither CBH nor any of its Subsidiaries have sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of CBH and its Subsidiaries, no change in the capital stock of CBH and no dividend or distribution of any kind declared, paid or made by CBH on any class of its capital stock; (iv) there has been no event or condition which has caused a CBH Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to CBH that could, singly or in the aggregate, reasonably be expected to result in a CBH Material Adverse Effect; and (v) there has been no material change by CBH or Erye in its accounting principles, practices or methods.

3.18.2 Since December 31, 2007, other than in the ordinary course of business consistent with past practice, there has not been any increase in the compensation or other benefits payable, or which could become payable, by CBH, to its officers or key employees, or any amendment of any of the CBH Employee Benefit Plans.

3.19 Capitalization.

3.19.1 The authorized capital stock of CBH consists solely of 200,000,000 shares of CBH’s common stock, par value $0.01 per share (the “CBH Common Stock”), and 10,000,000 shares of CBH’s preferred stock, par value $0.01 per share, of which 1,152,500 shares are designated as Series A Convertible Preferred Stock (the “CBH Series A Preferred Stock”) and 6,185,607 shares are designated as Series B Convertible Preferred Stock (the “CBH Series B Preferred Stock” and together with the CBH Series A Preferred Stock the “CBH Preferred Stock”). As of October 31, 2008, there were 37,082,313 shares of CBH Common Stock, and only 50,000 shares of CBH Series A Preferred Stock, all of which were held by Globus, still outstanding and shall be cancelled pursuant to Section 2.7, and 6,653,656 shares of CBH Series B Preferred Stock outstanding, and no shares of CBH Common Stock, CBH Series A Preferred Stock or CBH Series B Preferred Stock were held in CBH’s treasury. There have been no issuances of capital stock of CBH since October 31, 2008. As of October 31, 2008, 10,400,401 shares of CBH Common Stock were issuable upon the exercise of outstanding warrants (collectively, the “CBH Warrants”) in addition to the shares of common stock issuable upon exercise of outstanding RimAsia CBH Warrants, and no options to purchase shares of capital stock of CBH were outstanding, no other warrants or options are outstanding; and no shares of CBH Common Stock are reserved for issuance for any purpose other than upon exercise of such outstanding CBH Warrants and RimAsia CBH Warrants. A true and complete list of each CBH Warrant outstanding as of October 31, 2008 and with respect to each such warrant, the name of the holder thereof, the number of shares of CBH Common Stock underlying such CBH Warrant, the exercise price and the expiration date is set forth in the Registration Statement on Form SB-2 of CBH (File No. 333-132693) initially filed with the SEC on March 24, 2006, as amended on May 3, 2006, and the Registration Statement on Form SB-2 of CBH (File No. 333-134727) filed with the SEC on June 5, 2006. Since October 31, 2008, no CBH Warrants or options to purchase shares of capital stock of CBH have been granted and no agreements or commitments have been made to grant any CBH Warrants or any options. Except for the foregoing and the RimAsia CBH Warrants, there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating CBH to issue, transfer or sell any shares of capital stock of CBH or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of CBH. All issued and outstanding shares of CBH Common Stock and CBH Preferred Stock are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, CBH subject to) any preemptive or similar rights created by statute, the certificate of incorporation or by-laws of CBH or any agreement to which CBH is a party or by which it may be bound.

3.19.2 The authorized capital stock of Erye consists solely of 51% ownership interest owned by CBH and 49% ownership interest held by EET. There are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Erye to issue, transfer or sell any equity of Erye or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital of Erye. All issued and outstanding equity of Erye is duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, Erye subject to) any preemptive or similar rights created by statute, the certificate of incorporation or by-laws of Erye or any agreement to which Erye is a party or by which it may be bound.

3.19.3 Except as set forth in Section 3.19.3 of the CBH Disclosure Statement, there are no (i) obligations, contingent or otherwise, of CBH or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of CBH Common Stock, CBH Preferred Stock or any securities of Erye, or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, or (ii) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings (or any component thereof), or calculated in accordance therewith, of CBH or any of its Subsidiaries. Section 3.19.3 of the CBH Disclosure Statement sets forth the contingent earn-out obligations to which CBH or any of its Subsidiaries is subject. There are no voting trusts, proxies or other agreements or understandings to which CBH or its Subsidiaries is a party or by which CBH or its Subsidiaries is bound with respect to the voting of any shares of capital stock of CBH.

3.19.4 CBH has delivered or made available to NeoStem complete and correct copies of each of the CBH Warrants. Section 3.19.4 of the CBH Disclosure Statement sets forth a complete and correct list of all restricted stock awards applicable to CBH Common Stock, including the recipients and the number of shares of CBH Common Stock received or to be received by each.

3.20 Capital Stock of Subsidiaries.  The only direct or indirect Subsidiaries of CBH are those listed in Section 3.20 of the CBH Disclosure Statement. Except as set forth in Section 3.20 of the CBH Disclosure Statement, CBH is directly or indirectly the record and beneficial owner of (i) 90% of the outstanding shares of capital stock of Nanjing Keyuan, 51% of the outstanding equity interest of Erye and 100% of the outstanding shares of capital stock of CBC and each of CBH’s other Subsidiaries. There are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating CBH or any of such Subsidiaries to issue, transfer or sell any shares of capital stock of any of such Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. Each of the holders of capital stock of the Subsidiaries which is not wholly-owned, directly or indirectly, by CBH is set forth on Schedule 3.20. All of such shares so beneficially owned by CBH are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by CBH, directly or indirectly, free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as set forth in Section 3.20 of the CBH Disclosure Statement, CBH does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

3.21 Litigation.  Except as set forth in Section 3.21 of the CBH Disclosure Statement or in the CBH SEC Reports, as of the date hereof there are no material pending actions, suits, proceedings, arbitrations or, to the knowledge of CBH or Erye, investigations by, against or affecting CBH, any of its Subsidiaries or any of their officers, directors, properties, assets or operations, or with respect to which CBH or any of its Subsidiaries is responsible by way of indemnity or otherwise. Except as set forth in Section 3.21 of the CBH Disclosure Statement or the CBH SEC Reports: (i) there are no material pending or, to the knowledge of CBH or Erye, threatened actions, suits, proceedings, arbitrations or investigations by, against or affecting CBH, any of its Subsidiaries or any of their officers, directors, properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise, whether or not disclosed in such CBH SEC Reports; and (ii) to the knowledge of CBH or Erye, there are no material actions, suits, proceedings, arbitrations or investigations are threatened or contemplated and there is no reasonable basis, to the knowledge of CBH, for any such action, suit, proceedings, arbitrations or investigation, whether or not threatened or contemplated.

3.22 Insurance.  CBH and Erye have insurance policies and fidelity bonds covering it and its Subsidiaries’ assets, business, equipment, properties, operations, employees, officers and directors which CBH and Eyre reasonably and in good faith believes are adequate to conduct the business of CBH and its Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and CBH is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, individually or in the aggregate with all such other failures, have a CBH Material Adverse Effect. CBH reasonably believes that the reserves established by CBH and Erye in respect of all matters as to which CBH or any of its Subsidiaries self-insures or carries retention and/or deductibles, including without limitation workers’ medical coverage and workers’ compensation, are adequate and appropriate, and neither CBH nor Eyre is aware of any facts or circumstances existing as of the date hereof that would reasonably be expected to cause such reserves to be materially inadequate or inappropriate.

3.23 Title to and Condition of Properties.  Except as set forth in Section 3.23 of the CBH Disclosure Statement, CBH and its Subsidiaries have good title to all of the real property and personal property reflected on CBH’s June 30, 2008 unaudited consolidated balance sheet contained in CBH’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2008 filed with the SEC (the “CBH Balance Sheet”), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to CBH and its Subsidiaries taken as a whole. Except as set forth in Section 3.23 of the CBH Disclosure Statement, neither CBH nor any of its Subsidiaries owns any real property. No real or personal property owned or leased by CBH or any of its Subsidiaries is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which CBH or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, landlords’ and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in respect of which CBH or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of CBH or its Subsidiaries; (iv) those which would not materially interfere with the conduct of the business of CBH and its Subsidiaries (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the “CBH Permitted Encumbrances”); (v) those securing liabilities reflected in the CBH Balance Sheet; or (vi) those described in Section 3.23 of the CBH Disclosure Statement.

3.24 Leases.  There have been delivered or made available to NeoStem true and complete copies of each lease pursuant to which Real Property or personal property is held under lease by CBH or Erye (limited, in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year), and true and complete copies of each lease pursuant to which CBH or Erye leases real or personal property to others (limited in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year). Section 3.24 of the CBH Disclosure Statement sets forth a true and complete list of all such leases, and such leases are the only leases that are material to the business conducted by CBH or Erye taken as a whole. All of the leases so listed (i) are, in all material respects, valid and subsisting and in full force and effect with respect to CBH or Erye, as the case may be, and, to CBH’s knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm’s length negotiations with the other party or parties thereto. CBH or Erye have valid leasehold interests in all properties leased thereunder free and clear of all material liens and encumbrances other than CBH Permitted Encumbrances. The real properties leased by CBH or Erye are, in all material respects, in good operating order and condition, subject to ordinary wear and tear. To the knowledge of CBH and Erye, there are no material structural, mechanical or other defects in any improvements located on such real properties.

3.25 Contracts and Commitments.  Except as set forth in Section 3.25 of the CBH Disclosure Statement or as set forth as an exhibit in a CBH SEC Report filed since December 31, 2007, neither CBH nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type which requires payment by or to any party thereto in excess of $50,000. True and complete copies of all contracts, obligations and commitments listed in Section 3.25 of the CBH Disclosure Statement (translated into English where the originals are in Chinese) have been delivered or made available to NeoStem. None of CBH or Erye or, to the knowledge of CBH or Erye, any other party is in breach of or default under any of the contracts, obligations and commitments listed in Section 3.25 of the CBH Disclosure Statement or under any other CBH Contracts (and, to the knowledge of CBH, no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults which would not, singly or in the aggregate with all other such breaches, have a CBH Material Adverse Effect. For purposes of this Agreement, an “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a subsidiary of the first Person, a Person of which the first Person is a subsidiary, or another Subsidiary of a Person of which the first Person is also a subsidiary; and “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

3.26 Employees; Labor Matters.  Except as set forth in Section 3.26 of the CBH Disclosure Statement, neither CBH nor Erye is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by CBH or Erye thereof. Since January 1, 2004, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of CBH or Erye thereof. Except as set forth in Section 3.26 of the CBH Disclosure Statement, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of CBH or any Subsidiary thereof. Each of CBH and Erye has complied with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority (as defined herein) (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”) pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities. Contributions required to be made by employers under the Applicable Laws to all the mandatory social welfare and pension funds in respect of all employees of CBH or any Subsidiary thereof have been duly and punctually paid in full.

3.27 No Change of Control Puts.  Except as described in Section 3.27 of the CBH Disclosure Statement, neither the execution and delivery by CBH of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby gives rise to any obligation of CBH or any of its Subsidiaries to, or any right of any holder of any security of CBH or any of its Subsidiaries to require CBH or any of its Subsidiaries to, purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

3.28 Employment and Labor Contracts.  Except as set forth in Section 3.28 of the CBH Disclosure Statement, neither CBH nor Erye is a party to any employment, management services, consultation or other contract or agreement that provides for annual compensation of $50,000 or more, with any past or present officer, director or employee or, to the knowledge of CBH, any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to NeoStem.

3.29 Intellectual Property Rights.  CBH and Erye own or have the right to use all material CBH Intellectual Property Rights (as defined herein) necessary to the conduct of their respective businesses. Subject to obtaining any associated consents with respect to agreements or licenses listed in Section 3.3.2 of the CBH Disclosure Statement, each CBH Intellectual Property Right owned or used by CBH or Erye immediately prior to the Effective Time will be owned or available for use, in all material respects, by the Surviving Company or its subsidiaries on substantially the same terms and conditions immediately subsequent to the Effective Time. Section 3.29 of the CBH Disclosure Statement contains a list of all material patents, trade names, registered copyrights, trademarks and service marks, mask works and applications for the foregoing owned or used by CBH and Erye. Except as set forth in Section 3.29 of the CBH Disclosure Statement, (i) CBH or Erye have valid and unencumbered (except for CBH Permitted Encumbrances) title to the CBH Intellectual Property Rights set forth in such Section 3.29 and, to the knowledge of CBH or Erye, such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein; (ii) no material rights or licenses to use CBH Intellectual Property Rights have been granted or acquired by CBH or Erye; (iii) there have been no claims or assertions made by others that CBH and Erye has infringed any Intellectual Property Rights (as defined herein) of others by the sale of products, the rendering of services or any other activity since December 31, 2002; (iv) to the knowledge of CBH, there has been no such infringement by CBH or any of its Subsidiaries since December 31, 2002; (v) CBH and Erye have no knowledge of any infringement of CBH Intellectual Property Rights of CBH or any of its Subsidiaries by others; and (vi) all CBH Intellectual Property Rights owned by CBH or Erye (a) are in good standing with the registration authority therefor, if any, (b) to the extent recorded on the public record, are recorded in the name of CBH or Erye and (c) have been duly registered with, filed in or issued by, as the case may be, the State Intellectual Property Office of the PRC, the National Copyright Administration of the PRC and Trademark Office of Stated Administration For Industry & Commerce in the PRC, and the U.S. Patent and Trademark Office and the U.S. Copyright Office and other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any Applicable Law, and the same remain in full force and effect. True and complete copies of all material listed in Section 3.29 of the CBH Disclosure Statement have been delivered or made available to NeoStem. For purposes of this Agreement, the phrase “Intellectual Property Rights”, shall mean and include, with respect to any Person, rights of such Person relating to patents, trademarks, service marks, collective marks, certification marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing, sale, licensing or maintenance of products or services by such Person; and the phrase “CBH Intellectual Property Rights” shall mean the Intellectual Property Rights of each of CBH and Erye, excluding any Intellectual Property Rights held solely by CBC or Nanjing Keyuan.

3.30 Taxes.

3.30.1 Except as set forth in Section 3.30 in the CBH Disclosure Statement, (i) all Returns (as defined herein) required to be filed by, or with respect to any activities or assets of, each of CBH and its Subsidiaries have been duly and timely filed and are correct and complete in all material respects, (ii) all Taxes (as defined herein) shown as owing on such Returns have been paid and (iii) none of CBH or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Return.

3.30.2 Except as set forth in Section 3.30 of the CBH Disclosure Statement, (i) all Taxes that are or may become payable by any of CBH or its Subsidiaries or chargeable as an Encumbrance (as defined herein) upon its assets for which the filing of a Return is not required have been duly and timely paid and (ii) each of CBH and its Subsidiaries has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such entity, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose.

3.30.3 Except as set forth in Section 3.30 of the CBH Disclosure Statement, there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of CBH or any Subsidiary thereof asserted, raised or threatened by any taxing authority and, to the knowledge of CBH and its Subsidiaries, no circumstances exist to form the basis for such a claim or issue.

3.30.4 Section 3.30 of the CBH Disclosure Statement lists all Income Tax Returns (as defined herein) that have been filed with respect to each of CBH and its Subsidiaries for taxable periods ended on or after January 1, 2006 and that have not yet been audited or are currently the subject of audit.

3.30.5 Except as set forth in Section 3.30 of the CBH Disclosure Statement, none of CBH or its Subsidiaries has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

3.30.6 Except as set forth in Section 3.30 of the CBH Disclosure Statement, (i) there are no outstanding adjustments for Income Tax (as defined herein) purposes applicable to CBH or any of its Subsidiaries required as a result of changes in methods of accounting effected on or before the date of this Agreement and (ii) no material elections for Income Tax purposes have been made by any of CBH or its Subsidiaries that are currently in force or by which any of CBH or its Subsidiaries is bound.

3.30.7 Except as set forth in Section 3.30 of the CBH Disclosure Statement, none of CBH or its Subsidiaries (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

3.30.8 For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i) “Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restriction or limitations of any nature whatsoever, including but not limited to such Encumbrances as may arise under any contract.

(ii) “Income Tax” means any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

(iii) “Income Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iv) “Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(v) “Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

3.31 Employee Benefit Plans

3.31.1 Except as set forth in Section 3.31 of the CBH Disclosure Statement, with respect to any employee or former employee of CBH or any Subsidiary thereof, none of CBH or Erye, or any Affiliated company presently maintains, contributes to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (ii) any plan, program or arrangement which is an employee pension benefit plan, or an “employee welfare benefit plan” as defined under relevant laws applicable to CBH or any Subsidiary thereof. Each plan, program and arrangement set forth in Section 3.31 of the CBH Disclosure Statement is herein referred to as a “CBH Employee Benefit Plan.” The term “affiliated company” means any organization that would be aggregated with any of CBH or any Subsidiary thereof under Section 414(b), (c), (m) or (o) of the Code.

3.31.2 There is no pending or threatened legal action, claim, proceeding or investigation against or involving any CBH Employee Benefit Plan (other than routine claims for benefits) and there is no basis for any facts which could give rise to any such condition, legal action, claim, proceeding or investigation.

3.31.3 None of CBH or Erye nor any of their affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or a collective bargaining agreement or contract with any labor union relating to any employees or former employees of CBH or any Subsidiary thereof.

3.32 Environmental Matters.

3.32.1 Each of CBH and its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws (as defined herein) pertaining to any of the properties and assets of CBH and its Subsidiaries (including all real property owned by CBH or any of its Subsidiaries, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by CBH or any of its Subsidiaries and located on real property leased by CBH or any of its Subsidiaries, and all easements, licenses, rights and appurtenances relating to the foregoing (collectively, the “CBH Real Property”) and the use and ownership thereof, and to the operation of their respective businesses. No material violation by CBH or any of its Subsidiaries is being alleged of any applicable Environmental Law relating to any of the properties and assets of CBH or any of its Subsidiaries (including the CBH Real Property) or the use or ownership thereof, or to the operation of their respective businesses.

3.32.2 None of CBH or its Subsidiaries or any other Person (including any tenant or subtenant) has caused or taken any action that will result in, nor is CBH or any Subsidiary thereof subject to, any material liability or obligation on the part of CBH or any Subsidiary thereof or any of its Affiliates, relating to (x) the environmental conditions on, under, or about the CBH Real Property or other properties or assets owned, leased, operated or used by CBH or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release (as defined herein) of any Hazardous (as defined herein) materials.

3.32.2.1 CBH has disclosed and made available to NeoStem all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to CBH or its Subsidiaries relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by CBH or any of its Subsidiaries any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous materials used, managed, handled, transported, treated, generated, stored or Released by CBH or any of its Subsidiaries or any other Person on, under, about or from any of the CBH Real Property, or otherwise in connection with the use or operation of any of the properties and assets of CBH or any of its Subsidiaries or their respective businesses.

3.32.3 For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

3.32.3.1 “Environmental Laws” means all Laws relating to the protection of the environment, to human health and safety, or to any Environmental activity, including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, or any equivalent law under the PRC, including, without limitation, the Environmental Protection Law of the PRC, the Law of the PRC on Appraising of Environmental Impacts and the Law of the PRC on Prevention and Control of Environmental Pollution by Solid Waste, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous materials and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

3.32.3.2 “Hazardous Materials” means any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon as or related materials (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

3.32.3.3 “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeing, dispersal, leeching, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

3.33 CBH Business Matters.

3.33.1 None of CBH, Erye or any director, agent, employee or any other person acting for or on behalf of CBH or Erye, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff member at any hospital or center for disease control or any government officer (a) to obtain favorable treatment in securing business for CBH or Erye, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of CBH or Erye, or (d) in violation of any applicable anti-corruption law.

3.33.2 None of CBH, Erye or any director, agent, employee or any other person acting for or on behalf of CBH or Erye, has established or maintained any fund or assets in which such Group Company has proprietary rights that have not been recorded in the books and records of CBH or Erye. Each transaction is properly and accurately recorded in all material respects on the books and records of CBH or Erye, and each document upon which entries such books and records are based is complete and accurate in all material respects. Each of CBH and Erye maintains a system of internal accounting controls reasonably designed to insure that there is no maintain no off-the-books accounts and its assets are used only in accordance with its corporate management directives.

3.33.3 Section 3.33.3 of the CBH Disclosure Agreement sets forth all the land, buildings and premises currently owned by Erye (the “Owned Real Property”). The description of the Owned Real Property as set forth in Section 3.33.3 of the CBH Disclosure Statement is true and complete.

3.33.4 Erye has exclusive and unfettered possession, occupation and proper legal title to the land use rights and building ownership rights in respect of the Owned Real Property (including possession of the land use rights certificates and building ownerships certificates) and are, subject to compliance with applicable laws of the PRC, entitled to transfer, sell, mortgage or otherwise dispose of the Owned Real Property and there are no occupancy rights or liens in favour of third parties affecting it.

3.33.5 The original land grant fee for the land use rights was paid in full, and no further amounts are currently owed in respect thereof. No other fees or other payments are owed in respect of the Owned Real Property including in respect of the relocation of Erye to the site previously disclosed to NeoStem by CBH. The relevant granted land use right contracts and the relevant land registration cards contain no restrictions on Erye’s use of the Owned Real Property for which such land use rights have been granted.

3.33.6 There are no claims pending or, to CBH and Erye’s knowledge, threatened that would result in the creation of any lien on any Owned Real Property.

3.33.7 There are no zoning or other applicable laws or regulations currently in effect that would prevent or limit Erye from conducting its operations on the Owned Real Property as they are currently conducted or contemplated to be conducted.

3.33.8 There are not material assets or properties shared with any other entity, which are used in connection with the business conducted by Erye, and all of the facilities, services, assets or properties owned by Erye are sufficient to conduct its business as proposed to be conducted.

With respect to the relocation of Erye’s workshop, Erye has all approvals and certificates necessary for the title to and legal use of the building which is under construction on the date of this Agreement. CBH intends for Erye to relocate its workshop to the completed building, which shall ensure optimum operation and production of Erye, on or about December 31, 2011.

3.34 Disclosure.  All information disclosed by or on behalf of CBH or its Subsidiaries to NeoStem or its advisers on or prior to the date hereof is true and accurate in all material aspects, and CBH and its Subsidiaries are not aware of any other fact or matter which renders any such information misleading because of any omission, ambiguity or for any other reason. All information contained in the CBH Disclosure Statement is true and accurate in all aspects and fairly presented and there is no fact or matter which has not been disclosed in the CBH Disclosure Statement which renders any such information untrue or misleading and there is no fact or matter concerning CBH or its Subsidiaries which has not on the basis of the utmost good faith been disclosed in the CBH Disclosure Statement which would reasonably be expected to influence the decision of NeoStem to proceed with the Merger on the terms and conditions thereof.

ARTICLE IV.

REPRESENTATION AND WARRANTIES OF NEOSTEM AND SUBCO

Except as set forth in the disclosure statement delivered by NeoStem to CBH at or prior to the execution of this Agreement (the “NeoStem Disclosure Statement”) (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such NeoStem Disclosure Statement) or as disclosed in the NeoStem SEC Reports, NeoStem and Subco, jointly and severally, represent and warrant to CBH as follows (it being understood and agreed that each representation and warranty with respect to any payment obligation of NeoStem that is qualified hereunder as to materiality, shall refer to any such obligation (i) having a dollar value of more than $50,000, to the extent such value is quantifiable, and (ii) not made or incurred in the ordinary course of business):

4.1 Organization and Qualification.

4.1.1 Each of NeoStem and its Subsidiaries (as defined in Section 4.1.2) is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the NeoStem SEC Reports (as defined herein). Each of NeoStem and each of NeoStem’s Subsidiaries is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a NeoStem Material Adverse Effect. “NeoStem Material Adverse Effect” means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a “Circumstance”), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition, results of operations or prospects of NeoStem and its Subsidiaries, taken as a whole; provided, however, that NeoStem Material Adverse Effect shall not be deemed to include the impact of: (A) the implementation of changes in U.S. generally accepted accounting principles; (B) actions and omissions of NeoStem or its Subsidiaries taken or permitted with the prior written consent of CBH after the date hereof; (C) expenses reasonably incurred by NeoStem or its Subsidiaries in consummating the transactions contemplated by this Agreement; (D) changes in the general economic or financial market conditions; (E) any occurrence, condition, change, event or effect that affects the stem cell industry generally; and (F) the outbreak or escalation of hostilities involving the PRC or the United States, the declaration by the PRC or the United States of war or the occurrence of any natural disasters and acts of terrorism.

4.1.2 Neither NeoStem nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws, or other similar organizational documents, each as amended and currently in effect, or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and by-laws, each as amended and as currently in effect, of NeoStem and true and complete copies of the certificate of incorporation and by-laws, or other similar organizational documents, each as amended and currently in effect, of each Subsidiary of NeoStem have been previously delivered or made available to CBH. Except for an amendment to the certificate of incorporation to increase the number of shares of NeoStem Preferred Stock authorized for issuance by NeoStem in order to consummate the transactions contemplated by this Agreement, which may be authorized by the NeoStem Board of Directors, subject to the approval of the NeoStem Stockholders at the NeoStem Annual Meeting, no amendments to the certificate of incorporation, as amended, of NeoStem have been authorized since August 8, 2007, and no amendments to the by-laws of NeoStem have been authorized since August 1, 2006. For purposes of this Agreement, all references to the “Subsidiaries” of NeoStem shall constitute references to any entity (i) the accounts of which would be consolidated with those of NeoStem in NeoStem’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned by NeoStem and/or one or more subsidiaries of NeoStem.

4.2 Authority Relative to this Agreement.  Each of NeoStem and Subco has the corporate power and authority to execute and deliver this Agreement and, upon obtaining the approval of a majority of the outstanding shares of NeoStem Common Stock at the NeoStem Annual Meeting or any adjournment thereof as authorized under the DGCL, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of NeoStem and Subco, and except as stated in the preceding sentence, no other corporate proceedings on the part of NeoStem or Subco are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NeoStem and Subco and, assuming the due authorization, execution and delivery hereof by CBH and subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of each of NeoStem and Subco, enforceable against NeoStem and Subco in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3 Consents, No Conflicts.

4.3.1 Except for actions to be taken in connection with (a) the filing of the Certificate of Merger (including the increase in the preferred stock), (b) the filing and effectiveness of the Registration Statement and/or Joint Proxy Statement and shareholder approval thereunder, (c) filings required pursuant to any state securities or “blue sky” laws, (d) filings, approvals for listing and other matters relating to the listing or quoting on an Exchange of the shares of NeoStem Common Stock required to be issued pursuant to this Agreement, and (e) any other filings, notices, disclosures or registrations set forth in Section 4.3.1 of the NeoStem Disclosure Statement, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (x) any Government Authority or (y) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by NeoStem or Subco of the Merger or the other transactions contemplated hereby.

4.3.2 Except as set forth in Section 4.3.2 of the NeoStem Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and compliance by NeoStem and Subco with any of the provisions hereof do not and will not: (i) subject to obtaining the approval of the Merger by holders of the NeoStem Common Stock and the NeoStem Preferred Stock, conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws, or other similar organizational documents, each as amended, of NeoStem or any of its Subsidiaries or (ii) result in (1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to any NeoStem Employee Benefit Plan (as defined herein) or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of NeoStem or any of its Subsidiaries (“NeoStem Contracts”) or,

subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses “a” through “e” of Section 4.3.1 or in Section 4.3.1 of the NeoStem Disclosure Statement, any law, rule, ordinance or regulation or judgment, decree, order or award to which NeoStem or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which NeoStem or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the NeoStem Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of liens, pledges, security interests or other encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have a NeoStem Material Adverse Effect.

5.3.3 As of the date of execution of this Agreement, NeoStem has not received any de-listing notice from the Exchange on which the NeoStem Common Stock is listed or quoted with respect to its Common Stock.

4.4 Board Recommendation.  The Board of Directors or an appropriate committee of the Board of Directors of NeoStem has, by a unanimous vote of those directors in attendance at a meeting of such Board or committee duly held on October 31, 2008 approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. At such meeting, the Board of Directors of NeoStem or board committee determined that the terms of the Merger are fair to the holders of NeoStem Common Stock and recommended that the holders of such shares approve and adopt this Agreement, the Merger, the issuance of the NeoStem Common Stock pursuant to this Agreement and the other transactions contemplated hereby (the “NeoStem Board Recommendation”).

4.5 State Anti-takeover Statutes; Stockholder Protection Rights Agreements.  Other than the CBH Lock-Up and Voting Agreement, the NeoStem Lock-Up and Voting Agreement (as defined herein) and the Confidentiality Agreements (as defined herein), there are no contracts between NeoStem or Subco, on the one hand, and any member of CBH’s management or directors, on the other hand, as of the date hereof that relate in any way to CBH or the transactions contemplated by this Agreement. Prior to the Board of Directors of CBH approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither NeoStem nor Subco, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement. NeoStem is not a party to any stockholder protection rights agreement or any agreement similar thereto.

4.6 No Existing Violation, Default, Etc.  None of NeoStem or its Subsidiaries is in violation of (A) any Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over NeoStem or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any material NeoStem Contract or any material lease, permit, license or other agreement or instrument to which NeoStem or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of NeoStem or any of its Subsidiaries is subject.

4.7 Licenses and Permits.  Each of NeoStem and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies (“NeoStem Licenses”) as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the NeoStem SEC Reports and as presently conducted and all such NeoStem Licenses are valid and in full force and effect, other than any failure to have any such NeoStem License or any failure of any such NeoStem License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a NeoStem Material Adverse Effect. NeoStem and its Subsidiaries do not currently participate in any Medicaid program. Each of NeoStem and its Subsidiaries is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such NeoStem Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such NeoStem Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have a NeoStem Material Adverse Effect. Except as set forth in Section 4.7 of the NeoStem Disclosure Statement, NeoStem has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of NeoStem or any of its Subsidiaries to renew any material NeoStem License. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 4.3.1of the NeoStem Disclosure Statement, neither the execution and delivery by NeoStem or Subco of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material NeoStem License.

4.8 Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by NeoStem for inclusion in, and none of the information regarding NeoStem and its Subsidiaries incorporated by reference in, the Registration Statement or the Prospectus/Joint Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective, and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to NeoStem and CBH stockholders and on the date or dates of the NeoStem Annual Meeting and the CBH Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Prospectus/Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

4.9 Finders or Brokers; Compensation Arrangements.  Except as provided in Section 4.9 of the NeoStem Disclosure Statement, neither NeoStem nor any Subsidiary of NeoStem has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Merger.

4.10 SEC Reports.  NeoStem has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2007 (the “NeoStem Audit Date”) (including, without limitation, NeoStem’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 28, 2008, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A filed with the SEC on April 29, 2008, and NeoStem’s Quarterly Report on Forms 10-Q for the quarters ended March 31 and June 30, 2008 and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of SOX) with respect to any Annual Reports or Proxy Statements, and Current Reports on Form 8-K), pursuant to the federal securities laws and the SEC’s rules and regulations thereunder, and SOX and all rules and regulations thereunder (collectively, and together with all forms, reports and documents filed by NeoStem with the SEC after December 31, 2007, including any amendments thereto, the “NeoStem SEC Reports”). Except as set forth in Section 4.10 of the NeoStem Disclosure Statement, NeoStem SEC Reports were or will, as applicable, be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. As of their respective dates, none of NeoStem SEC Reports, including, without limitation, any financial statements or schedules included therein, contained or will contain, as applicable, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, as applicable, made, not misleading. No Subsidiary of NeoStem is or has been required to file any form, report, registration statement or other document with the SEC.

4.11 Disclosure Controls and Procedures. NeoStem maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are effective to ensure that all material information concerning NeoStem and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of NeoStem’s filings with the SEC and other public disclosure documents. As used in this Section 4.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

4.12 Financial Statements.  Except as set forth in Section 4.12 of the NeoStem Disclosure Statement, the consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of NeoStem included in NeoStem SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly in all material respects, the consolidated financial position of NeoStem and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not material in amount or effect).

4.13 SOX Certifications.  The Chief Executive Officer and the Chief Financial Officer of NeoStem have signed, and NeoStem has furnished to the SEC, all certifications required by Sections 302 and 906 of SOX. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither NeoStem nor any of it officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

4.14 Undisclosed Liabilities.  Except (i) as reflected in NeoStem’s unaudited consolidated balance sheet at June 30, 2008 or liabilities described in any notes thereto, (ii) for liabilities incurred in the ordinary course of business since June 30, 2008 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, (iii) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under applicable laws, in each case to the extent arising after the date hereof or (iv) as set forth in Section 4.14 of the NeoStem Disclosure Statement, neither NeoStem nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

4.15 Off-Balance Sheet Arrangements.  NeoStem and its Subsidiaries have not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) since the NeoStem Audit Date. NeoStem has delivered or made available to CBH copies of the documentation creating or governing any such securitization transactions and off-balance sheet arrangements.

4.16 Loans to Executives and Directors.  NeoStem has not, since the effective date of SOX, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of NeoStem in violation of SOX. NeoStem has not made any loan or extension of credit to which the second sentence of Section 13(k)(I) of the Exchange Act applies.

4.17 Independent Auditors.  Holtz Rubenstein Reminick LLP serves as NeoStem’s independent registered public accounting firm and to NeoStem’s knowledge, there are no relationships or services, or any other factors that may affect the objectivity and independence of Holtz Rubenstein Reminick LLP under applicable auditing standards. Holtz Rubenstein Reminick LLP has not performed any non-audit services for NeoStem and its Subsidiaries since the NeoStem Audit Date, which, in any such case, were required to be disclosed in NeoStem SEC Reports and were not so disclosed.

4.18 Absence of Changes or Events.  Except for (a) matters publicly disclosed by NeoStem prior to the date hereof in NeoStem SEC Reports filed prior to the date hereof, (b) matters disclosed in Section 4.18 of the NeoStem Disclosure Statement and (c) matters disclosed in Section 4.21 of the NeoStem Disclosure Statement:

4.18.1 Since December 31, 2007: (i) NeoStem and its Subsidiaries have conducted their business in the ordinary course and have not entered into any material oral or written agreement or other material transaction that is not in the ordinary course of business (other than this Agreement) or that could reasonably be expected to result in a NeoStem Material Adverse Effect; (ii) neither NeoStem nor any of its Subsidiaries have sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of NeoStem and its Subsidiaries, no change in the capital stock of NeoStem and no dividend or distribution of any kind declared, paid or made by NeoStem on any class of its capital stock; (iv) there has been no event or condition which has caused a NeoStem

Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to NeoStem that could, singly or in the aggregate, reasonably be expected to result in a NeoStem Material Adverse Effect; and (v) there has been no material change by NeoStem in its accounting principles, practices or methods.

4.18.2 Since December 31, 2007, other than in the ordinary course of business consistent with past practice or as disclosed in the NeoStem SEC Reports, there has not been any increase in the compensation or other benefits payable, or which could become payable, by NeoStem, to its officers or key employees, or any amendment of any of the NeoStem Employee Benefit Plans.

4.19 Capitalization.

4.19.1 Subject to Section 4.19.1 of the NeoStem Disclosure Statement, the authorized capital stock of NeoStem consists solely of 500,000,000 shares of common stock, par value $0.001 per share (the “NeoStem Common Stock”), and 5,000,000 shares of preferred stock, without par value (the “NeoStem Preferred Stock”), of which 825,000 shares are designated as Series B Convertible Preferred Stock (“NeoStem Series B Preferred Stock”). As of October 31, 2008, there were 7,315,006 shares of NeoStem Common Stock and 10,000 shares of NeoStem Series B Preferred Stock outstanding; and no shares of NeoStem Common Stock or shares of NeoStem Series B Preferred Stock held in NeoStem’s treasury. As of October 31, 2008, 6,716,297 shares of NeoStem Common Stock were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issuable by NeoStem. Except for the foregoing, as disclosed in the NeoStem SEC Documents or as set forth below, there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating NeoStem to issue, transfer or sell any shares of capital stock of NeoStem or any other securities convertible into or evidencing the right to subscribe for any such shares; provided, however, that (i) any and all outstanding options to purchase shares of NeoStem Common Stock and/or warrants to purchase shares of NeoStem Common immediately prior to the Closing, may be amended, canceled and reissued, or otherwise modified by NeoStem’s Board of Directors (or an appropriate committee thereof) so that the exercise price of each such option and/or warrant shall be as set forth in Section 4.19 of the NeoStem Disclosure Statement; and (ii) simultaneously with the Closing, any and all outstanding options to purchase shares of NeoStem Common Stock held by employees, officers, directors or consultants providing services to NeoStem immediately prior to the Closing shall be amended so that vesting is based on the achievement of certain milestones. There are no outstanding stock appreciation rights with respect to the capital stock of NeoStem. As of the date hereof, except for (a) stock options issuable pursuant to stock option plans adopted or assumed by NeoStem, (b) shares of NeoStem Common Stock issuable pursuant to other NeoStem Employee Benefit Plans disclosed in NeoStem SEC Reports, (c) securities issuable in connection with business combinations disclosed in NeoStem SEC Reports, (d) matters described in Section 4.18 of the NeoStem Disclosure Statement and (e) matters described in this Section 4.19, NeoStem is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NeoStem Common Stock or NeoStem Preferred Stock or any other equity securities of NeoStem or any securities representing the right to purchase or otherwise receive any shares of NeoStem Common Stock or NeoStem Preferred Stock or any other equity securities of NeoStem.

4.19.2 Except as set forth in Section 4.19.2 of the NeoStem Disclosure Statement, there are no (i) obligations, contingent or otherwise, of NeoStem or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of NeoStem Common Stock or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, or (ii) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings (or any component thereof), or calculated in accordance therewith, of NeoStem or any of its Subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which NeoStem is a party or by which NeoStem is bound with respect to the voting of any shares of capital stock of NeoStem.

4.19.3 NeoStem has delivered or made available to CBH complete and correct copies of each stock option plan adopted or assumed by NeoStem as of the date hereof and the form of equity compensation plan currently under consideration as a proposal for adoption at the NeoStem Annual Meeting (the “Equity Compensation Plan”).

4.19.4 Each outstanding share of NeoStem Common Stock and NeoStem Preferred Stock is, and all shares of NeoStem Common Stock and NeoStem Series C Preferred Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of NeoStem Common Stock and NeoStem Preferred Stock has not been, and all shares of NeoStem Common Stock and NeoStem Series C Preferred Stock to be issued in connection with the transactions contemplated hereby will not be, subject to or issued in violation of any preemptive or similar rights.

4.20 Capital Stock of Subsidiaries.  The only direct or indirect Subsidiaries of NeoStem are those listed in Section 4.20 of the NeoStem Disclosure Statement. NeoStem is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating NeoStem or any of such Subsidiaries to issue, transfer or sell any shares of capital stock of any of such Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares so beneficially owned by NeoStem are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by NeoStem, directly or indirectly, free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as set forth in Section 4.20 of the NeoStem Disclosure Statement, NeoStem does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

4.21 Litigation.  Except as set forth in Section 4.21 of the NeoStem Disclosure Statement or in the NeoStem SEC Reports, as of the date hereof there are no material pending actions, suits, proceedings or, to the knowledge of NeoStem, investigations by, against or affecting NeoStem, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which NeoStem or any of its Subsidiaries is responsible by way of indemnity or otherwise. Except as set forth in Section 4.21 of the NeoStem Disclosure Statement or the NeoStem SEC Reports: (i) no material pending or, to the knowledge of NeoStem, threatened actions, suits, proceedings or investigations by, against or affecting NeoStem, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise, whether or not disclosed in such NeoStem SEC Reports, would, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have a NeoStem Material Adverse Effect; and (ii) to the knowledge of NeoStem, there are no material actions, suits, proceedings or investigations and there is no reasonable basis, to the knowledge of NeoStem, for any action, suit, proceeding or investigation, whether or not threatened or contemplated.

4.22 Insurance.  NeoStem and its Subsidiaries have insurance policies covering it and its Subsidiaries’ assets, business, equipment, properties, operations, employees, officers and directors which NeoStem reasonably and in good faith believes are adequate to conduct the business of NeoStem and its Subsidiaries. All premiums due and payable under all such policies have been paid, and NeoStem is otherwise in full compliance with the terms and conditions of all such policies, except where the failure to have made payment or to be in full compliance would not, individually or in the aggregate with all such other failures, have a NeoStem Material Adverse Effect. NeoStem reasonably believes that the reserves established by NeoStem and its Subsidiaries in respect of all matters as to which NeoStem or any of its Subsidiaries self-insures or carries retention and/or deductibles, including without limitation workers’ medical coverage and workers’ compensation, are adequate and appropriate, and NeoStem is not aware of any facts or circumstances existing as of the date hereof that would reasonably be expected to cause such reserves to be materially inadequate or inappropriate.

4.23 Title to and Condition of Properties.  NeoStem and its Subsidiaries have good title to all of the real property and personal property reflected on NeoStem’s June 30, 2008 unaudited consolidated balance sheet contained in NeoStem’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the

SEC (the “NeoStem Balance Sheet”), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to NeoStem and its Subsidiaries taken as a whole. Neither NeoStem nor any of its Subsidiaries owns any material real property. Except as set forth in Section 4.23 of the NeoStem Disclosure Statement, no real or personal property owned or leased by NeoStem or any of its Subsidiaries is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which NeoStem or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, landlords’ and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in respect of which NeoStem or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of NeoStem or its Subsidiaries; (iv) those which would not materially interfere with the conduct of the business of NeoStem and its Subsidiaries (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the “NeoStem Permitted Encumbrances”); (v) those securing liabilities reflected in the NeoStem Balance Sheet; or (vi) those described in Section 4.23 of the NeoStem Disclosure Statement.

4.24 Leases.  There have been delivered or made available to CBH true and complete copies of each lease pursuant to which Real Property or personal property is held under lease by NeoStem or any of its Subsidiaries (limited, in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year), and true and complete copies of each lease pursuant to which NeoStem or any of its Subsidiaries leases real or personal property to others (limited in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year). Section 4.24 of the NeoStem Disclosure Statement sets forth a true and complete list of all such leases, and such leases are the only leases that are material to the business conducted by NeoStem and its Subsidiaries taken as a whole. All of the leases so listed (i) are, in all material respects, valid and subsisting and in full force and effect with respect to NeoStem and its Subsidiaries, as the case may be, and, to NeoStem’s knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm’s length negotiations with the other party or parties thereto. NeoStem or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all material liens and encumbrances other than NeoStem Permitted Encumbrances. The real properties leased by NeoStem and its Subsidiaries are, in all material respects, in good operating order and condition, subject to ordinary wear and tear. To NeoStem’s knowledge, there are no material structural, mechanical or other defects in any improvements located on such real properties.

4.25 Contracts and Commitments.  Except as set forth in Section 4.25 of the NeoStem Disclosure Statement, as described in a NeoStem SEC Report or as set forth as an exhibit in a NeoStem SEC Report, neither NeoStem nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories:

4.25.1 contracts for the purchase by NeoStem or any of its Subsidiaries of medicines, materials, supplies or equipment which are not cancelable upon 90 days’ or less notice and which either (i) have not been entered into in the ordinary course of business and consistent with past practice or (ii) provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or (iii) contracts obligating NeoStem or its Subsidiaries to make capital expenditures in excess of $50,000;

4.25.2 contracts under which NeoStem or any of its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

4.25.3 powers of attorney outstanding from NeoStem or any of its Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

4.25.4 contracts under which any amount payable by NeoStem or any of its Subsidiaries is dependent upon, or calculated in accordance with, the revenues or earnings (or any component thereof of NeoStem or any of its Subsidiaries;

4.25.5 contracts with any director, officer, employee or affiliate of NeoStem or any of its Subsidiaries other than in such person’s capacity as a director, officer or employee of NeoStem or any of its Subsidiaries;

4.25.6 contracts which limit or restrict where NeoStem or any of its Subsidiaries may conduct its business or the type or line of business in which NeoStem or any of its Subsidiaries may engage;

4.25.7 contracts with any party for the loan of money or availability of credit to or from NeoStem or any of its Subsidiaries (except credit extended by NeoStem or any of its Subsidiaries to its customers in the ordinary course of business and consistent with past practice);

4.25.8 any material hedging, option, derivative or other similar transaction; or

4.25.9 any contract with any Governmental Authority or, to NeoStem’s knowledge, any Government Authority contractor, with regard to any product or service sold or provided by NeoStem.

True and complete copies of all contracts, obligations and commitments listed in Section 4.25 of the NeoStem Disclosure Statement have been delivered or made available to CBH. Except as set forth in Section 4.25 of the NeoStem Disclosure Statement, none of NeoStem or its Subsidiaries or, to the knowledge of NeoStem, any other party is in breach of or default under any of the contracts, obligations and commitments listed in Section 4.25 of the NeoStem Disclosure Statement or under any other NeoStem Contracts (and, to the knowledge of NeoStem, no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults which would not, singly or in the aggregate with all other such breaches, have a NeoStem Material Adverse Effect.

4.26 Employees; Labor Matters.  Except as set forth in Section 4.26 of the NeoStem Disclosure Statement, neither NeoStem nor any Subsidiary thereof is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by NeoStem or any Subsidiary thereof. Since December 31, 2007, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of NeoStem or any Subsidiary thereof. Except as set forth in Section 4.26 of the NeoStem Disclosure Statement, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of NeoStem or any Subsidiary thereof. Each of NeoStem and its Subsidiaries has complied with all Applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not result in any material liability or obligation on the part of NeoStem or any of its Subsidiaries.

4.27 Put Rights.  Except as described in Section 4.27 of the NeoStem Disclosure Statement, neither the execution and delivery by NeoStem of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby gives rise to any obligation of NeoStem or any of its Subsidiaries to, or any right of any holder of any security of NeoStem or any of its Subsidiaries to require NeoStem to, purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

4.28 Employment and Labor Contracts.  Except as set forth in Section 4.28 of the NeoStem Disclosure Statement, as described in a NeoStem SEC Report or as set forth as an exhibit in a NeoStem SEC Report, neither NeoStem nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the knowledge of NeoStem, any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided or made available to CBH.

4.29 Intellectual Property Rights.  NeoStem or its Subsidiaries own or have the right to use all material NeoStem Intellectual Property Rights (as defined herein) necessary to conduct their respective businesses. Subject to obtaining any associated consents with respect to agreements or licenses listed in Section 4.29 of the NeoStem Disclosure Statement, each NeoStem Intellectual Property Right owned or used by NeoStem or any of its Subsidiaries immediately prior to the Effective Time will be owned or available for use, in all material respects, by NeoStem or its Subsidiaries on substantially the same terms and conditions immediately subsequent to the Effective Time. Section 4.29 of the NeoStem Disclosure Statement contains a list of all material patents, trade names, registered copyrights, trademarks and service marks, mask works and applications for the foregoing owned or used by NeoStem or its Subsidiaries. Except as set forth in Section 4.29 of the NeoStem Disclosure Statement, (i) NeoStem and/or its Subsidiaries have valid and unencumbered (except for NeoStem Permitted Encumbrances) title to the NeoStem Intellectual Property Rights set forth in such Section 4.29 and, to NeoStem’s knowledge, such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein; (ii) no material rights or licenses to use NeoStem Intellectual Property Rights have been granted or acquired by NeoStem or its Subsidiaries; (iii) there have been no claims or assertions made by others that NeoStem or its Subsidiaries has infringed any Intellectual Property Rights of others by the sale of products, the rendering of services or any other activity since December 31, 2007; (iv) to the knowledge of NeoStem, there has been no such infringement by NeoStem or any of its Subsidiaries since December 31, 2007; (v) NeoStem has no knowledge of any infringement of NeoStem Intellectual Property Rights of NeoStem or any of its Subsidiaries by others; and (vi) all NeoStem Intellectual Property Rights owned by NeoStem or its Subsidiaries are in good standing with the registration authority therefor, if any, and, to the extent recorded on the public record, are recorded in the name of NeoStem or its Subsidiaries. True and complete copies of all material listed in Section 4.29 of the NeoStem Disclosure Statement have been delivered or made available to CBH. For purposes of this Agreement, the phrase “NeoStem Intellectual Property Rights” shall mean the Intellectual Property Rights of NeoStem and its Subsidiaries.

4.30 Taxes.

4.30.1 Except as set forth in Section 4.30 in the NeoStem Disclosure Statement, (i) all Returns required to be filed by, or with respect to any activities or assets of, each of NeoStem and its Subsidiaries have been duly and timely filed and are correct and complete in all material respects, (ii) all Taxes shown as owing on such Returns have been paid and (iii) none of NeoStem or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Return.

4.30.2 Except as set forth in Section 4.30 of the NeoStem Disclosure Statement, (i) all Taxes that are or may become payable by any of NeoStem or its Subsidiaries or chargeable as an Encumbrance upon its assets for which the filing of a Return is not required have been duly and timely paid and (ii) each of NeoStem and its Subsidiaries has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such entity, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose.

4.30.3 Except as set forth in Section 4.30 of the NeoStem Disclosure Statement, there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of NeoStem or any Subsidiary thereof asserted, raised or threatened by any taxing authority and, to the knowledge of NeoStem and its Subsidiaries, no circumstances exist to form the basis for such a claim or issue.

4.30.4 Section 4.30 of the NeoStem Disclosure Statement lists all Income Tax Returns that have been filed with respect to each of NeoStem and its Subsidiaries for taxable periods ended on or after January 1, 2006 and that have not yet been audited or are currently the subject of audit.

4.30.5 Except as set forth in Section 4.30 of the NeoStem Disclosure Statement, none of NeoStem or its Subsidiaries has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

4.30.6 Except as set forth in Section 4.30 of the NeoStem Disclosure Statement, (i) there are no outstanding adjustments for Income Tax purposes applicable to NeoStem or any of its Subsidiaries required as a result of changes in methods of accounting effected on or before the date of this Agreement and (ii) no material elections for Income Tax purposes have been made by any of NeoStem or its Subsidiaries that are currently in force or by which any of NeoStem or its Subsidiaries is bound.

4.30.7 Except as set forth in Section 4.30 of the NeoStem Disclosure Statement, none of NeoStem or its Subsidiaries (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

4.31 Employee Benefit Plans.

4.31.1 Except as set forth in Section 4.31 of the NeoStem Disclosure Statement, with respect to any employee or former employee of NeoStem or any Subsidiary thereof, none of NeoStem or any Subsidiary thereof, or any affiliated company presently maintains, contributes to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (ii) any plan, program or arrangement which is an employee pension benefit plan, or an “employee welfare benefit plan” as defined under relevant laws. Each plan, program and arrangement set forth in Section 4.31 of the NeoStem Disclosure Statement is herein referred to as a “NeoStem Employee Benefit Plan.” The term “affiliated company” means any organization that would be aggregated with any of NeoStem or any Subsidiary thereof under Section 414(b), (c), (m) or (o) of the Code.

4.31.2 There is no pending or threatened legal action, claim, proceeding or investigation against or involving any NeoStem Employee Benefit Plan (other than routine claims for benefits) and there is no basis for any facts which could give rise to any such condition, legal action, claim, proceeding or investigation.

4.31.3 Except as set forth in Section 4.31.3 of the NeoStem Disclosure Statement, none of NeoStem or any Subsidiary thereof nor any of its Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or a collective bargaining agreement or contract with any labor union relating to any employees or former employees of NeoStem or any Subsidiary thereof.

4.32 Environmental Matters.

4.32.1 Each of NeoStem and its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of NeoStem and its Subsidiaries (including all real property owned by NeoStem or any of its Subsidiaries, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by NeoStem or any of its Subsidiaries and located on real property leased by NeoStem or any of its Subsidiaries, and all easements, licenses, rights and appurtenances relating to the foregoing (collectively the “NeoStem Real Property”)) and the use and ownership thereof, and to the operation of their respective businesses. No material violation by NeoStem or any of its Subsidiaries is being alleged of any applicable Environmental

Law relating to any of the properties and assets of NeoStem or any of its Subsidiaries including (the NeoStem Real Property) or the use or ownership thereof, or to the operation of their respective businesses.

4.32.2 None of NeoStem or its Subsidiaries or any other Person (including any tenant or subtenant) has caused or taken any action that will result in, nor is NeoStem or any Subsidiary thereof subject to, any material liability or obligation on the part of NeoStem or any Subsidiary thereof or any of its Affiliates, relating to (x) the environmental conditions on, under, or about the NeoStem Real Property or other properties or assets owned, leased, operated or used by NeoStem or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous materials.

4.32.2.1 NeoStem has disclosed and made available to CBH all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to NeoStem relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by NeoStem or any of its Subsidiaries any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous materials used, managed, handled, transported, treated, generated, stored or Released by NeoStem or any of its Subsidiaries or any other Person on, under, about or from any of the NeoStem Real Property, or otherwise in connection with the use or operation of any of the properties and assets of NeoStem or any of its Subsidiaries or their respective businesses.

4.33 Disclosure.  All information disclosed by or on behalf of NeoStem or its Subsidiaries to CBH or its advisers on or prior to the date hereof is true and accurate in all material aspects, and NeoStem is not aware of any other fact or matter which renders any such information misleading because of any omission, ambiguity or for any other reason. All information contained in the Disclosure Statement is true and accurate in all aspects and fairly presented and there is no fact or matter which has not been disclosed in the NeoStem Disclosure Statement which renders any such information untrue or misleading and there is no fact or matter concerning NeoStem or its Subsidiaries which has not on the basis of the utmost good faith been disclosed in the NeoStem Disclosure Statement which would reasonably be expected to influence the decision of CBH to proceed with the Merger on the terms and conditions thereof.

4.34 NeoStem is currently listed on the American Stock Exchange, Inc. (the “AMEX”) and will get the shares of NeoStem Common Stock required to be issued pursuant to this Agreement listed on the AMEX, the New York Stock Exchanges, Inc. or the NASDAQ Stock Market (each, an “Exchange”) at the time of the Closing.

ARTICLE V.

COVENANTS OF THE PARTIES

5.1 Access and Information.

5.1.1 Prior to the Closing, and except for disclosures which would cause CBH or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, NeoStem shall be entitled to make or cause to be made such investigation of CBH and its Subsidiaries, and the financial and legal condition thereof, as NeoStem deems necessary or advisable, and CBH and its Subsidiaries shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, CBH shall (a) permit NeoStem and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of CBH and its Subsidiaries upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to NeoStem such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to CBH and its Subsidiaries and their businesses as NeoStem shall request from time to time (including the plant re-location and capacity expansion plan of Erye) and (c) cause its accountants to furnish to NeoStem and its accountants access to all work papers relating to any of the periods covered by financial statements provided by CBH or Erye to NeoStem hereunder.

5.1.2 Prior to the Closing, and except for disclosures which would cause NeoStem or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, NeoStem shall (a) provide complete and accurate information to CBH and its representatives in response to reasonable requests for information made in order to enable CBH to confirm the accuracy of the representations set forth in Article IV (including the continuing accuracy of those representations which are not made as of a particular date) and the fulfillment of the covenants of this Article V and the closing conditions in Sections 6.1 and 6.3 and (b) furnish to CBH complete and accurate information comparable to the types of information heretofore furnished by NeoStem to CBH in connection with the transactions contemplated hereby and such other information as CBH may reasonably request (in light of prevailing circumstances).

5.1.3 Prior to the Closing, NeoStem shall not use any information provided to it in confidence by CBH for any purposes unrelated to this Agreement. CBH shall not use any information provided to it in confidence by NeoStem for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) NeoStem will return to CBH all documents obtained by it from CBH and its Subsidiaries in confidence and any copies thereof in the possession of NeoStem or its agents and representatives or, at the option of NeoStem, NeoStem shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to CBH and (b) CBH will return to NeoStem all documents obtained by it from NeoStem and its Subsidiaries in confidence and any copies thereof in the possession of CBH or its agents and representatives or, at the option of CBH, CBH shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to NeoStem. No investigation by NeoStem or CBH heretofore or hereafter made shall modify or otherwise affect the conditions to the obligation of NeoStem and CBH to consummate the transactions contemplated hereby.

5.2 CBH’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, CBH shall (and CBH shall cause each of Erye and its other Subsidiaries to):

5.2.1 conduct its business only in the ordinary and regular course of business consistent with past practices;

5.2.2 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, Intellectual Property Rights and goodwill relating or pertaining to its businesses;

5.2.3 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

5.2.4 use commercially reasonable efforts to maintain the CBH Intellectual Property Rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

5.2.5 maintain its books, accounts and records in accordance with generally accepted accounting principles;

5.2.6 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby, including, without limitation, applications to the Suzhou Bureau of Foreign Trade and Economic Cooperation Foreign Investment Administration Department (the “SBFTEC”) for the SBFTEC’s approval of the transfer of stock equity in Erye contemplated by this Agreement, and to cause the other conditions to NeoStem’s obligation to close to be satisfied;

5.2.7 promptly notify NeoStem in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article III cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if CBH or its Subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or (b) CBH fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2.7 shall not limit or otherwise affect the remedies available hereunder to NeoStem; and

5.2.8 cause the consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of CBH included in CBH SEC Reports filed after the date hereof to comply, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, to be prepared, in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and to present fairly, in all material respects, the consolidated financial position of CBH and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that are not reasonably expected to be, material in amount or effect).

5.3 NeoStem’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, NeoStem shall (and NeoStem shall cause each of its Subsidiaries to):

5.3.1 Conduct its business only in the ordinary and regular course of business consistent with past practices;

5.3.2 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, the NeoStem Intellectual Property rights and goodwill relating or obtaining to its businesses;

5.3.3 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practice, which has included equity compensation particularly where available cash has been limited;

5.3.4 maintain its books, accounts and records in accordance with generally accepted accounting principles;

5.3.5 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to CBH’s obligation to close to be satisfied; and

5.3.6 promptly notify CBH in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if NeoStem or its Subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or (b) NeoStem fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3.5 shall not limit or otherwise affect the remedies available hereunder to CBH;

5.3.7 cause the consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of NeoStem included in NeoStem SEC Reports filed after the date hereof to comply, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, to be prepared, in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and to present fairly, in all material respects, the consolidated financial position of NeoStem and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that are not reasonably expected to be, material in amount or effect).

5.4 CBH’s Erye’s Negative Covenants.  Prior to the Closing, without the prior written consent of NeoStem or as otherwise expressly provided herein, CBH will not, and CBH will cause Erye and its other Subsidiaries not to:

5.4.1 take any action or omit to take any action which would result in CBH’s or any of its Subsidiaries’ (a) incurring any trade accounts payable outside of the ordinary course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity other than CBH’s Subsidiaries, (d) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (e) making any representation to anyone indicating any intention of NeoStem or its Subsidiaries to retain, institute, or provide any employee benefit plans; (f) after the Registration Statement and/or Joint Proxy Statement is filed, issuing any shares of the capital stock of any kind of CBH or its Subsidiaries, transferring from the treasury of CBH or its Subsidiaries any shares of the capital stock of CBH or its Subsidiaries, except for CBH Common Stock issuable upon exercise of a CBH Stock Option, CBH Warrant or RimAsia CBH Warrant outstanding on December 31, 2007; (g) issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating CBH or its Subsidiaries to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (h) modifying, amending or terminating any material CBH Contract other than in the ordinary course of business that is consistent with past practices; (i) entering into any other transaction outside of the ordinary course of business, except that CBH may extend the terms of or enter into new management and consulting agreements and vendor relationships, or make strategic investments; (j) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of CBH; or (k) selling or disposing of any assets otherwise than in the ordinary course of business of CBH and its Subsidiaries;

5.4.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by CBH’s regular independent accountants;

5.4.3 take any action that would likely result in the representations and warranties set forth in Article III (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

5.4.4 incur or create any encumbrances, liens, pledges or security interests on assets other than CBH Permitted Encumbrances;

5.4.5 except as contemplated herein, take any action or omit to take any action which would materially interfere with NeoStem’s rights to compel performance of each of the obligations of CBH under this Agreement;

5.4.6 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a CBH Material Adverse Effect;

5.4.7 grant or otherwise issue any option, warrant or other securities exercisable for or convertible into shares of CBH Common Stock or other capital stock of CBH; or

5.4.8 agree or commit to take any action precluded by this Section 5.4.

5.5 NeoStem’s Negative Covenants.  Prior to the Closing, without the prior written consent of CBH or as otherwise expressly provided herein, NeoStem will not and NeoStem will cause its Subsidiaries not to:

5.5.1 except as set forth in the last paragraph of this Section 5.5, take any action or omit to take any action which would result in NeoStem’s or any of its Subsidiaries’ (a) incurring any trade accounts payable outside of the ordinary course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business, other than costs associated with research and development of very small embryonic-like (VSEL) stem cell technology and the establishment of a new research and development laboratory; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity other than NeoStem’s Subsidiaries; (d) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of NeoStem; (e) selling or disposing of any assets otherwise than in the ordinary course of business of NeoStem and its Subsidiaries; (f) making any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of $100,000 individually, excluding capital expenditures associated with the purchase of a flowcytometer and/or cryopreservation tanks; or (g) entering into any other transaction outside of the ordinary course of business, except that NeoStem may extend the terms of or enter into new management and consulting agreements and vendor relationships, or make strategic investments; or (h) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization, except for the merger contemplated by this Agreement and the acquisition with Red Cross;

5.5.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by NeoStem’s regular independent accountants;

5.5.3 take any action that would likely result in the representations and warranties set forth in Article IV (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

5.5.4 except as contemplated herein, take any action or omit to take any action which would materially interfere with CBH’s rights to compel performance of each of the obligations of NeoStem under this Agreement;

5.5.5 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a NeoStem Material Adverse Effect;

5.5.6 amend NeoStem’s certificate of incorporation or by-laws, each as amended, in any material manner that does not generally apply to all of NeoStem’s stockholders; or

5.5.7 agree or commit to take any action precluded by this Section 5.5.

Notwithstanding any provision to the contrary contained in this Agreement, in no event shall NeoStem be prohibited from engaging in or otherwise effecting, and shall be expressly permitted to engage in or otherwise effect, any of the following transactions: (i) the transactions contemplated by this Agreement, including, without limitation, the Merger, the change in the composition of the NeoStem Board of Directors and the entrance into the Employment Agreements, the Consultant Agreement and the CBC Non-Compete Agreement (each, as defined herein); (ii) the merger or consolidation with, purchase of substantially all of the assets of, or other acquisition of any business or any proprietorship, firm, association, limited liability company, corporation or other business organization so that that parties can move forward with an acquisition of the business of Shangdong Institute (as defined herein), if appropriate; (iii) a stock split, reclassification, combination or other change with respect to shares of NeoStem Common Stock that may be necessary or appropriate for NeoStem to comply with any Exchange listing standards; provided, that the Exchange Ratio shall be adjusted to reflect any such stock split, reclassification, combination or other change; (iv) the amendment, cancelation and reissuance or other modification of any and all outstanding options to purchase shares of NeoStem Common Stock and/or warrants to purchase shares of NeoStem Common Stock immediately prior to the Closing, so that (a) any and all outstanding options to purchase shares of NeoStem Common Stock and/or warrants to purchase shares of NeoStem Common immediately prior to the Closing, may be amended, canceled and reissued, or otherwise modified by NeoStem’s Board of Directors (or an appropriate committee thereof) so that the exercise price of each such option and/or warrant shall be as set forth in Section 4.19 of the NeoStem Disclosure Statement, and (b) simultaneously with the Closing, any and all outstanding options to purchase shares of NeoStem Common Stock held by employees, officers, directors or consultants providing services to NeoStem immediately prior to the Closing shall be amended so that vesting is based on the achievement of certain milestones; (v) a financing transaction, whether through the private placement of securities of NeoStem or otherwise; (vi) the adoption of the Equity Compensation Plan or (vii) at the discretion of the Compensation Committee of the NeoStem Board of Directors, the grant or other issuance of options to purchase up to an aggregate of 1,000,000 shares of NeoStem Common Stock under the Equity Compensation Plan or any other equity compensation plan as bonuses in connection with the closing of the transactions contemplated by this Agreement.

5.6 Closing Documents.  CBH shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to NeoStem the documents or instruments described in Section 5.2. NeoStem shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to CBH the documents or instruments described in Section 5.3.

5.7 Further Actions.  Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable in light of the circumstances, the Merger and the other transactions contemplated by this Agreement, including without limitation (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a NeoStem Material Adverse Effect or a CBH Material Adverse Effect from occurring prior to or after the Effective Time, (C) the preparation of the Prospectus/Joint Proxy Statement and the Registration Statement, the declaration of effectiveness of the Registration Statement by the SEC and the mailing of the Prospectus/Joint Proxy Statement to the stockholders of NeoStem and CBH, (D) if necessary as a result of the circumstances, the amendment of the Registration Statement and Prospectus/Joint Proxy Statement as required by law and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.8 Board of Directors and Officers of NeoStem.

(i) NeoStem shall use its reasonable best efforts to cause the members of the Board of Directors to consist of the following five members promptly following the Effective Time: Robin Smith, Madam Zhang Jian, Richard Berman, Steven S. Myers and Joseph Zuckerman (the latter three to be independent directors, as defined under the American Stock Exchange listing standards). Within four months following the Effective Time, NeoStem’s Board of Directors shall, in accordance with NeoStem’s bylaws, as amended, cause the number of members constituting the Board of Directors of NeoStem to be increased from five to seven and to fill the two vacancies created thereby with a designee of RimAsia, who shall initially be Eric Wei, and with an independent director (as defined under the American Stock Exchange listing standards) to be selected by a nominating committee of the Board of Directors of NeoStem.

(ii) It is anticipated that the key members of NeoStem’s management team will remain in place following the Effective Time.

5.9 Public Announcements.  Unless otherwise required by Applicable Laws or requirements of any Exchange on which the NeoStem Common Stock is quoted or listed (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, NeoStem and CBH shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

5.10 Stockholders’ Meetings.

5.10.1 NeoStem Annual Meeting.  Subject to Article VII, NeoStem shall take all action in accordance with the federal securities law, the DGCL, the applicable rules of the Exchange on which the NeoStem Common Stock is listed or quoted, NeoStem’s certificate of incorporation, as amended, and NeoStem’s by-laws, as amended, necessary to convene the NeoStem Annual Meeting to be held on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of NeoStem’s stockholders with respect to the issuance of the Exchanged Securities pursuant to the Merger, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to NeoStem’s stockholders.

5.10.2 CBH Special Meeting.  Subject to Article VII, CBH shall take all action in accordance with the federal securities laws, the DGCL, CBH’s certificate of incorporation, as amended, and CBH’s by-laws, as amended, necessary to convene the CBH Special Meeting to be held on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of CBH’s stockholders with respect to this Agreement and the transactions contemplated hereby, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to CBH’s stockholders.

5.11 Preparation of the Prospectus/Joint Proxy Statement and the Registration Statement.

5.11.1 NeoStem, CBH and CBC shall, as soon as is reasonably practicable, cooperate to prepare the Prospectus/Joint Proxy Statement to be included in the Registration Statement. Once NeoStem, CBH and CBC consent to the filing of the Prospectus/Joint Proxy Statement with the SEC (which consent shall not be unreasonably withheld), NeoStem shall file the Prospectus/Joint Proxy Statement with the SEC, which filing shall be made on a confidential basis to the extent permitted by the regulations of the SEC with respect to such filings. Consistent with the timing for the NeoStem Annual Meeting and the CBH Special Meeting as determined by NeoStem in accordance with Section 5.10, NeoStem shall, subject to the consent of CBH and CBC (which shall not be unreasonably withheld), prepare and file the Registration Statement with the SEC as soon as is reasonably practicable following clearance of the Prospectus/Joint Proxy Statement by the SEC and reasonable approval of the Prospectus/Joint Proxy Statement by CBH, CBC and NeoStem and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, NeoStem, CBH or CBC shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Joint Proxy Statement, the party obtaining such knowledge will promptly so advise the other parties in writing and each of CBH, CBC and NeoStem will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Joint Proxy Statement. Each of CBH and CBC shall promptly furnish to NeoStem all financial and other information concerning it as may be required for the Prospectus/Joint Proxy Statement and any supplements or amendments thereto. NeoStem, CBH and CBC shall cooperate in the preparation of the Prospectus/Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Joint Proxy Statement and the Registration Statement with the Staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, each of CBH, CBC and NeoStem shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to CBH’s stockholders and NeoStem’s stockholders in connection with the Merger, the Spin-Off and the transactions contemplated thereby and shall include the CBH Board Recommendation. NeoStem also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified or submitting to taxation in any jurisdiction in which it is not subject to taxation) required to be taken under any applicable state securities laws in connection with the issuance of NeoStem Common Stock and NeoStem Series C Preferred Stock in the Merger. Notwithstanding any provision herein to the contrary, prior to the time that the Registration Statement is declared effective, the Prospectus/Joint Proxy Statement shall contain the audited consolidated financial statements described in clause “a” of Section 5.16.1.

5.11.2 (a) Notwithstanding anything contained in this Agreement to the contrary, NeoStem shall not be obligated to take any action under Section 5.11.1 unless and until the following conditions shall have been met: (i) NeoStem shall have received the audited financial statements of CBH and Erye and any other financial information of CBH or its Subsidiaries required for inclusion in the Registration Statement, (ii) NeoStem shall have received pro forma financial statements approved by CBH, Erye and its auditors required to be included in the Registration Statement, under SEC rules, (iii) NeoStem shall have received such auditor comfort letters from its, CBH’s and Erye’s auditors, tax and other legal opinions from CBH’s counsel, the PRC Opinion (as defined herein) and (iv) NeoStem shall have received the opinion of vFinance to the effect that the terms of the Merger are fair to NeoStem’s stockholders from a financial point of view (the “NeoStem Fairness Opinion”), each in form and substance reasonably satisfactory to NeoStem.

(b) While it is the Parties’ understanding that the joint preparation and filing with the SEC of the Prospectus/Joint Proxy Statement and Registration Statement by NeoStem, CBH and CBC is permissible under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, there can be no assurance that the SEC will permit such joint filings. Accordingly, notwithstanding anything contained in this Agreement to the contrary, NeoStem shall not be obligated to take any action under Section 5.11.1 with respect to the registration under the Securities Act of shares of CBC Common Stock to be issued pursuant to the Spin-Off if and to the extent the inclusion in the Prospectus/Joint Proxy Statement and/or Registration Statement of such registration is not permitted by the SEC. In such event, CBC shall file a separate registration statement under the Securities Act relating to the registration of the shares of CBC Common Stock to be issued pursuant to the Spin-Off.

5.12 Merger Subsidiary.  Prior to the Effective Time, Subco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subco for the issuance of its stock to NeoStem) or any material liabilities.

5.13 Exchange Listing.  NeoStem shall use its reasonable efforts to cause the NeoStem Common Stock issuable pursuant to the Merger (including, without limitation, the NeoStem Common Stock issuable upon conversion of the NeoStem Series C Preferred Stock or the exercise of the Series B or C Warrants) to be approved for listing on an Eligible Market, subject to official notice of issuance, prior to the Effective Time.

5.14 CBH Lock-Up and Voting Agreement and Support Agreement.  Concurrently herewith, NeoStem, CBH, each director and officer of CBH, RimAsia, Erye, EET and Dr. Wang Taihua and the holder of CBH Series A Preferred stock has entered into the CBH Lock-Up and Voting Agreement. Concurrently herewith CBH shall deliver to NeoStem a Support Agreement, in the form attached hereto as Exhibit E (the “Support Agreement”), pursuant to which each of EET and Erye has agreed to take certain actions in support and furtherance of the transactions contemplated hereby.

5.15 Subsequent Financial Statements.  CBH shall consult with NeoStem prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any CBH SEC Reports after the date of this Agreement.

5.16 Financial Statements for a Current Report on Form 8-K.

5.16.1 Prior to the Closing, CBH shall provide, and shall cause Erye to provide, to NeoStem (a) regardless of when the Closing occurs, (i) audited consolidated balance sheets of each of CBH and Erye and its Subsidiaries as of December 31, 2007 and 2006, (ii) audited consolidated statements of income, cash flows and changes in shareholders’ equity of each of CBH and Erye and its Subsidiaries for the years ended December 31, 2007, 2006 and 2005, and (iii) an unqualified report with respect to such audited financial statements by Moore Stephens Wurth Frazer & Torbet, LLP, which report shall be in form and substance reasonably satisfactory to NeoStem, and (b) if the Closing occurs on or after November 14, 2008, in addition to the items referred to in clause “a” of this Section 5.16.1, (i) unaudited consolidated balance sheets of each of CBH and Erye and its respective Subsidiaries as of September 30, 2008 and 2007, (ii) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of each of CBH and Erye and its respective Subsidiaries for the three and nine months ended

September 30, 2008 and 2007, and (iii) all other financial statements of CBH or Erye required for any SEC filing to be filed by NeoStem, including, without limitation, pro forma financial statements that give effect to the Spin-Off. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall conform in all material respects to all provisions of the SEC’s Regulation S-X, so that such financial statements meet the requirements for filing by NeoStem with the SEC as required by the SEC’s Current Report on Form 8-K. Prior to the Closing, CBC shall provide to NeoStem all financial statements of CBC required for any SEC filing to be filed by NeoStem.

5.16.2 At the Closing, CBH shall cause Moore Stephens Wurth Frazer & Torbet, LLP to deliver to NeoStem an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the SEC the reports delivered pursuant to Section 5.16.1.

5.16.3 Upon NeoStem’s request, contemporaneous with the delivery of the consolidated financial statements described in clause “a” of Section 5.16.1, CBH shall cause Moore Stephens Wurth Frazer & Torbet, LLP to make available to NeoStem and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 5.16.1.

5.16.4 Prior to the Closing, CBH and CBC shall cooperate, and CBH shall cause Erye to cooperate, with NeoStem in providing to NeoStem such consolidated financial statements, financial data and accountants’ reports as NeoStem shall reasonably request with respect to any filing that NeoStem shall make under the Securities Act or the Exchange Act.

5.17 CBC Spin-Off.

5.17.1 CBH has represented that any and all CBH Payable Obligations are less than $450,000 and will be less than $450,000 as of the Closing Date. The parties have agreed that at or prior to Closing, CBH shall have satisfied all of the CBH Payable Obligations, except that CBH Payable Obligations in the aggregate amount of not more than $225,000 may remain at or after the Closing to be paid, satisfied or otherwise provided for by NeoStem including within such $225,000 to be satisfied by NeoStem (a) NeoStem shall satisfy $97,000 of liabilities due to Globus and Mao by the issuance of shares pursuant to Section 2.7 and (b) NeoStem may negotiate with any other creditor listed on Schedule 3.14(b) of the CBH Disclosure Statement to attempt to settle such liability with NeoStem shares rather than cash and to have such liability be part of its maximum $225,000 obligation hereunder. Neither NeoStem nor the Surviving Company will have any responsibility for CBH Payable Obligations in excess of $225,000. CBH shall take any and all action necessary or appropriate to obtain a release, in the form attached hereto as Exhibit F (each, a “CBH Liability Release”), from each Person to whom any CBH Payable Obligations is, or as of the Closing Date will be, owed (each, a “CBH Creditor”), pursuant to which each such CBH Creditor shall release NeoStem, Subco, CBH and Erye from any and all CBH Payable Obligations except as provided in the prior sentence.

5.17.2 CBH shall take any and all action necessary or appropriate to obtain any and all authorizations, consents, waivers, approvals or other actions required to be obtained for the Spin-Off.

5.18 Erye Revenues.  Prior to the Closing, CBH shall cause Erye to agree to contribute to NeoStem 6% of the net annual income received by Erye, commencing with the year ending December 31, 2009, in order to fund NeoStem’s costs and expenses.

ARTICLE VI.

CONDITIONS

6.1 Conditions to the Obligations of Each Party.  The obligations of CBH, NeoStem and Subco to consummate the Merger shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions:

6.1.1 (i) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by CBH’s stockholders in the manner required by any Applicable Law, and

(ii) this Agreement, the amendment of the charter to increase the authorized preferred stock and the issuance of the shares of the Exchanged Securities to be issued in the Merger shall have been approved by NeoStem’s stockholders and NeoStem in the manner required by any Applicable Law and the applicable rules of the Exchange on which the NeoStem Common Stock is quoted or listed.

6.1.2 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or which would have a NeoStem Material Adverse Effect after the Effective Time and after giving effect to consummation of the transactions contemplated by this Agreement.

6.1.3 The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

6.1.4 The shares of NeoStem Common Stock required to be issued pursuant to the Merger (including, without limitation, the NeoStem Common Stock issuable upon the exercise of the Class C Warrants or conversion of the NeoStem Series C Preferred Stock) shall have been approved for listing on the Exchange on which the NeoStem Common Stock is listed or quoted, subject to official notice of issuance.

6.1.5 Each of Robin Smith and Madam Zhang Jian shall have entered into employment agreements with NeoStem, effective as of the Effective Time, in substantially form and substance reasonably acceptable to NeoStem and each of them of (each, an “Employment Agreement”).

6.1.6 This Agreement, the Erye Letter of Intent to Enter into Amended and Restated Joint Venture Agreement, dated as of the date hereof, among NeoStem, Subco and Erye Economy and Trading Co. Ltd., a Sino-Foreign joint venture with limited liability organized under the laws of the PRC (“EET”), a copy of which is attached hereto as Exhibit G (the “Erye Letter of Intent to Enter into Amended and Restated Joint Venture Agreement”), the Amended and Restated Erye Joint Venture Agreement, in the form attached hereto as Exhibit H (the “Amended and Restated Erye Joint Venture Agreement”), to replace all existing agreements between CBH and EET, and the Articles of Incorporation of Erye, as amended in accordance with Section 6.1.7, shall have been prepared in or translated into Chinese by Erye, and such Chinese versions as shall be legally required shall have been delivered to the relevant PRC and other governmental organizations for inspection and approval, and all such approvals have been obtained. NeoStem, Subco and EET shall have entered into the Amended and Restated Erye Joint Venture Agreement simultaneously with Closing and after such approvals, and the Amended and Restated Erye Joint Venture Agreement shall be in full force and effect. NeoStem, Subco and EET shall have performed all of its obligations under this Agreement, the Erye Letter of Intent to Enter into Amended and Restated Joint Venture Agreement and under the Amended and Restated Erye Joint Venture Agreement.

6.1.7 The organizational documents of Erye shall be amended in a manner satisfactory as to form and substance to NeoStem, and copies of the amended organizational documents of Erye shall have been provided to NeoStem.

6.1.8 The result of any and all due diligence, including, but not limited to, legal due diligence, financial due diligence and business due diligence, shall be satisfactory to NeoStem, in its sole discretion. In furtherance of, but without limiting the foregoing, there shall have been a review by NeoStem of (i) the plant relocation and capacity expansion plan of Erye and (ii) financial projections (together with supporting assumptions) of Erye, both of which shall be satisfactory to NeoStem, in its sole discretion.

6.2 Conditions to NeoStem’s and Subco’s Obligations.  The obligations of NeoStem and Subco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by NeoStem) prior to or at Closing of each of the following conditions:

6.2.1 The representations and warranties of CBH set forth in Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the

Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or a CBH Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a CBH Material Adverse Effect, provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.5 and 3.19 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

6.2.2 CBH and CBC shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

6.2.3 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a CBH Material Adverse Effect.

6.2.4 CBH, CBC and Erye shall have obtained all authorizations, consents, waivers, approvals or other actions described in Section 6.2.4 of the CBH Disclosure Statement required in connection with the execution, delivery and performance of this Agreement by CBH and its Subsidiaries (the “CBH Approvals”) and the CBH Approvals shall be in full force and effect as of the Closing Date. NeoStem shall have obtained all authorizations, consents, waivers, approvals or other actions described in Section 6.2.4 of the NeoStem Disclosure Statement (the “NeoStem Approvals”) and the NeoStem Approvals shall be in full force and effect as of the Closing Date.

6.2.5 NeoStem will receive at Closing $550,000 of unencumbered cash from the LXB litigation settlement.

6.2.6 There shall not be pending any legal proceeding by any Governmental Authority or other third party which (a) in the reasonable judgment of NeoStem’s Board of Directors, is reasonably likely to cause a NeoStem Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement and (b) either (i) challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeks to prohibit or limit the ownership or operation by NeoStem, CBH or any of their respective subsidiaries of, or to compel NeoStem, CBH or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of NeoStem, CBH or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeks to impose limitations on the ability of NeoStem to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Company or the Erye Ownership, including the right to vote such capital stock of the Surviving Company and Erye on all matters properly presented to the stockholders of the Surviving Company or Erye, or (iv) seeks to prohibit NeoStem or any subsidiary of NeoStem from effectively controlling in any material respect the business or operations of NeoStem or the subsidiaries of NeoStem including the Surviving Company and Erye.

6.2.7 Prior to or at the Closing, CBH shall have delivered to NeoStem the following:

6.2.7.1 a certificate of the Chairman of CBH and Erye (executed on behalf of CBH and Erye), dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to such person’s knowledge, the conditions specified in Sections 6.2.1, 6.2.2 and 6.2.3 have been satisfied;

6.2.7.2 a certificate of the Secretary or Assistant Secretary of CBH and Erye, dated the Closing Date, as to the incumbency of any officer of such entity executing this Agreement or any document related hereto; and

6.2.7.3 (a) a copy of (1) the certificate of incorporation, as amended, of CBH, certified by the Delaware Secretary of State and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Delaware Secretary of State, dated not earlier than fifteen days prior to the Closing and confirming that CBH is in good standing in the State of Delaware, (3) the by-laws, as amended, of CBH, certified by the Secretary or Assistant Secretary of CBH as of the Closing Date, and (4) the resolutions of CBH’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of CBH as of the Closing Date and (b) comparable documentation for Erye.

6.2.8 All reports of CBH’s independent accountants relating to CBH’s and Erye’s audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

6.2.9 NeoStem shall have received opinions of PRC counsel to CBH and its Subsidiaries (the “PRC Opinion”) and tax counsel to CBH and its Subsidiaries (the “Tax Opinion”), in the form and substance reasonably satisfactory to NeoStem, including without limitation, with respect to the Merger, the tax-free status of the reorganization, the spin-off, the regulatory status of Erye and the disclosure in the Registration Statement, respectively. Such counsel shall also provide NeoStem with appropriate opinion letters prior to the filing of the Registration Statement and/or Joint Proxy Statement.

6.2.10 NeoStem shall have received the NeoStem Fairness Opinion prior to the filing of the Registration Statement and/or Joint Proxy Statement and a re-affirmation of such NeoStem Fairness Opinion prior to Closing.

6.2.11 NeoStem shall have received proof satisfactory to it that CBH has not less than $550,000 in unencumbered cash available for distribution to NeoStem and has settled any and all CBH Payable Obligations subject to Section 5.17.1.

6.2.12 NeoStem shall have received proof satisfactory to it that the Spin-Off has been consummated or is being consummated simultaneously with the Merger, and that all regulatory, stockholder and other approvals for the Spin-Off have been received by CBH.

6.2.13 NeoStem shall have received proof satisfactory to it that all CBH Warrants, RimAsia CBH Warrants and shares of CBH Series A Preferred Stock have been terminated and cancelled.

6.2.14 NeoStem shall have received (i) a true and complete list of any and all CBH Payable Obligations immediately prior to the Closing Date and the name and address of each CBH Creditor thereof; (ii) proof satisfactory to it that all CBH Payable Obligations have been paid, satisfied or otherwise provided for or transferred to CBC; and (iii) a CBH Liability Release from each CBH Creditor.

6.2.15. The CBH Lock-Up and Voting Agreement shall be in full force and effect, and each director and officer of each of CBH, holder of shares of CBH Series A Preferred Stock, RimAsia, Erye and EET shall have performed all of his, her or its obligations under, and shall not have breached any provision of, the CBH Lock-Up and Voting Agreement. The Support Agreement shall be in full force and effect, and each of EET and Erye shall have performed all of its obligations under, and shall not have breached any provision of, the Support Agreement.

6.2.16. The Escrow Agreement shall have been executed and delivered by CBC and the Escrow Agent.

6.2.17. All personnel of each of CBH and Erye who will be personnel of NeoStem, Subco or Erye immediately following the Closing, shall have executed and delivered to NeoStem a Confidentiality, Invention Assignment and Non-Compete Agreement, substantially in form and substance signed by NeoStem’s current personnel (the “NeoStem Confidentiality Agreement”).

6.2.18. Mao shall have executed and delivered to NeoStem a consulting agreement, effective as of the Effective Time, in form and substance reasonably acceptable to NeoStem and Mao, which shall include, without limitation a NeoStem Confidentiality Agreement (the “Consulting Agreement”).

6.2.19. CBC shall have executed and delivered to NeoStem a non-competition agreement, effective as of the Effective Time, in form and substance reasonably acceptable to NeoStem and CBC, pursuant to which CBC shall agree, for a period of two (2) years, not to engage in stem cell collection, storage or therapies. (the “CBC Non-Compete Agreement”).

6.2.20. All of the holders of CBH Common Stock Purchase Warrants shall have agreed in writing to accept the Class C Warrants in exchange thereof pursuant to a Class C Warrant Agreement.

6.2.21. NeoStem shall have received evidence satisfactory to NeoStem, in its sole discretion, of the satisfaction in full of any and all (i) indebtedness for borrowed money payable by CBH to Globus, including, without limitation, indebtedness in the principal amount of $50,000, plus any and all accrued but unpaid interest thereon or other obligations of CBH to Globus, including expense reimbursement (collectively, the “Globus Obligation”) and (ii) indebtedness for borrowed money payable by CBH to Mao, including, without limitation, indebtedness in the principal amount of $40,000, plus any and all accrued but unpaid interest thereon or other obligations (the “Mao Obligation”). NeoStem also shall have received evidence satisfactory to it, in its sole discretion, of the cancelation of the CBH Series A Preferred Stock.

6.2.22. NeoStem shall have received evidence satisfactory to it that the transfer of stock equity in Erye contemplated by this Agreement shall have been approved by the SBFTEC; that the Merger shall have been approved by Except for the approval of the competent authorities of commerce under the Law on Sino-Foreign Equity Joint Ventures and its implementation regulations; and that any and all requisite registrations with the China State Administration of Foreign Exchange shall have been made.

6.2.23. NeoStem shall have received evidence reasonably satisfactory to it from each relevant PRC Governmental Authority that CBH and its Subsidiaries are in compliance in all material respects with all applicable Tax Laws and Environmental Laws.

6.2.24. CBH shall have purchased a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by CBH and its Subsidiaries with respect to matters arising on or before the Effective Time, the cost of which shall not exceed 150% of the last annual premium paid by CBH prior to the date of this Agreement with respect to its current policies of directors’ and officers’ liability insurance.

6.2.25. Erye shall have agreed to contribute to NeoStem 6% of the net annual income received by Erye, commencing with the year ending December 31, 2009, in order to fund NeoStem’s costs and expenses, including, without limitation the costs and expenses incurred by NeoStem in connection with the transactions contemplated hereby.

6.2.26 NeoStem shall have received proof satisfactory to it that PRC national candidates for NeoStem board seats reasonably acceptable to NeoStem have been identified by CBH or Erye and have indicated a willingness to serve.

6.2.27 Neostem shall be able to consolidate the financial statements of Erye under GAAP.

6.3 Conditions to CBH’s Obligations.  The obligations of CBH to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by CBH) at or prior to the Closing of each of the following conditions:

6.3.1 The representations and warranties of NeoStem and Subco set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or a NeoStem Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a NeoStem Material Adverse Effect, provided that the representations and warranties set forth in Sections 4.1, 4.2 and 4.19 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

6.3.2 NeoStem and Subco shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by NeoStem and Subco under this Agreement at or prior to the Closing.

6.3.3 NeoStem shall have obtained all of the NeoStem Approvals and the NeoStem Approvals shall be in full force and effect as of the Closing Date.

6.3.4 Prior to or at the Closing, NeoStem and Subco shall have delivered to CBH the following:

6.3.4.1 a certificate of the Chief Executive Officer of NeoStem (executed on behalf of NeoStem), dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to such person’s knowledge, the conditions specified in Sections 6.3.1, 6.3.2 and 6.3.5 have been satisfied;

6.3.4.2 a certificate of the Secretary or Assistant Secretary of each of NeoStem and Subco, dated the Closing Date, as to the incumbency of any officer of NeoStem and Subco executing this Agreement or any document related hereto;

6.3.4.3 a copy of (1) the certificate of incorporation, as amended, of NeoStem, certified by the Delaware Secretary of State and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Delaware Secretary of State, dated not earlier than fifteen days prior to the Closing and confirming that NeoStem is in good standing in the State of Delaware, (3) the by-laws, as amended, of NeoStem, certified by the Secretary or Assistant Secretary of NeoStem as of the Closing Date, and (4) the resolutions of NeoStem’s Board of Directors (or committee thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of NeoStem as of the Closing Date; and

6.3.4.4 a copy of (1) the certificate of incorporation, as amended, of Subco, certified by the Delaware Secretary of State and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Delaware Secretary of State, dated not earlier than fifteen days prior to the Closing and confirming that Subco is in good standing in the State of Delaware, (3) the by-laws, as amended, of Subco, certified by the Secretary or Assistant Secretary of Subco as of the Closing Date, and (4) the resolutions of Subco’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Subco as of the Closing Date.

6.3.4.5. CBH shall have received opinions of US counsel to NeoStem and its Subsidiaries (the “Legal Opinion”) and tax counsel to NeoStem and its Subsidiaries (the “Tax Opinion”), in the form and substance reasonably satisfactory to CBH, including without limitation, with respect to the Merger, the tax-free status of the reorganization, and the disclosure in the Registration Statement, but not with respect to the spin-off or the preferred stock. Such counsel shall also provide CBH with appropriate opinion letters prior to the filing of the Registration Statement and/or Joint Proxy Statement.

6.3.5 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a NeoStem Material Adverse Effect.

6.3.6 All reports of NeoStem’s independent accountants relating to NeoStem’s audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

6.3.7 NeoStem’s Board of Directors and stockholders shall have adopted an equity incentive compensation plan reasonably satisfactory to the Parties.

6.3.8 NeoStem shall have delivered evidence, satisfactory to CBH, of the filing of the NeoStem Certificate of Designations with the Delaware Secretary of State.

6.3.9 The Escrow Agreement shall have been executed and delivered by NeoStem and the Escrow Agent and the Escrow Certificates shall have been deposited with the Escrow Agent.

6.3.10 The NeoStem Lock-Up and Voting Agreement, dated as of the date hereof, among NeoStem, Inc. and each director and officer of NeoStem, a copy of which is attached hereto as Exhibit I (the “NeoStem Lock-Up and Voting Agreement”), shall be in full force and effect, and each director and officer of NeoStem shall have performed all of his, her or its obligations under, and shall not have breached any provision of, the NeoStem Lock-Up and Voting Agreement.

6.3.11 The Transaction Expenses. NeoStem or the Surviving Company shall pay for all the reasonable Transaction Expenses.

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by CBH’s stockholders and/or NeoStem’s stockholders):

7.1.1 by mutual written consent of NeoStem and CBH;

7.1.2 by either NeoStem or CBH if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining NeoStem or CBH from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

7.1.3 by either NeoStem or CBH if the Merger shall not have been consummated before the Outside Date (as hereinafter defined), provided, however, that the right to terminate this Agreement under this Section 7.1.3 shall not be available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

7.1.4 by either NeoStem or CBH if at the CBH Special Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws) of CBH’s stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

7.1.5 by either NeoStem or CBH if at the NeoStem Annual Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws and the rules and regulations of the Exchange on which the NeoStem Common Stock is listed or quoted) of NeoStem’s stockholders to authorize the issuance of NeoStem Common Stock in the Merger shall not have been obtained;

7.1.6 by NeoStem if vFinance, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide NeoStem with opinions, in form and substance satisfactory to NeoStem, and based on reasonable and customary analyses as of the date of any Prospectus/Joint Proxy Statement, and an updated Opinion as of the Closing Date, to the effect that the Merger Consideration is fair to NeoStem and its stockholders from a financial point of view (with such opinions to be delivered immediately prior to the filing of the Registration Statement and the Closing, respectively);

7.1.7 by either NeoStem or CBH if any representation or warranty made in this Agreement (including without limitation the CBH Disclosure Statement and the NeoStem Disclosure Statement) for its benefit is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, (b) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach and (c) in the case of CBH, except for the representations and warranties contained in Sections 3.1, 3.2, 3.5 and 3.19 and in the case of NeoStem, except for the representations and warranties contained in Sections 4.1, 4.2 and 4.19, such untrue representation and warranty has, or is reasonably likely to have, a CBH Material Adverse Effect or a NeoStem Material Adverse Effect, as the case may be and in each case after the Effective Time and after giving effect to consummation of the transactions contemplated by this Agreement;

7.1.8 by either NeoStem or CBH if the other party shall have defaulted in the performance of any material covenant or agreement under this Agreement; provided that, in each case, (a) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (b) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

7.1.9 by NeoStem if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by NeoStem or its Subsidiaries or CBH or its Subsidiaries or shall impose any other material condition or requirement, which divestiture, cessation, condition or requirement, in the reasonable judgment of NeoStem’s Board of Directors (or a committee thereof), would be reasonably likely to have a NeoStem Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement;

7.1.10 by NeoStem, in the event that the conditions to its obligations set forth in Article VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that NeoStem is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement;

7.1.11 by CBH, in the event that the conditions to its obligations set forth in Article VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that CBH is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

7.1.12 by NeoStem, upon election by its Board of Directors (or a committee thereof), in the event that the Dissenting Shares represent more than five (5%) of the shares of CBH Common Stock or CBH Preferred Stock held by holders thereof who are entitled to vote on the Merger.

7.1.13 by NeoStem, if the Spin-Off has not been fully consummated by CBH prior to the Outside Date. For purposes of this Agreement, the “Outside Date” shall mean March 1, 2009.

7.2 Effect of Termination.

7.2.1 In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other and the provisions of this Section 7.2 and Section 8.12, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any material provision of this Agreement.

7.3 Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (or committees thereof), at any time before or after adoption of this Agreement by CBH’s stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by CBH’s stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver.  At any time prior to the Effective Time, NeoStem (with respect to CBH and CBC) and CBH (with respect to NeoStem and Subco) by action taken or authorized by their respective Boards of Directors (or committee thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII.

MISCELLANEOUS

8.1 No Survival of Representations and Warranties.  The representations and warranties made herein by NeoStem and CBH shall not survive the Effective Time and the representations and warranties. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

8.2 Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

8.2.1 if to NeoStem or Subco:

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170
Attention: Catherine Vaczy
Telecopy: (646) 514-7787
with a copy (which shall not constitute notice) to:
Lowenstein, Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Alan Wovsaniker, Esq.
Telecopy No.: (973) 597-2565

8.2.2 if to CBH or CBC:

China Biopharmaceuticals, Inc.
No. 859, Pan Xu Road
Suzhou, Jiangsu Province, China, 215000
Attention: Chris Mao
Telecopy:
with a copy (which shall not constitute notice) to:
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Howard H. Jiang, Esq.
Telecopy: (212) 704-6288

8.3 Interpretation.

8.3.1 When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.3.2 For purposes of this Agreement, “knowledge” of a party shall mean the actual knowledge of all officers of such party with a title of executive vice president or higher.

8.4 Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

8.5 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) and any and all confidentiality agreements previously entered into between NeoStem and CBH or any Subsidiary thereof (collectively, the “Confidentiality Agreements”) constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

8.6 Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.7 Governing Law.  Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware.

8.8 Consent to Jurisdiction; Venue.

8.8.1 Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.8.2 Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the delivery of copies of such process to such party in the same manner as notice is to be provided pursuant to Section 8.3. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

8.9 Specific Performance.  The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

8.10 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11 Expenses.  Subject to the provisions of Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration

Statement and the Prospectus/Joint Proxy Statement (including filing fees related thereto but excluding legal and accounting fees and expenses) and the fees and disbursements of any Third Party Firm will be shared equally by NeoStem and CBH.

8.12 Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

8.13 No Strict Construction.  Each Party acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any Party.

8.14 Language Translations. Each Party acknowledges that this Agreement has been prepared in English. In the event of a conflict between different translations of these terms, the English translation will govern.

8.15 Disbursement of the Escrow Shares.  For a period of no more than six (6) months after the Effective Time, in case the CBH Payable Obligations, excluding the Transaction Expenses, exceed a total of $450,000, such excess shall be paid out of the Escrow Shares (valued at one dollar per share) with a notice provided according to the terms of the Escrow Agreement. CBC shall not be responsible for any payable obligations in excess beyond $450,000 and the Escrow Shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, NeoStem, Subco, CBH and CBC have signed this Agreement as of the date first written above.

NEOSTEM, INC.

By:	/s/ Robin L. Smith Name: Robin L. Smith Title: Chief Executive Officer

CBH ACQUISITION LLC

By:	/s/ Robin L. Smith Name: Robin L. Smith Title: Chief Executive Officer

CHINA BIOPHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Chris Peng Mao Name: Chris Peng Mao Title: Chief Executive Officer

CHINA BIOPHARMACEUTICALS CORP.

By:	/s/ Chris Peng Mao Name: Chris Peng Mao Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

***

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of the 1st day of July, 2009, by and among NEOSTEM, INC., a Delaware corporation (“NeoStem”), CBH ACQUISITION LLC, a Delaware limited liability company and a wholly owned subsidiary of NeoStem (“Subco”), CHINA BIOPHARMACEUTICALS HOLDINGS, INC., a Delaware corporation (“CBH”) and CHINA BIOPHARMACEUTICALS CORP., a British Virgin Islands corporation (“CBC”). NeoStem, Subco and CBH are sometimes collectively referred to as the “Parties,” each individually a “Party.”

The Parties entered into an Agreement and Plan of Merger (the “Original Agreement”) on November 2, 2008, and hereby wish to amend certain provisions in that Original Agreement. Terms not defined herein shall have the meanings set forth in the Original Agreement.

1. Exchange Securities.  (a) The definition of “Exchanged Common Shares” in Preliminary Statement E(1) of the Original Agreement is amended to reduce it from 7,500,000 shares to 7,150,000 shares of NeoStem Common Stock.

(b) The definition of “Exchange Ratio” set forth in Section 2.2.4 is amended to be equal to the quotient of 7,150,000 shares divided by the sum of (x) the number of shares of CBH stock outstanding as of the Effective Time and (y) the number of shares of CBH common stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time, subject to adjustment as set forth in the Original Agreement. CBH represents and warrants that the denominator of the Exchange Ratio as of the date hereof is 37,132,313 shares (after conversion of all CBH Series A Preferred shares to CBH Common Stock, which CBH represents was effective in June 2009), such that as of the date hereof, the Exchange Ratio would be 0.19255.

(c) Sections 2.12 and 2.3.1 are amended to change the references from 7,500,000 shares to 7,150,000 shares. Further, notwithstanding any omission in this Amendment, all similar references to the purchase price of 7,500,000 shares shall hereafter refer to 7,150,000 shares. NeoStem shall not be required to issue 150,000 shares of NeoStem Common Stock in escrow.

2. RimAsia Securities.  (a) Preliminary Statement E(2) of the Original Agreement is deleted and replaced with the following:

(b) 6,458,009 shares of NeoStem Common Stock (“RimAsia Exchanged Common Shares”), and (b) 8,177,512 shares of NeoStem Series C Convertible Preferred Stock (as defined herein), each with a liquidation preference of $1.125 and convertible to shares of Neo Stem Common Stock at $.90 (“RimAsia Exchanged Preferred Shares”) (collectively, the RimAsia Exchanged Common Shares and the RimAsia Exchanged Preferred Shares are referred to as the “RimAsia Exchanged Securities”), to be issued to RimAsia Capital Partners, L.P. (“RimAsia”);

All references in the Original Agreement to the Class B Warrants or the Class B Warrant Agreement are deleted, and Exhibit A (the Class B Warrant Agreement) is deleted from the Original Agreement.

In addition, the parties acknowledge that since November 2008 RimAsia has provided certain advances in connection with the parties’ business initiatives, and will continue to incur costs relating to the transaction, including costs for legal and accounting services and the increased stock consideration set forth above relates in part to the forgiveness of such advances as further specified in a separate agreement among the parties.

3. CBH Common Stock Purchase Warrants.  (a) Preliminary Statement E(3) of the Original Agreement is deleted and replaced with the following:

(b) Subject to acceptance by the holders of CBH Common Stock Purchase Warrants to purchase an aggregate of up to 8,370,298 shares of CBH Common Stock (collectively, the “CBH Common Stock Purchase Warrants”), Class C warrants (the “Class C Warrants”) to purchase up to 2,012,097 shares of NeoStem Common Stock at an exercise price equal to $2.50 per share under the Class C Warrant Agreement, the form of which is attached hereto as Exhibit B, to be issued to such holders of CBH Common Stock Purchase Warrants.

4. EET Shares.  A new Preliminary Statement E(4) is added to the Original Agreement as follows:

125,000 shares of NeoStem Common Stock to be issued to EET or its designee (“EET Exchanged Common Shares”) for assistance in effecting the Merger.

5. Escrow Shares.  Section 2.5 of the Original Agreement is modified. NeoStem shall have no obligation to issue the 200,000 shares of NeoStem Common Stock into escrow as set forth therein, since the payment is now highly unlikely, as the parties acknowledge that the Share Exchange Agreement of NeoStem with respect to the Shandong Institute, dated as of November 2, 2008, has been or is being terminated, and CBH and CBC consent to such termination. The Escrow Agreement attached as Exhibit D to the Original Agreement is also deleted. Notwithstanding the lack of an escrow, NeoStem will still owe CBC a payment of 200,000 shares of its Common Stock if it does purchase the Shandong Institute within six (6) months of consummation of the Merger but shall have no other obligations to CBC whatsoever in connection with acquisition activity.

6. Globus/Mao.  Section 2.7 of the Original Agreement is amended to read in its entirety as follows:

At the Effective Time, NeoStem shall issue (a) to Steven E. Globus, a director of CBH (“Globus”), in exchange for a complete release and full satisfaction of the Globus Obligation (as defined in Section 6.2.21), 9,532 shares of NeoStem Common Stock, and (b) to Chris Peng Mao, the Chief Executive Officer of CBH (“Mao”) in exchange for a complete release and full satisfaction of the Mao Obligation (as defined in Section 6.2.21), 7,626 shares of NeoStem Common Stock.

7. Section 5.5.7(vii) is hereby amended to clarify that such issuances may be options or shares of Common Stock, with applicable withholding paid by the Company, and that such issuances may be made, in the discretion of the Compensation Committee, to NeoStem officers, consultants and advisors upon the Closing of the Merger, and such officers, significant employees and/or directors of Erye (“Erye Personnel”) following receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine in connection with the closing of the transactions contemplated by this Agreement.

8. Real Estate.  As an additional covenant of CBH and an additional condition to NeoStem’s obligation to close, at least 15 days prior to Closing, in order to satisfy its obligations under a Memorandum of Understanding with EET, CBH shall have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements. All documents and accounting for such transactions shall be reasonably acceptable to NeoStem, including release by Erye of all obligations due to it from NeoStem or CBH under the Memorandum of Understanding or otherwise.

9. CBC Spin-Off.  Preliminary Statement C and Section 6.2.12 are amended. CBC shall not be spun-off to the shareholders of CBH in a liquidating distribution. Instead, as an additional covenant of CBH and an additional condition to NeoStem’s obligation to close, (a) no later than 15 days prior to the effective date of the Form S-4, CBH shall have entered into a binding agreement to transfer the stock of CBC to a third party in a private transaction and (b) no later than 15 days prior to the Closing, CBH shall have consummated the transfer of all of the CBC stock to such third party, all in a manner such that, following the transfer, as contemplated by the Original Agreement, the only material assets and liabilities of CBH at the time of the merger shall be the Eyre Ownership, land rights and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less. All documents and accounting for such CBC sale transaction shall be reasonably acceptable to NeoStem and shall include a full release in favor of NeoStem and its affiliates from any and all claims or liabilities due or asserted to be due to CBC, Keyuan or any of their affiliates. CBH shall take appropriate action to liquidate or extinguish any intercompany debt owed to CBH or Erye by CBC or Keyaun or any of their affiliates. CBH and CBC represent and warrant that CBC has de minimis value, if any, and that it has the corporate power and authority to effect the CBC sale transaction on the terms set forth herein without any further corporate action other than approval of its Board of Directors, so that no shareholder approval is required. No CBC shares will be registered as part of the Prospectus/Joint Proxy Statement. Where appropriate following this Amendment, references to the Spin-Off in the Original Agreement shall refer to the private sale of CBC.

10. Board of Directors.  Section 5.8(i) of the Original Agreement is deleted. Eric Wei will be added to the current Board of Directors of NeoStem immediately after the Effective Time. Shi Mingsheng will be added to the current Board of Directors of NeoStem immediately after receipt of all PRC approvals following the Effective Time.

11. Capitalization; Equity Incentive Compensation Plan.  Section 4.19.1(ii) and Section 5.5.7(iv)(b) of the Original Agreement (relating to the amendment of NeoStem option vesting schedules) are hereby deleted in their entirety, and Section 4.19.1(ii) is replaced with the following: “NeoStem may make the issuances of securities described in Section 5.5.7(vii) hereof, including the issuance of shares.” Further, it was agreed under Sections 4.19.1 and 5.5 of the Original Agreement, that the exercise price of certain outstanding options and warrants of NeoStem will be reduced as provided for in Schedule 4.19. It is agreed that Schedule 4.19 in the Original Agreement is deleted in its entirety and replaced as follows.

(a)	All warrants outstanding immediately prior to the closing of the Merger (other than warrants issued to the public or the underwriters in the Company’s August 2007 public offering) shall be amended to provide that the Current Exercise Price shall be amended effective on the Closing of the Merger to provide the Adjusted Exercise as set forth below:

NeoStem Warrant Repricing Table

Current Exercise Price	Adjusted Exercise Price
$4.00	$3.8182
$4.50	$4.1932
$4.61	$4.2726
$4.70	$4.3368
$4.90	$4.4768
$4.95	$4.5113
$5.00	$4.5455
$5.10	$4.6132
$5.30	$4.7459
$5.50	$4.8750
$5.80	$5.0618
$6.00	$5.1818
$6.10	$5.2405
$6.50	$5.4659
$6.70	$5.5732
$7.00	$5.7273
$8.00	$6.1818
(b)	The Compensation Committee in its discretion may determine for any or all options outstanding immediately before the closing of the Merger, to lower the exercise price to as low as the $.80 originally provided in the Original Agreement; however, if the Compensation Committee determines to lower the exercise price of such outstanding options to a price that is greater than $.80, it may also, in its sole discretion, grant to the respective holder of such outstanding options, additional stock, options or other consideration (including cash) such that the value overall of consideration granted to the optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee, to the value that would have been provided if the exercise prices of the options had been reduced to $.80 and in each case the vesting schedule of the options shall be maintained. The exercise price shall in no case be reduced below fair market value on the closing of the Merger.

12. Outside Date. Section 7.1.13 of the Original Agreement is hereby amended to mean “October 31, 2009.

13. Employment Agreements.  Section 6.1.5 of the Original Agreement, with respect to the need for new employment contracts for Robin Smith and Zhang Jian, is deleted. Robin Smith will continue to serve as CEO pursuant to the terms of her existing employment agreement as it may be amended from time to time. Section 6.2.18 of the Original Agreement is hereby amended to delete the consulting agreement for Chris Mao and to add the underlined language:

Mao shall have executed and delivered to NeoStem a NeoStem Confidentiality Agreement and shall release NeoStem and CBH from any obligation with respect to any employment agreement or arrangements which he had with CBH or any of its Subsidiaries. Any other parties with employment agreements with CBH will execute amendments whereby CBC will assume all liabilities of CBH under such agreements. The employees will release NeoStem and CBH from all liabilities due to them as employees, whether under such agreements or otherwise, and CBH and CBC will certify to NeoStem that no other employment or consulting agreements with CBH exist.

14. PRC Approvals.  Section 6.1.6 of the Original Agreement contemplates that as a condition of Closing, certain approvals from PRC regulatory authorities shall have been obtained prior to Closing, including approvals with respect to the Merger, and the terms of the Amended and Restated Erye Joint Venture Agreement, the Erye Articles of Incorporation and related organizational documents. Section 6.2.23 of the Original Agreement also contemplates certain assurances from PRC Governmental Authorities. The parties now understand that under PRC law, they may not be able to obtain certain approvals until after Closing. CBH shall use reasonable commercial efforts to obtain such approvals prior to the Closing, however, the Parties agree that if NeoStem, in its sole and unfettered discretion, determines to waive such condition in whole or in part, and agree to consummate the Merger prior to approval from any PRC Governmental Authority including but not limited to approval of the matters listed above, the condition shall remain as a condition subsequent to the Merger and all related transactions, and the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provison in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger (except as contemplated by Sections 5.5.7(iv) and (vii)) may be deferred or held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement; but not in excess of 45 days). Mr. Shi and Madame Jian shall be paid an aggregate of 203,338 shares of NeoStem Common Stock if all PRC approvals are timely received.

15. Potential Reverse Stock Split.  It is acknowledged that share numbers and prices shall be appropriately adjusted to reflect any reverse stock split the Company may undertake at the time of the Merger.

16. Representations and Warranties.  The parties hereto reaffirm their respective representations and warranties contained in the Original Agreement through the date hereof. CBH and CBC also represent and warrant to NeoStem that the financial statements of CBC delivered to NeoStem for the year ended December 31, 2008 and for the three month period ended March 31, 2009 comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles consistently applied and SEC accounting standards, and present fairly in all material respects, the consolidated financial position and results of operations of CBC and its consolidated subsidiaries as of their respective dates, and for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not material in amount or effect). Each party represents and warrants to the other, that with respect to the information about it contained in the draft joint Form S-4 which they are participating in preparing, the information is accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. CBC acknowledges that neither it nor any of its affiliates or associates has or will have any claims against NeoStem or CBH and hereby releases NeoStem and CBH in full.

17. Opinions.  As an additional closing condition, NeoStem shall provide CBH with an opinion of its counsel with respect to NeoStem’s corporate authorization of the Merger, and CBH shall provide NeoStem with an opinion of its counsel with respect to CBH’s corporate authorization of the Merger.

18. Acceptance.  Except as amended pursuant to the terms of this Amendment, the Original Agreement shall continue in full force and effect. The Amendment shall be considered as part of the Original Agreement. The Amendment shall be governed in accordance with the laws of the State of Delaware, without regard to any internal conflicts of law principles.

19. Language Translation.  Each party acknowledges that this Amendment has been prepared in English. In the event of a conflict between different translations of these terms, the English translation will govern.

20. Counterparts.  This Amendment may be executed in counterparts, which together shall constitute one and the same agreement. The parties may execute more than one copy of the Amendment, each of which shall constitute an original. Execution and delivery of this Amendment by pdf or facsimile transmission shall constitute execution and delivery of this Amendment for all purposes, with the same force and effect as execution and delivery of an original manually signed copy.

[Balance of Page is Intentionally Blank]

IN WITNESS WHEREOF, NeoStem, Subco, CBH and CBC have signed this Amendment as of the date first written above.

NEOSTEM, INC.

By:	/s/ Robin Smith Name: Robin Smith Title: CEO

CBH ACQUISITION LLC

By:	/s/ Robin Smith Name: Robin Smith Title: CEO

CHINA BIOPHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Chris Peng Mao Name: Chris Peng Mao Title: CEO

CHINA BIOPHARMACEUTICALS CORP.

By:	/s/ Stephen Globus Name: Stephen Globus Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex B

General Corporation Law of the State of Delaware, Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstick corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or §264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)	If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or
(2)	If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all of the shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock of the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The

Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

Fairness Opinion

To be filed by amendment.

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Annex D

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOSTEM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Corniche Group Incorporated by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on September 28, 1995. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2006.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Section A of Article FOURTH is hereby deleted in its entirety and the following language is hereby inserted in its stead:

“A. The total number of shares of stock which the Corporation shall have authority to issue is 520,000,000 shares, of which 500,000,000 shares are designated as common stock, having a par value of $0.001 per share (“Common Stock”) and 20,000,000 shares are designated as preferred stock, $0.01 par value per share (“Preferred Stock”).”

This Certificate of Amendment shall be effective ________________ ____, 20__ at [____] a.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this ____ day of ________________, 20__.

By:
   Name: Robin L. Smith
   Title: Chief Executive Officer

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Annex E

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOSTEM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Corniche Group Incorporated by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on September 28, 1995. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2006.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article FOURTH is hereby amended by adding a Section F which reads as follows:

“F.

1.

Effective upon the filing of the appropriate Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each [_____] shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to be rounded up to the next whole share of Common Stock.

“2.	Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock).”

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This Certificate of Amendment shall be effective ________________ ____, 20__ at [____] a.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this ____ day of ________________, 20__.

By:
   Name: Robin L. Smith
   Title: Chief Executive Officer

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Annex F

NEOSTEM, INC.

2009 EQUITY COMPENSATION PLAN

1. Purposes of the Plan.  The purposes of this Neostem, Inc. 2009 Equity Compensation Plan (the “Plan”) are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants, and to promote the success of the Company and any Parent or Subsidiary. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Awards, Unrestricted Shares and Stock Appreciation Rights may also be granted under the Plan.

2. Definitions.  As used herein, the following definitions shall apply:

“Administrator” means a Committee which has been delegated the responsibility of administering the Plan in accordance with Section 4 of the Plan or, if there is no such Committee, the Board.

“Applicable Laws” means the requirements relating to the administration of equity compensation plans under the applicable corporate and securities laws of any of the states in the United States, U.S. federal securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award” means an Option, a Stock Award, a Stock Appreciation Right and/or the grant of Unrestricted Shares.

“Board” means the Board of Directors of the Company.

“Cause”, with respect to any Service Provider, means (unless otherwise determined by the Administrator) such Service Provider’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company; (iii) personal dishonesty, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Service Provider’s duties; (v) chronic use of alcohol, drugs or other similar substances which affects the Service Provider’s work performance; or (vi) material breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Service Provider for the benefit of the Company, all as reasonably determined by the Committee, which determination will be conclusive. Notwithstanding the foregoing, if a Service Provider and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement, advisory agreement or other similar agreement that specifically defines “cause,” then with respect to such Service Provider, “Cause” shall have the meaning defined in that employment agreement, consulting agreement, advisory agreement or other agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company” means Neostem, Inc., a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity, other than an Employee or a Director.

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Employee” means any person, including officers and Directors, serving as an employee of the Company or any Parent or Subsidiary. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or any successor. For purposes of an Option initially granted as an Incentive

F-1

Stock Option, if a leave of absence of more than three months precludes such Option from being treated as an Incentive Stock Option under the Code, such Option thereafter shall be treated as a Nonstatutory Stock Option for purposes of this Plan. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NYSE Amex, Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, or any successor to any of them, the Fair Market Value of a Share of Common Stock shall be the closing sales price of a Share of Common Stock as quoted on such exchange or system for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable, including without limitation, Yahoo! Finance;

(ii) if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable, including without limitation Yahoo! Finance; or

(iii) if neither clause (i) above nor clause (ii) above applies, the Fair Market Value shall be determined in good faith by the Administrator based on the reasonable application of a reasonable valuation method.

“Grant Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option or Stock Appreciation Right grant. Each Grant Agreement shall be subject to the terms and conditions of the Plan.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option grant, Stock Award grant or grant of Unrestricted Shares or Stock Appreciation Rights. The Notice of Grant applicable to Stock Options or Stock Appreciation Rights shall be part of the Grant Agreement.

“Option” means a stock option granted pursuant to the Plan.

“Optioned Stock” means the Common Stock subject to an Option.

“Optionee” means the holder of an outstanding Option granted under the Plan.

“Parent” means a “parent corporation” of the Company (or, for purposes of Section 16(b) of the Plan, a successor to the Company), whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” shall mean any Service Provider who holds an Option, Restricted Stock, a Stock Award, Unrestricted Shares or a Stock Appreciation Right granted or issued pursuant to the Plan.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to such Rule 16b-3, as such rule is in effect when discretion is being exercised with respect to the Plan.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Service Provider” means an Employee, Director or Consultant.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

F-2

“Stock Appreciation Right” means a right awarded pursuant to Section 14 of the Plan.

“Stock Award” means an Award of Shares pursuant to Section 11 of the Plan or an award of Restricted Stock Units pursuant to Section 12 of the Plan.

“Stock Award Agreement” means an agreement, approved by the Administrator, providing the terms and conditions of a Stock Award.

“Stock Award Shares” means Shares subject to a Stock Award.

“Stock Awardee” means the holder of an outstanding Stock Award granted under the Plan.

“Subsidiary” means a “subsidiary corporation” of the Company (or, for purposes of Section 16(b) of the Plan, a successor to the Company), whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Unrestricted Shares” means a grant of Shares made on an unrestricted basis pursuant to Section 13 of the Plan.

3. Stock Subject to the Plan.  Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 3,800,000 Shares, all of which may be issued in respect of Incentive Stock Options. The Shares may be authorized but unissued, or reacquired, shares of Common Stock. The maximum number of Shares subject to Options and Stock Appreciation Rights which may be issued to any Participant under the Plan during any calendar year is 1,900,000 Shares. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is canceled or terminated, or if any Shares of Restricted Stock or Shares underlying a Stock Award are forfeited or reacquired by the Company, the Shares that were subject thereto shall be added back to the Shares available for issuance under the Plan. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Appointment.  The Plan shall be administered by a Committee to be appointed by the Board, which Committee shall consist of not less than two members of the Board and shall be comprised solely of members of the Board who qualify as both non-employee directors as defined in Rule 16b-3(b)(3) of the Exchange Act and outside directors within the meaning of Department of Treasury Regulations issued under Section 162(m) of the Code. The Board shall have the power to add or remove members of the Committee, from time to time, and to fill vacancies thereon arising; by resignation, death, removal, or otherwise. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting.

(b) Powers of the Administrator.  The Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of Shares;

(ii) to select the Service Providers to whom Options, Stock Awards, Unrestricted Shares and/or Stock Appreciation Rights may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan or of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options and Stock Appreciation Rights may be exercised (which may be based on performance criteria), any vesting, acceleration or waiver of forfeiture provisions, and any restriction or limitation regarding any Option, Stock Appreciation Right or Stock Award, or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

F-3

(vi) to construe and interpret the terms of the Plan, Awards granted pursuant to the Plan and agreements entered into pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii) to modify or amend each Award (subject to Section 19(c) of the Plan), including the discretionary authority to extend, subject to the terms of the Plan, the post-termination exercisability period of Options or Stock Appreciation Rights longer than is otherwise provided for in a Grant Agreement and to accelerate the time at which any outstanding Option or Stock Appreciation Right may be exercised;

(ix) to allow grantees to satisfy withholding tax obligations by having the Company withhold from the Shares to be issued upon exercise of an Option or Stock Appreciation Right, upon vesting of a Stock Award, or upon the grant of Unrestricted Shares that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at the minimum statutory withholding level. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All determinations to have Shares withheld for this purpose shall be made by the Administrator in its discretion;

(x) to reduce the exercise price of any Option or Stock Appreciation Right;

(xi) to authorize any person to execute on behalf of the Company any agreement entered into pursuant to the Plan and any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all holders of Awards and Restricted Stock. None of the Board, the Committee or the Administrator, nor any member or delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

(d) Delegation of Grant Authority.  Notwithstanding any other provision in the Plan, the Board may authorize the Company’s Chief Executive Officer or another executive officer of the Company or a committee of such officers (“Authorized Officers”) to grant Options under the Plan; provided, however, that in no event shall the Authorized Officers be permitted to grant Options to (i) any Director, (ii) any person who is identified by the Company as an executive officer of the Company or who is subject to the restrictions imposed under Section 16 of the Exchange Act, (iii) any person who is not an employee of the Company or any Subsidiary, or (iv) such other person or persons as may be designated from time to time by the Board. If such authority is provided by the Board, the Board shall establish and adopt written guidelines setting forth the maximum number of shares for which the Authorized Officers may grant Options to any individual during a specified period of time and such other terms and conditions as the Board deems appropriate for such grants. Such guidelines may be amended by the Board prospectively at any time. Subject to the foregoing, the Authorized Officers shall have the same authority as the Administrator under this Section 4 with respect to the grant of Options under the Plan.

5. Eligibility.  Nonstatutory Stock Options, Stock Awards, Unrestricted Shares and Stock Appreciation Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Notwithstanding anything contained herein to the contrary, an Award may be granted to a person who is not then a Service Provider; provided, however, that the grant of such Award shall be conditioned upon such person becoming a Service Provider at or prior to the time of the execution of the agreement evidencing such Award.

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6. Limitations.

(a) Each Option shall be designated in the Grant Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, if a single Employee becomes eligible in any given year to exercise Incentive Stock Options for Shares having a Fair Market Value in excess of $100,000, those Options representing the excess shall be treated as Nonstatutory Stock Options. In the previous sentence, “Incentive Stock Options” include Incentive Stock Options granted under any plan of the Company or any Parent or any Subsidiary. For the purpose of deciding which Options apply to Shares that “exceed” the $100,000 limit, Incentive Stock Options shall be taken into account in the same order as granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) Neither the Plan nor any Award nor any agreement entered into pursuant to the Plan shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

7. Term of the Plan.  Subject to Section 22 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

8. Term of Options.  Unless otherwise provided in the applicable Grant Agreement, the term of each Option granted to anyone other than a Consultant shall be ten (10) years from the date of grant and the term of each Option granted to any Consultant shall be five (5) years from the date of grant. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the applicable Grant Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns, directly or indirectly, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the applicable Grant Agreement.

9. Option Exercise Price; Exercisability.

(a) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant, or

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator; provided, however, that in the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price of a Nonstatutory Stock Option shall be no less than 100% of the Fair Market Value per Share on the date of grant, as determined by the Administrator in good faith.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% (or 110%, if clause (i)(A) above applies) of the Fair Market Value per Share on the date of grant pursuant to a merger or other comparable corporate transaction.

(b) Exercise Period and Conditions.  At the time that an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

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(c) Reload Options.  The Administrator may grant Options with a reload feature. A reload feature shall only apply when the option price is paid by delivery of Common Stock (as set forth in Section 10(f)) or by having the Company reduce the number of shares otherwise issuable to an Optionee (as provided for in Section 10(f)) (a “Net Exercise”). The Grant Agreement for the Options containing the reload feature shall provide that the Option holder shall receive, contemporaneously with the payment of the exercise price in shares of Common Stock or in the event of a Net Exercise, a reload stock option (the “Reload Option”) to purchase that number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock used to exercise the Option (or not issued in the case of a Net Exercise), and (ii) with respect to Nonstatutory Stock Options, the number of shares of Common Stock used to satisfy any tax withholding requirement incident to the exercise of such Nonstatutory Stock Option. The terms of the Plan applicable to the Option shall be equally applicable to the Reload Option with the following exceptions: (i) the exercise price per share of Common Stock deliverable upon the exercise of the Reload Option, (A) in the case of a Reload Option which is an Incentive Stock Option being granted to a 10% Stockholder, shall be one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant of the Reload Option, and (B) in the case of a Reload Option which is an Incentive Stock Option being granted to a person other than a 10% Stockholder or is a Nonstatutory Stock Option, shall be the Fair Market Value of a share of Common Stock on the date of grant of the Reload Option; and (ii) the term of the Reload Option shall be equal to the remaining option term of the Option (including a Reload Option) which gave rise to the Reload Option. The Reload Option shall be evidenced by an appropriate amendment to the Grant Agreement for the Option which gave rise to the Reload Option. In the event the exercise price of an Option containing a reload feature is paid by check and not in shares of Common Stock, the reload feature shall have no application with respect to such exercise.

10. Exercise of Options; Consideration.

(a) Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Grant Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Grant Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Grant Agreement and Section 10(f) of the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider.  Unless otherwise specified in the Grant Agreement or provided by the Administrator, if an Optionee ceases to be a Service Provider, other than as a result of (x) the Optionee’s death or Disability, or (y) termination of such Optionee’s employment or relationship with the Company with Cause, or (z) the Optionee’s voluntary termination of employment other than as a result of retirement, the Optionee may exercise his or her Option for up to ninety (90) days following the date on which the Optionee ceases to be a Service Provider to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Grant Agreement). If, on the date that the Optionee ceases to be a Service Provider, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after the date that the Optionee ceases to be a Service Provider the Optionee does not exercise his or her Option in full within the time set forth herein or the Grant Agreement, as applicable, the unexercised portion of the Option shall terminate, and the Shares covered by such unexercised portion of the Option shall revert to

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the Plan. An Optionee who changes his or her status as a Service Provider (e.g., from being an Employee to being a Consultant) shall not be deemed to have ceased being a Service Provider for purposes of this Section 10(b), nor shall a transfer of employment among the Company and any Subsidiary be considered a termination of employment; however, if an Optionee holding Incentive Stock Options ceases being an Employee but continues as a Service Provider, such Incentive Stock Options shall be deemed to be Nonstatutory Stock Options three months after the date of such cessation.

(c) Disability of an Optionee.  Unless otherwise specified in the Grant Agreement, if an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option, to the extent the Option is vested on the date that the Optionee ceases to be a Service Provider, up until the one-year anniversary of the date on which the Optionee ceases to be a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Grant Agreement). If, on the date that the Optionee ceases to be a Service Provider, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after the Optionee ceases to be a Service Provider, the Optionee does not exercise his or her Option in full within the time set forth herein or the Grant Agreement, as applicable, the unexercised portion of the Option shall terminate, and the Shares covered by such unexercised portion of the Option shall revert to the Plan.

(d) Death of an Optionee.  Unless otherwise specified in the Grant Agreement, if an Optionee dies while a Service Provider, the Option may be exercised, to the extent that the Option is vested on the date of death, by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance up until the one-year anniversary of the Optionee’s death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If the Option is not so exercised in full within the time set forth herein or the Grant Agreement, as applicable, the unexercised portion of the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan.

(e) Termination for Cause or Voluntary Termination.  If a Service Provider’s relationship with the Company is terminated for Cause, or if a Service Provider voluntarily terminates his or her relationship with the Company other than as a result of retirement, then, unless otherwise provided in such Service Provider’s Grant Agreement or by the Administrator, such Service Provider shall have no right to exercise any of such Service Provider’s Options at any time on or after the effective date of such termination.

(f) Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an option at a time when the Company is subject to Section 16(b) of the Exchange Act, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v) a reduction in the number of Shares otherwise issuable by a number of Shares having a Fair Market Value equal to the exercise price of the Option being exercised;

(vi) any combination of the foregoing methods of payment; or

(vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

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11. Stock Awards.  The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price as it determines) Shares to any Service Provider subject to such terms and conditions as the Administrator sets forth in a Stock Award Agreement evidencing such grant. Stock Awards may be granted or sold in respect of past services or other valid consideration or in lieu of any cash compensation otherwise payable to such individual. The grant of Stock Awards under this Section 11 shall be subject to the following provisions:

(a) At the time a Stock Award under this Section 11 is made, the Administrator shall establish a vesting period (the “Restricted Period”) applicable to the Stock Award Shares subject to such Stock Award. The Administrator may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives. None of the Stock Award Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such Stock Award Shares or prior to the satisfaction of any other restrictions prescribed by the Administrator with respect to such Stock Award Shares.

(b) The Company shall issue, in the name of each Service Provider to whom Stock Award Shares have been granted, stock certificates representing the total number of Stock Award Shares granted to such person, as soon as reasonably practicable after the grant. The Company, at the direction of the Administrator, shall hold such certificates, properly endorsed for transfer, for the Stock Awardee’s benefit until such time as the Stock Award Shares are forfeited to the Company, or the restrictions lapse.

(c) Unless otherwise provided by the Administrator, holders of Stock Award Shares shall have the right to vote such Shares and have the right to receive any cash dividends with respect to such Shares. All distributions, if any, received by a Stock Awardee with respect to Stock Award Shares as a result of any stock split, stock distribution, combination of shares, or other similar transaction shall be subject to the restrictions of this Section 11.

(d) Any Stock Award Shares granted to a Service Provider pursuant to the Plan shall be forfeited if the Stock Awardee voluntarily terminates employment with the Company or its subsidiaries or resigns or voluntarily terminates his consultancy or advisory arrangement or directorship with the Company or its subsidiaries, or if the Stock Awardee’s employment or the consultant’s or advisor’s consultancy or advisory arrangement or directorship is terminated for Cause, in each case prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions applicable to such Stock Award Shares. Upon such forfeiture, the Stock Award Shares that are forfeited shall be retained in the treasury of the Company and be available for subsequent awards under the Plan. If the Stock Awardee’s employment, consultancy or advisory arrangement or directorship terminates for any other reason prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions applicable to such Stock Award Shares, the Stock Award Shares held by such person shall be forfeited, unless the Administrator, in its sole discretion, shall determine otherwise.

(e) Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Stock Award Shares shall lapse and, at the Stock Awardee’s request, a stock certificate for the number of Stock Award Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Stock Awardee or his beneficiary or estate, as the case may be.

(f) Prior to the delivery of any shares of Common Stock in connection with a Stock Award under this Section 11, the Company shall be entitled to require as a condition of delivery that the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of federal and state income tax and other withholding obligations of the Company, including, if permitted by the Administrator, by having the Company withhold from the number of shares of Common Stock otherwise deliverable in connection with a Stock Award, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

12. Restricted Stock Units.  The Committee may, in its sole discretion, grant Restricted Stock Units to a Service Provider subject to such terms and conditions as the Committee sets forth in a Stock Award Agreement evidencing such grant. “Restricted Stock Units” are Awards denominated in units evidencing the right to

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receive Shares of Common Stock, which may vest over such period of time and/or upon satisfaction of such performance criteria or objectives as is determined by the Committee at the time of grant and set forth in the applicable Stock Award Agreement, without payment of any amounts by the Stock Awardee thereof (except to the extent required by law). Prior to delivery of shares of Common Stock with respect to an award of Restricted Stock Units, the Stock Awardee shall have no rights as a stockholder of the Company.

Upon satisfaction and/or achievement of the applicable vesting requirements relating to an award of Restricted Stock Units, the Stock Awardee shall be entitled to receive a number of shares of Common Stock that are equal to the number of Restricted Stock Units that became vested. To the extent, if any, set forth in the applicable Stock Award Agreement, cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the applicable vesting period, as determined by the Committee.

Unless otherwise provided by the Stock Award Agreement, any Restricted Stock Units granted to a Service Provider pursuant to the Plan shall be forfeited if the Stock Awardee’s employment or service with the Company or its Subsidiaries terminates for any reason prior to the expiration or termination of the applicable vesting period and/or the achievement of such other vesting conditions applicable to the award.

Prior to the delivery of any shares of Common Stock in connection with an award of Restricted Stock Units, the Company shall be entitled to require as a condition of delivery that the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of federal and state income tax and other withholding obligations of the Company, including, if permitted by the Administrator, by having the Company withhold from the number of shares of Common Stock otherwise deliverable in connection with an award of Restricted Stock Units, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

13. Unrestricted Shares.  The Administrator may grant Unrestricted Shares in accordance with the following provisions:

(a) The Administrator may cause the Company to grant Unrestricted Shares to Service Providers at such time or times, in such amounts and for such reasons as the Administrator, in its sole discretion, shall determine. No payment shall be required for Unrestricted Shares.

(b) The Company shall issue, in the name of each Service Provider to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to such individual, and shall deliver such certificates to such Service Provider as soon as reasonably practicable after the date of grant or on such later date as the Administrator shall determine at the time of grant.

(c) Prior to the delivery of any Unrestricted Shares, the Company shall be entitled to require as a condition of delivery that the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of federal and state income tax and other withholding obligations of the Company, including, if permitted by the Administrator, by having the Company withhold from the number of Unrestricted Shares otherwise deliverable, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

14. Stock Appreciation Rights.  A Stock Appreciation Right may be granted by the Committee either alone, in addition to, or in tandem with other Awards granted under the Plan. Each Stock Appreciation Right granted under the Plan shall be subject to the following terms and conditions:

(a) Each Stock Appreciation Right shall relate to such number of Shares as shall be determined by the Committee.

(b) The Award Date (i.e., the date of grant) of a Stock Appreciation Right shall be the date specified by the Committee, provided that that date shall not be before the date on which the Stock Appreciation Right is actually granted. The Award Date of a Stock Appreciation Right shall not be prior to the date on which the recipient commences providing services as a Service Provider. The term of each Stock Appreciation Right shall be determined by the Committee, but shall not exceed ten years from the date of grant. Each Stock Appreciation Right shall become exercisable at such time or times and in such amount or amounts during its term as shall be determined by the Committee. Unless otherwise specified by the Committee, once a Stock

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Appreciation Right becomes exercisable, whether in full or in part, it shall remain so exercisable until its expiration, forfeiture, termination or cancellation.

(c) A Stock Appreciation Right may be exercised, in whole or in part, by giving written notice to the Committee. As soon as practicable after receipt of the written notice, the Company shall deliver to the person exercising the Stock Appreciation Right stock certificates for the Shares to which that person is entitled under Section 14(d) hereof.

(d) A Stock Appreciation Right shall be exercisable for Shares only. The number of Shares issuable upon the exercise of the Stock Appreciation Right shall be determined by dividing:

(i) the number of Shares for which the Stock Appreciation Right is exercised multiplied by the amount of the appreciation per Share (for this purpose, the “appreciation per Share” shall be the amount by which the Fair Market Value of a Share on the exercise date exceeds (x) in the case of a Stock Appreciation Right granted in tandem with an Option, the exercise price or (y) in the case of a Stock Appreciation Right granted alone without reference to an Option, the Fair Market Value of a Share on the Award Date of the Stock Appreciation Right); by

(ii) the Fair Market Value of a Share on the exercise date.

15. Non-Transferability.  Unless determined otherwise by the Administrator, an Option or Stock Appreciation Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Appreciation Right transferable, such Option or Stock Appreciation Right shall contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Grant Agreement regarding a given Option that the Optionee may transfer, without consideration for the transfer, his or her Nonstatutory Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option. During the period when Shares of Restricted Stock and Stock Award Shares are restricted (by virtue of vesting schedules or otherwise), such Shares may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

16. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock covered by each outstanding Option, Stock Appreciation Right and Stock Award, the number of Shares of Restricted Stock outstanding and the number of Shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options, Stock Appreciation Rights or Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, Stock Appreciation Right or Stock Award, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Appreciation Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award hereunder. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of

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rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into sub-shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock then subject to outstanding Options and Stock Appreciation Rights.

(b) Corporate Transactions.  If the Company merges or consolidates with another corporation, whether or not the Company is the surviving corporation, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets, or if any “person” (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding securities (each such event a “Corporate Transaction Event”) then (i) after the effective date of such Corporate Transaction Event, each holder of an outstanding Option or Stock Appreciation Right shall be entitled, upon exercise of such Option or Stock Appreciation Right to receive, in lieu of Shares of Common Stock, the number and class or classes of shares of such stock or other securities or property to which such holder would have been entitled if, immediately prior to such Corporate Transaction Event, such holder had been the holder of record of a number of Shares of Common Stock equal to the number of shares as to which such Option and Stock Appreciation Right may be exercised; and (ii) the Board may waive any limitations set forth in or imposed pursuant hereto so that all Options and Stock Appreciation Rights from and after a date prior to the effective date of such Corporate Transaction Event, as specified by the Board, shall be exercisable in full. Notwithstanding anything contained herein to the contrary, the proposed transaction between the Company and China Biopharmaceutical Holdings, Inc. shall not constitute a Corporate Transaction Event.

In the event of a Corporate Transaction Event, then each outstanding Stock Award shall be assumed or an equivalent agreement or award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the Committee determines that the successor corporation or a Parent or a Subsidiary of the successor corporation has refused to assume or substitute an equivalent agreement or award for each outstanding Stock Award, all vesting periods and conditions under Stock Awards shall be deemed to have been satisfied. The Board may also, in its discretion, cause all vesting periods and conditions under Stock Awards to be deemed to have been satisfied.

17. Substitute Options.  In the event that the Company, directly or indirectly, acquires another entity, the Board may authorize the issuance of stock options (“Substitute Options”) to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superceded, in the case of a Substitute Option that is intended to be an Incentive Stock Option. Shares of capital stock underlying Substitute Stock Options shall not constitute Shares issued pursuant to the Plan for any purpose.

18. Date of Grant.  The date of grant of an Option, Stock Appreciation Right, Stock Award or Unrestricted Share shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, Stock Appreciation Right, Stock Award or Unrestricted Share, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each grantee within a reasonable time after the date of such grant.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval.  The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and the Administrator, which agreement must be in writing and signed by the grantee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

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20. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares shall not be issued in connection with the grant of any Stock Award or Unrestricted Share or the exercise of any Option or Stock Appreciation Right unless such grant or the exercise of such Option or Stock Appreciation Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the grant of any Stock Award or Unrestricted Share or the exercise of any Option or Stock Appreciation Right, the Company may require the person receiving such Award or exercising such Option or Stock Appreciation Right to represent and warrant at the time of any such exercise or grant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c) Additional Conditions.  The Administrator shall have the authority to condition the grant of any Award in such other manner that the Administrator determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan.

(d) Trading Policy Restrictions.  Option and or Stock Appreciation Right exercises and other Awards under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company or the Administrator.

21. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22. Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws. Notwithstanding any provision in the Plan to the contrary, any exercise of an Option or Stock Appreciation Right granted before the Company has obtained shareholder approval of the Plan in accordance with this Section 22 shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with this Section 22.

23. Withholding; Notice of Sale.  The Company shall be entitled to withhold from any amounts payable to an Employee or other Service Provider any amounts which the Company determines, in its discretion, are required to be withheld under any Applicable Law as a result of any action taken by a holder of an Award.

24. Governing Law.  This Plan shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

Adopted by action of the Board of Directors
on the 9th day of April 2009.

Adopted by stockholders of NeoStem, Inc.
on the 8th day of May 2009.

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Annex G

NEOSTEM, INC.
2009 NON-U.S. BASED EQUITY COMPENSATION PLAN

1. Purposes of the Plan.  The purposes of this Neostem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “Plan”) are to provide additional incentives to Service Providers providing services outside of the United States, and to promote the success of the Company and its Subsidiaries abroad. Warrants, Stock Awards, Unrestricted Shares and Stock Appreciation Rights may be granted under the Plan.

2. Definitions.  As used herein, the following definitions shall apply:

“Administrator” means a Committee which has been delegated the responsibility of administering the Plan in accordance with Section 4 of the Plan or, if there is no such Committee, the Board.

“Applicable Laws” means the requirements relating to the administration of equity compensation plans under the applicable laws, rules and regulations of: (i) any foreign country or jurisdiction where Awards are, or will be, granted under the Plan; (ii) the United States; and (iii) any stock exchange or quotation system on which the Common Stock is listed or quoted.

“Award” means a Warrant, a Stock Award, a Stock Appreciation Right and/or the grant of Unrestricted Shares.

“Board” means the Board of Directors of the Company.

“Cause”, with respect to any Service Provider, means (unless otherwise determined by the Administrator): (i) if the Service Provider is party to a written agreement with the Company or one of its Subsidiaries, which agreement includes a definition of “Cause” or words having similar import, the meaning set forth in the Service Provider’s written agreement; or (ii) if the Service Provider is not a party to a written agreement with the Company or one of its Subsidiaries (A) the commission of a crime under the Applicable Laws of the jurisdiction in which the Service Provider is providing services; (B) fraud on or misappropriation of any funds or property of the Company; (C) personal dishonesty, willful misconduct or breach of fiduciary duty which involves personal profit; (D) willful misconduct in connection with the Service Provider’s duties; (E) chronic use of alcohol, drugs or other similar substances which affects the Service Provider’s work performance; or (F) material breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Service Provider for the benefit of the Company, all as reasonably determined by the Committee, which determination will be conclusive.

“Code” means the Internal Revenue Code of the United States and its interpretive regulations.

“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company” means Neostem, Inc., a Delaware corporation.

“Consultant” means a natural person providing bona fide services to the Company or one of its Subsidiaries, or a natural person providing such services through a wholly-owned corporate alter-ego; provided, that, such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s stock.

“Disability” means (i) if the Service Provider is party to a written agreement with the Company or one of its Subsidiaries, which agreement includes a definition of “Disability” or words having similar import, the meaning set forth in the Service Provider’s written agreement; and (ii) if the Service Provider is not a party to a written agreement, the Service Provider’s inability to perform the essential functions of his or her position for a period of 90 consecutive days or, 180 days within any one year period as a result of an injury or illness.

Employee” means any employee of the Company or of a Subsidiary (including, without limitation, an employee who is also serving as an officer or director of the Company or of a Subsidiary).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NYSE Amex, Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, or any successor to any of them, the Fair Market Value of a Share of Common Stock shall be the closing sales price of a Share of Common Stock as quoted on such exchange or system for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable, including without limitation, Yahoo! Finance;

(ii) if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable, including without limitation Yahoo! Finance; or

(iii) if neither clause (i) above nor clause (ii) above applies, the Fair Market Value shall be determined in good faith by the Administrator based on the reasonable application of a reasonable valuation method.

“Grant Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an Award. Each Grant Agreement shall be subject to the terms and conditions of the Plan.

“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an Award. The Notice of Grant applicable to Warrant or Stock Appreciation Rights shall be part of the Grant Agreement.

“Parent” means a “parent corporation” of the Company (or, for purposes of Section 16(b) of the Plan, a successor to the Company), whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” shall mean any Service Provider who is granted an Award under the Plan.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to such Rule 16b-3, as such rule is in effect when discretion is being exercised with respect to the Plan.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Service Provider” means an Employee or Consultant providing services outside the United States to the Company or to one of its Subsidiaries.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

“Stock Appreciation Right” means a right awarded pursuant to Section 14 of the Plan.

“Stock Award” means an Award of Shares pursuant to Section 11 of the Plan or an award of Restricted Stock Units pursuant to Section 12 of the Plan.

“Stock Award Agreement” means an agreement, approved by the Administrator, providing the terms and conditions of a Stock Award.

“Stock Award Shares” means Shares subject to a Stock Award.

“Stock Awardee” means the holder of an outstanding Stock Award granted under the Plan.

“Subsidiary” means any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors, managers, general partners or similar governing Persons thereof.

“Unrestricted Shares” means a grant of Shares made on an unrestricted basis pursuant to Section 13 of the Plan.

“Warrant” means a stock warrant granted pursuant to the Plan.

“Warranted Stock” means the Common Stock subject to a Warrant.

“Warrantee” means the holder of an outstanding Warrant granted under the Plan.

3. Stock Subject to the Plan.  Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 4,700,000 Shares. The Shares may be authorized but unissued, or reacquired, shares of Common Stock. If a Warrant or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is canceled or terminated, or if any Shares of Restricted Stock or Shares underlying a Stock Award are forfeited or reacquired by the Company, the Shares that were subject thereto shall be added back to the Shares available for issuance under the Plan. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Appointment.  The Plan shall be administered by a Committee to be appointed by the Board, which Committee shall consist of not less than two members of the Board. The Board shall have the power to add or remove members of the Committee, from time to time, and to fill vacancies thereon arising; by resignation, death, removal, or otherwise. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting.

(b) Powers of the Administrator.  The Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of Shares;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan or of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Warrants and Stock Appreciation Rights may be exercised (which may be based on performance criteria), any vesting, acceleration or waiver of forfeiture provisions, and any restriction or limitation regarding any Awards relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to construe and interpret the terms of the Plan, Awards granted pursuant to the Plan and agreements entered into pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii) to modify or amend each Award (subject to Section 19(c) of the Plan), including the discretionary authority to extend, subject to the terms of the Plan, the post-termination exercisability period of Warrant or Stock Appreciation Rights longer than is otherwise provided for in a Grant Agreement and to accelerate the time at which any outstanding Warrant or Stock Appreciation Right may be exercised;

(ix) to allow grantees to satisfy withholding tax obligations by having the Company withhold from the Shares to be issued upon exercise of a Warrant or Stock Appreciation Right, upon vesting of a Stock Award, or upon the grant of Unrestricted Shares that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at the minimum statutory withholding level. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All determinations to have Shares withheld for this purpose shall be made by the Administrator in its discretion;

(x) to reduce or increase the exercise price of any Award issued and outstanding under the Plan or all of the Awards issued and outstanding under the Plan;

(xi) to authorize any person to execute on behalf of the Company any agreement entered into pursuant to the Plan and any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to modify or amend the Plan to comply with the laws of any foreign territory in which a Participant is providing services; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all holders of Awards and Restricted Stock. None of the Board, the Committee or the Administrator, nor any member or delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

(d) Delegation of Grant Authority.  Notwithstanding any other provision in the Plan, the Board may authorize the Company’s Chief Executive Officer or another executive officer of the Company or a committee of such officers (“Authorized Officers”) to grant Warrants under the Plan; provided, however, that in no event shall the Authorized Officers be permitted to grant Warrants to (i) any Director, (ii) any person who is identified by the Company as an executive officer of the Company or who is subject to the restrictions imposed under Section 16 of the Exchange Act, (iii) any person who is not an Employee of the Company, a Subsidiary, or (iv) such other person or persons as may be designated from time to time by the Board. If such authority is provided by the Board, the Board shall establish and adopt written guidelines setting forth the maximum number of shares for which the Authorized Officers may grant Warrants to any individual during a specified period of time and such other terms and conditions as the Board deems appropriate for such grants. Such guidelines may be amended by the Board prospectively at any time. Subject to the foregoing, the Authorized Officers shall have the same authority as the Administrator under this Section 4 with respect to the grant of Warrants under the Plan.

5. Eligibility.  Awards may only be granted to Service Providers providing services outside of the United States on the date of the grant of the Award. Notwithstanding anything contained herein to the contrary, an Award may be granted to a person who is not then a Service Provider; provided, however, that the grant of such Award shall be conditioned upon such person becoming a Service Provider at or prior to the time of the execution of the agreement evidencing such Award.

6. Limitations.  Neither the Plan nor any Award nor any agreement entered into pursuant to the Plan shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any of its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the right of the Company or the Subsidiary to terminate such relationship at any time, with or without cause.

7. Term of the Plan.  Subject to Section 22 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

8. Term of Warrants.  Unless otherwise provided in the applicable Grant Agreement, the term of each Warrant granted to anyone who is an Employee of the Company, a Subsidiary shall be ten (10) years from the date of grant and the term of each Warrant granted to any Consultant shall be five (5) years from the date of grant.

9. Warrant Exercise Price; Exercisability.

(a) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of a Warrant shall be determined by the Administrator, provided that the exercise price shall be equal to or greater than the Fair Market Value of the Common Stock on the date that the Award is granted. The exercise price shall be stated in U.S. dollars.

(b) Exercise Period and Conditions.  At the time that a Warrant is granted, the Administrator shall fix the period within which the Warrant may be exercised and shall determine any conditions that must be satisfied before the Warrant may be exercised.

(c) Reload Warrants.  The Administrator may grant Warrants with a reload feature. A reload feature shall only apply when the Warrant price is paid by delivery of Common Stock (as set forth in Section 10(f)) or by having the Company reduce the number of shares otherwise issuable to a Warrantee (as provided for in Section 10(f)) (a “Net Exercise”). The Grant Agreement for the Warrants containing the reload feature shall provide that the Warrant holder shall receive, contemporaneously with the payment of the exercise price in shares of Common Stock or in the event of a Net Exercise, a reload warrant (the “Reload Warrant”) to purchase that number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock used to exercise the Warrant (or not issued in the case of a Net Exercise), and (ii) the number of shares of Common Stock used to satisfy any tax withholding requirement incident to the exercise of such Warrant. The terms of the Plan applicable to the Warrant shall be equally applicable to the Reload Warrant with the following exceptions: (i) the exercise price per share of Common Stock deliverable upon the exercise of the Reload Warrant shall be the Fair Market Value of a share of Common Stock on the date of grant of the Reload Warrant; and (ii) the term of the Reload Warrant shall be equal to the remaining term of the Warrant (including a Reload Warrant) which gave rise to the Reload Warrant. The Reload Warrant shall be evidenced by an appropriate amendment to the Grant Agreement for the Warrant which gave rise to the Reload Warrant. In the event the exercise price of a Warrant containing a reload feature is paid by cash or check and not in shares of Common Stock, the reload feature shall have no application with respect to such exercise.

10. Exercise of Warrants; Consideration.

(a) Procedure for Exercise; Rights as a Shareholder.  Any Warrant granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Grant Agreement. Unless the Administrator provides otherwise, vesting of Warrants granted hereunder shall be tolled during any unpaid leave of absence. A Warrant may not be exercised for a fraction of a Share. A Warrant shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Grant Agreement) from the person entitled to exercise the Warrant, and (ii) full payment for the Shares with respect to which the Warrant is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Grant Agreement and Section 10(f) of the Plan. Shares issued upon exercise of a Warrant shall be issued in the name of the Warrantee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Warranted Stock, notwithstanding the exercise of the Warrant. The Company shall issue (or cause to be issued) such Shares promptly after the Warrant is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan. Exercising a Warrant in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Warrant, by the number of Shares as to which the Warrant is exercised.

(b) Termination of Relationship as a Service Provider.  Unless otherwise specified in the Grant Agreement or provided by the Administrator, if a Warrantee ceases to be a Service Provider, other than as a result of (x) the Warrantee’s death or Disability, (y) the termination of such Warrantee’s services with Cause, or (z) the Warrantee’s voluntary termination of service, the Warrantee may exercise his or her Warrant for up to ninety (90) days following the date on which the Warrantee ceases to be a Service Provider to the extent that the Warrant is vested on the date of termination (but in no event later than the expiration of the term of such Warrant as set forth in the Grant Agreement). If, on the date that the Warrantee ceases to be a Service Provider, the Warrantee is not vested as to his or her entire Warrant, the Shares covered by the unvested portion of the Warrant shall revert to the Plan. If, after the date that the Warrantee ceases to be a Service Provider the Warrantee does not exercise his or her Warrant in full within the time set forth herein or the Grant Agreement, as applicable, the unexercised portion of the Warrant shall terminate, and the Shares covered by such unexercised portion of the Warrant shall revert to the Plan. A Warrantee who changes his or her status as a Service Provider (e.g., from being an Employee to being a Consultant) or who transfers his or her services among the Company or any of its Subsidiaries shall not be deemed to have ceased being a Service Provider for purposes of this Section 10(b).

(c) Disability of a Warrantee.  Unless otherwise specified in the Grant Agreement, if a Warrantee ceases to be a Service Provider as a result of the Warrantee’s Disability, the Warrantee may exercise his or her Warrant, to the extent the Warrant is vested on the date that the Warrantee ceases to be a Service Provider, up until the one-year anniversary of the date on which the Warrantee ceases to be a Service Provider (but in no event later than the expiration of the term of such Warrant as set forth in the Grant Agreement). If, on the date that the Warrantee ceases to be a Service Provider, the Warrantee is not vested as to his or her entire Warrant, the Shares covered by the unvested portion of the Warrant shall revert to the Plan. If, after the Warrantee ceases to be a Service Provider, the Warrantee does not exercise his or her Warrant in full within the time set forth herein or the Grant Agreement, as applicable, the unexercised portion of the Warrant shall terminate, and the Shares covered by such unexercised portion of the Warrant shall revert to the Plan.

(d) Death of a Warrantee.  Unless otherwise specified in the Grant Agreement, if a Warrantee dies while a Service Provider, the Warrant may be exercised, to the extent that the Warrant is vested on the date of death, by the Warrantee’s estate or by a person who acquires the right to exercise the Warrant by bequest or inheritance up until the one-year anniversary of the Warrantee’s death (but in no event later than the expiration of the term of such Warrant as set forth in the Notice of Grant). If, at the time of death, the Warrantee is not vested as to his or her entire Warrant, the Shares covered by the unvested portion of the Warrant shall revert to the Plan. If the Warrant is not so exercised in full within the time set forth herein or the Grant Agreement, as applicable, the unexercised portion of the Warrant shall terminate, and the Shares covered by the unexercised portion of such Warrant shall revert to the Plan.

(e) Termination for Cause or Voluntary Termination.  If the Company or a Subsidiary to which a Service Provider provides services terminates the Service Provider’s Services for Cause, or if a Service Provider voluntarily terminates his or her relationship with the Company or the Subsidiary, unless otherwise provided in such Service Provider’s Grant Agreement or by the Administrator, the Service Provider shall have no right to exercise any of such Service Provider’s Warrants at any time on or after the effective date of such termination.

(f) Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising a Warrant, including the method of payment. Such consideration may consist entirely of:

(i) cash denominated in U.S. Dollars;

(ii) wire transfer denominated in U.S. Dollars;

(iii) check denominated in U.S. Dollars;

(iv) other Shares which (A) in the case of Shares acquired upon exercise of a Warrant at a time when the Company is subject to Section 16(b) of the Exchange Act, have been owned by the Warrantee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Warrant shall be exercised;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the number of Shares otherwise issuable by a number of Shares having a Fair Market Value equal to the exercise price of the Warrant being exercised;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

11. Stock Awards.  The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price as it determines) Shares to any Service Provider subject to such terms and conditions as the Administrator sets forth in a Stock Award Agreement evidencing such grant. Stock Awards may be granted or sold in respect of past services or other valid consideration or in lieu of any cash compensation otherwise payable to such individual. The grant of Stock Awards under this Section 11 shall be subject to the following provisions:

(a) At the time a Stock Award under this Section 11 is made, the Administrator shall establish a vesting period (the “Restricted Period”) applicable to the Stock Award Shares subject to such Stock Award. The Administrator may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives. None of the Stock Award Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such Stock Award Shares or prior to the satisfaction of any other restrictions prescribed by the Administrator with respect to such Stock Award Shares.

(b) The Company shall issue, in the name of each Service Provider to whom Stock Award Shares have been granted, stock certificates representing the total number of Stock Award Shares granted to such person, as soon as reasonably practicable after the grant. The Company, at the direction of the Administrator, shall hold such certificates, properly endorsed for transfer, for the Stock Awardee’s benefit until such time as the Stock Award Shares are forfeited to the Company, or the restrictions lapse.

(c) Unless otherwise provided by the Administrator, holders of Stock Award Shares shall have the right to vote such Shares and have the right to receive any cash dividends with respect to such Shares. All distributions, if any, received by a Stock Awardee with respect to Stock Award Shares as a result of any stock split, stock distribution, combination of shares, or other similar transaction shall be subject to the restrictions of this Section 11.

(d) Any Stock Award Shares granted to a Service Provider pursuant to the Plan shall be forfeited if the Service Provider voluntarily terminates his or her services with the Company or the Subsidiary to which the Service Provider provided his or her services, or if the Company or Subsidiary terminates the Service Provider’s services for Cause, in each case prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions applicable to such Stock Award Shares. Upon such forfeiture, the Stock Award Shares that are forfeited shall be retained in the treasury of the Company and be available for subsequent awards under the Plan. If the Stock Awardee’s services terminate for any other reason prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions applicable to such Stock Award Shares, the Stock Award Shares held by such person shall be forfeited, unless the Administrator, in its sole discretion, shall determine otherwise.

(e) Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Stock Award Shares shall lapse and, at the Stock Awardee’s request, a stock certificate for the number of Stock Award Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Stock Awardee or his beneficiary or estate, as the case may be.

(f) Prior to the delivery of any shares of Common Stock in connection with a Stock Award under this Section 11, the Company shall be entitled to require as a condition of delivery that the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of tax and other withholding obligations of the Company under Applicable Law, including, if permitted by the Administrator, by having the Company withhold from the number of shares of Common Stock otherwise deliverable in connection with a Stock Award, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

12. Restricted Stock Units.  The Committee may, in its sole discretion, grant Restricted Stock Units to a Service Provider subject to such terms and conditions as the Committee sets forth in a Stock Award Agreement evidencing such grant.

(a) “Restricted Stock Units” are Awards denominated in units evidencing the right to receive Shares of Common Stock, which may vest over such period of time and/or upon satisfaction of such performance criteria or objectives as is determined by the Committee at the time of grant and set forth in the applicable Stock Award Agreement, without payment of any amounts by the Stock Awardee thereof (except to the extent required by law). Prior to delivery of shares of Common Stock with respect to an award of Restricted Stock Units, the Stock Awardee shall have no rights as a stockholder of the Company.

(b) Upon satisfaction and/or achievement of the applicable vesting requirements relating to an award of Restricted Stock Units, the Stock Awardee shall be entitled to receive a number of shares of Common Stock that are equal to the number of Restricted Stock Units that became vested. To the extent, if any, set forth in the applicable Stock Award Agreement, cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the applicable vesting period, as determined by the Committee.

(c) Unless otherwise provided by the Stock Award Agreement, any Restricted Stock Units granted to a Service Provider pursuant to the Plan shall be forfeited if the Stock Awardee’s service with the Company or its Subsidiaries terminates for any reason prior to the expiration or termination of the applicable vesting period and/or the achievement of such other vesting conditions applicable to the award.

(d) Prior to the delivery of any shares of Common Stock in connection with an award of Restricted Stock Units, the Company shall be entitled to require as a condition of delivery that the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of tax and other withholding obligations of the Company under Applicable Law, including, if permitted by the Administrator, by having the Company withhold from the number of shares of Common Stock otherwise deliverable in connection with an award of Restricted Stock Units, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

13. Unrestricted Shares.  The Administrator may grant Unrestricted Shares in accordance with the following provisions:

(a) The Administrator may cause the Company to grant Unrestricted Shares to Service Providers at such time or times, in such amounts and for such reasons as the Administrator, in its sole discretion, shall determine. No payment shall be required for Unrestricted Shares.

(b) The Company shall issue, in the name of each Service Provider to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to such individual, and shall deliver such certificates to such Service Provider as soon as reasonably practicable after the date of grant or on such later date as the Administrator shall determine at the time of grant.

(c) Prior to the delivery of any Unrestricted Shares, the Company shall be entitled to require as a condition of delivery that the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of tax and other withholding obligations of the Company under Applicable Law, including, if permitted by the Administrator, by having the Company withhold from the number of Unrestricted Shares otherwise deliverable, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

14. Stock Appreciation Rights.  A Stock Appreciation Right may be granted by the Committee either alone, in addition to, or in tandem with other Awards granted under the Plan. Each Stock Appreciation Right granted under the Plan shall be subject to the following terms and conditions:

(a) Each Stock Appreciation Right shall relate to such number of Shares as shall be determined by the Committee.

(b) The Award Date (i.e., the date of grant) of a Stock Appreciation Right shall be the date specified by the Committee, provided that that date shall not be before the date on which the Stock Appreciation Right is actually granted. The Award Date of a Stock Appreciation Right shall not be prior to the date on which the recipient commences providing services as a Service Provider. The term of each Stock Appreciation Right shall be determined by the Committee, but shall not exceed ten years from the date of grant. Each Stock Appreciation Right shall become exercisable at such time or times and in such amount or amounts during its term as shall be determined by the Committee. Unless otherwise specified by the Committee, once a Stock Appreciation Right becomes exercisable, whether in full or in part, it shall remain so exercisable until its expiration, forfeiture, termination or cancellation.

(c) A Stock Appreciation Right may be exercised, in whole or in part, by giving written notice to the Committee. As soon as practicable after receipt of the written notice, the Company shall deliver to the person exercising the Stock Appreciation Right stock certificates for the Shares to which that person is entitled under Section 14(d) hereof.

(d) A Stock Appreciation Right shall be exercisable for Shares only. The number of Shares issuable upon the exercise of the Stock Appreciation Right shall be determined by dividing:

(i) the number of Shares for which the Stock Appreciation Right is exercised multiplied by the amount of the appreciation per Share (for this purpose, the “appreciation per Share” shall be the amount by which the Fair Market Value of a Share on the exercise date exceeds (x) in the case of a Stock Appreciation Right granted in tandem with a Warrant, the exercise price or (y) in the case of a Stock Appreciation Right granted alone without reference to a Warrant, the Fair Market Value of a Share on the Award Date of the Stock Appreciation Right); by

(ii) the Fair Market Value of a Share on the exercise date.

15. Non-Transferability.  Unless determined otherwise by the Administrator, a Warrant or Stock Appreciation Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Warrantee, only by the Warrantee. If the Administrator makes a Warrant or Stock Appreciation Right transferable, such Warrant or Stock Appreciation Right shall contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Grant Agreement regarding a given Warrant that the Warrantee may transfer, without consideration for the transfer, his or her Warrants to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Warrant. During the period when Shares of Restricted Stock and Stock Award Shares are restricted (by virtue of vesting schedules or otherwise), such Shares may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

16. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock covered by each outstanding Award and the number of Shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award hereunder. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into sub-shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock then subject to outstanding Warrants and Stock Appreciation Rights.

(b) Corporate Transactions.  If the Company merges or consolidates with another corporation, whether or not the Company is the surviving corporation, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets, or if any “person” (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding securities (each such event a “Corporate Transaction Event”) then (i) after the effective date of such Corporate Transaction Event, each holder of an outstanding Warrant or Stock Appreciation Right shall be entitled, upon exercise of such Warrant or Stock Appreciation Right to receive, in lieu of Shares of Common Stock, the number and class or classes of shares of such stock or other securities or property to which such holder would have been entitled if, immediately prior to such Corporate Transaction Event, such holder had been the holder of record of a number of Shares of Common Stock equal to the number of shares as to which such Warrant and Stock Appreciation Right may be exercised; and (ii) the Board may waive any limitations set forth in or imposed pursuant hereto so that all Warrants and Stock Appreciation Rights from and after a date prior to the effective date of such Corporate Transaction Event, as specified by the Board, shall be exercisable in full. Notwithstanding anything contained herein to the contrary, the proposed transaction between the Company and China Biopharmaceutical Holdings, Inc. shall not constitute a Corporate Transaction Event.

In the event of a Corporate Transaction Event, then each outstanding Stock Award shall be assumed or an equivalent agreement or award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the Committee determines that the successor corporation or a Parent or a Subsidiary of the successor corporation has refused to assume or substitute an equivalent agreement or award for each outstanding Stock Award, all vesting periods and conditions under Stock Awards shall be deemed to have been satisfied. The Board may also, in its discretion, cause all vesting periods and conditions under Stock Awards to be deemed to have been satisfied.

17. Substitute Warrants.  In the event that the Company, directly or indirectly, acquires another entity, the Board may authorize the issuance of Warrants (“Substitute Warrants”) to the individuals performing services for the acquired entity (if such services are performed outside of the United States) in substitution of Warrants previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine. Shares of capital stock underlying Substitute Warrants shall not constitute Shares issued pursuant to the Plan for any purpose.

18. Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Warrant, Stock Appreciation Right, Stock Award or Unrestricted Share, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each grantee within a reasonable time after the date of such grant.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval.  The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and the Administrator, which agreement must be in writing and signed by the grantee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares shall not be issued in connection with the grant of any Stock Award or Unrestricted Share or the exercise of any Warrant or Stock Appreciation Right unless such grant or the exercise of such Warrant or Stock Appreciation Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the grant of any Stock Award or Unrestricted Share or the exercise of any Warrant or Stock Appreciation Right, the Company may require the person receiving such Award or exercising such Warrant or Stock Appreciation Right to represent and warrant at the time of any such exercise or grant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c) Additional Conditions.  The Administrator shall have the authority to condition the grant of any Award in such other manner that the Administrator determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan.

(d) Trading Policy Restrictions.  Warrant and or Stock Appreciation Right exercises and other Awards under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company or the Administrator.

21. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22. Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws. Notwithstanding any provision in the Plan to the contrary, any exercise of a Warrant or Stock Appreciation Right granted before the Company has obtained shareholder approval of the Plan in accordance with this Section 22 shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with this Section 22.

23. Withholding; Notice of Sale.  The Company shall be entitled to withhold from any amounts payable to a Service Provider any amounts which the Company determines, in its discretion, are required to be withheld under any Applicable Law as a result of any action taken by a holder of an Award.

24. Governing Law.  This Plan shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

Adopted by action of the Board of Directors
on the [___] day of [____], 2009.

Annex H

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOSTEM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Corniche Group Incorporated by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on September 28, 1995. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2006.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

The following text is hereby added to the Corporation’s Amended and Restated Certificate of Incorporation as Article FOURTEENTH:

“FOURTEENTH: For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and stockholders:

“A. The number of Directors constituting the Corporations’ Board of Directors shall be determined by the Board of Directors, from time to time. The Directors constituting the Corporation’s Board of Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be determined by the Board of Directors consistent with the terms of this Article FOURTEENTH. The Board shall have the authority to assign members of the board already in office to such classes at the time the amendment becomes effective. One class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2010, another class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2011, and another class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2012, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the election in 2010, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

“B. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over Common Stock as to dividends or

H-1

upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director appointed by the Board of Directors in accordance with the preceding sentence shall hold office and shall be elected for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified.”

This Certificate of Amendment shall be effective ________________ ____, 20__ at [____] a.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this ____ day of ________________, 20__.

By:
   Name: Robin L. Smith
   Title: Chief Executive Officer

H-2

Annex I

NEOSTEM, INC.

FORM OF PROXY CARD FOR HOLDERS
OF COMMON STOCK AND SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

August [__], 2009

The undersigned hereby appoints Robin L. Smith and Catherine M. Vaczy, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the NeoStem, Inc. Special Meeting of Stockholders to be held on August [__], 2009 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR (1) the approval of the issuance of NeoStem securities in connection with the Merger; (2) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of preferred stock from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000); (3) the issuance of NeoStem Common Stock to permit the potential conversion of the Series C Convertible Preferred Stock into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof; (4) the issuance of NeoStem Common Stock to permit (i) the potential exercise of up to 13,932,512 warrants and (ii) the automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding warrant exercises and stock conversions of certain warrants and the conversion of certain preferred stock; (5) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed necessary for compliance with applicable listing standards; (6) an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares; (7) the adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder; (8) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors, (9) (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repcicing and (10) the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE

(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

THE NEOSTEM, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9 AND 10

1.	APPROVAL OF THE ISSUANCE OF NEOSTEM SECURITIES IN CONNECTION WITH THE MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AMONG NEOSTEM, CBH, SUBCO AND CBC, AS AMENDED:

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	APPROVAL OF AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AGGREGATE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK FROM 5,000,000 SHARES TO 20,000,000 SHARES (AND A CORRESPONDING INCREASE IN NEOSTEM’S TOTAL AUTHORIZED SHARES FROM 505,000,000 TO 520,000,000):

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	APPROVAL OF THE ISSUANCE OF NEOSTEM COMMON STOCK IN ORDER TO PERMIT THE POTENTIAL CONVERSION OF THE SERIES C CONVERTIBLE PREFERRED STOCK INTO 9,086,124 SHARES OF NEOSTEM COMMON STOCK UPON THE ELECTION OF THE HOLDERS THEREOF:

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	APPROVAL OF THE ISSUANCE OF NEOSTEM COMMON STOCK IN ORDER TO PERMIT (I) THE POTENTIAL EXERCISE OF UP TO 13,932,512 WARRANTS, AND (II) THE AUTOMATIC CONVERSION OF THE SERIES D CONVERTIBLE PREFERRED STOCK INTO 12,932,510 SHARES OF NEOSTEM COMMON STOCK, TOGETHER WITH THE ELIMINATION OF CERTAIN RESTRICTIONS REGARDING CERTAIN WARRANT EXERCISES AND STOCK CONVERSIONS:

☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	APPROVAL OF AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF NEOSTEM COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1:2 TO 1:5, AS DETERMINED BY THE NEOSTEM BOARD OF DIRECTORS,SOLELY IN THE EVENT IT IS DEEMED BY THE NEOSTEM BOARD OF DIRECTORS NECESSARY TO MAINTAIN NEOSTEM’S LISTING WITH THE NYSE AMEX OR TO LIST NEOSTEM COMMON STOCK ON ANY OTHER EXCHANGE:

☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	APPROVAL OF AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 3,800,000 SHARES TO 9,750,000 SHARES:

☐ FOR	☐ AGAINST	☐ ABSTAIN
7.	ADOPTION OF THE NEOSTEM, INC. 2009 NON-U.S. BASED EQUITY COMPENSATION PLAN WITH RESPECT TO THE 4,700,000 SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER:

☐ FOR	☐ AGAINST	☐ ABSTAIN
8.	APPROVAL OF AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO THREE CLASSES AND CERTAIN RELAED PROVISIONS REGARDING THE BOARD OF DIRECTORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

9.	APPROVAL OF (I) AN AMENDMENT TO NEOSTEM’S 2003 EQUITY PARTICIPATION PLAN (THE “2003 PLAN”) TO GRANT THE NEOSTEM BOARD OF DIRECTORS OR AN APPROPRIATE COMMITTEE THEREOF THE AUTHORITY TO REPRICE OPTIONS, (II) A ONE-TIME REPRICING OF THE EXERCISE PRICE OF CERTAIN NEOSTEM OPTIONS AND WARRANTS TO PURCHASE SHARES OF NEOSTEM COMMON STOCK AND (III) GIVING THE BOARD OF DIRECTORS OR AN APPROPRIATE COMMITTEE THEREOF DISCRETION TO ISSUE CERTAIN CASH OR EQUITY AWARDS IN CONNECTION WITH THE ONE-TIME REPRICING:

☐ FOR	☐ AGAINST	☐ ABSTAIN
10.	APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SEPCIAL MEETING TO APROVE ANY OF THE PROPOSALS SUBMITTED AT THE SPECIAL MEETING.

☐ FOR	☐ AGAINST	☐ ABSTAIN

*       *       *       *       *

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof and upon matters incident to the conduct of the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9 AND 10.

Please mark, sign and date this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.

Signed:
Signed:	Dated: , 2009

NOTE: Please sign exactly as your name appears hereon. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by principal executive officer or other authorized signatory.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD ON AUGUST [__], 2009. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://WWW.VFNOTICE.COM/NEOSTEM.

Annex J

CHINA BIOPHARMACEUTICALS HOLDINGS, INC.

FORM OF PROXY CARD FOR HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

August [_], 2009

The undersigned hereby appoints [Chris Peng Mao] as his or her attorney and proxy with power of substitution, to vote for and on behalf of the undersigned at the China Biopharmaceuticals Holdings, Inc. Special Meeting of Stockholders to be held on August [__], 2009 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR (1) the approval and adoption of the Agreement and Plan of Merger dated as of November 2, 2008 (the “Agreement and Plan of Merger”) by and among CBH, NeoStem, Inc. (“NeoStem”), CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem (“Subco”), and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”), pursuant to which CBH will merge with and into Subco, with Subco as the surviving entity (the “Merger”), together with approval of the Merger and related transactions and (2) the adjournment of the special meeting, if necessary.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE

(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

J-1

THE CHINA BIOPHARMACEUTICALS HOLDINGS, INC. BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3

1.	APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG CBH, NEOSTEM, INC. (“NEOSTEM”), CBH ACQUISITION LLC, A WHOLLY-OWNED SUBSIDIARY OF NEOSTEM (“SUBCO”), AND CHINA BIOPHARMACEUTICALS CORP., A WHOLLY-OWNED SUBSIDIARY OF CBH (“CBC”), PURSUANT TO WHICH CBH WILL MERGE WITH AND INTO SUBCO, WITH SUBCO AS THE SURVIVING ENTITY, SUCH APPROVAL AND ADOPTION CONSTITUTING APPROVAL OF THE MERGER AND RELATED TRANSACTIONS:

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SEPCIAL MEETING TO APROVE ANY OF THE PROOSALS SUBMITTED AT THE SPECIAL MEETING.

☐ FOR	☐ AGAINST	☐ ABSTAIN

*       *       *       *       *

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof and upon matters incident to the conduct of the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Please mark, sign and date this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.

Signed:

Signed:	Dated: , 2009

NOTE: Please sign exactly as your name appears hereon. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by principal executive officer or other authorized signatory.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF CHINA BIOPHARMACEUTICALS HOLDINGS, INC. TO BE HELD ON AUGUST [__], 2009. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://WWW. CSTPROXY.COM/CHINABIOPHARMA/2009.

J-2

Annex K

FORM OF LETTER OF TRANSMITTAL

THIS FORM MUST BE COMPLETED AND ATTACHED TO
TENDERED EXISTING CBH WARRANT INSTRUMENT(S)

THE UNDERSIGNED HEREBY SURRENDERS THE EXISTING CBH WARRANT INSTRUMENT(S) SHOWN BELOW IN EXCHANGE FOR A NEOSTEM CLASS C WARRANT WITH THE TERMS SPECIFIED IN THE JOINT PROXY/PROSPECUTS DATED JULY [__], 2009.

☐	CHECK THIS BOX IF YOU HAVE LOST YOUR WARRANT INSTRUMENT(S) AND RETURN THIS COMPLETED AND SIGNED FORM TO U. S. STOCK TRANSFER CORPORATION.

AN AFFIDAVIT OF LOSS WILL BE SENT TO YOU FOR COMPLETION.

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004-1123
Facsimile No. (212-616-7616)

Name of Holder:
Address:
City:
State:
Zip:

Existing CBH warrants Being Surrendered

(Please type or print legibly)

Warrant Instrument Number	Number of Existing CBH Warrant Shares to Be Cancelled

This Letter of Transmittal must be signed by the registered holder(s) exactly as the name(s) appear(s) on warrant instruments being surrendered, by the person authorized to become registered holder(s) by documents transmitted herewith, or by the authorized representative(s) of such person(s).

TRANSMITTING WARRANT HOLDER(S)

SIGN HERE

X_______________________________________________

X_______________________________________________

Signature(s) of holder(s) of
record (must be signed by
holder(s) of record exactly as
name(s) appear on
certificate(s).)

Date: ______________________________________, 2009

K-1

Annex L

FORM OF WITHDRAWAL LETTER

NEOSTEM, INC.
WITHDRAWAL OF
PREVIOUSLY TENDERED EXISTING WARRANT SHARES PURSUANT TO THE
OFFER TO EXCHANGE DATED JULY [__], 2009

THE WITHDRAWAL RIGHTS EXPIRE AT
5:00 0.M., EASTER STANDARD TIME,
ON JULY [__], 2009
UNLESS THE OFFER IS EXTENDED

To: Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004-1123
Facsimile No. (212-616-7616)

Delivery of this Withdrawal Letter by regular mail to address other than as set forth above or transmission via facsimile number other than as set forth above will not constitute a valid delivery.

Pursuant to the terms and subject to the conditions of the exchange offer described in the joint proxy/prospectus dated July [__], 2009, my Letter of Transmittal and this Withdrawal Letter, I hereby withdraw the tender of my eligible Existing CBH Warrant Shares that were previously tendered pursuant to the exchange offer and my Letter of Transmittal.

To: NeoStem, Inc.

Upon the terms and subject to the conditions set forth in the joint proxy/prospectus dated July [__], 2009 (the “Offer to Exchange”) and my Letter of Transmittal, dated _____________, 2009 (the “Acceptance Letter” which, with the joint proxy/prospectus as they may be amended from time to time, constitute the exchange offer (“Offer”), I previously tendered to NeoStem, Inc., a Delaware corporation (the “Company”):

- ________ of my Existing CBH Warrant Shares under my Existing CBH            Warrant;

I understand that I may withdraw the tendered Existing Warrant Shares at any time prior to _________ __, 2009. Accordingly, under and subject to the conditions set forth in the Offer and this Withdrawal Letter, I, the undersigned, hereby withdraw the following portion all my tendered Existing Warrant Shares:

- ________ of my Existing CBH Warrant Shares under my Existing CBH            Warrant;

I understand and acknowledge that:

(1) I may not rescind my withdrawal of the withdrawn Tendered Warrant Shares and the Tendered Warrant Shares will be deemed not properly tendered for purposes of the exchange offer unless I re-tender those warrants prior to the expiration date by the procedures described under “The Exchange Offer-Procedures for Tendering Existing CBH Warrant Shares” of the joint proxy/prospectus.

(2) Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all questions as to the form and validity including time of receipt, of all Withdrawal Letters. The Company’s determination of matters will be final and binding.

(3) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and any obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. As stated above, this Withdrawal Letter can not be rescinded.

(4) I agree to all of the terms and conditions of the Offer and this Withdrawal Letter.

L-1

This letter must be completed and signed in the same name that appears on the Acceptance Letter previously submitted to the exchange agent. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or person acting in a fiduciary or representative capacity, the signer’s capacity must be specified and proper evidence of the authority of such person’s capacity must be submitted with this letter.

IMPORTANT: TO WITHDRAW THE TENDER OF TENDERED EXISTING CBH WARRANT SHARES, THE SIGNATURE PAGE OF THIS WITHDRAWAL LETTER (OR A FACSIMILE COPY THEREOF) MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE. A PROPERLY EXECUTED PAPER COPY OF THE SIGNATURE PAGE OF THIS LETTER MUST BE DELIVERED BY REGULAR MAIL OR FACSIMILE. DELIVERY BY ANY OTHER METHOD WILL NOT BE ACCEPTED. THE METHOD BY WHICH THE SIGNED SIGNATURE PAGE IS DELIVERED IS AT THE WARRANT HOLDERS OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF THE SIGNED SIGNATURE PAGE OF THIS LETTER IS DELIVERED BY REGULAR MAIL, THE COMPANY RECOMMENDS THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, AN APPROPRIATE AMOUNT OF TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature of Owner

(SIGNATURE)

Capacity:

Date:

Print name:

Address:

Telephone:

Email Address:

L-2

PART II

NEOSTEM, INC.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Under the General Corporation Law of the State of Delaware, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Delaware GCL also provides that we also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, in such an action by or on our behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to us unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Our certificate of incorporation is consistent with the Delaware GCL. Each of our directors, officers, employees and agents will be indemnified to the extent permitted by the Delaware GCL. We also maintain insurance on behalf of our directors and officers against liabilities asserted against such persons and incurred by such persons in such capacities, whether or not we would have the power to indemnify such persons under the Delaware GCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, NeoStem has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 21.  Exhibit Index.

Exhibit(1)	Description	Reference
2 (a)	Agreement and Plan of Merger, dated as of November 2, 2008, by and among NeoStem, Inc., China Biopharmaceuticals Holdings, Inc., China Biopharmaceuticals Corp., and CBH Acquisition LLC (included in Annex A to this joint proxy statement/prospectus)	Annex A
(b)	Amendment No. 1 to Agreement and Plan of Merger, made and entered into as of the 1st day of July, 2009, by and among NeoStem, Inc., CBH Acquisition LLC, China Biopharmaceuticals Holdings, Inc., and China Biopharmaceutical Corp. (included in Annex A to this joint proxy statement/prospectus)	Annex A
3 (a)	Amended and Restated Certificate of Incorporation dated August 29, 2006(4)	3.1
(b)	Amendment to Amended and Restated Certificate of Incorporation dated August 8, 2007(5)	3.1

Exhibit(1)	Description	Reference
(c)	Amended and Restated By-Laws dated August 1, 2006*	3.2
4 (a)	Form of Underwriter’s Warrant dated August 14, 2007(1)	10.2
(b)	Form of Underwriter Warrant Clarification Agreement among NeoStem, Inc. and certain members of its Underwriting Group(2)	10.4
(c)	Form of Class A Warrant Agreement and Certificate from August 2007(3)	4.2
(d)	Form of Warrant Clarification Agreement between NeoStem, Inc. and Continental Stock Transfer and Trust Company(2)	10.3
(e)	Form of Warrant(4)	99.1
(f)	Restated Warrant Agreement dated August 14, 2007(1)	10.1
(g)	Form of Promissory Note — September 2002 Offering(5)	4.1
(h)	Form of Promissory Note — February 2003 Offering(5)	4.2
(i)	Form of Promissory Note — March 2003 Offering(5)	4.3
(j)	Form of Convertible Promissory Note from December 2005(4)	10.1
(k)	Registration Rights Agreement, dated June 2, 2006, between Phase III Medical, Inc. and certain investors listed therein(6)	10.2
(l)	Form of Warrant to Purchase Shares of Common Stock of Phase III Medical, Inc from June 2006(6)	10.3
(m)	Form of Phase III Medical, Inc. Registration Rights Agreement from July/August 2006(7)	10.2
(n)	Form of Phase III Medical, Inc. Warrant to Purchase Shares of Common Stock from July/August 2006(7)	10.3
(o)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from January/February 2007(8)	10.2
(p)	Form of Non-Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from January/February 2007(8)	10.3
(q)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from May 2008(9)	10.1
(r)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. issued to RimAsia Capital Partners L.P. in September 2008(10)	10.2
(s)	Letter Agreement dated December 18, 2008 between NeoStem, Inc. and RimAsia Capital Partners, L.P.(11)	4.1
(t)	Form of Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from October 2008(11)	4.2
(u)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from November 2008(11)	4.3
(v)	Specimen Certificate for Common Stock(12)	4.1
(w)	Certificate of Designations for Series D Preferred Stock(13)	4.1
(x)	Form of Warrant issued in connection with April and July 2009 private placements(13)	4.2
5 (a)	Opinion of Lowenstein Sandler PC (as to legality of securities being registered by NeoStem, Inc.)**	5.1
8 (a)	Tax opinion of Lowenstein Sandler PC**	8.1
(b)	Tax opinion of Troutman Sanders LLP**	8.2
10 (a)	NeoStem, Inc. 2003 Equity Participation Plan, as amended(14)	10.2

Exhibit(1)	Description	Reference
(b)	NeoStem, Inc. 2009 Equity Compensation Plan (included as Annex F to this joint proxy statement/prospectus)	Annex F
(c)	Form of Stock Option Agreement(5)	10.2
(d)	Form of Option Agreement dated July 20, 2005(15)	10.5
(e)	Stock Option Agreement dated as of February 6, 2003 between Corniche Group Incorporated and Mark Weinreb(16)	99.3
(f)	Restricted Stock Agreement with Mark Weinreb(17)	10.8
(g)	Promissory Note made by the Company in favor of Catherine M. Vaczy(18)	10.2
(h)	Form of Promissory Note Extension(15)	10.6
(i)	Stock Purchase Agreement, dated April 20, 2005, between Phase III Medical, Inc. and Catherine M. Vaczy(18)	10.1
(j)	Stock Option Agreement dated April 20, 2005, between Phase III Medical, Inc. and Catherine M. Vaczy(18)	10.4
(k)	Amendment dated July 18, 2005 to Stock Purchase Agreement with Catherine M. Vaczy dated April 20, 2005(15)	10.1
(l)	Securities Purchase Agreement, dated June 2, 2006, between Phase III Medical, Inc. and certain investors listed therein(6)	10.1
(m)	Form of Phase III Medical, Inc. Securities Purchase Agreement from July/August 2006(19)	10.1
(n)	Form of Amendment Relating to Purchase by Investors in Private Placement of Convertible Notes and Warrants December 2005 and January 2006(19)	10.4
(o)	Second Form of Amendment Relating to Purchase by Investors in Private Placement of Convertible Notes and Warrants December 2005 and January 2006(14)	10.1
(p)	Form of Subscription Agreement from January/February 2007 among NeoStem, Inc., Emerging Growth Equities, Ltd. And certain investors listed therein(8)	10.1
(q)	Form of Subscription Agreement from May 2008 among NeoStem, Inc. and certain investors listed therein(9)	10.1
(r)	Form of Subscription Agreement between NeoStem, Inc. and RimAsia Capital Partners, L.P.(10)	10.1
(s)	Form of Subscription Agreement from October 2008 between NeoStem, Inc. and an investor listed therein(11)	10.1
(t)	Form of Subscription Agreement from November 2008 between NeoStem, Inc. and an investor listed therein(11)	10.2
(u)	Form of Subscription Agreement from the April 2009 private placement(13)	4.3
(v)	Asset Purchase Agreement dated December 6, 2005 by and among Phase III Medical, Inc., Phase III Medical Holding Company, and NeoStem, Inc.(20)	99.1
(w)	Agreement and Plan of Acquisition among NeoStem, Inc., Stem Cell Technologies, Inc. and UTEK Corporation(21)	10.1
(x)	License Agreement between Stem Cell Technologies, Inc. and the University of Louisville Research Foundation, Inc.(21)	10.2
(y)	Amendment No. 1 to Exclusive License Agreement between Stem Cell Technologies, Inc. and the University of Louisville Research Foundation, Inc.(22)	10.2
(z)	Sponsored Research Agreement between NeoStem, Inc. and the University of Louisville Research Foundation, Inc.(21)	10.3
(aa)	Amendment No. 1 to Sponsored Research Agreement between NeoStem, Inc. and the University of Louisville Research Foundation, Inc.(22)	10.1

Exhibit(1)	Description	Reference
(bb)	Stem Cell Collection Services Agreement dated December 15, 2006 between the Company and HemaCare Corporation(23)	10.1
(cc)	Advisory Agreement dated May 2006 between Phase III Medical, Inc. and Duncan Capital Group LLC(24)	10(ee)
(dd)	Amendment dated February 1, 2007 to Advisory Agreement dated May 2006 between Phase III Medical, Inc. and Duncan Capital Group LLC(23)	10.2
(ee)	Employment Agreement between Phase III Medical, Inc. and Dr. Robin L. Smith, dated May 26, 2006(6)	10.4
(ff)	January 26, 2007 Amendment to Employment Agreement of Robin Smith(25)	10.1
(gg)	September 27, 2007 Amendment to Employment Agreement of Robin L. Smith(26)	10.1
(hh)	Letter agreement dated January 9, 2008 with Dr. Robin Smith(27)	10.1
(ii)	Employment Agreement dated as of February 6, 2003 by and between Corniche Group Incorporated and Mark Weinreb(16)	99.2
(jj)	Amendment dated July 20, 2005 to Employment Agreement with Mark Weinreb dated February 6, 2003(15)	10.2
(kk)	Letter Agreement between Phase III Medical, Inc. and Mark Weinreb effective as of June 2, 2006(6)	10.5
(ll)	January 26, 2007 Amendment to Employment Agreement of Mark Weinreb(25)	10.2
(mm)	September 28, 2007 Amendment to Employment Agreement of Mark Weinreb(26)	10.2
(nn)	Employment Agreement between the Company and Larry A. May dated January 19, 2006(28)	10.1
(oo)	Letter Agreement between Phase III Medical, Inc. and Larry A. May effective as of June 2, 2006(6)	10.7
(pp)	January 26, 2007 Amendment to Employment Agreement of Larry A. May(25)	10.3
(qq)	Letter Agreement, dated April 20, 2005, between Phase III Medical, Inc. and Catherine M. Vaczy(18)	10.3
(rr)	Letter Agreement dated August 12, 2005 with Catherine M. Vaczy(15)	10.7
(ss)	Letter Agreement dated December 22, 2005 between Phase III Medical, Inc. and Catherine M. Vaczy(29)	10(y)
(tt)	Letter Agreement dated January 30, 2006 between Phase III Medical, Inc. and Catherine M. Vaczy(29)	10(cc)
(uu)	Letter Agreement between Phase III Medical, Inc. and Catherine M. Vaczy effective as of June 2, 2006(6)	10.6
(vv)	January 26, 2007 Employment Agreement with Catherine M. Vaczy(25)	10.4
(ww)	Letter agreement dated January 9, 2008 with Catherine M. Vaczy(27)	10.2
(xx)	Letter Agreement dated as of August 12, 2004 by and between Phase III Medical, Inc. and Dr. Wayne A. Marasco(30)	10.6
(yy)	Amendment dated July 20, 2005 to Employment Agreement with Wayne A. Marasco dated August 12, 2004(15)	10.3
(zz)	Letter Agreement between Phase III Medical, Inc. and Wayne A. Marasco effective as of June 2, 2006(6)	10.8
(aaa)	Employment Agreement between the Company and Denis O. Rodgerson dated January 19, 2006(28)	10.2
(bbb)	Employment Agreement between NeoStem, Inc. and Renee F. Cohen dated August 15, 2007(31)	10.1

Exhibit(1)	Description	Reference
(ccc)	Board of Directors Agreement by and between Phase III Medical, Inc. and Joseph Zuckerman(30)	10.8
(ddd)	Form of Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein(11)	10.3
(eee)	Form of Lock Up and Voting Agreement (China BioPharmaceutical Holdings, Inc.) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein(11)	10.4
(fff)	Lease Modification Agreement dated April 13, 2009 between NeoStem, Inc. and SLG Graybar Sublease LLC and Original Agreement of Lease dated as of June 14, 2006, with related Consent and Assignment and Assumption Documents(35)	10.1
(ggg)	VIE Documents dated June 1, 2009 between NeoStem (China), Inc. and Beijing Ruijieao Bio-Technology Ltd. and its shareholder(32)	10.5 – 10.8
(hhh)	VIE Documents dated June 1, 2009 between NeoStem (China), Inc. and Qingdao Niao Bio-Technology Ltd. and its shareholder(32)	10.1 – 10.4
(ggg)	Network Agreement, dated June 15, 2009, between NeoStem, Inc. and Enhance BioMedical Holdings Limited(35)***	10.2
(hhh)	Funding Agreement made as of July 1, 2009 by and between NeoStem, Inc., China Biopharmaceuticals Holdings, Inc., China Biopharmaceuticals Corporation, and RimAsia(33)	10.2
(iii)	Amendment No. 1 dated June 29, 2009 to Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein.(35)	10.3
(jjj)	Joinders dated June 29, 2009 to Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein.(35)	10.4
(kkk)	Employment Agreement dated July 6, 2009 between NeoStem, Inc. and Alan Harris, M.D., Ph.D.(34)	10.1
(lll)	Letter Agreement dated July 8, 2009 between NeoStem, Inc. and Catherine M. Vaczy, Esq.(34)	10.2
14 (a)	Code of Ethics for Senior Financial Officers(12)	14.1
21 (a)	Subsidiaries of NeoStem, Inc.(11)	21.1
23 (a)	Consent of Lowenstein Sandler PC (included in Exhibit 5.1)**	23.1
(b)	Consent of Holtz Rubenstein Reminick LLP†	23.2
(c)	Consent of Moore Stephens Wurth Frazer and Torbet, LLP†	23.3
24 (a)	Power of Attorney (included in the signature page to this joint proxy statement/prospectus)	24.1
99 (a)	Form of proxy card of NeoStem, Inc. (included as Annex I to this joint proxy statement/prospectus)	Annex I
(b)	Form of proxy card of China Biopharmaceuticals Holdings, Inc. (included as Annex J to this joint proxy statement/prospectus)	Annex J
(c)	Exchange Offer Letter of Transmittal (included as Annex K to this joint proxy statement/prospectus)	Annex K
(d)	Exchange Offer Notice of Withdrawal (included as Annex L to this joint proxy statement/prospectus)	Annex L

Notes:

†	Filed herewith.
**	To be filed by amendment.
***	Confidential treatment has been requested for certain provisions of this Exhibit pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.
*	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated August 1, 2006, which exhibit is incorporated here by reference.
(1)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the quarterly report of the Company on Form 10-QSB for the quarter ended September 30, 2007, which exhibit is incorporated here by reference.
(2)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 2008, which exhibit is incorporated here by reference.
(3)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form SB-2/A, File No. 333-142923, which exhibit is incorporated here by reference.
(4)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated December 31, 2005, which exhibit is incorporated here by reference.
(5)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the annual report of the Company on Form 10-K for the year ended December 31, 2003, which exhibit is incorporated here by reference.
(6)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated June 2, 2006, which exhibit is incorporated here by reference.
(7)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company’s Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(8)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated January 26, 2007, which exhibit is incorporated here by reference.
(9)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated May 20, 2008, which exhibit is incorporated here by reference.
(10)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated August 28, 2008, which exhibit is incorporated here by reference.
(11)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the annual report of the Company on Form 10-K for the year ended December 31, 2008, which exhibit is incorporated here by reference.
(12)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company’s Registration Statement on Form S-3, File No. 333-145988, which exhibit is incorporated here by reference.
(13)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated April 13, 2009, which exhibit is incorporated here by reference.
(14)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(15)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 2005, which exhibit is incorporated here by reference.

(16)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated February 6, 2003, which exhibit is incorporated here by reference.
(17)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 2005, which exhibit is incorporated here by reference.
(18)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated April 20, 2005, which exhibit is incorporated here by reference.
(19)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company’s Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(20)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated December 6, 2005, which exhibit is incorporated here by reference.
(21)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated November 13, 2007, which exhibit is incorporated here by reference. Certain portions of Exhibits 10(w) (10.2) and 10(x) (10.3) were omitted based upon a request for confidential treatment, and the omitted portions were filed separately with the Securities and Exchange Commission on a confidential basis.
(22)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the quarterly report of the Company on Form 10-Q for the quarter ended March 31, 2009, which exhibit is incorporated here by reference.
(23)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company’s annual report on Form 10-K for the year ended December 31, 2006, which exhibit is incorporated here by reference.
(24)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the quarterly report of the Company on Form 10-Q for the quarter ended March 31, 2006, which exhibit is incorporated herein by reference.
(25)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the second current report of the Company on Form 8-K, dated January 26, 2007, which exhibit is incorporated here by reference.
(26)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated September 27, 2007, which exhibit is incorporated here by reference.
(27)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated January 9, 2008, which exhibit is incorporated here by reference.
(28)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated January 19, 2006, which exhibit is incorporated here by reference.
(29)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company’s annual report on Form 10-K for the year ended December 31, 2005, which exhibit is incorporated here by reference.
(30)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company’s annual report on Form 10-K for the year ended December 31, 2004, which exhibit is incorporated here by reference.
(31)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated August 15, 2007, which exhibit is incorporated here by reference.
(32)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated July 2, 2009, which exhibit is incorporated here by reference.

(33)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated July 1, 2009, which exhibit is incorporated here by reference.
(34)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated July 6, 2009, which exhibit is incorporated here by reference.
(35)	Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Registration Statement of the Company on Form S-4 filed previously on July 15, 2009, which exhibit is incorporated by reference.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(4)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 22, 2009.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy Catherine M. Vaczy Title: Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robin L. Smith	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 22, 2009
* Larry A. May	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 22, 2009
* Joseph Zuckerman	Director	July 22, 2009
* Richard Berman	Director	July 22, 2009
* Steven S. Myers	Director	July 22, 2009
* Drew Bernstein	Director	July 22, 2009
* /s/ Catherine M. Vaczy Attorney-in-fact